Form 10-K405, Exhibit 13
period 1997-06-30
LAUREL CAPITAL GROUP INC
filed 1997-09-29
CIK 892158

                                                                   Exhibit 13


                       LOGO    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------
At June 30, 1997 and 1996

(in thousands, except per share data)                                 1997         1996
-----------------------------------------------------------------------------------------
ASSETS
Cash                                                                $    406     $    520
Money market investments                                               9,086        6,291
Interest-earning deposits with other institutions                      5,843        2,807
Investment securities available for sale (note 2)                     15,494       11,639
Investment securities (market value of $15,504 and $9,944)
  (note 2)                                                            15,494        9,948
Mortgage-backed securities available for sale (note 3)                13,259       14,021
Mortgage-backed securities (market value of $1,230 and $1,542)
  (note 3)                                                             1,220        1,546
Loans receivable, held for sale (note 4)                               1,827        1,627
Loans receivable, net of unearned discounts of $34 and $84           146,613      145,431
Allowance for possible loan losses                                    (1,943)      (1,899)
-----------------------------------------------------------------------------------------
  Loans receivable, net (notes 4 and 5)                              144,670      143,532
Federal Home Loan Bank Stock (note 6)                                  1,277        1,275
Real estate owned                                                         --          219
Accrued interest receivable:
  Loans                                                                  894          894
  Interest-earning deposits and investments                              505          233
  Mortgage-backed securities                                              86           92
Office properties and equipment, net of accumulated depreciation
  (note 7)                                                             1,267        1,246
Prepaid expenses and sundry assets                                       659        1,057
-----------------------------------------------------------------------------------------
     Total Assets                                                   $211,987     $196,947
=========================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Savings deposits (note 8)                                         $175,019     $164,683
  FHLB Advances (note 9)                                              11,044        6,327
  Advance deposits by borrowers for taxes and insurance                3,154        3,321
  Accrued interest payable on savings deposits                           533          574
  Accrued income taxes (note 10)                                         289          410
  Other accrued expenses and sundry liabilities                          686          546
-----------------------------------------------------------------------------------------
     Total Liabilities                                               190,725      175,861
-----------------------------------------------------------------------------------------
Stockholders' Equity (note 11)
  Common stock, $.01 par value; 5,000,000 shares authorized;
     1,518,609 and 1,512,667 shares issued respectively                   15           15
  Additional paid-in capital                                           4,690        4,646
  Treasury stock, at cost (75,780 shares)                             (1,626)          --
  Retained earnings                                                   18,095       16,436
  Unrealized gains on securities available for sale, net of tax          206           49
  Stock held in deferred compensation trust (note 12)                   (118)         (60)
-----------------------------------------------------------------------------------------
     Total Stockholders' Equity                                       21,262       21,086
-----------------------------------------------------------------------------------------
     Total Liabilities and Stockholders' Equity                     $211,987     $196,947
=========================================================================================

See accompanying notes to consolidated financial statements.

                       LOGO    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
For the years ended June 30, 1997, 1996, and 1995

(in thousands, except per share data)                     1997            1996            1995
-------------------------------------------------------------------------------------------------
Interest income:
  Loans                                                $   11,835      $   11,964      $   11,615
  Mortgage-backed securities                                1,036             953           1,009
  Investments                                               2,311           1,683           1,084
  Interest-earning deposits                                   160             185             126
-------------------------------------------------------------------------------------------------
    Total interest income                                  15,342          14,785          13,834
Interest expense:
  Savings deposits (note 8)                                 7,182           7,018           6,301
  Borrowings (note 9)                                         533             301              46
-------------------------------------------------------------------------------------------------
    Total interest expense                                  7,715           7,319           6,347
-------------------------------------------------------------------------------------------------
Net interest income before provision for possible
  loan losses                                               7,627           7,466           7,487
Provision for possible loan losses (note 4)                    30              30             100
-------------------------------------------------------------------------------------------------
Net interest income after provision for possible
  loan losses                                               7,597           7,436           7,387
-------------------------------------------------------------------------------------------------
Other income:
  Service charges                                             476             405             403
  Net gain (loss) on sales of investments and
    mortgage-backed securities available for sale             113              85             (33)
  Gain on the sale of loans held for sale                      12               7               2
  Other operating income                                      116             130             110
-------------------------------------------------------------------------------------------------
    Total other income                                        717             627             482
-------------------------------------------------------------------------------------------------
Operating expenses:
  Compensation and employee benefits (note 12)              1,750           1,693           1,665
  Premises and occupancy costs                                491             466             431
  Federal insurance premiums                                  149             374             362
  Special SAIF assessment                                   1,059              --              --
  Net (income) loss on real estate owned                      (31)              5             (31)
  Data processing expense                                     252             249             239
  Professional fees                                           178             244             286
  Other operating expenses                                    803             746             800
-------------------------------------------------------------------------------------------------
    Total operating expenses                                4,651           3,777           3,752
-------------------------------------------------------------------------------------------------
Income before income taxes and cumulative effect of
  change in accounting principle                            3,663           4,286           4,117
-------------------------------------------------------------------------------------------------
Provision for income taxes (note 10)
  Federal                                                   1,091           1,319           1,314
  State                                                       253             302             290
-------------------------------------------------------------------------------------------------
    Total income taxes                                      1,344           1,621           1,604
-------------------------------------------------------------------------------------------------
Income before cumulative effect of change in
  accounting principle                                      2,319           2,665           2,513
Cumulative effect of change in accounting principle            --              --              30
-------------------------------------------------------------------------------------------------
  Net income                                           $    2,319      $    2,665      $    2,543
=================================================================================================
Earnings per share(note 1)
  Primary
    Net income before cumulative effect of change in
       accounting principle                            $     1.50      $     1.72      $     1.65
    Cumulative effect of change in accounting
       principle                                               --              --            0.02
-------------------------------------------------------------------------------------------------
    Net income                                         $     1.50      $     1.72      $     1.67
    Average number of shares outstanding                1,550,439       1,548,971       1,521,406
  Fully diluted
    Net income before cumulative effect of change in
       accounting principle                            $     1.48      $     1.72      $     1.64
    Cumulative effect of change in accounting
       principle                                               --              --            0.02
-------------------------------------------------------------------------------------------------
    Net income                                         $     1.48      $     1.72      $     1.66
    Average number of shares outstanding                1,566,960       1,548,924       1,533,806
=================================================================================================
Dividends per share                                    $     0.44      $     0.29      $     0.21
=================================================================================================

See accompanying notes to consolidated financial statements.

                       LOGO    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
For the years ended June 30, 1997, 1996, and 1995

                                                                        Unrealized
                                                                             Gains
                                                                       (Losses) on       Stock Held
                                 Additional                             Securities      in Deferred           Total
                        Common      Paid-in      Treasury     Retained   Available     Compensation    Stockholders'
    (in thousands)       Stock      Capital         Stock     Earnings    for Sale            Trust          Equity
---------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1994      $10     $ 4,508           --     $11,979           ($15)             --           $16,482
Stock options exercised
  (2,610 shares)             --          36           --          --             --              --                36
Retroactive effect of
  stock issued as a
  result of stock split
  declared on August
  17, 1995                    5          (5)          --          --             --              --                --
Dividends paid               --          --           --        (305)            --              --              (305)
Unrealized gains on
  securities available
  for sale                   --          --           --          --            162              --               162
Net income                   --          --           --       2,543             --              --             2,543
---------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1995      $15      $4,539           --     $14,217           $147              --           $18,918
Stock options exercised
  (20,409 shares)            --         107           --          --             --              --               107
Dividends paid               --          --           --        (446)            --              --              (446)
Unrealized losses on
  securities available
  for sale                   --          --           --          --            (98)             --               (98)
Stock purchased by
  deferred compensation
  trust                      --          --           --          --             --             (60)              (60)
Net income                   --          --           --       2,665             --              --             2,665
---------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1996      $15      $4,646           --     $16,436            $49            ($60)          $21,086
Stock options exercised
  (5,942 shares)             --          44           --          --             --              --                44
Dividends paid               --          --           --        (660)            --              --              (660)
Treasury stock
  purchased (75,780
  shares)                    --          --       (1,626)         --             --              --            (1,626)
Unrealized gains on
  securities available
  for sale                   --          --           --          --            157              --               157
Stock purchased by
  deferred compensation
  trust                      --          --           --          --             --             (58)              (58)
Net income                   --          --           --       2,319             --              --             2,319
---------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1997      $15      $4,690      ($1,626)    $18,095           $206           ($118)          $21,262
=====================================================================================================================

See accompanying notes to consolidated financial statements.

                       LOGO    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
For the years ended June 30, 1997, 1996, and 1995

(in thousands)                                                        1997         1996         1995
----------------------------------------------------------------------------------------------------
Net income:                                                       $  2,319     $  2,665     $  2,543
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation                                                       139          117          114
    Provision for possible loan losses                                  30           30          100
    Net gain on sale of real estate owned                              (42)         (10)         (56)
    Net (gain) loss on the sale of investments and
      mortgage-backed securities available for sale                   (113)         (85)          33
    Gain on the sale of loans held for sale                            (12)          (7)          (2)
    Amortization of deferred loan fees                                (166)        (234)        (202)
    Origination of loans held for sale                                (907)        (966)        (961)
    Proceeds from sale of loans held for sale                          719          550          362
    Increase in accrued interest receivable                           (266)         (71)        (177)
    (Decrease) Increase in accrued interest payable                    (41)          53           40
    Other--net                                                         278           78          (88)
----------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                      1,938        2,120        1,706
----------------------------------------------------------------------------------------------------
Investing activities:
  Purchase of investment securities                                (12,994)     (10,157)      (5,905)
  Purchase of investment securities available for sale              (5,156)     (10,571)         (98)
  Purchase of mortgage-backed securities                                --         (900)      (1,245)
  Purchase of mortgage-backed securities available for sale           (600)      (5,216)          --
  Purchase of FHLB stock                                                (2)         (15)        (207)
  Proceeds from investment maturities                                7,950       10,500        2,043
  Proceeds from sale of investment securities available for
    sale                                                             1,053          349        6,106
  Proceeds from sale of mortgage-backed securities available
    for sale                                                            --          703          839
  Principal repayments of investment and mortgage-backed
    securities available for sale                                    1,459        1,655          918
  Principal repayments of investment and mortgage-backed
    securities                                                         326        1,261          972
  Increase in loans                                                 (1,002)        (394)     (13,001)
  Proceeds from sale of real estate owned                              261          105          279
  Net additions to office properties and equipment                    (160)        (180)          (6)
----------------------------------------------------------------------------------------------------
      Net cash used by investing activities                         (8,865)     (12,860)      (9,305)
----------------------------------------------------------------------------------------------------
Financing activities:
  Net increase (decrease) in demand and club accounts                2,256       (1,086)      (8,619)
  Net increase in time deposit accounts                              8,080        2,461       14,748
  Net increase in FHLB advances                                      4,717        4,327        2,000
  (Decrease) increase in advance deposits by borrowers for
    taxes and insurance                                               (167)         (77)         511
  Stock options exercised                                               44          107           36
  Acquisition of treasury stock                                     (1,626)          --           --
  Dividends paid                                                      (660)        (446)        (305)
----------------------------------------------------------------------------------------------------
      Net cash used by financing activities                         12,644        5,286        8,371
----------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                              5,717       (5,454)         772
Cash and cash equivalents at beginning of period                     9,618       15,072       14,300
----------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                        $ 15,335     $  9,618     $ 15,072
====================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
----------------------------------------------------------------------------------------------------
Cash paid during the period for:
  Interest on savings deposits                                    $  7,223     $  6,997     $  6,261
  Interest on FHLB advances                                            503          295           34
  Income taxes                                                       1,216        1,581        1,907
Transfer of loans to real estate owned                                  --          227          206
Transfer of investment securities to available for sale                 --        1,402           25
Transfer of mortgage-backed securities to available for sale            --        6,461        6,422
Cash paid during the period for interest includes interest credited on deposits of $6,270, $6,105 and $5,490 for the years ended June 30, 1997, 1996 and 1995, respectively.
====================================================================================================

See accompanying notes to consolidated financial statements.

                       LOGO    LAUREL CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATION AND USE OF ESTIMATES
     Laurel Capital is a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. The only significant asset is the stock of its wholly-owned subsidiary, Laurel Savings Bank, a Pennsylvania-chartered state savings bank. The Bank conducts business through its six offices located in Allegheny and Butler counties.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of related revenue and expense during the reporting period. Actual results could differ from those estimates.

CONSOLIDATION
     The consolidated financial statements include the accounts of the Laurel Capital Group, Inc. and its wholly owned subsidiary, Laurel Savings Bank, after elimination of intercompany accounts and transactions.

INVESTMENT AND MORTGAGE-BACKED SECURITIES
     In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 requires that investments be classified as either: (1) Securities Held to Maturity-- debt securities that the Company has the positive intent and ability to hold to maturity and reported at amortized cost; (2) Trading Securities--debt and equity securities bought and held principally for the purpose of selling them in the near term and reported at fair value, with unrealized gains and losses included in the current period earnings; or (3) Securities Available for Sale--debt and equity securities not classified as either Securities Held to Maturity or Trading Securities and reported at fair value, with unrealized gains and losses included as a separate component of stockholders' equity.

     Effective July 1, 1994, the Company adopted SFAS 115 and has reported the cumulative effect of this change in the method of accounting for investment securities in the June 30, 1995, statement of operations.

REAL ESTATE OWNED
     Real estate owned consists of properties acquired through foreclosure and are recorded at the lower of cost (principal balance of the former mortgage loan plus costs of obtaining title and possession) or fair value at the date of acquisition. Costs relating to development and improvement of the property are capitalized, whereas costs of holding such real estate are expensed as incurred. Additional write downs are charged to income, and the carrying value of the property reduced, when the fair value of the property, less costs to sell, is less than the carrying value.

PROVISIONS FOR POSSIBLE LOAN LOSSES
     Provisions for possible loan losses are charged to operations in amounts that result in allowances sufficient, in management's judgment, to cover anticipated losses based on past and expected future loss experience and economic conditions.

OFFICE PROPERTIES AND EQUIPMENT
     Depreciation is computed on the straight-line method over the estimated useful lives of the related assets.

INTEREST ON SAVINGS
     Interest on savings deposits is accrued and charged to expense monthly and is paid or credited in accordance with the terms of the respective accounts.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

CASH AND CASH EQUIVALENTS
     For purposes of reporting cash flows, the Company has defined cash and cash equivalents as cash, interest-earning deposits with other institutions, and money market investments.

LOANS
     Loans receivable are stated at unpaid principal balances net of the allowance for possible loan losses, net deferred loan fees and discounts. The Company adopted SFAS 114, "Accounting by Creditors for Impairment of a Loan" and SFAS 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures", an amendment of SFAS 114, effective July 1, 1995. These statements address the accounting by creditors for impairment of certain loans. They apply to all creditors and to all loans, uncollateralized as well as collateralized, except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. The Bank considers all one-to-four family residential mortgage loans and all consumer loans (as presented in Note 4) to be smaller homogeneous loans. Loans within the scope of these statements are considered impaired when, based on current information and events, it is probable that all principal and interest will not be collected in accordance with the contractual terms of the loans. Management determines the impairment of loans based on knowledge of the borrower's ability to repay the loan according to the contractual agreement, the borrower's repayment history and the fair value of collateral for certain collateral dependent loans. Pursuant to SFAS 114 paragraph 8, management does not consider an insignificant delay or insignificant shortfall to impair a loan. Management has determined that a delay less than 90 days will be considered an insignificant delay and that an amount less than $5,000 will be considered an insignificant shortfall. The Bank does not apply SFAS 114 using major risk calculations, but on a loan by loan basis. All loans are charged off when management determines that principal and interest are not collectible.

     The accrual of interest on all loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due or when the loan becomes 90 days past due, whichever occurs first. When interest accrual is discontinued, all unpaid accrued interest is reserved. Such interest ultimately collected is credited to income in the period of recovery or applied to reduce principal if there is sufficient doubt about the collectability of principal. Consumer loans more than 120 days or 180 days delinquent (depending on the nature of the loan) are generally required to be written off.

     Any excess of the Bank's recorded investment in the loans over the measured value of the loans in accordance with SFAS 114 are provided for in the allowance for loan losses. The Bank review its loans for impairment on a quarterly basis.

     The Company is a party to financial instruments with off-balance sheet risk (commitments to extend credit) in the normal course of business to meet the financing needs of its customers. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis using the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter-party.

     Loans receivable classified as held for sale are recorded in the financial statements at the lower of cost or market.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

INCOME TAXES
     In February 1992, FASB issued SFAS 109, "Accounting for Income Taxes' which requires use of the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company adopted SFAS 109 effective July 1, 1993.

EARNINGS PER SHARE
     Earnings per share is computed using the treasury stock method to calculate weighted average number of shares of common stock and common stock equivalents outstanding during the period. The weighted average number, including common stock equivalents, used to calculate primary earnings per share for 1997, 1996 and 1995 was 1,550,439, 1,548,971 and 1,521,406,
     respectively. The weighted average number used to calculate fully diluted earnings per share for 1997, 1996 and 1995 was 1,566,960, 1,548,924 and
     1,533,806, respectively.

RECLASSIFICATION
     Certain items previously reported have been reclassified to conform with the current year's reporting format.

(2) INVESTMENT SECURITIES

Investment securities are comprised of the following:

                                                         Gross           Gross
                                     Amortized      Unrealized      Unrealized       Market
                        Face/Par          Cost    Appreciation    Depreciation        Value
---------------------------------------------------------------------------------------------
AT JUNE 30, 1997:
  Corporate notes and
     commercial paper     $15,000       $15,494             $37             $27       $15,504
=============================================================================================
AT JUNE 30, 1996:
 Corporate notes and
   commercial paper        $9,950        $9,948             $15             $19        $9,944
=============================================================================================

                                                                         Amortized    Market
                                                             Face/Par         Cost     Value
---------------------------------------------------------------------------------------------
At June 30, 1997, the contractual maturities of the
 debt securities are:
   Due after one year through five years                     $ 4,000      $ 4,000     $ 4,005
   Due after five years through ten years                      5,500        5,498       5,496
   Due after ten years                                         6,000        5,996       6,003
---------------------------------------------------------------------------------------------
                                                             $15,500      $15,494     $15,504
=============================================================================================

Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

Investment securities available for sale are comprised of the following:

                                                         Gross           Gross
                                     Amortized      Unrealized      Unrealized       Market
                        Face/Par          Cost    Appreciation    Depreciation        Value
--------------------------------------------------------------------------------------------
AT JUNE 30, 1997:
  Corporate notes and
     commercial paper      $1,500        $1,500              $3              $2        $1,501
  Municipal
     obligations            4,600         4,541             102               5         4,638
  Federal National
     Mortgage
     Association pre-
     ferred stock             250           250               9              --           259
  Federal Home Loan
     Mortgage
     Corporation stock        250           250               4              --           254
  Shay Financial
     Services ARMs
     Fund                   8,832         8,832              10              --         8,842
---------------------------------------------------------------------------------------------
                          $15,432       $15,373            $128              $7       $15,494
=============================================================================================
AT JUNE 30, 1996:
  Corporate notes and
     commercial paper      $1,000        $1,000              --              $6          $994
  Municipal
     obligations            2,350         2,315               7              50         2,272
  Financial
     Institutions
     Insurance Group,
     Ltd stock                 50            25              73              --            98
  Shay Financial
     Services ARMs
     Fund                   8,317         8,317              --              42         8,275
---------------------------------------------------------------------------------------------
                          $11,717       $11,657             $80             $98       $11,639
=============================================================================================

                                                                          Amortized    Market
                                                              Face/Par         Cost     Value
---------------------------------------------------------------------------------------------
At June 30, 1997, the contractual maturities of the debt securities available for sale are:
  Due after five years through ten years                       $1,500      $ 1,500     $1,502
  Due after ten years                                           4,600        4,542     4,639
---------------------------------------------------------------------------------------------
                                                               $6,100      $ 6,042     $6,141
=============================================================================================

The Federal National Mortgage Association preferred stock, Federal Home Loan Mortgage Corporation stock, Shay Financial Services ARMs Fund and Financial Institutions Insurance Group, Ltd stock have no stated maturity.

Proceeds from the sale of investment securities available for sale during 1997, 1996 and 1995 were $1,053, $349 and $6,106, respectively.

Gross gains of $113 and $37 were realized on these sales in 1997 and 1996. There were no realized gains in 1995.

There were no realized losses in 1997 and 1996 and $74 of realized losses in 1995.

During fiscal 1996, the Company transferred investment securities with a fair market value of approximately $1.4 million to its available for sale portfolio in accordance with the the FASB's one-time opportunity to reclassify debt and equity securities under SFAS 115.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(3) MORTGAGE-BACKED SECURITIES

Mortgage-backed securities were comprised of the following:

                                                 Gross               Gross
                             Amortized        Unrealized          Unrealized           Market
     At June 30, 1997             Cost      Appreciation        Depreciation            Value
---------------------------------------------------------------------------------------------
Federal National Mortgage
  Association REMIC                 200                   6                  --           206
Federal Home Loan Mortgage
  Corporation REMIC                 900                   5                  --           905
Other                               120                  --                   1           119
---------------------------------------------------------------------------------------------
                                 $1,220                 $11                 $ 1        $1,230
=============================================================================================
At June 30, 1996
---------------------------------------------------------------------------------------------
Federal National Mortgage
 Association REMIC               $  254                 $ 5                 $--        $  259
Federal Home Loan Mortgage
  Corporation REMIC               1,130                  --                   9         1,121
Other                               162                  --                  --           162
---------------------------------------------------------------------------------------------
                                 $1,546                 $ 5                 $ 9        $1,542
=============================================================================================

Mortgage-backed securities available for sale were comprised of the following:

                                                 Gross               Gross
                             Amortized        Unrealized          Unrealized           Market
     At June 30, 1997             Cost      Appreciation        Depreciation            Value
---------------------------------------------------------------------------------------------
Government National
  Mortgage Association          $ 4,900                $182                 $ 2       $ 5,080
Federal National Mortgage
  Association                     4,050                  16                  34         4,032
Federal Home Loan Mortgage
  Corporation                       307                   7                  --           314
Federal National Mortgage
  Association REMIC                 284                   3                  --           287
Federal Home Loan Mortgage
  Corporation REMIC               3,526                  20                  --         3,546
---------------------------------------------------------------------------------------------
                                $13,067                $228                 $36       $13,259
=============================================================================================
At June 30, 1996
---------------------------------------------------------------------------------------------
Government National
 Mortgage Association           $ 5,885                $172                $  5       $ 6,052
Federal National Mortgage
  Association                     4,397                  15                  88         4,324
Federal Home Loan Mortgage
  Corporation                       437                  12                  --           449
Federal National Mortgage
  Association REMIC                 284                  --                  --           284
Federal Home Loan Mortgage
  Corporation REMIC               2,926                  --                  14         2,912
---------------------------------------------------------------------------------------------
                                $13,929                $199                $107       $14,021
=============================================================================================

Prepayments may shorten the lives of these mortgage-backed securities.

There were no sales of mortgage-backed securities during 1997. Proceeds from the sale of mortgage-backed securities available for sale during 1996 and 1995 were $703 and $839, respectively. Gross gains of $48 and $40 were realized on the sales in 1996 and 1995, respectively.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(4) LOANS RECEIVABLE

Loans receivable are comprised of the following:

                                                                                  June 30,
                                                                     1997             1996
------------------------------------------------------------------------------------------
First mortgage loans:
  Conventional:
     1 to 4 family dwellings                                     $113,986         $113,050
     Multi-family dwellings                                         2,740            2,811
     Commercial                                                     5,676            5,788
------------------------------------------------------------------------------------------
                                                                  122,402          121,649
  Guaranteed or insured                                                76              110
------------------------------------------------------------------------------------------
Total long term with monthly amortization                         122,478          121,759
  Construction and development loans                                3,079            4,281
------------------------------------------------------------------------------------------
                                                                  125,557          126,040
Less: Allowance for possible losses                                (1,358)          (1,363)
      Loans in process                                             (1,634)          (2,148)
      Deferred loan fees                                             (860)          (1,007)
------------------------------------------------------------------------------------------
                                                                  121,705          121,522
------------------------------------------------------------------------------------------
Consumer loans:
  Home improvement loans (net of unearned discounts
     of $34 and $84)                                                  291              604
  Mobile home loans                                                   747            1,157
  Loans secured by savings accounts                                   288              316
  Installment loans                                                21,226           19,492
  Commercial loans                                                    998              977
------------------------------------------------------------------------------------------
                                                                   23,550           22,546
Less: Allowance for possible losses                                  (585)            (536)
------------------------------------------------------------------------------------------
                                                                   22,965           22,010
------------------------------------------------------------------------------------------
                                                                 $144,670         $143,532
==========================================================================================

At June 30, 1997 and 1996, the Company had a commitment to sell its guaranteed student loan portfolio totaling $1,827 and $1,627, respectively.

Outstanding commitments to originate loans:

                                                                        June 30,
                                                                  1997               1996
------------------------------------------------------------------------------------------
First mortgage loans:
  Fixed rates (7.625% to 8.250% and 7.250% to 8.000%)               $ 498           $  462
  Variable rates                                                      523            2,425
------------------------------------------------------------------------------------------
                                                                    1,021            2,887
Other loans--fixed rates                                              264              289
Unused lines of credit                                              5,049            4,264
------------------------------------------------------------------------------------------
                                                                   $6,334           $7,440
==========================================================================================

The Company's customers have unused lines of credit as follows: secured (home equity), builder lines of credit, and all other lines of credit. The amount available at June 30, 1997 for each type was $2,473, $1,558 and $1,018, respectively. The amount available at June 30, 1996 for each type was $1,861, $1,510 and $893, respectively. The interest rate for each loan is based on the prevailing market conditions at the time of funding.

The Company serviced loans for others of $1,229, $1,107 and $1,699 at June 30, 1997, 1996 and 1995, respectively. These loans serviced for others are not assets of the Company and are appropriately excluded from the Company's financial statements. Fidelity bond and errors and omission insurance coverage is maintained with respect to these loans.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

At June 30, 1997, over 99.5% of the Company's net mortgage loan portfolio was secured by properties located in Pennsylvania. The Company does not believe it has significant concentrations of credit risk to any one group of borrowers given its underwriting and collateral requirements.

(5) ALLOWANCE FOR POSSIBLE LOSSES ON LOANS

Changes in the allowances for possible losses on loans are as follows:

                                                                                    First
                                                              Consumer           Mortgage
                                                                 Loans              Loans
-----------------------------------------------------------------------------------------
  Balance at June 30, 1994                                           $455          $1,364
  Provision for losses                                                 66              34
  Charge-offs                                                         (85)            (26)
  Recoveries                                                           79               6
-----------------------------------------------------------------------------------------
  Balance at June 30, 1995                                           $515          $1,378
  Provision for losses                                                 16              14
  Charge-offs                                                         (51)            (30)
  Recoveries                                                           56               1
-----------------------------------------------------------------------------------------
  Balance at June 30, 1996                                           $536          $1,363
  Provision for losses                                                 20              10
  Charge-offs                                                         (39)            (15)
  Recoveries                                                           68              --
-----------------------------------------------------------------------------------------
  Balance at June 30, 1997                                           $585          $1,358
=========================================================================================

Management believes that the allowance for losses on loans was adequate at June 30, 1997. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgements about information available to them at the time of their examination.

At June 30, 1997, the recorded investment in loans that are considered to be impaired under FAS 114 was $482. Included in this amount is $104 of impaired loans for which the related allowance for credit losses is $2 and $335 of impaired loans that as a result of write-downs do not have an allowance for credit losses. The average recorded investment in impaired loans during the fiscal years ended June 30, 1997 and 1996 was approximately $437 and $449, respectively. For the fiscal years ended June 30, 1997 and 1996, the Company recognized interest income on those impaired loans of $2 and $6, respectively, which was recognized using the cash basis of income recognition.

Non-accrual loans at June 30, 1997, 1996 and 1995 were approximately $915, $612 and $521, respectively. The foregone interest on these loans for the fiscal years ended June 30, 1997, 1996 and 1995 was approximately $65, $40 and $43, respectively. The amount of interest income on such loans actually included in income in fiscal 1997, 1996 and 1995 was $27, $31 and $28, respectively. There were no commitments to lend additional funds to borrowers whose loans were in non-accrual status.

(6) FEDERAL HOME LOAN BANK STOCK

The Company is a member of the Federal Home Loan Bank ("FHLB") System. As a member, the Company maintains an investment in the capital stock of the FHLB of Pittsburgh, at cost, in an amount not less than the greater of 1% of its qualifying assets, as defined by the FHLB of Pittsburgh, or 5% of its outstanding advances, if any, from the FHLB of Pittsburgh as calculated at December 31 of each year.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(7) OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment are summarized by major classifications as follows:

                                                                          June 30,
                                                                     1997          1996
-----------------------------------------------------------------------------------------
Land and improvements                                               $   226       $   226
Office buildings and improvements                                     2,118         2,071
Furniture, fixtures and equipment                                       487           375
-----------------------------------------------------------------------------------------
  Total, at cost                                                      2,831         2,672
Less accumulated depreciation                                        (1,564)       (1,426)
-----------------------------------------------------------------------------------------
                                                                    $ 1,267       $ 1,246
=========================================================================================

Depreciation expense for the periods ended June 30, 1997, 1996 and 1995 was $139, $117 and $114, respectively.

(8) SAVINGS DEPOSITS

Savings deposit balances and interest rates are summarized as follows:

                                                    Weighted Average
                             Interest Range          Interest Rate
                                   at                  at June 30,                June 30,
                             June 30, 1997          1997          1996        1997        1996
------------------------------------------------------------------------------------------------
  Demand and club
     accounts                   2.00 to 2.50%        2.48%        2.49%     $ 27,690    $ 28,704
  Money market deposit
     accounts                   2.27 to 2.46%        2.38         2.39        18,043      18,477
  NOW accounts                     0 to 1.50%        1.11         1.15        23,819      20,115
------------------------------------------------------------------------------------------------
                                                                              69,552      67,296
------------------------------------------------------------------------------------------------
TIME DEPOSITS:                  3.01 to 4.00%                                     --       1,889
                                 4.01 to 5.00                                 26,525      27,019
                                 5.01 to 6.00                                 37,213      38,045
                                 6.01 to 7.00                                 29,327      17,022
                                 7.01 to 8.00                                  7,722       8,104
                                 8.01 to 9.00                                  3,891       4,331
                                9.01 to 10.00                                    789         977
------------------------------------------------------------------------------------------------
                                                     5.86         5.72      $105,467    $ 97,387
------------------------------------------------------------------------------------------------
                                                     4.32%        4.22%     $175,019    $164,683
================================================================================================

At June 30, 1997 and 1996, time deposits with balances in excess of $100,000 amounted to $3.6 million and $2.2 million, respectively.
Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

The contractual maturity of time deposits is as follows:

                                                                          June 30,
                                                                    1997            1996
------------------------------------------------------------------------------------------
Under 12 months                                                   $ 67,772         $47,688
12 months to 24 months                                              18,960          29,484
24 months to 36 months                                               7,799           6,098
36 months to 48 months                                               3,453           4,495
48 months to 60 months                                               2,248           2,978
Over 60 months                                                       5,235           6,644
------------------------------------------------------------------------------------------
                                                                  $105,467         $97,387
==========================================================================================

Interest expense by deposit category is as follows:

                                                                Years ended June 30,
                                                        1997            1996            1995
---------------------------------------------------------------------------------------------
Passbook and club accounts                             $  696          $  703          $  749
Money market deposit accounts                             437             463             567
NOW accounts                                              242             221             224
Time deposits                                           5,807           5,631           4,761
---------------------------------------------------------------------------------------------
                                                       $7,182          $7,018          $6,301
=============================================================================================

(9) FEDERAL HOME LOAN BANK ADVANCES

FHLB advances are summarized as follows:

                                                        Interest             June 30,
                      Due Date                              Rate         1997         1996
-------------------------------------------------------------------------------------------
July 15, 1996                                               5.42%           --       $  900
July 19, 1996                                               5.48            --        3,279
September 23, 1996                                          5.57            --        2,000
July 15, 1997                                               5.66        $  900           --
July 17, 1997                                               5.67         2,000           --
August 4, 1997                                              5.94         1,000           --
August 20, 1997                                             5.72         1,000           --
August 22, 1997                                             5.67         1,000           --
January 30, 1998                                            5.67         1,000           --
August 9, 1999                                              6.11         2,000           --
February 14, 2002                                           5.48         2,000           --
November 13, 2015                                           6.54           144          148

At June 30, 1997, the Bank had nine fixed rate advances from the FHLB of Pittsburgh. Fixed rate advances are subject to a prepayment fee in the event the advances are repaid prior to maturity. The prepayment fee is equal to the present value of the difference between cash flows generated by the advance at the advance rate from the date of prepayment until the original maturity date and an advance of the same amount at the interest rate posted by the FHLB on the date of prepayment for an advance of comparable maturity.

Under a blanket collateral pledge agreement, the Bank has pledged as collateral for advances from the FHLB of Pittsburgh, certain qualifying collateral, such as mortgage-backed securities and loans, with weighted collateral values determined by the FHLB of Pittsburgh equal to at least the unpaid amount of outstanding advances.

The Bank has a line of credit with the FHLB of Pittsburgh (Flexline), which is approximately $12.0 million, and expires on March 25, 1998. There are no commitment fees associated with this line of credit and the FHLB of Pittsburgh may reduce or terminate the line at any time. When used, interest is charged at the FHLB's posted rates, which change daily, and the loan can be repaid at any time but in no event later than March 25, 1997. The Bank has yet to use this credit line and has no plans to do so in the immediate future. However, funds remain available up to the $12.0 million commitment at daily rates posted by the FHLB.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(10) INCOME TAXES

Total income tax expense for the years ended June 30, 1997, 1996 and 1995 consisted of:

                                                            1997         1996         1995
-------------------------------------------------------------------------------------------
Current:
  Federal                                                  $1,156       $1,230       $1,116
  State                                                       253          302          290
-------------------------------------------------------------------------------------------
                                                           $1,409       $1,532       $1,406
-------------------------------------------------------------------------------------------
Deferred:
  Federal                                                  $  (65)      $   89       $  198
-------------------------------------------------------------------------------------------
                                                           $1,344       $1,621       $1,604
===========================================================================================

Total income tax provision for the years ended June 30, 1997, 1996 and 1995 was allocated as follows:

                                                                1997      1996         1995
--------------------------------------------------------------------------------------------
Income                                                         $1,344    $1,621       $1,604
Stockholders' equity:
  Unrealized gains (losses) on investment securities               81       (54)          86
--------------------------------------------------------------------------------------------
                                                               $1,425    $1,567       $1,690
============================================================================================

A reconciliation from the expected statutory income tax rate to the actual effective tax rate expressed as a percentage of pre-tax income for the years ended June 30, 1997, 1996 and 1995 is as follows:

                                                               1997       1996       1995
-----------------------------------------------------------------------------------------
Expected federal tax rate                                      34.0%      34.0%      34.0%
State taxes, net of federal tax benefit                        4.6        4.6        4.6
Other, net                                                     (1.9)      (.8)        --
-----------------------------------------------------------------------------------------
                                                               36.7%      37.8%      38.6%
=========================================================================================

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities and the related valuation allowance as of June 30, 1997 and 1996 are as follows:

                                                                           June 30,
                                                                      1997           1996
-------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
  Deferred loan fees                                                   $ 209          $ 244
  Tax vs. book loan loss reserve                                         326            232
  Writedown of investments                                                 8              8
  Other                                                                  142            130
-------------------------------------------------------------------------------------------
  Gross deferred tax assets                                            $ 685          $ 614
  Valuation allowance                                                     --             --
-------------------------------------------------------------------------------------------
  Net deferred tax asset                                               $ 685          $ 614
DEFERRED TAX LIABILITIES:
  Investment Securities                                                $(106)         $ (25)
  Property, plant & equipment                                            (93)           (84)
  Prepaid expense                                                        (22)           (26)
-------------------------------------------------------------------------------------------
  Gross deferred tax liability                                          (221)          (135)
-------------------------------------------------------------------------------------------
  Net deferred tax asset                                               $ 464          $ 479
===========================================================================================

Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

The Bank has determined that no valuation reserve is necessary for the deferred tax asset since it is more likely than not that the deferred tax asset will be realized through carryback to taxable income in prior years, future reversals of existing differences and to a lesser extent, through future taxable income.

SFAS 109 treats tax basis bad debt reserves established after 1987 as temporary differences on which deferred income taxes have been provided. Deferred taxes are not required to be provided on tax bad debt reserves recorded in 1987 and prior years (base year bad debt reserves). Approximately $2,217 of the balances in retained income at June 30, 1997, represent base year bad debt deductions for tax purposes only. No provision for federal income tax has been made for such amount. Should amounts previously claimed as a bad debt deduction be used for any purpose other than to absorb bad debts (which is not anticipated), tax liabilities will be incurred at the rate then in effect.

On August 20, 1996, President Clinton signed legislation which eliminated the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. This new legislation also requires a thrift to generally recapture the excess of its current tax reserves in excess of its 1987 base year reserves. As the Bank has previously provided deferred taxes on this amount, no financial statement tax expense should result from this new legislation.

(11) STOCKHOLDERS' EQUITY

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators, that, if undertaken, could have a direct material effect on the Bank's financial statement. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory account practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defines) to average assets (as defined). Management, believes, as of June 30, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

The following table sets forth certain information concerning the Company's regulatory capital at
June 30, 1997 and 1996.

                                         JUNE 30, 1997                            JUNE 30, 1996
                                           Tier I       Tier II                     Tier I       Tier II
                              Tier I        Risk-         Risk-         Tier I       Risk-         Risk-
                                Core        Based         Based           Core       Based         Based
                             Capital      Capital       Capital        Capital     Capital       Capital
---------------------------------------------------------------------------------------------------------
Equity Capital (1)            $21,028     $ 21,028      $ 21,028       $20,918     $ 20,918      $ 20,918
Less unrealized securities
  gains                          (206)        (206)         (206)          (49)         (49)          (49)
Plus general valuation
  allowances (2)                   --           --         1,352            --           --         1,263
---------------------------------------------------------------------------------------------------------
    Total regulatory
       capital                 20,822       20,822        22,174        20,869       20,869        22,132
Minimum required capital        8,403        4,327         8,655         7,801        4,043         8,085
---------------------------------------------------------------------------------------------------------
    Excess regulatory
       capital                $12,419     $ 16,495      $ 13,519       $13,068     $ 16,826      $ 14,047
---------------------------------------------------------------------------------------------------------
Minimum required capital to
  be well capitalized under
  Prompt Corrective Action
  Provisions                  $10,504     $  6,456      $ 10,760       $ 9,751     $  6,026      $ 10,043
=========================================================================================================
Regulatory capital as a
  percentage (3)                 9.91%       19.35%        20.61%        10.70%       20.78%        22.04%
Minimum required capital
  percentage                     4.00         4.00          8.00          4.00         4.00          8.00
---------------------------------------------------------------------------------------------------------
    Excess regulatory
       capital percentage        5.91%       15.35%        12.61%         6.70%       16.78%        14.04%
---------------------------------------------------------------------------------------------------------
Minimum required capital
  percentage to be well
  capitalized under Prompt
  Corrective Action
  Provisions                     5.00%        6.00%        10.00%         5.00%        6.00%        10.00%
=========================================================================================================

(1) Represents equity capital of the Bank as reported to the FDIC and the Department of Banking on Form 033 for the quarter ended June 30, 1997 and 1996.

(2) Limited to 1.25% of risk adjusted assets.

(3) Tier I capital is calculated as a percentage of adjusted total average assets of $210,082 and $195,029 at June 30, 1997 and 1996, respectively. Tier I and Tier II risk-based capital are calculated as a percentage of adjusted risk weighted assets of $107,596 and $100,433 at June 30, 1997 and 1996, respectively.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(12) EMPLOYEE BENEFIT PLANS

The Company sponsors a defined contribution plan in which substantially all employees participate. The plan requires employer contributions of five percent of total compensation of each participant. Employees are also permitted to make contributions. Total plan expense was $69, $65 and $66 during fiscal 1997, 1996, and 1995 respectively.

The Bank sponsors a nonqualified deferred compensation plan for key officers of the Bank. This plan is structured as a "rabbi trust". The amount of compensation to be deferred under the plan is determined each year by the officers.

(13) STOCK COMPENSATION PROGRAMS

In fiscal 1988, the Company adopted an Employee Stock Compensation Program under which shares of common stock can be issued. Under the 1988 Program, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the option. At June 30, 1997, there were 625 remaining shares available to be granted as determined by the Program Administrators.

In fiscal 1994, the Company adopted the 1993 Key Employee Stock Compensation Program ("Employee Program") and the 1993 Directors' Stock Option Plan ("Directors' Plan"). Under the 1993 Employee Program, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the options. At June 30, 1997, there were 6,937 remaining shares available to be granted as determined by the Program Administrators. Under the 1993 Directors' Plan, each person who serves as a non-employee director of the Company immediately following each annual meeting shall be granted as of such date an option to purchase 937 shares of common stock exercisable at a price equal to the fair market value on the date of the grant. At June 30, 1997 there were 14,067 remaining shares available to be granted under the terms of the plan.

In fiscal 1997, the Company adopted the 1996 Key Employee Stock Compensation Program ("Employee Program") and the 1996 Directors' Stock Option Plan ("Directors' Plan"). Under the 1996 Employee Program, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the options. At June 30, 1997, there were 56,674 remaining shares available to be granted as determined by the Program Administrators. Under the 1996 Directors' Plan, each person who served as a non-employee director of the Company immediately following the last adjournment of the 1996 annual meeting was granted as of such date an option to purchase 3,148 shares of common stock exercisable at a price equal to the fair market value on the date of the grant. Such stock options to directors will be vested and exercisable over three years at the rate of 33.3% per year. At June 30, 1997, 6,296 shares of the 18,888 granted during fiscal 1997 were vested and exercisable. At June 30, 1997 there were no remaining shares available to be granted under the terms of the plan.

Each option granted under all five stock option plans will expire no later than 10 years from the date on which the option was or is granted. For the periods presented, options granted for all Plans were granted at the fair market value at the date of the grant.



Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

                        Average        1993        Average       1993        Average     1996      Average     1996      Average
             1988       Exercise     Employee      Exercise    Director      Exercise  Employee    Exercise  Director    Exercise
           Program       Price       Program        Price       Program       Price    Program      Price    Program      Price
---------------------------------------------------------------------------------------------------------------------------------
June 30,
 1994           55,496      $11.43      26,998      $19.00         5,000      $16.60
Granted            --          --           --          --          3,500       11.87
Exercised       (2,610)      13.80          --         --            --          --
Forfeited         (202)      11.47        (250)      12.67            --         --
Stock
 split          26,313        7.54      13,372       12.67         5,555       11.44
---------------------------------------------------------------------------------------------------------------------------------
June 30,
 1995           78,997        7.54      40,120       12.67        14,055       11.44
Granted          2,695       16.38      34,500       16.08         6,559       16.00
Exercised      (17,910)       4.36        (625)      12.67        (1,874)      11.07
Forfeited           --         --           --          --            --          --
---------------------------------------------------------------------------------------------------------------------------------
June 30,
 1996           63,782        8.80      73,995       14.26        18,740       13.08         --         --         --         --
Granted            --          --           --          --         5,622       15.88         --         --     18,888     $15.88
Exercised       (4,680)       6.37        (325)      12.67          (937)      11.07         --         --         --         --
Forfeited         (625)      11.43          --          --        (2,811)       12.98         --         --         --         --
---------------------------------------------------------------------------------------------------------------------------------
June 30,
 1997           58,477       $8.97      73,670      $14.27        20,614      $13.95         --         --     18,888      15.88
---------------------------------------------------------------------------------------------------------------------------------
Average
 con-
tractual
 life
 remaining
 in
 years             5.2                     7.8                       8.1                                         9.4
Option
 price
 per
 share   $3.24-$16.375          $12.67-$16.375             $11.07-$16.00                                      $15.88
Options
 availa-
 ble for
granting
 at June
 30,
 1997              625                   6,937                    14,067                56,674                    --
=================================================================================================================================

Using a Black-Scholes option valuation model, the weighted-average fair value of options granted during fiscal 1996 under the 1988 and 1993 Employee Programs was $4.18. The fair value of the options granted under the 1993 Director Program was $4.08. The fair value of options granted during fiscal 1997 under the 1993 and 1996 Director Program was $4.15.

At June 30, 1997, 1996, and 1995, 149,296, 140,428 and 130,206 shares were immediately exercisable at average prices of $12.08, $11.41 and $9.42, respectively.

In October, 1995, the FASB issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 establishes a fair value based method of accounting for stock-based compensation plans. Effective for fiscal years beginning after December 15, 1995, SFAS 123 allows financial institutions to expense an estimated fair value of stock options or to continue to measure compensation expense for stock option plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities that elect to continue to measure compensation expense based on APB No. 25 must provide pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company has elected to continue to measure compensation cost using the intrinsic value method prescribed by APB No. 25. Had the Company used the fair value method, net income and earnings per share would have been as follows (In thousands, except per share data):

                                                                             June 30
                                                                         1997       1996
-----------------------------------------------------------------------------------------
Net income
  As reported                                                           $2,319     $2,665
  Pro Forma                                                             $2,293     $2,495
-----------------------------------------------------------------------------------------
Primary earnings per share
  As reported                                                            $1.50      $1.72
  Pro Forma                                                              $1.48      $1.61
-----------------------------------------------------------------------------------------
Fully diluted earnings per share
  As reported                                                            $1.48      $1.72
  Pro Forma                                                              $1.46      $1.61
-----------------------------------------------------------------------------------------

The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation Model with the following weighted-average assumptions for 1997 and 1996, respectively: risk-free interest rates of

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

6.51% and 6.27%; dividend yields of 2.3% and 2.1%; volatility factors of the expected market price of the Company's common stock of 17.2% and 15.7%; and a weighted-average expected life of the options of 7 years. The pro forma net income and earnings per share in the table above reflect only options granted in fiscal 1997 and 1996. Therefore, the full impact of calculating the cost for stock options under the fair value method of SFAS 123 is not reflected in the pro forma net income and earnings per share amounts presented above because compensation cost is reflected over the options' vesting periods and compensation cost for options granted prior to July 1, 1996 is not considered.

The Black-Scholes Option Valuation Model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjectivity input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

(14) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                       Three Month Periods Ended
                                           September 30     December 31     March 31     June 30
1996/1997:
------------------------------------------------------------------------------------------------
  Interest income                                $3,773          $3,823       $3,831      $3,916
  Interest expense                                1,868           1,912        1,942       1,993
------------------------------------------------------------------------------------------------
  Net interest income before provision
    for possible loan losses                      1,905           1,911        1,889       1,923
  Provision for possible loan losses                  8               7            8           7
  Other income                                      168             234          143         172
  Operating expenses                              1,972             900          873         906
------------------------------------------------------------------------------------------------
  Income before income taxes                         93           1,238        1,151       1,182
  Provision for income taxes                         25             462          421         436
------------------------------------------------------------------------------------------------
  Net income                                      $  68           $ 776        $ 730       $ 746
================================================================================================
  Earnings per share:
    Primary                                         .04          $  .50       $  .46      $  .49
    Fully diluted                                $  .04          $  .50       $  .46      $  .49
------------------------------------------------------------------------------------------------
  Dividends per share                            $  .11          $  .11       $  .11      $  .11
================================================================================================
1995/1996:
------------------------------------------------------------------------------------------------
  Interest income                                $3,718          $3,699       $3,690      $3,678
  Interest expense                                1,867           1,848        1,828       1,776
------------------------------------------------------------------------------------------------
  Net interest income before provision
    for possible loan losses                      1,851           1,851        1,862       1,902
  Provision for possible loan losses                 10               8            7           5
  Other income                                      191             164          124         148
  Operating expenses                                925             975          894         983
------------------------------------------------------------------------------------------------
  Income before income taxes                      1,107           1,032        1,085       1,062
  Provision for income taxes                        430             390          417         384
------------------------------------------------------------------------------------------------
  Net income                                      $ 677           $ 642        $ 668       $ 678
================================================================================================
  Earnings per share:
    Primary                                      $  .44          $  .41       $  .43      $  .44
    Fully diluted                                $  .44          $  .41       $  .43      $  .44
------------------------------------------------------------------------------------------------
  Dividends per share                            $  .05          $  .08       $  .08      $  .08
================================================================================================

As a result of rounding, the sum of quarterly amounts may not equal the annual amounts.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(15) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the Consolidated Statement of Financial Condition. FAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Laurel Capital Group, Inc. The carrying amounts reported in the Consolidated Statement of Financial Condition approximate fair value for the following financial instruments; cash, money market investments, interest-earning deposits with other institutions, investment securities available for sale, Federal Home Loan Bank stock and all deposits except time deposits.

At June 30, 1997, the fair market value of both investments and mortgage-backed securities exceeded the net carrying value by approximately $10, respectively. At June 30, 1996, the net carrying value of investments and mortgage-backed securities both exceeded the fair market value by approximately $4. Estimated fair values are based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. Refer to Notes and 3 herein for the detail on breakdowns by type of investment products.

The fair value of loans and loans held for sale exceeded the carrying value by approximately $3,293 and $1,282 at June 30, 1997 and 1996, respectively. Loans with comparable characteristics including collateral and repricing structures were segregated for valuation purposes. Each loan pool was separately valued utilizing a discounted cash flow analysis. Projected monthly cash flows were discounted to present value using a market rate for comparable loans. Characteristics of comparable loans included remaining term, coupon interest and estimated prepayments speeds.

The carrying amounts and estimated fair values of deposits at June 30, 1997 and 1996 were as follows:

                                           June 30, 1997                  June 30, 1996
                                      Carrying      Estimated        Carrying      Estimated
                                        Amount     Fair Value          Amount     Fair Value
---------------------------------------------------------------------------------------------
Noninterest-bearing:
  Demand accounts                      $  6,274       $  6,274        $  4,860       $  4,860
Interest-bearing:
  NOW and MMDA accounts                  35,588         35,588          33,732         33,732
  Passbook accounts                      27,690         27,690          28,704         28,704
  Time deposits                         105,467        104,740          97,387         96,753
---------------------------------------------------------------------------------------------
Total Deposits                         $175,019       $174,292        $164,683       $164,049
=============================================================================================

The fair value estimates above do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. Fair values for time deposits are estimated using a discounted cash flow calculation that applies contractual cost currently being paid on the existing portfolio to current market rates being offered locally for deposits of similar remaining maturities. The mark-to-market valuation adjustment for the time deposit portfolio consists of the present value of the difference of these two cash flows, discounted at the assumed market rate of the corresponding maturity.

The carrying amounts and estimated fair values of borrowed funds at June 30, 1997 and 1996 were as follows:

                                           June 30, 1997                  June 30, 1996
                                      Carrying      Estimated        Carrying      Estimated
                                        Amount     Fair Value          Amount     Fair Value
---------------------------------------------------------------------------------------------
Borrowed funds:
  FHLB advances                         $11,044        $11,028          $6,327         $6,314
=============================================================================================

The fair value of borrowed funds is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for advances of similar remaining maturities.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

There is no material difference between the carrying value and the estimated fair value of the Company's off-balance sheet items which totaled $6.3 million and $7.4 million at June 30, 1997 and 1996, respectively, and are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.

Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(16) LAUREL CAPITAL GROUP, INC.
       (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                                                  June 30,     June 30,
STATEMENT OF FINANCIAL CONDITION                                      1997         1996
---------------------------------------------------------------------------------------
ASSETS
Cash                                                               $   213      $   154
Other equity investments                                               182           87
Investment in Laurel Savings Bank                                   21,029       20,918
---------------------------------------------------------------------------------------
  Total assets                                                     $21,424      $21,159
=======================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Other accrued expenses                                             $   162      $    73
---------------------------------------------------------------------------------------
                                                                       162           73
---------------------------------------------------------------------------------------
Stockholders' equity                                                21,262       21,086
---------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity                       $21,424      $21,159
=======================================================================================

                                                      June 30,     June 30,     June 30,
STATEMENT OF OPERATIONS                                   1997         1996         1995
---------------------------------------------------------------------------------------
Income before equity in undistributed earnings of
  subsidiary--dividends from subsidiary                $2,301        $ 120       $   --
Other equity income                                        95           87           --
Equity in undistributed income of Laurel Savings
  Bank                                                     13        2,531        2,543
---------------------------------------------------------------------------------------
                                                        2,409        2,738        2,543
---------------------------------------------------------------------------------------
Other operating expenses                                   86           63           --
---------------------------------------------------------------------------------------
Income before income taxes                              2,323        2,675        2,543
Provision for income taxes                                  4           10           --
---------------------------------------------------------------------------------------
Net income                                             $2,319       $2,665       $2,543
=======================================================================================

Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

                                                    June 30,     June 30,   June 30,
STATEMENT OF CASH FLOWS                                 1997         1996       1995
------------------------------------------------------------------------------------
Net income                                           $ 2,319     $ 2,665     $ 2,543
Undistributed income of Laurel Savings Bank              (13)     (2,531)     (2,543)
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Other--net                                           (5)        (14)         --
------------------------------------------------------------------------------------
     Net cash provided by operating activities         2,301         120          --
------------------------------------------------------------------------------------
Financing activities:
  Acquisition of treasury stock                       (1,626)         --          --
  Stock options exercised                                 44         107          36
  Dividends paid                                        (660)       (446)       (305)
------------------------------------------------------------------------------------
  Net cash provided by financing activities           (2,242)       (339)       (269)
------------------------------------------------------------------------------------
Net change in cash and cash equivalents                   59        (219)       (269)
------------------------------------------------------------------------------------
Cash and cash equivalents at the beginning of the
  period                                             $   154     $   373     $   642
Net change during the period                              59        (219)       (269)
------------------------------------------------------------------------------------
Cash and cash equivalents at the end of the period   $   213     $   154     $   373
====================================================================================

(17) CONTINGENT LIABILITIES

The Company is subject to a number of asserted and unasserted potential claims in the normal course of business. In the opinion of management and legal counsel, the resolution of these claims will not have a material adverse effect on the Company's financial position, liquidity or results of operation.

                       LOGO    LAUREL CAPITAL GROUP, INC.

SELECTED FIVE YEAR FINANCIAL DATA
--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

FINANCIAL CONDITION DATA:

                                                            June 30,
                                    1997         1996         1995         1994         1993
----------------------------------------------------------------------------------------------
Total assets                      $211,987     $196,947     $188,916     $177,729     $175,931
Loans, net                         144,670      143,532      143,091      130,213      129,949
Loans held for sale                  1,827        1,627        1,205          604        2,613
Mortgage-backed securities           1,220        1,546        8,222       14,371       19,747
Mortgage-backed securities
  available for sale                13,259       14,021        4,892           --           --
Investment securities               15,494        9,948        9,655        5,818        4,659
Investment securities available
  for sale                          15,494       11,639        2,057        8,004           --
Money market investments             9,086        6,291       12,085        9,729       11,324
Savings deposits                   175,019      164,683      163,308      157,179      158,132
FHLB advances                       11,044        6,327        2,000           --           --
Stockholders' equity                21,262       21,086       18,918       16,482       13,845

OPERATING DATA:

                                                           June 30,
                                    1997         1996         1995         1994         1993
----------------------------------------------------------------------------------------------
Interest income                   $15,342      $14,785      $13,834      $13,258      $14,400
Interest expense                    7,715        7,319        6,347        5,989        7,057
----------------------------------------------------------------------------------------------
Net interest income before
  provision for possible loan
  losses                            7,627        7,466        7,487        7,269        7,343
Provision for possible loan
  losses                               30           30          100          135          385
----------------------------------------------------------------------------------------------
Net interest income after
  provision for possible loan
  losses                            7,597        7,436        7,387        7,134        6,958
Net gain (loss) on
  investments, loans and
  mortgage-backed securities
  available for sale                  125           92          (31)        (147)          31
Other income                          592          535          513          521          562
Operating expenses                  4,651        3,777        3,752        3,602        3,625
----------------------------------------------------------------------------------------------
Income before income taxes          3,663        4,286        4,117        3,906        3,926
Income tax expense                  1,344        1,621        1,604        1,562        1,586
----------------------------------------------------------------------------------------------
Net income before cumulative
  effect of change in
  accounting principle              2,319        2,665        2,513        2,344        2,340
Cumulative effect of change in
  accounting principle                 --           --           30          500           --
----------------------------------------------------------------------------------------------
Net income                        $ 2,319      $ 2,665      $ 2,543      $ 2,844      $ 2,340
==============================================================================================
Fully diluted earnings per
  share before cumulative
  effect of change in
  accounting principle            $  1.48      $  1.72      $  1.64      $  1.55      $  1.55
Cumulative effect of change in
  accounting principle                 --           --          .02          .33           --
==============================================================================================
Fully diluted earnings per
  share                           $  1.48      $  1.72      $  1.66      $  1.88      $  1.55
==============================================================================================

STATISTICAL PROFILE:

                                                            June 30,
                                    1997         1996         1995         1994         1993
----------------------------------------------------------------------------------------------
Return on average assets             1.13%        1.39%        1.41%        1.62%        1.35%
Return on average equity            10.82%       13.29%       14.33%       18.57%       18.45%
Average equity to average assets
  ratio                             10.47%       10.43%        9.85%        8.71%        7.33%
Dividend payout ratio               29.73%       16.86%       12.70%        9.00%        9.00%
==============================================================================================

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
OVERVIEW

In fiscal 1997, the Company reported net income of $2.3 million or $1.48 per share on a fully diluted basis compared to $2.7 million or $1.72 per share for fiscal 1996 and $2.5 million or $1.66 per share for fiscal 1995. The net income for fiscal 1997 includes a special one-time after tax charge of $636,000 or $0.41 per share to recapitalize the SAIF. Excluding that charge, net income for fiscal 1997 would have been approximately $3.0 million or $1.89 per share and would have achieved the Company's highest level of net earnings. Included in the $2.5 million of net income for fiscal 1995 was a $30,000 cumulative effect of a change in an accounting principle which relates to the adoption of Financial Accounting Standards Board's ("FASB") Statement No. 115 relating to the accounting for debt and equity securities.

Excluding the special one-time SAIF charge, the Company continued to report strong returns on average assets (ROA) and average equity (ROE). The ROA for fiscal 1997, 1996 and 1995 was 1.44%, 1.39% and 1.41%, respectively. The ROE for fiscal 1997, 1996 and 1995 was 13.79%, 13.29% and 14.33%, respectively. Also during fiscal 1997, the Company completed a 5% stock repurchase program, and experienced continued growth in assets and equity.

The Company's ongoing emphasis on controlling its non-interest expenses has resulted in a low ratio of such expenses to total average assets and the continued outperformance by the Company relative to such ratio for national thrift industry averages of similarily sized institutions.

Total loan origination during fiscal 1997 was about the same as compared to fiscal 1996. Mortgage lending activity decreased during fiscal 1997 as compared to the prior year and was concentrated more on the origination of adjustable rate mortgages due to current conditions in the Company's market area. However, consumer lending activity increased during the same time period due to the Company's continued emphasis on consumer lending.

Efforts continue to further diversify the Company's assets by emphasizing loans and investments having relatively shorter terms and/or adjustable rates such as secured home equity line-of-credit loans, consumer installment loans and investments in adjustable-rate mortgage-backed securities.

All known trends, events, uncertainties and current recommendations by the regulatory authorities that would have a material effect on the Company's liquidity, capital resources and results of operations have been considered in the following discussion and analysis.

ASSET AND LIABILITY MANAGEMENT

The Company's vulnerability to interest rate risk exists to the extent that its interest-bearing liabilities, consisting of customer deposits and borrowings, mature or reprice more rapidly or on a different basis than its interest-earning assets, which consist primarily of intermediate or long-term real estate loans and investment and mortgage-backed securities.

The principal determinant of the exposure of the Company's earnings to interest rate risk is the timing difference between the repricing or maturity of the Company's interest-earning assets and the repricing or maturity of its interest-bearing liabilities. If the maturities of such assets and liabilities were perfectly matched, and if the interest rates borne by its assets and liabilities were equally flexible and moved concurrently, neither of which is the case, the impact on net interest income of rapid increases or decreases in interest rates would be minimized.

The objective of interest rate risk management is to control the effects that interest rate fluctuations have on net interest income and on the net present value of the Company's interest-earning assets and interest-bearing liabilities. Management and the Board are responsible for managing interest rate risk and employing risk management policies that monitor and limit exposure to interest rate risk. Interest rate risk is measured using net interest margin simulation and asset/liability net present value sensitivity analyses. These analyses provide a range of potential impacts on net interest income and portfolio equity caused by interest rate movements.

The Company uses financial modeling to measure the impact of changes in interest rates on the net interest margin. Assumptions used by the Office of Thrift Supervision are made regarding loan prepayments and amortization rates of passbook and NOW account withdrawal rates. In addition, certain financial instruments

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

may provide customers with a degree of "optionality,' whereby a shift in interest rates may result in customers changing to an alternative financial instrument, such as from a variable to fixed rate loan product. Thus, the effects of changes in future interest rates on these assumptions may cause actual results to differ from simulated results.

The Company has established the following guidelines for assuming interest rate risk:

Net interest margin simulation - Given a +/-200 basis point parallel shift in interest rates, the estimated net interest margin may not change by more than 10% for a one-year period.

Portfolio equity simulation - Portfolio equity is the net present value of the Company's existing assets, liabilities. Given a +200 basis point change in interest rates, portfolio equity may not decrease by more than 50% of total shareholders' equity. Given a -200 basis point change in interest rates, portfolio equity may not decrease by more than 20% of total shareholders' equity.

The following table illustrates the simulated impact of a 100 basis point or 200 basis point upward or downward movement in interest rates on net interest income, return on average equity and earnings per share. This analysis was done assuming that interest-earning asset levels at June 30, 1997 remained constant. The impact of the rate movements was developed by simulating the effect of rates changing over a twelve-month period from the June 30, 1997 levels.

Interest Rate Simulation Sensitivity Analysis
--------------------------------------------------------------------------------
              Movements in interest rates from June 30, 1997 rates

                                                    Increase                Decrease
  Simulated impact in the next 12 months      --------------------    --------------------
        Compared with June 30, 1997:          +100 bp     +200 bp     -100 bp     -200 bp
                                              --------    --------    --------    --------
  Net interest revenue increase/(decrease)       3.1%        1.0%        (3.4)%      (7.4)%
  Return on average equity
     increase/(decrease)                         116bp        37bp       (127)bp     (276)bp
  Earnings per share increase/(decrease)        $.16        $.05        $(.17)      $(.38)
                                              --------    --------    --------    --------

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. The following table presents a summary of the Company's gap position at June 30, 1997. In preparing the table below, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. In addition, the assumptions used by the Office of Thrift Supervision for regulatory purposes have been made with respect to loan prepayments and contractual amortization rates and passbook and NOW account withdrawal rates. The above assumptions may not be indicative of the actual prepayments and withdrawals which may be experienced by the Company.

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

                                   3 Months        4-12         1-5       Over 5
  Interest Sensitivity Period       or Less       Months       Years       Years       Total
----------------------------------------------------------------------------------------------
Rate sensitive assets:
  Loans and mortgage-backed
     securities                     $29,916      $ 38,477     $52,942     $42,301     $163,636
  Investment securities              21,950            --      10,353      13,614       45,917
----------------------------------------------------------------------------------------------
Total rate sensitive assets         $51,866      $ 38,477     $63,295     $55,915     $209,553
==============================================================================================
Rate sensitive liabilities:
Deposits:
  Certificates of deposit           $17,106      $ 50,666     $32,461     $ 5,235     $105,468
  NOW and money funds                 7,741        13,004      10,464       4,379       35,588
  Passbooks                           1,265         3,455      11,810      11,158       27,688
----------------------------------------------------------------------------------------------
     Total deposits                 $26,112      $ 67,125     $54,735     $20,772     $168,744
Borrowings                            5,900         3,000       2,000         144       11,044
----------------------------------------------------------------------------------------------
Total rate sensitive liabilities    $32,012      $ 70,125     $56,735     $20,916     $179,788
==============================================================================================
Interest sensitivity GAP:
  Interval                           19,854       (31,648)      6,560      34,999           --
  Cumulative                        $19,854      $(11,794)    $(5,234)    $29,765     $ 29,765
==============================================================================================
Ratio of cumulative GAP to total
  assets                               9.37%        -5.56%      -2.47%      14.04%
==============================================================================================

The Company targets its one year gap to be in the range of +10.0% to -10.0%. At June 30, 1997 and 1996, the Company's one year gap was -5.56% and -4.37%, respectively. As part of its effort to minimize the impact changes in interest rates have on operating results, the Company continues to emphasize the origination of interest-earning assets with adjustable rates and shorter maturities and to extend the terms of its interest-bearing liabilities. The Company also maintains a high level of liquid assets, which includes assets available for sale, that could be reinvested at higher yields if interest rates were to rise. Management believes its asset and liability strategies reduce the Company's vulnerability to fluctuations in interest rates.

FINANCIAL CONDITION

The Company's consolidated assets totalled approximately $212.0 million at June 30, 1997, an increase of $15.0 million or 7.6% from June 30, 1996. The growth in assets was primarily the result of increases in investment securities and investment securities available for sale, interest-bearing deposits with other institutions and money market investment securities which were partially offset by a decrease in both mortgage-backed securities and mortgage-backed securities available for sale. The growth was funded primarily from increases in Federal Home Loan Bank Advances and savings deposits and income generated from current earnings.

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

The following table presents the average daily balances of interest-earning assets and interest-bearing liabilities for the years ended June 30, 1997, 1996 and 1995, which management believes is representative of the operations of the Company.

                                                                Year Ended June 30,
                    (in thousands)                         1997         1996         1995
-------------------------------------------------------------------------------------------
Interest-earning assets:
  Mortgage loans1                                        $122,406     $122,487     $121,129
  Consumer and other loans1                                24,401       21,959       19,436
-------------------------------------------------------------------------------------------
Total loans                                               146,807      144,446      140,565
  Mortgage-backed securities                               14,658       13,029       13,841
  Investment securities                                    35,513       26,717       18,580
  Interest-bearing deposits                                 3,029        3,366        2,440
-------------------------------------------------------------------------------------------
Total interest-earning assets                            $200,007     $187,558     $175,426
===========================================================================================
Interest-bearing liabilities:
  Passbook and club accounts                             $ 27,830     $ 28,163     $ 29,882
  NOW and money market deposit accounts                    34,763       34,081       37,732
  Certificates of deposit                                 100,969       95,788       85,981
  Borrowings                                                9,353        5,122          655
-------------------------------------------------------------------------------------------
Total interest-bearing liabilities                       $172,915     $163,154     $154,250
-------------------------------------------------------------------------------------------
Net earning assets                                       $ 27,092     $ 24,404     $ 21,176
-------------------------------------------------------------------------------------------
Average interest-earning assets as a percent of
  average interest-bearing liabilities                      115.7%       115.0%       113.7%
===========================================================================================

(1) Includes loans on which the Company has discontinued accruing interest.

The Company continually seeks to increase its level of profitability while maintaining its asset quality. This emphasis on earnings and asset quality has resulted in an increase in net income from $2.3 million for fiscal 1993 to $3.0 million for fiscal 1997, excluding the SAIF adjustment, and a continued decrease in in the ratio of non-performing assets to total assets from .47% at June 30, 1993 to .43% at June 30, 1997. The Company has also focused its efforts on more evenly matching the maturities and/or repricing characteristics of its interest-earning assets and interest-bearing liabilities in order to minimize fluctuations that may occur due to changes in market interest rates.

INVESTMENT SECURITIES AND INVESTMENT SECURITIES AVAILABLE FOR SALE

The Company's investment securities totaled $15.5 million at June 30, 1997, an increase of $5.6 million or 55.8% compared to June 30, 1996. The increase was primarily due to purchases of $13.0 million of investment securities during fiscal 1997 which was partially offset by $7.4 million of securities which matured or were called during the period. The Company primarily invests in government and corporate notes and bonds. Investment securities available for sale totaled $15.5 million at June 30, 1997, or an increase of $3.9 million compared to June 30, 1996. The increase was primarily due to the purchase of approximately $2.3 million of municipal bonds. The increase in purchases of investment securities and investment securities available for sale was primarily due to the investment of the funds generated from the increases in savings deposits and FHLB advances.

MORTGAGE-BACKED SECURITIES AND MORTGAGE-BACKED SECURITIES
AVAILABLE FOR SALE

The total of all mortgage-backed securities was $14.5 million at June 30, 1997, a decrease of $1.1 million or 7.0% compared to June 30, 1996. This decrease was primarily due a reduction in the volume of purchases of these securities in fiscal 1997 as compared to fiscal 1996. During fiscal 1997, the Company purchased approximately $600,000 of adjustable-rate mortgage-backed securities as compared to the purchase of $5.2 million of such securities in the prior fiscal year.

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

LOAN PORTFOLIO

Loans receivable increased $1.1 million or .8% to $144.7 million during the fiscal year ended June 30, 1997, as compared to an increase of $441,000 or .3% for the fiscal year ended June 30, 1996. Mortgage loan originations in fiscal years 1997 and 1996 amounted to $15.0 million, and $17.5 million, respectively. The Company originated primarily adjustable rate loans in fiscal 1997 due to current conditions in the Bank's market area. Of the total amount of mortgage and construction loans originated in fiscal 1997, $9.8 million or 65.4% were adjustable-rate mortgages as compared to $6.5 million or 37.1% in fiscal 1996. Fixed-rate mortgage and construction loan originations decreased in fiscal 1997 to $5.2 million or 34.6% as compared to $11.0 million or 37.0% in fiscal 1996.

Other loan originations and purchases, including home equity and other installment loans, totalled $15.4 million in fiscal 1997, $13.2 million in fiscal 1996, and $12.6 million in fiscal 1995. The Company has placed a greater emphasis on other installment lending, including home equity loans, personal loans, auto loans and other secured lines of credit.

DEPOSIT PORTFOLIO

Savings deposits increased $10.3 million to $175.0 million during fiscal 1997. This increase was due to the combined result of $4.0 million of net deposit growth and interest credited of approximately $6.3 million. Deposit increases occurred in certificate of deposit accounts and NOW/checking accounts partially offset by decreases in money market accounts and passbook accounts.

For the years ended June 30, 1997, 1996 and 1995, the Company had certificates of deposit with remaining terms to maturity of three (3) to ten (10) years aggregating $10.9 million, $14.1 million and $13.1 million, respectively. As part of its asset and liability planning, the Company attempts to attract longer term deposits, thereby reducing the interest rate sensitivity of its interest-bearing liabilities.

BORROWINGS

Borrowings, consisting of Federal Home Loan Bank advances, increased from $6.3 million at June 30, 1996 to $11.0 million at June 30, 1997. The Company used the additional funds as part of its asset and liability management strategy.

STOCKHOLDERS' EQUITY

Stockholders' equity increased $176,000 or .8% to $21.3 million at June 30, 1997 compared to $21.1 million at June 30, 1996. This increase resulted from net income of $2.3 million, $157,000 of unrealized gains on investments available for sale plus $44,000 of stock options exercised. These increases were reduced by the repurchase of $1.6 million of the Company's common stock, the payment of cash dividends of $660,000 on the Company's common stock and the purchase of $58,000 of the Company's stock held in a deferred compensation trust. Under regulations adopted by the Federal Deposit Insurance Corporation ("FDIC"), the Company is required to maintain Tier I (Core) capital equal to at least 4% of the Company's adjusted total assets, and Tier II (Supplementary) risk-based capital equal to at least 8% of the risk-weighted assets. At June 30, 1997, the Company exceeded all of its regulatory capital requirements. See "Liquidity and Capital Resources."

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

RESULTS OF OPERATIONS

The results of operations of the Company depend substantially on its net interest income, which is determined by the interest rate spread between the Company's interest-earning assets and interest-bearing liabilities and the relative amounts of such assets and liabilities. The following table sets forth the average yields earned on the Company's interest-earning assets and the average rates paid on its interest-bearing liabilities for the periods indicated, the weighted average yields and the rates at June 30, 1997, the resulting average interest rate spreads, and the net yield on interest-earning assets.


                                           At June 30,             Year Ended June 30,
                                              1997          1997          1996          1995
---------------------------------------------------------------------------------------------
Average yield on1:
  Mortgage loans                               7.72%         7.97%         8.15%         8.10%
  Consumer loans                               8.63          8.50          9.01          9.26
---------------------------------------------------------------------------------------------
Total loans                                    7.87          8.06          8.28          8.26
  Mortgage-backed securities                   7.23          7.07          7.31          7.29
  Investment securities                        6.66          6.51          6.30          5.83
  Interest-earning deposits                    6.26          5.28          5.50          5.16
---------------------------------------------------------------------------------------------
Total interest-earning assets                  7.56          7.67          7.88          7.89
=============================================================================================
Average rates paid on1:
  Passbook and club accounts                   2.49          2.50          2.50          2.51
  NOW and money market accounts                1.95          1.95          2.01          2.10
  Certificates of deposit                      5.86          5.75          5.88          5.54
  Borrowings                                   5.75          5.66          5.88          7.07
---------------------------------------------------------------------------------------------
Total interest-bearing liabilities             4.56          4.46          4.49          4.11
---------------------------------------------------------------------------------------------
Average interest rate spread                   3.00%         3.21%         3.39%         3.78%
=============================================================================================
Net yield on interest-earning assets2           N/A          3.82%         3.98%         4.27%
=============================================================================================

(1) Average yields and rates are calculated by dividing the interest income or expense for the period by the average daily balance which, with respect to loans and loans held for sale, includes loans on which the Company has discontinued accruing interest. The weighted averages at June 30, 1997 are based on the weighted average contractual rates.

(2) Net interest income divided by average interest-earning assets.

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

 RATE/VOLUME ANALYSIS

 The following table presents certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes attributable to (1) changes in rate (change in rate multiplied by old volume), (2) changes in volume (changes in volume multiplied by old rate), and (3) changes in rate-volume (change in rate multiplied by the change in volume). Changes in net interest income due to both volume and rate were combined with the changes of each based on their proportionate amounts.

                                                                    Fiscal 1997
                                                              Compared to Fiscal 1996
                                                            Increase (Decrease) Due to
-------------------------------------------------------------------------------------------
                                                                        Rate/
                                              Rate      Volume         Volume         Total
-------------------------------------------------------------------------------------------
Interest income on interest-earning assets:
  Mortgage loans                              $(219)      $  (7)          $ --        $(226)
  Consumer loans                               (111)        220            (12)          97
  Mortgage-backed securities                    (32)        119             (4)          83
  Investment securities                          56         554             18          628
  Interest-earning deposits                      (7)        (19)             1          (25)
-------------------------------------------------------------------------------------------
     Total                                     (313)        867              3          557
-------------------------------------------------------------------------------------------
Interest expense on interest-bearing
  liabilities:
  Deposits                                      (79)        246             (3)         164
  Borrowings                                    (11)        252             (9)         232
-------------------------------------------------------------------------------------------
     Total                                      (90)        498            (12)         396
-------------------------------------------------------------------------------------------
Net change in net interest income             $(223)       $369           $ 15        $ 161
===========================================================================================

                                                                    Fiscal 1996
                                                              Compared to Fiscal 1995
                                                            Increase (Decrease) Due to
-------------------------------------------------------------------------------------------
                                                                        Rate/
                                              Rate      Volume         Volume         Total
-------------------------------------------------------------------------------------------
Interest income on interest-earning assets:
  Mortgage loans                              $  59        $110           $  1        $ 170
  Consumer loans                                (48)        234             (6)         180
  Mortgage-backed securities                      3         (59)            --          (56)
  Investment securities                          86         475             38          599
  Interest-earning deposits                       8          48              3           59
-------------------------------------------------------------------------------------------
     Total                                      108         808             36          952
-------------------------------------------------------------------------------------------
Interest expense on interest-bearing
  liabilities:
  Deposits                                      521         182             15          718
  Borrowings                                     (8)        314            (51)         255
-------------------------------------------------------------------------------------------
     Total                                      513         496            (36)         973
-------------------------------------------------------------------------------------------
Net change in net interest income             $(405)       $312           $ 72        $ (21)
===========================================================================================

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

INTEREST INCOME ON LOANS AND LOANS HELD FOR SALE

Interest on loans and loans held for sale decreased by $129,000 or 1.1% in fiscal 1997 primarily due to a decrease in the average yield earned on the portfolio from 8.28% during fiscal 1996 to 8.06% during fiscal 1997. The average balance of the mortgage loan portfolio decreased by $81,000 or .1% and the average balance of the consumer loan portfolio increased by $2.4 million or 11.1% during fiscal 1997. Interest on loans and loans held for sale increased $349,000 or 3.0% in fiscal 1996 primarily due to a $3.9 million or 2.8% increase in the average balance of the loan portfolio. The average yield earned on the portfolio increased slightly to 8.28% during fiscal 1996 from 8.26% during fiscal 1995. The average balance of the mortgage loan portfolio increased $1.3 million or 1.1% and the average balance of the consumer loan portfolio increased $2.5 million or 13.0% during fiscal 1996. The increase in the average balance of the loan portfolio during both fiscal 1997 and 1996 was primarily due to continued originations. The decrease in the average yield during fiscal 1997 was primarily due to increased originations of adjustable-rate mortgage loans which generally have lower initial rates of interest compared to fixed rate loans and the increased originations of home equity loans and auto loans that have lower rates of interest due to the competitive interest rates in the CompanyIs market area.

INTEREST INCOME ON MORTGAGE-BACKED SECURITIES AND
MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

Interest income on mortgage-backed securities increased $83,000 or 8.7% during fiscal 1997 primarily due to a $1.6 million increase in the average outstanding balance. The increase in the average outstanding balance was due to the purchase of $5.2 million of these securities during the third and fourth quarters of fiscal 1996. The yield on mortgage-backed securities decreased from 7.31% in fiscal 1996 to 7.07% in fiscal 1997. Interest income on mortgage-backed securities decreased $56,000 or 5.6% during fiscal 1996 primarily due to a $812,000 or 5.9% decrease in the average outstanding balance. The decline in the average balance was primarily due to repayments of the loans underlying the mortgage-backed securities and the sale of approximately $703,000 of mortgage-backed securities available for sale. The yield on mortgage-backed securities increased slightly from 7.29% in fiscal 1995 to 7.31% in fiscal 1996.

INTEREST INCOME ON INVESTMENTS AND INVESTMENTS AVAILABLE FOR SALE

Interest on investments and investments available for sale, consisting primarily of U.S. Government and agency securities, high-grade corporate notes, mutual funds, municipal bonds and FHLB stock, increased by $628,000 or 37.3% during fiscal 1997 primarily due to an $8.8 million increase in the average balance of these securities. In addition, the average yield on these investments increased from 6.30% in fiscal 1996 to 6.51% in fiscal 1997. The increase in the average outstanding balance during fiscal 1997 was primarily due to the increased purchases of these securities with the funds generated from the increases in savings deposits and FHLB advances. Interest on investments and investments available for sale increased by $599,000 or 55.3% during fiscal 1996 primarily due to a $8.1 million or 43.8% increase in the average balance of these securities. In addition, the average yield on these investments increased from 5.83% in fiscal 1995 to 6.30% in fiscal 1996. The increase in the average outstanding balance during fiscal 1996 was primarily due to increased purchases of these securities due to the decline in loan originations as a result of the general real estate market in the Company's area. The increase in yield during fiscal 1996 primarily reflects the general rise in interest rates.

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

INTEREST INCOME ON INTEREST-EARNING DEPOSITS

Interest on deposits, consisting of interest-bearing deposits maintained with the FHLB of Pittsburgh, decreased by $25,000 or 13.5% during fiscal 1997 compared to fiscal 1996 and increased by $59,000 or 46.8% during fiscal 1996 compared to fiscal 1995. The decrease in fiscal 1997 was primarily due to a $337,000 decrease in the average outstanding balance of these deposits. In addition, the average yield decreased from 5.50% in fiscal 1996 to 5.28% in fiscal 1997. The increase in fiscal 1996 was primarily due to a $926,000 or 38.0% increase in the average outstanding balance of these deposits. In addition, the average yield increased from 5.16% in fiscal 1995 to 5.50% in fiscal 1996.

INTEREST EXPENSE ON SAVINGS DEPOSITS

Interest expense on savings deposits increased by $164,000 or 2.3% in fiscal 1997 primarily due to a $5.5 million increase in the average balance of savings deposits. This increase was partially offset by a decrease in the average rate paid on deposits from 4.44% in fiscal 1996 to 4.39% in fiscal 1997. The increase in the average balance of deposits during fiscal 1997 was primarily due to increased marketing of the Company's certificate of deposit and checking products. Interest expense on savings deposits increased $717,000 or 11.4% in fiscal 1996 primarily due to an increase in the average rate paid on deposits from 4.10% in fiscal 1995 to 4.44% in fiscal 1996. The average balance of savings deposits increased by $4.4 million or 2.9% during fiscal 1996. The increase in the average rate paid on savings deposits during fiscal 1996 was primarily due to the migration of deposits from lower yielding passbook and money market funds into certificates of deposit which have higher rates of interest.

INTEREST EXPENSE ON BORROWINGS

Interest expense on borrowings increased $232,000 in fiscal 1997 primarily due to a $4.2 million increase in the average outstanding balance which was partially offset by a decrease in the average rate paid on borrowings from 5.88% in fiscal 1996 to 5.66% in fiscal 1997. Interest expense on borrowings increased $255,000 in fiscal 1996 primarily due to a $4.5 million increase in the average outstanding balance which was partially offset by a decrease in the average rate paid on borrowings from 7.02% in fiscal 1995 to 5.88% in fiscal 1996. The increased borrowings during fiscal 1997 and 1996 were used by the Company as part of its asset and liability strategy.

NET INTEREST INCOME

Net interest income increased by $161,000 or 2.2% in fiscal 1997 as compared to fiscal 1996 and decreased by $21,000 or .3% in fiscal 1996 over the prior fiscal year. The increase in fiscal 1997 was primarily due to the increases in the average outstanding balance of investments and investments available for sale, loans receivable and mortgage-backed securities and mortgage-backed securities available for sale. These increases were partially offset by increases in the average outstanding balance of savings deposits and borrowings. The decrease in fiscal 1996 was primarily due to an increase in the average rate paid on deposits and increases in the average outstanding balances of such deposits and borrowings. These increases were partially offset by increases in the average outstanding balances of investments and loans.

Interest-earning assets as a percent of interest-bearing liabilities amounted to 115.7%, 115.0% and 113.7% at June 30, 1997, 1996 and 1995, respectively, and the average interest rate spread was 3.21%, 3.39% and 3.78% for fiscal 1997, 1996 and 1995, respectively. The Company's average interest rate spread has decreased from 3.78% in fiscal 1995 to 3.21% in fiscal 1997, primarily due to increases in the average rates paid on the Company's savings deposits. The Company's net interest income continued to exceed its total other expenses in fiscal 1997 and 1996, and the Company intends to continue to manage its assets and liabilities in order to maintain its net interest income at levels in excess of total other expenses.

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

PROVISION FOR POSSIBLE LOAN LOSSES

Financial institutions are subject to the risk of possible loan losses as one of the costs of lending. While the Company recognizes as losses all loans which are determined to be uncollectible, experience dictates that at any point in time, losses may exist in the portfolio which cannot be specifically identified. As a result, a provision for such unidentifiable losses is established and charged against current earnings to represent management's best estimate of such potential losses. The provision for possible loan losses for fiscal 1997, 1996 and 1995 amounted to $30,000, $30,000 and $100,000, respectively.

At June 30, 1997, 1996 and 1995, the allowance for possible loan losses was $1.9 million or 1.3% of the total loan portfolio. As a percentage of non-performing loans (loans delinquent 90 days and over, net of specific reserves) the allowances for possible loan losses were 212.4%, 310.3%, and 363.3% at June 30, 1997, 1996 and 1995, respectively.

A review is conducted at least quarterly by management to determine that the allowance for possible loan losses is adequate to absorb estimated loan losses. Additionally, steps have been taken to strengthen and improve the Company's overall underwriting, collection and recovery procedures. These steps are expected to limit or reduce the level of loan losses in the future. In determining the level of allowances for possible loan losses required, consideration is given to general economic conditions, diversification of loan portfolios, historical loss experience, identified credit problems, delinquency levels and adequacy of collateral. Although management believes that the current allowance for possible loan losses is adequate, future additions to the reserves may be necessary due to changes in economic conditions. In addition, as an integral part of their periodic examination, the various regulatory agencies review the adequacy of the Company's allowances for possible loan losses. An agency may require the Company to make additions to the allowances based on their judgement. No such additions were required to be made during the Company's most recent examination.

During fiscal 1996, the Company adopted FASB Statement No. 114 "Accounting by Creditors for Impairment of a Loan." FAS 114 defines the term "impaired loan" and gives the creditor ways to measure the impairment. The measurement of impairment may be based on (1) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (2) the observable market price of the impaired loan or (3) the fair value of the collateral of a collateral dependent loan. The adoption of FAS 114 has not been material to the Company's operations.

OTHER INCOME

Fees and service charges increased by $71,000 or 17.5% in fiscal 1997 and by $2,000 or .5% in fiscal 1996. The increase in fiscal 1997 was primarily due to increases in the fees and service charges earned on the Bank's NOW accounts.

During fiscal 1997, the Company realized net gains of $125,000 on investments, mortgage-backed securities and loans in its available for sale portfolio. Gains of $113,000 and $12,000 were recorded on the sale of investment securities and loans, respectively. During fiscal 1996, the Company realized net gains of $92,000 on investments, mortgage-backed securities and loans available for sale. Gains of $48,000, $37,000 and $7,000 were recorded on the sale of mortgage-backed securities, investment securities and loans, respectively.

Other operating income, which primarily consists of miscellaneous fees, rents, and other income, was $116,000, $130,000 and $110,000 in fiscal 1997, 1996 and
1995, respectively. The decrease in fiscal 1997 was primarily due to a decrease in other non-operating income resulting from a settlement of litigation received by the Company in fiscal 1996.

Total other income increased $90,000 or 14.4% in fiscal 1997 and by $145,000 or 30.1% in fiscal 1996. The increase in fiscal 1997 was primarily due to the increases in fees and service charges and gains on the sale of investments, mortgage-backed securities and loans available for sale. The increase in fiscal 1996 was primarily due to increases in the gains on the sale of investments, mortgage-backed securities and loans available for sale and in other operating income.

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

OPERATING EXPENSES

Compensation and employee benefits, which is the largest component of total operating expenses, increased by $57,000 or 3.4% in fiscal 1997 and by $28,000 or 1.7% in fiscal 1996. The increase in fiscal 1997 was primarily due to normal salary and benefit increases. The increase in fiscal 1996 was primarily due to normal salary and benefit increases that were partially offset by certain reductions in staff that occurred during fiscal 1995.

Premises and occupancy expense increased by $25,000 or 5.4% in fiscal 1997 and by $35,000 or 8.1% in fiscal 1996. The increase in fiscal 1997 was primarily due to increases in furniture, fixture and equipment depreciation and expenses and office building depreciation. The increases in depreciation were due to renovations made during fiscal 1997. The increase in fiscal 1996 was primarily due to increases in furniture, fixtures and equipment expense and repairs and maintenance.

Federal insurance premiums increased by $834,000 or 223.0% in fiscal 1997 and by $12,000 or 3.3% in fiscal 1996. The increase in fiscal 1997 was due to the $1.1 million pre-tax charge for the FDIC's one-time special assessment to recapitalize the SAIF. Excluding this charge, Federal insurance premiums decreased $225,000 or 60.2% during fiscal 1997. The amount of the premium is based upon the average amount of deposits outstanding. The premium rate for Federal deposit insurance decreased to approximately 6.5 basis points in fiscal 1997 from 23 basis points in fiscal 1996 as a result of the recapitalization of the SAIF.

In fiscal 1997, the Company had a net gain of $31,000 from its real estate owned ("REO"). In fiscal 1996 and 1995, the Company incurred a net loss of $5,000 and a net gain of $31,000, respectively.

Data processing expenses increased by $3,000 or 1.2% in fiscal 1997 and by $10,000 or 4.2% in fiscal 1996. The increase in both fiscal 1997 and 1996 was primarily attributable to increases in certain service bureau charges.

Professional fees decreased by $66,000 in fiscal 1997 and by $42,000 in fiscal 1996. The decrease in both years was primarily due to decreased legal expenses.

INCOME TAXES

Income taxes decreased $277,000 or 17.1% in fiscal 1997 and increased $17,000 or 1.1% in fiscal 1996 over the comparable prior years. The decrease in fiscal 1997 was primarily due to lower pre-tax income as a result of the $1.1 million one-time special FDIC assessment. The increase in fiscal 1996 was due to a $169,000 or 4.1% increase in income before income taxes partially offset by a decrease in the Company's effective tax rate.

NET INCOME

Net income decreased $346,000 or 13.0% in fiscal 1997 primarily due to the $1.1 million pre-tax special one-time SAIF assessment. Excluding that assessment, net income increased $290,000 or 10.9%. Net income increased $122,000 or 4.8% in fiscal 1996 primarily due to a $145,000 increase in other income and a $49,000 increase in net interest income after provision for loan losses.

LIQUIDITY AND CAPITAL RESOURCES

The Company's assets increased from $188.9 million at June 30, 1995 to $196.9 million at June 30, 1996, and to $212.0 million at June 30, 1997. Stockholders' equity increased from $18.9 million at June 30, 1995 to $21.1 million at June 30, 1996, and $21.3 million at June 30, 1997. At June 30, 1997, stockholders' equity amounted to 10.0% of the Company's total assets under generally accepted accounting principles ("GAAP").

The Company is currently required to maintain Tier I (Core) capital equal to at least 4.0% of its adjusted total assets and Tier II (Supplementary) risk-based capital equal to at least 8.0% of its risk-weighted assets. At June 30, 1997, the Company substantially exceeded all of these requirements with Tier I and Tier II ratios of 9.91% and 20.61%, respectively.

During the fiscal years ended June 30, 1997, 1996 and 1995, the Company had positive cash flows from operating activities. Cash and cash equivalents increased by $5.7 million, decreased by $5.5 million and

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

increased by $772,000 for the fiscal years ended June 30, 1997, 1996 and 1995, respectively. See Consolidated Statements of Cash Flows.

Cash flows from operating activities for the periods covered by the Consolidated Statements of Cash Flows have been primarily related to net income and operations. Operating activities provided $1.9 million of cash in fiscal 1997, $2.1 million in fiscal 1996 and $1.7 million in fiscal 1995.

Investing activities used cash on a net basis of $8.9 million in fiscal 1997, $12.9 million in fiscal 1996, and $9.3 million in fiscal 1995. This was primarily due to the amount of loans originated and the purchase of investment securities and mortgage-backed securities which were greater than cash provided by the sales, maturities and periodic principal payments received on investments and loans.

Cash flows from financing activities for the periods covered by the Consolidated Statements of Cash Flows have been primarily related to changes in deposits and borrowings. Financing activities generated $12.6 million of cash in fiscal 1997, due to a net increase of $5.3 million in FHLB advances, $10.3 million in deposits and $44,000 from stock options exercised. These increases were partially offset by $1.6 million of treasury stock acquired, $660,000 of cash dividends paid and a decrease of $167,000 in advance deposits by borrowers for taxes and insurance. During fiscal 1996, financing activities generated $5.3 million of cash due to a net increase of $4.3 million in FHLB advances, $1.4 million in deposits and $77,000 from stock options exercised. These increases were partially offset by $446,000 of cash dividends paid and a decrease of $77,000 in advance deposits by borrowers for taxes and insurance.

The Company's primary source of funds consists of deposits bearing market rates of interest, loan repayments and current earnings. Also, advances from the FHLB of Pittsburgh may be used on short term basis to compensate for savings outflows or on a long term basis to support expanded lending and investment activities.

The Company uses its capital resources principally to meet its on-going commitments to fund maturing certificates of deposit and deposit withdrawals, fund existing and continuing loan commitments, maintain its liquidity and meet operating expenses. At June 30, 1997, the Company had commitments to originate loans totalling $6.3 million. Scheduled maturities of certificates of deposit during fiscal 1998 totalled $67.8 million at June 30, 1997. Management believes that by evaluating competitive instruments and pricing in its market area, the Company can generally retain a substantial portion of its maturing certificates of deposit.

IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related data presented herein have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effect of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

RECENT LEGISLATION

On September 30, 1996, President Clinton signed into law legislation to eliminate the premium differential between SAIF-insured institutions and BIF-insured institutions by recapitalizing the SAIF's reserves to the required ratio of 1.25% of insured deposits. The legislation provided that the holders of SAIF-assessable deposits pay a one-time special assessment to recapitalize the SAIF.

Effective October 8, 1996, the FDIC imposed a one-time special assessment equal to 65.7 basis points for all SAIF-assessable deposits as of March 31, 1995, which was collected on November 27, 1996. The Company's one-time special assessment amounted to $1.1 million. Net of related tax benefits, the one-time special assessment amounted to $636,000. The payment of the special assessment reduced the Company's capital by the amount of the assessment.

Following the imposition of the one-time special assessment, the FDIC lowered assessment rates for SAIF members to reduce the disparity in the assessment rates paid by BIF and SAIF members. Beginning October 1, 1996, effective SAIF rates range from zero basis points to 27 basis points which is the same range of premiums

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

as the BIF rates. From 1997 through 1999, FDIC-insured institutions will pay 6.4 basis points of their SAIF-assessable deposits and approximately 1.3 basis points of their BIF-assessable deposits to fund the Financing Corporation. Based upon the $175.6 million of SAIF-assessable deposits at June 30, 1997, the Company would expect to pay approximately $28,000 in insurance premiums per quarter during 1997.

RECENT ACCOUNTING DEVELOPMENTS

On July 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." SFAS No. 121 establishes guidelines for recognition of impairment losses related to long-lived assets and certain intangibles and related goodwill for both assets held and used as well as assets held for disposition. This statement excludes financial instruments, long-term customer relationships of financial institutions, mortgage and other servicing rights and deferred tax assets. Adoption of this statement was immaterial to the Company's financial position and results of operations.

On January 1, 1997, SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," became effective. SFAS No. 125 establishes the criteria for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 supersedes several accounting standards including SFAS No. 122, "Accounting for Mortgage Servicing Rights." The adoption of SFAS No. 125 was immaterial to the Company's financial position and results of operations.

In February 1997, the FASB released SFAS No. 128, "Earnings Per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, Earnings Per Share, and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of Basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. The effect of SFAS No. 128 on the Company's EPS is not expected to be significant.

In March 1997, the FASB issued SFAS No. 129, "Disclosure of Information About Capital Structure." SFAS No. 129 continues the existing requirements to disclose the pertinent rights and privileges of all securities other than ordinary common stock but expands the number of companies subject to portions of its requirements. Specifically, the Statement requires all entities to provide the capital structure disclosures previously required by APB Opinion No. 15. Companies that were exempt from the provision of APB Opinion No. 15 will now need to make those disclosures. This standard is not expected to impact the Company's current presentation regarding capital structure.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required.