Form 10-K405, Exhibit 13
period 1998-06-30
LAUREL CAPITAL GROUP INC
filed 1998-09-28
CIK 892158

                                                                      Exhibit 13

                       LOGO    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------
At June 30, 1998 and 1997

(in thousands, except per share data)                           1998        1997
----------------------------------------------------------------------------------
ASSETS
Cash                                                          $    753    $    406
Money market investments                                         3,532       9,086
Interest-earning deposits with other institutions                7,092       5,843
Investment securities available for sale (note 2)               25,539      15,494
Investment securities (market value of $14,097 and $15,504)
  (note 2)                                                      14,003      15,494
Mortgage-backed securities available for sale (note 3)          11,554      13,259
Mortgage-backed securities (market value of $1,068 and
  $1,230) (note 3)                                               1,051       1,220
Loans receivable, held for sale (note 4)                         1,633       1,827
Loans receivable, net of unearned discounts of $7 and $34      152,976     146,613
Allowance for possible loan losses                              (1,852)     (1,943)
----------------------------------------------------------------------------------
  Loans receivable, net (notes 4 and 5)                        151,124     144,670
Federal Home Loan Bank Stock (note 6)                            1,277       1,277
Real estate owned                                                  143          --
Accrued interest receivable:
  Loans                                                            854         894
  Interest-earning deposits and investments                        406         505
  Mortgage-backed securities                                        73          86
Office properties and equipment, net of accumulated
  depreciation (note 7)                                          1,322       1,267
Prepaid expenses and sundry assets                                 630         659
----------------------------------------------------------------------------------
     Total Assets                                             $220,986    $211,987
----------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Savings deposits (note 8)                                   $175,390    $175,019
  FHLB Advances (note 9)                                        17,033      11,044
  Advance deposits by borrowers for taxes and insurance          3,143       3,154
  Accrued interest payable on savings deposits                     523         533
  Accrued income taxes (note 10)                                   169         289
  Other accrued expenses and sundry liabilities                  1,222         686
----------------------------------------------------------------------------------
     Total Liabilities                                         197,480     190,725
----------------------------------------------------------------------------------
Stockholders' Equity (note 11)
  Common stock, $.01 par value; 5,000,000 shares authorized;
     2,305,055 and 2,277,913 shares issued, respectively            23          23
  Additional paid-in capital                                     4,823       4,682
  Treasury stock, at cost (113,670 shares)                      (1,626)     (1,626)
  Retained earnings                                             20,200      18,095
  Unrealized gains on securities available for sale, net of
     tax                                                           290         206
  Stock held in deferred compensation trust                       (204)       (118)
----------------------------------------------------------------------------------
     Total Stockholders' Equity                                 23,506      21,262
----------------------------------------------------------------------------------
     Total Liabilities and Stockholders' Equity               $220,986    $211,987
----------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                       LOGO    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
For the years ended June 30, 1998, 1997, and 1996

(in thousands, except per share data)                    1998          1997          1996
--------------------------------------------------------------------------------------------
Interest income:
  Loans                                               $   11,819    $   11,835    $   11,964
  Mortgage-backed securities                                 970         1,036           953
  Investments                                              2,660         2,311         1,683
  Interest-earning deposits                                  316           160           185
--------------------------------------------------------------------------------------------
    Total interest income                                 15,765        15,342        14,785
Interest expense:
  Savings deposits (note 8)                                7,349         7,182         7,018
  Borrowings (note 9)                                        720           533           301
--------------------------------------------------------------------------------------------
    Total interest expense                                 8,069         7,715         7,319
--------------------------------------------------------------------------------------------
Net interest income before provision for possible
  loan losses                                              7,696         7,627         7,466
Provision for possible loan losses                            18            30            30
--------------------------------------------------------------------------------------------
Net interest income after provision for possible
  loan losses                                              7,678         7,597         7,436
--------------------------------------------------------------------------------------------
Other income:
  Service charges                                            595           476           405
  Net gain on sales of investments and
    mortgage-backed securities available for sale            186           113            85
  Gain on the sale of loans held for sale                     32            12             7
  Other operating income                                     169           116           130
--------------------------------------------------------------------------------------------
    Total other income                                       982           717           627
--------------------------------------------------------------------------------------------
Operating expenses:
  Compensation and employee benefits (note 12)             1,734         1,750         1,693
  Premises and occupancy costs                               498           491           466
  Federal insurance premiums                                 109           149           374
  Special SAIF assessment                                     --         1,059            --
  Net (income) loss on real estate owned                      (5)          (31)            5
  Data processing expense                                    255           252           249
  Professional fees                                          487           178           244
  Other operating expenses                                   819           803           746
--------------------------------------------------------------------------------------------
    Total operating expenses                               3,897         4,651         3,777
--------------------------------------------------------------------------------------------
Income before income taxes                                 4,763         3,663         4,286
--------------------------------------------------------------------------------------------
Provision for income taxes (note 10)
  Federal                                                  1,383         1,091         1,319
  State                                                      329           253           302
--------------------------------------------------------------------------------------------
    Total income taxes                                     1,712         1,344         1,621
--------------------------------------------------------------------------------------------
  Net income                                          $    3,051    $    2,319    $    2,665
--------------------------------------------------------------------------------------------
Earnings per share(note 1)
  Basic
    Net income                                        $     1.40    $     1.03    $     1.18
    Average number of shares outstanding               2,176,893     2,247,021     2,256,238
--------------------------------------------------------------------------------------------
  Diluted
    Net income                                        $     1.32    $     1.00    $     1.15
    Average number of shares outstanding               2,312,389     2,325,658     2,323,455
--------------------------------------------------------------------------------------------
Dividends paid per share                              $     0.44    $     0.29    $     0.19
--------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                       LOGO    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
For the years ended June 30, 1998, 1997, and 1996

                                                                      Unrealized
                                                                        Gains
                                                                     (Losses) on     Stock Held
                                 Additional                           Securities    in Deferred        Total
                         Common   Paid-in     Treasury    Retained    Available     Compensation   Stockholders'
    (in thousands)       Stock    Capital       Stock     Earnings     for Sale        Trust           Equity
-----------------------------------------------------------------------------------------------------------------
Balance, June 30, 1995      $15      $4,539          --    $14,217           $147             --          $18,918
Stock options exercised
  (30,613 shares)            --         107          --         --             --             --              107
Dividends paid               --          --          --       (446)            --             --             (446)
Unrealized losses on
  securities available
  for sale                   --          --          --         --            (98)            --              (98)
Stock purchased by
  deferred compensation
  trust                      --          --          --         --             --            (60)             (60)
Net income                   --          --          --      2,665             --             --            2,665
-----------------------------------------------------------------------------------------------------------------
Balance, June 30, 1996      $15      $4,646          --    $16,436            $49           ($60)         $21,086
Stock options exercised
  (8,913 shares)             --          44          --         --             --             --               44
Dividends paid               --          --          --       (660)            --             --             (660)
Treasury stock
  purchased (113,670
  shares)                    --          --      (1,626)        --             --             --           (1,626)
Unrealized gains on
  securities available
  for sale                   --          --          --         --            157             --              157
Stock purchased by
  deferred compensation
  trust                      --          --          --         --             --            (58)             (58)
Net income                   --          --          --      2,319             --             --            2,319
-----------------------------------------------------------------------------------------------------------------
Balance, June 30, 1997      $15      $4,690     ($1,626)   $18,095           $206          ($118)         $21,262
Stock options exercised
  (27,227 shares)            --         141          --         --             --             --              141
Retroactive effect of
  stock issued as a
  result of stock split
  declared on December
  18, 1997                    8          (8)         --         --             --             --               --
Dividends paid               --          --          --       (946)            --             --             (946)
Unrealized gains on
  securities available
  for sale                   --          --          --         --             84             --               84
Stock purchased by
  deferred compensation
  trust                      --          --          --         --             --            (86)             (86)
Net income                   --          --          --      3,051             --             --            3,051
-----------------------------------------------------------------------------------------------------------------
Balance, June 30, 1998      $23      $4,823     ($1,626)   $20,200           $290          ($204)         $23,506
-----------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                       LOGO    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
For the years ended June 30, 1998, 1997, and 1996

(in thousands)                                                    1998        1997        1996
----------------------------------------------------------------------------------------------
Net income:                                                   $  3,051    $  2,319    $  2,665
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation                                                   149         139         117
    Provision for possible loan losses                              18          30          30
    Net gain on the sale of real estate owned                      (16)        (42)        (10)
    Net gain on the sale of investments and mortgage-backed
      securities available for sale                               (186)       (113)        (85)
    Gain on the sale of loans held for sale                        (32)        (12)         (7)
    Amortization of deferred loan fees                            (214)       (166)       (234)
    Origination of loans held for sale                            (881)       (907)       (966)
    Proceeds from the sale of loans held for sale                1,107         719         550
    Decrease (increase) in accrued interest receivable             152        (266)        (71)
    (Decrease) increase in accrued interest payable                (10)        (41)         53
    Other--net                                                     304         278          78
----------------------------------------------------------------------------------------------
      Net cash provided by operating activities                  3,442       1,938       2,120
----------------------------------------------------------------------------------------------
Investing activities:
  Purchase of investment securities                            (19,160)    (12,994)    (10,157)
  Purchase of investment securities available for sale         (14,567)     (5,156)    (10,571)
  Purchase of mortgage-backed securities                            --          --        (900)
  Purchase of mortgage-backed securities available for sale         --        (600)     (5,216)
  Purchase of FHLB stock                                            --          (2)        (15)
  Proceeds from investment maturities                           22,347       7,950      10,500
  Proceeds from the sale of investment securities available
    for sale                                                     3,240       1,053         349
  Proceeds from the sale of mortgage-backed securities
    available for sale                                              --          --         703
  Principal repayments of investment and mortgage-backed
    securities
    available for sale                                           1,616       1,459       1,655
  Principal repayments of investment and mortgage-backed
    securities                                                     169         326       1,261
  Increase in loans                                             (6,591)     (1,002)       (394)
  Proceeds from the sale of real estate owned                      206         261         105
  Net additions to office properties and equipment                (204)       (160)       (180)
----------------------------------------------------------------------------------------------
      Net cash used by investing activities                    (12,944)     (8,865)    (12,860)
----------------------------------------------------------------------------------------------
Financing activities:
  Net increase (decrease) in demand and club accounts            1,341       2,256      (1,086)
  Net (decrease) increase in time deposit accounts                (970)      8,080       2,461
  Net increase in FHLB advances                                  5,989       4,717       4,327
  Decrease in advance deposits by borrowers for taxes and
    insurance                                                      (11)       (167)        (77)
  Stock options exercised                                          141          44         107
  Acquisition of treasury stock                                     --      (1,626)         --
  Dividends paid                                                  (946)       (660)       (446)
----------------------------------------------------------------------------------------------
      Net cash provided by financing activities                  5,544      12,644       5,286
----------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                         (3,958)      5,717      (5,454)
Cash and cash equivalents at beginning of period                15,335       9,618      15,072
----------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                    $ 11,377    $ 15,335    $  9,618
----------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
----------------------------------------------------------------------------------------------
Cash paid during the period for:
  Interest on savings deposits                                $  7,359    $  7,223    $  6,997
  Interest on FHLB advances                                        611         503         295
  Income taxes                                                   1,839       1,216       1,581
Transfer of loans to real estate owned                             333          --         227
Transfer of investment securities to available for sale             --          --       1,402
Transfer of mortgage-backed securities to available for sale        --          --       6,461
Cash paid during the period for interest includes interest credited on deposits of $6,449,
$6,270 and $6,105 for the years ended June 30, 1998, 1997 and 1996, respectively.
----------------------------------------------------------------------------------------------

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

CONSOLIDATION
     The consolidated financial statements include the accounts of the Laurel Capital Group, Inc. and its wholly-owned subsidiary, Laurel Savings Bank, after elimination of intercompany accounts and transactions.

INVESTMENT AND MORTGAGE-BACKED SECURITIES
     Statement of Financial Accounting Standards (SFAS) No. 115 requires that investments be classified as either: (1) Securities Held to Maturity--debt securities that the Company has the positive intent and ability to hold to maturity and reported at amortized cost; (2) Trading Securities--debt and equity securities bought and held principally for the purpose of selling them in the near term and reported at fair value, with unrealized gains and losses included in the current period earnings; or (3) Securities Available for Sale--debt and equity securities not classified as either Securities Held to Maturity or Trading Securities and reported at fair value, with unrealized gains and losses included as a separate component of stockholders' equity. The cost of securities sold is determined on a specific identification basis.

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

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

LOANS
     Loans receivable are stated at unpaid principal balances net of the allowance for possible loan losses and net of deferred loan fees and discounts. In accordance with SFAS Nos. 114 and 118, the Bank considers all one-to-four family residential mortgage loans and all consumer loans (as presented in Note 4) to be smaller homogeneous loans. As such, these loans are collectively evaluated for impairment. Loans within the scope of these statements are considered impaired when, based on current information and events, it is probable that all principal and interest will not be collected in accordance with the contractual terms of the loans. Management determines the impairment of loans based on knowledge of the borrower's ability to repay the loan according to the contractual agreement, the borrower's repayment history and the fair value of collateral for certain collateral dependent loans. Pursuant to SFAS 114, management does not consider an insignificant delay or insignificant shortfall to impair a loan. Management has determined that a delay less than 90 days will be considered an insignificant delay and that an amount less than $5,000 will be considered an insignificant shortfall. The Bank does not apply SFAS 114 using major risk calculations, but on a loan by loan basis. All loans are charged off when management determines that principal and interest are not collectible.

     Any excess of the Bank's recorded investment in the loans over the measured value of the loans in accordance with SFAS 114 is provided for in the allowance for loan losses. The Bank reviews its loans for impairment on a quarterly basis.

     The accrual of interest on all loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due or when the loan becomes 90 days past due, whichever occurs first. When interest accrual is discontinued, all unpaid accrued interest is reserved. Such interest ultimately collected is credited to income in the period of recovery or applied to reduce principal if there is sufficient doubt about the collectibility of principal. Consumer loans more than 120 days or 180 days delinquent (depending on the nature of the loan) are generally required to be written off.

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

INCOME TAXES
     The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

EARNINGS PER SHARE
     In February 1997, the FASB released SFAS No. 128, "Earnings Per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, "Earnings Per Share," and makes them

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

     comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. The Company adopted SFAS No. 128 as of December 31, 1997 and all prior period per share amounts have been restated. In addition, all weighted average share and per share amounts reflect the three-for-two stock split paid on January 16, 1998.

The following table sets forth the computation of basic and diluted earnings per share:

                                                                   June 30,
                                                  1998               1997               1996
-----------------------------------------------------------------------------------------------
Basic earnings per share:
  Net income                                   $    3,051         $    2,319         $    2,665
  Weighted average shares outstanding           2,176,893          2,247,021          2,256,238
  Earnings per share                           $     1.40         $     1.03         $     1.18

Diluted earnings per share:
  Net income                                   $    3,051         $    2,319         $    2,665
  Weighted average shares outstanding           2,176,893          2,247,021          2,256,238
  Dilutive effect of employee stock options       135,496             78,637             67,217
-----------------------------------------------------------------------------------------------
Diluted weighted average shares outstanding     2,312,389          2,325,658          2,323,455
  Earnings per share                           $     1.32         $     1.00         $     1.15
-----------------------------------------------------------------------------------------------

RECLASSIFICATION
     Certain items previously reported have been reclassified to conform with the current year's reporting format.

(2) INVESTMENT SECURITIES

Investment securities are comprised of the following:

                                                           Gross              Gross
                                        Amortized        Unrealized         Unrealized         Market
                          Face/Par         Cost         Appreciation       Depreciation        Value
--------------------------------------------------------------------------------------------------------
AT JUNE 30, 1998:
  Corporate notes and
     commercial paper        $14,000        $14,003                $94                 --        $14,097
--------------------------------------------------------------------------------------------------------
AT JUNE 30, 1997:
 Corporate notes and
   commercial paper          $15,000        $15,494                $37                $27        $15,504
--------------------------------------------------------------------------------------------------------

                                                                       Amortized   Market
                                                            Face/Par     Cost       Value
------------------------------------------------------------------------------------------
At June 30, 1998, the contractual maturities of the debt securities are:
  Due after one year through five years                     $ 1,500     $ 1,500    $ 1,507
  Due after five years through ten years                      6,500       6,498      6,515
  Due after ten years                                         6,000       6,005      6,075
------------------------------------------------------------------------------------------
                                                            $14,000     $14,003    $14,097
------------------------------------------------------------------------------------------

Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

Investment securities available for sale are comprised of the following:

                                                           Gross              Gross
                                        Amortized        Unrealized         Unrealized         Market
                          Face/Par         Cost         Appreciation       Depreciation        Value
--------------------------------------------------------------------------------------------------------
AT JUNE 30, 1998:
  Municipal
     obligations             $ 8,990        $ 8,914               $190               $ 37        $ 9,067
  Federal National
     Mortgage
     Association pre-
     ferred stock                250            250                 13                 --            263
  Federal Home Loan
     Mortgage
     Corporation
     preferred stock             250            250                 15                 --            265
  Federal National
     Mortgage
     Association stock           610            610                 10                 13            607
  Federal Home Loan
     Mortgage
     Corporation stock           925            925                 31                 15            941
  Shay Financial
     Services ARMs
     Fund                     14,444         14,444                 --                 48         14,396
--------------------------------------------------------------------------------------------------------
                             $25,469        $25,393               $259               $113        $25,539
--------------------------------------------------------------------------------------------------------
AT JUNE 30, 1997:
  Corporate notes and
     commercial paper        $ 1,500        $ 1,500               $  3                 $2        $ 1,501
  Municipal
     obligations               4,600          4,541                102                  5          4,638
  Federal National
     Mortgage
     Association pre-
     ferred stock                250            250                  9                 --            259
  Federal Home Loan
     Mortgage
     Corporation stock           250            250                  4                 --            254
  Shay Financial
     Services ARMs
     Fund                      8,832          8,832                 10                 --          8,842
--------------------------------------------------------------------------------------------------------
                             $15,432        $15,373               $128                 $7        $15,494
--------------------------------------------------------------------------------------------------------

                                                                        Amortized   Market
                                                             Face/Par     Cost      Value
------------------------------------------------------------------------------------------
At June 30, 1998, the contractual maturities of the debt securities available for sale are:
  Due after ten years                                         $8,990     $8,914     $9,067
------------------------------------------------------------------------------------------

The Federal National Mortgage Association preferred and common stock, Federal Home Loan Mortgage Corporation preferred and common stock, Shay Financial Services ARMs Fund have no stated maturity.

Proceeds from the sale of investment securities available for sale during 1998, 1997 and 1996 were $3,240, $1,053 and $349, respectively.

Gross gains of $186, $113 and $37 were realized on these sales in 1998, 1997 and 1996, respectively.

There were no realized losses in 1998, 1997 and 1996.

During fiscal 1996, the Company transferred investment securities with a fair market value of approximately $1.4 million to its available for sale portfolio in accordance with the FASB's one-time opportunity to reclassify debt and equity securities under SFAS 115.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(3) MORTGAGE-BACKED SECURITIES

Mortgage-backed securities were comprised of the following:

                                                   Gross                  Gross
                             Amortized          Unrealized             Unrealized           Market
     At June 30, 1998           Cost           Appreciation           Depreciation           Value
-----------------------------------------------------------------------------------------------------
Federal National Mortgage
  Association REMIC                  151                      4                     --            155
Federal Home Loan Mortgage
  Corporation REMIC                  900                     13                     --            913
-----------------------------------------------------------------------------------------------------
                                  $1,051                    $17                    $--         $1,068
-----------------------------------------------------------------------------------------------------
At June 30, 1997
-----------------------------------------------------------------------------------------------------
Federal National Mortgage
 Association REMIC                 $ 200                    $ 6                    $--          $ 206
Federal Home Loan Mortgage
  Corporation REMIC                  900                      5                     --            905
Other                                120                     --                      1            119
-----------------------------------------------------------------------------------------------------
                                  $1,220                    $11                    $ 1         $1,230
-----------------------------------------------------------------------------------------------------

Mortgage-backed securities available for sale were comprised of the following:

                                                   Gross                  Gross
                             Amortized          Unrealized             Unrealized           Market
     At June 30, 1998           Cost           Appreciation           Depreciation           Value
-----------------------------------------------------------------------------------------------------
Government National
  Mortgage Association           $ 3,973                   $154                    $--        $ 4,127
Federal National Mortgage
  Association                      3,424                     71                     --          3,495
Federal Home Loan Mortgage
  Corporation                        183                      6                     --            189
Federal National Mortgage
  Association REMIC                  228                     --                      1            227
Federal Home Loan Mortgage
  Corporation REMIC                3,454                     62                     --          3,516
-----------------------------------------------------------------------------------------------------
                                 $11,262                   $293                    $ 1        $11,554
-----------------------------------------------------------------------------------------------------
At June 30, 1997
-----------------------------------------------------------------------------------------------------
Government National
 Mortgage Association            $ 4,900                   $182                    $ 2        $ 5,080
Federal National Mortgage
  Association                      4,050                     16                     34          4,032
Federal Home Loan Mortgage
  Corporation                        307                      7                     --            314
Federal National Mortgage
  Association REMIC                  284                      3                     --            287
Federal Home Loan Mortgage
  Corporation REMIC                3,526                     20                     --          3,546
-----------------------------------------------------------------------------------------------------
                                 $13,067                   $228                    $36        $13,259
-----------------------------------------------------------------------------------------------------

Prepayments may shorten the lives of these mortgage-backed securities.

There were no sales of mortgage-backed securities during 1998 and 1997. Proceeds from the sale of mortgage-backed securities available for sale during 1996 were $703. Gross gains of $48 were recorded in 1996.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(4) LOANS RECEIVABLE

Loans receivable are comprised of the following:

                                                                               June 30,
                                                                  1998             1997
---------------------------------------------------------------------------------------
First mortgage loans:
  Conventional:
     1 to 4 family dwellings                                  $114,905         $113,986
     Multi-family dwellings                                      2,474            2,740
     Commercial                                                  6,391            5,676
---------------------------------------------------------------------------------------
                                                               123,770          122,402
  Guaranteed or insured                                             67               76
---------------------------------------------------------------------------------------
Total long term with monthly amortization                      123,837          122,478
  Construction and development loans                             4,341            3,079
---------------------------------------------------------------------------------------
                                                               128,178          125,557
Less: Allowance for possible losses                             (1,274)          (1,358)
      Loans in process                                          (1,953)          (1,634)
      Deferred loan fees                                          (615)            (860)
---------------------------------------------------------------------------------------
                                                               124,336          121,705
---------------------------------------------------------------------------------------
Consumer loans:
  Home improvement loans (net of unearned discounts
     of $7 and $34)                                                 92              291
  Mobile home loans                                                 --              747
  Loans secured by savings accounts                                335              288
  Installment loans                                             26,289           21,226
  Commercial loans                                                 650              998
---------------------------------------------------------------------------------------
                                                                27,366           23,550
Less: Allowance for possible losses                               (578)            (585)
---------------------------------------------------------------------------------------
                                                                26,788           22,965
---------------------------------------------------------------------------------------
                                                              $151,124         $144,670
---------------------------------------------------------------------------------------

At June 30, 1998 and 1997, the Company had a commitment to sell its guaranteed student loan portfolio totaling $1,633 and $1,827, respectively.

Outstanding commitments to originate loans:

                                                                        June 30,
                                                                  1998                1997
-------------------------------------------------------------------------------------------
First mortgage loans:
  Fixed rates (6.50% to 7.75% and 7.625% to 8.25%)                  $1,626           $  498
  Variable rates                                                       407              523
-------------------------------------------------------------------------------------------
                                                                     2,033            1,021
Other loans--fixed rates                                               617              264
Unused lines of credit                                               5,050            5,049
-------------------------------------------------------------------------------------------
                                                                    $7,700           $6,334
-------------------------------------------------------------------------------------------

The Company's customers have unused lines of credit as follows: secured (home equity), builder lines of credit, and all other lines of credit. The amount available at June 30, 1998 for each type was $3,221, $933 and $896, respectively. The amount available at June 30, 1997 for each type was $2,473, $1,558 and $1,018, respectively. The interest rate for each loan is based on the prevailing market conditions at the time of funding.

The Company serviced loans for others of $1,118, $1,229 and $1,289 at June 30, 1998, 1997 and 1996, respectively. These loans serviced for others are not assets of the Company and are appropriately excluded from the Company's financial statements. Fidelity bond and errors and omission insurance coverage is maintained with respect to these loans.
Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

At June 30, 1998, over 99.7% of the Company's net mortgage loan portfolio was secured by properties located in Pennsylvania. The Company does not believe it has significant concentrations of credit risk to any one group of borrowers given its underwriting and collateral requirements.

(5) ALLOWANCE FOR POSSIBLE LOSSES ON LOANS

Changes in the allowances for possible losses on loans are as follows:

                                                                                   First
                                                              Consumer            Mortgage
                                                                Loans              Loans
---------------------------------------------------------------------------------------------
  Balance at June 30, 1995                                             $515            $1,378
  Provision for losses                                                   16                14
  Charge-offs                                                           (51)              (30)
  Recoveries                                                             56                 1
---------------------------------------------------------------------------------------------
  Balance at June 30, 1996                                             $536            $1,363
  Provision for losses                                                   20                10
  Charge-offs                                                           (39)              (15)
  Recoveries                                                             68                --
---------------------------------------------------------------------------------------------
  Balance at June 30, 1997                                             $585            $1,358
  Provision for losses                                                   11                 7
  Charge-offs                                                           (61)              (91)
  Recoveries                                                             43                --
---------------------------------------------------------------------------------------------
  Balance at June 30, 1998                                             $578            $1,274
---------------------------------------------------------------------------------------------

Management believes that the allowance for losses on loans was adequate at June 30, 1998. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

At June 30, 1998 and 1997, the recorded investment in loans that are considered to be impaired under SFAS 114 were $285 and $482, respectively. Included in the amount at June 30, 1998 is $103 of impaired loans for which the related allowance for credit losses is $4 and $182 of impaired loans that as a result of write-downs do not have an allowance for credit losses. Included in the amount at June 30, 1997 is $104 of impaired loans for which the related allowance for credit loses is $2 and $335 of impaired loans that as a result of write-down do not have an allowance for credit losses. The average recorded investment in impaired loans during the fiscal years ended June 30, 1998, 1997 and 1996 was approximately $358, $437 and $449, respectively. For the fiscal years ended June 30, 1998, 1997 and 1996, the Company recognized interest income on those impaired loans of $5, $2 and $6, respectively, which was recognized using the cash basis of income recognition.

Non-accrual loans at June 30, 1998, 1997 and 1996 were approximately $561, $915 and $612, respectively. The foregone interest on these loans for the fiscal years ended June 30, 1998, 1997 and 1996 was approximately $37, $65 and $40, respectively. The amount of interest income on such loans actually included in income in fiscal 1998, 1997 and 1996 was $28, $27 and $31, respectively. There were no commitments to lend additional funds to borrowers whose loans were in non-accrual status.

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

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(7) OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment are summarized by major classifications as follows:

                                                                     June 30,
                                                               1998            1997
-------------------------------------------------------------------------------------
Land and land improvements                                    $   333         $   226
Office buildings and improvements                               2,123           2,118
Furniture, fixtures and equipment                                 579             487
-------------------------------------------------------------------------------------
  Total, at cost                                                3,035           2,831
Less accumulated depreciation                                  (1,713)         (1,564)
-------------------------------------------------------------------------------------
                                                              $ 1,322         $ 1,267
-------------------------------------------------------------------------------------

Depreciation expense for the periods ended June 30, 1998, 1997 and 1996 was $149, $139 and $117, respectively.

(8) SAVINGS DEPOSITS

Savings deposit balances and interest rates are summarized as follows:

                                                        Weighted Average
                               Interest Range            Interest Rate
                                     at                   at June 30,                    June 30,
                               June 30, 1998              1998           1997         1998       1997
-------------------------------------------------------------------------------------------------------
  Demand and club
     accounts                       1.00 to 2.50%         2.48%          2.48%      $ 29,531   $ 27,690
  Money market deposit
     accounts                       2.09 to 2.33%         2.23           2.38         16,444     18,043
  NOW deposits                         0 to 1.50%         1.01           1.11         24,916     23,819
-------------------------------------------------------------------------------------------------------
                                                                                      70,891     69,552
-------------------------------------------------------------------------------------------------------
TIME DEPOSITS:                      4.01 to 5.00%                                     19,698     26,525
                                     5.01 to 6.00                                     61,640     37,213
                                     6.01 to 7.00                                     19,777     29,327
                                     7.01 to 8.00                                      1,112      7,722
                                     8.01 to 9.00                                      2,272      3,891
                                    9.01 to 10.00                                         --        789
-------------------------------------------------------------------------------------------------------
                                                          5.65           5.86       $104,499   $105,467
-------------------------------------------------------------------------------------------------------
                                                          4.14%          4.32%      $175,390   $175,019
-------------------------------------------------------------------------------------------------------

At June 30, 1998 and 1997, time deposits with balances in excess of $100,000 amounted to $2.0 million and $3.6 million, respectively.

The contractual maturity of time deposits is as follows:

                                                                      June 30,
                                                                1998             1997
---------------------------------------------------------------------------------------
Under 12 months                                               $ 53,730         $ 67,772
12 months to 24 months                                          26,041           18,960
24 months to 36 months                                          13,314            7,799
36 months to 48 months                                           2,254            3,453
48 months to 60 months                                           4,036            2,248
Over 60 months                                                   5,124            5,235
---------------------------------------------------------------------------------------
                                                              $104,499         $105,467
---------------------------------------------------------------------------------------

Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

Interest expense by deposit category is as follows:

                                                                Years ended June 30,
                                                       1998             1997             1996
----------------------------------------------------------------------------------------------
Passbook and club accounts                            $  690           $  696           $  703
Money market deposit accounts                            416              437              463
NOW accounts                                             251              242              221
Time deposits                                          5,992            5,807            5,631
----------------------------------------------------------------------------------------------
                                                      $7,349           $7,182           $7,018
----------------------------------------------------------------------------------------------

(9) FEDERAL HOME LOAN BANK ADVANCES

FHLB advances are summarized as follows:

                                                       Interest             June 30,
                      Due Date                           Rate           1998        1997
-----------------------------------------------------------------------------------------
July 15, 1997                                               5.66           --      $  900
July 17, 1997                                               5.67           --       2,000
August 4, 1997                                              5.94           --       1,000
August 20, 1997                                             5.72           --       1,000
August 22, 1997                                             5.67           --       1,000
January 30, 1998                                            5.67           --       1,000
September 16, 1998                                          5.61       $  900          --
August 9, 1999                                              6.11        2,000       2,000
November 24, 2000                                           5.80          793          --
February 14, 2002                                           5.48        2,000       2,000
December 31, 2002                                           5.38        6,200          --
January 23, 2008                                            4.94        2,000          --
February 20, 2008                                           5.48        3,000          --
November 13, 2015                                           6.51          140         144

At June 30, 1998, the Bank had seven fixed rate advances from the FHLB of Pittsburgh. Fixed rate advances are subject to a prepayment fee in the event the advances are repaid prior to maturity. The prepayment fee is equal to the present value of the difference between cash flows generated by the advance at the advance rate from the date of prepayment until the original maturity date and an advance of the same amount at the interest rate posted by the FHLB on the date of prepayment for an advance of comparable maturity.

Under a blanket collateral pledge agreement, the Bank has pledged as collateral for advances from the FHLB of Pittsburgh, certain qualifying collateral, such as mortgage-backed securities and loans, with weighted collateral values determined by the FHLB of Pittsburgh equal to at least the unpaid amount of outstanding advances.

The Bank has a line of credit with the FHLB of Pittsburgh (Flexline), which is approximately $12.6 million, and expires on March 25, 1999. There are no commitment fees associated with this line of credit and the FHLB of Pittsburgh may reduce or terminate the line at any time. When used, interest is charged at the FHLB's posted rates, which change daily, and the loan can be repaid at any time but in no event later than March 25, 1999. The Bank has yet to use this credit line and has no plans to do so in the immediate future. However, funds remain available up to the $12.6 million commitment at daily rates posted by the FHLB.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(10) INCOME TAXES

Total income tax expense for the years ended June 30, 1998, 1997 and 1996 consisted of:

                                                           1998        1997        1996
----------------------------------------------------------------------------------------
Current:
  Federal                                                 $1,322      $1,156      $1,230
  State                                                      329         253         302
----------------------------------------------------------------------------------------
                                                          $1,651      $1,409      $1,532
----------------------------------------------------------------------------------------
Deferred:
  Federal                                                 $   61      $  (65)     $   89
----------------------------------------------------------------------------------------
                                                          $1,712      $1,344      $1,621
----------------------------------------------------------------------------------------

Total income tax provision for the years ended June 30, 1998, 1997 and 1996 was allocated as follows:

                                                               1998     1997        1996
-----------------------------------------------------------------------------------------
Income                                                        $1,712   $1,344      $1,621
Stockholders' equity:
  Unrealized gains (losses) on investment securities              43       81         (54)
-----------------------------------------------------------------------------------------
                                                              $1,755   $1,425      $1,567
-----------------------------------------------------------------------------------------

A reconciliation from the expected statutory income tax rate to the actual effective tax rate expressed as a percentage of pre-tax income for the years ended June 30, 1998, 1997 and 1996 is as follows:

                                                              1998      1997      1996
--------------------------------------------------------------------------------------
Expected federal tax rate                                     34.0%     34.0%     34.0%
State taxes, net of federal tax benefit                       4.6       4.6        4.6
Other, net                                                    (2.7)     (1.9)      (.8)
--------------------------------------------------------------------------------------
                                                              35.9%     36.7%     37.8%
--------------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities and the related valuation allowance as of June 30, 1998 and 1997 are as follows:

                                                                  1998          1997
--------------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
  Deferred loan fees                                               $ 168         $ 209
  Tax vs. book loan loss reserve                                     362           326
  Writedown of investments                                            --             8
  Other                                                               91           142
--------------------------------------------------------------------------------------
  Gross deferred tax assets                                        $ 621         $ 685
  Valuation allowance                                                 --            --
--------------------------------------------------------------------------------------
  Net deferred tax asset                                           $ 621         $ 685
DEFERRED TAX LIABILITIES:
  Investment Securities                                            $(149)        $(106)
  Property, plant & equipment                                        (92)          (93)
  Prepaid expense                                                    (20)          (22)
--------------------------------------------------------------------------------------
  Gross deferred tax liability                                      (261)         (221)
--------------------------------------------------------------------------------------
  Net deferred tax asset                                           $ 360         $ 464
--------------------------------------------------------------------------------------

Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

     The Bank has determined that no valuation reserve is necessary for any deferred tax asset since it is more likely than not that the deferred tax assets will be realized through carryback to taxable income in prior years, future reversals of existing differences and to a lesser extent, through future taxable income.

     SFAS 109 treats tax basis bad debt reserves established after 1987 as temporary differences on which deferred income taxes have been provided. Deferred taxes are not required to be provided on tax bad debt reserves recorded in 1987 and prior years (base year bad debt reserves). Approximately $2,217 of the balances in retained income at June 30, 1998, represent base year bad debt deductions for tax purposes only. No provision for federal income tax has been made for such amount. Should amounts previously claimed as bad debt deduction be used for any purpose other than to absorb bad debts (which is not anticipated), tax liabilities will be incurred at the rate then in effect.

(11) STOCKHOLDERS' EQUITY

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators, that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management, believes, as of June 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

     As of June 30, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category. Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

The following table sets forth certain information concerning the Company's regulatory capital at June 30, 1998 and 1997.

                                       JUNE 30, 1998                        JUNE 30, 1997
                                         Tier I      Tier II                  Tier I      Tier II
                             Tier I      Risk-        Risk-       Tier I      Risk-        Risk-
                              Core       Based        Based        Core       Based        Based
                             Capital    Capital      Capital      Capital    Capital      Capital
---------------------------------------------------------------------------------------------------
Equity Capital (1)           $23,131    $23,131      $23,131      $21,028    $21,028      $21,028
Less unrealized securities
  gains                         (290)      (290)        (290)        (206)      (206)        (206)
Plus general valuation
  allowances (2)                  --         --        1,445           --         --        1,352
---------------------------------------------------------------------------------------------------
    Total regulatory
       capital                22,841     22,841       24,286       20,822     20,822       22,174
Minimum required capital       8,753      4,623        9,245        8,403      4,327        8,655
---------------------------------------------------------------------------------------------------
    Excess regulatory
       capital               $14,088    $18,218      $15,041      $12,419    $16,495      $13,519
---------------------------------------------------------------------------------------------------
Minimum required capital to
  be well capitalized under
  Prompt Corrective Action
  Provisions                 $10,504    $ 6,456      $10,760      $10,504    $ 6,456      $10,760
---------------------------------------------------------------------------------------------------
Regulatory capital as a
  percentage (3)               10.44%     19.83%       21.09%        9.91%     19.35%       20.61%
Minimum required capital
  percentage                    4.00       4.00         8.00         4.00       4.00         8.00
---------------------------------------------------------------------------------------------------
    Excess regulatory
       capital percentage       6.44%     15.83%       13.09%        5.91%     15.35%       12.61%
---------------------------------------------------------------------------------------------------
Minimum required capital
  percentage to be well
  capitalized under Prompt
  Corrective Action
  Provisions                    5.00%      6.00%       10.00%        5.00%      6.00%       10.00%
---------------------------------------------------------------------------------------------------

(1) Represents equity capital of the Bank as reported to the FDIC and the Department of Banking on Form 033 for the quarter ended June 30, 1998 and 1997.

(2) Limited to 1.25% of risk adjusted assets.

(3) Tier I capital is calculated as a percentage of adjusted total average assets of $218,837 and $210,082 at June 30, 1998 and 1997, respectively. Tier I and Tier II risk-based capital are calculated as a percentage of adjusted risk-weighted assets of $115,158 and $107,596 at June 30, 1998 and 1997, respectively.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(12) EMPLOYEE BENEFIT PLANS

     The Company sponsors a defined contribution plan in which substantially all employees participate. The plan requires employer contributions of five percent of total compensation of each participant. Employees are also permitted to make contributions. Total plan expense was $70, $69 and $65 during fiscal 1998, 1997, and 1996, respectively.

     The Bank sponsors a nonqualified deferred compensation plan for key officers of the Bank. This plan is structured as a "rabbi trust". The amount of compensation to be deferred under the plan is determined each year by the officers.

(13) STOCK COMPENSATION PROGRAMS

     In fiscal 1988, the Company adopted an Employee Stock Compensation Program under which shares of common stock can be issued. Under the 1988 Program, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the option. At June 30, 1998, there were 937 remaining shares available to be granted as determined by the Program Administrators.

     In fiscal 1994, the Company adopted the 1993 Key Employee Stock Compensation Program ("1993 Employee Program") and the 1993 Directors' Stock Option Plan ("1993 Directors' Plan"). Under the 1993 Employee Program, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the options. At June 30, 1998, there were 10,405 remaining shares available to be granted as determined by the Program Administrators. Under the 1993 Directors' Plan, each person who serves as a non-employee Director of the Company immediately following the last adjournment of such annual meeting shall be granted as of such date an option to purchase 1,405 shares of common stock exercisable at a price equal to the fair market value on the date of the grant. At June 30, 1998 there were 12,667 remaining shares available to be granted under the terms of the plan.

     In fiscal 1997, the Company adopted the 1996 Key Employee Stock Compensation Program ("1996 Employee Program") and the 1996 Directors' Stock Option Plan ("1996 Directors' Plan"). Under the 1996 Employee Program, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the options. At June 30, 1998, there were 85,011 remaining shares available to be granted as determined by the Program Administrators. Under the 1996 Directors' Plan, each person who serves as a non- employee director of the Company immediately following the last adjournment of the 1996 annual meeting shall be granted as of such date an option to purchase 4,722 shares of common stock exercisable at a price equal to the fair market value on the date of the grant. Such stock options to directors will be vested and exercisable over three years at the rate of 33.3% per year. At June 30, 1998, 18,888 shares of the 28,332 granted during fiscal 1997 were vested and exercisable. At June 30, 1998 there were no remaining shares available to be granted under the terms of the plan.

     Each option granted under all five stock option plans will expire no later than 10 years from The date on which the option was or is granted. For the periods presented, options granted for All plans were granted at the fair market value at the date of the grant. Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

                                     Average           1993       Average       1993       Average      1996     Average      1996
                              1988   Exercise        Employee     Exercise    Director     Exercise   Employee   Exercise   Director
                            Program    Price         Program       Price      Program       Price     Program     Price     Program
------------------------------------------------------------------------------------------------------------------------------------
June 30, 1995               118,480   $ 5.03           60,175     $ 8.45      21,074       $ 7.63
Granted                       4,042    10.92           51,750      10.72       9,838        10.67
Exercised                   (26,865)    2.91             (937)      8.45      (2,811)        7.38
Forfeited                        --       --               --         --          --           --
------------------------------------------------------------------------------------------------------------------------------------
June 30, 1996                95,657     5.87          110,988       9.51      28,101         8.72        --          --           --
Granted                          --       --               --         --       8,430        10.59        --          --       28,332
Exercised                    (7,020)    4.25             (487)      8.45      (1,405)        7.38        --          --           --
Forfeited                      (937)    7.62               --         --      (4,216)        8.65        --          --           --
------------------------------------------------------------------------------------------------------------------------------------
June 30, 1997                87,700     5.98          110,501       9.51      30,910         9.30        --          --       28,332
Granted                          --       --               --         --       8,430        18.00        --          --           --
Exercised                   (22,953)    4.41           (1,464)      8.78      (2,810)        9.29        --          --           --
Forfeited                        --       --               --         --          --           --        --          --           --
------------------------------------------------------------------------------------------------------------------------------------
June 30, 1998                64,747   $ 6.54          109,037      $ 9.52      36,530       $11.31       --          --       28,332
------------------------------------------------------------------------------------------------------------------------------------
Actual contractual
 life remaining in
 years                          4.8                       6.8                     7.6                                            8.4
Option price per
 share                 $2.73-$11.00              $8.44-$10.92            $7.38-$18.00                                         $10.59
Options available to
 be granted at June
 30, 1998                       937                    10,405                  12,667                85,011                       --
------------------------------------------------------------------------------------------------------------------------------------

                       Average
                       Exercise
                        Price
June 30, 1995
Granted
Exercised
Forfeited
-------------------------------
June 30, 1996             --
Granted                $10.59
Exercised                 --
Forfeited                 --
-------------------------------
June 30, 1997          10.59
Granted                   --
Exercised                 --
Forfeited                 --
-------------------------------
June 30, 1998          $10.59
-------------------------------
Actual contractual
 life remaining in
 years
Option price per
 share
Options available to
 be granted at June
 30, 1998
-------------------------------

Using a Black-Scholes option valuation model, the weighted-average fair value of options granted during fiscal 1998 under the 1993 Director Program was $4.18. The fair value of options granted during fiscal 1997 under the 1993 and 1996 Director Programs was $4.15. The fair value of options granted during fiscal 1996 under the 1988 and 1993 Employee Programs was $4.18 and the fair value of options granted under the 1993 Director Program was $4.08.

At June 30, 1998, 1997, and 1996, 223,723, 223,944 and 210,642 shares were immediately exercisable at average prices of $9.00, $8.05 and $7.61, respectively.

In October, 1995, the FASB issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 establishes a fair value based method of accounting for stock-based compensation plans. Effective for fiscal years beginning after December 15, 1995, SFAS 123 allows companies to expense an estimated fair value of stock options or to continue to measure compensation expense for stock option plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities that elect to continue to measure compensation expense based on APB No. 25 must provide pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company has elected to continue to measure compensation cost using the intrinsic value method prescribed by APB No. 25. Had the Company used the fair value method, net income and earnings per share would have been as follows (In thousands, except per Share data):

                                                                       June 30
                                                               1998      1997      1996
----------------------------------------------------------------------------------------
Net income
  As reported                                                 $3,051    $2,319    $2,665
  Pro Forma                                                   $3,010    $2,293    $2,495
----------------------------------------------------------------------------------------
Basic earnings per share
  As reported                                                  $1.40     $1.03     $1.18
  Pro Forma                                                    $1.38     $1.02     $1.11
----------------------------------------------------------------------------------------
Diluted earnings per share
  As reported                                                  $1.32     $1.00     $1.15
  Pro Forma                                                    $1.30     $0.99     $1.07
----------------------------------------------------------------------------------------

The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation Model with the following weighted-average assumptions for 1998 and 1997, respectively: risk-free interest rates of 5.63% and 6.51%; dividend yields of 2.6% and 2.3%; volatility factors of the expected market price of the Company's common stock of 18.6% and 17.2%; and a weighted-average expected life of the options of 7 years. The pro forma net income and earnings per share amounts in the table above reflect only options granted in
Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

fiscal 1998, 1997 and 1996. Therefore, the full impact of calculating the cost for stock options under the fair value method of SFAS 123 is not reflected in the pro forma net income and earnings per share amounts presented above because compensation cost is reflected over the options' vesting periods and compensation cost for options granted prior to July 1, 1996 is not considered.

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

(14) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                   Three Month Periods Ended
1997/1998:                                September 30    December 31    March 31    June 30
--------------------------------------------------------------------------------------------
  Interest income                               $3,918         $3,904      $3,970     $3,973
  Interest expense                               2,021          2,034       2,011      2,003
--------------------------------------------------------------------------------------------
  Net interest income before provision
    for possible loan losses                     1,897          1,870       1,959      1,970
  Provision for possible loan losses                 8              2           4          4
  Other income                                     225            224         324        209
  Operating expenses                               883          1,033         956      1,025
--------------------------------------------------------------------------------------------
  Income before income taxes                     1,231          1,059       1,323      1,150
  Provision for income taxes                       454            387         489        382
--------------------------------------------------------------------------------------------
  Net income                                     $ 777          $ 672       $ 834      $ 768
--------------------------------------------------------------------------------------------
  Earnings per share:
    Basic                                       $  .36         $  .31      $  .38     $  .35
    Diluted                                     $  .34         $  .29      $  .36     $  .33
--------------------------------------------------------------------------------------------
  Dividends per share                           $  .09         $  .09      $  .13     $  .13
--------------------------------------------------------------------------------------------
1996/1997:
--------------------------------------------------------------------------------------------
  Interest income                               $3,773         $3,823      $3,831     $3,916
  Interest expense                               1,868          1,912       1,942      1,993
--------------------------------------------------------------------------------------------
  Net interest income before provision
    for possible loan losses                     1,905          1,911       1,889      1,923
  Provision for possible loan losses                 8              7           8          7
  Other income                                     168            234         143        172
  Operating expenses                             1,972            900         873        906
--------------------------------------------------------------------------------------------
  Income before income taxes                        93          1,238       1,151      1,182
  Provision for income taxes                        25            462         421        436
--------------------------------------------------------------------------------------------
  Net income                                     $  68          $ 776       $ 730      $ 746
--------------------------------------------------------------------------------------------
  Earnings per share:
    Basic                                       $  .03         $  .34      $  .32     $  .34
    Diluted                                     $  .03         $  .33      $  .31     $  .32
--------------------------------------------------------------------------------------------
  Dividends per share                           $  .07         $  .07      $  .07     $  .07
--------------------------------------------------------------------------------------------

As a result of rounding, the sum of quarterly amounts may not equal the annual amounts.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(15) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the Consolidated Statement of Financial Condition. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Laurel Capital Group, Inc. The carrying amounts reported in the Consolidated Statement of Financial Condition approximate fair value for the following financial instruments; cash, money market investments, interest-earning deposits with other institutions, investment securities available for sale, Federal Home Loan Bank stock and all deposits except time deposits.

At June 30, 1998, the fair market value of both investments and mortgage-backed securities exceeded the net carrying value by approximately $94 and $17, respectively. At June 30, 1997, the fair market value of investments and mortgage-backed securities both exceeded the net carrying value by approximately $10. Estimated fair values are based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. Refer to Notes 2 and 3 herein for the detail on breakdowns by type of investment and mortgage-backed securities.

The fair value of loans and loans held for sale exceeded the carrying value by approximately $4,713 and $3,293 at June 30, 1998 and 1997, respectively. Loans with comparable characteristics including collateral and repricing structures were segregated for valuation purposes. Each loan pool was separately valued utilizing a discounted cash flow analysis. Projected monthly cash flows were discounted to present value using a market rate for comparable loans. Characteristics of comparable loans included remaining term, coupon interest and estimated prepayment speeds.

The carrying amounts and estimated fair values of deposits at June 30, 1998 and 1997 were as follows:

                                            June 30, 1998                       June 30, 1997
                                      Carrying       Estimated            Carrying       Estimated
                                       Amount        Fair Value            Amount        Fair Value
-----------------------------------------------------------------------------------------------------
Noninterest-bearing:
  Demand accounts                       $  8,002         $  8,002           $  6,274         $  6,274
Interest-bearing:
  NOW and MMDA accounts                   33,358           33,358             35,588           35,588
  Passbook accounts                       29,531           29,531             27,690           27,690
  Time deposits                          104,499          104,244            105,467          104,740
-----------------------------------------------------------------------------------------------------
Total Deposits                          $175,390         $175,135           $175,019         $174,292
-----------------------------------------------------------------------------------------------------

The fair value estimates above do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. Fair values for time deposits are estimated using a discounted cash flow calculation that applies contractual cost currently being paid in the existing portfolio to current market rates being offered locally for deposits of similar remaining maturities. The mark-to-market valuation adjustment for the time deposit portfolio consists of the present value of the difference of these two cash flows, discounted at the assumed market rate of the corresponding maturity.

The carrying amounts and estimated fair values of borrowed funds at June 30, 1998 and 1997 were as follows:

                                            June 30, 1998                       June 30, 1997
                                      Carrying       Estimated            Carrying       Estimated
                                       Amount        Fair Value            Amount        Fair Value
-----------------------------------------------------------------------------------------------------
Borrowed funds:
  FHLB advances                          $17,033          $17,090            $11,044          $11,028
-----------------------------------------------------------------------------------------------------

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

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

There is no material difference between the carrying value and the estimated fair value of the Company's off-balance sheet items which totaled $7.7 million and $6.3 million at June 30, 1998 and 1997, respectively, and are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.

Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimate.

(16) LAUREL CAPITAL GROUP, INC.
       (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                                              June 30,     June 30,
STATEMENT OF FINANCIAL CONDITION                                1998         1997
------------------------------------------------------------------------------------
ASSETS
Cash                                                            $   338     $   213
Other equity investments                                           284          182
Investment in Laurel Savings Bank                               23,131       21,029
------------------------------------------------------------------------------------
  Total assets                                                 $23,753       $21,424
------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Other accrued expenses                                         $   247       $   162
------------------------------------------------------------------------------------
                                                                   247          162
------------------------------------------------------------------------------------
Stockholders' equity                                            23,506       21,262
------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity                   $23,753       $21,424
------------------------------------------------------------------------------------

                                                     June 30,     June 30,     June 30,
STATEMENT OF OPERATIONS                                1998         1997         1996
----------------------------------------------------------------------------------------
Income before equity in undistributed earnings of
  subsidiary--dividends from subsidiary                 $ 930      $2,301          $ 120
Other equity income                                      102           95           87
Equity in undistributed income of Laurel Savings
  Bank                                                 2,104           13        2,531
----------------------------------------------------------------------------------------
                                                       3,136        2,409        2,738
----------------------------------------------------------------------------------------
Other operating expenses                                  71           86           63
----------------------------------------------------------------------------------------
Income before income taxes                             3,065        2,323        2,675
Provision for income taxes                                14            4           10
----------------------------------------------------------------------------------------
Net income                                            $3,051        $2,319        $2,665
----------------------------------------------------------------------------------------

Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

                                                    June 30,     June 30,     June 30,
STATEMENT OF CASH FLOWS                               1998         1997         1996
---------------------------------------------------------------------------------------
Net income                                            $ 3,051     $ 2,319       $ 2,665
Undistributed income of Laurel Savings Bank           (2,104)         (13)      (2,531)
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Other--net                                          (17)          (5)         (14)
---------------------------------------------------------------------------------------
     Net cash provided by operating activities           930        2,301          120
---------------------------------------------------------------------------------------
Financing activities:
  Acquisition of treasury stock                           --       (1,626)          --
  Stock options exercised                                141           44          107
  Dividends paid                                        (946)        (660)        (446)
---------------------------------------------------------------------------------------
  Net cash used by financing activities                 (805)      (2,242)        (339)
---------------------------------------------------------------------------------------
Net change in cash and cash equivalents                  125           59         (219)
---------------------------------------------------------------------------------------
Cash and cash equivalents at the beginning of the
  period                                             $   213       $   154      $   373
Net change during the period                             125           59         (219)
---------------------------------------------------------------------------------------
Cash and cash equivalents at the end of the period   $   338       $   213      $   154
---------------------------------------------------------------------------------------

(17) STOCK SPLIT

On December 18, 1997, the Company's Board of Directors declared a three-for-two stock split payable on January 16, 1998 to stockholders of record on January 2, 1998. An amount equal to the par value of the shares issued has been transferred from additional paid-in-capital to common stock. The number of shares and per share amounts have been restated to reflect this distribution.

(18) CONTINGENT LIABILITIES

The Company is subject to a number of asserted and unasserted potential claims in the normal course of business. In the opinion of management, after consultation with legal counsel, the resolution of these claims will not have a material adverse effect on the Company's financial position, liquidity or results of operation.

                       LOGO    LAUREL CAPITAL GROUP, INC.

SELECTED FIVE YEAR FINANCIAL DATA
--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

FINANCIAL CONDITION DATA:

                                                         June 30,
                                   1998        1997        1996        1995        1994
-----------------------------------------------------------------------------------------
Total assets                     $220,986    $211,987    $196,947    $188,916    $177,729
Loans, net                        151,124     144,670     143,532     143,091     130,213
Loans held for sale                 1,633       1,827       1,627       1,205         604
Mortgage-backed securities          1,051       1,220       1,546       8,222      14,371
Mortgage-backed securities
  available for sale               11,554      13,259      14,021       4,892          --
Investment securities              14,003      15,494       9,948       9,655       5,818
Investment securities available
  for sale                         25,539      15,494      11,639       2,057       8,004
Money market investments            3,532       9,086       6,291      12,085       9,729
Deposits                          175,390     175,019     164,683     163,308     157,179
FHLB advances                      17,033      11,044       6,327       2,000          --
Stockholders' equity               23,506      21,262      21,086      18,918      16,482

OPERATING DATA:

                                                         June 30,
                                   1998        1997        1996        1995        1994
-----------------------------------------------------------------------------------------
Interest income                   $15,765     $15,342     $14,785     $13,834     $13,258
Interest expense                    8,069       7,715       7,319       6,347       5,989
-----------------------------------------------------------------------------------------
Net interest income before
  provision for possible loan
  losses                            7,696       7,627       7,466       7,487       7,269
Provision for possible loan
  losses                               18          30          30         100         135
-----------------------------------------------------------------------------------------
Net interest income after
  provision for possible loan
  losses                            7,678       7,597       7,436       7,387       7,134
Net gain (loss) on
  investments, loans and
  mortgage-backed securities
  available for sale                  218         125          92         (31)       (147)
Other income                          764         592         535         513         521
Operating expenses                  3,897       4,651       3,777       3,752       3,602
-----------------------------------------------------------------------------------------
Income before income taxes          4,763       3,663       4,286       4,117       3,906
Income tax expense                  1,712       1,344       1,621       1,604       1,562
-----------------------------------------------------------------------------------------
Net income before cumulative
  effect of change in
  accounting principle              3,051       2,319       2,665       2,513       2,344
Cumulative effect of change in
  accounting principle                 --          --          --          30         500
-----------------------------------------------------------------------------------------
Net income                        $ 3,051     $ 2,319     $ 2,665     $ 2,543     $ 2,844
-----------------------------------------------------------------------------------------
Diluted earnings per share
  before cumulative effect of
  change in accounting
  principle                       $  1.32     $  1.00     $  1.15     $  1.10     $  1.03
Cumulative effect of change in
  accounting principle                 --          --          --         .01         .22
-----------------------------------------------------------------------------------------
Diluted earnings per share        $  1.32     $  1.00     $  1.15     $  1.11     $  1.25
-----------------------------------------------------------------------------------------

STATISTICAL PROFILE:

                                                          June 30,
                                    1998        1997        1996        1995        1994
-----------------------------------------------------------------------------------------
Return on average assets             1.43%       1.13%       1.39%       1.41%       1.62%
Return on average equity            13.58%      10.82%      13.29%      14.33%      18.57%
Average equity to average assets
  ratio                             10.49%      10.47%      10.43%       9.85%       8.71%
Dividend payout ratio               33.33%      29.33%      16.81%      12.61%       9.06%
-----------------------------------------------------------------------------------------

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
OVERVIEW

In fiscal 1998, the Company achieved its highest level of earnings with a recorded net income of $3.1 million or $1.32 per share on a diluted basis compared to $2.3 million or $1.00 per share for fiscal 1997 and $2.7 million or $1.15 per share for fiscal 1996. The net income for fiscal 1997 includes a special one-time after tax charge of $636,000 or $0.27 per share to recapitalize the SAIF.

The Company continued to report strong returns on average assets (ROA) and average equity (ROE). The ROA for fiscal 1998, 1997 and 1996 was 1.43%, 1.13% and 1.39%, respectively. The ROE for fiscal 1998, 1997 and 1996 was 13.58%, 10.82% and 13.29%, respectively. Excluding the special one-time SAIF charge, the ROA and ROE for fiscal 1997 would have been 1.44% and 13.79% respectively. Also during fiscal 1998, the Company experienced continued growth in assets and equity.

The Company's ongoing emphasis on controlling its non-interest expenses has resulted in a low ratio of such expenses to total average assets and the continued outperformance by the Company relative to such ratio for national thrift industry averages of similarily sized institutions.

Total loan origination during fiscal 1998 was a record $44.5 million or a 46.2% increase compared to fiscal 1997. Mortgage lending activity increased during fiscal 1998 as compared to the prior year and was concentrated more on the origination of fixed rate mortgages due to current conditions in the Company's market area. In addition, consumer lending activity increased by 13.5% during the same time period due to the Company's continued emphasis on consumer lending.

The Company continues its efforts to further diversify its assets by emphasizing loans and investments having relatively shorter terms and/or adjustable rates such as secured home equity line-of-credit loans and consumer installment loans.

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

The Company uses financial modeling to measure the impact of changes in interest rates on the net interest margin. Assumptions used by the Office of Thrift Supervision are made regarding loan prepayments and amortization rates of passbook and NOW account withdrawal rates. In addition, certain financial instruments may provide customers with a degree of "optionality," whereby a shift in interest rates may result in a customers changing to an alternative financial instrument, such as from a variable to fixed rate loan product. Thus, the effects of changes in future interest rates on these assumptions may cause actual results to differ from simulated results.

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

The Company has established the following guidelines for assuming interest rate risk:

Net interest margin simulation - Given a +/-200 basis point parallel shift in interest rates, the estimated net interest margin may not change by more than 10% for a one-year period. Portfolio equity simulation - Portfolio equity is the net present value of the Company's existing assets and liabilities. Given a +200 basis point change in interest rates, portfolio equity may not decrease by more than 50% of total shareholders' equity. Given a -200 basis point change in interest rates, portfolio equity may not decrease by more than 20% of total shareholders' equity.

The following table illustrates the simulated impact of a 100 basis point or 200 basis point upward or downward movement in interest rates on net interest income, return on average equity and earnings per share. This analysis was done assuming that interest-earning asset levels at June 30, 1998 remained constant. The impact of the rate movements was developed by simulating the effect of rates changing over a twelve-month period from the June 30, 1998 levels. There has been no material changes in the Company's asset and liability position or market value of portfolio equity during fiscal 1998.

Interest Rate Simulation Sensitivity Analysis
--------------------------------------------------------------------------------
                            Movements in interest rates from June 30, 1998 rates

                                              Increase              Decrease
Simulated impact in the next 12 months   -------------------   -------------------
      Compared with June 30, 1998:       +100 bp    +200 bp    -100 bp    -200 bp
                                         --------   --------   --------   --------
  Net interest revenue
     increase/(decrease)                   3.3%        1.2%      (4.0)%     (9.2)%
  Return on average equity
     increase/(decrease)                   117bp        42bp     (141)bp    (325)bp
  Earnings per share
     increase/(decrease)                  $.11        $.04      $(.14)     $(.32)
                                           ---        ----      -----      -----

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. The following table presents a summary of the Company's gap position at June 30, 1998. In preparing the table below, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. In addition, the assumptions used by the Office of Thrift Supervision for regulatory purposes have been made with respect to loan prepayments and contractual amortization rates and passbook and NOW account withdrawal rates. The above assumptions may not be indicative of the actual prepayments and withdrawals which may be experienced by the Company.

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

                                  3 Months       4-12        1-5      Over 5
  Interest Sensitivity Period      or Less      Months      Years      Years      Total
-----------------------------------------------------------------------------------------
Rate sensitive assets:
  Loans and mortgage-backed
     securities                    $31,076     $ 42,898    $56,577    $36,663    $167,214
  Investment securities             16,118       14,396      2,500     15,075      48,089
-----------------------------------------------------------------------------------------
Total rate sensitive assets        $47,194     $ 57,294    $59,077    $51,738    $215,303
-----------------------------------------------------------------------------------------
Rate sensitive liabilities:
Deposits:
  Certificates of deposit          $19,517     $ 34,213    $45,645    $ 5,124    $104,499
  NOW and money funds                7,198       12,188     10,093      4,251      33,730
  Passbooks                          1,350        3,684     12,597     11,901      29,532
-----------------------------------------------------------------------------------------
     Total deposits                $28,065     $ 50,085    $68,335    $21,276    $167,761
Borrowings                           9,100        2,000      5,793        140      17,033
-----------------------------------------------------------------------------------------
Total rate sensitive liabilities   $37,165     $ 52,085    $74,128    $21,416    $184,794
-----------------------------------------------------------------------------------------
Interest sensitivity GAP:
  Interval                          10,029        5,209    (15,051)    30,322          --
  Cumulative                       $10,029     $ 15,238    $   187    $30,509    $ 30,509
-----------------------------------------------------------------------------------------
Ratio of cumulative GAP to total
  assets                              4.54%        6.90%     -0.08%     13.81%
-----------------------------------------------------------------------------------------

The Company targets its one year gap to be in the range of +10.0% to -10.0%. At June 30, 1998 and 1997, the Company's one year gap was 6.90% and -5.56%, respectively. As part of its effort to minimize the impact changes in interest rates have on operating results, the Company continues to emphasize the origination of interest-earning assets with adjustable rates and shorter maturities and to extend the terms of its interest-bearing liabilities. The Company also maintains a high level of liquid assets, which includes assets available for sale, that could be reinvested at higher yields if interest rates were to rise. Management believes its asset and liability strategies reduce the Company's vulnerability to fluctuations in interest rates.

FINANCIAL CONDITION

The Company's consolidated assets totaled approximately $221.0 million at June 30, 1998, an increase of $9.0 million or 4.3% from June 30, 1997. The growth in assets was primarily the result of increases in investment securities available for sale, loans receivable and interest-bearing deposits with other institutions which were partially offset by a decrease in money market investment securities, mortgage-backed securities and mortgage-backed securities available for sale and investment securities. The growth was funded primarily from increases in Federal Home Loan Bank Advances and savings deposits and income generated from current earnings.

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

The following table presents the average daily balances of interest-earning assets and interest-bearing liabilities for the years ended June 30, 1998, 1997 and 1996, which management believes is representative of the operations of the Company.

                                                              Year Ended June 30,
                    (in thousands)                        1998        1997        1996
----------------------------------------------------------------------------------------
Interest-earning assets:
  Mortgage loans1                                       $121,266    $122,406    $122,487
  Consumer and other loans1                               25,637      24,401      21,959
----------------------------------------------------------------------------------------
Total loans                                              146,903     146,807     144,446
  Mortgage-backed securities                              13,567      14,658      13,029
  Investment securities                                   42,688      35,513      26,717
  Interest-bearing deposits                                5,853       3,029       3,366
----------------------------------------------------------------------------------------
Total interest-earning assets                           $209,011    $200,007    $187,558
----------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Passbook and club accounts                            $ 27,685    $ 27,830    $ 28,163
  NOW and money market deposit accounts                   34,608      34,763      34,081
  Certificates of deposit                                104,205     100,969      95,788
  Borrowings                                              12,998       9,353       5,122
----------------------------------------------------------------------------------------
Total interest-bearing liabilities                      $179,496    $172,915    $163,154
----------------------------------------------------------------------------------------
Net earning assets                                      $ 29,515    $ 27,092    $ 24,404
----------------------------------------------------------------------------------------
Average interest-earning assets as a percent of
  average interest-bearing liabilities                     116.4%      115.7%      115.0%
----------------------------------------------------------------------------------------

1Includes loans on which the Company has discontinued accruing interest.

The Company continually seeks to increase its level of profitability while maintaining its asset quality. This emphasis on earnings and asset quality has resulted in an increase in net income from $2.3 million, before cumulative effect of change in accounting principal for fiscal 1994 to $3.0 million for fiscal 1998 and a continued decrease in the ratio of non-performing assets to total assets from .35 % at June 30, 1994 to .32% at June 30, 1998. The Company has continued to focus its efforts on more evenly matching the maturities and/or repricing characteristics of its interest-earning assets and interest-bearing liabilities in order to minimize fluctuations that may occur due to changes in market interest rates.

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

INVESTMENT SECURITIES AND INVESTMENT SECURITIES AVAILABLE FOR SALE

The Company's investment securities totaled $14.0 million at June 30, 1998, a decrease of $1.5 million or 9.2% compared to June 30, 1997. The decrease was primarily due to $20.7 million of investment securities which matured or were called during fiscal 1998 which were partially offset by purchases of $19.2 million of securities during the period. The Company primarily invests in government and corporate notes and bonds. Investment securities available for sale totaled $25.5 million at June 30, 1998, or an increase of $10.0 million compared to June 30, 1997. The increase was primarily due to the purchases of approximately $5.0 million of an ARMs fund and approximately $4.4 of municipal bonds. The increase in purchases of investment securities available for sale was primarily due to the investment of the funds generated from the increases in FHLB advances and savings deposits.

MORTGAGE-BACKED SECURITIES AND MORTGAGE-BACKED SECURITIES
AVAILABLE FOR SALE

The total of all mortgage-backed securities was $12.6 million at June 30, 1998, a decrease of $1.9 million or 12.9% compared to June 30, 1997. This decrease was primarily due a reduction in the volume of purchases of these securities in fiscal 1998 as compared to fiscal 1997. During fiscal 1998, the Company purchased none of these securities compared to approximately $600,000 of adjustable-rate mortgage-backed securities in the prior fiscal year.

LOAN PORTFOLIO

Loans receivable increased $6.5 million or 4.5% to $151.1 million during the fiscal year ended June 30, 1998, as compared to an increase of $1.1 million or
 .8% for the fiscal year ended June 30, 1997. Mortgage loan originations in fiscal years 1998 and 1997 amounted to $27.0 million, and $15.0 million, respectively. The Company originated primarily fixed rate loans in fiscal 1998 due to current conditions in the Bank's market area. Of the total amount of mortgage and construction loans originated in fiscal 1998, $16.3 million or 60.3% were fixed-rate mortgages as compared to $5.2 million or 34.6% in fiscal 1997. Adjustable-rate mortgage and construction loan originations totaled $10.7 million or 39.7% in fiscal 1998 as compared to $9.8 million or 65.4% in fiscal 1997.

Consumer loan originations, including home equity and other installment loans, totaled $17.5 million in fiscal 1998, $15.4 million in fiscal 1997, and $13.2 million in fiscal 1996. The Company has placed a greater emphasis on other installment lending, including home equity loans, personal loans, auto loans and other secured lines of credit.

DEPOSIT PORTFOLIO

Savings deposits increased $371,000 to $175.4 million during fiscal 1998. This increase was due to the combined result of $6.0 million of net deposit outflows and interest credited of approximately $6.4 million. Deposit increases occurred in passbook accounts and NOW/checking accounts partially offset by decreases in money market accounts and certificate of deposit accounts.

For the years ended June 30, 1998, 1997 and 1996, the Company had certificates of deposit with remaining terms to maturity of three (3) to ten (10) years aggregating $11.4 million, $10.9 million and $14.1 million, respectively. As part of its asset and liability planning, the Company attempts to attract longer term deposits, thereby reducing the interest rate sensitivity of its interest-bearing liabilities.

BORROWINGS

Borrowings, consisting of Federal Home Loan Bank advances, increased from $11.0 million at June 30, 1997 to $17.0 million at June 30, 1998. The Company used the additional funds as part of its asset and liability management strategy.

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY

Stockholders' equity increased $2.2 million or 10.6% to $23.5 million at June 30, 1998 compared to $21.3 million at June 30, 1997. This increase resulted from net income of $3.0 million, $141,000 of stock options exercised plus $85,000 of unrealized gains on investments available for sale. These increases were reduced by the payment of cash dividends of $946,000 on the Company's common stock and the purchase of $86,000 of the Company's stock held in a deferred compensation trust. Under regulations adopted by the Federal Deposit Insurance Corporation ("FDIC"), the Company is required to maintain Tier I (Core) capital equal to at least 4% of the Company's adjusted total assets, and Tier II (Supplementary) risk-based capital equal to at least 8% of the risk-weighted assets. At June 30, 1998, the Company exceeded all of its regulatory capital requirements. See "Liquidity and Capital Resources."

RESULTS OF OPERATIONS

The results of operations of the Company depend substantially on its net interest income, which is determined by the interest rate spread between the Company's interest-earning assets and interest-bearing liabilities and the relative amounts of such assets and liabilities. The following table sets forth the average yields earned on the Company's interest-earning assets and the average rates paid on its interest-bearing liabilities for the periods indicated, the weighted average yields and the rates at June 30, 1998, the resulting average interest rate spreads, and the net yield on interest-earning assets.

                                               At
                                            June 30,             Year Ended June 30,
                                              1998         1998         1997         1996
------------------------------------------------------------------------------------------
Average yield on1:
  Mortgage loans                               7.54%        7.97%        7.97%        8.15%
  Consumer loans                               8.36         8.40         8.50         9.01
------------------------------------------------------------------------------------------
Total loans                                    7.69         8.05         8.06         8.28
  Mortgage-backed securities                   7.15         7.15         7.07         7.31
  Investment securities                        5.98         6.23         6.51         6.30
  Interest-earning deposits                    6.11         5.40         5.28         5.50
------------------------------------------------------------------------------------------
Total interest-earning assets                  7.24         7.54         7.67         7.88
------------------------------------------------------------------------------------------
Average rates paid on1:
  Passbook and club accounts                   2.48         2.49         2.50         2.50
  NOW and money market accounts                1.83         1.93         1.95         2.01
  Certificates of deposit                      5.65         5.75         5.75         5.88
  Borrowings                                   5.48         5.54         5.66         5.88
------------------------------------------------------------------------------------------
Total interest-bearing liabilities             4.43         4.50         4.46         4.49
------------------------------------------------------------------------------------------
Average interest rate spread                   2.81%        3.04%        3.21%        3.39%
------------------------------------------------------------------------------------------
Net yield on interest-earning assets2           N/A         3.68%        3.82%        3.98%
------------------------------------------------------------------------------------------

1Average yields and rates are calculated by dividing the interest income or expense for the period by the average daily balance which, with respect to loans and loans held for sale, includes loans on which the Company has discontinued accruing interest. The weighted averages at June 30, 1998 are based on the weighted average contractual rates.

2Net interest income divided by average interest-earning assets.

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

                                                                     Fiscal 1998
                                                               Compared to Fiscal 1997
                                                             Increase (Decrease) Due to
---------------------------------------------------------------------------------------------
                                                                          Rate/
                                               Rate      Volume          Volume         Total
---------------------------------------------------------------------------------------------
Interest income on interest-earning assets:
  Mortgage loans                               $  (3)        $(91)           $ --       $ (94)
  Consumer loans                                 (26)         105              (1)         78
  Mortgage-backed securities                      12          (77)             (1)        (66)
  Investment securities                          (98)         467             (20)        349
  Interest-earning deposits                        4          149               3         156
---------------------------------------------------------------------------------------------
     Total                                      (111)         553             (19)        423
---------------------------------------------------------------------------------------------
Interest expense on interest-bearing
  liabilities:
  Deposits                                        37          129               1         167
  Borrowings                                     (11)         202              (4)        187
---------------------------------------------------------------------------------------------
     Total                                        26          331              (3)        354
---------------------------------------------------------------------------------------------
Net change in net interest income              $(137)        $222            $ 16       $  69
---------------------------------------------------------------------------------------------

                                                                     Fiscal 1997
                                                               Compared to Fiscal 1996
                                                             Increase (Decrease) Due to
---------------------------------------------------------------------------------------------
                                                                          Rate/
                                               Rate      Volume          Volume         Total
---------------------------------------------------------------------------------------------
Interest income on interest-earning assets:
  Mortgage loans                               $(219)       $  (7)           $ --       $(226)
  Consumer loans                                (111)         220             (12)         97
  Mortgage-backed securities                     (32)         119              (4)         83
  Investment securities                           56          554              18         628
  Interest-earning deposits                       (7)         (19)              1         (25)
---------------------------------------------------------------------------------------------
     Total                                      (313)         867               3         557
---------------------------------------------------------------------------------------------
Interest expense on interest-bearing
  liabilities:
  Deposits                                       (79)         246              (3)        164
  Borrowings                                     (11)         252              (9)        232
---------------------------------------------------------------------------------------------
     Total                                       (90)         498             (12)        396
---------------------------------------------------------------------------------------------
Net change in net interest income              $(223)        $369            $ 15       $ 161
---------------------------------------------------------------------------------------------

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

INTEREST INCOME ON LOANS AND LOANS HELD FOR SALE

Interest on loans and loans held for sale decreased by $16,000 or .1% in fiscal 1998 primarily due to a decrease in the average yield earned on the portfolio from 8.06% during fiscal 1997 to 8.05% during fiscal 1998. The average balance of the mortgage loan portfolio decreased by $1.1 million or .9% and the average balance of the consumer loan portfolio increased by $1.2 million or 5.1% during fiscal 1998. Interest on loans and loans held for sale decreased by $129,000 or 1.1% in fiscal 1997 primarily due to a decrease in the average yield earned on the portfolio from 8.28% during fiscal 1996 to 8.06% during fiscal 1997. The average balance of the mortgage loan portfolio decreased by $81,000 or .1% and the average balance of the consumer loan portfolio increased by $2.4 million or 11.1% during fiscal 1997. The decrease in the average yield during fiscal 1997 was primarily due to increased originations of adjustable-rate mortgage loans which generally have lower initial rates of interest compared to fixed rate loans and the increased originations of home equity loans and auto loans that have lower rates of interest due to the competitive interest rates in the Company's market area.

INTEREST INCOME ON MORTGAGE-BACKED SECURITIES AND
MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

Interest income on mortgage-backed securities decreased $66,000 or 6.4% during fiscal 1998 primarily due to a $1.1 million decrease in the average outstanding balance. This decrease was partially offset by an increase in the average yield from 7.07% in fiscal 1997 to 7.15% in fiscal 1998. The decrease in the average outstanding balance was primarily due to repayments of the loans underlying the mortgage-backed securities. In addition, the Company purchased no such securities during fiscal 1998. Interest income on mortgage-backed securities increased $83,000 or 8.7% during fiscal 1997 primarily due to a $1.6 million increase in the average outstanding balance. The increase in the average outstanding balance was due to the purchase of $5.2 million of these securities during the third and fourth quarters of fiscal 1996. The yield on mortgage-backed securities decreased from 7.31% in fiscal 1996 to 7.07% in fiscal 1997.

INTEREST INCOME ON INVESTMENTS AND INVESTMENTS AVAILABLE FOR SALE

Interest on investments and investments available for sale consisting primarily of U.S. Government and agency securities, high-grade corporate notes, mutual funds, municipal bonds and FHLB stock, increased by $349,000 or 15.1% during fiscal 1998 primarily due to an $7.2 million increase in the average balance of these securities. This increase was partially offset by a decrease in the average yield on these investments from 6.51% in fiscal 1997 to 6.23% in fiscal 1998. Interest on investments and investments available for sale, increased by $628,000 or 37.3% during fiscal 1997 primarily due to an $8.8 million increase in the average balance of these securities. In addition, the average yield on these investments increased from 6.30% in fiscal 1996 to 6.51% in fiscal 1997. The increase in the average outstanding balance during both fiscal 1998 and 1997 was primarily due to the increased purchases of these securities with the funds generated from the increases in savings deposits and FHLB advances.

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

INTEREST INCOME ON INTEREST-EARNING DEPOSITS

Interest on deposits, consisting of interest-bearing deposits maintained with the FHLB of Pittsburgh, increased $156,000 or 97.5% during fiscal 1998 compared to fiscal 1997 and decreased by $25,000 or 13.5% during fiscal 1997 compared to fiscal 1996. The increase in fiscal 1998 was primarily due to a $2.8 million increase in the average outstanding balance of these deposits. In addition, the average yield increased from 5.28% in fiscal 1997 to 5.40% in fiscal 1998. The decrease in fiscal 1997 was primarily due to a $337,000 decrease in the average outstanding balance of these deposits. In addition, the average yield decreased from 5.50% in fiscal 1996 to 5.28% in fiscal 1997.

INTEREST EXPENSE ON SAVINGS DEPOSITS

Interest expense on savings deposits increased by $167,000 or 2.3% in fiscal 1998 primarily due to a $2.9 million increase in the average outstanding balance of savings deposits. The average rate paid on deposits rose slightly from 5.39% in fiscal 1997 to 5.41% in fiscal 1998. Interest expense on savings deposits increased by $164,000 or 2.3% in fiscal 1997 primarily due to a $5.5 million increase in the average balance of savings deposits. This increase was partially offset by a decrease in the average rate paid on deposits from 4.44% in fiscal 1996 to 4.39% in fiscal 1997. The increase in the average balance of deposits during both fiscal 1998 and 1997 was primarily due to increased marketing of the Company's certificate of deposit and checking products.

INTEREST EXPENSE ON BORROWINGS

Interest on borrowings increased $187,000 or 35.1% in fiscal 1998 primarily due to a $3.6 million increase in the average outstanding balance. In addition, the average rate paid on borrowings decreased from 5.66% in fiscal 1997 to 5.54% in fiscal 1998. Interest expense on borrowings increased $232,000 in fiscal 1997 primarily due to a $4.2 million increase in the average outstanding balance which was partially offset by a decrease in the average rate paid on borrowings from 5.88% in fiscal 1996 to 5.66% in fiscal 1997. The increased borrowings during fiscal 1998 and 1997 were used by the Company as part of its asset and liability strategy.

NET INTEREST INCOME

Net interest income increased by $69,000 or .9% in fiscal 1998 as compared to fiscal 1997 and increased by $161,000 or 2.2% in fiscal 1997 over the prior fiscal year. The increase in fiscal 1998 was primarily due to increases in the average outstanding balances of investments available for sale, loans receivable and interest-earning deposits with other institutions partially offset by increases in the average outstanding balances of deposit accounts and borrowings. The increase in fiscal 1997 was primarily due to the increases in the average outstanding balance of investments and investments available for sale, loans receivable and mortgage-backed securities and mortgage-backed securities available for sale. These increases were partially offset by increases in the average outstanding balance of savings deposits and borrowings.

Interest-earning assets as a percent of interest-bearing liabilities amounted to 116.4%, 115.7% and 115.0% at June 30, 1998, 1997 and 1996, respectively, and the average interest rate spread was 3.04%, 3.21% and 3.39% for fiscal 1998, 1997 and 1996, respectively. The Company's average interest rate spread has decreased from 3.39% in fiscal 1996 to 3.04% in fiscal 1998 primarily due to decreases in the average rates earned on the Company's loan portfolio. The Company's net interest income continued to exceed its total other expenses in fiscal 1998 and 1997, and the Company intends to continue to manage its assets and liabilities in order to maintain its net interest income at levels in excess of total other expenses.

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

PROVISION FOR POSSIBLE LOAN LOSSES

Financial institutions are subject to the risk of possible loan losses as one of the costs of lending. While the Company recognizes as losses all loans which are determined to be uncollectible, experience dictates that at any point in time, losses may exist in the portfolio which cannot be specifically identified. As a result, a provision for such unidentifiable losses is established and charged against current earnings to represent management's best estimate of such potential losses. The provision for possible loan losses for fiscal 1998, 1997 and 1996 amounted to $18,000, $30,000 and $30,000, respectively.

At June 30, 1998, 1997 and 1996, the allowance for possible loan losses was approximately $1.9 million or 1.2%, 1.3% and 1.3%, respectively of the total loan portfolio. As a percentage of non-performing loans (loans delinquent 90 days and over, net of specific reserves) the allowances for possible loan losses were 330.1%, 212.4%, and 310.3% at June 30, 1998, 1997 and 1996, respectively.

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

OTHER INCOME

Fees and service charges increased by $119,000 or 25.0% in fiscal 1998 and by $71,000 or 17.5% in fiscal 1997. The increase in both fiscal 1998 and 1997 was primarily due to increases in the fees and service charges earned on the Bank's NOW accounts.

During fiscal 1998, the Company realized net gains of $218,000 on investments, mortgage-backed securities and loans in its available for sale portfolio. Gains of $186,000 and $32,000 were recorded on the sale of investment securities and loans, respectively. During fiscal 1997, the Company realized net gains of $125,000 on investments, mortgage-backed securities and loans available for sale. Gains of $113,000 and $12,000 were recorded on the sale of investment securities and loans, respectively.

Other operating income, which primarily consists of miscellaneous fees, rents, and other income, was $169,000, $116,000 and $130,000 in fiscal 1998, 1997 and
1996, respectively. The increase in fiscal 1998 was primarily due to an increase in ATM fees. The decrease in fiscal 1997 was primarily due to a decrease in other non-operating income resulting from a settlement of litigation received by the Company in fiscal 1996.

Total other income increased $265,000 or 37.0% in fiscal 1998 and by $90,000 or 14.4% in fiscal 1997. The increases in both fiscal 1998 and 1997 were primarily due to the increases in fees and service charges and gains on the sale of investment securities and loans available for sale.

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

OPERATING EXPENSES

Compensation and employee benefits, which is the largest component of total operating expenses, decreased by $16,000 or .9% in fiscal 1998 and increased by $57,000 or 3.4% in fiscal 1997. The decrease in fiscal 1998 was primarily due to an increase in the deferral of compensation costs associated with the origination of loans as a result of the increased loan originations during fiscal 1998. These deferred costs will be written off over future periods based on the life of the loans. The decrease in fiscal 1998 was partially offset by normal salary and benefit increases. The increase in fiscal 1997 was primarily due to normal salary and benefit increases.

Premises and occupancy expense increased by $7,000 or 1.4% in fiscal 1998 and by $25,000 or 5.4% in fiscal 1996. The increase in fiscal 1998 was primarily due to increases in repairs and maintenance and furniture, fixture and equipment depreciation which were partially offset by decreases in insurance and furniture, fixture and equipment expenses. The increase in fiscal 1997 was primarily due to increases in furniture, fixture and equipment depreciation and expenses and office building depreciation.

Federal insurance premiums decreased by $40,000 or 26.9% in fiscal 1998 and increased by $834,000 or 223.0% in fiscal 1997. The decrease in fiscal 1998 and the increase in fiscal 1997 were due to the FDIC's one-time special assessment to recapitalize the SAIF. In fiscal 1997 the Company incurred a $1.1 million pre-tax charge as a result of this assessment however, the premium rate for federal deposit insurance decreased to approximately 6.5 basis points in January of 1997 from 23 basis points as a result of the recapitalization of the SAIF. The amount of the premium is based upon the average amount of deposits outstanding.

In fiscal 1998, the Company had a net gain of $5,000 from its real estate owned ("REO"). In fiscal 1997 and 1996, the Company had a net gain of $31,000 and a net loss of $5,000, respectively.

Data processing expenses increased by $3,000 or 1.2% in both fiscal 1998 and 1997. The increase in both fiscal 1998 and 1997 was primarily attributable to increases in certain service bureau charges.

Professional fees increased by $309,000 in fiscal 1998 and decreased by $66,000 in fiscal 1997. The increase in fiscal 1998 was primarily due to legal fees incurred in litigation brought by the Bank against another financial institution.

INCOME TAXES

Income taxes increased $368,000 or 27.4% in fiscal 1998 and decreased $277,000 or 17.1% in fiscal 1997 over the comparable prior years. The increase in fiscal 1998 was primarily due to higher pre-tax income partially offset by a decrease in the Company's effective tax rate. The decrease in fiscal 1997 was primarily due to lower pre-tax income as a result of the $1.1 million one-time special FDIC assessment.

NET INCOME

Net income increased $732,000 or 31.6% in fiscal 1998 and decreased $346,000 or 13.0% in fiscal 1997 primarily due to the $1.1 million pre-tax special one-time SAIF assessment in fiscal 1997. Excluding that assessment, net income increased $96,000 or 3.3% in fiscal 1998 and $290,000 or 10.9% in fiscal 1997.

LIQUIDITY AND CAPITAL RESOURCES

The Company's assets increased from $196.9 million at June 30, 1996 to $212.0 million at June 30, 1997, and to $221.0 million at June 30, 1998. Stockholders' equity increased from $21.1 million at June 30, 1996 to $21.3 million at June 30, 1997, and $23.5 million at June 30, 1998. At June 30, 1998, stockholders' equity amounted to 10.6% of the Company's total assets under generally accepted accounting principles ("GAAP").

The Company is currently required to maintain Tier I (Core) capital equal to at least 4.0% of its adjusted total assets and Tier II (Supplementary) risk-based capital equal to at least 8.0% of its risk-weighted assets. At June 30, 1998, the Company substantially exceeded all of these requirements with Tier I and Tier II ratios of 10.44% and 21.09%, respectively.

During the fiscal years ended June 30, 1998, 1997 and 1996, the Company had positive cash flows from operating activities. Cash and cash equivalents decreased by $4.0 million, increased by $5.7 million, decreased by

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

$5.5 million for the fiscal years ended June 30, 1998, 1997 and 1996, respectively. See Consolidated Statements of Cash Flows.

Cash flows from operating activities for the periods covered by the Consolidated Statements of Cash Flows have been primarily related to net income and operations. Operating activities provided $3.4 million of cash in fiscal 1998, $1.9 million in fiscal 1997 and $2.1 million in fiscal 1996.

Investing activities used cash on a net basis of $12.9 million in fiscal 1998, $8.9 million in fiscal 1997 and $12.9 million in fiscal 1996. This was primarily due to the amount of loans originated and the purchase of investment securities and mortgage-backed securities which were greater than cash provided by the sales, maturities and periodic principal payments received on investments and loans.

Cash flows from financing activities for the periods covered by the Consolidated Statements of Cash Flows have been primarily related to changes in deposits and borrowings. Financing activities generated $5.5 million of cash in fiscal 1998 due to a net increase of $6.0 million in FHLB advances, $371,000 in deposits and $141,000 from stock options exercised. These increases were partially offset by $946,000 of cash dividends paid and a decrease of $11,000 in advance deposits by borrowers for taxes and insurance. Financing activities generated $12.6 million of cash in fiscal 1997, due to a net increase of $5.3 million in FHLB advances, $10.3 million in deposits and $44,000 from stock options exercised. These increases were partially offset by $1.6 million of treasury stock acquired, $660,000 of cash dividends paid and a decrease of $167,000 in advance deposits by borrowers for taxes and insurance.

The Company's primary source of funds consists of deposits bearing market rates of interest, loan repayments and current earnings. Also, advances from the FHLB of Pittsburgh may be used on short term basis to compensate for savings outflows or on a long term basis to support lending and investment activities.

The Company uses its capital resources principally to meet its on-going commitments to fund maturing certificates of deposit and deposit withdrawals, fund existing and continuing loan commitments, maintain its liquidity and meet operating expenses. At June 30, 1998, the Company had commitments to originate loans totalling $7.7 million. Scheduled maturities of certificates of deposit during fiscal 1999 totaled $53.7 million at June 30, 1998. Management believes that by evaluating competitive instruments and pricing in its market area, the Company can generally retain a substantial portion of its maturing certificates of deposit.

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

YEAR 2000

The Company outsources its primary data processing functions. A challenging problem exists as the millennium ("year 2000") approaches as many computer systems worldwide do not have the capability of recognizing the year 2000 or years thereafter.

The Company has established a management committee to identify all of its functions potentially affected by the year 2000, and to ensure that re-programming or replacement of the affected systems will be completed by December 31, 1998, thus allowing adequate time for testing. The Company has also contacted its largest borrowers to determine if they will be materially affected by potential year 2000 problems. To date, the Company has received confirmations from its primary vendors that corrections are being made and testing has begun to address and correct the issues associated with the year 2000 problem. The Company is formulating contingency plans for its major functions in the event systems fail.

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

The Company does not anticipate that the year 2000 issue will pose any significant operational problems or will have any material impact on its results of operations. The Company anticipates replacement of various hardware and software during fiscal 1999 at a cost of approximately $300,000 that will be depreciated over future periods. However, if the modifications and conversions are not completed timely, the year 2000 problem may have a material impact on the operations of the Company.

RECENT ACCOUNTING DEVELOPMENTS

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

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for fiscal years beginning after December 31, 1997. Management does not anticipate that the adoption of this standard will have a material impact on the Company's reporting.