Form 10-K405/A, Exhibit 13
period 1998-06-30
LAUREL CAPITAL GROUP INC
filed 1998-10-16
CIK 892158

                                                                     Exhibit 13




                       LOGO    LAUREL CAPITAL GROUP, INC.

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS AND STOCKHOLDERS
LAUREL CAPITAL GROUP, INC.:

We have audited the accompanying consolidated statements of financial condition of Laurel Capital Group, Inc. and subsidiary as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Laurel Capital Group, Inc. and subsidiary at June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1998, in conformity with generally accepted accounting principles.

                                                                            LOGO

Pittsburgh, Pennsylvania
August 11, 1998

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