Form 10-K405, Exhibit 13
period 1999-06-30
LAUREL CAPITAL GROUP INC
filed 1999-09-28
CIK 892158

                                                                      Exhibit 13



                       LOGO    LAUREL CAPITAL GROUP, INC.

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS AND STOCKHOLDERS
LAUREL CAPITAL GROUP, INC.:

We have audited the accompanying consolidated statements of financial condition of Laurel Capital Group, Inc. and subsidiary as of June 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Laurel Capital Group, Inc. and subsidiary at June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1999, in conformity with generally accepted accounting principles.

                                                  /s/ KPMG LLP

Pittsburgh, Pennsylvania
August 12, 1999

                       LOGO    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------
At June 30, 1999 and 1998

(in thousands, except per share data)                           1999        1998
----------------------------------------------------------------------------------
ASSETS
Cash                                                          $    690    $    753
Money market investments                                         3,711       3,532
Interest-earning deposits with other institutions                7,710       7,092
Investment securities available for sale (note 2)               35,549      25,539
Investment securities held to maturity (market value of
  $12,224 and $14,097)(note 2)                                  12,439      14,003
Mortgage-backed securities available for sale (note 3)          11,868      11,554
Mortgage-backed securities held to maturity (market value of
  $1,074 and $1,068) (note 3)                                    1,072       1,051
Loans receivable, held for sale (note 4)                         1,562       1,633
Loans receivable, net of unearned discounts of $2 and $7       153,256     152,976
Allowance for loan losses                                       (1,866)     (1,852)
----------------------------------------------------------------------------------
  Loans receivable, net (notes 4 and 5)                        151,390     151,124
Federal Home Loan Bank stock (note 6)                            1,277       1,277
Real estate owned                                                  377         143
Accrued interest receivable:
  Loans                                                            846         854
  Interest-earning deposits and investments                        492         406
  Mortgage-backed securities                                        71          73
Office properties and equipment, net of accumulated
  depreciation (note 7)                                          1,458       1,322
Prepaid expenses and sundry assets                                 962         630
----------------------------------------------------------------------------------
     Total Assets                                             $231,474    $220,986
----------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Savings deposits (note 8)                                   $182,118    $175,390
  FHLB advances (note 9)                                        20,029      17,033
  Advance deposits by borrowers for taxes and insurance          3,020       3,143
  Accrued interest payable on savings deposits                     500         523
  Accrued income taxes (note 10)                                   294         169
  Other accrued expenses and sundry liabilities                    983       1,222
----------------------------------------------------------------------------------
     Total Liabilities                                         206,944     197,480
----------------------------------------------------------------------------------
Stockholders' Equity (note 11)
  Common stock, $.01 par value; 5,000,000 shares authorized;
     2,324,298 and 2,305,055 shares issued, respectively            23          23
  Additional paid-in capital                                     5,197       4,823
  Treasury stock, at cost (152,120 and 113,670 shares,
     respectively)                                              (2,270)     (1,626)
  Retained earnings                                             22,070      20,200
  Accumulated other comprehensive income (loss), net of tax
     $(98) and $149, respectively                                 (190)        290
  Stock held in deferred compensation trust                       (300)       (204)
----------------------------------------------------------------------------------
     Total Stockholders' Equity                                 24,530      23,506
----------------------------------------------------------------------------------
     Total Liabilities and Stockholders' Equity               $231,474    $220,986
----------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                       LOGO    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
For the years ended June 30, 1999, 1998, and 1997

(in thousands, except per share data)                    1999          1998          1997
--------------------------------------------------------------------------------------------
Interest income:
  Loans receivable                                    $   11,854    $   11,819    $   11,835
  Mortgage-backed securities                                 791           970         1,036
  Investment securities:
    Taxable                                                1,423         1,649         1,771
    Tax-exempt                                             1,131         1,011           540
  Interest-earning deposits                                  453           316           160
--------------------------------------------------------------------------------------------
    Total interest income                                 15,652        15,765        15,342
Interest expense:
  Savings deposits (note 8)                                7,059         7,349         7,182
  FHLB advances (note 9)                                   1,008           720           533
--------------------------------------------------------------------------------------------
    Total interest expense                                 8,067         8,069         7,715
--------------------------------------------------------------------------------------------
Net interest income before provision for loan losses       7,585         7,696         7,627
Provision for loan losses                                     18            18            30
--------------------------------------------------------------------------------------------
Net interest income after provision for loan losses        7,567         7,678         7,597
--------------------------------------------------------------------------------------------
Other income:
  Service charges                                            542           595           476
  Net gain on sales of investment securities
    available for sale                                       296           186           113
  Gain on the sale of loans held for sale                     17            32            12
  Other operating income                                     165           169           116
--------------------------------------------------------------------------------------------
    Total other income                                     1,020           982           717
--------------------------------------------------------------------------------------------
Operating expenses:
  Compensation and employee benefits (note 12)             1,805         1,734         1,750
  Premises and occupancy costs                               515           498           491
  Federal insurance premiums                                 105           109           149
  Special SAIF assessment                                     --            --         1,059
  Net loss (income) on real estate owned                      26            (5)          (31)
  Data processing expense                                    208           255           252
  Professional fees                                          224           487           178
  Other operating expenses                                   860           819           803
--------------------------------------------------------------------------------------------
    Total operating expenses                               3,743         3,897         4,651
--------------------------------------------------------------------------------------------
Income before income taxes                                 4,844         4,763         3,663
--------------------------------------------------------------------------------------------
Provision for income taxes (note 10)
  Federal                                                  1,329         1,383         1,091
  State                                                      332           329           253
--------------------------------------------------------------------------------------------
    Total income taxes                                     1,661         1,712         1,344
--------------------------------------------------------------------------------------------
  Net income                                          $    3,183    $    3,051    $    2,319
--------------------------------------------------------------------------------------------
Earnings per share (note 1)
  Basic
    Net income                                        $     1.45    $     1.40    $     1.03
    Average number of shares outstanding               2,188,014     2,176,893     2,247,021
--------------------------------------------------------------------------------------------
  Diluted
    Net income                                        $     1.39    $     1.32    $     1.00
    Average number of shares outstanding               2,294,324     2,312,389     2,325,658
--------------------------------------------------------------------------------------------
Dividends paid per share                              $      .60    $      .44    $      .29
--------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                       LOGO    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
For the years ended June 30, 1999, 1998, and 1997

                                                                    Accumulated
                                                                       Other
                                                                   Comprehensive    Stock Held
                               Additional                             Income       in Deferred        Total
                       Common   Paid-in     Treasury    Retained      (Loss)       Compensation   Stockholders'
   (in thousands)      Stock    Capital       Stock     Earnings    Net of Tax        Trust           Equity
----------------------------------------------------------------------------------------------------------------
Balance, June 30,
  1996                    $15      $4,646          --    $16,436            $ 49          $ (60)         $21,086
Comprehensive income:
  Net income               --          --          --      2,319              --             --            2,319
  Other comprehensive
    income                 --          --          --         --             157             --              157
----------------------------------------------------------------------------------------------------------------
Total comprehensive
  income                   --          --          --      2,319             157             --            2,476
Stock options
  exercised (8,913
  shares)                  --          44          --         --              --             --               44
Dividends paid             --          --          --       (660)             --             --             (660)
Treasury stock
  purchased (113,670
  shares)                  --          --     $(1,626)        --              --             --           (1,626)
Stock purchased by
  deferred
  compensation trust       --          --          --         --              --            (58)             (58)
----------------------------------------------------------------------------------------------------------------
Balance, June 30,
  1997                    $15      $4,690     $(1,626)   $18,095            $206          $(118)         $21,262
Comprehensive income:
  Net income               --          --          --      3,051              --             --            3,051
  Other comprehensive
    income                 --          --          --         --              84             --               84
----------------------------------------------------------------------------------------------------------------
Total comprehensive
  income                   --          --          --      3,051              84             --            3,135
Stock options
  exercised (27,227
  shares)                  --         141          --         --              --             --              141
Retroactive effect of
  stock issued as a
  result of stock
  split declared on
  December 18, 1997         8          (8)         --         --              --             --               --
Dividends paid             --          --          --       (946)             --             --             (946)
Stock purchased by
  deferred
  compensation trust       --          --          --         --              --            (86)             (86)
----------------------------------------------------------------------------------------------------------------
Balance June 30, 1998     $23      $4,823     $(1,626)   $20,200            $290          $(204)         $23,506
Comprehensive income:
  Net income               --          --          --      3,183              --             --            3,183
  Other comprehensive
    loss, net of tax
    $(121)                 --          --          --         --            (235)            --             (235)
  Reclassification
    adjustment, net
    of tax, $(126)         --          --          --         --            (245)            --             (245)
----------------------------------------------------------------------------------------------------------------
Total comprehensive
  (loss) income            --          --          --      3,183            (480)            --            2,703
Stock options
  exercised (19,243
  shares)                  --         155          --         --              --             --              155
Dividends paid             --          --          --     (1,313)             --             --           (1,313)
Treasury stock
  purchased (38,450
  shares)                  --          --        (644)        --              --             --             (644)
Deferred compensation
  payable in common
  stock                    --         219          --         --              --             --              219
Stock purchased by
  deferred
  compensation trust       --          --          --         --              --            (96)             (96)
----------------------------------------------------------------------------------------------------------------
Balance, June 30,
  1999                    $23      $5,197     $(2,270)   $22,070           $(190)         $(300)         $24,530
----------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                       LOGO    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
For the years ended June 30, 1999, 1998, and 1997

(in thousands)                                                    1999        1998        1997
----------------------------------------------------------------------------------------------
Net income:                                                   $  3,183    $  3,051    $  2,319
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation                                                   147         149         139
    Provision for loan losses                                       18          18          30
    Net loss (gain) on the sale of real estate owned                15         (16)        (42)
    Net gain on the sale of investment securities
      available for sale                                          (296)       (186)       (113)
    Gain on the sale of loans held for sale                        (17)        (32)        (12)
    Amortization of deferred loan fees                            (169)       (214)       (166)
    Origination of loans held for sale                            (864)       (881)       (907)
    Proceeds from the sale of loans held for sale                  952       1,107         719
    (Increase) decrease in accrued interest receivable             (76)        152        (266)
    Decrease in accrued interest payable                           (23)        (10)        (41)
    Other--net                                                       3         304         278
----------------------------------------------------------------------------------------------
      Net cash provided by operating activities                  2,873       3,442       1,938
----------------------------------------------------------------------------------------------
Investing activities:
  Purchase of investment securities held to maturity           (14,387)    (19,160)    (12,994)
  Purchase of investment securities available for sale         (13,912)    (14,567)     (5,156)
  Purchase of mortgage-backed securities held to maturity       (1,011)         --          --
  Purchase of mortgage-backed securities available for sale     (3,970)         --        (600)
  Purchase of FHLB stock                                            --          --          (2)
  Proceeds from maturities of investment securities held to
    maturity                                                    16,000      20,655       7,450
  Proceeds from maturities of investment securities
    available for sale                                               3       1,500         500
  Proceeds from maturities of mortgage-backed securities
    available for sale                                              28         192          --
  Proceeds from the sale of investment securities available
    for sale                                                     3,581       3,240       1,053
  Principal repayments of mortgage-backed securities
    available for sale                                           3,388       1,616       1,459
  Principal repayments of mortgage-backed securities held to
    maturity                                                       990         169         326
  Increase in loans                                               (450)     (6,591)     (1,002)
  Proceeds from the sale of real estate owned                       85         206         261
  Net additions to office properties and equipment                (283)       (204)       (160)
----------------------------------------------------------------------------------------------
      Net cash used by investing activities                     (9,938)    (12,944)     (8,865)
----------------------------------------------------------------------------------------------
Financing activities:
  Net increase (decrease) in demand and club accounts            1,840       1,341       2,256
  Net increase (decrease) in time deposit accounts               4,888        (970)      8,080
  Net increase in FHLB advances                                  2,996       5,989       4,717
  Decrease in advance deposits by borrowers for taxes and
    insurance                                                     (123)        (11)       (167)
  Stock options exercised                                          155         141          44
  Acquisition of treasury stock                                   (644)         --      (1,626)
  Dividends paid                                                (1,313)       (946)       (660)
----------------------------------------------------------------------------------------------
      Net cash provided by financing activities                  7,799       5,544      12,644
----------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                            734      (3,958)      5,717
Cash and cash equivalents at beginning of period                11,377      15,335       9,618
----------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                    $ 12,111    $ 11,377    $ 15,335
----------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
----------------------------------------------------------------------------------------------
Cash paid during the period for:
  Interest on savings deposits                                $  7,082    $  7,359    $  7,223
  Interest on FHLB advances                                      1,005         611         503
  Income taxes                                                   1,535       1,839       1,216
Transfer of loans to real estate owned                             335         333          --
Cash paid during the period for interest includes interest credited on deposits of $6,178,
$6,449 and $6,270 for the years ended June 30, 1999, 1998 and 1997, respectively.
----------------------------------------------------------------------------------------------

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

INVESTMENT AND MORTGAGE-BACKED SECURITIES
     Statement of Financial Accounting Standards (SFAS) No. 115 requires that investments be classified as either: (1) Securities Held to Maturity--debt securities that the Company has the positive intent and ability to hold to maturity and reported at amortized cost; (2) Trading Securities--debt and equity securities bought and held principally for the purpose of selling them in the near term and reported at fair value, with unrealized gains and losses included in the current period earnings; or (3) Securities Available for Sale-- debt and equity securities not classified as either Securities Held to Maturity or Trading Securities and reported at fair value, with unrealized gains and losses included in accumulated other comprehensive income. The cost of securities sold is determined on a specific identification basis.

REAL ESTATE OWNED
     Real estate owned consists of properties acquired through foreclosure and are recorded at the lower of cost (principal balance of the former mortgage loan plus costs of obtaining title and possession) or fair value at the date of acquisition. Costs relating to development and improvement of the property are capitalized, whereas costs of holding such real estate are expensed as incurred. Additional write-downs are charged to income, and the carrying value of the property reduced, when the fair value of the property, less costs to sell, is less than the carrying value.

PROVISIONS FOR LOAN LOSSES
     Provisions for loan losses are charged to operations in amounts that result in an allowance appropriate, in management's judgment, to cover probable losses inherent in the loan portfolio based on past and expected loss experience and economic conditions.

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

CASH AND CASH EQUIVALENTS
     For purposes of reporting cash flows, the Company has defined cash and cash equivalents as cash, interest-earning deposits with other institutions and money market investments.

LOANS
     Loans receivable are stated at unpaid principal balances net of the allowance for loan losses and net of deferred loan fees and discounts. In accordance with SFAS Nos. 114 and 118, the Bank considers all one-to-four family residential mortgage loans and all consumer loans (as presented in Note 4) to be smaller homogeneous loans. As such, these loans are collectively evaluated for impairment. Loans within the scope of these statements are considered impaired when, based on current information and events, it is probable that all principal and interest will not be collected in accordance with the contractual terms of the loans. Management determines the impairment of loans based on knowledge of the borrower's ability to repay the loan according to the contractual agreement, the borrower's repayment history and the fair value of collateral for certain collateral dependent loans. Pursuant to SFAS 114, management does not consider an insignificant delay or insignificant shortfall to impair a loan. Management has determined that a delay less than 90 days will be considered an insignificant delay and that an amount less than $5,000 will be considered an insignificant shortfall. The Bank does not apply SFAS 114 using major risk calculations but on a loan by loan basis. All loans are charged off when management determines that principal and interest are not collectible.

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

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

INCOME TAXES
     The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

EARNINGS PER SHARE
     In February 1997, the FASB released SFAS No. 128, "Earnings Per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, "Earnings Per Share," and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. The Company adopted SFAS No. 128 as of December 31, 1997 and all prior period per share amounts have been restated. In addition, all weighted average share and per share amounts reflect the three-for-two stock split paid on January 16, 1998.

The following table sets forth the computation of basic and diluted earnings per share:

                                                                   June 30,
                                                  1999               1998               1997
-----------------------------------------------------------------------------------------------
Basic earnings per share:
  Net income                                   $    3,183         $    3,051         $    2,319
  Weighted average shares outstanding           2,188,014          2,176,893          2,247,021
  Earnings per share                           $     1.45         $     1.40         $     1.03
Diluted earnings per share:
  Net income                                   $    3,183         $    3,051         $    2,319
  Weighted average shares outstanding           2,188,014          2,176,893          2,247,021
  Dilutive effect of employee stock options       106,310            135,496             78,637
-----------------------------------------------------------------------------------------------
Diluted weighted average shares outstanding     2,294,324          2,312,389          2,325,658
  Earnings per share                           $     1.39         $     1.32         $     1.00
-----------------------------------------------------------------------------------------------

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

COMPREHENSIVE INCOME
     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. For the fiscal years ended June 30, 1999, 1998 and 1997, the Company's total comprehensive income was $2,703, $3,135 and $2,476, respectively. Total comprehensive income is comprised of net income of $3,183, $3,051 and $2,319, respectively, and other comprehensive income (loss) of ($480), $84 and $157, net of tax, respectively. Other comprehensive income consists of unrealized gains and losses on investment securities and mortgage-backed securities available for sale.

RECLASSIFICATION
     Certain items previously reported have been reclassified to conform with the current year's reporting format.

(2) INVESTMENT SECURITIES

Investment securities held to maturity are comprised of the following:

                                                           Gross              Gross
                                        Amortized        Unrealized         Unrealized         Market
                          Face/Par         Cost         Appreciation       Depreciation        Value
--------------------------------------------------------------------------------------------------------
AT JUNE 30, 1999:
  Corporate notes and
     commercial paper        $12,445        $12,439                 --               $215        $12,224
--------------------------------------------------------------------------------------------------------
AT JUNE 30, 1998:
 Corporate notes and
   commercial paper     $     14,000   $     14,003   $             94   $             --   $     14,097
--------------------------------------------------------------------------------------------------------

                                                                       Amortized   Market
                                                            Face/Par     Cost       Value
------------------------------------------------------------------------------------------
At June 30, 1999, the contractual maturities of the debt securities held to maturity are:
  Due after one year through five years                       $1,000      $1,000   $   982
  Due after five years through ten years                       3,500       3,499     3,458
  Due after ten years                                          7,945       7,940     7,784
------------------------------------------------------------------------------------------
                                                             $12,445     $12,439   $12,224
------------------------------------------------------------------------------------------

Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

Investment securities available for sale are comprised of the following:

                                                               Gross              Gross
                                            Amortized        Unrealized         Unrealized         Market
                              Face/Par         Cost         Appreciation       Depreciation        Value
------------------------------------------------------------------------------------------------------------
AT JUNE 30, 1999:
  Municipal obligations          $18,420        $18,301               $186               $646        $17,841
  Federal National
    Mortgage Association
    preferred stock                  250            250                 11                 --            261
  Federal Home Loan Mort-
    gage Corporation
    preferred stock                  250            250                 10                 --            260
  Federal National
    Mortgage Association
    stock                            582            582                101                 --            683
  Federal Home Loan Mort-
    gage Corporation stock           480            480                 99                 --            579
  SLM Student Loan Trust             804            783                 19                 --            802
  Standard Insurance
    Company stock                      4              4                  1                 --              5
  Shay Financial Services
    ARMs Fund                     15,240         15,240                 --                122         15,118
------------------------------------------------------------------------------------------------------------
                                 $36,030        $35,890               $427               $768        $35,549
------------------------------------------------------------------------------------------------------------
AT JUNE 30, 1998:
  Municipal obligations          $ 8,990        $ 8,914               $190               $ 37        $ 9,067
  Federal National
    Mortgage Association
    preferred stock                  250            250                 13                 --            263
  Federal Home Loan Mort-
    gage Corporation
    preferred stock                  250            250                 15                 --            265
Federal National Mortgage
  Association stock                  610            610                 10                 13            607
Federal Home Loan Mortgage
  Corporation stock                  925            925                 31                 15            941
Shay Financial Services
  ARMs Fund                       14,444         14,444                 --                 48         14,396
------------------------------------------------------------------------------------------------------------
                                 $25,469        $25,393               $259               $113        $25,539
------------------------------------------------------------------------------------------------------------

                                                                        Amortized          Market
                                                          Face/Par         Cost            Value
------------------------------------------------------------------------------------------------------
At June 30, 1999, the contractual maturities of the debt securities available for sale are:
  Due after five years through ten years                       $ 804          $ 783              $ 802
  Due after ten years                                         18,420         18,301             17,841
------------------------------------------------------------------------------------------------------
                                                             $19,224        $19,084            $18,643
------------------------------------------------------------------------------------------------------

The Federal National Mortgage Association preferred and common stock, Federal Home Loan Mortgage Corporation preferred and common stock, Standard Insurance Company stock and Shay Financial Services ARMs Fund have no stated maturity.

Proceeds from the sale of investment securities available for sale during 1999, 1998 and 1997 were $3,581, $3,240 and $1,053, respectively.

Gross gains of $296, $186 and $113 were realized on these sales in 1999, 1998 and 1997, respectively.

There were no realized losses in 1999, 1998 and 1997.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(3) MORTGAGE-BACKED SECURITIES

Mortgage-backed securities held to maturity were comprised of the following:

                                                   Gross                  Gross
                             Amortized          Unrealized             Unrealized           Market
     At June 30, 1999           Cost           Appreciation           Depreciation           Value
-----------------------------------------------------------------------------------------------------
Federal National Mortgage
  Association REMIC                $ 100                    $ 3                    $--          $ 103
Federal Home Loan Mortgage
  Corporation REMIC                  972                     --                      1            971
-----------------------------------------------------------------------------------------------------
                                  $1,072                    $ 3                    $ 1         $1,074
-----------------------------------------------------------------------------------------------------
At June 30, 1998
-----------------------------------------------------------------------------------------------------
Federal National Mortgage
 Association REMIC                 $ 151                    $ 4                    $--          $ 155
Federal Home Loan Mortgage
  Corporation REMIC                  900                     13                     --            913
-----------------------------------------------------------------------------------------------------
                                  $1,051                    $17                    $--         $1,068
-----------------------------------------------------------------------------------------------------

Mortgage-backed securities available for sale were comprised of the following:

                                                   Gross                  Gross
                             Amortized          Unrealized             Unrealized           Market
     At June 30, 1999           Cost           Appreciation           Depreciation           Value
-----------------------------------------------------------------------------------------------------
Government National
  Mortgage Association           $ 4,721                   $ 79                    $28        $ 4,772
Federal National Mortgage
  Association                      4,042                      8                     47          4,003
Federal Home Loan Mortgage
  Corporation                         58                     --                     --             58
Federal Home Loan Mortgage
  Corporation REMIC                2,994                     41                     --          3,035
-----------------------------------------------------------------------------------------------------
                                 $11,815                   $128                    $75        $11,868
-----------------------------------------------------------------------------------------------------
At June 30, 1998
-----------------------------------------------------------------------------------------------------
Government National
 Mortgage Association            $ 3,973                   $154                    $--        $ 4,127
Federal National Mortgage
  Association                      3,424                     71                     --          3,495
Federal Home Loan Mortgage
  Corporation                        183                      6                     --            189
Federal National Mortgage
  Association REMIC                  228                     --                      1            227
Federal Home Loan Mortgage
  Corporation REMIC                3,454                     62                     --          3,516
-----------------------------------------------------------------------------------------------------
                                 $11,262                   $293                    $ 1        $11,554
-----------------------------------------------------------------------------------------------------

Prepayments may shorten the lives of these mortgage-backed securities.

There were no sales of mortgage-backed securities available for sale during 1999, 1998 and 1997.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(4) LOANS RECEIVABLE

Loans receivable are comprised of the following:

                                                                        June 30,
                                                                  1999             1998
---------------------------------------------------------------------------------------
First mortgage loans:
  Conventional:
     1 to 4 family dwellings                                  $112,295         $114,905
     Multi-family dwellings                                      1,612            2,474
     Commercial                                                  5,375            6,391
---------------------------------------------------------------------------------------
                                                               119,282          123,770
  Guaranteed or insured                                             39               67
---------------------------------------------------------------------------------------
Total long term with monthly amortization                      119,321          123,837
  Construction and development loans                             2,268            4,341
---------------------------------------------------------------------------------------
                                                               121,589          128,178
Less: Loans in process                                            (987)          (1,953)
    Deferred loan fees                                            (386)            (615)
---------------------------------------------------------------------------------------
                                                               120,216          125,610
---------------------------------------------------------------------------------------
Consumer loans:
  Home improvement loans (net of unearned discounts of $2
     and $7)                                                        21               92
  Loans secured by savings accounts                                276              335
  Installment loans                                             31,802           26,289
  Commercial loans                                                 941              650
---------------------------------------------------------------------------------------
                                                                33,040           27,366
---------------------------------------------------------------------------------------
                                                               153,256          152,976
Less: Allowance for loan losses                                 (1,866)          (1,852)
---------------------------------------------------------------------------------------
                                                              $151,390         $151,124
---------------------------------------------------------------------------------------


At June 30, 1999 and 1998, the Company had a commitment to sell its guaranteed student loan portfolio totaling $1,562 and $1,633, respectively.

Outstanding commitments to originate loans:

                                                                        June 30,
                                                                  1999             1998
---------------------------------------------------------------------------------------
First mortgage loans:
  Fixed rates (6.50% to 9.75% and 6.50% to 7.75%)               $1,624           $1,626
  Variable rates                                                   589              407
---------------------------------------------------------------------------------------
                                                                 2,213            2,033
Other loans--fixed rates                                           460              617
Unused lines of credit                                           4,319            5,050
---------------------------------------------------------------------------------------
                                                                $6,992           $7,700
---------------------------------------------------------------------------------------

The Company's customers have unused lines of credit as follows: secured (home equity), builder lines of credit and all other lines of credit. The amount available at June 30, 1999 for each type was $3,120, $397 and $802, respectively. The amount available at June 30, 1998 for each type was $3,221, $933 and $896, respectively. The interest rate for each loan is based on the prevailing market conditions at the time of funding.

The Company serviced loans for others of $762, $1,118 and $1,229 at June 30, 1999, 1998 and 1997, respectively. These loans serviced for others are not assets of the Company and are appropriately excluded from the Company's financial statements. Fidelity bond and errors and omission insurance coverage is maintained with respect to these loans.
Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

At June 30, 1999, over 99.7% of the Company's net mortgage loan portfolio was secured by properties located in Pennsylvania. The Company does not believe it has significant concentrations of credit risk to any one group of borrowers given its underwriting and collateral requirements.

(5) Allowance for Losses on Loans

Changes in the allowance for losses on loans are as follows:

--------------------------------------------------------------------
Balance at June 30, 1996                                      $1,899
Provision for losses                                              30
Charge-offs                                                      (54)
Recoveries                                                        68
--------------------------------------------------------------------
Balance at June 30, 1997                                      $1,943
Provision for losses                                              18
Charge-offs                                                     (152)
Recoveries                                                        43
--------------------------------------------------------------------
Balance at June 30, 1998                                      $1,852
Provision for losses                                              18
Charge-offs                                                      (61)
Recoveries                                                        57
--------------------------------------------------------------------
Balance at June 30, 1999                                      $1,866
--------------------------------------------------------------------

Management believes that the allowance for losses on loans was appropriate at June 30, 1999. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgements about information available to them at the time of their examination.

At June 30, 1999 and 1998, the recorded investment in loans that are considered to be impaired under SFAS 114 were $281 and $285, respectively. Included in the amount at June 30, 1999 is $88 of impaired loans for which the related allowance for loan losses is $3 and $193 of impaired loans that as a result of write-downs do not have an allowance for loan losses. Included in the amount at June 30, 1998 is $103 of impaired loans for which the related allowance for loan losses is $4 and $182 of impaired loans that as a result of write-downs do not have an allowance for loan losses. The average recorded investment in impaired loans during the fiscal years ended June 30, 1999, 1998 and 1997 was approximately $291, $358 and $437, respectively. For the fiscal years ended June 30, 1999, 1998 and 1997, the Company recognized interest income on those impaired loans of $6, $5 and $2, respectively, which was recognized using the cash basis of income recognition.

Non-accrual loans at June 30, 1999, 1998 and 1997 were approximately $476, $561 and $915, respectively. The foregone interest on these loans for the fiscal years ended June 30, 1999, 1998 and 1997 was approximately $48, $37 and $65, respectively. The amount of interest income on such loans actually included in income in fiscal 1999, 1998 and 1997 was $15, $28 and $27, respectively. There were no commitments to lend additional funds to borrowers whose loans were in non-accrual status.

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

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(7) OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment are summarized by major classifications as follows:

                                                                     June 30,
                                                               1999            1998
-------------------------------------------------------------------------------------
Land and land improvements                                    $   333         $   333
Office buildings and improvements                               2,123           2,123
Furniture, fixtures and equipment                                 862             579
-------------------------------------------------------------------------------------
  Total, at cost                                                3,318           3,035
Less accumulated depreciation                                  (1,860)         (1,713)
-------------------------------------------------------------------------------------
                                                              $ 1,458         $ 1,322
-------------------------------------------------------------------------------------

Depreciation expense for the periods ended June 30, 1999, 1998 and 1997 was $147, $149 and $139, respectively.

(8)SAVINGS DEPOSITS

Savings deposit balances and interest rates are summarized as follows:

                                                         Weighted Average
                               Interest Rate              Interest Rate
                                     at                    at June 30,                    June 30,
                               June 30, 1999               1999           1998         1999       1998
--------------------------------------------------------------------------------------------------------
Demand and club accounts        1.00 to 2.50%              2.14%          2.48%      $ 30,426   $ 29,531
Money market deposit
  accounts                      2.09 to 2.33               2.23           2.23         15,750     16,444
NOW deposits                       0 to 1.50               1.05           1.01         26,555     24,916
--------------------------------------------------------------------------------------------------------
                                                                                       72,731     70,891
--------------------------------------------------------------------------------------------------------
Time deposits:                  3.01 to 4.00%                                           1,369         --
                                4.01 to 5.00                                           35,641     19,698
                                5.01 to 6.00                                           57,931     61,640
                                6.01 to 7.00                                           12,959     19,777
                                7.01 to 8.00                                            1,049      1,112
                                8.01 to 9.00                                              438      2,272
--------------------------------------------------------------------------------------------------------
                                                           5.31           5.65       $109,387   $104,499
--------------------------------------------------------------------------------------------------------
                                                           3.89%          4.14%      $182,118   $175,390
--------------------------------------------------------------------------------------------------------

At June 30, 1999 and 1998, time deposits with balances in excess of $100,000 amounted to $1.5 million and $2.0 million, respectively.

The contractual maturity of time deposits is as follows:

                                                                      June 30,
                                                                1999             1998
---------------------------------------------------------------------------------------
Under 12 months                                               $ 63,316         $ 53,730
12 months to 24 months                                          26,420           26,041
24 months to 36 months                                           7,434           13,314
36 months to 48 months                                           3,972            2,254
48 months to 60 months                                           1,623            4,036
Over 60 months                                                   6,622            5,124
---------------------------------------------------------------------------------------
                                                              $109,387         $104,499
---------------------------------------------------------------------------------------

Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

Interest expense by deposit category is as follows:

                                                                Years ended June 30,
                                                       1999             1998             1997
----------------------------------------------------------------------------------------------
Passbook and club accounts                            $  635           $  690           $  696
Money market deposit accounts                            354              416              437
NOW accounts                                             267              251              242
Time deposits                                          5,803            5,992            5,807
----------------------------------------------------------------------------------------------
                                                      $7,059           $7,349           $7,182
----------------------------------------------------------------------------------------------

(9) FEDERAL HOME LOAN BANK ADVANCES

FHLB advances are summarized as follows:

                                                     Interest              June 30,
                     Due Date                          Rate           1999         1998
-----------------------------------------------------------------------------------------
September 16, 1998                                        5.61%      $    --      $   900
August 9, 1999                                            6.11         2,000        2,000
September 14, 1999                                        5.00           900           --
November 24, 2000                                         5.80           793          793
February 14, 2002                                         5.48         2,000        2,000
December 31, 2002                                         5.38         6,200        6,200
January 23, 2008                                          4.94         2,000        2,000
February 20, 2008                                         5.48         3,000        3,000
December 18, 2008                                         5.15         3,000           --
November 13, 2015                                         6.51           136          140
-----------------------------------------------------------------------------------------
                                                                     $20,029      $17,033
-----------------------------------------------------------------------------------------

Under a blanket collateral pledge agreement, the Bank has pledged as collateral for advances from the FHLB of Pittsburgh certain qualifying collateral, such as mortgage-backed securities and loans, with weighted collateral values determined by the FHLB of Pittsburgh equal to at least the unpaid amount of outstanding advances.

The Bank has an available line of credit with the FHLB of Pittsburgh equal to its maximum borrowing capacity less any outstanding advances. As of June 30, 1999 this was approximately $99.1 million. There are no commitment fees associated with this line of credit. When used, interest is charged at the FHLB's posted rates, which change daily, and the loan can be repaid at any time. The Bank has yet to use this credit line and has no plans to do so in the immediate future.

(10)  INCOME TAXES

Total income tax expense for the years ended June 30, 1999, 1998 and 1997 consisted of:

                                                           1999        1998        1997
----------------------------------------------------------------------------------------
Current:
  Federal                                                 $1,392      $1,322      $1,156
  State                                                      332         329         253
----------------------------------------------------------------------------------------
                                                           1,724       1,651       1,409
----------------------------------------------------------------------------------------
Deferred:
  Federal                                                    (63)         61         (65)
----------------------------------------------------------------------------------------
                                                          $1,661      $1,712      $1,344
----------------------------------------------------------------------------------------

Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

Total income tax provision for the years ended June 30, 1999, 1998 and 1997 was allocated as follows:

                                                           1999        1998        1997
----------------------------------------------------------------------------------------
Income                                                    $1,661      $1,712      $1,344
Stockholders' equity:
  Accumulated other comprehensive income (loss)             (247)         43          81
----------------------------------------------------------------------------------------
                                                          $1,414      $1,755      $1,425
----------------------------------------------------------------------------------------

A reconciliation from the expected statutory income tax rate to the actual effective tax rate expressed as a percentage of pre-tax income for the years ended June 30, 1999, 1998 and 1997 is as follows:

                                                              1999      1998      1997
--------------------------------------------------------------------------------------
Expected federal tax rate                                     34.0%     34.0%     34.0%
State taxes, net of federal tax benefit                       4.5       4.6        4.6
Other, net                                                     .1       (.8)        --
Tax exempt income, net                                        (4.3)     (1.9)     (1.9)
--------------------------------------------------------------------------------------
                                                              34.3%     35.9%     36.7%
--------------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities and the related valuation allowances as of June 30, 1999 and 1998 are as follows:

                                                                  1999          1998
--------------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
  Deferred loan fees                                               $ 129         $ 168
  Tax vs. book loan loss reserve                                     434           362
  Investment securities                                               98            --
  Other                                                              123            91
--------------------------------------------------------------------------------------
  Gross deferred tax assets                                          784           621
  Valuation allowance                                                 --            --
--------------------------------------------------------------------------------------
  Net deferred tax asset                                             784           621
DEFERRED TAX LIABILITIES:
  Investment securities                                               --          (149)
  Property, plant and equipment                                      (89)          (92)
  Prepaid expense                                                    (25)          (20)
--------------------------------------------------------------------------------------
Gross deferred tax liability                                        (114)         (261)
--------------------------------------------------------------------------------------
Net deferred tax asset                                             $ 670         $ 360
--------------------------------------------------------------------------------------

The Bank has determined that no valuation reserve is necessary for any deferred tax asset since it is more likely than not that the deferred tax assets will be realized through carryback to taxable income in prior years, future reversals of existing differences and to a lesser extent, through future taxable income.

SFAS 109 treats tax basis bad debt reserves established after 1987 as temporary differences on which deferred income taxes have been provided. Deferred taxes are not required to be provided on tax bad debt reserves recorded in 1987 and prior years (base year bad debt reserves). Approximately $2,217 of the balances in retained earnings at June 30, 1999, represent base year bad debt deductions for tax purposes only. No provision for federal income tax has been made for such amount. Should amounts previously claimed as bad debt deduction be used for any purpose other than to absorb bad debts (which is not anticipated), tax liabilities will be incurred at the rate then in effect.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(11) STOCKHOLDERS' EQUITY

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators, that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of June 30, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 1999, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The following table sets forth certain information concerning the Bank's regulatory capital at June 30, 1999 and 1998.

                                             JUNE 30, 1999                   JUNE 30, 1998
                                                Tier I    Tier II               Tier I    Tier II
                                      Tier I     Risk-     Risk-      Tier I     Risk-     Risk-
                                       Core      Based     Based       Core      Based     Based
                                      Capital   Capital   Capital     Capital   Capital   Capital
--------------------------------------------------------------------------------------------------
Equity Capital (1)                    $24,022   $24,022   $24,022     $23,131   $23,131   $23,131
Less unrealized securities gains           --        --        --        (290)     (290)     (290)
Plus general valuation allowances
  (2)                                                       1,530                           1,445
--------------------------------------------------------------------------------------------------
    Total regulatory capital           24,022    24,022    25,552      22,841    22,841    24,286
Minimum required capital                9,183     4,897     9,795       8,753     4,623     9,245
--------------------------------------------------------------------------------------------------
    Excess regulatory capital         $14,839   $19,125   $15,757     $14,088   $18,218   $15,041
--------------------------------------------------------------------------------------------------
Minimum required capital to be well
  capitalized under Prompt
  Corrective Action Provisions        $11,479   $ 7,326   $12,210     $10,942   $ 6,909   $11,516
--------------------------------------------------------------------------------------------------
Regulatory capital as a percentage
  (3)                                   10.46%    19.67%    20.93%      10.44%    19.83%    21.09%
Minimum required capital percentage      4.00      4.00      8.00        4.00      4.00      8.00
--------------------------------------------------------------------------------------------------
    Excess regulatory capital
       percentage                        6.46%    15.67%    12.93%       6.44%    15.83%    13.09%
--------------------------------------------------------------------------------------------------
Minimum required capital percentage
  to be well capitalized under
  Prompt Corrective Action
  Provisions                             5.00%     6.00%    10.00%       5.00%     6.00%    10.00%
--------------------------------------------------------------------------------------------------

(1) Represents equity capital of the Bank as reported to the FDIC and the Department of Banking on Form 033 for the quarters ended June 30, 1999 and 1998.

(2) Limited to 1.25% of risk weighted assets.

(3) Tier I capital is calculated as a percentage of adjusted total average assets of $229,587 and $218,837 at June 30, 1999 and 1998, respectively. Tier I and Tier II risk-based capital are calculated as a percentage of adjusted risk-weighted assets of $122,098 and $115,158 at June 30, 1999 and 1998, respectively.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(12) EMPLOYEE BENEFIT PLANS

The Company sponsors a defined contribution plan in which substantially all employees participate. The plan requires employer contributions of five percent of total compensation of each participant. Employees are also permitted to make contributions. Total plan expense was $67, $70 and $69 during fiscal 1999, 1998, and 1997, respectively.

The Bank sponsors a nonqualified deferred compensation plan for key officers of the Bank. This plan is structured as a "rabbi trust." The amount of compensation to be deferred under the plan is determined each year by the officers.

(13) STOCK COMPENSATION PROGRAMS

In fiscal 1988, the Company adopted an Employee Stock Compensation Program under which shares of common stock could be issued. Under the 1988 Program, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the option. At June 30, 1999, there were no remaining shares available to be granted.

In fiscal 1994, the Company adopted the 1993 Key Employee Stock Compensation Program ("1993 Employee Program") and the 1993 Directors' Stock Option Plan ("1993 Directors' Plan"). Under the 1993 Employee Program, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the options. At June 30, 1999, there were 10,405 remaining shares available to be granted as determined by the Program Administrators. Under the 1993 Directors' Plan, each person who served as a non-employee Director of the Company immediately following the adjournment of such annual meeting was granted as of such date an option to purchase 1,405 shares of common stock exercisable at a price equal to the fair market value on the date of the grant. At June 30, 1999 there were 4,237 remaining shares available to be granted under the terms of the 1993 Directors' Plan.

In fiscal 1997, the Company adopted the 1996 Key Employee Stock Compensation Program ("1996 Employee Program") and the 1996 Directors' Stock Option Plan ("1996 Directors' Plan"). Under the 1996 Employee Program, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the options. During fiscal 1999, options to purchase 52,500 shares of common stock were granted to key employees at a price equal to the fair market value on the date of the grant. Such stock options will be vested and exercisable over four years at the rate of 25% per year. At June 30, 1999, there were 32,511 remaining shares available to be granted as determined by the Program Administrators. Under the 1996 Directors' Plan, each person who served as a non-employee director of the Company immediately following the adjournment of the 1996 annual meeting was granted as of such date an option to purchase 4,722 shares of common stock exercisable at a price equal to the fair market value on the date of the grant. All of the 28,332 options granted under the 1996 Directors' Plan have vested and are exercisable. At June 30, 1999 there were no remaining shares available to be granted under the terms of the 1996 Directors' Plan.

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

                                      Average       1993       Average       1993       Average    1996     Average    1996
                           1988       Exercise    Employee     Exercise    Director     Exercise Employee   Exercise Director
                         Program       Price      Program       Price        Plan        Price   Program     Price     Plan
-----------------------------------------------------------------------------------------------------------------------------
June 30, 1996                95,657   $5.87          110,988   $9.51           28,101   $ 8.72       --     $  --        --
Granted                          --      --               --      --            8,430   10.59        --        --    28,332
Exercised                    (7,020)   4.25             (487)   8.45           (1,405)   7.38        --        --        --
Forfeited                      (937)   7.62               --      --           (4,216)   8.65        --        --        --
-----------------------------------------------------------------------------------------------------------------------------
June 30, 1997                87,700   $5.98          110,501   $9.51           30,910   $ 9.30       --        --    28,332
Granted                          --      --               --      --            8,430   18.00        --        --        --
Exercised                   (22,953)   4.41           (1,464)   8.78           (2,810)   9.29        --        --        --
Forfeited                        --      --               --      --               --      --        --        --        --
-----------------------------------------------------------------------------------------------------------------------------
June 30, 1998                64,747   $6.54          109,037   $9.52           36,530   $11.31       --        --    28,332
Granted                          --      --               --      --            8,430   19.50    52,500     15.75        --
Exercised                    (8,068)   6.49          (10,070)   9.40           (1,105)   7.91        --        --        --
Forfeited                        --      --               --      --               --      --        --        --        --
-----------------------------------------------------------------------------------------------------------------------------
June 30, 1999                56,679   $6.54           98,967   $9.53           43,855   $12.97   52,500     $15.75   28,332
-----------------------------------------------------------------------------------------------------------------------------
Actual contractual
 life remaining in
 years                          3.8                      5.4                      7.2               9.9                 7.4
Option price per
 share                 $2.73-$11.00             $8.44-$10.92             $7.38-$18.00            $15.75              $10.59
Options available to
 be granted at June
 30, 1999                        --                   10,405                    4,237            32,511                  --
-----------------------------------------------------------------------------------------------------------------------------

                       Average
                       Exercise
                        Price
June 30, 1996          $  --
Granted                10.59
Exercised                 --
Forfeited                 --
---------------------------------
June 30, 1997          $10.59
Granted                   --
Exercised                 --
Forfeited                 --
---------------------------------
June 30, 1998          $10.59
Granted                   --
Exercised                 --
Forfeited                 --
---------------------------------
June 30, 1999          $10.59
---------------------------------
Actual contractual
 life remaining in
 years
Option price per
 share
Options available to
 be granted at June
 30, 1999
---------------------------------

Using a Black-Scholes option valuation model, the weighted-average fair value of options granted during fiscal 1999 under the 1993 Director Plan and the 1996 Employee Program was $4.04 and $3.27, respectively. The fair value of options granted during fiscal 1998 under the 1993 Director Plan was $4.18. The fair value of options granted during fiscal 1997 under the 1993 and 1996 Directors' Plans was $4.15.

At June 30, 1999, 1998 and 1997, 238,508, 223,723 and 223,944 shares were immediately exercisable at average prices of $9.86, $9.00 and $8.05, respectively.

In October 1995, the FASB issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 establishes a fair value based method of accounting for stock-based compensation plans. Effective for fiscal years beginning after December 15, 1995, SFAS 123 allows companies to expense an estimated fair value of stock options or to continue to measure compensation expense for stock option plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities that elect to continue to measure compensation expense based on APB No. 25 must provide pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company has elected to continue to measure compensation cost using the intrinsic value method prescribed by APB No. 25. Had the Company used the fair value method, net income and earnings per share would have been as follows (In thousands, except per share data):

                                                                       June 30
                                                               1999      1998      1997
----------------------------------------------------------------------------------------
Net income
  As reported                                                 $3,183    $3,051    $2,319
  Pro forma                                                   $3,140    $3,010    $2,293
----------------------------------------------------------------------------------------
Basic earnings per share
  As reported                                                  $1.45     $1.40     $1.03
  Pro forma                                                    $1.43     $1.38     $1.02
----------------------------------------------------------------------------------------
Diluted earnings per share
  As reported                                                  $1.39     $1.32     $1.00
  Pro forma                                                    $1.37     $1.30     $0.99
----------------------------------------------------------------------------------------

Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation Model with the following weighted-average assumptions for 1999, 1998 and 1997, respectively: risk-free interest rates of 6.01%, 5.63% and 6.51%; dividend yields of 3.84%, 2.6% and 2.3%; volatility factors of the expected market price of the Company's common stock of 20.9%, 18.6% and 17.2%; and a weighted-average expected life of the options of 7 years. The pro forma net income and earnings per share amounts in the table above reflect only options granted in fiscal 1999, 1998 and 1997. Therefore, the full impact of calculating the cost for stock options under the fair value method of SFAS 123 is not reflected in the pro forma net income and earnings per share amounts presented above because compensation cost is reflected over the options' vesting periods and compensation cost for options granted prior to July 1, 1996 is not considered.

The Black-Scholes Option Valuation Model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjectivity of input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

(14) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                  Three Month Periods Ended
1998/1999:                           September 30    December 31    March 31    June 30
----------------------------------------------------------------------------------------
  Interest income                           $3,973         $3,884      $3,900     $3,895
  Interest expense                           2,042          2,022       1,995      2,008
----------------------------------------------------------------------------------------
  Net interest income before
    provision for possible loan
    losses                                   1,931          1,862       1,905      1,887
  Provision for possible loan
    losses                                       4              5           5          4
  Other income                                 269            353         162        236
  Operating expenses                           954            944         906        939
----------------------------------------------------------------------------------------
  Income before income taxes                 1,242          1,266       1,156      1,180
  Provision for income taxes                   437            441         385        398
----------------------------------------------------------------------------------------
  Net income                                 $ 805          $ 825       $ 771      $ 782
----------------------------------------------------------------------------------------
  Earnings per share:
    Basic                                   $ 0.37         $ 0.38      $ 0.35     $ 0.36
    Diluted                                 $ 0.35         $ 0.36      $ 0.34     $ 0.34
----------------------------------------------------------------------------------------
  Dividends per share                       $ 0.15         $ 0.15      $ 0.15     $ 0.15
----------------------------------------------------------------------------------------
1997/1998:
----------------------------------------------------------------------------------------
Interest income                             $3,918         $3,904      $3,970     $3,973
Interest expense                             2,021          2,034       2,011      2,003
----------------------------------------------------------------------------------------
Net interest income before
  provision for possible loan
  losses                                     1,897          1,870       1,959      1,970
Provision for possible loan losses               8              2           4          4
Other income                                   225            224         324        209
Operating expenses                             883          1,033         956      1,025
----------------------------------------------------------------------------------------
Income before income taxes                   1,231          1,059       1,323      1,150
Provision for income taxes                     454            387         489        382
----------------------------------------------------------------------------------------
Net income                                   $ 777          $ 672       $ 834      $ 768
----------------------------------------------------------------------------------------
Earnings per share:
  Basic                                     $ 0.36         $ 0.31      $ 0.38     $ 0.35
  Diluted                                   $ 0.34         $ 0.29      $ 0.36     $ 0.33
----------------------------------------------------------------------------------------
Dividends per share                         $ 0.09         $ 0.09      $ 0.13     $ 0.13
----------------------------------------------------------------------------------------

As a result of rounding, the sum of quarterly amounts may not equal the annual amounts.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(15) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments," ("SFAS 107") requires disclosure of fair value information about financial instruments, whether or not recognized in the Consolidated Statement of Financial Condition. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The carrying amounts reported in the Consolidated Statement of Financial Condition approximate fair value for the following financial instruments; cash, money market investments, interest-earning deposits with other institutions, investment securities and mortgage-backed securities available for sale, FHLB stock and all deposits except time deposits.

The net carrying value of investment securities held to maturity exceeded the estimated fair value by approximately $215 at June 30, 1999. The fair market value of investment securities held to maturity exceeded the carrying value by approximately $94 at June 30, 1998. At both June 30, 1999 and 1998 the fair market value of mortgage-backed securities held to maturity exceeded the net carrying value by approximately $2 and $17, respectively. Estimated fair values are based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. Refer to Notes 2 and 3 herein for the detail on breakdowns by type of investment and mortgage-backed securities.

The fair value of loans and loans held for sale exceeded the carrying value by approximately $687 and $4,713 at June 30, 1999 and 1998, respectively. Loans with comparable characteristics including collateral and repricing structures were segregated for valuation purposes. Each loan pool was separately valued utilizing a discounted cash flow analysis. Projected monthly cash flows were discounted to present value using a market rate for comparable loans. Characteristics of comparable loans included remaining term, coupon interest and estimated prepayment speeds.

The carrying amounts and estimated fair values of deposits at June 30, 1999 and 1998 were as follows:

                                            June 30, 1999                       June 30, 1998
                                      Carrying       Estimated            Carrying       Estimated
                                       Amount        Fair Value            Amount        Fair Value
-----------------------------------------------------------------------------------------------------
Non-interest-bearing:
  Demand accounts                       $  7,339         $  7,339           $  8,002         $  8,002
Interest-bearing:
  Now and MMDA accounts                   34,966           34,966             33,358           33,358
  Passbook accounts                       30,426           30,426             29,531           29,531
  Time deposits                          109,387          108,006            104,499          104,244
-----------------------------------------------------------------------------------------------------
Total Deposits                          $182,118         $180,737           $175,390         $175,135
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

The carrying amounts and estimated fair values of borrowed funds at June 30, 1999 and 1998 were as follows:

                                            June 30, 1999                       June 30, 1998
                                      Carrying       Estimated            Carrying       Estimated
                                       Amount        Fair Value            Amount        Fair Value
-----------------------------------------------------------------------------------------------------
Borrowed funds:
  FHLB advances                         $ 20,029         $ 19,895           $ 17,033         $ 17,090
-----------------------------------------------------------------------------------------------------

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

There is no material difference between the carrying value and the estimated fair value of the Company's off-balance sheet items which totaled $7.0 million and $7.7 million at June 30, 1999 and 1998, respectively, and are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.

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

(16) LAUREL CAPITAL GROUP, INC.
       (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                                              June 30,     June 30,
STATEMENT OF FINANCIAL CONDITION                                1999         1998
------------------------------------------------------------------------------------
ASSETS
Cash                                                           $   503      $   338
Other assets                                                       340          284
Investment in Laurel Savings Bank                               24,022       23,131
------------------------------------------------------------------------------------
  Total assets                                                 $24,865      $23,753
------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Other accrued expenses                                         $   335      $   247
------------------------------------------------------------------------------------
                                                                   335          247
------------------------------------------------------------------------------------
Stockholders' equity                                            24,530       23,506
------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                $24,865      $23,753
------------------------------------------------------------------------------------

Note continued

                                                             June        June        June
                                                             30,         30,         30,
STATEMENT OF OPERATIONS                                      1999        1998        1997
-------------------------------------------------------------------------------------------
Dividends from subsidiary                                    $1,967       $ 930      $2,301
Other income                                                     57         102          95
Equity in undistributed income of Laurel Savings Bank         1,248       2,104          13
-------------------------------------------------------------------------------------------
                                                              3,272       3,136       2,409
-------------------------------------------------------------------------------------------
Operating expenses                                               94          71          86
-------------------------------------------------------------------------------------------
Income before income taxes                                    3,178       3,065       2,323
Provision (credit) for income taxes                              (5)         14           4
-------------------------------------------------------------------------------------------
Net income                                                   $3,183      $3,051      $2,319
-------------------------------------------------------------------------------------------

Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

                                                             June        June        June
                                                             30,         30,         30,
STATEMENT OF CASH FLOWS                                      1999        1998        1997
-------------------------------------------------------------------------------------------
Net income                                                  $ 3,183     $ 3,051     $ 2,319
Undistributed income of Laurel Savings Bank                  (1,248)     (2,104)        (13)
  Adjustments to reconcile net income to net cash
     provided by operating activities:
       Other--net                                                32         (17)         (5)
-------------------------------------------------------------------------------------------
       Net cash provided by operating activities              1,967         930       2,301
-------------------------------------------------------------------------------------------
Financing activities:
  Acquisition of treasury stock                                (644)         --      (1,626)
  Stock options exercised                                       155         141          44
  Dividends paid                                             (1,313)       (946)       (660)
-------------------------------------------------------------------------------------------
  Net cash used by financing activities                      (1,802)       (805)     (2,242)
-------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                         165         125          59
-------------------------------------------------------------------------------------------
Cash and cash equivalents at the beginning of the period    $   338     $   213     $   154
Net change during the period                                    165         125          59
-------------------------------------------------------------------------------------------
Cash and cash equivalents at the end of the period          $   503     $   338     $   213
-------------------------------------------------------------------------------------------

(17) STOCK SPLIT

On December 18, 1997, the Company's Board of Directors declared a three-for-two stock split payable on January 16, 1998 to stockholders of record on January 2, 1998. An amount equal to the par value of the shares issued has been transferred from additional paid-in capital to common stock. The number of shares and per share amounts have been restated to reflect this distribution.

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

                       LOGO    LAUREL CAPITAL GROUP, INC.

SELECTED FIVE YEAR FINANCIAL DATA
--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

FINANCIAL CONDITION DATA:

                                                         June 30,
                                   1999        1998        1997        1996        1995
-----------------------------------------------------------------------------------------
Total assets                     $231,474    $220,986    $211,987    $196,947    $188,916
Loans, net                        151,390     151,124     144,670     143,532     143,091
Loans held for sale                 1,562       1,633       1,827       1,627       1,205
Mortgage-backed securities held
  to maturity                       1,072       1,051       1,220       1,546       8,222
Mortgage-backed securities
  available for sale               11,868      11,554      13,259      14,021       4,892
Investment securities held to
  maturity                         12,439      14,003      15,494       9,948       9,655
Investment securities available
  for sale                         35,549      25,539      15,494      11,639       2,057
Money market investments            3,711       3,532       9,086       6,291      12,085
Deposits                          182,118     175,390     175,019     164,683     163,308
FHLB advances                      20,029      17,033      11,044       6,327       2,000
Stockholders' equity               24,530      23,506      21,262      21,086      18,918

OPERATING DATA:

                                                         June 30,
                                   1999        1998        1997        1996        1995
-----------------------------------------------------------------------------------------
Interest income                   $15,652     $15,765     $15,342     $14,785     $13,834
Interest expense                    8,067       8,069       7,715       7,319       6,347
-----------------------------------------------------------------------------------------
Net interest income before
  provision for loan losses         7,585       7,696       7,627       7,466       7,487
Provision for loan losses              18          18          30          30         100
-----------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses         7,567       7,678       7,597       7,436       7,387
Net gain (loss) on
  investments, loans and
  mortgage-backed securities
  available for sale                  313         218         125          92         (31)
Other income                          707         764         592         535         513
Operating expenses                  3,743       3,897       4,651       3,777       3,752
-----------------------------------------------------------------------------------------
Income before income taxes          4,844       4,763       3,663       4,286       4,117
Income tax expense                  1,661       1,712       1,344       1,621       1,604
-----------------------------------------------------------------------------------------
Net income before cumulative
  effect of change in
  accounting principle              3,183       3,051       2,319       2,665       2,513
Cumulative effect of change in
  accounting principle                 --          --          --          --          30
-----------------------------------------------------------------------------------------
Net income                        $ 3,183     $ 3,051     $ 2,319     $ 2,665     $ 2,543
-----------------------------------------------------------------------------------------
Diluted earnings per share
  before cumulative effect of
  change in accounting
  principle                       $  1.39     $  1.32     $  1.00     $  1.15     $  1.10
Cumulative effect of change in
  accounting principle                 --          --          --          --         .01
-----------------------------------------------------------------------------------------
Diluted earnings per share        $  1.39     $  1.32     $  1.00     $  1.15     $  1.11
-----------------------------------------------------------------------------------------

STATISTICAL PROFILE:

                                                          June 30,
                                    1999        1998        1997        1996        1995
-----------------------------------------------------------------------------------------
Return on average assets             1.41%       1.43%       1.13%       1.39%       1.41%
Return on average equity            13.04%      13.58%      10.82%      13.29%      14.33%
Average equity to average assets
  ratio                             10.84%      10.49%      10.47%      10.43%       9.85%
Dividend payout ratio               43.17%      33.33%      29.33%      16.81%      12.61%
-----------------------------------------------------------------------------------------

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
OVERVIEW

For fiscal 1999, the Company continued achieving record earnings with a recorded net income of $3.2 million or $1.39 per share on a diluted basis compared to $3.1 million or $1.32 per share for fiscal 1998 and $2.3 million or $1.00 per share for fiscal 1997. The net income for fiscal 1997 includes a special one-time after tax charge of $636,000 or $0.27 per share to recapitalize the SAIF.

The Company continued to report strong returns on average assets (ROA) and average equity (ROE). The ROA for fiscal 1999, 1998 and 1997 was 1.41%, 1.43% and 1.13%, respectively. The ROE for fiscal 1999, 1998 and 1997 was 13.04%, 13.58% and 10.82%, respectively. Excluding the special one-time SAIF charge, the ROA and ROE for fiscal 1997 would have been 1.44% and 13.79%, respectively. Also during fiscal 1999, the Company experienced continued growth in assets and equity.

The Company's ongoing emphasis on controlling its non-interest expenses has resulted in a low ratio of such expenses to total average assets and a low efficiency ratio. These ratios for the Company continue to exceed such ratios for national thrift industry averages of similarily sized institutions.

Total loan origination during fiscal 1999 was $41.5 million or a 6.8% decrease compared to fiscal 1998. Mortgage lending activity decreased during fiscal 1999 as compared to the prior year and was concentrated more on the origination of fixed rate mortgages due to current conditions in the Company's market area. In addition, consumer lending activity increased by 14.8% during the same time period due to the Company's continued emphasis on consumer lending.

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

The Company uses financial modeling to measure the impact of changes in interest rates on the net interest margin. Assumptions used by the Office of Thrift Supervision are made regarding loan prepayments and amortization rates of passbook and NOW account withdrawal rates. In addition, certain financial instruments may provide customers with a degree of "optionality," whereby a shift in interest rates may result in customers changing to an alternative financial instrument, such as from a variable to

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

fixed rate loan product. Thus, the effects of changes in future interest rates on these assumptions may cause actual results to differ from simulated results.

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

The following table illustrates the simulated impact of a 100 basis point ("bp") or 200 basis point upward or downward movement in interest rates on net interest income, return on average equity and earnings per share. This analysis was done assuming that interest-earning asset levels at June 30, 1999 remained constant. The impact of the rate movements was developed by simulating the effect of rates changing over a twelve-month period from the June 30, 1999 levels.

Interest Rate Simulation Sensitivity Analysis
--------------------------------------------------------------------------------
                            Movements in interest rates from June 30, 1999 rates

                                              Increase              Decrease
Simulated impact in the next 12 months   -------------------   -------------------
      Compared with June 30, 1999:       +100 bp    +200 bp    -100 bp    -200 bp
                                         --------   --------   --------   --------
  Net interest revenue
     increase/(decrease)                   1.1%       (2.8)%     (3.3)%     (8.3)%
  Return on average equity
     increase/(decrease)                    36bp       (92)bp    (108)bp    (272)bp
  Earnings per share
     increase/(decrease)                  $.04       $(.10)     $(.12)     $(.29)
                                           ---        ----      -----      -----

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. The following table presents a summary of the Company's gap position at June 30, 1999. In preparing the table below, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. In addition, the assumptions used by the Office of Thrift Supervision for regulatory purposes have been made with respect to loan prepayments and contractual amortization rates and passbook and NOW account withdrawal rates. The above assumptions may not be indicative of the actual prepayments and withdrawals which may be experienced by the Company.

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

                                  3 Months      4-12        1-5       Over 5
  Interest Sensitivity Period      or Less     Months      Years       Years      Total
-----------------------------------------------------------------------------------------
Rate sensitive assets:
  Loans and mortgage-backed
     securities                     $26,028    $38,344     $61,901    $41,485    $167,758
  Investment securities              12,238     15,117       1,521     29,265      58,141
-----------------------------------------------------------------------------------------
Total rate sensitive assets         $38,266    $53,461     $63,422    $70,750    $225,899
-----------------------------------------------------------------------------------------
Rate sensitive liabilities:
Deposits:
  Certificates of deposit           $19,641    $43,675     $39,449     $6,622    $109,387
  NOW and money funds                 7,185     12,374      10,814      4,593      34,966
  Passbooks                           1,390      3,796      12,977     12,263      30,426
-----------------------------------------------------------------------------------------
     Total deposits                 $28,216    $59,845     $63,240    $23,478    $174,779
Borrowings                           13,100         --       3,793      3,136      20,029
-----------------------------------------------------------------------------------------
Total rate sensitive liabilities    $41,316    $59,845     $67,033    $26,614    $194,808
-----------------------------------------------------------------------------------------
Interest sensitivity GAP:
  Interval                           (3,050)    (6,384)     (3,611)    44,136          --
  Cumulative                        $(3,050)   $(9,434)   $(13,045)   $31,091     $31,091
-----------------------------------------------------------------------------------------
Ratio of cumulative GAP to total
  assets                              (1.32)%    (4.08)%     (5.64)%   13.43%
-----------------------------------------------------------------------------------------

The Company targets its one year gap to be in the range of +10.0% to -10.0%. At June 30, 1999 and 1998, the Company's one year gap was (4.08)% and 6.90%, respectively. As part of its effort to minimize the impact changes in interest rates have on operating results, the Company continues to emphasize the origination of interest-earning assets with adjustable rates and shorter maturities and to extend the terms of its interest-bearing liabilities. The Company also maintains a high level of liquid assets, which includes assets available for sale, that could be reinvested at higher yields if interest rates were to rise. Management believes its asset and liability strategies reduce the Company's vulnerability to fluctuations in interest rates.

FINANCIAL CONDITION

The Company's consolidated assets totaled approximately $231.5 million at June 30, 1999, an increase of $10.5 million or 4.8% from June 30, 1998. The growth in assets was primarily the result of increases in investment securities available for sale. The growth was funded primarily from increases in savings deposits, FHLB advances and income generated from current earnings.

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

The following table presents an analysis of the Company's average balance sheet, net interest income and average yields earned on its interest-bearing assets and average rates paid on its interest-bearing liabilities for the periods and as of the date indicated. Information is based on average daily balances during the periods presented which management believes is representative of the operations of the Company.

                           At                                            Year Ended June 30
                        June 30,                1999                            1998                            1997
                          1999      ---------------------------------------------------------------------------------------------
                         Average                          Average                         Average                         Average
                         Yield/     Average                Yield    Average                Yield    Average                Yield
                          Rate      Balance    Interest    Rate     Balance    Interest    Rate     Balance    Interest    Rate
---------------------------------------------------------------------------------------------------------------------------------
Interest-earning
 assets:
 Mortgage loans 1            7.32%  $122,194   $ 9,326       7.63%  $121,266     $9,666      7.97%  $122,406   $ 9,760       7.97%
 Consumer and other
   loans 1                   8.02     31,669     2,528       7.98     25,637      2,153      8.40     24,401     2,075       8.50
---------------------------------------------------------------------------------------------------------------------------------
Total loans                  7.48    153,863    11,854       7.70    146,903     11,819      8.05    146,807    11,835       8.06
 Mortgage-backed
   securities                7.25     11,824       791       6.69     13,567        970      7.15     14,658     1,036       7.07
 Investment
   securities                5.62     45,626     2,554       5.60     42,688      2,660      6.23     35,513     2,311       6.51
 Interest-bearing
   deposits                  5.36      9,379       453       4.83      5,853        316      5.40      3,029       160       5.28
---------------------------------------------------------------------------------------------------------------------------------
Total
 interest-earning
 assets                      6.97%   220,692   $15,652       7.09%   209,011    $15,765      7.54%   200,007   $15,342       7.67%
Non-interest-earning
 assets                                4,584                           5,083                           4,724
---------------------------------------------------------------------------------------------------------------------------------
   Total Assets                     $225,276                        $214,094                        $204,731
---------------------------------------------------------------------------------------------------------------------------------
Interest-bearing
 liabilities:
 Savings deposits            4.12   $169,209   $ 7,059       4.17%  $166,498     $7,349      4.41   $163,562   $ 7,182       4.39
 Borrowings                  5.41     18,555     1,008       5.43     12,998        720      5.54      9,353       533       5.66
---------------------------------------------------------------------------------------------------------------------------------
Total
 interest-bearing
 liabilities                 4.25%   187,764   $ 8,067       4.30%   179,496     $8,069      4.50%   172,915   $ 7,715       4.46%
Non-interest-bearing
 liabilities                          13,096                          12,135                          10,382
---------------------------------------------------------------------------------------------------------------------------------
Total liabilities                    200,860                         191,631                         183,297
Stockholders' equity                  24,416                          22,463                          21,434
---------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
 stockholders' equity               $225,276                        $214,094                        $204,731
---------------------------------------------------------------------------------------------------------------------------------
Net earning assets                  $ 32,928                        $ 29,515
Net interest
 income/average
 interest rate spread        2.72%             $ 7,585       2.79%               $7,696      3.04%             $ 7,627       3.21%
Net yield on
 interest-earning
 assets                                                      3.44%                           3.68%                           3.82%
Average
 interest-earning
 assets as a percent
 of average interest-
 bearing liabilities                   117.4%                          116.4%                          115.7%
---------------------------------------------------------------------------------------------------------------------------------


1Includes loans on which the Company has discontinued accruing interest.

The Company continually seeks to increase its level of profitability while maintaining its asset quality. This emphasis on earnings and asset quality has resulted in an increase in net income from $2.5 million, before cumulative effect of change in accounting principal, for fiscal 1995 to $3.2 million for fiscal 1999 and a .32% ratio of non-performing assets to total assets at June 30, 1999. The Company has continued to focus its efforts on more evenly matching the maturities and/or repricing characteristics of its interest-earning assets and interest-bearing liabilities in order to minimize fluctuations that may occur due to changes in market interest rates.

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

INVESTMENT SECURITIES HELD TO MATURITY AND INVESTMENT SECURITIES AVAILABLE FOR SALE

The Company's investment securities held to maturity totaled $12.4 million at June 30, 1999 which was a decrease of $1.6 million or 11.2% compared to the level at June 30, 1998. The decrease was primarily due to the maturity of $16.0 million of such securities during fiscal 1999 partially offset by purchases of $14.4 million of securities during the same period. The Company primarily invests in government and corporate notes and bonds. Investment securities available for sale totaled $35.5 million at June 30, 1999 or an increase of $10.0 million compared to June 30, 1998. The increase was primarily due to the purchases of approximately $9.4 million of municipal bonds. The increase in purchases of investment securities available for sale was primarily due to the investment of the funds generated from the increases in savings deposits and FHLB advances.

MORTGAGE-BACKED SECURITIES HELD TO MATURITY AND MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

The total of all mortgage-backed securities was $12.9 million at June 30, 1999, an increase of $335,000 or 2.7% compared to the level at June 30, 1998. This increase was primarily due an increase in the volume of purchases of these securities in fiscal 1999 as compared to fiscal 1998. During fiscal 1999, the Company purchased $5.0 million of these securities compared to none in the prior fiscal year. These purchases were offset by an increase in the principal repayments on all mortgage-backed securities during fiscal 1999.

LOAN PORTFOLIO

Loans receivable increased $266,000 or .2% to $151.4 million during the fiscal year ended June 30, 1999 as compared to an increase of $6.5 million or 4.5% for the fiscal year ended June 30, 1998. Mortgage loan originations in fiscal years 1999 and 1998 amounted to $21.4 million and $27.0 million, respectively. The Company originated primarily fixed rate loans in fiscal 1999 due to current market conditions in the Bank's market area. Of the total amount of mortgage and construction loans originated in fiscal 1999, $19.4 million or 90.5% were fixed-rate mortgages as compared to $16.3 million or 60.3% in fiscal 1998. Adjustable-rate mortgage and construction loan originations totaled $2.0 million or 9.5% of total mortgage and construction loans originated in fiscal 1999 as compared to $10.7 million or 39.7% of total mortgage and construction loans originated in fiscal 1998.

Consumer loan originations, including home equity and other installment loans, totaled $20.1 million in fiscal 1999, $17.5 million in fiscal 1998 and $15.4 million in fiscal 1997. The Company has placed a greater emphasis on other installment lending including home equity loans, personal loans, auto loans and other secured lines of credit due to the shorter term and higher yield associated with such loans.

DEPOSIT PORTFOLIO

Savings deposits increased $6.7 million to $182.1 million during fiscal 1999. This increase was due to the combined result of $500,000 of net deposit growth and interest credited of approximately $6.2 million. Deposit increases occurred in certificate of deposit accounts, NOW/checking accounts and passbook accounts partially offset by decreases in money market accounts.

For the years ended June 30, 1999, 1998 and 1997, the Company had certificates of deposit with remaining terms to maturity of three (3) to ten (10) years aggregating $12.2 million, $11.4 million and $10.9 million, respectively. As part of its asset and liability planning, the Company attempts to attract longer term deposits, thereby reducing the interest rate sensitivity of its interest-bearing liabilities.

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

BORROWINGS

Borrowings, consisting of FHLB advances, increased from $17.0 million at June 30, 1998 to $20.0 million at June 30, 1999. The Company used the additional funds as part of its asset and liability management strategy.

STOCKHOLDERS' EQUITY

Stockholders' equity increased $1.0 million or 4.4% to $24.5 million at June 30, 1999 compared to $23.5 million at June 30, 1998. This increase primarily resulted from comprehensive income of $2.7 million and $155,000 of stock options exercised. These increases were reduced by the payment of cash dividends of $1.3 million on the Company's common stock, the repurchase of $644,000 of the Company's common stock and the purchase of $96,000 of the Company's stock held in a deferred compensation trust. Under regulations adopted by the Federal Deposit Insurance Corporation ("FDIC"), the Company is required to maintain Tier I (Core) capital equal to at least 4% of the Company's adjusted total assets and Tier II (Supplementary) risk-based capital equal to at least 8% of the risk-weighted assets. At June 30, 1999, the Company exceeded all of its regulatory capital requirements. See "Liquidity and Capital Resources."

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

                                                                     Fiscal 1999
                                                               Compared to Fiscal 1998
                                                             Increase (Decrease) Due to
---------------------------------------------------------------------------------------------
                                                                          Rate/
                                               Rate      Volume          Volume         Total
---------------------------------------------------------------------------------------------
Interest income on interest-earning assets:
  Mortgage loans                               $(411)       $  74            $ (3)      $(340)
  Consumer loans                                (107)         507             (25)        375
  Mortgage-backed securities                     (62)        (125)              8        (179)
  Investment securities                         (270)         183             (19)       (106)
  Interest-earning deposits                      (33)         190             (20)        137
---------------------------------------------------------------------------------------------
     Total                                      (883)         829             (59)       (113)
---------------------------------------------------------------------------------------------
Interest expense on interest-bearing
  liabilities:
  Deposits                                      (403)         120              (7)       (290)
  Borrowings                                     (14)         308              (6)        288
---------------------------------------------------------------------------------------------
     Total                                      (417)         428             (13)         (2)
---------------------------------------------------------------------------------------------
Net change in net interest income              $(466)       $ 401            $(46)      $(111)
---------------------------------------------------------------------------------------------

                                                                      Fiscal 1998
                                                                Compared to Fiscal 1997
                                                              Increase (Decrease) Due to
----------------------------------------------------------------------------------------------
                                                                           Rate/
                                                Rate      Volume          Volume         Total
----------------------------------------------------------------------------------------------
Interest income on interest-earning assets:
  Mortgage loans                                $  (3)        $(91)           $ --       $(94)
  Consumer loans                                  (26)         105              (1)        78
  Mortgage-backed securities                       12          (77)             (1)       (66)
  Investment securities                           (98)         467             (20)       349
  Interest-earning deposits                         4          149               3        156
----------------------------------------------------------------------------------------------
     Total                                       (111)         553             (19)       423
----------------------------------------------------------------------------------------------
Interest expense on interest-bearing
  liabilities:
  Deposits                                         37          129               1        167
  Borrowings                                      (11)         202              (4)       187
----------------------------------------------------------------------------------------------
     Total                                         26          331              (3)       354
----------------------------------------------------------------------------------------------
Net change in net interest income               $(137)        $222            $(16)      $ 69
----------------------------------------------------------------------------------------------

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

INTEREST INCOME ON LOANS AND LOANS HELD FOR SALE

Interest on loans and loans held for sale increased by $35,000 or .3% in fiscal 1999 primarily due to a $7.0 million increase in the average balance of the portfolio and, in particular, the consumer loan portfolio. This increase was partially offset by a decrease in the average yield earned on the portfolio from 8.05% during fiscal 1998 to 7.70% during fiscal 1999. The average balance of the consumer loan portfolio increased by $6.0 million or 23.5% and the average balance of the mortgage loan portfolio increased by $928,000 or .8% during fiscal 1999. Interest on loans and loans held for sale decreased by $16,000 or
 .1% in fiscal 1998 primarily due to a decrease in the average yield earned on the portfolio from 8.06% during fiscal 1997 to 8.05% during fiscal 1998. The average balance of the mortgage loan portfolio decreased by $1.1 million or .9% and the average balance of the consumer loan portfolio increased by $1.2 million or 5.1% during fiscal 1998. The decrease in the average yield during fiscal 1999 and 1998 was primarily due to increased originations of home equity loans that have lower rates of interest due to the competitive interest rates in the Company's market area.

INTEREST INCOME ON MORTGAGE-BACKED SECURITIES HELD TO MATURITY AND MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

Interest income on all mortgage-backed securities decreased by $179,000 or 18.5% during fiscal 1999 primarily due to a $1.7 million or 12.9% decrease in the average outstanding balance. Also contributing to this decrease was a decrease in the average yield from 7.15% in fiscal 1998 to 6.69% in fiscal 1999. Interest income on mortgage-backed securities decreased $66,000 or 6.4% during fiscal 1998 primarily due to a $1.1 million decrease in the average outstanding balance. This decrease was partially offset by an increase in the average yield from 7.07% in fiscal 1997 to 7.15% in fiscal 1998. The decrease in the average outstanding balance was primarily due to repayments of the loans underlying the mortgage-backed securities.

INTEREST INCOME ON INVESTMENTS HELD TO MATURITY AND INVESTMENTS AVAILABLE FOR
SALE

Interest on investments held to maturity and investments available for sale decreased by $106,000 or 4.0% during fiscal 1999 primarily due to a decrease in the average yield on these investments from 6.23% in fiscal 1998 to 5.60% in fiscal 1999. This decrease was partially offset by a $2.9 million or 6.9% increase in the average balance of these securities during fiscal 1999. Interest on investments held to maturity and investments available for sale increased by $349,000 or 15.1% during fiscal 1998 primarily due to an $7.2 million increase in the average balance of these securities. This increase was partially offset by a decrease in the average yield on these investments from 6.51% in fiscal 1997 to 6.23% in fiscal 1998. The increase in the average outstanding balance during both fiscal 1999 and 1998 was primarily due to the increased purchases of these securities with the funds generated from the increases in savings deposits and FHLB advances.

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

INTEREST INCOME ON INTEREST-EARNING DEPOSITS

Interest on deposits, consisting of interest-bearing deposits maintained with the FHLB of Pittsburgh, increased $137,000 or 43.4% during fiscal 1999 compared to fiscal 1998 and increased by $156,000 or 97.5% during fiscal 1998 compared to fiscal 1997. The increase in fiscal 1999 was primarily due to a $3.5 million increase in the average outstanding balance of these deposits. This increase was partially offset by a decrease in the average yield from 5.40% in fiscal 1998 to 4.83% in fiscal 1999. The increase in fiscal 1998 was primarily due to a $2.8 million increase in the average outstanding balance of these deposits. In addition, the average yield increased from 5.28% in fiscal 1997 to 5.40% in fiscal 1998.

INTEREST EXPENSE ON SAVINGS DEPOSITS

Interest expense on savings deposits decreased by $290,000 or 3.9% in fiscal 1999 primarily due to a decrease in the average rate paid on deposits from 4.41% in fiscal 1998 to 4.17% in fiscal 1999. This decrease was partially offset by a $2.7 million increase in the average outstanding balance of savings deposits. Interest expense on savings deposits increased by $167,000 or 2.3% in fiscal 1998 primarily due to a $2.9 million increase in the average outstanding balance of savings deposits. The average rate paid on deposits rose slightly from 4.39% in fiscal 1997 to 4.41% in fiscal 1998. The increase in the average balance of deposits during both fiscal 1999 and 1998 was primarily due to increased marketing of the Company's certificate of deposit and checking products.

INTEREST EXPENSE ON BORROWINGS

Interest on borrowings increased $288,000 or 40.0% in fiscal 1999 primarily due to a $5.6 million or 42.8% increase in the average outstanding balance. This increase was partially offset by a decrease in the average rate paid on borrowings from 5.54% in fiscal 1998 to 5.43% in fiscal 1999. Interest on borrowings increased $187,000 or 35.1% in fiscal 1998 primarily due to a $3.6 million increase in the average outstanding balance. In addition, the average rate paid on borrowings decreased from 5.66% in fiscal 1997 to 5.54% in fiscal 1998. The Company used the funds borrowed during fiscal 1999 and 1998 as part of its asset and liability strategy.

NET INTEREST INCOME

Net interest income decreased by $111,000 or 1.4% in fiscal 1999 as compared to fiscal 1998 and increased by $69,000 or .9% in fiscal 1998 over the prior fiscal year. The decrease in fiscal 1999 was primarily due to decreases in the average yields on the loan and the investment portfolios and an increase in the average outstanding balance of borrowings partially offset by a decrease in the average rate paid on deposits. The increase in fiscal 1998 was primarily due to increases in the average outstanding balances of investments available for sale, loans receivable and interest-earning deposits with other institutions partially offset by increases in the average outstanding balances of deposit accounts and borrowings.

Interest-earning assets as a percent of interest-bearing liabilities amounted to 117.4%, 116.4% and 115.7% at June 30, 1999, 1998 and 1997, respectively, and the average interest rate spread was 2.79%, 3.04% and 3.21% for fiscal 1999, 1998 and 1997, respectively. The Company's average interest rate spread has decreased from 3.21% in fiscal 1997 to 2.79% in fiscal 1999 primarily due to decreases in the average rates earned on the Company's loan and investment portfolios. The Company's net interest income continued to exceed its total other expenses in fiscal 1999 and 1998, and the Company intends to continue to manage its assets and liabilities in order to maintain its net interest income at levels in excess of total other expenses.

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

PROVISION FOR LOAN LOSSES

Financial institutions are subject to the risk of loan losses as one of the costs of lending. While the Company recognizes as losses all loans which are determined to be uncollectible, experience dictates that at any point in time, losses may exist in the portfolio which cannot be specifically identified. As a result, a provision for such unidentifiable losses is established and charged against current earnings to represent management's best estimate of such probable losses. The provision for loan losses for fiscal 1999, 1998 and 1997 amounted to $18,000, $18,000 and $30,000, respectively. Such provisions were the result of an analysis of the allowance for loan losses performed in connection with a review of the Company's loan portfolio.

At each of June 30, 1999, 1998 and 1997, the allowance for loan losses was approximately $1.9 million. This amount represented 1.2%, 1.2% and 1.3%, respectively, of the total loan portfolio at such dates.

A review is conducted at least quarterly by management to determine that the allowance for loan losses is appropriate to absorb estimated loan losses. In determining the appropriate level of the allowance for loan losses, consideration is given to general economic conditions, diversification of loan portfolios, historic loss experience, identified credit problems, delinquency levels and adequacy of collateral. In consideration of the above, management has assessed the risks in the loan portfolio and has determined that no significant changes have occurred during the fiscal year ended June 30, 1999. Thus, the level of the allowance for loan losses is substantially unchanged from June 30, 1998. Although management believes that the current allowance for loan losses is appropriate, future additions to the reserve may be necessary due to changes in economic conditions and other factors. In addition, as an integral part of their periodic examination, certain regulatory agencies review the adequacy of the Bank's allowance for loan losses and may direct the Bank to make additions to the allowance based on their judgement. No such additions were required to be made during the Company's most recent examination.

During fiscal 1996, the Company adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan." SFAS 114 defines the term "impaired loan" and gives the creditor ways to measure the impairment. The measurement of impairment may be based on (1) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (2) the observable market price of the impaired loan or (3) the fair value of the collateral of a collateral dependent loan. The adoption of SFAS 114 has not been material to the Company's operations.

OTHER INCOME

Fees and service charges decreased by $53,000 or 8.9% to $542,000 in fiscal 1999 and increased by $119,000 or 25.0% in fiscal 1998. The decrease in fiscal 1999 was primarily due to decreases in the amount of fees and service charges earned on the Bank's NOW accounts. The increase in fiscal 1998 was primarily due to increases in the fees and service charges earned on the Bank's NOW accounts.

During fiscal 1999, the Company realized net gains of $313,000 on investments, mortgage-backed securities and loans in its available for sale portfolio. Gains of $296,000 and $17,000 were recorded on the sale of investment securities and loans, respectively. During fiscal 1998, the Company realized net gains of $218,000 on investments, mortgage-backed securities and loans in its available for sale portfolio. Gains of $186,000 and $32,000 were recorded on the sale of investment securities and loans, respectively.

Other operating income, which primarily consists of miscellaneous fees, rents, and other income, was $165,000, $169,000 and $116,000 in fiscal 1999, 1998 and
1997, respectively. The increase in fiscal 1998 was primarily due to an increase in ATM fees.

Total other income increased $38,000 or 3.9% in fiscal 1999 and by $265,000 or 37.0% in fiscal 1998. The increase in fiscal 1999 was primarily due to increases in gains on the sale of investment securities and loans available for sale. The increase in fiscal 1998 was primarily due to the increases in fees and service charges and gains on the sale of investment securities and loans available for sale.

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

OPERATING EXPENSES

Compensation and employee benefits, which is the largest component of total operating expenses, increased by $71,000 or 4.1% in fiscal 1999 and decreased by $16,000 or .9% in fiscal 1998. The increase in fiscal 1999 was primarily due to normal salary and benefit increases. The decrease in fiscal 1998 was primarily due to an increase in the deferral of compensation costs associated with the origination of loans as a result of the increased loan originations during fiscal 1998. These deferred costs will be written off over future periods based on the lives of the loans. The decrease in fiscal 1998 was partially offset by normal salary and benefit increases.

Premises and occupancy expense increased by $17,000 or 3.4% in fiscal 1999 and by $7,000 or 1.4% in fiscal 1998. The increase in fiscal 1999 was primarily due to increases in furniture, fixtures and equipment expenses partially offset by decreases in repairs and maintenance. The increase in fiscal 1998 was primarily due to increases in repairs and maintenance and furniture, fixture and equipment depreciation which were partially offset by decreases in insurance and furniture, fixture and equipment expenses.

Federal insurance premiums decreased by $4,000 or 3.7% in fiscal 1999 and decreased by $40,000 or 26.9% in fiscal 1998. The decrease in fiscal 1998 was due to the FDIC's one-time special assessment to recapitalize the SAIF in fiscal 1997. The Company incurred a $1.1 million pre-tax charge as a result of this assessment however, the premium rate for federal deposit insurance decreased to approximately 6.5 basis points in January of 1997 from 23 basis points as a result of the recapitalization of the SAIF. The amount of the premium is based upon the average amount of deposits outstanding.

In fiscal 1999 the Company had a net loss of $26,000 from its real estate owned ("REO"). In fiscal 1998 and 1997, the Company had net gains of $5,000 and $31,000, respectively.

Data processing expenses decreased by $47,000 or 18.4% in fiscal 1999 and increased by $3,000 or 1.2% in fiscal 1998. The decrease in fiscal 1999 was the result of decreased pricing. The increase in fiscal 1998 was primarily attributable to increases in certain service bureau charges.

Professional fees decreased by $263,000 in fiscal 1999 and increased by $309,000 in fiscal 1998. The decrease in fiscal 1999 and the increase in fiscal 1998 were both primarily due to legal fees incurred in litigation brought by the Company against another financial institution.

INCOME TAXES

Income taxes decreased $51,000 or 3.0% in fiscal 1999 and increased $368,000 or 27.4% in fiscal 1998 over the comparable prior years. The decrease in fiscal 1999 was due to a decrease in the Company's effective tax rate due to increased purchases of non-taxable municipal obligations during the past year. The increase in fiscal 1998 was primarily due to higher pre-tax income partially offset by a decrease in the Company's effective tax rate.

NET INCOME

Net income increased $132,000 or 4.3% in fiscal 1999 and increased $732,000 or 31.6% in fiscal 1998 primarily due to the $1.1 million pre-tax special one-time SAIF assessment in fiscal 1997. Excluding that assessment, net income increased $96,000 or 3.3%in fiscal 1998.

LIQUIDITY AND CAPITAL RESOURCES

The Company's assets increased from $212.0 million at June 30, 1997 to $221.0 million at June 30, 1998, and to $231.5 million at June 30, 1999. Stockholders' equity increased from $21.3 million at June 30, 1997 to $23.5 million at June 30, 1998 and $24.5 million at June 30, 1999. At June 30, 1999, stockholders' equity amounted to 10.6% of the Company's total assets under generally accepted accounting principles ("GAAP").

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

The Company is currently required to maintain Tier I (Core) capital equal to at least 4.0% of its adjusted total assets and Tier II (Supplementary) risk-based capital equal to at least 8.0% of its risk-weighted assets. At June 30, 1999, the Company substantially exceeded all of these requirements with Tier I and Tier II ratios of 10.46% and 20.93%, respectively.

During the fiscal years ended June 30, 1999, 1998 and 1997, the Company had positive cash flows from operating activities. Cash and cash equivalents increased by $734,000, decreased by $4.0 million and increased by $5.7 million for the fiscal years ended June 30, 1999, 1998 and 1997, respectively. See Consolidated Statements of Cash Flows.

Cash flows from operating activities for the periods covered by the Consolidated Statements of Cash Flows have been primarily related to net income and operations. Operating activities provided $2.9 million of cash in fiscal 1999, $3.4 million in fiscal 1998 and $1.9 million in fiscal 1997.

Investing activities used cash on a net basis of $9.9 million in fiscal 1999, $12.9 million in fiscal 1998 and $8.9 million in fiscal 1997. This was primarily due to the amount of loans originated and the purchase of investment securities and mortgage-backed securities which were greater than cash provided by the sales, maturities and periodic principal payments received on investments and loans.

Cash flows from financing activities for the periods covered by the Consolidated Statements of Cash Flows have been primarily related to changes in deposits and borrowings. Financing activities generated $7.8 million of cash in fiscal 1999 due to a net increase of $6.7 million in deposits, $3.0 million in FHLB advances and $155,000 from stock options exercised. These increases were partially offset by $1.3 million of cash dividends paid, $644,000 of treasury stock acquired and a decrease of $123,000 in advance deposits by borrowers for taxes and insurance. Financing activities generated $5.5 million of cash in fiscal 1998 due to a net increase of $6.0 million in FHLB advances, $371,000 in deposits and $141,000 from stock options exercised. These increases were partially offset by $946,000 of cash dividends paid and a decrease of $11,000 in advance deposits by borrowers for taxes and insurance.

The Company's primary source of funds consists of deposits bearing market rates of interest, loan repayments and current earnings. Also, advances from the FHLB of Pittsburgh may be used on short term basis to compensate for savings outflows or on a long term basis to support lending and investment activities.

The Company uses its capital resources principally to meet its on-going commitments to fund maturing certificates of deposit and deposit withdrawals, fund existing and continuing loan commitments, maintain its liquidity and meet operating expenses. At June 30, 1999, the Company had commitments to originate loans totalling $7.0 million. Scheduled maturities of certificates of deposit during fiscal 2000 totaled $63.3 million at June 30, 1998. Management believes that by evaluating competitive instruments and pricing in its market area, the Company can generally retain a substantial portion of its maturing certificates of deposit.

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

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

YEAR 2000

The Company outsources its primary data processing functions. A challenging problem exists as the millennium ("year 2000") or ("Y2K") approaches as many computer systems worldwide do not have the capability of recognizing the year 2000 or years thereafter.

The Company has established a management committee to identify all of its functions potentially affected by the year 2000 with emphasis placed on "mission critical" functions. Due to the critical issues of the Y2K problem, quarterly reports are made to Company's Board of Directors detailing the progress made in preparing for the year 2000. The Committee developed a Year 2000 Plan to ensure the re-programming or replacement of the affected systems. The plan was developed using recommended guidance provided by the Company's primary regulator and encompasses five phases: awareness, assessment, renovation, validation and implementation. These phases have enabled the Company to identify problem areas, develop appropriate plans for action and ensure adequate testing of the affected systems to validate the Company's readiness for the year 2000.

As part of its Year 2000 Plan, the Company has developed a Business Resumption Contingency Plan to address actions to be taken in the event a mission critical system fails to perform in a normal manner due to a system or supplier failure. In addition to regulatory reviews, the Company's Year 2000 plan has been reviewed by an independent third party and found to be appropriate.

The Company has also contacted its largest borrowers to determine the extent they may be materially affected by potential year 2000 problems. To date, the Company has received confirmations from its mission critical vendors that corrections have been made and testing has been completed to address the issues associated with the year 2000 problem.

During the fourth quarter of fiscal 1999, the Company completed the replacement of various hardware and software components at a cost of approximately $300,000 that will be depreciated over future periods. In addition, the Company has begun to address the potential liquidity risks posed by the year 2000 and believes it has adequate alternative funding sources available to adequately serve the needs of its customers.

The Company does not anticipate that the year 2000 issue will pose any significant operational problems or will have any material impact on its results of operations. However, the failure of external power or telecommunication suppliers may have a material impact on the operations of the Company.

RECENT ACCOUNTING DEVELOPMENTS

Effective July 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement requires that all items recognized under accounting standards as components of comprehensive earnings be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement also requires that an entity classify items of other comprehensive earnings by their nature in a financial statement. For example, other comprehensive earnings may include foreign currency transaction adjustments, minimum pension liability adjustments, and unrealized gains and losses on marketable securities classified as available for sale. Adoption had no impact on reported results.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for fiscal years beginning after December 31, 1997. The adoption of this standard did not have a material impact on the Company's reporting.

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

In June 1998, FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The provisions of this statement require that derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provides for offsetting changes in fair value or cash flows of both the derivative and the hedged asset of liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of the hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings.

The provisions of this statement become effective beginning with the fiscal year 2001 interim reporting. Although the statement allows for early adoption on any quarterly period after June 1998, the Company has no plans to adopt the provisions of SFAS No 133 prior to the effective date. The impact of adopting provisions of this statement on the Company's financial position, results of operations and cash flow subsequent to the effective date is not currently estimable and will depend on the financial position of the Company and the future and purpose of the derivative instruments in use by management at that time. No such instruments were used by the Company during fiscal 1999.

On January 1, 1999, the Company adopted the provisions of the American Institute of Certified Public Accountants Statement of Position ("SOP") No 98-5 on reporting on the costs of start-up activities. This SOP requires that costs of start-up activities be expensed as incurred. Initial application of this SOP is to be reported as a cumulative effect of a change in accounting principle. The adoption of SOP 98-5 had no impact on the Company's financial position and results of operations.

On January 1, 1999, the Company adopted the provisions of SOP No. 98-1 on accounting for the costs of computer software developed or obtained for internal use. This SOP requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use. The adoption of SOP No. 98-1 was immaterial to the Company's financial position and results of operations.