Form 10-K405, Exhibit 13
period 2000-06-30
LAUREL CAPITAL GROUP INC
filed 2000-09-28
CIK 892158

                       LOGO    LAUREL CAPITAL GROUP, INC.

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

KPMG Letterhead

One Mellon Bank Center                                       Telephone 412 391 9710
Pittsburgh, PA 15219                                         Fax 412 391 8963

THE BOARD OF DIRECTORS AND STOCKHOLDERS
LAUREL CAPITAL GROUP, INC.:

We have audited the accompanying consolidated statements of financial condition of Laurel Capital Group, Inc. and subsidiary as of June 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Laurel Capital Group, Inc. and subsidiary at June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                                  /s/ KPMG LLP

Pittsburgh, Pennsylvania
August 11, 2000

Footnote graphic
KPMG LLP. KPMG LLP, a U.S. limited liability partnership, is a member of KPMG International, a Swiss association.

                       LOGO    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------
At June 30, 2000 and 1999

(in thousands, except per share data)                           2000        1999
----------------------------------------------------------------------------------
ASSETS
Cash                                                          $    822    $    690
Money market investments                                            --       3,711
Interest-earning deposits with other institutions                4,096       7,710
Investment securities available for sale (note 2)               38,665      35,549
Investment securities held to maturity (market value of
  $21,144 and $12,224)(note 2)                                  21,931      12,439
Mortgage-backed securities available for sale (note 3)          10,947      11,868
Mortgage-backed securities held to maturity (market value of
  $396 and $1,074) (note 3)                                        397       1,072
Loans receivable, held for sale (note 4)                         1,514       1,562
Loans receivable, net of unearned discounts of $-- and $2      171,319     153,256
Allowance for loan losses                                       (1,798)     (1,866)
----------------------------------------------------------------------------------
  Loans receivable, net (notes 4 and 5)                        169,521     151,390
Federal Home Loan Bank stock (note 6)                            1,671       1,277
Real estate owned                                                   --         377
Accrued interest receivable:
  Loans                                                            874         846
  Interest-earning deposits and investments                        790         492
  Mortgage-backed securities                                        67          71
Office properties and equipment, net of accumulated
  depreciation (note 7)                                          1,413       1,458
Prepaid expenses and sundry assets                               1,365         962
----------------------------------------------------------------------------------
     Total Assets                                             $254,073    $231,474
----------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Savings deposits (note 8)                                   $192,663    $182,118
  FHLB advances (note 9)                                        33,424      20,029
  Advance deposits by borrowers for taxes and insurance          3,092       3,020
  Accrued interest payable on savings deposits                     404         500
  Accrued income taxes (note 10)                                   239         294
  Other accrued expenses and sundry liabilities                  1,005         983
----------------------------------------------------------------------------------
     Total Liabilities                                         230,827     206,944
----------------------------------------------------------------------------------
Stockholders' Equity (note 11)
  Common stock, $.01 par value; 5,000,000 shares authorized;
     2,329,272 and 2,324,298 shares issued, respectively            23          23
  Additional paid-in capital                                     5,224       5,197
  Treasury stock, at cost (328,670 and 152,120 shares,
     respectively)                                              (4,711)     (2,270)
  Retained earnings                                             24,120      22,070
  Accumulated other comprehensive income (loss), net of tax
     $(518) and $(98), respectively                             (1,007)       (190)
  Stock held in deferred compensation trust                       (403)       (300)
----------------------------------------------------------------------------------
     Total Stockholders' Equity                                 23,246      24,530
----------------------------------------------------------------------------------
     Total Liabilities and Stockholders' Equity               $254,073    $231,474
----------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                       LOGO    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
For the years ended June 30, 2000, 1999 and 1998

(in thousands, except for per share data)                2000          1999          1998
--------------------------------------------------------------------------------------------
Interest income:
  Loans receivable                                    $   11,967    $   11,854    $   11,819
  Mortgage-backed securities                                 836           791           970
  Investment securities:
    Taxable                                                1,379         1,423         1,649
    Tax-exempt                                             2,342         1,131         1,011
  Interest-earning deposits                                   86           453           316
--------------------------------------------------------------------------------------------
    Total interest income                                 16,610        15,652        15,765
Interest expense:
  Savings deposits (note 8)                                7,291         7,059         7,349
  FHLB advances (note 9)                                   1,290         1,008           720
--------------------------------------------------------------------------------------------
    Total interest expense                                 8,581         8,067         8,069
--------------------------------------------------------------------------------------------
Net interest income before provision for loan losses       8,029         7,585         7,696
Provision for loan losses                                     18            18            18
--------------------------------------------------------------------------------------------
Net interest income after provision for loan losses        8,011         7,567         7,678
--------------------------------------------------------------------------------------------
Other income:
  Service charges                                            566           542           595
  Gain on the sale of investment securities
    available for sale                                        --           296           186
  Gain on the sale of loans held for sale                     12            17            32
  Other operating income                                     262           205           203
--------------------------------------------------------------------------------------------
    Total other income                                       840         1,060         1,016
--------------------------------------------------------------------------------------------
Operating expenses:
  Compensation and employee benefits (note 12)             1,880         1,805         1,734
  Premises and occupancy costs                               569           504           488
  Federal insurance premiums                                  72           105           109
  Net loss (income) on real estate owned                      32            26            (5)
  Data processing expense                                    207           208           255
  Professional fees                                          214           224           487
  Other operating expenses                                   945           911           863
--------------------------------------------------------------------------------------------
    Total operating expenses                               3,919         3,783         3,931
--------------------------------------------------------------------------------------------
Income before income taxes                                 4,932         4,844         4,763
--------------------------------------------------------------------------------------------
Provision for income taxes (note 10)
  Federal                                                  1,298         1,329         1,383
  State                                                      226           332           329
--------------------------------------------------------------------------------------------
    Total income taxes                                     1,524         1,661         1,712
--------------------------------------------------------------------------------------------
  Net income                                          $    3,408    $    3,183    $    3,051
--------------------------------------------------------------------------------------------
Earnings per share (note 1)
  Basic
    Net income                                        $     1.62    $     1.45    $     1.40
    Average number of shares outstanding               2,107,711     2,188,014     2,176,893
--------------------------------------------------------------------------------------------
  Diluted
    Net income                                        $     1.56    $     1.39    $     1.32
    Average number of shares outstanding               2,180,490     2,294,324     2,312,389
--------------------------------------------------------------------------------------------
Dividends paid per share                              $      .64    $      .60    $      .44
--------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                       LOGO    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
For the years ended June 30, 2000, 1999, and 1998

                                                                    Accumulated
                                                                       Other
                                                                   Comprehensive    Stock Held
                               Additional                             Income       in Deferred        Total
                       Common   Paid-in     Treasury    Retained      (Loss)       Compensation   Stockholders'
   (in thousands)      Stock    Capital       Stock     Earnings    Net of Tax        Trust           Equity
----------------------------------------------------------------------------------------------------------------
Balance, June 30,
  1997                    $15      $4,690     $(1,626)   $18,095          $  206          $(118)         $21,262
Comprehensive income:
  Net income               --          --          --      3,051              --             --            3,051
  Other comprehensive
    income                 --          --          --         --              84             --               84
----------------------------------------------------------------------------------------------------------------
Total comprehensive
  income                   --          --          --      3,051              84             --            3,135
Stock options
  exercised (27,227
  shares)                  --         141          --         --              --             --              141
Retroactive effect of
  stock issued as a
  result of stock
  split declared on
  December 18, 1997         8          (8)         --         --              --             --               --
Dividends paid             --          --          --       (946)             --             --             (946)
Stock purchased by
  deferred
  compensation trust       --          --          --         --              --            (86)             (86)
----------------------------------------------------------------------------------------------------------------
Balance June 30, 1998     $23      $4,823     $(1,626)   $20,200          $  290          $(204)         $23,506
Comprehensive income:
  Net income               --          --          --      3,183              --             --            3,183
  Other comprehensive
    loss, net of tax
    $(121)                 --          --          --         --            (235)            --             (235)
  Reclassification
    adjustment, net
    of tax, $(126)         --          --          --         --            (245)            --             (245)
----------------------------------------------------------------------------------------------------------------
Total comprehensive
  income                   --          --          --      3,183            (480)            --            2,703
Stock options
  exercised (19,243
  shares)                  --         155          --         --              --             --              155
Dividends paid             --          --          --     (1,313)             --             --           (1,313)
Treasury stock
  purchased (38,450
  shares)                  --          --        (644)        --              --             --             (644)
Deferred compensation
  payable in common
  stock                    --         219          --         --              --             --              219
Stock purchased by
  deferred
  compensation trust       --          --          --         --              --            (96)             (96)
----------------------------------------------------------------------------------------------------------------
Balance June 30, 1999     $23      $5,197     $(2,270)   $22,070          $ (190)         $(300)         $24,530
Comprehensive income:
  Net income               --          --          --      3,408              --             --            3,408
  Other comprehensive
    loss, net of tax
    $(420)                 --          --          --         --            (817)            --             (817)
----------------------------------------------------------------------------------------------------------------
Total comprehensive
  (loss) income            --          --          --      3,408            (817)            --            2,591
Stock options
  exercised (4,974
  shares)                  --          27          --         --              --             --               27
Dividends paid             --          --          --     (1,358)             --             --           (1,358)
Treasury stock
  purchased (176,550
  shares)                  --          --      (2,441)        --              --             --           (2,441)
Stock purchased by
  deferred
  compensation trust       --          --          --         --              --           (103)            (103)
----------------------------------------------------------------------------------------------------------------
Balance, June 30,
  2000                    $23      $5,224     $(4,711)   $24,120         $(1,007)         $(403)         $23,246
----------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                       LOGO    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
For the years ended June 30, 2000, 1999, and 1998

(in thousands)                                                    2000        1999        1998
----------------------------------------------------------------------------------------------
Net income:                                                   $  3,408    $  3,183    $  3,051
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation                                                   206         147         149
    Provision for loan losses                                       18          18          18
    Net loss (gain) on the sale of real estate owned                18          15         (16)
    Net gain on the sale of investment securities
      available for sale                                            --        (296)       (186)
    Gain on the sale of loans held for sale                        (12)        (17)        (32)
    Amortization of deferred loan fees                            (104)       (169)       (214)
    Origination of loans held for sale                            (805)       (864)       (881)
    Proceeds from the sale of loans held for sale                  865         952       1,107
    (Increase) decrease in accrued interest receivable            (322)        (76)        152
    Decrease in accrued interest payable                           (96)        (23)        (10)
    Other--net                                                     (23)          3         304
----------------------------------------------------------------------------------------------
      Net cash provided by operating activities                  3,153       2,873       3,442
----------------------------------------------------------------------------------------------
Investing activities:
  Purchase of investment securities held to maturity           (13,523)    (14,387)    (19,160)
  Purchase of investment securities available for sale          (4,264)    (13,912)    (14,567)
  Purchase of mortgage-backed securities held to maturity           --      (1,011)         --
  Purchase of mortgage-backed securities available for sale     (1,000)     (3,970)         --
  Purchase of FHLB stock                                          (394)         --          --
  Proceeds from maturities of investment securities held to
    maturity                                                     4,050      16,000      20,655
  Proceeds from maturities of investment securities
    available for sale                                              --           3       1,500
  Proceeds from maturities of mortgage-backed securities
    available for sale                                             164          28         192
  Proceeds from the sale of investment securities available
    for sale                                                        --       3,581       3,240
  Principal repayments of mortgage-backed securities
    available for sale                                           1,573       3,388       1,616
  Principal repayments of mortgage-backed securities held to
    maturity                                                       675         990         169
  Increase in loans                                            (18,263)       (450)     (6,591)
  Proceeds from the sale of real estate owned                      557          85         206
  Net additions to office properties and equipment                (161)       (283)       (204)
----------------------------------------------------------------------------------------------
      Net cash used by investing activities                    (30,586)     (9,938)    (12,944)
----------------------------------------------------------------------------------------------
Financing activities:
  Net increase in demand and club accounts                       3,387       1,840       1,341
  Net increase (decrease) in time deposit accounts               7,158       4,888        (970)
  Net increase in FHLB advances                                 13,395       2,996       5,989
  Increase (decrease) in advance deposits by borrowers for
    taxes and insurance                                             72        (123)        (11)
  Stock options exercised                                           27         155         141
  Acquisition of treasury stock                                 (2,441)       (644)         --
  Dividends paid                                                (1,358)     (1,313)       (946)
----------------------------------------------------------------------------------------------
      Net cash provided by financing activities                 20,240       7,799       5,544
----------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                         (7,193)        734      (3,958)
Cash and cash equivalents at beginning of period                12,111      11,377      15,335
----------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                    $  4,918    $ 12,111    $ 11,377
----------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
----------------------------------------------------------------------------------------------
Cash paid during the period for:
  Interest on savings deposits                                $  7,387    $  7,082    $  7,359
  Interest on FHLB advances                                      1,344       1,005         611
  Income taxes                                                   1,579       1,535       1,839
Transfer of loans to real estate owned                             204         335         333
Cash paid during the period for interest includes interest credited on deposits of $6,455,
$6,178 and $6,449 for the years ended June 30, 2000, 1999 and 1998, respectively.
----------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                       LOGO    LAUREL CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATION AND USE OF ESTIMATES
     Laurel Capital is a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. Laurel Capital's only significant asset is the stock of its wholly-owned subsidiary, Laurel Savings Bank, a Pennsylvania-chartered state savings bank. The Bank conducts business through its six offices located in Allegheny and Butler counties.

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

INVESTMENT AND MORTGAGE-BACKED SECURITIES
     Statement of Financial Accounting Standards ("SFAS") No. 115 requires that investments be classified as either: (1) Securities Held to Maturity -- debt securities that the Company has the positive intent and ability to hold to maturity and reported at amortized cost; (2) Trading Securities -- debt and equity securities bought and held principally for the purpose of selling them in the near term and reported at fair value, with unrealized gains and losses included in the current period earnings; or (3) Securities Available for Sale -- debt and equity securities not classified as either Securities Held to Maturity or Trading Securities and reported at fair value, with unrealized gains and losses included in accumulated other comprehensive income. The cost of securities sold is determined on a specific identification basis.

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

EARNINGS PER SHARE ("EPS")
     Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. All weighted average share and per share amounts reflect the three-for-two stock split paid on January 16, 1998.

The following table sets forth the computation of basic and diluted earnings per share:

                                                                   June 30,
                                                  2000               1999               1998
-----------------------------------------------------------------------------------------------
Basic earnings per share:
  Net income                                   $    3,408         $    3,183         $    3,051
  Weighted average shares outstanding           2,107,711          2,188,014          2,176,893
  Earnings per share                           $     1.62         $     1.45         $     1.40
Diluted earnings per share:
  Net income                                   $    3,408         $    3,183         $    3,051
  Weighted average shares outstanding           2,107,711          2,188,014          2,176,893
  Dilutive effect of employee stock options        72,779            106,310            135,496
-----------------------------------------------------------------------------------------------
Diluted weighted average shares outstanding     2,180,490          2,294,324          2,312,389
  Earnings per share                           $     1.56         $     1.39         $     1.32
-----------------------------------------------------------------------------------------------

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

COMPREHENSIVE INCOME
     The Company reports comprehensive income in accordance with SFAS No. 130 which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. For the fiscal years ended June 30, 2000, 1999 and 1998, the Company's total comprehensive income was $2,591, $2,703 and $3,135, respectively. Total comprehensive income is comprised of net income of $3,408, $3,183 and $3,051, respectively, and other comprehensive income (loss) of $(817), $(480) and $84, net of tax, respectively. Other comprehensive income consists of unrealized gains and losses on investment securities and mortgage-backed securities available for sale.

RECLASSIFICATION
     Certain items previously reported have been reclassified to conform with the current year's reporting format.

(2) INVESTMENT SECURITIES

Investment securities held to maturity are comprised of the following:

                                                           Gross              Gross
                                        Amortized        Unrealized         Unrealized         Market
                          Face/Par         Cost         Appreciation       Depreciation        Value
--------------------------------------------------------------------------------------------------------
AT JUNE 30, 2000:
  Corporate notes and
     commercial paper        $21,945        $21,931                $--               $787        $21,144
--------------------------------------------------------------------------------------------------------
AT JUNE 30, 1999:
  Corporate notes and
     commercial paper        $12,445        $12,439                $--               $215        $12,224
--------------------------------------------------------------------------------------------------------

                                                                       Amortized   Market
                                                            Face/Par     Cost       Value
------------------------------------------------------------------------------------------
At June 30, 2000, the contractual maturities of the debt securities held to maturity are:
  Due after one year through five years                       $2,500      $2,499   $ 2,412
  Due after five years through ten years                       7,500       7,498     7,298
  Due after ten years                                         11,945      11,934    11,434
------------------------------------------------------------------------------------------
                                                             $21,945     $21,931   $21,144
------------------------------------------------------------------------------------------

Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

Investment securities available for sale are comprised of the following:

                                                                 Gross              Gross
                                              Amortized        Unrealized         Unrealized         Market
                                Face/Par         Cost         Appreciation       Depreciation        Value
--------------------------------------------------------------------------------------------------------------
AT JUNE 30, 2000:
  Municipal obligations            $22,535        $21,500               $112             $1,137        $20,475
  Federal National Mortgage
    Association preferred
    stock                              250            250                 --                  1            249
  Federal Home Loan Mortgage
    Corporation preferred
    stock                              250            250                 --                  1            249
  Federal National Mortgage
    Association stock                  723            723                 12                 83            652
  Federal Home Loan Mortgage
    Corporation stock                  590            590                  4                 88            506
  SLM Student Loan Trust               625            606                 18                 --            624
  Standard Insurance Company
    stock                                4              4                  1                 --              5
  Shay Financial Services
    ARMs Fund                       16,137         16,137                 --                232         15,905
--------------------------------------------------------------------------------------------------------------
                                   $41,114        $40,060               $147             $1,542        $38,665
--------------------------------------------------------------------------------------------------------------
AT JUNE 30, 1999:
  Municipal obligations            $18,420        $18,301               $186              $ 646        $17,841
  Federal National Mortgage
    Association preferred
    stock                              250            250                 11                 --            261
  Federal Home Loan Mortgage
    Corporation preferred
    stock                              250            250                 10                 --            260
  Federal National Mortgage
    Association stock                  582            582                101                 --            683
  Federal Home Loan Mortgage
    Corporation stock                  480            480                 99                 --            579
  SLM Student Loan Trust               804            783                 19                 --            802
  Standard Insurance Company
    stock                                4              4                  1                 --              5
  Shay Financial Services
    ARMs Fund                       15,240         15,240                 --                122         15,118
--------------------------------------------------------------------------------------------------------------
                                   $36,030        $35,890               $427              $ 768        $35,549
--------------------------------------------------------------------------------------------------------------

                                                                           Amortized        Market
                                                             Face/Par         Cost          Value
-----------------------------------------------------------------------------------------------------
At June 30, 2000, the contractual maturities of the debt securities available for sale are:
  Due after five years through ten years                         $  815         $  792         $  814
  Due after ten years                                            22,345         21,314         20,285
-----------------------------------------------------------------------------------------------------
                                                                $23,160        $22,106        $21,099
-----------------------------------------------------------------------------------------------------

The Federal National Mortgage Association preferred and common stock, Federal Home Loan Mortgage Corporation preferred and common stock, Standard Insurance Company stock and Shay Financial Services ARMs Fund have no stated maturity.

Proceeds from the sale of investment securities available for sale during 1999 and 1998 were $3,581 and $3,240, respectively. There were no such sales during fiscal 2000.

Gross gains of $296 and $186 were realized on these sales in 1999 and 1998, respectively. There were no such gains realized during fiscal 2000.

There were no realized losses in 2000, 1999 and 1998.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(3) MORTGAGE-BACKED SECURITIES

Mortgage-backed securities held to maturity were comprised of the following:

                                                   Gross                  Gross
                             Amortized          Unrealized             Unrealized           Market
At June 30, 2000                Cost           Appreciation           Depreciation           Value
-----------------------------------------------------------------------------------------------------
Federal National Mortgage
  Association REMIC               $   74                    $ 2                    $--         $   76
Federal Home Loan Mortgage
  Corporation REMIC                  323                     --                      3            320
-----------------------------------------------------------------------------------------------------
                                   $ 397                    $ 2                    $ 3          $ 396
-----------------------------------------------------------------------------------------------------
At June 30, 1999
-----------------------------------------------------------------------------------------------------
Federal National Mortgage
 Association REMIC                 $ 100                    $ 3                    $--          $ 103
Federal Home Loan Mortgage
  Corporation REMIC                  972                     --                      1            971
-----------------------------------------------------------------------------------------------------
                                  $1,072                    $ 3                    $ 1         $1,074
-----------------------------------------------------------------------------------------------------

Mortgage-backed securities available for sale were comprised of the following:

                                                   Gross                  Gross
                             Amortized          Unrealized             Unrealized           Market
At June 30, 2000                Cost           Appreciation           Depreciation           Value
-----------------------------------------------------------------------------------------------------
Government National
  Mortgage Association           $ 4,197                   $ 37                   $ 54        $ 4,180
Federal National Mortgage
  Association                      3,318                      3                    126          3,195
Federal Home Loan Mortgage
  Corporation                        979                      1                     17            963
Federal Home Loan Mortgage
  Corporation REMIC                2,584                     25                     --          2,609
-----------------------------------------------------------------------------------------------------
                                 $11,078                   $ 66                   $197        $10,947
-----------------------------------------------------------------------------------------------------
At June 30, 1999
-----------------------------------------------------------------------------------------------------
Government National
 Mortgage Association            $ 4,721                   $ 79                   $ 28        $ 4,772
Federal National Mortgage
  Association                      4,042                      8                     47          4,003
Federal Home Loan Mortgage
  Corporation                         58                     --                     --             58
Federal Home Loan Mortgage
  Corporation REMIC                2,994                     41                     --          3,035
-----------------------------------------------------------------------------------------------------
                                 $11,815                   $128                   $ 75        $11,868
-----------------------------------------------------------------------------------------------------

Prepayments may shorten the lives of these mortgage-backed securities.

There were no sales of mortgage-backed securities available for sale during 2000, 1999 and 1998.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(4) LOANS RECEIVABLE

Loans receivable are comprised of the following:

                                                                               June 30,
                                                                  2000             1999
---------------------------------------------------------------------------------------
First mortgage loans:
  Conventional:
     1 to 4 family dwellings                                  $125,242         $112,295
     Multi-family dwellings                                      2,476            1,612
     Commercial                                                  5,391            5,375
---------------------------------------------------------------------------------------
                                                               133,109          119,282
  Guaranteed or insured                                             34               39
---------------------------------------------------------------------------------------
Total long term with monthly amortization                      133,143          119,321
  Construction and development loans                            10,167            2,268
---------------------------------------------------------------------------------------
                                                               143,310          121,589
Less: Loans in process                                          (7,796)            (987)
    Deferred loan fees                                            (224)            (386)
---------------------------------------------------------------------------------------
                                                               135,290          120,216
---------------------------------------------------------------------------------------
Commercial loans                                                   919              941
Consumer loans:
  Home improvement loans (net of unearned discounts of $--
     and $2)                                                        --               21
  Loans secured by savings accounts                                211              276
  Installment loans                                             34,899           31,802
---------------------------------------------------------------------------------------
                                                                36,029           33,040
---------------------------------------------------------------------------------------
                                                               171,319          153,256
Less: Allowance for loan losses                                 (1,798)          (1,866)
---------------------------------------------------------------------------------------
                                                              $169,521         $151,390


---------------------------------------------------------------------------------------

At June 30, 2000 and 1999, the Company had a commitment to sell its guaranteed student loan portfolio totaling $1,514 and $1,562, respectively.

Outstanding commitments to originate loans:

                                                                               June 30,
                                                                  2000             1999
---------------------------------------------------------------------------------------
First mortgage loans:
  Fixed rates (8.25% to 8.75% and 6.50% to 9.75%)                $ 952           $1,624
  Variable rates                                                 2,627              589
---------------------------------------------------------------------------------------
                                                                 3,579            2,213
Other loans--fixed rates                                           525              460
Unused lines of credit                                           4,983            4,319
---------------------------------------------------------------------------------------
                                                                $9,087           $6,992
---------------------------------------------------------------------------------------

The Company's customers have unused lines of credit as follows: secured (home equity), builder lines of credit and all other lines of credit. The amount available at June 30, 2000 for each type was $3,120, $578 and $1,285, respectively. The amount available at June 30, 1999 for each type was $3,120, $397 and $802, respectively. The interest rate for each loan is based on the prevailing market conditions at the time of funding.

The Company serviced loans for others of $481, $762 and $1,118 at June 30, 2000, 1999 and 1998, respectively. These loans serviced for others are not assets of the Company and are appropriately excluded from the Company's financial statements. Fidelity bond and errors and omission insurance coverage is maintained with respect to these loans.

At June 30, 2000, over 99.8% of the Company's net mortgage loan portfolio was secured by properties located in Pennsylvania. The Company does not believe it has significant concentrations of credit risk to any one group of borrowers given its underwriting and collateral requirements.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(5) ALLOWANCE FOR LOSSES ON LOANS

Changes in the allowance for losses on loans are as follows:

--------------------------------------------------------------------
Balance at June 30, 1997                                      $1,943
Provision for losses                                              18
Charge-offs                                                     (152)
Recoveries                                                        43
--------------------------------------------------------------------
Balance at June 30, 1998                                      $1,852
Provision for losses                                              18
Charge-offs                                                      (61)
Recoveries                                                        57
--------------------------------------------------------------------
Balance at June 30, 1999                                      $1,866
Provision for losses                                              18
Charge-offs                                                      (99)
Recoveries                                                        13
--------------------------------------------------------------------
Balance at June 30, 2000                                      $1,798
--------------------------------------------------------------------

Management believes that the allowance for losses on loans was appropriate at June 30, 2000. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgements about information available to them at the time of their examination.

At June 30, 2000 and 1999, the recorded investment in loans that are considered to be impaired under SFAS 114 was $332 and $281, respectively. Included in the amount at June 30, 2000 is $79 of impaired loans for which the related allowance for loan losses is $3 and $253 of impaired loans that, as a result of write-downs, do not have an allowance for loan losses. Included in the amount at June 30, 1999 is $88 of impaired loans for which the related allowance for loan losses is $3 and $193 of impaired loans that, as a result of write-downs, do not have an allowance for loan losses. The average recorded investment in impaired loans during the fiscal years ended June 30, 2000, 1999 and 1998 was approximately $304, $291 and $358, respectively. For the fiscal years ended June 30, 2000, 1999 and 1998, the Company recognized interest income on those impaired loans of $3, $6 and $5, respectively, which was recognized using the cash basis of income recognition.

Non-accrual loans at June 30, 2000, 1999 and 1998 were approximately $560, $476 and $561, respectively. The foregone interest on these loans for the fiscal years ended June 30, 2000, 1999 and 1998 was approximately $64, $48 and $37, respectively. The amount of interest income on such loans actually included in income in fiscal 2000, 1999 and 1998 was $11, $15 and $28, respectively. There were no commitments to lend additional funds to borrowers whose loans were in non-accrual status.

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

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(7) OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment are summarized by major classifications as follows:

                                                                     June 30,
                                                               2000            1999
-------------------------------------------------------------------------------------
Land and land improvements                                    $   412         $   333
Office buildings and improvements                               2,123           2,123
Furniture, fixtures and equipment                                 944             862
-------------------------------------------------------------------------------------
  Total, at cost                                                3,479           3,318
Less accumulated depreciation                                  (2,066)         (1,860)
-------------------------------------------------------------------------------------
                                                              $ 1,413         $ 1,458
-------------------------------------------------------------------------------------

Depreciation expense for the periods ended June 30, 2000, 1999 and 1998 was $206, $147 and $149, respectively.

(8)SAVINGS DEPOSITS

Savings deposit balances and interest rates are summarized as follows:

                                                         Weighted Average
                               Interest Rate              Interest Rate
                                     at                    at June 30,                    June 30,
                               June 30, 2000               2000           1999         2000       1999
-----------------------------------------------------------------------
Demand and club accounts        1.00 to 2.15%              2.13%          2.14%      $ 31,257   $ 30,426
Money market deposit
  accounts                         0 to 2.38               2.24           2.23         15,812     15,750
NOW deposits                       0 to 1.50               1.02           1.05         29,049     26,555
--------------------------------------------------------------------------------------------------------
                                                                                       76,118     72,731
--------------------------------------------------------------------------------------------------------
Time deposits:                  3.01 to 4.00                                              679      1,369
                                4.01 to 5.00                                           24,904     35,641
                                5.01 to 6.00                                           44,660     57,931
                                6.01 to 7.00                                           44,331     12,959
                                7.01 to 8.00                                            1,936      1,049
                                8.01 to 9.00                                               35        438
--------------------------------------------------------------------------------------------------------
                                                           5.67           5.31       $116,545   $109,387
--------------------------------------------------------------------------------------------------------
                                                           4.11%          3.89%      $192,663   $182,118
--------------------------------------------------------------------------------------------------------

At June 30, 2000 and 1999, time deposits with balances in excess of $100,000 amounted to $2.1 million and $1.5 million, respectively.

The contractual maturity of time deposits is as follows:

                                                                      June 30,
                                                                2000             1999
---------------------------------------------------------------------------------------
Under 12 months                                               $ 61,679         $ 63,316
12 months to 24 months                                          28,840           26,420
24 months to 36 months                                          15,883            7,434
36 months to 48 months                                           1,187            3,972
48 months to 60 months                                           2,384            1,623
Over 60 months                                                   6,572            6,622
---------------------------------------------------------------------------------------
                                                              $116,545         $109,387
---------------------------------------------------------------------------------------
Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

Interest expense by deposit category is as follows:

                                                                Years ended June 30,
                                                       2000             1999             1998
----------------------------------------------------------------------------------------------
Passbook and club accounts                            $  651           $  635           $  690
Money market deposit accounts                            354              354              416
NOW accounts                                             276              267              251
Time deposits                                          6,010            5,803            5,992
----------------------------------------------------------------------------------------------
                                                      $7,291           $7,059           $7,349
----------------------------------------------------------------------------------------------

(9) FEDERAL HOME LOAN BANK ADVANCES

FHLB advances are summarized as follows:

                                                     Interest              June 30,
Due Date                                               Rate           2000         1999
-----------------------------------------------------------------------------------------
August 9, 1999                                            6.11       $    --      $ 2,000
September 14, 1999                                        5.00            --          900
July 3, 2000                                              7.00        14,500           --
November 24, 2000                                         5.80           793          793
February 14, 2002                                         5.48            --        2,000
December 31, 2002                                         5.38            --        6,200
January 23, 2008                                          4.94            --        2,000
February 20, 2008                                         5.48         3,000        3,000
December 18, 2008                                         5.15         3,000        3,000
October 22, 2009                                          5.52         1,500           --
June 30, 2010                                             6.18        10,500           --
November 13, 2015                                         6.51           131          136
-----------------------------------------------------------------------------------------
                                                                     $33,424      $20,029
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

The Bank has an available line of credit with the FHLB of Pittsburgh equal to its maximum borrowing capacity less any outstanding advances. As of June 30, 2000 this was approximately $101.8 million. There are no commitment fees associated with this line of credit. When used, interest is charged at the FHLB's posted rates, which change daily, and the loan can be repaid at any time. The Bank has yet to use this credit line and has no plans to do so in the immediate future.

(10)  INCOME TAXES

Total income tax expense for the years ended June 30, 2000, 1999 and 1998 consisted of:

                                                           2000        1999        1998
----------------------------------------------------------------------------------------
Current:
  Federal                                                 $1,358      $1,392      $1,322
  State                                                      226         332         329
----------------------------------------------------------------------------------------
                                                           1,584       1,724       1,651
----------------------------------------------------------------------------------------
Deferred:
  Federal                                                    (60)        (63)         61
----------------------------------------------------------------------------------------
                                                          $1,524      $1,661      $1,712
----------------------------------------------------------------------------------------
Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

Total income tax provision for the years ended June 30, 2000, 1999 and 1998 was allocated as follows:

                                                           2000        1999        1998
----------------------------------------------------------------------------------------
Income                                                    $1,524      $1,661      $1,712
Stockholders' equity:
  Accumulated other comprehensive income (loss)             (420)       (247)         43
----------------------------------------------------------------------------------------
                                                          $1,104      $1,414      $1,755
----------------------------------------------------------------------------------------

A reconciliation from the expected statutory income tax rate to the actual effective tax rate expressed as a percentage of pre-tax income for the years ended June 30, 2000, 1999 and 1998 is as follows:

                                                              2000      1999      1998
--------------------------------------------------------------------------------------
Expected federal tax rate                                     34.0%     34.0%     34.0%
State taxes, net of federal tax benefit                       3.0       4.5        4.6
Other, net                                                    (0.2)      .1        (.8)
Tax exempt income, net                                        (5.9)     (4.3)     (1.9)
--------------------------------------------------------------------------------------
                                                              30.9%     34.3%     35.9%
--------------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities and the related valuation allowances as of June 30, 2000 and 1999 are as follows:

                                                                  2000          1999
--------------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
  Deferred loan fees                                               $ 103         $ 129
  Loan loss reserve                                                  478           434
  Investment securities                                              518            98
  Other                                                              157           123
--------------------------------------------------------------------------------------
  Gross deferred tax assets                                        1,256           784
  Valuation allowance                                                 --            --
--------------------------------------------------------------------------------------
  Net deferred tax asset                                           1,256           784
DEFERRED TAX LIABILITIES:
  Property, plant and equipment                                      (85)          (89)
  Prepaid expense                                                    (21)          (25)
--------------------------------------------------------------------------------------
Gross deferred tax liability                                        (106)         (114)
--------------------------------------------------------------------------------------
Net deferred tax asset                                            $1,150         $ 670
--------------------------------------------------------------------------------------

The Company has determined that no valuation reserve is necessary for any deferred tax asset since it is more likely than not that the deferred tax assets will be realized through carryback to taxable income in prior years, future reversals of existing differences and to a lesser extent, through future taxable income. SFAS 109 treats tax basis bad debt reserves established after 1987 as temporary differences on which deferred income taxes have been provided. Deferred taxes are not required to be provided on tax bad debt reserves recorded in 1987 and prior years (base year bad debt reserves). Approximately $2,217 of the balances in retained earnings at June 30, 2000 represent base year bad debt deductions for tax purposes only. No provision for federal income tax has been made for such amount. Should amounts previously claimed as bad debt deduction be used for any purpose other than to absorb bad debts (which is not anticipated), tax liabilities will be incurred at the rate then in effect.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(11) STOCKHOLDERS' EQUITY

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators, that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of June 30, 2000, the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2000, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The following table sets forth certain information concerning the Bank's regulatory capital at June 30, 2000 and 1999.

                                             JUNE 30, 2000                   JUNE 30, 1999
                                                Tier I    Tier II               Tier I    Tier II
                                      Tier I     Risk-     Risk-      Tier I     Risk-     Risk-
                                       Core      Based     Based       Core      Based     Based
                                      Capital   Capital   Capital     Capital   Capital   Capital
--------------------------------------------------------------------------------------------------
Equity Capital (1)                    $23,344   $23,344   $23,344     $24,022   $24,022   $24,022
Plus general valuation
  allowances (2)                                            1,774                           1,530
--------------------------------------------------------------------------------------------------
    Total regulatory capital           23,344    23,344    25,118      24,022    24,022    25,552
Minimum required capital                9,902     5,676    11,353       9,183     4,897     9,795
--------------------------------------------------------------------------------------------------
    Excess regulatory capital         $13,442   $17,668   $13,765     $14,839   $19,125   $15,757
--------------------------------------------------------------------------------------------------
Minimum required capital to be well
  capitalized under Prompt
  Corrective Action Provisions        $12,378   $ 8,513   $14,188     $11,479   $ 7,326   $12,210
--------------------------------------------------------------------------------------------------
Regulatory capital as a
  percentage (3)                         9.43%    16.45%    17.70%      10.46%    19.67%    20.93%
Minimum required capital percentage      4.00      4.00      8.00        4.00      4.00      8.00
--------------------------------------------------------------------------------------------------
    Excess regulatory capital
       percentage                        5.43%    12.45%     9.70%       6.46%    15.67%    12.93%
--------------------------------------------------------------------------------------------------
Minimum required capital percentage
  to be well capitalized under
  Prompt Corrective Action
  Provisions                             5.00%     6.00%    10.00%       5.00%     6.00%    10.00%
--------------------------------------------------------------------------------------------------

(1) Represents equity capital of the Bank as reported to the FDIC and the Department of Banking on Form 033 for the quarters ended June 30, 2000 and 1999.

(2) Limited to 1.25% of risk weighted assets.

(3) Tier I capital is calculated as a percentage of adjusted total average assets of $247,551 and $229,587 at June 30, 2000 and 1999, respectively. Tier I and Tier II risk-based capital are calculated as a percentage of adjusted risk-weighted assets of $141,884 and $122,098 at June 30, 2000 and 1999, respectively.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(12) EMPLOYEE BENEFIT PLANS

The Company sponsors a defined contribution plan in which substantially all employees participate. The plan requires employer contributions of five percent of total compensation of each participant. Employees are also permitted to make contributions. Total plan expense was $73, $67 and $70 during fiscal 2000, 1999, and 1998, respectively.

The Bank sponsors a nonqualified deferred compensation plan for key officers of the Bank. This plan is structured as a "rabbi trust." The amount of compensation to be deferred under the plan is determined each year by the officers.

(13) STOCK COMPENSATION PROGRAMS

In fiscal 1988, the Company adopted an Employee Stock Compensation Program under which shares of common stock could be issued. Under the 1988 Program, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the option. At June 30, 2000, there were no remaining shares available to be granted.

In fiscal 1994, the Company adopted the 1993 Key Employee Stock Compensation Program ("1993 Employee Program") and the 1993 Directors' Stock Option Plan ("1993 Directors' Plan"). Under the 1993 Employee Program, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the options. At June 30, 2000, there were 10,405 remaining shares available to be granted as determined by the Program Administrators. Under the 1993 Directors' Plan, each person who served as a non-employee Director of the Company immediately following the adjournment of such annual meeting was granted as of such date an option to purchase 1,405 shares of common stock exercisable at a price equal to the fair market value on the date of the grant. At June 30, 2000 there were no remaining shares available to be granted under the terms of the 1993 Directors' Plan.

In fiscal 1997, the Company adopted the 1996 Key Employee Stock Compensation Program ("1996 Employee Program") and the 1996 Directors' Stock Option Plan ("1996 Directors' Plan"). Under the 1996 Employee Program, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the options. During fiscal 1999, options to purchase 52,500 shares of common stock were granted to key employees at a price equal to the fair market value on the date of the grant. Such stock options will be vested and exercisable over four years at the rate of 25% per year. At June 30, 2000, there were 33,511 remaining shares available to be granted as determined by the Program Administrators. Under the 1996 Directors' Plan, each person who served as a non-employee director of the Company immediately following the adjournment of the 1996 annual meeting was granted as of such date an option to purchase 4,722 shares of common stock exercisable at a price equal to the fair market value on the date of the grant. All of the 28,332 options granted under the 1996 Directors' Plan have vested and are exercisable. At June 30, 2000 there were no remaining shares available to be granted under the terms of the 1996 Directors' Plan.

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

                                      Average       1993       Average       1993       Average    1996     Average    1996
                           1988       Exercise    Employee     Exercise    Director     Exercise Employee   Exercise Director
                         Program       Price      Program       Price        Plan        Price   Program     Price     Plan
-----------------------------------------------------------------------------------------------------------------------------
June 30, 1997                87,700   $5.98          110,501   $9.51           30,910   $ 9.30       --        --    28,332
Granted                          --      --               --      --            8,430   18.00        --        --        --
Exercised                   (22,953)   4.41           (1,464)   8.78           (2,810)   9.29        --        --        --
Forfeited                        --      --               --      --               --      --        --        --        --
-----------------------------------------------------------------------------------------------------------------------------
June 30, 1998                64,747   $6.54          109,037   $9.52           36,530   $11.31       --        --    28,332
Granted                          --      --               --      --            8,430   19.50    52,500     15.75        --
Exercised                    (8,068)   6.49          (10,070)   9.40           (1,105)   7.91        --        --        --
Forfeited                        --      --               --      --               --      --        --        --        --
-----------------------------------------------------------------------------------------------------------------------------
June 30, 1999                56,679   $6.54           98,967   $9.53           43,855   $12.97   52,500     $15.75   28,332
Granted                          --      --               --      --            4,236   14.69        --        --        --
Exercised                    (4,532)   5.15             (142)   8.44             (300)   7.91        --        --        --
Forfeited                    (5,935)     --               --      --               --      --    (1,000)       --        --
-----------------------------------------------------------------------------------------------------------------------------
June 30, 2000                46,212   $6.63           98,825   $9.53           47,791   $13.15   51,500     $15.75   28,332
-----------------------------------------------------------------------------------------------------------------------------
Actual contractual
 life remaining in
 years                          2.8                      4.4                      6.5               8.9                 6.4
Option price per
 share                 $2.73-$11.00             $8.44-$10.92             $7.38-$18.00            $15.75              $10.59
Options available to
 be granted at June
 30, 2000                        --                   10,405                       --            33,511                  --
-----------------------------------------------------------------------------------------------------------------------------

                       Average
                       Exercise
                        Price
June 30, 1997          $10.59
Granted                   --
Exercised                 --
Forfeited                 --
----------------------------------------
June 30, 1998          $10.59
Granted                   --
Exercised                 --
Forfeited                 --
-------------------------------------------------
June 30, 1999          $10.59
Granted                   --
Exercised                 --
Forfeited                 --
----------------------------------------------------------
June 30, 2000          $10.59
-------------------------------------------------------------------
Actual contractual
 life remaining in
 years
Option price per
 share
Options available to
 be granted at June
 30, 2000
----------------------------------------------------------------------------

Using a Black-Scholes option valuation model, the weighted-average fair value of options granted during fiscal 2000 under the 1993 Director Plan was $2.71. The fair value of options granted during fiscal 1999 under the 1993 Director Plan and the 1996 Employee Program was $4.04 and $3.27, respectively. The fair value of options granted during fiscal 1998 under the 1993 Directors Plan was $4.18.

At June 30, 2000, 1999 and 1998, 242,759, 238,508 and 223,723 shares were immediately exercisable at average prices of $10.37, $9.86 and $9.00, respectively.

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS 123 establishes a fair value based method of accounting for stock-based compensation plans. Effective for fiscal years beginning after December 15, 1995, SFAS 123 allows companies to expense an estimated fair value of stock options or to continue to measure compensation expense for stock option plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities that elect to continue to measure compensation expense based on APB No. 25 must provide pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company has elected to continue to measure compensation cost using the intrinsic value method prescribed by APB No. 25. Had the Company used the fair value method, net income and earnings per share would have been as follows (In thousands, except per share data):

                                                                       June 30
                                                               2000      1999      1998
----------------------------------------------------------------------------------------
Net income
  As reported                                                 $3,408    $3,183    $3,051
  Pro forma                                                   $3,351    $3,140    $3,010
----------------------------------------------------------------------------------------
Basic earnings per share
  As reported                                                  $1.62     $1.45     $1.40
  Pro forma                                                    $1.59     $1.43     $1.38
----------------------------------------------------------------------------------------
Diluted earnings per share
  As reported                                                  $1.56     $1.39     $1.32
  Pro forma                                                    $1.53     $1.37     $1.30
----------------------------------------------------------------------------------------
Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation Model with the following weighted-average assumptions for 2000, 1999 and 1998, respectively: risk-free interest rates of 6.12%, 6.01% and 5.63%; dividend yields of 4.8%, 3.8% and 2.6%; volatility factors of the expected market price of the Company's common stock of 22.9%, 20.9% and 18.6%; and a weighted-average expected life of the options of 6.5 years. The pro forma net income and earnings per share amounts in the table above reflect only options granted subsequent to July 1, 1996. Therefore, the full impact of calculating the cost for stock options under the fair value method of SFAS 123 is not reflected in the pro forma net income and earnings per share amounts presented above because compensation cost is reflected over the options' vesting periods and compensation cost for options granted prior to July 1, 1996 is not considered.

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

(14) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                  Three Month Periods Ended
1999/2000:                           September 30    December 31    March 31    June 30
----------------------------------------------------------------------------------------
  Interest income                           $4,019         $4,053      $4,154     $4,384
  Interest expense                           2,039          2,082       2,158      2,302
----------------------------------------------------------------------------------------
  Net interest income before
    provision for possible loan
    losses                                   1,980          1,971       1,996      2,082
  Provision for possible loan
    losses                                       5              4           4          5
  Other income                                 203            201         199        237
  Operating expenses                         1,000            998         934        987
----------------------------------------------------------------------------------------
  Income before income taxes                 1,178          1,170       1,257      1,327
  Provision for income taxes                   363            365         388        408
----------------------------------------------------------------------------------------
  Net income                                $  815         $  805      $  869     $  919
----------------------------------------------------------------------------------------
  Earnings per share:
    Basic                                   $ 0.38         $ 0.38      $ 0.41     $ 0.45
    Diluted                                 $ 0.36         $ 0.36      $ 0.40     $ 0.44
----------------------------------------------------------------------------------------
  Dividends per share                       $ 0.16         $ 0.16      $ 0.16     $ 0.16
----------------------------------------------------------------------------------------
1998/1999:
----------------------------------------------------------------------------------------
Interest income                             $3,973         $3,884      $3,900     $3,895
Interest expense                             2,042          2,022       1,995      2,008
----------------------------------------------------------------------------------------
Net interest income before
  provision for possible loan
  losses                                     1,931          1,862       1,905      1,887
Provision for possible loan losses               4              5           5          4
Other income                                   279            362         171        248
Operating expenses                             964            953         915        951
----------------------------------------------------------------------------------------
Income before income taxes                   1,242          1,266       1,156      1,180
Provision for income taxes                     437            441         385        398
----------------------------------------------------------------------------------------
Net income                                  $  805         $  825      $  771     $  782
----------------------------------------------------------------------------------------
Earnings per share:
  Basic                                     $ 0.37         $ 0.38      $ 0.35     $ 0.36
  Diluted                                   $ 0.35         $ 0.36      $ 0.34     $ 0.34
----------------------------------------------------------------------------------------
Dividends per share                         $ 0.15         $ 0.15      $ 0.15     $ 0.15
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

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(15) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the Consolidated Statement of Financial Condition. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The carrying amounts reported in the Consolidated Statement of Financial Condition approximate fair value for the following financial instruments; cash, money market investments, interest-earning deposits with other institutions, investment securities and mortgage-backed securities available for sale, FHLB stock and all deposits except time deposits.

At both June 30, 2000 and 1999, the net carrying value of investment securities held to maturity exceeded the estimated fair value by approximately $787 and $215, respectively. At June 30, 2000 the net carrying value of mortgage-backed securities held to maturity exceeded the fair market value by approximately $1. At June 30, 1999, the fair market value of mortgage-backed securities held to maturity exceeded the net carrying value by approximately $2. Estimated fair values are based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. Refer to Notes 2 and 3 herein for the detail on breakdowns by type of investment and mortgage-backed securities.

The fair value of loans and loans held for sale exceeded the carrying value by approximately $2,705 and $687 at June 30, 2000 and 1999, respectively. Loans with comparable characteristics including collateral and repricing structures were segregated for valuation purposes. Each loan pool was separately valued utilizing a discounted cash flow analysis. Projected monthly cash flows were discounted to present value using a market rate for comparable loans. Characteristics of comparable loans included remaining term, coupon interest and estimated prepayment speeds.

The carrying amounts and estimated fair values of deposits at June 30, 2000 and 1999 were as follows:

                                            June 30, 2000                       June 30, 1999
                                      Carrying       Estimated            Carrying       Estimated
                                       Amount        Fair Value            Amount        Fair Value
-----------------------------------------------------------------------------------------------------
Non-interest-bearing:
  Demand accounts                       $  8,652         $  8,652           $  7,339         $  7,339
Interest-bearing:
  Now and MMDA accounts                   36,209           36,209             34,966           34,966
  Passbook accounts                       31,257           31,257             30,426           30,426
  Time deposits                          116,545          114,530            109,387          108,006
-----------------------------------------------------------------------------------------------------
Total Deposits                          $192,663         $190,648           $182,118         $180,737
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

The carrying amounts and estimated fair values of borrowed funds at June 30, 2000 and 1999 were as follows:

                                            June 30, 2000                       June 30, 1999
                                      Carrying       Estimated            Carrying       Estimated
                                       Amount        Fair Value            Amount        Fair Value
-----------------------------------------------------------------------------------------------------
Borrowed funds:
  FHLB advances                         $ 33,424         $ 33,046           $ 20,029         $ 19,895
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

There is no material difference between the carrying value and the estimated fair value of the Company's off-balance sheet items which totaled $9.1 million and $7.0 million at June 30, 2000 and 1999, respectively, and are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.

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

(16) LAUREL CAPITAL GROUP, INC.
       (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                                              June 30,     June 30,
STATEMENT OF FINANCIAL CONDITION                                2000         1999
------------------------------------------------------------------------------------
ASSETS
Cash                                                           $   591      $   503
Other assets                                                        --          340
Investment in Laurel Savings Bank                               22,724       24,022
------------------------------------------------------------------------------------
  Total assets                                                 $23,315      $24,865
------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Other accrued expenses                                         $    69      $   335
------------------------------------------------------------------------------------
                                                                    69          335
------------------------------------------------------------------------------------
Stockholders' equity                                            23,246       24,530
------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                $23,315      $24,865
------------------------------------------------------------------------------------

                                                    June 30,    June 30,    June 30,
STATEMENT OF OPERATIONS                               2000        1999        1998
-------------------------------------------------------------------------------------
Dividends from subsidiary                             $3,860      $1,967      $  930
Other income                                              --          57         102
Equity in undistributed income of Laurel Savings
  Bank                                                  (377)      1,248       2,104
-------------------------------------------------------------------------------------
                                                       3,483       3,272       3,136
-------------------------------------------------------------------------------------
Operating expenses                                       113          94          71
-------------------------------------------------------------------------------------
Income before income taxes                             3,370       3,178       3,065
Provision (credit) for income taxes                      (38)         (5)         14
-------------------------------------------------------------------------------------
Net income                                            $3,408      $3,183      $3,051
-------------------------------------------------------------------------------------
Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

                                                    June 30,    June 30,    June 30,
STATEMENT OF CASH FLOWS                               2000        1999        1998
-------------------------------------------------------------------------------------
Net income                                           $ 3,408     $ 3,183     $ 3,051
Undistributed income of Laurel Savings Bank              377      (1,248)     (2,104)
  Adjustments to reconcile net income to net cash
     provided by operating activities:
       Other--net                                         75          32         (17)
-------------------------------------------------------------------------------------
       Net cash provided by operating activities       3,860       1,967         930
-------------------------------------------------------------------------------------
Financing activities:
  Acquisition of treasury stock                       (2,441)       (644)         --
  Stock options exercised                                 27         155         141
  Dividends paid                                      (1,358)     (1,313)       (946)
-------------------------------------------------------------------------------------
  Net cash used by financing activities               (3,772)     (1,802)       (805)
-------------------------------------------------------------------------------------
Net change in cash and cash equivalents                   88         165         125
-------------------------------------------------------------------------------------
Cash and cash equivalents at the beginning of the
  period                                             $   503     $   338     $   213
Net change during the period                              88         165         125
-------------------------------------------------------------------------------------
Cash and cash equivalents at the end of the period   $   591     $   503     $   338
-------------------------------------------------------------------------------------

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

                       LOGO    LAUREL CAPITAL GROUP, INC.

SELECTED FIVE YEAR FINANCIAL DATA
--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

FINANCIAL CONDITION DATA:

                                                         June 30,
                                   2000        1999        1998        1997        1996
-----------------------------------------------------------------------------------------
Total assets                     $254,073    $231,474    $220,986    $211,987    $196,947
Loans, net                        169,521     151,390     151,124     144,670     143,532
Loans held for sale                 1,514       1,562       1,633       1,827       1,627
Mortgage-backed securities held
  to maturity                         397       1,072       1,051       1,220       1,546
Mortgage-backed securities
  available for sale               10,947      11,868      11,554      13,259      14,021
Investment securities held to
  maturity                         21,931      12,439      14,003      15,494       9,948
Investment securities available
  for sale                         38,665      35,549      25,539      15,494      11,639
Money market investments               --       3,711       3,532       9,086       6,291
Deposits                          192,663     182,118     175,390     175,019     164,683
FHLB advances                      33,424      20,029      17,033      11,044       6,327
Stockholders' equity               23,246      24,530      23,506      21,262      21,086

OPERATING DATA:

                                                         June 30,
                                   2000        1999        1998        1997        1996
-----------------------------------------------------------------------------------------
Interest income                   $16,610     $15,652     $15,765     $15,342     $14,785
Interest expense                    8,581       8,067       8,069       7,715       7,319
-----------------------------------------------------------------------------------------
Net interest income before
  provision for loan losses         8,029       7,585       7,696       7,627       7,466
Provision for loan losses              18          18          18          30          30
-----------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses         8,011       7,567       7,678       7,597       7,436
Net gain on investments, loans
  and mortgage-backed
  securities available for
  sale                                 12         313         218         125          92
Other income                          828         707         764         592         535
Operating expenses                  3,919       3,743       3,897       4,651       3,777
-----------------------------------------------------------------------------------------
Income before income taxes          4,932       4,844       4,763       3,663       4,286
Income tax expense                  1,524       1,661       1,712       1,344       1,621
-----------------------------------------------------------------------------------------
Net income                        $ 3,408     $ 3,183     $ 3,051     $ 2,319     $ 2,665
-----------------------------------------------------------------------------------------
Diluted earnings per share        $  1.56     $  1.39     $  1.32     $  1.00     $  1.15
-----------------------------------------------------------------------------------------

STATISTICAL PROFILE:

                                                          June 30,
                                    2000        1999        1998        1997        1996
-----------------------------------------------------------------------------------------
Return on average assets             1.43%       1.41%       1.43%       1.13%       1.39%
Return on average equity            14.27%      13.04%      13.58%      10.82%      13.29%
Average equity to average assets
  ratio                             10.03%      10.84%      10.49%      10.47%      10.43%
Dividend payout ratio               41.03%      43.17%      33.33%      29.33%      16.81%
-----------------------------------------------------------------------------------------

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

OVERVIEW

For fiscal 2000, the Company continued achieving its goal of profitable controlled growth with a recorded net income of $3.4 million or $1.56 per share on a diluted basis compared to $3.2 million or $1.39 per share for fiscal 1999 and $3.1 million or $1.32 per share for fiscal 1998.

The Company continued to report strong returns on average assets (ROA) and average equity (ROE). The ROA for fiscal 2000, 1999 and 1998 was 1.43%, 1.41% and 1.43%, respectively. The ROE for fiscal 2000, 1999 and 1998 was 14.27%, 13.04% and 13.58%, respectively. Also during fiscal 2000, the Company's total assets increased 9.8% to $254.1 million.

The Company's ongoing emphasis on controlling its non-interest expenses has resulted in a low ratio of such expenses to total average assets and a low efficiency ratio. These ratios for the Company continue to exceed such ratios for national thrift industry averages of similarily sized institutions.

Total loan origination during fiscal 2000 was $57.0 million or a 37.3% increase compared to fiscal 1999. Mortgage lending activity increased during fiscal 2000 as compared to the prior year and was concentrated more on the origination of adjustable rate mortgages due to current conditions in the Company's market area. In addition, consumer lending activity decreased by 22.0% during the same time period.

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

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

The Company has established the following guidelines for assuming interest rate risk:

Net interest margin simulation -- Given a +/-200 basis point ("bp") parallel shift in interest rates, the estimated net interest margin may not change by more than 10% for a one-year period. Portfolio equity simulation -- Portfolio equity is the net present value of the Company's existing assets and liabilities. Given a +200 basis point change in interest rates, portfolio equity may not decrease by more than 50% of total shareholders' equity. Given a -200 basis point change in interest rates, portfolio equity may not decrease by more than 20% of total shareholders' equity.

The following table illustrates the simulated impact of a 100 basis point or 200 basis point upward or downward movement in interest rates on net interest income, return on average equity and earnings per share. This analysis was done assuming that interest-earning asset levels at June 30, 2000 remained constant. The impact of the rate movements was developed by simulating the effect of rates changing over a twelve-month period from the June 30, 2000 levels.

Interest rate simulation sensitivity analysis
--------------------------------------------------------------------------------
                            Movements in interest rates from June 30, 2000 rates

                                                 Increase              Decrease
  Simulated impact in the next 12 months    -------------------   -------------------
        Compared with June 30, 2000:        +100 bp    +200 bp    -100 bp    -200 bp
                                            --------   --------   --------   --------
  Net interest revenue increase/(decrease)    (1.1)%     (6.9)%      (.7)%     (2.7)%
  Return on average equity
     increase/(decrease)                       (39)bp    (243)bp     (24)bp     (94)bp
  Diluted earnings per share
     increase/(decrease)                     $(.04)     $(.27)     $(.03)     $(.10)
                                             -----      -----      -----      -----

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. The following table presents a summary of the Company's gap position at June 30, 2000. In preparing the table below, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. In addition, the assumptions used by the Office of Thrift Supervision for regulatory purposes have been made with respect to loan prepayments and contractual amortization rates and passbook and NOW account withdrawal rates. The above assumptions may not be indicative of the actual prepayments and withdrawals which may be experienced by the Company.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

                                      3
                                   Months        4-12        1-5       Over 5
   Interest Sensitivity Period     or Less      Months      Years       Years      Total
------------------------------------------------------------------------------------------
Rate sensitive assets:
  Loans and mortgage-backed
     securities                    $ 21,832    $ 33,401    $ 71,362    $57,582    $184,177
  Investment securities               4,720      15,905       2,499     40,404      63,528
------------------------------------------------------------------------------------------
Total rate sensitive assets        $ 26,552    $ 49,306    $ 73,861    $97,986    $247,705
------------------------------------------------------------------------------------------
Rate sensitive liabilities:
Deposits:
  Certificates of deposit          $ 19,990    $ 41,690    $ 48,293    $ 6,572    $116,545
  NOW and money funds                 7,334      12,708      11,328      4,836      36,206
  Passbooks                           1,428       3,899      13,332     12,598      31,257
------------------------------------------------------------------------------------------
     Total deposits                $ 28,752    $ 58,297    $ 72,953    $24,006    $184,008
Borrowings                           14,500       2,293      13,500      3,131      33,424
------------------------------------------------------------------------------------------
Total rate sensitive liabilities   $ 43,252    $ 60,590    $ 86,453    $27,137    $217,432
------------------------------------------------------------------------------------------
Interest sensitivity GAP:
  Interval                          (16,700)    (11,284)    (12,592)    70,849          --
  Cumulative                       $(16,700)   $(27,984)   $(40,576)   $30,273    $ 30,273
------------------------------------------------------------------------------------------
Ratio of cumulative GAP to total
  assets                              (6.57)%    (11.01)%    (15.97)%    11.92%
------------------------------------------------------------------------------------------

The Company targets its one year gap to be in the range of +10.0% to -10.0%. At June 30, 2000 and 1999, the Company's one year gap was (11.01)% and (4.08)%, respectively. As part of its effort to minimize the impact changes in interest rates have on operating results, the Company continues to emphasize the origination of interest-earning assets with adjustable rates and shorter maturities and to extend the terms of its interest-bearing liabilities. The Company also maintains a high level of liquid assets, which includes assets available for sale, that could be reinvested at higher yields if interest rates were to rise. Management believes its asset and liability strategies reduce the Company's vulnerability to fluctuations in interest rates.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

FINANCIAL CONDITION

The Company's consolidated assets totaled approximately $254.1 million at June 30, 2000, an increase of $22.6 million or 9.8% from June 30, 1999. The growth in assets was primarily the result of increases in loans receivable and investment securities held to maturity. The growth was funded primarily from increases in savings deposits, FHLB advances and income generated from current earnings.

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

                            At                                           Year Ended June 30,
                         June 30,               2000                            1999                            1998
                           2000     ---------------------------------------------------------------------------------------------
                         Average                          Average                         Average                         Average
                          Yield/    Average                Yield    Average                Yield    Average                Yield
                           Rate     Balance    Interest    Rate     Balance    Interest    Rate     Balance    Interest    Rate
---------------------------------------------------------------------------------------------------------------------------------
Interest-earning
 assets:
 Mortgage loans 1            7.50%  $121,733   $ 9,169       7.53%  $122,194     $9,326      7.63%  $121,266   $ 9,666       7.97%
 Consumer and other
   loans 1                   8.18     35,348     2,798       7.92     31,669      2,528      7.98     25,637     2,153       8.40
---------------------------------------------------------------------------------------------------------------------------------
Total loans                  7.64    157,081    11,967       7.62    153,863     11,854      7.70    146,903    11,819       8.05
 Mortgage-backed
   securities                7.19     12,275       836       6.81     11,824        791      6.69     13,567       970       7.15
 Investment securities       6.65     60,544     3,721       6.15     45,626      2,554      5.60     42,688     2,660       6.23
 Interest-bearing
   deposits                  6.97      1,607        86       5.35      9,379        453      4.83      5,853       316       5.40
---------------------------------------------------------------------------------------------------------------------------------
Total interest-earning
 assets                      7.36%   231,507   $16,610       7.17%   220,692    $15,652      7.09%   209,011   $15,765       7.54%
Non-interest-earning
 assets                                6,610                           4,584                           5,083
---------------------------------------------------------------------------------------------------------------------------------
Total Assets                        $238,117                        $225,276                        $214,094
---------------------------------------------------------------------------------------------------------------------------------
Interest-bearing
 liabilities:
 Savings deposits            4.31   $177,201   $ 7,291       4.11%  $169,209     $7,059      4.17%  $166,498   $ 7,349       4.41
 Borrowings                  6.34     22,736     1,290       5.67     18,555      1,008      5.43     12,998       720       5.54
---------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing
 liabilities                 4.62%   199,937   $ 8,581       4.29%   187,764     $8,067      4.30%   179,496   $ 8,069       4.50%
Non-interest-bearing
 liabilities                          14,302                          13,096                          12,135
---------------------------------------------------------------------------------------------------------------------------------
Total liabilities                    214,239                         200,860                         191,631
Stockholders' equity                  23,878                          24,416                          22,463
---------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
 stockholders' equity               $238,117                        $225,276                        $214,094
---------------------------------------------------------------------------------------------------------------------------------
Net earning assets                  $ 31,570                        $ 32,928                        $ 29,515
Net interest income/
 average interest rate
 spread                      2.74%             $ 8,029       2.88%               $7,585      2.79%             $ 7,696       3.04%
Net yield on interest-
 earning assets                                              3.47%                           3.44%                           3.68%
Average
 interest-earning
 assets as a percent
 of average
 interest-bearing
 liabilities                           115.8%                          117.4%                          116.4%
---------------------------------------------------------------------------------------------------------------------------------

1Includes loans on which the Company has discontinued accruing interest.

The Company continually seeks to increase its level of profitability while maintaining its asset quality. This emphasis on earnings and asset quality has resulted in an increase in net income from $2.7 million for fiscal 1996 to $3.4 million for fiscal 2000 and a .22% ratio of non-performing assets to total assets at June 30, 2000. The Company has continued to focus its efforts on more evenly matching the maturities and/or repricing characteristics of its interest-earning assets and interest-bearing liabilities in order to minimize fluctuations that may occur due to changes in market interest rates.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

INVESTMENT SECURITIES HELD TO MATURITY AND INVESTMENT SECURITIES AVAILABLE FOR SALE

The Company's investment securities held to maturity totaled $21.9 million at June 30, 2000 which was an increase of $9.5 million or 76.3% compared to the level at June 30, 1999. The increase was primarily due to the purchase of $13.5 million of such securities during fiscal 2000 partially offset by the maturity of $4.1 million of securities during the same period. The Company primarily invests in government and corporate notes and bonds. Investment securities available for sale totaled $38.7 million at June 30, 2000 or an increase of $3.1 million compared to June 30, 1999. The increase was primarily due to the purchases of approximately $3.1 million of municipal bonds. The increase in purchases of investment securities held to maturity and investment securities available for sale was primarily due to the investment of the funds generated from the increases in savings deposits and FHLB advances.

MORTGAGE-BACKED SECURITIES HELD TO MATURITY AND MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

The total of all mortgage-backed securities was $11.3 million at June 30, 2000, a decrease of $1.6 million or 12.3% compared to the level at June 30, 1999. This decrease was primarily due a decrease in the volume of purchases of these securities in fiscal 2000 as compared to fiscal 1999. During fiscal 2000, the Company purchased $1.0 million of these securities compared to $5.0 million in the prior fiscal year. The principal repayments on all mortgage-backed securities during fiscal 2000 exceeded the purchases made during the period.

LOAN PORTFOLIO

Loans receivable increased $18.1 million or 12.0% to $169.5 million during the fiscal year ended June 30, 2000 as compared to an increase of $266,000 or .2% for the fiscal year ended June 30, 1999. Mortgage loan originations in fiscal years 2000 and 1999 amounted to $40.5 million and $21.4 million, respectively. The Company originated primarily adjustable-rate loans in fiscal 2000 due to current market conditions in the Bank's market area. Of the total amount of mortgage and construction loans originated in fiscal 2000, $28.4 million or 70.1% were adjustable-rate mortgages as compared to $2.0 million or 9.5% in fiscal 1999. Fixed-rate mortgage and construction loan originations totaled $12.1 million or 29.9% of total mortgage and construction loans originated in fiscal 2000 as compared to $19.4 million or 90.5% of total mortgage and construction loans originated in fiscal 1999.

Consumer loan originations, including home equity and other installment loans, totaled $16.4 million in fiscal 2000, $20.1 million in fiscal 1999 and $17.5 million in fiscal 1998. The Company attempts to place a greater emphasis on other installment lending including home equity loans, personal loans, auto loans and other secured lines of credit due to the shorter term and higher yield associated with such loans.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

DEPOSIT PORTFOLIO

Savings deposits increased $10.5 million to $192.7 million during fiscal 2000. This increase was due to the combined result of $4.1 million of net deposit growth and interest credited of approximately $6.4 million. Deposit increases occurred in certificate of deposit accounts, NOW/checking accounts, passbook accounts and in money market accounts.

For the years ended June 30, 1999, 1998 and 1997, the Company had certificates of deposit with remaining terms to maturity of three (3) to ten (10) years aggregating $10.1 million, $12.2 million and $11.4 million, respectively. As part of its asset and liability planning, the Company attempts to attract longer-term deposits, thereby reducing the interest rate sensitivity of its interest-bearing liabilities.

BORROWINGS

Borrowings, consisting of FHLB advances, increased from $20.0 million at June 30, 1999 to $33.4 million at June 30, 2000. The Company used the additional funds as part of its asset and liability management strategy and to fund its loan and investment portfolio growth.

STOCKHOLDERS' EQUITY

Stockholders' equity decreased $1.3 million or 5.2% to $23.2 million at June 30, 2000 compared to $24.5 million at June 30, 1999. This decrease primarily resulted from the repurchase of $2.4 million of the Company's common stock, the payment of cash dividends of $1.4 million and the purchase of $103,000 of the Company's stock held in a deferred compensation trust. These decreases were partially offset by comprehensive income of $2.6 million and $27,000 of stock options exercised. Under regulations adopted by the Federal Deposit Insurance Corporation ("FDIC"), the Company is required to maintain Tier I (Core) capital equal to at least 4% of the Company's adjusted total assets and Tier II (Supplementary) risk-based capital equal to at least 8% of the risk-weighted assets. At June 30, 2000, the Company exceeded all of its regulatory capital requirements. See "Liquidity and Capital Resources."

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

                                                                     Fiscal 2000
                                                               Compared to Fiscal 1999
                                                             Increase (Decrease) due to
---------------------------------------------------------------------------------------------
                                                                          Rate/
                                               Rate      Volume          Volume         Total
---------------------------------------------------------------------------------------------
Interest income on interest-earning assets:
  Mortgage loans                               $(122)       $ (35)           $ --      $ (157)
  Consumer loans                                 (21)         293              (2)        270
  Mortgage-backed securities                      14           30               1          45
  Investment securities                          250          835              82       1,167
  Interest-earning deposits                       49         (375)            (41)       (367)
---------------------------------------------------------------------------------------------
     Total                                       170          748              40         958
---------------------------------------------------------------------------------------------
Interest expense on interest-bearing
  liabilities:
  Deposits                                       (97)         334              (5)        232
  Borrowings                                      45          227              10         282
---------------------------------------------------------------------------------------------
     Total                                       (52)         561               5         514
---------------------------------------------------------------------------------------------
Net change in net interest income              $ 222        $ 187            $ 35      $  444
---------------------------------------------------------------------------------------------

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

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

INTEREST INCOME ON LOANS AND LOANS HELD FOR SALE

Interest on loans and loans held for sale increased by $113,000 or 1.0% in fiscal 2000 primarily due to a $3.2 million increase in the average balance of the portfolio and, in particular, the consumer loan portfolio. This increase was partially offset by a decrease in the average yield earned on the portfolio from 7.70% during fiscal 1999 to 7.62% during fiscal 2000. The average balance of the consumer loan portfolio increased by $3.7 million or 11.6% and the average balance of the mortgage loan portfolio decreased by $461,000 or .4% during fiscal 2000. Interest on loans and loans held for sale increased by $35,000 or
 .3% in fiscal 1999 primarily due to a $7.0 million increase in the average balance of the portfolio and, in particular, the consumer loan portfolio. This increase was partially offset by a decrease in the average yield earned on the portfolio from 8.05% during fiscal 1998 to 7.70% during fiscal 1999. The average balance of the consumer loan portfolio increased by $6.0 million or 23.5% and the average balance of the mortgage loan portfolio increased by $928,000 or .8% during fiscal 1999. The decrease in the average yield during fiscal 2000 and fiscal 1999 was primarily due to increased originations of fixed-rate mortgage loans and home equity loans that had lower rates of interest due to the competitive interest rates in the Company's market area. Also contributing to the decrease was the increased origination of adjustable-rate mortgage loans during fiscal 2000 that generally have lower initial rates of interest.

INTEREST INCOME ON MORTGAGE-BACKED SECURITIES HELD TO MATURITY AND MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

Interest income on all mortgage-backed securities increased by $45,000 or 5.7% during fiscal 2000 primarily due to a $451,000 or 3.8% increase in the average outstanding balance of the portfolio. Also contributing to this increase was an increase in the average yield from 6.69% in fiscal 1999 to 6.81% in fiscal 2000. Interest income on all mortgage-backed securities decreased by $179,000 or 18.5% during fiscal 1999 primarily due to a $1.7 million or 12.9% decrease in the average outstanding balance of the portfolio. Also contributing to this decrease was a decrease in the average yield from 7.15% in fiscal 1998 to 6.69% in fiscal 1999.

INTEREST INCOME ON INVESTMENTS HELD TO MATURITY AND INVESTMENTS AVAILABLE FOR
SALE

Interest on investments held to maturity and investments available for sale increased by $1.2 million or 45.7% during fiscal 2000 primarily due to a $14.9 million or 32.7% increase in the average outstanding balance of such securities. Also contributing to the increase was an increase in the average yield on these investments from 5.60% in fiscal 1999 to 6.15% in fiscal 2000. The increase in the yield was primarily due to increases in market interest rates. Interest on investments held to maturity and investments available for sale decreased by $106,000 or 4.0% during fiscal 1999 primarily due to a decrease in the average yield on these investments from 6.23% in fiscal 1998 to 5.60% in fiscal 1999. This decrease was partially offset by a $2.9 million or 6.9% increase in the average balance of these securities during fiscal 1999. The increase in the average outstanding balance during both fiscal 2000 and 1999 was primarily due to the increased purchases of these securities with the funds generated from the increases in savings deposits and FHLB advances.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

INTEREST INCOME ON INTEREST-EARNING DEPOSITS

Interest on deposits, consisting of interest-earning deposits maintained with the FHLB of Pittsburgh, decreased $367,000 or 81.0% during fiscal 2000 compared to fiscal 1999 and increased by $137,000 or 43.4% during fiscal 1999 compared to fiscal 1998. The decrease in fiscal 2000 was primarily due to a $7.8 million or 82.9% decrease in the average outstanding balance of these deposits as such funds were used to fund increased loan originations and investment security purchases during the period. The increase in fiscal 1999 was primarily due to a $3.5 million increase in the average outstanding balance of these deposits. Also contributing to the increase in fiscal 2000 was an increase in the average yield from 4.83% in fiscal 1999 to 5.35% in fiscal 2000 reflecting a rise in market interest rates.

INTEREST EXPENSE ON SAVINGS DEPOSITS

Interest expense on savings deposits increased by $232,000 or 3.3% in fiscal 2000 primarily due to an $8.0 million or 4.7% increase in the average outstanding balance of savings deposits. This increase was partially offset by a decrease in the average rate paid on deposits from 4.17% in fiscal 1999 to 4.11% in fiscal 2000. Interest expense on savings deposits decreased by $290,000 or 3.9% in fiscal 1999 primarily due to a decrease in the average rate paid on deposits from 4.41% in fiscal 1998 to 4.17% in fiscal 1999. This decrease was partially offset by a $2.7 million increase in the average outstanding balance of savings deposits. The increase in the average balance of deposits during both fiscal 2000 and 1999 was primarily due to increased marketing of the Company's certificate of deposit and checking products.

INTEREST EXPENSE ON BORROWINGS

Interest on borrowings increased $282,000 or 28.0% in fiscal 2000 primarily due to a $4.2 million or 22.5% increase in the average outstanding balance of FHLB advances. In addition, the average rate paid on borrowings increased from 5.43% in fiscal 1999 to 5.67% in fiscal 2000. Interest on borrowings increased $288,000 or 40.0% in fiscal 1999 primarily due to a $5.6 million or 42.8% increase in the average outstanding balance. This increase was partially offset by a decrease in the average rate paid on borrowings from 5.54% in fiscal 1998 to 5.43% in fiscal 1999. The Company used the funds borrowed during fiscal 2000 and 1999 as part of its asset and liability strategy.

NET INTEREST INCOME

Net interest income increased by $444,000 or 5.9% in fiscal 2000 as compared to fiscal 1999 and decreased by $111,000 or 1.4% in fiscal 1999 over the prior fiscal year. The increase in fiscal 2000 was primarily due to increases in the average outstanding balances of the loan, mortgage-backed security and investment portfolios partially offset by a decrease in the average outstanding balance of interest-earning deposits with other institutions and increases in average outstanding balances of savings deposits and borrowings. The decrease in fiscal 1999 was primarily due to decreases in the average yields on the loan and the investment portfolios and an increase in the average outstanding balance of borrowings partially offset by a decrease in the average rate paid on deposits.

Interest-earning assets as a percent of interest-bearing liabilities amounted to 115.8%, 117.4% and 116.4% at June 30, 2000, 1999 and 1998, respectively, and the average interest rate spread was 2.88%, 2.79% and 3.04% for fiscal 2000, 1999 and 1998, respectively. The Company's average interest rate spread has decreased from 3.04% in fiscal 1998 to 2.88% in fiscal 2000 primarily due to decreases in the average rates earned on the Company's loan and investment portfolios. The Company's net interest income continued to exceed its total other expenses in fiscal 2000 and 1999, and the Company intends to continue to manage its assets and liabilities in order to maintain its net interest income at levels in excess of total other expenses.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

PROVISION FOR LOAN LOSSES

Financial institutions are subject to the risk of loan losses as one of the costs of lending. While the Company recognizes as losses all loans which are determined to be uncollectible, experience dictates that at any point in time, losses may exist in the portfolio which cannot be specifically identified. As a result, a provision for such unidentifiable losses is established and charged against current earnings to represent management's best estimate of such probable losses. The provision for loan losses amounted to $18,000 for each of fiscal 2000, 1999 and 1998. Such provisions were the result of an analysis of the allowance for loan losses performed in connection with a review of the Company's loan portfolio.

At June 30, 2000, 1999 and 1998, the allowance for loan losses was approximately $1.8 million, $1.9 million and $1.9 million, respectively. This amount represented 1.1%, 1.2% and 1.2%, respectively, of the total loan portfolio at such dates.

A review is conducted at least quarterly by management to determine that the allowance for loan losses is appropriate to absorb estimated loan losses. In determining the appropriate level of the allowance for loan losses, consideration is given to general economic conditions, diversification of loan portfolios, historic loss experience, identified credit problems, delinquency levels and adequacy of collateral. In consideration of the above, management has assessed the risks in the loan portfolio and has determined that no significant changes have occurred during the fiscal year ended June 30, 2000. Thus, the level of the allowance for loan losses is substantially unchanged from June 30, 1999. Although management believes that the current allowance for loan losses is appropriate, future additions to the reserve may be necessary due to changes in economic conditions and other factors. In addition, as an integral part of their periodic examination, certain regulatory agencies review the adequacy of the Bank's allowance for loan losses and may direct the Bank to make additions to the allowance based on their judgement. No such additions were required to be made during the Company's most recent examination.

OTHER INCOME

Fees and service charges increased by $24,000 or 4.4% to $566,000 in fiscal 2000 and decreased by $53,000 or 8.9% in fiscal 1999. The increase in fiscal 2000 was primarily due to higher fees realized from various products and services offered by the Bank. The decrease in fiscal 1999 was primarily due to decreases in the amount of fees and service charges earned on the Bank's NOW accounts.

During fiscal 2000, the Company realized net gains of $12,000 on the sale of investments, mortgage-backed securities and loans in its available for sale portfolio. These gains were realized solely on the sale of loans held for sale as there were no sales of investments or mortgage-backed securities during fiscal 2000. During fiscal 1999, the Company realized net gains of $313,000 on investments, mortgage-backed securities and loans in its available for sale portfolio. Gains of $296,000 and $17,000 were recorded on the sale of investment securities and loans, respectively.

Other operating income, which primarily consists of miscellaneous fees, rents, and other income, was $262,000, $205,000 and $203,000 in fiscal 2000, 1999 and
1998, respectively. The increase in fiscal 2000 was primarily due to an increase in ATM fees.

Total other income decreased $220,000 or 20.8% in fiscal 2000 and increased by $44,000 or 4.3% in fiscal 1999. The decrease in fiscal 2000 was primarily due to decreases in gains on the sale of investment securities and mortgage-backed securities available for sale. The increase in fiscal 1999 was primarily due to increases in gains on the sale of investment securities and loans available for sale.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

OPERATING EXPENSES

Compensation and employee benefits, which is the largest component of total operating expenses, increased by $75,000 or 4.2% in fiscal 2000 and increased by $71,000 or 4.1% in fiscal 1999. The increase in both fiscal 2000 and 1999 was primarily due to normal salary and benefit increases.

Premises and occupancy expense increased by $65,000 or 12.9% in fiscal 2000 and by $16,000 or 3.3% in fiscal 1999. The increase in fiscal 2000 was primarily due to increases in furniture, fixture and equipment depreciation and repairs and maintenance partially offset by decreases in furniture, fixtures and equipment expenses and office building depreciation. The increase in fiscal 1999 was primarily due to an increase in furniture, fixtures and equipment expenses partially offset by a decrease in repairs and maintenance.

Federal insurance premiums decreased by $33,000 or 31.4% in fiscal 2000 and decreased by $4,000 or 3.7% in fiscal 1999. The decrease in fiscal 2000 was due to the lowering of the rate paid by SAIF insured institutions to support the interest payments on the Financing Corporation ("FICO") Bonds. The amount of the premium is based upon the average amount of deposits outstanding.

For fiscal 2000 and 1999, the Company had net losses of $32,000 and $26,000, respectively, from its real estate owned ("REO"). In fiscal 1998, the Company recorded a net gain of $5,000.

Data processing expenses decreased by $1,000 or .5% in fiscal 2000 and by $47,000 or 18.4% in fiscal 1999. The decrease in fiscal 1999 was the result of decreased pricing.

Professional fees decreased by $10,000 in fiscal 2000 and by $263,000 in fiscal 1999. The decrease in both fiscal 2000 and 1999 was primarily due to reduced legal fees incurred in litigation brought by the Company against another financial institution.

INCOME TAXES

Income taxes decreased $137,000 or 8.3% in fiscal 2000 and by $51,000 or 3.0% in fiscal 1999. The decrease in both fiscal 2000 and 1999 was due to a decrease in the Company's effective tax rate due to increased purchases of non-taxable municipal obligations.

NET INCOME

Net income increased $225,000 or 7.1% in fiscal 2000 and increased $132,000 or 4.3% in fiscal 1999. The increase in fiscal 2000 was due to a $444,000 increase in net interest income and a $137,000 decrease in income tax expense partially offset by a $220,000 decrease in total other income and a $136,000 increase in total other operating expenses. The increase in fiscal 1999 was due to a $148,000 decrease in total other operating expenses, a $51,000 decrease in income tax expense and a $44,000 increase in total other income partially offset by a $111,000 decrease in net interest income.

LIQUIDITY AND CAPITAL RESOURCES

The Company's assets increased from $221.0 million at June 30, 1998 to $231.5 million at June 30, 1999, and to $254.1 million at June 30, 2000. Stockholders' equity increased from $23.5 million at June 30, 1998 to $24.5 million at June 30, 1999 and decreased to $23.2 million at June 30, 2000. At June 30, 2000, stockholders' equity amounted to 9.15% of the Company's total assets under generally accepted accounting principles ("GAAP").

The Company is currently required to maintain Tier I (Core) capital equal to at least 4.0% of its adjusted total assets and Tier II (Supplementary) risk-based capital equal to at least 8.0% of its risk-weighted assets. At June 30, 2000, the Company substantially exceeded all of these requirements with Tier I and Tier II ratios of 9.43% and 17.70%, respectively.

During the fiscal years ended June 30, 2000, 1999 and 1998, the Company had positive cash flows from operating activities. Cash and cash equivalents decreased by $7.2 million, increased by $734,000 and decreased by $4.0 million for the fiscal years ended June 30, 2000, 1999 and 1998, respectively. See Consolidated Statements of Cash Flows.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

Cash flows from operating activities for the periods covered by the Consolidated Statements of Cash Flows have been primarily related to net income and operations. Operating activities provided $3.2 million of cash in fiscal 2000, $2.9 million in fiscal 1999 and $3.4 million in fiscal 1998.

Investing activities used cash on a net basis of $30.6 million in fiscal 2000, $9.9 million in fiscal 1999 and $12.9 million in fiscal 1998. This was primarily due to the amount of loans originated and the purchase of investment securities and mortgage-backed securities which were greater than cash provided by the sales, maturities and periodic principal payments received on investments and loans.

Cash flows from financing activities for the periods covered by the Consolidated Statements of Cash Flows have been primarily related to changes in deposits and borrowings. Financing activities generated $20.2 million of cash in fiscal 2000 due to a net increase of $13.4 million in FHLB advances, $10.5 million in deposits, $72,000 in advance deposits by borrowers for taxes and insurance and $27,000 from stock options exercised. These increases were partially offset by $2.4 million of treasury stock acquired and $1.4 million of cash dividends paid. Financing activities generated $7.8 million of cash in fiscal 1999 due to a net increase of $6.7 million in deposits, $3.0 million in FHLB advances and $155,000 from stock options exercised. These increases were partially offset by $1.3 million of cash dividends paid, $644,000 of treasury stock acquired and a decrease of $123,000 in advance deposits by borrowers for taxes and insurance.

The Company's primary source of funds consists of deposits bearing market rates of interest, loan repayments and current earnings. Also, advances from the FHLB of Pittsburgh may be used on short-term basis to compensate for savings outflows or on a long-term basis to support lending and investment activities.

The Company uses its capital resources principally to meet its on-going commitments to fund maturing certificates of deposit and deposit withdrawals, fund existing and continuing loan commitments, maintain its liquidity and meet operating expenses. At June 30, 2000, the Company had commitments to originate loans totaling $9.1 million. Scheduled maturities of certificates of deposit during fiscal 2001 totaled $61.7 million at June 30, 2000. Management believes that by evaluating competitive instruments and pricing in its market area, the Company can generally retain a substantial portion of its maturing certificates of deposit.

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

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

YEAR 2000

The Company established a management committee to identify all of its functions potentially affected by the year 2000 date change, help ensure that re-programming or replacement of all critical systems occurred and to formulate contingency plans in the event any of those critical systems failed.

The Company experienced no known disruptions as a result of the year 2000 date change and intends to continue monitoring its critical systems at various other date changes during the year 2000.

RECENT ACCOUNTING DEVELOPMENTS

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," and SFAS No. 138, "Accounting for Certain Derivative Investments and Certain Hedging Activities -- An Amendment of FASB Statement No. 133," requires that derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statements also provide for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings.

The provisions of this statement as amended, are effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not anticipate any material impact on the Company's financial position, results of operations and cash flow subsequent to the effective date of this statement as no such instruments are used by the Company.