Form 10-K405, Exhibit 13
period 2001-06-30
LAUREL CAPITAL GROUP INC
filed 2001-09-28
CIK 892158

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

We have audited the accompanying consolidated statements of financial condition of Laurel Capital Group, Inc. and subsidiary as of June 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Laurel Capital Group, Inc. and subsidiary at June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                         /s/ KPMG LLP

Pittsburgh, Pennsylvania
August 10, 2001

Footnote graphic
KPMG LLP. KPMG LLP, a U.S. limited liability partnership, is a member of KPMG International, a Swiss association.

                       LOGO    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------
At June 30, 2001 and 2000

(in thousands, except for per share data)                         2001        2000
----------------------------------------------------------------------------------
ASSETS
Cash                                                          $  1,045    $    822
Interest-earning deposits with other institutions                8,669       4,096
Investment securities available for sale (note 2)               39,762      38,665
Investment securities held to maturity (market value of
  $14,129 and $21,144)(note 2)                                  13,937      21,931
Mortgage-backed securities available for sale (note 3)           9,998      10,947
Mortgage-backed securities held to maturity (market value of
  $152 and $396) (note 3)                                          150         397
Loans receivable, held for sale (note 4)                         1,701       1,514
Loans receivable                                               178,667     171,319
Allowance for loan losses                                       (1,759)     (1,798)
----------------------------------------------------------------------------------
  Loans receivable, net (notes 4 and 5)                        176,908     169,521
Federal Home Loan Bank stock (note 6)                            1,706       1,671
Real estate owned                                                  290          --
Accrued interest receivable:
  Loans                                                            960         874
  Interest-earning deposits and investments                        687         790
  Mortgage-backed securities                                        56          67
Office properties and equipment, net of accumulated
  depreciation (note 7)                                          1,271       1,413
Prepaid expenses and sundry assets                                 872       1,365
----------------------------------------------------------------------------------
     Total Assets                                             $258,012    $254,073
==================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Savings deposits (note 8)                                   $205,636    $192,663
  FHLB advances (note 9)                                        21,626      33,424
  Advance deposits by borrowers for taxes and insurance          2,850       3,092
  Accrued interest payable on savings deposits                     563         404
  Accrued income taxes (note 10)                                   130         239
  Other accrued expenses and sundry liabilities                  1,069       1,005
----------------------------------------------------------------------------------
     Total Liabilities                                         231,874     230,827
----------------------------------------------------------------------------------
Stockholders' Equity (note 11)
  Common stock, $.01 par value; 5,000,000 shares authorized;
     2,348,863 and 2,329,272 shares issued, respectively            23          23
  Additional paid-in capital                                     5,322       5,224
  Treasury stock, at cost (389,895 and 328,670 shares,
     respectively)                                              (5,553)     (4,711)
  Retained earnings                                             26,427      24,120
  Accumulated other comprehensive income (loss), net of tax
     of $171 and $(518), respectively                              331      (1,007)
  Stock held in deferred compensation trust                       (412)       (403)
----------------------------------------------------------------------------------
     Total Stockholders' Equity                                 26,138      23,246
----------------------------------------------------------------------------------
     Total Liabilities and Stockholders' Equity               $258,012    $254,073
==================================================================================

See accompanying notes to consolidated financial statements.

                       LOGO    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
For the years ended June 30, 2001, 2000 and 1999

(in thousands, except for earnings per share data)          2001          2000          1999
--------------------------------------------------------------------------------------------
Interest income:
  Loans receivable                                    $   13,642    $   11,967    $   11,854
  Mortgage-backed securities                                 769           836           791
  Investment securities:
    Taxable                                                1,405         1,379         1,423
    Tax-exempt                                             2,415         2,342         1,131
  Interest-earning deposits                                  149            86           453
--------------------------------------------------------------------------------------------
    Total interest income                                 18,380        16,610        15,652
Interest expense:
  Savings deposits (note 8)                                8,282         7,291         7,059
  FHLB advances (note 9)                                   1,974         1,290         1,008
--------------------------------------------------------------------------------------------
    Total interest expense                                10,256         8,581         8,067
--------------------------------------------------------------------------------------------
Net interest income before provision for loan losses       8,124         8,029         7,585
Provision for loan losses                                     18            18            18
--------------------------------------------------------------------------------------------
Net interest income after provision for loan losses        8,106         8,011         7,567
--------------------------------------------------------------------------------------------
Other income:
  Service charges                                            740           765           679
  Gain on the sale of investment securities
    available for sale                                        82            --           296
  Gain on the sale of loans held for sale                     14            12            17
  Other operating income                                      70            63            68
  Other non-operating income                                 325            --            --
--------------------------------------------------------------------------------------------
    Total other income                                     1,231           840         1,060
--------------------------------------------------------------------------------------------
Operating expenses:
  Compensation and employee benefits (note 12)             2.022         1,880         1,805
  Premises and occupancy costs                               550           569           504
  Federal insurance premiums                                  38            72           105
  Net loss on real estate owned                               --            32            26
  Data processing expense                                    219           207           208
  Professional fees                                          155           214           224
  Other operating expenses                                 1,051           945           911
--------------------------------------------------------------------------------------------
    Total operating expenses                               4,035         3,919         3,783
--------------------------------------------------------------------------------------------
Income before income taxes                                 5,302         4,932         4,844
--------------------------------------------------------------------------------------------
Provision for income taxes (note 10):
  Federal                                                  1,388         1,298         1,329
  State                                                      275           226           332
--------------------------------------------------------------------------------------------
    Total income taxes                                     1,663         1,524         1,661
--------------------------------------------------------------------------------------------
  Net income                                          $    3,639    $    3,408    $    3,183
============================================================================================
Earnings per share (note 1):
  Basic
    Net income                                        $     1.85    $     1.62    $     1.45
    Average number of shares outstanding               1,963,365     2,107,711     2,188,014
--------------------------------------------------------------------------------------------
  Diluted
    Net income                                        $     1.79    $     1.56    $     1.39
    Average number of shares outstanding               2,036,609     2,180,490     2,294,324
--------------------------------------------------------------------------------------------
Dividends paid per share                              $     0.68    $     0.64    $     0.60
============================================================================================

See accompanying notes to consolidated financial statements.

                       LOGO    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
For the years ended June 30, 2001, 2000 and 1999

                                                                     Accumulated
                                                                           Other
                                                                   Comprehensive     Stock Held
                               Additional                                 Income    in Deferred            Total
                       Common     Paid-in    Treasury   Retained          (Loss)   Compensation    Stockholders'
(in thousands)          Stock     Capital       Stock   Earnings      Net of Tax          Trust           Equity
----------------------------------------------------------------------------------------------------------------
Balance June 30, 1998     $23      $4,823     $(1,626)   $20,200          $  290          $(204)         $23,506
Comprehensive income:
  Net income               --          --          --      3,183              --             --            3,183
  Other comprehensive
    loss, net of tax
    $(121)                 --          --          --         --            (235)            --             (235)
  Reclassification
    adjustment, net
    of tax, $(126)         --          --          --         --            (245)            --             (245)
----------------------------------------------------------------------------------------------------------------
Total comprehensive
  income (loss)            --          --          --      3,183            (480)            --            2,703
Stock options
  exercised (19,243
  shares)                  --         155          --         --              --             --              155
Dividends paid             --          --          --     (1,313)             --             --           (1,313)
Treasury stock
  purchased (38,450
  shares)                  --          --        (644)        --              --             --             (644)
Deferred compensation
  payable in common
  stock                    --         219          --         --              --             --              219
Stock purchased by
  deferred
  compensation trust       --          --          --         --              --            (96)             (96)
----------------------------------------------------------------------------------------------------------------
Balance June 30, 1999     $23      $5,197     $(2,270)   $22,070          $ (190)         $(300)         $24,530
Comprehensive income:
  Net income               --          --          --      3,408              --             --            3,408
  Other comprehensive
    loss, net of tax
    $(420)                 --          --          --         --            (817)            --             (817)
----------------------------------------------------------------------------------------------------------------
Total comprehensive
  income (loss)            --          --          --      3,408            (817)            --            2,591
Stock options
  exercised (4,974
  shares)                  --          27          --         --              --             --               27
Dividends paid             --          --          --     (1,358)             --             --           (1,358)
Treasury stock
  purchased (176,550
  shares)                  --          --      (2,441)        --              --             --           (2,441)
Stock purchased by
  deferred
  compensation trust       --          --          --         --              --           (103)            (103)
----------------------------------------------------------------------------------------------------------------
Balance, June 30,
  2000                    $23      $5,224     $(4,711)   $24,120         $(1,007)         $(403)         $23,246
Comprehensive income:
  Net income               --          --          --      3,639              --             --            3,639
  Other comprehensive
    income, net of
    tax $690               --          --          --         --           1,338             --            1,338
----------------------------------------------------------------------------------------------------------------
Total comprehensive
  income                   --          --          --      3,639           1,338             --            4,977
Stock options
  exercised (19,591
  shares)                  --          98          --         --              --             --               98
Dividends paid             --          --          --     (1,332)             --             --           (1,332)
Treasury stock
  purchased (61,225
  shares)                  --          --        (842)        --              --             --             (842)
Stock purchased by
  deferred
  compensation trust       --          --          --         --              --             (9)              (9)
----------------------------------------------------------------------------------------------------------------
Balance, June 30,
  2001                    $23      $5,322     $(5,553)   $26,427          $  331          $(412)         $26,138
================================================================================================================

See accompanying notes to consolidated financial statements.

                       LOGO    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
For the years ended June 30, 2001, 2000 and 1999

(in thousands)                                                    2001        2000        1999
----------------------------------------------------------------------------------------------
Net income:                                                   $  3,639    $  3,408    $  3,183
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation                                                   195         206         147
    Provision for loan losses                                       18          18          18
    Net loss on the sale of real estate owned                        1          18          15
    Net gain on the sale of investment securities
      available for sale                                           (82)         --        (296)
    Gain on the sale of loans held for sale                        (14)        (12)        (17)
    Amortization of deferred loan fees                            (113)       (104)       (169)
    Origination of loans held for sale                            (860)       (805)       (864)
    Proceeds from the sale of loans held for sale                  687         865         952
    Decrease (increase) in accrued interest receivable              28        (322)        (76)
    Increase (decrease) in accrued interest payable                159         (96)        (23)
    Other--net                                                    (191)        (23)          3
----------------------------------------------------------------------------------------------
      Net cash provided by operating activities                  3,467       3,153       2,873
----------------------------------------------------------------------------------------------
Investing activities:
  Purchase of investment securities held to maturity                --     (13,523)    (14,387)
  Purchase of investment securities available for sale          (1,691)     (4,264)    (13,912)
  Purchase of mortgage-backed securities held to maturity           --          --      (1,011)
  Purchase of mortgage-backed securities available for sale         --      (1,000)     (3,970)
  Purchase of FHLB stock                                           (35)       (394)         --
  Proceeds from maturities of investment securities held to
    maturity                                                     8,000       4,050      16,000
  Proceeds from maturities of investment securities
    available for sale                                           1,260          --           3
  Proceeds from the sale of investment securities available
    for sale                                                     1,097          --       3,581
  Principal repayments of mortgage-backed securities
    available for sale                                           1,230       1,737       3,416
  Principal repayments of mortgage-backed securities held to
    maturity                                                       247         675         990
  Increase in loans                                             (7,801)    (18,263)       (450)
  Proceeds from the sale of real estate owned                      218         557          85
  Net additions to office properties and equipment                 (53)       (161)       (283)
----------------------------------------------------------------------------------------------
      Net cash provided (used) by investing activities           2,472     (30,586)     (9,938)
----------------------------------------------------------------------------------------------
Financing activities:
  Net increase in demand and club accounts                         216       3,387       1,840
  Net increase in time deposit accounts                         12,757       7,158       4,888
  Net (decrease) increase in FHLB advances                     (11,798)     13,395       2,996
  (Decrease) increase in advance deposits by borrowers for
    taxes and insurance                                           (242)         72        (123)
  Stock options exercised                                           98          27         155
  Acquisition of treasury stock                                   (842)     (2,441)       (644)
  Dividends paid                                                (1,332)     (1,358)     (1,313)
----------------------------------------------------------------------------------------------
      Net cash (used) provided by financing activities          (1,143)     20,240       7,799
----------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                          4,796      (7,193)        734
Cash and cash equivalents at beginning of period                 4,918      12,111      11,377
----------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                    $  9,714    $  4,918    $ 12,111
==============================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
----------------------------------------------------------------------------------------------
Cash paid during the period for:
  Interest on savings deposits                                $  8,123    $  7,387    $  7,082
  Interest on FHLB advances                                      1,904       1,344       1,005
  Income taxes                                                   1,836       1,579       1,535
Transfer of loans to real estate owned                             493         204         335
Cash paid during the period for interest includes interest credited on deposits of $7,052,
$6,455, and $6,178 for the years ended June 30, 2001, 2000 and 1999, respectively.
==============================================================================================

See accompanying notes to consolidated financial statements.

                       LOGO    LAUREL CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share data)

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

CONSOLIDATION
     The consolidated financial statements include the accounts of Laurel Capital Group, Inc. and its wholly-owned subsidiary, Laurel Savings Bank, after elimination of inter-company accounts and transactions.

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

PROVISION FOR LOAN LOSSES
     Provisions for loan losses are charged to operations in amounts that result in an allowance appropriate, in management's judgment, to cover probable losses inherent in the loan portfolio based on past and expected loss experience and economic conditions.

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

The following table sets forth the computation of basic and diluted earnings per share:

                                                                    June 30,
                                                     2001               2000               1999
-----------------------------------------------------------------------------------------------
Basic earnings per share:
  Net income                                   $    3,639         $    3,408         $    3,183
  Weighted average shares outstanding           1,963,365          2,107,711          2,188,014
  Earnings per share                           $     1.85         $     1.62         $     1.45
Diluted earnings per share:
  Net income                                   $    3,639         $    3,408         $    3,183
  Weighted average shares outstanding           1,963,365          2,107,711          2,188,014
  Dilutive effect of employee stock options        73,244             72,779            106,310
-----------------------------------------------------------------------------------------------
Diluted weighted average shares outstanding     2,036,609          2,180,490          2,294,324
  Earnings per share                           $     1.79         $     1.56         $     1.39
===============================================================================================

Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

COMPREHENSIVE INCOME
     The Company reports comprehensive income in accordance with SFAS No. 130 which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. For the fiscal years ended June 30, 2001, 2000 and 1999, the Company's total comprehensive income was $4,977, $2,591 and $2,703, respectively. Total comprehensive income is comprised of net income of $3,639, $3,408 and $3,183, respectively, and other comprehensive income (loss) of $1,338, $(817) and $(480), net of tax, respectively. Other comprehensive income consists of unrealized gains and losses on investment securities and mortgage-backed securities available for sale.

RECLASSIFICATION
     Certain items previously reported have been reclassified to conform with the current year's reporting format.

(2) INVESTMENT SECURITIES

Investment securities held to maturity are comprised of the following:

                                                                 Gross              Gross
                                          Amortized         Unrealized         Unrealized         Market
                            Face/Par           Cost       Appreciation       Depreciation          Value
--------------------------------------------------------------------------------------------------------
AT JUNE 30, 2001:
  Corporate notes and
     commercial paper        $13,945        $13,937               $226               $ 34        $14,129
========================================================================================================
AT JUNE 30, 2000:
  Corporate notes and
     commercial paper        $21,945        $21,931               $ --               $787        $21,144
========================================================================================================

                                                                       Amortized    Market
                                                            Face/Par        Cost     Value
------------------------------------------------------------------------------------------
At June 30, 2001, the contractual maturities of the debt
 securities held to maturity are:
  Due after one year through five years                      $ 1,500     $ 1,500   $ 1,526
  Due after five years through ten years                       5,000       4,999     5,065
  Due after ten years                                          7,445       7,438     7,538
------------------------------------------------------------------------------------------
                                                             $13,945     $13,937   $14,129
==========================================================================================

Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

Investment securities available for sale are comprised of the following:

                                                                          Gross             Gross
                                                    Amortized        Unrealized        Unrealized       Market
                                      Face/Par           Cost      Appreciation      Depreciation        Value
--------------------------------------------------------------------------------------------------------------
AT JUNE 30, 2001:
  Municipal obligations                $21,275        $20,335              $286            $  230      $20,391
  Federal National Mortgage
    Association preferred stock            250            250                 1                --          251
  Federal Home Loan Mortgage
    Corporation preferred stock            750            750                 6                --          756
  Federal National Mortgage
    Association Stock                      249            249               176                --          425
  Federal Home Loan Mortgage
    Corporation stock                      199            199               141                --          340
  SLM Student Loan Trust                   461            445                16                --          461
  Standard Insurance Company
    stock                                    4              4                 4                --            8
  Shay Financial Services ARM
    Fund                                17,179         17,179                --                49       17,130
--------------------------------------------------------------------------------------------------------------
                                       $40,367        $39,411              $630            $  279      $39,762
==============================================================================================================
AT JUNE 30, 2000:
  Municipal obligations                $22,535        $21,500              $112            $1,137      $20,475
  Federal National Mortgage
    Association preferred stock            250            250                --                 1          249
  Federal Home Loan Mortgage
    Corporation preferred stock            250            250                --                 1          249
  Federal National Mortgage
    Association stock                      723            723                12                83          652
  Federal Home Loan Mortgage
    Corporation stock                      590            590                 4                88          506
  SLM Student Loan Trust                   625            606                18                --          624
  Standard Insurance Company
    stock                                    4              4                 1                --            5
  Shay Financial Services ARM
    Fund                                16,137         16,137                --               232       15,905
--------------------------------------------------------------------------------------------------------------
                                       $41,114        $40,060              $147            $1,542      $38,665
==============================================================================================================

                                                                               Amortized       Market
                                                              Face/Par              Cost        Value
-----------------------------------------------------------------------------------------------------
At June 30, 2001, the contractual maturities of the debt
 securities available for sale are:
  Due after five years through ten years                       $   876           $   855      $   878
  Due after ten years                                           20,860            19,925       19,974
-----------------------------------------------------------------------------------------------------
                                                               $21,736           $20,780      $20,852
=====================================================================================================

The Federal National Mortgage Association preferred and common stock, Federal Home Loan Mortgage Corporation preferred and common stock, Standard Insurance Company stock and Shay Financial Services ARMs Fund have no stated maturity.

Proceeds from the sale of investment securities available for sale during 2001, 2000 and 1999 were $1,097, $-- and $3,581, respectively.

Gross gains of $82, $-- and $296 were realized on these sales in 2001, 2000 and 1999, respectively.

There were no realized losses in 2001, 2000 and 1999.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(3) MORTGAGE-BACKED SECURITIES

Mortgage-backed securities held to maturity were comprised of the following:

                                                          Gross                  Gross
                               Amortized             Unrealized             Unrealized         Market
At June 30, 2001                    Cost           Appreciation           Depreciation          Value
-----------------------------------------------------------------------------------------------------
Federal National Mortgage
  Association REMIC                 $ 57                    $ 2                    $--           $ 59
Federal Home Loan Mortgage
  Corporation REMIC                   93                     --                     --             93
-----------------------------------------------------------------------------------------------------
                                    $150                    $ 2                    $--           $152
=====================================================================================================
At June 30, 2000
-----------------------------------------------------------------------------------------------------
Federal National Mortgage
 Association REMIC                  $ 74                    $ 2                    $--           $ 76
Federal Home Loan Mortgage
  Corporation REMIC                  323                     --                      3            320
-----------------------------------------------------------------------------------------------------
                                    $397                    $ 2                    $ 3           $396
=====================================================================================================

Mortgage-backed securities available for sale were comprised of the following:

                                                          Gross                  Gross
                               Amortized             Unrealized             Unrealized         Market
At June 30, 2001                    Cost           Appreciation           Depreciation          Value
-----------------------------------------------------------------------------------------------------
Government National
  Mortgage Association           $ 3,424                   $ 92                  $  --        $ 3,516
Federal National Mortgage
  Association                      3,027                     19                      9          3,037
Federal Home Loan Mortgage
  Corporation                        818                     15                     --            833
Federal Home Loan Mortgage
  Corporation REMIC                2,578                     34                     --          2,612
-----------------------------------------------------------------------------------------------------
                                 $ 9,847                   $160                   $  9        $ 9,998
=====================================================================================================
At June 30, 2000
-----------------------------------------------------------------------------------------------------
Government National
 Mortgage Association            $ 4,197                   $ 37                   $ 54        $ 4,180
Federal National Mortgage
  Association                      3,318                      3                    126          3,195
Federal Home Loan Mortgage
  Corporation                        979                      1                     17            963
Federal Home Loan Mortgage
  Corporation REMIC                2,584                     25                     --          2,609
-----------------------------------------------------------------------------------------------------
                                 $11,078                   $ 66                   $197        $10,947
=====================================================================================================

Prepayments may shorten the lives of these mortgage-backed securities.

There were no sales of mortgage-backed securities available for sale during 2001, 2000 and 1999.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(4) LOANS RECEIVABLE

Loans receivable are comprised of the following:

                                                                               June 30,
                                                                  2001             2000
---------------------------------------------------------------------------------------
First mortgage loans:
  Conventional:
     1 to 4 family dwellings                                  $130,010         $125,242
     Multi-family dwellings                                      2,892            2,476
     Commercial                                                  5,051            5,391
---------------------------------------------------------------------------------------
                                                               137,953          133,109
  Guaranteed or insured                                             29               34
---------------------------------------------------------------------------------------
Total long term with monthly amortization                      137,982          133,143
  Construction and development loans                            10,763           10,167
---------------------------------------------------------------------------------------
                                                               148,745          143,310
Less: Loans in process                                          (6,160)          (7,796)
    Deferred loan fees                                             (66)            (224)
---------------------------------------------------------------------------------------
                                                               142,519          135,290
---------------------------------------------------------------------------------------
Commercial loans                                                 1,707              919
Consumer loans:
  Loans secured by savings accounts                                251              211
  Installment loans                                             34,190           34,899
---------------------------------------------------------------------------------------
                                                                36,148           36,029
---------------------------------------------------------------------------------------
                                                               178,667          171,319
Less: Allowance for loan losses                                 (1,759)          (1,798)
---------------------------------------------------------------------------------------
                                                              $176,908         $169,521
=======================================================================================

At June 30, 2001 and 2000, the Company had a commitment to sell its guaranteed student loan portfolio totaling $1,701 and $1,514, respectively.

Outstanding commitments to originate loans:

                                                                        June 30,
                                                                  2001             2000
---------------------------------------------------------------------------------------
First mortgage loans:
  Fixed rates (6.625% to 7.25% and 8.25% to 8.75%)              $2,008           $  952
  Variable rates                                                   457            2,627
---------------------------------------------------------------------------------------
                                                                 2,465            3,579
Other loans -- fixed rates                                         509              525
Unused lines of credit                                           4,353            4,983
---------------------------------------------------------------------------------------
                                                                $7,327           $9,087
=======================================================================================

The Company's customers have unused lines of credit as follows: secured (home equity) lines of credit, builder lines of credit and all other lines of credit. The amount available at June 30, 2001 for each type was $3,165, $351 and $837, respectively. The amount available at June 30, 2000 for each type was $3,120, $578 and $1,285, respectively. The interest rate for each loan is based on the prevailing market conditions at the time of funding.

The Company serviced loans for others of $456, $481 and $762 at June 30, 2001, 2000 and 1999, respectively. These loans serviced for others are not assets of the Company and are appropriately excluded from the Company's financial statements. Fidelity bond and errors and omission insurance coverage is maintained with respect to these loans.

At June 30, 2001, 99.86% of the Company's net mortgage loan portfolio was secured by properties located in Pennsylvania. The Company does not believe it has significant concentrations of credit risk to any one group of borrowers given its underwriting and collateral requirements.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(5) ALLOWANCE FOR LOSSES ON LOANS

Changes in the allowance for losses on loans are as follows:

--------------------------------------------------------------------
Balance at June 30, 1998                                      $1,852
Provision for losses                                              18
Charge-offs                                                      (61)
Recoveries                                                        57
--------------------------------------------------------------------
Balance at June 30, 1999                                      $1,866
Provision for losses                                              18
Charge-offs                                                      (99)
Recoveries                                                        13
--------------------------------------------------------------------
Balance at June 30, 2000                                      $1,798
Provision for losses                                              18
Charge-offs                                                      (75)
Recoveries                                                        18
--------------------------------------------------------------------
Balance at June 30, 2001                                      $1,759
====================================================================

Management believes that the allowance for losses on loans was appropriate at June 30, 2001. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgements about information available to them at the time of their examination.

At June 30, 2001 and 2000, the recorded investment in loans that are considered to be impaired under SFAS 114 was $214 and $332, respectively. At June 30, 2001 the $214 of impaired loans, as a result of write-downs, do not have an allowance for loan losses. Included in the amount at June 30, 2000 is $79 of impaired loans for which the related allowance for loan losses is $3 and $253 of impaired loans that, as a result of write-downs, do not have an allowance for loan losses. The average recorded investment in impaired loans during the fiscal years ended June 30, 2001, 2000 and 1999 was approximately $303, $304 and $291, respectively. For the fiscal years ended June 30, 2001, 2000 and 1999, the Company recognized interest income on those impaired loans of $1, $3 and $6, respectively, which was recognized using the cash basis of income recognition.

Non-accrual loans at June 30, 2001, 2000 and 1999 were approximately $523, $560 and $476, respectively. The foregone interest on these loans for the fiscal years ended June 30, 2001, 2000 and 1999 was approximately $42, $64 and $48, respectively. The amount of interest income on such loans actually included in income in fiscal 2001, 2000 and 1999 was $20, $11 and $15, respectively. There were no commitments to lend additional funds to borrowers whose loans were in non-accrual status.

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

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(7) OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment are summarized by major classifications as follows:

                                                                       June 30,
                                                                 2001            2000
-------------------------------------------------------------------------------------
Land and land improvements                                    $   412         $   412
Office buildings and improvements                               2,129           2,123
Furniture, fixtures and equipment                                 991             944
-------------------------------------------------------------------------------------
  Total, at cost                                                3,532           3,479
Less accumulated depreciation                                  (2,261)         (2,066)
-------------------------------------------------------------------------------------
                                                              $ 1,271         $ 1,413
=====================================================================================

Depreciation expense for the periods ended June 30, 2001, 2000 and 1999 was $195, $206 and $147, respectively.

(8) SAVINGS DEPOSITS

Savings deposit balances and interest rates are summarized as follows:

                                                       Weighted Average
                               Interest Rate            Interest Rate
                                     at                   at June 30,                June 30,
                               June 30, 2001            2001       2000           2001       2000
-------------------------------------------------------------------------------------------------
Demand and club accounts        1.00 to 2.15%           2.13%      2.13%      $ 30,401   $ 31,257
Money market deposit
  accounts                         0 to 2.38            2.25       2.24         15,756     15,812
NOW deposits                       0 to 1.50            0.98       1.02         30,177     29,049
-------------------------------------------------------------------------------------------------
                                                                                76,334     76,118
-------------------------------------------------------------------------------------------------
Time deposits:                  3.01 to 4.00                                     2,211        679
                                4.01 to 5.00                                    24,967     24,904
                                5.01 to 6.00                                    38,432     44,660
                                6.01 to 7.00                                    60,481     44,331
                                7.01 to 8.00                                     3,211      1,936
                                8.01 to 9.00                                         0         35
-------------------------------------------------------------------------------------------------
                                                        5.80       5.67        129,302    116,545
-------------------------------------------------------------------------------------------------
                                                        4.28%      4.11%      $205,636   $192,663
=================================================================================================

At June 30, 2001 and 2000, time deposits with balances in excess of $100,000 amounted to $4.1 million and $2.1 million, respectively.

The contractual maturity of time deposits is as follows:

                                                                        June 30,
                                                                  2001             2000
---------------------------------------------------------------------------------------
Under 12 months                                               $ 64,031         $ 61,679
12 months to 24 months                                          39,569           28,840
24 months to 36 months                                          13,766           15,883
36 months to 48 months                                           2,290            1,187
48 months to 60 months                                           2,429            2,384
Over 60 months                                                   7,217            6,572
---------------------------------------------------------------------------------------
                                                              $129,302         $116,545
=======================================================================================
Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

Interest expense by deposit category is as follows:

                                                               Years ended June 30,
                                                       2001             2000             1999
---------------------------------------------------------------------------------------------
Passbook and club accounts                           $  629           $  651           $  635
Money market deposit accounts                           350              354              354
NOW accounts                                            282              276              267
Time deposits                                         7,021            6,010            5,803
---------------------------------------------------------------------------------------------
                                                     $8,282           $7,291           $7,059
=============================================================================================

(9) FEDERAL HOME LOAN BANK ADVANCES

FHLB advances are summarized as follows:

                                                      Interest              June 30,
Due date                                                  Rate          2001         2000
-----------------------------------------------------------------------------------------
July 3, 2000                                              7.00       $    --      $14,500
November 24, 2000                                         5.80            --          793
February 20, 2008                                         5.48         3,000        3,000
December 18, 2008                                         5.15         3,000        3,000
October 22, 2009                                          5.52                      1,500
June 30, 2010                                             6.18        10,500       10,500
December 1, 2010                                          5.64         5,000           --
November 13, 2015                                         6.51           126          131
-----------------------------------------------------------------------------------------
                                                                     $21,626      $33,424
=========================================================================================

Under a blanket collateral pledge agreement, the Bank has pledged as collateral for advances from the FHLB of Pittsburgh certain qualifying collateral, such as mortgage-backed securities and loans, with weighted collateral values determined by the FHLB of Pittsburgh equal to at least the unpaid amount of outstanding advances.

The Bank has an available line of credit with the FHLB of Pittsburgh equal to its maximum borrowing capacity less any outstanding advances. As of June 30, 2001 this was approximately $121 million. There are no commitment fees associated with this line of credit. When used, interest is charged at the FHLB's posted rates, which change daily, and the loan can be repaid at any time. The Bank has yet to use this credit line and has no plans to do so in the immediate future.

(10) INCOME TAXES

Total income tax expense for the years ended June 30, 2001, 2000 and 1999 consisted of:

                                                            2001        2000        1999
----------------------------------------------------------------------------------------
Current:
  Federal                                                 $1,434      $1,358      $1,392
  State                                                      275         226         332
----------------------------------------------------------------------------------------
                                                           1,709       1,584       1,724
----------------------------------------------------------------------------------------
Deferred:
  Federal                                                    (46)        (60)        (63)
----------------------------------------------------------------------------------------
                                                          $1,663      $1,524      $1,661
========================================================================================
Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

Total income tax provision for the years ended June 30, 2001, 2000 and 1999 was allocated as follows:

                                                            2001        2000        1999
----------------------------------------------------------------------------------------
Income                                                    $1,663      $1,524      $1,661
Stockholders' equity:
  Accumulated other comprehensive income (loss)              690        (420)       (247)
----------------------------------------------------------------------------------------
                                                          $2,353      $1,104      $1,414
========================================================================================

A reconciliation from the expected statutory income tax rate to the actual effective tax rate expressed as a percentage of pre-tax income for the years ended June 30, 2001, 2000 and 1999 is as follows:

                                                             2001      2000      1999
-------------------------------------------------------------------------------------
Expected federal tax rate                                    34.0%     34.0%     34.0%
State taxes, net of federal tax benefit                       3.4       3.0       4.5
Other, net                                                   (0.4)     (0.2)       .1
Tax exempt income, net                                       (5.6)     (5.9)     (4.3)
-------------------------------------------------------------------------------------
                                                             31.4%     30.9%     34.3%
=====================================================================================

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities and the related valuation allowances as of June 30, 2001 and 2000 are as follows:

                                                               2001        2000
-------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
  Deferred loan fees                                          $  80      $  103
  Loan loss reserve                                             531         478
  Investment securities                                          --         518
  Other                                                         186         157
-------------------------------------------------------------------------------
  Gross deferred tax assets                                     797       1,256
  Valuation allowance                                            --          --
-------------------------------------------------------------------------------
  Net deferred tax asset                                        797       1,256
DEFERRED TAX LIABILITIES:
  Property, plant and equipment                                 (97)        (85)
  Prepaid expense                                               (22)        (21)
  Investment securities                                        (172)         --
-------------------------------------------------------------------------------
Gross deferred tax liability                                   (291)       (106)
-------------------------------------------------------------------------------
Net deferred tax asset                                        $ 506      $1,150
===============================================================================

The Company has determined that no valuation reserve is necessary for any deferred tax asset since it is more likely than not that the deferred tax assets will be realized through carryback to taxable income in prior years, future reversals of existing differences and to a lesser extent, through future taxable income. SFAS 109 treats tax basis bad debt reserves established after 1987 as temporary differences on which deferred income taxes have been provided. Deferred taxes are not required to be provided on tax bad debt reserves recorded in 1987 and prior years (base year bad debt reserves). Approximately $2,217 of the balances in retained earnings at June 30, 2001 represent base year bad debt deductions for tax purposes only. No provision for federal income tax has been made for such amount. Should amounts previously claimed as bad debt deduction be used for any purpose other than to absorb bad debts (which is not anticipated), tax liabilities will be incurred at the rate then in effect.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

[11] STOCKHOLDERS' EQUITY

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary - actions by regulators, that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of June 30, 2001, the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2001, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The following table sets forth certain information concerning the Bank's regulatory capital at June 30, 2001 and 2000.

                                             JUNE 30, 2001                   JUNE 30, 2000
                                                 Tier I   Tier II                Tier I   Tier II
                                       Tier I     Risk-     Risk-      Tier I     Risk-     Risk-
                                         Core     Based     Based        Core     Based     Based
                                      Capital   Capital   Capital     Capital   Capital   Capital
--------------------------------------------------------------------------------------------------
Equity Capital (1)                    $24,626   $24,626   $24,626     $23,344   $23,344   $23,344
Plus general valuation
  allowances (2)                                            1,735                           1,774
Plus allowable unrealized gains                               126                              --
--------------------------------------------------------------------------------------------------
    Total regulatory capital           24,626    24,626    26,487      23,344    23,344    25,118
Minimum required capital               10,230     5,552    11,104       9,902     5,676    11,353
--------------------------------------------------------------------------------------------------
    Excess regulatory capital         $14,396   $19,074   $15,383     $13,442   $17,668   $13,765
--------------------------------------------------------------------------------------------------
Minimum required capital to be well
  capitalized under Prompt
  Corrective Action Provisions        $12,788   $ 8,327   $13,878     $12,378   $ 8,513   $14,188
==================================================================================================
Regulatory capital as a percentage
  (3)                                    9.63%    17.74%    19.09%       9.43%    16.45%    17.70%
Minimum required capital percentage      4.00      4.00      8.00        4.00      4.00      8.00
--------------------------------------------------------------------------------------------------
    Excess regulatory capital
       Percentage                        5.63%    13.74%    11.09%       5.43%    12.45%     9.70%
--------------------------------------------------------------------------------------------------
Minimum required capital percentage
  to be well capitalized under
  Prompt Corrective Action
  Provisions                             5.00%     6.00%    10.00%       5.00%     6.00%    10.00%
==================================================================================================

(1) Represents equity capital of the Bank as reported to the Federal Financial Institutions Examination Council on Form 041 for the quarters ended June 30, 2001 and 2000.

(2) Limited to 1.25% of risk weighted assets.

(3) Tier I capital is calculated as a percentage of adjusted total average assets of $255,754 and $247,551 at June 30, 2001 and 2000, respectively. Tier I and Tier II risk-based capital are calculated as a percentage of adjusted risk-weighted assets of $138,782 and $141,884 at June 30, 2001 and 2000, respectively.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(12) EMPLOYEE BENEFIT PLANS

The Company sponsors a defined contribution plan in which substantially all employees participate. The plan requires employer contributions of five percent of total compensation of each participant. Employees are also permitted to make contributions. Total plan expense was $75, $73 and $67 during fiscal 2001, 2000, and 1999, respectively.

The Bank sponsors a nonqualified deferred compensation plan for key officers of the Bank. This plan is structured as a "rabbi trust." The amount of compensation to be deferred under the plan is determined each year by the officers.

(13) STOCK COMPENSATION PROGRAMS

In fiscal 1988, the Company adopted an Employee Stock Compensation Program under which shares of common stock could be issued. Under the 1988 Program, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the option. There are no remaining shares available to be granted under the terms of the 1998 Program.

In fiscal 1994, the Company adopted the 1993 Key Employee Stock Compensation Program ("1993 Employee Program") and the 1993 Directors' Stock Option Plan ("1993 Directors Plan"). Under the 1993 Employee Program, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the options. At June 30, 2001, there were 10,405 remaining shares available to be granted as determined by the Program Administrators. Under the 1993 Directors' Plan, each person who served as a non-employee Director of the Company immediately following the adjournment of such annual meeting was granted as of such date an option to purchase 1,405 shares of common stock exercisable at a price equal to the fair market value on the date of the grant. There are no remaining shares available to be granted under the terms of the 1993 Directors' Plan.

In fiscal 1997, the Company adopted the 1996 Key Employee Stock Compensation Program ("1996 Employee Program") and the 1996 Directors' Stock Option Plan ("1996 Directors' Plan"). Under the 1996 Employee Program, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the options. During fiscal 1999, options to purchase 52,500 shares of common stock were granted to key employees at a price equal to the fair market value on the date of the grant. Such stock options will be vested and exercisable over four years at the rate of 25% per year. At June 30, 2001, there were 33,511 remaining shares available to be granted as determined by the Program Administrators. Under the 1996 Directors' Plan, each person who served as a non-employee director of the Company immediately following the adjournment of the 1996 annual meeting was granted as of such date an option to purchase 4,722 shares of common stock exercisable at a price equal to the fair market value on the date of the grant. All of the 28,332 options granted under the 1996 Directors' Plan have vested and are exercisable. There are no remaining shares available to be granted under the terms of the 1996 Directors' Plan.

In fiscal 2001, the Company adopted the 2000 Stock Compensation Program ("2000 Plan"). Under the 2000 Plan, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the options. During fiscal 2001, each person who served as a non-employee director of the Company immediately following the adjournment of the 2000 annual meeting was granted as of such date an option to purchase 3,953 shares of common stock exercisable at a price equal to the fair market value on the date of the grant. At June 30, 2001 there were 71,161 remaining shares available to be granted as determined by the Program Administrators.

Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

Each option granted under all six stock option plans will expire no later than 10 years from the date on which the option was or is granted. For the periods presented, options granted for all plans were granted at the fair market value at the date of the grant.

                                    Average         1993    Average           1993    Average      1996    Average       1996
                             1988  Exercise     Employee   Exercise       Director   Exercise  Employee   Exercise   Director
                          Program     Price      Program      Price           Plan      Price   Program      Price       Plan
-----------------------------------------------------------------------------------------------------------------------------
June 30, 1998              64,747     $6.54      109,037      $9.52         36,530     $11.31        --         --     28,332
Granted                        --        --           --         --          8,430      19.50    52,500      15.75         --
Exercised                  (8,068)     6.49      (10,070)      9.40         (1,105)      7.91        --         --         --
Forfeited                      --        --           --         --             --         --        --         --         --
-----------------------------------------------------------------------------------------------------------------------------
June 30, 1999              56,679     $6.54       98,967      $9.53         43,855     $12.97    52,500     $15.75     28,332
Granted                        --        --           --         --          4,236      14.69        --         --         --
Exercised                  (4,532)     5.15         (142)      8.44           (300)      7.91        --         --         --
Forfeited                  (5,935)       --           --         --             --         --    (1,000)        --         --
-----------------------------------------------------------------------------------------------------------------------------
June 30, 2000              46,212     $6.63       98,825      $9.53         47,791     $13.15    51,500     $15.75     28,332
Granted                        --        --           --         --             --         --        --         --         --
Exercised                 (17,824)     4.60         (562)      8.44         (1,205)      9.30        --         --         --
Forfeited                    (843)       --           --         --             --         --        --         --         --
-----------------------------------------------------------------------------------------------------------------------------
June 30, 2001              27,545     $7.91       98,263      $9.54         46,586     $13.25    51,500     $15.75     28,332
------------------------------------------------------------------------------------------------------------------- ---------
Actual contractual
 life remaining in
 years                        2.6                    3.4                       5.5                  7.9                   5.4
Option price per
 share               $7.38-$11.00           $8.44-$10.92              $7.38-$19.50                          $15.75     $10.59
Options available
 to be granted at
 June 30, 2001                 --                 10,405                        --               33,511                    --
=============================================================================================================================

                      Average               Average
                     Exercise      2000    Exercise
                        Price      Plan       Price
---------------------------------------------------
June 30, 1998          $10.59        --          --
Granted                    --        --          --
Exercised                  --        --          --
Forfeited                  --        --          --
---------------------------------------------------
June 30, 1999          $10.59        --          --
Granted                    --        --          --
Exercised                  --        --          --
Forfeited                  --        --          --
---------------------------------------------------
June 30, 2000          $10.59        --          --
Granted                    --    23,718      $14.00
Exercised                  --        --          --
Forfeited                  --        --          --
---------------------------------------------------
June 30, 2001          $10.59    23,718      $14.00
---------------------------------------------------
Actual contractual
 life remaining in
 years                              9.3
Option price per
 share                           $14.00
Options available to
 be granted at June
 30, 2001                        71,161
===================================================

Using a Black-Scholes option valuation model, the weighted-average fair value of options granted during fiscal 2001 under the 2000 Plan was $2.25. The fair value of options granted during fiscal 2000 under the 1993 Directors' Plan was $2.71. The fair value of options granted during fiscal 1999 under the 1993 Director Plan and the 1996 Employee Program was $4.04 and $3.27, respectively.

At June 30, 2001, 2000 and 1999, 247,259, 242,759 and 238,508 shares were immediately exercisable at average prices of $11.29, $10.37 and $9.86, respectively.

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

                                                                     June 30
                                                            2001        2000        1999
----------------------------------------------------------------------------------------
Net income
  As reported                                             $3,639      $3,408      $3,183
  Pro forma                                               $3,589      $3,351      $3,140
----------------------------------------------------------------------------------------
Basic earnings per share
  As reported                                              $1.85       $1.62       $1.45
  Pro forma                                                $1.83       $1.59       $1.43
----------------------------------------------------------------------------------------
Diluted earnings per share
  As reported                                              $1.79       $1.56       $1.39
  Pro forma                                                $1.76       $1.53       $1.37
========================================================================================
Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation Model with the following weighted-average assumptions for 2001, 2000 and 1999, respectively: risk-free interest rates of 5.54%, 6.12% and 6.01%; dividend yields of 4.9%, 4.8% and 3.8%; volatility factors of the expected market price of the Company's common stock of 20.8%, 22.9% and 20.9%; and a weighted-average expected life of the options of 7 years. The pro forma net income and earnings per share amounts in the table above reflect only options granted subsequent to July 1, 1996. Therefore, the full impact of calculating the cost for stock options under the fair value method of SFAS 123 is not reflected in the pro forma net income and earnings per share amounts presented above because compensation cost is reflected over the options' vesting periods and compensation cost for options granted prior to July 1, 1996 is not considered.

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

(14) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                  Three Month Periods Ended
2000/2001:                            September 30    December 31    March 31    June 30
----------------------------------------------------------------------------------------
Interest income                             $4,590         $4,674      $4,612     $4,504
Interest expense                             2,553          2,679       2,549      2,475
----------------------------------------------------------------------------------------
Net interest income before
  provision for loan losses                  2,037          1,995       2,063      2,029
Provision for loan losses                        5              4           4          5
Other income                                   206            599         195        231
Operating expenses                           1,023          1,023       1,021        968
----------------------------------------------------------------------------------------
Income before income taxes                   1,215          1,567       1,233      1,287
Provision for income taxes                     372            511         374        406
----------------------------------------------------------------------------------------
Net income                                  $  843         $1,056      $  859     $  881
========================================================================================
Earnings per share:
  Basic                                     $ 0.43         $ 0.54      $ 0.44     $ 0.45
  Diluted                                   $ 0.41         $ 0.52      $ 0.42     $ 0.43
========================================================================================
Dividends per share                         $ 0.17         $ 0.17      $ 0.17     $ 0.17
========================================================================================
1999/2000:
----------------------------------------------------------------------------------------
Interest income                             $4,019         $4,053      $4,154     $4,384
Interest expense                             2,039          2,082       2,158      2,302
----------------------------------------------------------------------------------------
Net interest income before
  provision for loan losses                  1,980          1,971       1,996      2,082
Provision for loan losses                        5              4           4          5
Other income                                   203            201         199        237
Operating expenses                           1,000            998         934        987
----------------------------------------------------------------------------------------
Income before income taxes                   1,178          1,170       1,257      1,327
Provision for income taxes                     363            365         388        408
----------------------------------------------------------------------------------------
Net income                                  $  815         $  805      $  869     $  919
========================================================================================
Earnings per share:
  Basic                                     $ 0.38         $ 0.38      $ 0.41     $ 0.45
  Diluted                                   $ 0.36         $ 0.36      $ 0.40     $ 0.44
========================================================================================
Dividends per share                         $ 0.16         $ 0.16      $ 0.16     $ 0.16
========================================================================================
As a result of rounding, the sum of quarterly amounts may not equal the annual amounts.

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

At June 30, 2001 the estimated fair value of investment securities held to maturity exceeded the net carrying value by approximately $192. At June 30, 2000, the net carrying value of investment securities held to maturity exceeded the estimated fair value by approximately $787. At June 30, 2001 the estimated fair value of mortgage-backed securities held to maturity exceeded the net carrying value by approximately $2. At June 30, 2000 the net carrying value of mortgage-backed securities held to maturity exceeded the fair market value by approximately $1. Estimated fair values are based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. Refer to Notes 2 and 3 herein for the detail on breakdowns by type of investment and mortgage-backed securities.

The fair value of loans and loans held for sale exceeded the carrying value by approximately $3,602 and $2,705 at June 30, 2001 and 2000, respectively. Loans with comparable characteristics including collateral and repricing structures were segregated for valuation purposes. Each loan pool was separately valued utilizing a discounted cash flow analysis. Projected monthly cash flows were discounted to present value using a market rate for comparable loans. Characteristics of comparable loans included remaining term, coupon interest and estimated prepayment speeds.

The carrying amounts and estimated fair values of deposits at June 30, 2001 and 2000 were as follows:

                                              June 30, 2001                       June 30, 2000
                                        Carrying        Estimated           Carrying        Estimated
                                          Amount       Fair Value             Amount       Fair Value
-----------------------------------------------------------------------------------------------------
Non-interest-bearing:
  Demand accounts                       $ 10,022         $ 10,022           $  8,652         $  8,652
Interest-bearing:
  Now and MMDA accounts                   35,911           35,911             36,209           36,209
  Passbook accounts                       30,401           30,401             31,257           31,257
  Time deposits                          129,302          130,490            116,545          114,530
-----------------------------------------------------------------------------------------------------
     Total Deposits                     $205,636         $206,824           $192,663         $190,648
=====================================================================================================

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

The carrying amounts and estimated fair values of borrowed funds at June 30, 2001 and 2000 were as follows:

                                              June 30, 2001                       June 30, 2000
                                        Carrying        Estimated           Carrying        Estimated
                                          Amount       Fair Value             Amount       Fair Value
-----------------------------------------------------------------------------------------------------
Borrowed funds:
  FHLB advances                         $ 21,626         $ 22,429           $ 33,424         $ 33,046
=====================================================================================================

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

There is no material difference between the carrying value and the estimated fair value of the Company's off-balance sheet items which totaled $7.3 million and $9.1 million at June 30, 2001 and 2000, respectively, and are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.

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

(16) LAUREL CAPITAL GROUP, INC.
       (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                                               June 30,     June 30,
STATEMENT OF FINANCIAL CONDITION                                   2001         2000
------------------------------------------------------------------------------------
ASSETS
Cash                                                            $ 1,179      $   591
Other assets                                                         --           --
------------------------------------------------------------------------------------
Investment in Laurel Savings Bank                                24,957       22,724
     Total assets                                               $26,136      $23,315
====================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Other accrued expenses                                          $    (2)     $    69
------------------------------------------------------------------------------------
                                                                     (2)          69
------------------------------------------------------------------------------------
Stockholders' equity                                             26,138       23,246
------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                 $26,136      $23,315
====================================================================================

                                                         June 30,    June 30,    June 30,
STATEMENT OF OPERATIONS                                      2001        2000        1999
-----------------------------------------------------------------------------------------
Dividends from subsidiary                                  $2,833      $3,860      $1,967
Other income                                                   --          --          57
Equity in undistributed income of Laurel Savings Bank         903        (377)      1,248
-----------------------------------------------------------------------------------------
                                                            3,736       3,483       3,272
-----------------------------------------------------------------------------------------
Operating expenses                                            141         113          94
-----------------------------------------------------------------------------------------
Income before income taxes                                  3,595       3,370       3,178
Provision (credit) for income taxes                           (44)        (38)         (5)
-----------------------------------------------------------------------------------------
Net income                                                 $3,639      $3,408      $3,183
=========================================================================================
Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

                                                    June 30,    June 30,    June 30,
STATEMENT OF CASH FLOWS                                 2001        2000        1999
------------------------------------------------------------------------------------
Net income                                           $ 3,639     $ 3,408     $ 3,183
Undistributed income of Laurel Savings Bank             (903)        377      (1,248)
  Adjustments to reconcile net income to net cash
     provided by operating activities:
       Other -- net                                      (72)         75          32
------------------------------------------------------------------------------------
  Net cash provided by operating activities            2,664       3,860       1,967
------------------------------------------------------------------------------------
Financing activities:
  Acquisition of treasury stock                         (842)     (2,441)       (644)
  Stock options exercised                                 98          27         155
  Dividends paid                                      (1,332)     (1,358)     (1,313)
------------------------------------------------------------------------------------
  Net cash used by financing activities               (2,076)     (3,772)     (1,802)
------------------------------------------------------------------------------------
Net change in cash and cash equivalents                  588          88         165
------------------------------------------------------------------------------------
Cash and cash equivalents at the beginning of the
  period                                             $   591     $   503     $   338
Net change during the period                             588          88         165
------------------------------------------------------------------------------------
Cash and cash equivalents at the end of the
  period                                             $ 1,179     $   591     $   503
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

                       LOGO    LAUREL CAPITAL GROUP, INC.

SELECTED FIVE YEAR FINANCIAL DATA
--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

FINANCIAL CONDITION DATA:

                                                         June 30,
                                     2001        2000        1999        1998        1997
-----------------------------------------------------------------------------------------
Total assets                     $258,012    $254,073    $231,474    $220,986    $211,987
Loans, net                        176,908     169,521     151,390     151,124     144,670
Loans held for sale                 1,701       1,514       1,562       1,633       1,827
Mortgage-backed securities held
  to maturity                         150         397       1,072       1,051       1,220
Mortgage-backed securities
  available for sale                9,998      10,947      11,868      11,554      13,259
Investment securities held to
  maturity                         13,937      21,931      12,439      14,003      15,494
Investment securities available
  for sale                         39,762      38,665      35,549      25,539      15,494
Money market investments               --          --       3,711       3,532       9,086
Deposits                          205,636     192,663     182,118     175,390     175,019
FHLB advances                      21,626      33,424      20,029      17,033      11,044
Stockholders' equity               26,138      23,246      24,530      23,506      21,262

OPERATING DATA:

                                                         June 30,
                                     2001        2000        1999        1998        1997
-----------------------------------------------------------------------------------------
Interest income                   $18,380     $16,610     $15,652     $15,765     $15,342
Interest expense                   10,256       8,581       8,067       8,069       7,715
-----------------------------------------------------------------------------------------
Net interest income before
  provision for loan losses         8,124       8,029       7,585       7,696       7,627
Provision for loan losses              18          18          18          18          30
-----------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses         8,106       8,011       7,567       7,678       7,597
Net gain on investments, loans
  and mortgage-backed
  securities available for
  sale                                 96          12         313         218         125
Other income                        1,135         828         707         764         592
Operating expenses                  4,035       3,919       3,743       3,897       4,651
-----------------------------------------------------------------------------------------
Income before income taxes          5,302       4,932       4,844       4,763       3,663
Income tax expense                  1,663       1,524       1,661       1,712       1,344
-----------------------------------------------------------------------------------------
Net income                        $ 3,639     $ 3,408     $ 3,183     $ 3,051     $ 2,319
=========================================================================================
Diluted earnings per share        $  1.79     $  1.56     $  1.39     $  1.32     $  1.00
=========================================================================================

STATISTICAL PROFILE:

                                                         June 30,
                                     2001        2000        1999        1998        1997
-----------------------------------------------------------------------------------------
Return on average assets             1.42%       1.43%       1.41%       1.43%       1.13%
Return on average equity            14.73%      14.27%      13.04%      13.58%      10.82%
Average equity to average assets
  ratio                              9.47%      10.03%      10.84%      10.49%      10.47%
Dividend payout ratio               37.99%      41.03%      43.17%      33.33%      29.33%
=========================================================================================

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

OVERVIEW

For fiscal 2001, the Company achieved its long-term goal of profitable controlled growth with net income of $3.6 million or $1.79 per share on a diluted basis compared to $3.4 million or $1.56 per share for fiscal 2000 and $3.2 million or $1.39 per share for fiscal 1999.

The Company continued to report strong returns on average assets (ROA) and average equity (ROE). The ROA for fiscal 2001, 2000 and 1999 was 1.42%, 1.43% and 1.41%, respectively. The ROE for fiscal 2001, 2000 and 1999 was 14.73%, 14.27% and 13.04%, respectively. Also during fiscal 2001, the Company's total assets increased 1.6% to $258 million.

The Company's ongoing emphasis on controlling its non-interest expenses has resulted in a low ratio of such expenses to total average assets and a low efficiency ratio. These ratios for the Company continue to exceed such ratios for national thrift industry averages of similarly sized institutions.

Total loan origination during fiscal 2001 amounted to $42.0 million or a 27% decrease compared to fiscal 2000. Mortgage lending activity decreased during fiscal 2001 as compared to the prior year and was concentrated more on the origination of fixed rate mortgages due to the interest rate environment in the Company's market area. In addition, consumer lending activity decreased by 16.6% during the same time period.

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

ASSET AND LIABILITY MANAGEMENT

The principal determinant of the exposure of the Company's earnings to interest rate risk is the timing difference between the re-pricing or maturity of the Company's interest-earning assets and the re-pricing or maturity of its interest-bearing liabilities. The Company's vulnerability to interest rate risk exists to the extent that its interest-bearing liabilities, consisting of customer deposits and borrowings, mature or re-price more rapidly or on a different basis than its interest-earning assets, which consist primarily of intermediate or long-term real estate loans and investment and mortgage-backed securities. The objective of interest rate risk management is to control the effects that interest rate fluctuations have on net interest income and on the net present value of the Company's interest-earning assets and interest-bearing liabilities. Management and the Board are responsible for managing interest rate risk and employing risk management policies that monitor and limit exposure to interest rate risk. Interest rate risk is measured using net interest margin simulation and asset/liability net present value sensitivity analyses. These analyses provide a range of potential impacts on net interest income and portfolio equity caused by interest rate movements.

The Company uses financial modeling to measure the impact of changes in interest rates on the net interest margin and portfolio equity, ROE. Assumptions used by the Office of Thrift Supervision are made regarding loan prepayments and amortization rates of passbook and NOW account withdrawal rates. In addition, certain financial instruments may provide customers with a degree of "optionality," whereby a shift in interest rates may result in customers changing to an alternative financial instrument, such as from a variable to fixed rate loan product. Thus, the effects of changes in future interest rates on these assumptions may cause actual results to differ from simulated results.

The Company has established various parameters regarding its net interest margin and portfolio equity assuming a 200 basis point ("bp") parallel increase or decrease in interest rates. Net interest margin represents net interest income as a percentage of average interest-earning assets while portfolio equity is the net present value of the Company's existing assets and liabilities at a certain date. Assuming a 200 bp increase in rates, the estimated net interest margin may not change by more than 15% for a one-year period and portfolio equity may not decrease by more than 45% or total shareholder's equity. Conversely, if interest rates drop 200 bp, the estimated net interest margin may not change by more than 10% for a one-year period and portfolio equity may not decrease by more than 20% of total shareholders' equity.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

The following table illustrates the simulated impact of a 100 basis point or 200 basis point upward or downward movement in interest rates on net interest income, return on average equity and earnings per share. This analysis was calculated assuming that interest-earning asset levels at June 30, 2001 remained constant. The impact of the rate movements was developed by simulating the effect of rates changing over a twelve-month period from the June 30, 2001 levels.

Interest rate simulation sensitivity analysis
--------------------------------------------------------------------------------

                                                   Increase                    Decrease
  Simulated impact in the next 12 months     ---------------------        ----------------------
        Compared with June 30, 2001:         +100 bp       +200 bp        -100 bp        -200 bp
                                             -------       -------        -------        -------
  Net interest revenue increase/(decrease)       1.7%         (1.0)%         (4.8)%         (9.7)%
  Return on average equity
     increase/(decrease)                          59bp         (35)bp        (168)bp        (340)bp
  Diluted earnings per share
     increase/(decrease)                        $.07         $(.04)         $(.20)         $(.41)
                                             -------       --------       -------        -------

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or re-price within that time period. The interest rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or re-pricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. The following table presents a summary of the Company's gap position at June 30, 2001. In preparing the table below, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. In addition, the assumptions used by the Office of Thrift Supervision for regulatory purposes have been made with respect to loan prepayments and contractual amortization rates and passbook and NOW account withdrawal rates. The above assumptions may not be indicative of the actual prepayments and withdrawals which may be experienced by the Company.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

                                          3
                                     Months        4-12         1-5     Over 5
Interest Sensitivity Period        or  Less      Months       Years      Years       Total
------------------------------------------------------------------------------------------
Rate sensitive assets:
  Loans and mortgage-backed
     securities                     $23,485     $36,902     $78,522    $51,607    $190,516
  Investment securities              12,131      17,130         499     32,608      62,368
------------------------------------------------------------------------------------------
Total rate sensitive assets         $35,616     $54,032     $79,021    $84,215    $252,884
==========================================================================================
Rate sensitive liabilities:
Deposits:
  Certificates of deposit           $23,229     $40,802     $58,054     $7,217    $129,302
  NOW and money funds                 7,283      12,610      11,198      3,641      34,732
  Passbooks                           1,389       3,793      12,967     12,252      30,401
------------------------------------------------------------------------------------------
     Total deposits                 $31,901     $57,205     $82,219    $23,110    $194,435
Borrowings                                0           0           0     21,626      21,626
------------------------------------------------------------------------------------------
Total rate sensitive liabilities    $31,901     $57,205     $82,219    $44,736    $216,061
==========================================================================================
Interest sensitivity GAP:
  Interval                            3,715      (3,173)     (3,198)    39,479      36,823
  Cumulative                        $ 3,715     $   542     $(2,656)   $36,283    $     --
==========================================================================================
Ratio of cumulative GAP to total
  assets                               1.44%        .21%      (1.03)%    14.06%
==========================================================================================

The Company targets its one year gap to be in the range of 10.0% to (10.0)%. At June 30, 2001 and 2000, the Company's one year gap was .21% and (11.01)%, respectively. As part of its effort to minimize the impact changes in interest rates have on operating results, the Company continues to emphasize the origination of interest-earning assets with adjustable rates and shorter maturities and to extend the terms of its interest-bearing liabilities. The Company also maintains a high level of liquid assets, which includes assets available for sale, that could be reinvested at higher yields if interest rates were to rise. Management believes its asset and liability strategies reduce the Company's vulnerability to fluctuations in interest rates.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

FINANCIAL CONDITION

The Company's consolidated assets totaled approximately $258.0 million at June 30, 2001, an increase of $3.9 million or 1.6% from June 30, 2000. The growth in assets was primarily the result of increases in loans receivable and interest-earning deposits with other institutions. The growth was funded primarily from increases in savings deposits and income generated from current earnings. The Company continually seeks to increase its level of profitability while maintaining its asset quality. This emphasis on earnings and asset quality has resulted in an increase in net income from $2.3 million for fiscal 1997 to $3.6 million for fiscal 2001 and a .32% ratio of non-performing assets to total assets at June 30, 2001.

The following table presents an analysis of the Company's average balance sheet, net interest income and average yields earned on its interest-earning assets and average rates paid on its interest-bearing liabilities for the periods and as of the date indicated. Information is based on average daily balances during the periods presented which management believes is representative of the operations of the Company.

                               At                                         Year Ended June 30,
                         June 30,               2001                            2000                            1999
                             2001     -------------------------------------------------------------------------------------------
                          Average                         Average                         Average                         Average
                           Yield/    Average                Yield    Average                Yield    Average                Yield
                             Rate    Balance  Interest       Rate    Balance   Interest      Rate    Balance  Interest       Rate
---------------------------------------------------------------------------------------------------------------------------------
Interest-earning
 assets:
 Mortgage loans(1)           7.51%  $138,503   $10,662       7.70%  $121,733     $9,169      7.53%  $122,194   $ 9,326       7.63%
 Consumer and other
   loans(1)                  8.08     36,964     2,980       8.06     35,348      2,798      7.92     31,669     2,528       7.98
---------------------------------------------------------------------------------------------------------------------------------
Total loans                  7.63    175,467    13,642       7.77    157,081     11,967      7.62    153,863    11,854       7.70
 Mortgage-backed
   securities                6.86     10,963       769       7.01     12,275        836      6.81     11,824       791       6.69
 Investment securities       5.89     60,243     3,820       6.34     60,544      3,721      6.15     45,626     2,554       5.60
 Interest-bearing
   deposits                  3.94      3,056       149       4.88      1,607         86      5.35      9,379       453       4.83
---------------------------------------------------------------------------------------------------------------------------------
Total interest-earning
 assets                      7.11%   249,729   $18,380       7.36%   231,507     16,610      7.17%   220,692   $15,652       7.09%
Non-interest-earning
 assets                                6,748                           6,610                           4,584
---------------------------------------------------------------------------------------------------------------------------------
Total Assets                        $256,477                        $238,117                        $225,276
=================================================================================================================================
Interest-bearing
 liabilities:
 Savings deposits            4.50   $184,656   $ 8,282       4.49%  $177,201     $7,291      4.11%  $169,209   $ 7,059       4.17%
 Borrowings                  5.82     31,927     1,974       6.18     22,736      1,290      5.67     18,555     1,008       5.43
---------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing
 liabilities                 4.63%   216,583   $10,256       4.74%   199,937     $8,581      4.29%   187,764   $ 8,067       4.30%
Non-interest-bearing
 liabilities                          15,193                          14,302                          13,096
---------------------------------------------------------------------------------------------------------------------------------
Total liabilities                    231,776                         214,239                         200,860
Stockholders' equity                  24,701                          23,878                          24,416
---------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
 stockholders' equity               $256,477                        $238,117                        $225,276
---------------------------------------------------------------------------------------------------------------------------------
Net earning assets                  $ 33,146                        $ 31,570                        $ 32,928
Net interest
 income/average
 interest rate spread        2.48%             $ 8,124       2.62%               $8,029      2.88%             $ 7,585       2.79%
Net yield on interest-
 earning assets                         3.47%                3.25%                           3.47%                           3.44%
Average
 interest-earning
 assets as a percent
 of average
 interest-bearing
 liabilities                           115.3%                          115.8%                          117.4%
=================================================================================================================================

(1)Includes loans on which the Company has discontinued accruing interest.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

INVESTMENT SECURITIES HELD TO MATURITY AND INVESTMENT SECURITIES AVAILABLE FOR SALE

The Company's investment securities held to maturity totaled $13.9 million at June 30, 2001 which was a decrease of $8.0 million or 36.5% compared to the level at June 30, 2000. The decrease was primarily due to $8.0 million of FHLB bonds being called during fiscal 2001 as a result of the decline in interest rates during the period. The Company primarily invests in government and corporate notes and bonds. Investment securities available for sale totaled $39.8 million at June 30, 2001 or an increase of $1.1 million compared to June 30, 2000. The increase was primarily due to the increase in the market value of the securities held.

MORTGAGE-BACKED SECURITIES HELD TO MATURITY AND MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

The total of all mortgage-backed securities was $10.1 million at June 30, 2001, a decrease of $1.2 million or 10.5% compared to the level at June 30, 2000. This decrease was primarily due to principal repayments on all mortgage-backed securities during the year.

LOAN PORTFOLIO

Loans receivable increased $7.4 million or 4.4% to $176.9 million during the fiscal year ended June 30, 2001 as compared to an increase of $18.1 million or 12% for the fiscal year ended June 30, 2000. Mortgage loan origination in fiscal years 2001 and 2000 amounted to $27.9 million and $40.5 million, respectively. The Company originated primarily fixed-rate loans in fiscal 2001 due to the interest rate environment in the Company's market area. Of the total amount of mortgage and construction loans originated in fiscal 2001, $16.2 million or 58.3% were fixed-rate mortgages as compared to $12.1 million or 29.9% in fiscal 2000. Adjustable-rate mortgage and construction loan origination totaled $11.6 million or 41.7% of total mortgage and construction loans originated in fiscal 2001 as compared to $28.4 million or 70.1% of total mortgage and construction loans originated in fiscal 2000.

Consumer loan origination, including home equity and other installment loans, totaled $13.7 million in fiscal 2001, $16.4 million in fiscal 2000 and $20.1 million in fiscal 1999. The Company has recently placed a greater emphasis on other installment lending including home equity loans, personal loans, auto loans and other secured lines of credit due to the shorter term and generally higher yield associated with such loans.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

DEPOSIT PORTFOLIO

Savings deposits increased $13.0 million to $205.6 million during fiscal 2001. This increase was due to the combined result of $5.9 million of net deposit growth and interest credited of approximately $7.1 million. Deposit increases occurred primarily in certificate of deposit accounts and NOW/checking accounts.

For the years ended June 30, 2001, 2000 and 1999, the Company had certificates of deposit with remaining terms to maturity of three (3) to ten (10) years aggregating $11.9 million, $10.1 million and $12.2 million, respectively. As part of its asset and liability planning, the Company attempts to attract longer-term deposits, thereby reducing the interest rate sensitivity of its interest-bearing liabilities.

BORROWINGS

Borrowings, consisting of FHLB advances, decreased from $33.4 million at June 30, 2000 to $21.6 million at June 30, 2001 with a majority of the reduction occurring during the second half of the current fiscal year. The Company was able to reduce total borrowings from the FHLB as a result of the deposit growth during the same period.

STOCKHOLDERS' EQUITY

Stockholders' equity increased $2.9 million or 12.4% to $26.1 million at June 30, 2001 compared to $23.2 million at June 30, 2000. This increase primarily resulted from an increase in other comprehensive income of $1.3 million and net income of $3.6 million. These increases were partially offset by the repurchase of $842,000 of the Company's common stock and the payment of cash dividends of $1.3 million. Under regulations adopted by the Federal Deposit Insurance Corporation ("FDIC"), the Company is required to maintain Tier I (Core) capital equal to at least 4% of the Company's adjusted total assets and Tier II (Supplementary) risk-based capital equal to at least 8% of the risk-weighted assets. At June 30, 2001, the Company exceeded all of its regulatory capital requirements. See "Liquidity and Capital Resources."

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

                                                                 Fiscal 2001
                                                           Compared to Fiscal 2000
                                                         Increase (Decrease) due to
----------------------------------------------------------------------------------------------
                                                                            Rate/
                                                Rate       Volume          Volume        Total
----------------------------------------------------------------------------------------------
Interest income on interest-earning assets:
  Mortgage loans                               $ 202       $1,263            $ 28       $1,493
  Consumer loans                                  52          128               2          182
  Mortgage-backed securities                      25          (89)             (3)         (67)
  Investment securities                          118          (18)             (1)          99
  Interest-earning deposits                       (8)          78              (7)          63
----------------------------------------------------------------------------------------------
     Total                                       389        1,362              19        1,770
----------------------------------------------------------------------------------------------
Interest expense on interest-bearing
  liabilities:
  Deposits                                       656          307              28          991
  Borrowings                                     116          521              47          684
----------------------------------------------------------------------------------------------
     Total                                       772          828              75        1,675
----------------------------------------------------------------------------------------------
Net change in net interest income              $(383)       $ 534            $(56)      $   95
==============================================================================================

                                                                 Fiscal 2000
                                                           Compared to Fiscal 1999
                                                         Increase (Decrease) due to
----------------------------------------------------------------------------------------------
                                                                            Rate/
                                                Rate       Volume          Volume        Total
----------------------------------------------------------------------------------------------
Interest income on interest-earning assets:
  Mortgage loans                               $(122)      $  (35)           $ --       $ (157)
  Consumer loans                                 (21)         293              (2)         270
  Mortgage-backed securities                      14           30               1           45
  Investment securities                          250          835              82        1,167
  Interest-earning deposits                       49         (375)            (41)        (367)
----------------------------------------------------------------------------------------------
     Total                                       170          748              40          958
----------------------------------------------------------------------------------------------
Interest expense on interest-bearing
  liabilities:
  Deposits                                       (97)         334              (5)         232
  Borrowings                                      45          227              10          282
----------------------------------------------------------------------------------------------
     Total                                       (52)         561               5          514
----------------------------------------------------------------------------------------------
Net change in net interest income              $ 222        $ 187            $ 35       $  444
==============================================================================================

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

INTEREST INCOME ON LOANS AND LOANS HELD FOR SALE

Interest on loans and loans held for sale increased by $1.7 million or 14.0% in fiscal 2001 primarily due to a $18.4 million increase in the average balance of the portfolio, particularly the mortgage loan portfolio. Additionally, the average yield earned on the portfolio increased from 7.62% during fiscal 2000 to 7.77% during fiscal 2001. The average balance of the mortgage loan portfolio increased by $16.8 million or 13.8% and the average balance of the consumer loan portfolio increased by $1.6 million or 4.6% during fiscal 2001. The increase in the average yield during fiscal 2001 was primarily due to increased origination of fixed rate mortgage loans that had higher rates of interest due to the interest rates in the Company's market area. Interest on loans and loans held for sale increased by $113,000 or 1.0% in fiscal 2000 primarily due to a $3.2 million increase in the average balance of the portfolio and, in particular, the consumer loan portfolio. This increase was partially offset by a decrease in the average yield earned on the portfolio from 7.70% during fiscal 1999 to 7.62% during fiscal 2000. The average balance of the consumer loan portfolio increased by $3.7 million or 11.6% and the average balance of the mortgage loan portfolio decreased by $461,000 or .4% during fiscal 2000. The decrease in the average yield during fiscal 2000 was primarily due to increased origination of adjustable-rate mortgage loans that had lower rates of interest due to the competitive interest rates in the Company's market area.

INTEREST INCOME ON MORTGAGE-BACKED SECURITIES HELD TO MATURITY AND MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

Interest income on all mortgage-backed securities decreased by $67,000 or 8.0% during fiscal 2001 primarily due to a $1.3 million or 10.7% decrease in the average outstanding balance of the portfolio. This decrease was partially offset by an increase in the average yield from 6.81% in fiscal 2000 to 7.01% in fiscal 2001. Interest income on all mortgage-backed securities increased by $45,000 or 5.7% during fiscal 2000 primarily due to a $451,000 or 3.8% increase in the average outstanding balance of the portfolio. Also contributing to this increase was an increase in the average yield from 6.69% in fiscal 1999 to 6.81% in fiscal 2000.

INTEREST INCOME ON INVESTMENTS HELD TO MATURITY AND INVESTMENTS AVAILABLE FOR
SALE

Interest on investments held to maturity and investments available for sale increased by $99,000 or 2.7% during fiscal 2001 primarily due to an increase in the average yield from 6.15% in fiscal 2000 to 6.34% in fiscal 2001. This increase was partially offset by a $301,000 or .5% decrease in the average outstanding balance of such securities. The increase in the average yield resulted primarily from the purchase of investments late in fiscal 2000 when market interest rates were on the rise. Interest on investments held to maturity and investments available for sale increased by $1.2 million or 45.7% during fiscal 2000 primarily due to a $14.9 million or 32.7% increase in the average outstanding balance of such securities. Also contributing to the increase was an increase in the average yield on these investments from 5.60% in fiscal 1999 to 6.15% in fiscal 2000. The increase in the average yield in fiscal 2000 was primarily due to increases in market interest rates.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

INTEREST INCOME ON INTEREST-EARNING DEPOSITS

Interest on deposits, consisting of interest-earning deposits maintained with the FHLB of Pittsburgh, increased $63,000 or 73.3% during fiscal 2001 compared to fiscal 2000 and decreased $367,000 or 81.0% during fiscal 2000 compared to fiscal 1999. The increase in fiscal 2001 was primarily due to a $1.4 million or 90.2% increase in the average outstanding balance. This increase was partially offset by a decrease in the average yield from 5.35% in fiscal year 2000 to 4.88% in fiscal year 2001. The increase in the average outstanding balance during fiscal 2001 was primarily due to excess liquidity as a result of increased deposits and decreased loan origination. The decrease in fiscal 2000 was primarily due to a $7.8 million or 82.9% decrease in the average outstanding balance of these deposits as such funds were used to fund increased loan origination and investment security purchases during the period. This decrease was partially offset by an increase in the average yield from 4.83% in fiscal 1999 to 5.35% in fiscal 2000 reflecting a rise in market interest rates.

INTEREST EXPENSE ON SAVINGS DEPOSITS

Interest expense on savings deposits increased by $991,000 or 13.6% in fiscal 2001 primarily due to a $7.5 million or 4.2% increase in the average outstanding balance of savings deposits. Additionally, the average rate paid on deposits increased from 4.11% in fiscal year 2000 to 4.49% in fiscal year 2001 primarily due to an increase in certificates of deposit which typically have a higher rate of interest. Interest expense on savings deposits increased by $232,000 or 3.3% in fiscal 2000 primarily due to an $8.0 million or 4.7% increase in the average outstanding balance of savings deposits. This increase was partially offset by a decrease in the average rate paid on deposits from 4.17% in fiscal 1999 to 4.11% in fiscal 2000. The increase in the average balance of deposits during both fiscal 2001 and 2000 was primarily due to increased marketing of the Company's certificate of deposit and checking products in conjunction with the market conditions.

INTEREST EXPENSE ON BORROWINGS

Interest on borrowings increased $684,000 or 53.0% in fiscal 2001 primarily due to a $9.2 million or 40.4% increase in the average outstanding balance of FHLB advances. Additionally, the average rate paid on borrowings increased from 5.67% in fiscal 2000 to 6.18% in fiscal 2001. Interest on borrowings increased $282,000 or 28.0% in fiscal 2000 primarily due to a $4.2 million or 22.5% increase in the average outstanding balance of FHLB advances. In addition, the average rate paid on borrowings increased from 5.43% in fiscal 1999 to 5.67% in fiscal 2000. The Company used the funds borrowed during fiscal 2001 and 2000 primarily to originate loans and purchase investment securities.

NET INTEREST INCOME

Net interest income increased by $95,000 or 1.2% in fiscal 2001 as compared to fiscal 2000 and increased by $444,000 or 5.9% in fiscal 2000 as compared to the prior fiscal year. The increase in fiscal 2001 was primarily due to the increase in the average outstanding balances of the loan portfolio and interest-earning deposits with other institutions. This increase was partially offset by the decrease in the average outstanding balances of the mortgage-backed security and investment security portfolios and the increase in the average outstanding balances of savings deposits and borrowings. The increase in fiscal 2000 was primarily due to the increase in the average outstanding balances of the loan, mortgage-backed security and investment security portfolios. This increase was partially offset by a decrease in the average outstanding balance of interest-earning deposits with other institutions and increases in average outstanding balances of savings deposits and borrowings.

Interest-earning assets as a percent of interest-bearing liabilities amounted to 115.3%, 115.8% and 117.4% at June 30, 2001, 2000 and 1999, respectively, and the average interest rate spread was 2.62%, 2.88% and 2.79% for fiscal 2001, 2000 and 1999, respectively. The Company's average interest rate spread has decreased from 2.79% in fiscal 1999 to 2.62% in fiscal 2001 primarily due to increases in the average rates paid on the Company's interest-bearing liabilities. The Company's net interest income continued to exceed its total other expenses in fiscal 2001 and 2000, and the Company intends to continue to manage its assets and liabilities in order to maintain its net interest income at levels in excess of total other expenses.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

PROVISION FOR LOAN LOSSES

Financial institutions are subject to the risk of loan losses as one of the costs of lending. While the Company recognizes as losses all loans which are determined to be uncollectible, experience dictates that at any point in time, losses may exist in the portfolio which cannot be specifically identified. As a result, a provision for such unidentifiable losses is established and charged against current earnings to represent management's best estimate of such probable losses. The provision for loan losses amounted to $18,000 for each of fiscal 2001, 2000 and 1999. Such provisions were the result of an analysis of the allowance for loan losses performed in connection with a review of the Company's loan portfolio.

At June 30, 2001, 2000 and 1999, the allowance for loan losses was approximately $1.8 million, $1.8 million and $1.9 million, respectively. This amount represented 1.0%, 1.1% and 1.2%, respectively, of the total loan portfolio at such dates.

A review is conducted at least quarterly by management to determine that the allowance for loan losses is appropriate to absorb estimated loan losses. In determining the appropriate level of the allowance for loan losses, consideration is given to general economic conditions, diversification of loan portfolios, historic loss experience, identified credit problems, delinquency levels and adequacy of collateral. In consideration of the above, management has assessed the risks in the loan portfolio and has determined that no significant changes have occurred during the fiscal year ended June 30, 2001. Thus, the level of the allowance for loan losses is substantially unchanged from June 30, 2000. Although management believes that the current allowance for loan losses is appropriate, future additions to the reserve may be necessary due to changes in economic conditions and other factors. In addition, as an integral part of their periodic examination, certain regulatory agencies review the adequacy of the Bank's allowance for loan losses and may direct the Bank to make additions to the allowance based on their judgement. No such additions were required to be made during the Company's most recent examination.

OTHER INCOME

Fees and service charges decreased by $25,000 or 3.3% to $740,000 in fiscal 2001 and increased by $86,000 or 12.7% in fiscal 2000. The decrease in fiscal 2001 was primarily due to decreased loan underwriting fees as a result of decreased loan origination during the current period and a decrease in late charge fee income. The increase in fiscal 2000 was primarily due to higher fees realized from various products and services offered by the Company combined with increased loan origination during the year.

During fiscal 2001, the Company realized net gains of $96,000 on the sale of investments, mortgage-backed securities and loans in its available for sale portfolio. Gains of $82,000 were recorded on the sale of investment securities available for sale and gains of $14,000 were recorded on the sale of loans held for sale. During fiscal 2000, the Company realized net gains of $12,000 on the sale of investments, mortgage-backed securities and loans in its available for sale portfolio. These gains were realized solely on the sale of loans held for sale as there were no sales of investments or mortgage-backed securities during fiscal 2000.

Other operating income, which primarily consists of miscellaneous income and rents, was $70,000, $63,000 and $69,000 in fiscal 2001, 2000 and 1999, respectively. The increase in fiscal 2001 was primarily the result of an increase in rental income during the current year partially offset by a decrease in miscellaneous income.

Other non-operating income increased $325,000 or 100.0% in fiscal 2001. The increase in fiscal 2001 was the result of the settlement of litigation and an insurance claim during the year.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

OPERATING EXPENSES

Compensation and employee benefits, which is the largest component of total operating expenses, increased by $142,000 or 7.6% in fiscal 2001 and increased by $75,000 or 4.2% in fiscal 2000. The increase in both fiscal 2001 and 2000 was primarily due to normal salary and benefit increases.

Premises and occupancy expense decreased by $19,000 or 3.3% in fiscal 2001 and increased by $65,000 or 12.9% in fiscal 2000. The decrease in fiscal 2001 was primarily due to a decrease in furniture, fixtures and equipment expenses, office building repairs and maintenance and depreciation expense partially offset by an increase in light, heat and utilities expense and office building taxes. The increase in fiscal 2000 was primarily due to increases in furniture, fixture and equipment depreciation and repairs and maintenance partially offset by decreases in furniture, fixtures and equipment expenses and office building depreciation.

Federal insurance premiums decreased by $34,000 or 47.2% in fiscal 2001 and decreased by $33,000 or 31.4% in fiscal 2000. The decrease in both fiscal 2001 and fiscal 2000 was due to the lowering of the rate paid by SAIF insured institutions to support the interest payments on the Financing Corporation ("FICO") Bonds. The amount of the premium is based upon the average amount of deposits outstanding.

For fiscal 2000, the Company had net losses of $32,000 from its real estate owned ("REO"). There were no such losses during fiscal 2001.

Data processing expenses increased by $12,000 of 5.8% in fiscal 2001 and decreased by $1,000 or .5% in fiscal 2000. The increase in fiscal 2001 was the result of increased pricing.

Professional fees decreased by $59,000 or 27.6% in fiscal 2001 and decreased by $10,000 in fiscal 2000. The decrease in both fiscal 2001 and 2000 was primarily due to reduced legal fees incurred with regard to litigation brought by the Company against another financial institution.

INCOME TAXES

Income taxes increased $139,000 or 9.1% in fiscal 2001 and decreased $137,000 or 8.3% in fiscal 2000. The increase in fiscal 2001 was primarily due to an increase in pre-tax income for fiscal 2001 as compared to fiscal 2000. The decrease in fiscal 2000 was due to a decrease in the Company's effective tax rate due to increased purchases of non-taxable municipal obligations.

NET INCOME

Net income increased $231,000 or 6.8% in fiscal 2001 and increased $225,000 or 7.1% in fiscal 2000. The increase in fiscal 2001 was due to a $95,000 increase in net interest income and a $391,000 increase in other income partially offset by a $116,000 increase in operating expenses and a $139,000 increase in income tax expense. The increase in fiscal 2000 was due to a $444,000 increase in net interest income and a $137,000 decrease in income tax expense partially offset by a $220,000 decrease in total other income and a $136,000 increase in operating expenses.

LIQUIDITY AND CAPITAL RESOURCES

The Company's assets increased from $231.5 million at June 30, 1999 to $254.1 million at June 30, 2000 and to $258.0 million at June 30, 2001. Stockholders' equity decreased from $24.5 million at June 30, 1999 to $23.2 million at June 30, 2000 and increased to $26.1 million at June 30, 2001. At June 30, 2001, stockholders' equity amounted to 10.13% of the Company's total assets under generally accepted accounting principles ("GAAP").

The Company is currently required to maintain Tier I (Core) capital equal to at least 4.0% of its adjusted total assets and Tier II (Supplementary) risk-based capital equal to at least 8.0% of its risk-weighted assets. At June 30, 2001, the Company substantially exceeded all of these requirements with Tier I and Tier II ratios of 9.63% and 19.09%, respectively.

During the fiscal years ended June 30, 2001, 2000 and 1999, the Company had positive cash flows from operating activities. Cash and cash equivalents increased $4.8 million, decreased by $7.2 million and increased by $734,000 for the fiscal years ended June 30, 2001, 2000 and 1999, respectively. See Consolidated Statements of Cash Flows.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

Cash flows from operating activities for the periods covered by the Consolidated Statements of Cash Flows have been primarily related to net income and operations. Operating activities provided $3.5 million of cash in fiscal 2001, $3.2 million in fiscal 2000 and $2.9 million in fiscal 1999.

Investing activities provided cash on a net basis of $2.5 million in fiscal 2001 and used cash on a net basis of $30.6 million in fiscal 2000 and $9.9 million in fiscal 1999. For fiscal 2001 cash was provided primarily due to $8.0 million of investments held to maturity being called during the period which was greater than cash used to originate loans and purchase investment securities and mortgage-backed securities. For fiscal 2000 and 1999 cash was used primarily due to the amount of loans originated and the purchase of investment securities and mortgage-backed securities which were greater than cash provided by the sales, maturities and periodic principal payments received on investments and loans.

Cash flows from financing activities for the periods covered by the Consolidated Statements of Cash Flows have been primarily related to changes in deposits and borrowings. Financing activities used $1.1 million of cash in fiscal 2001 due to a net decrease in FHLB advances of $11.8 million, $1.3 million of cash dividends paid and $842,000 of treasury stock acquired. These decreases were partially offset by a $12.8 million increase in deposit accounts. Financing activities generated $20.2 million of cash in fiscal 2000 due to a net increase of $13.4 million in FHLB advances, $10.5 million in deposits, $72,000 in advance deposits by borrowers for taxes and insurance and $27,000 from stock options exercised. These increases were partially offset by $2.4 million of treasury stock acquired and $1.4 million of cash dividends paid. Financing activities generated $7.8 million of cash in fiscal 1999 due to a net increase of $6.7 million in deposits, $3.0 million in FHLB advances and $155,000 from stock options exercised. These increases were partially offset by $1.3 million of cash dividends paid, $644,000 of treasury stock acquired and a decrease of $123,000 in advance deposits by borrowers for taxes and insurance.

The Company's primary source of funds consists of deposits bearing market rates of interest, loan repayments and current earnings. Also, advances from the FHLB of Pittsburgh may be used on short-term basis to compensate for savings outflows or on a long-term basis to support lending and investment activities.

The Company uses its capital resources principally to meet its on-going commitments to fund maturing certificates of deposit and deposit withdrawals, fund existing and continuing loan commitments, maintain its liquidity and meet operating expenses. At June 30, 2001, the Company had commitments to originate loans totaling $7.3 million. Scheduled maturities of certificates of deposit during fiscal 2002 totaled $64.0 million at June 30, 2001. Management believes that by evaluating competitive instruments and pricing in its market area, the Company can generally retain a substantial portion of its maturing certificates of deposit.

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

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

RECENT ACCOUNTING DEVELOPMENTS

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - An Amendment of FASB Statement No. 133," requires that derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statements also provide for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings.

The provisions of this statement as amended, were effective for all fiscal quarters of fiscal years beginning after June 15, 1999. There was no impact on the Company's financial position, results of operations or cash flow subsequent to the effective date of this statement as no such instruments are used by the Company.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125." This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of Statement 125's provisions without reconsideration. This statement was effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This statements was effective for recognition and reclassification of collateral and for disclosures related to securitization transactions and collateral for fiscal years ending after December 15, 2000. Disclosures about securitization and collateral accepted need not be reported for periods ending on or before December 15, 2000, for which financial statements are presented for comparative purposes. This statement is to be applied prospectively with certain exceptions. Other than those exceptions, earlier or retroactive application of its accounting provisions are not permitted. Adoption of this statement had no impact on the Company's consolidated financial statements.

In July 2001, the FASB issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets." Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual value, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Company does not anticipate any material impact on the Company's financial position, results of operations and cash flow as a result of adoption of this standard as the Company has no goodwill.