Form 10-K, Exhibit 13
period 2002-06-30
LAUREL CAPITAL GROUP INC
filed 2002-09-30
CIK 892158

                                                                      Exhibit 13

                       LOGO    LAUREL CAPITAL GROUP, INC.

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

KPMG Letterhead

One Mellon Center                                            Telephone 412 391 9710
Pittsburgh, PA 15219                                         Fax 412 391 8963

THE BOARD OF DIRECTORS AND STOCKHOLDERS
LAUREL CAPITAL GROUP, INC.:

We have audited the accompanying consolidated statements of financial condition of Laurel Capital Group, Inc. and subsidiary as of June 30, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Laurel Capital Group, Inc. and subsidiary at June 30, 2002 and 2001 and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

                                         /s/ KPMG LLP

Pittsburgh, Pennsylvania
August 9, 2002

Footnote graphic
KPMG LLP. KPMG LLP, a U.S. limited liability partnership, is a member of KPMG International, a Swiss association.

                       LOGO    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------
At June 30, 2002 and 2001

(in thousands, except for per share data)                       2002        2001
----------------------------------------------------------------------------------
ASSETS
Cash                                                          $  1,051    $  1,045
Interest-earning deposits with other institutions               32,812       8,669
Investment securities available for sale (note 2)               39,156      39,762
Investment securities held to maturity (market value of
  $12,127 and $14,129) (note 2)                                 11,909      13,937
Mortgage-backed securities available for sale (note 3)           7,998       9,998
Mortgage-backed securities held to maturity (market value of
  $41 and $152) (note 3)                                            40         150
Loans receivable, held for sale (note 4)                         1,371       1,701
Loans receivable                                               180,125     178,667
Allowance for loan losses                                       (1,803)     (1,759)
----------------------------------------------------------------------------------
  Loans receivable, net (notes 4 and 5)                        178,322     176,908
Federal Home Loan Bank stock (note 6)                            1,637       1,706
Real estate owned                                                  131         290
Accrued interest receivable:
  Loans                                                            915         960
  Interest-earning deposits and investments                        537         687
  Mortgage-backed securities                                        40          56
Office properties and equipment, net of accumulated
  depreciation (note 7)                                          1,184       1,271
Prepaid expenses and sundry assets                                 958         872
----------------------------------------------------------------------------------
     Total Assets                                             $278,061    $258,012
----------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Savings deposits (note 8)                                    225,419     205,636
  FHLB advances (note 9)                                        21,620      21,626
  Advance deposits by borrowers for taxes and insurance          2,506       2,850
  Accrued interest payable on savings deposits                     522         563
  Accrued income taxes (note 10)                                   289         130
  Other accrued expenses and sundry liabilities                  1,152       1,069
----------------------------------------------------------------------------------
     Total Liabilities                                         251,508     231,874
----------------------------------------------------------------------------------
Stockholders' Equity (note 11)
  Common stock, $.01 par value; 5,000,000 shares authorized;
     2,356,401 and 2,348,863 shares issued, respectively            24          23
  Additional paid-in capital                                     5,389       5,322
  Treasury stock, at cost (473,675 and 389,895 shares,
     respectively)                                              (7,157)     (5,553)
  Retained earnings                                             28,103      26,427
  Accumulated other comprehensive income, net of tax $456
     and $171, respectively                                        632         331
  Stock held in deferred compensation trust                       (438)       (412)
----------------------------------------------------------------------------------
     Total Stockholders' Equity                                 26,553      26,138
----------------------------------------------------------------------------------
     Total Liabilities and Stockholders' Equity               $278,061    $258,012
----------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                       LOGO    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
For the years ended June 30, 2002, 2001 and 2000

(in thousands, except for per share data)                2002          2001          2000
--------------------------------------------------------------------------------------------
Interest income:
  Loans receivable                                    $   13,066    $   13,642    $   11,967
  Mortgage-backed securities                                 518           769           836
  Investment securities:
    Taxable                                                1,054         1,405         1,379
    Tax-exempt                                             1,500         2,415         2,342
  Interest-earning deposits                                  312           149            86
--------------------------------------------------------------------------------------------
    Total interest income                                 16,450        18,380        16,610
Interest expense:
  Savings deposits (note 8)                                7,540         8,282         7,291
  FHLB advances (note 9)                                   1,275         1,974         1,290
--------------------------------------------------------------------------------------------
    Total interest expense                                 8,815        10,256         8,581
--------------------------------------------------------------------------------------------
Net interest income before provision for loan losses       7,635         8,124         8,029
Provision for loan losses                                     18            18            18
--------------------------------------------------------------------------------------------
Net interest income after provision for loan losses        7,617         8,106         8,011
--------------------------------------------------------------------------------------------
Other income:
  Service charges                                            822           740           765
  Gain on the sale of investment securities
    available for sale                                        55            82            --
  Gain on the sale of loans held for sale                     21            14            12
  Other operating income                                      68            70            63
  Other non-operating income                                  --           325            --
--------------------------------------------------------------------------------------------
    Total other income                                       966         1,231           840
--------------------------------------------------------------------------------------------
Operating expenses:
  Compensation and employee benefits (note 12)             2,042         2,022         1,880
  Premises and occupancy costs                               556           550           569
  Federal insurance premiums                                  37            38            72
  Net loss on real estate owned                               34            --            32
  Data processing expense                                    238           219           207
  Professional fees                                          135           155           214
  Other operating expenses                                 1,039         1,051           945
--------------------------------------------------------------------------------------------
    Total operating expenses                               4,081         4,035         3,919
--------------------------------------------------------------------------------------------
Income before income taxes                                 4,502         5,302         4,932
--------------------------------------------------------------------------------------------
Provision for income taxes (note 10):
  Federal                                                  1,167         1,388         1,298
  State                                                      260           275           226
--------------------------------------------------------------------------------------------
    Total income taxes                                     1,427         1,663         1,524
--------------------------------------------------------------------------------------------
  Net income                                          $    3,075    $    3,639    $    3,408
--------------------------------------------------------------------------------------------
Earnings per share (note 1):
  Basic
    Net income                                        $     1.59    $     1.85    $     1.62
    Average number of shares outstanding               1,937,545     1,963,365     2,107,711
--------------------------------------------------------------------------------------------
  Diluted
    Net income                                        $     1.51    $     1.79    $     1.56
    Average number of shares outstanding               2,037,607     2,036,609     2,180,490
--------------------------------------------------------------------------------------------
Dividends paid per share                              $     0.72    $     0.68    $     0.64
--------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                       LOGO    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
For the years ended June 30, 2002, 2001 and 2000

                                                                    Accumulated
                                                                       Other
                                                                   Comprehensive    Stock Held
                               Additional                             Income       in Deferred        Total
                       Common   Paid-in     Treasury    Retained      (Loss)       Compensation   Stockholders'
   (in thousands)      Stock    Capital       Stock     Earnings    Net of Tax        Trust           Equity
----------------------------------------------------------------------------------------------------------------
Balance, June 30,
  1999                    $23      $5,197     $(2,270)   $22,070           $(190)         $(300)         $24,530
Comprehensive income:
  Net income               --          --          --      3,408              --             --            3,408
  Other comprehensive
    loss, net of tax
    of $(420)              --          --          --         --            (817)            --             (817)
----------------------------------------------------------------------------------------------------------------
Total comprehensive
  income (loss)            --          --          --      3,408            (817)            --            2,591
Stock options
  exercised (4,974
  shares)                  --          27          --         --              --             --               27
Dividends paid             --          --          --     (1,358)             --             --           (1,358)
Treasury stock
  purchased (176,550
  shares)                  --          --      (2,441)        --              --             --           (2,441)
Stock purchased by
  deferred
  compensation trust       --          --          --         --              --           (103)            (103)
----------------------------------------------------------------------------------------------------------------
Balance, June 30,
  2000                    $23      $5,224     $(4,711)   $24,120         $(1,007)         $(403)         $23,246
Comprehensive income:
  Net income               --          --          --      3,639              --             --            3,639
  Other comprehensive
    income, net of
    tax of $632            --          --          --         --           1,225             --            1,338
  Reclassification
    adjustment, net
    of tax of $58          --          --          --         --             113             --               --
----------------------------------------------------------------------------------------------------------------
Total comprehensive
  income                   --          --          --      3,639           1,338             --            4,977
Stock options
  exercised (19,591
  shares)                  --          98          --         --              --             --               98
Dividends paid             --          --          --     (1,332)             --             --           (1,332)
Treasury stock
  purchased (61,225
  shares)                  --          --        (842)        --              --             --             (842)
Stock purchased by
  deferred
  compensation trust       --          --          --         --              --             (9)              (9)
----------------------------------------------------------------------------------------------------------------
Balance, June 30,
  2001                    $23      $5,322     $(5,553)   $26,427            $331          $(412)         $26,138
Comprehensive income:
  Net income               --          --          --      3,075              --             --            3,075
  Other comprehensive
    income, net of
    tax of $152            --          --          --         --             298             --              298
  Reclassification
    adjustment, net
    of tax of $1           --          --          --         --               3             --               --
----------------------------------------------------------------------------------------------------------------
Total comprehensive
  income                   --          --          --      3,075             301             --            3,373
Stock options
  exercised (7,538
  shares)                   1          67          --         --              --             --               68
Dividends paid             --          --          --     (1,399)             --             --           (1,399)
Treasury stock
  purchased (83,780
  shares)                  --          --      (1,604)        --              --             --           (1,604)
Stock purchased by
  deferred
  compensation trust       --          --          --         --              --            (26)             (26)
----------------------------------------------------------------------------------------------------------------
Balance, June 30,
  2002                    $24      $5,389     $(7,157)   $28,103            $632          $(438)         $26,550
----------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                       LOGO    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------
For the years ended June 30, 2002, 2001 and 2000

(in thousands)                                                    2002        2001        2000
----------------------------------------------------------------------------------------------
Net income:                                                   $  3,075    $  3,639    $  3,408
  Adjustments to reconcile net income to net cash provided
   by operating activities:
    Depreciation                                                   190         195         206
    Provision for loan losses                                       18          18          18
    Net loss on the sale of real estate owned                       22           1          18
    Net gain on the sale of investment securities available
      for sale                                                     (55)        (82)         --
    Gain on the sale of loans held for sale                        (21)        (14)        (12)
    Net amortization (accretion) of deferred loan fees/costs        11        (113)       (104)
    Origination of loans held for sale                            (747)       (860)       (805)
    Proceeds from the sale of loans held for sale                1,098         687         865
    Decrease (increase) in accrued interest receivable             211          28        (322)
    (Decrease) increase in accrued interest payable                (41)        159         (96)
    Other--net                                                    (123)       (191)        (23)
----------------------------------------------------------------------------------------------
      Net cash provided by operating activities                  3,638       3,467       3,153
----------------------------------------------------------------------------------------------
Investing activities:
  Purchase of investment securities held to maturity           (16,409)         --     (13,523)
  Purchase of investment securities available for sale          (1,910)     (1,691)     (4,264)
  Purchase of mortgage-backed securities available for sale     (2,038)         --      (1,000)
  Sale (purchase) of FHLB stock                                     69         (35)       (394)
  Principal repayments and maturities of investment
    securities held to maturity                                 18,445       8,000       4,050
  Principal repayments and maturities of investment
    securities available for sale                                2,664       1,260          --
  Proceeds from the sale of investment securities available
    for sale                                                       358       1,097          --
  Principal repayments and maturities of mortgage-backed
    securities available for sale                                4,133       1,230       1,737
  Principal repayments and maturities of mortgage-backed
    securities held to maturity                                    110         247         675
  Increase in loans                                             (1,644)     (7,801)    (18,263)
  Proceeds from the sale of real estate owned                      338         218         557
  Net additions to office properties and equipment                (103)        (53)       (161)
----------------------------------------------------------------------------------------------
      Net cash provided (used) by investing activities           4,013       2,472     (30,586)
----------------------------------------------------------------------------------------------
Financing activities:
  Net increase in demand and club accounts                       6,559         216       3,387
  Net increase in time deposit accounts                         13,224      12,757       7,158
  Net (decrease) increase in FHLB advances                          (6)    (11,798)     13,395
  (Decrease) increase in advance deposits by borrowers for
    taxes and Insurance                                           (344)       (242)         72
  Stock options exercised                                           68          98          27
  Acquisition of treasury stock                                 (1,604)       (842)     (2,441)
  Dividends paid                                                (1,399)     (1,332)     (1,358)
----------------------------------------------------------------------------------------------
      Net cash provided (used) by financing activities          16,498      (1,143)     20,240
----------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                         24,149       4,796      (7,193)
Cash and cash equivalents at beginning of period                 9,714       4,918      12,111
----------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                    $ 33,863    $  9,714    $  4,918
----------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
----------------------------------------------------------------------------------------------
Cash paid during the period for:
  Interest on savings deposits                                $  7,581    $  8,123    $  7,387
  Interest on FHLB advances                                      1,275       1,904       1,344
  Income taxes                                                   1,454       1,836       1,579
Transfer of loans to real estate owned                             201         493         204
Cash paid during the period for interest includes interest credited on deposits of $6,507,
$7,052, and $6,455 for the years ended June 30, 2002, 2001, and 2000, respectively.
----------------------------------------------------------------------------------------------

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

PROVISIONS FOR LOAN LOSSES
     Provisions for loan losses are charged to operations in amounts that result in an allowance appropriate, in management's judgment, to cover probable losses inherent in the loan portfolio. Management's judgment takes into consideration general economic conditions, diversification of loan portfolios, historic loss experience, identified credit problems, delinquency levels and adequacy of collateral. Although management believes it has used the best information available to it in making such determinations, and that the present allowance for loan losses is adequate, future adjustments to the allowance may be necessary, and net income may be adversely affected if circumstances differ substantially from the assumptions used in determining the level of the allowance. In addition, as an integral part of their periodic examination, certain regulatory agencies review the adequacy of the Bank's allowance for loan losses and may direct the Bank to make additions to the allowance based on their judgments about information available to them at the time of their examination.
Note continued

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

CASH AND CASH EQUIVALENTS
     For purposes of reporting cash flows, the Company has defined cash and cash equivalents as cash and interest-earning deposits with other institutions.

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

The following table sets forth the computation of basic and diluted earnings per share:

                                                                   June 30,
                                                  2002               2001               2000
-----------------------------------------------------------------------------------------------
Basic earnings per share:
  Net income                                   $    3,075         $    3,639         $    3,408
  Weighted average shares outstanding           1,937,545          1,963,365          2,107,711
  Earnings per share                           $     1.59         $     1.85         $     1.62
Diluted earnings per share:
  Net income                                   $    3,075         $    3,639         $    3,408
  Weighted average shares outstanding           1,937,545          1,963,365          2,107,711
  Dilutive effect of employee stock options       100,062             73,244             72,779
-----------------------------------------------------------------------------------------------
Diluted weighted average shares outstanding     2,037,607          2,036,609          2,180,490
  Earnings per share                           $     1.51         $     1.79         $     1.56
-----------------------------------------------------------------------------------------------

COMPREHENSIVE INCOME
     The Company reports comprehensive income in accordance with SFAS No. 130 which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. For the fiscal years ended June 30, 2002, 2001 and 2000, the Company's total comprehensive income was $3,376, $4,977 and $2,591, respectively. Total comprehensive income is comprised of net income of $3,075, $3,639 and $3,408, respectively, and other comprehensive income (loss) of $301, $1,338 and $(817), net of tax, respectively. Other comprehensive income consists of unrealized gains and losses on investment securities and mortgage-backed securities available for sale.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(2) INVESTMENT SECURITIES

Investment securities held to maturity are comprised of the following:

                                                           Gross              Gross
                                        Amortized        Unrealized         Unrealized         Market
                          Face/Par         Cost         Appreciation       Depreciation        Value
--------------------------------------------------------------------------------------------------------
AT JUNE 30, 2002:
  Corporate notes and
     commercial paper        $11,900        $11,909               $218               $ --        $12,127
--------------------------------------------------------------------------------------------------------
AT JUNE 30, 2001:
  Corporate notes and
     commercial paper        $13,945        $13,937               $226                $34        $14,129
--------------------------------------------------------------------------------------------------------

                                                                       Amortized    Market
                                                            Face/Par        Cost     Value
------------------------------------------------------------------------------------------
At June 30, 2002, the contractual maturities of
 the debt securities held to maturity are:
  Due in 12 months or less                                   $ 4,400     $ 4,412   $ 4,416
  Due after one year through five years                        2,500       2,500     2,532
  Due after five years through ten years                       2,000       2,000     2,005
  Due after ten years                                          3,000       2,997     3,174
------------------------------------------------------------------------------------------
                                                             $11,900     $11,909   $12,127
------------------------------------------------------------------------------------------

Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

Investment securities available for sale are comprised of the following:

                                                                          Gross             Gross
                                                    Amortized        Unrealized        Unrealized       Market
                                      Face/Par           Cost      Appreciation      Depreciation        Value
--------------------------------------------------------------------------------------------------------------
AT JUNE 30, 2002:
  Municipal obligations                $19,100        $18,232              $534               $40      $18,726
  Federal National Mortgage
    Association preferred stock            250            250                 3                --          253
  Federal Home Loan Mortgage
    Corporation preferred stock            750            750                28                --          778
  Federal National Mortgage
    Association stock                      631            631               120                14          737
  Federal Home Loan Mortgage
    Corporation stock                      514            514               107                 9          612
  SLM Student Loan Trust                   220            207                13                --          220
  Shay Financial Services ARM
    Fund                                17,845         17,845                --                15       17,830
--------------------------------------------------------------------------------------------------------------
                                       $39,310        $38,429              $805               $78      $39,156
--------------------------------------------------------------------------------------------------------------
AT JUNE 30, 2001:
  Municipal obligations                $21,275        $20,335              $286              $230      $20,391
  Federal National Mortgage
     Association preferred
     stock                                 250            250                 1                --          251
  Federal Home Loan Mortgage
     Corporation preferred
     stock                                 750            750                 6                --          756
  Federal National Mortgage
     Association stock                     249            249               176                --          425
  Federal Home Loan Mortgage
     Corporation stock                     199            199               141                --          340
  SLM Student Loan Trust                   461            445                16                --          461
  Standard Insurance Company
     stock                                   4              4                 4                --            8
  Shay Financial Services ARM
     Fund                               17,179         17,179                --                49       17,130
--------------------------------------------------------------------------------------------------------------
                                       $40,367        $39,411              $630              $279      $39,762
--------------------------------------------------------------------------------------------------------------

                                                                       Amortized         Market
                                                       Face/Par          Cost            Value
---------------------------------------------------------------------------------------------------
At June 30, 2002, the contractual maturities of
 the debt securities available for sale are:
  Due after five years through ten years                   $   410           $   394        $   411
  Due after ten years                                       18,910            18,045         18,535
---------------------------------------------------------------------------------------------------
                                                           $19,320           $18,439        $18,946
---------------------------------------------------------------------------------------------------

The Federal National Mortgage Association preferred and common stock, Federal Home Loan Mortgage Corporation preferred and common stock, Standard Insurance Company stock and Shay Financial Services ARM Fund have no stated maturity.

Proceeds from the sale of investment securities available for sale during 2002, 2001 and 2000 were $358, $1,097 and $--, respectively.

Gross gains of $55, $82 and $-- were realized on these sales in 2002, 2001 and 2000, respectively.

There were no realized losses in 2002, 2001 and 2000.
Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(3) MORTGAGE-BACKED SECURITIES

Mortgage-backed securities held to maturity are comprised of the following:

                                                   Gross                  Gross
                             Amortized          Unrealized             Unrealized           Market
At June 30, 2002                Cost           Appreciation           Depreciation           Value
-----------------     -------------------------------------------------------------------------------
Federal National Mortgage
  Association REMIC                 $ 40                    $ 1                   $ --           $ 41
Federal Home Loan Mortgage
  Corporation REMIC                   --                     --                     --             --
-----------------------------------------------------------------------------------------------------
                                    $ 40                    $ 1                   $ --           $ 41
-----------------------------------------------------------------------------------------------------
At June 30, 2001
-----------------------------------------------------------------------------------------------------
Federal National Mortgage
 Association REMIC                  $ 57                    $ 2                   $ --           $ 59
Federal Home Loan Mortgage
  Corporation REMIC                   93                     --                     --             93
-----------------------------------------------------------------------------------------------------
                                    $150                    $ 2                   $ --           $152
-----------------------------------------------------------------------------------------------------

Mortgage-backed securities available for sale are comprised of the following:

                                                   Gross                  Gross
                             Amortized          Unrealized             Unrealized           Market
At June 30, 2002                Cost           Appreciation           Depreciation           Value
-----------------------------------------------------------------------------------------------------
Government National
  Mortgage Association            $2,034                   $ 79                   $ --         $2,113
Federal National Mortgage
  Association                      2,597                     94                     --          2,691
Federal Home Loan Mortgage
  Corporation                      1,523                     25                     --          1,548
Federal Home Loan Mortgage
  Corporation REMIC                  824                     16                     --            840
Federal National Mortgage
  Association REMIC                  789                     17                     --            806
-----------------------------------------------------------------------------------------------------
                                  $7,767                   $231                   $ --         $7,998
-----------------------------------------------------------------------------------------------------
At June 30, 2001
-----------------------------------------------------------------------------------------------------
Government National
 Mortgage Association             $3,424                   $ 92                   $ --         $3,516
Federal National Mortgage
  Association                      3,027                     19                      9          3,037
Federal Home Loan Mortgage
  Corporation                        818                     15                     --            833
Federal Home Loan Mortgage
  Corporation REMIC                2,578                     34                     --          2,612
-----------------------------------------------------------------------------------------------------
                                  $9,847                   $160                   $  9         $9,998
-----------------------------------------------------------------------------------------------------

Prepayments may shorten the lives of these mortgage-backed securities.

There were no sales of mortgage-backed securities available for sale during 2002, 2001 and 2000.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(4) LOANS RECEIVABLE

Loans receivable is comprised of the following:

                                                                               June 30,
                                                                  2002             2001
---------------------------------------------------------------------------------------
First mortgage loans:
  Conventional:
     1 to 4 family dwellings                                  $131,336         $130,010
     Multi-family dwellings                                      3,202            2,892
     Commercial                                                  4,496            5,051
---------------------------------------------------------------------------------------
                                                               139,034          137,953
     Guaranteed or insured                                          23               29
---------------------------------------------------------------------------------------
Total long term with monthly amortization                      139,057          137,982
  Construction and development loans                             9,687           10,763
---------------------------------------------------------------------------------------
                                                               148,744          148,745
Less: Loans in process                                          (4,719)          (6,160)
    Deferred loan costs (fees)                                      79              (66)
---------------------------------------------------------------------------------------
                                                               144,104          142,519
---------------------------------------------------------------------------------------
Commercial loans                                                 1,560            1,707
Consumer loans:
  Loans secured by savings accounts                                227              251
  Installment loans                                             34,234           34,190
---------------------------------------------------------------------------------------
                                                                36,021           36,148
---------------------------------------------------------------------------------------
                                                               180,125          178,667
Less: Allowance for loan losses                                 (1,803)          (1,759)
---------------------------------------------------------------------------------------
                                                              $178,322         $176,908
---------------------------------------------------------------------------------------

At June 30, 2002 and 2001, the Company had a commitment to sell its guaranteed student loan portfolio totaling $1,371 and $1,701, respectively. Outstanding commitments to originate loans:

                                                                      June 30,
                                                                  2002             2001
---------------------------------------------------------------------------------------
First mortgage loans:
  Fixed rates (6.5% to 8.25% and 6.625% to 7.25%)             $  1,498         $  2,008
  Variable rates                                                   239              457
---------------------------------------------------------------------------------------
                                                                 1,737            2,465
Other loans - fixed rates                                        1,051              509
Unused lines of credit                                           5,253            4,353
---------------------------------------------------------------------------------------
                                                              $  8,041         $  7,327
---------------------------------------------------------------------------------------

The Company's customers have unused lines of credit as follows: secured (home equity), builder lines of credit and all other lines of credit. The amount available at June 30, 2002 for each type was $3,925, $485 and $843, respectively. The amount available at June 30, 2001 for each type was $3,165, $351 and $837, respectively. The interest rate for each loan is based on the prevailing market conditions at the time of funding.

The Company serviced loans for others of $307, $456 and $481 at June 30, 2002, 2001 and 2000, respectively. These loans serviced for others are not assets of the Company and are appropriately excluded from the Company's financial statements. Fidelity bond and errors and omission insurance coverage is maintained with respect to these loans.

At June 30, 2002, 99.9 % of the Company's net mortgage loan portfolio was secured by properties located in Pennsylvania. The Company does not believe it has significant concentrations of credit risk to any one group of borrowers given its underwriting and collateral requirements.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(5) ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:

--------------------------------------------------------------------
Balance at June 30, 1999                                      $1,866
Provision for losses                                              18
Charge-offs                                                      (99)
Recoveries                                                        13
--------------------------------------------------------------------
Balance at June 30, 2000                                      $1,798
Provision for losses                                              18
Charge-offs                                                      (75)
Recoveries                                                        18
--------------------------------------------------------------------
Balance at June 30, 2001                                      $1,759
Provision for losses                                              18
Charge-offs                                                      (20)
Recoveries                                                        46
--------------------------------------------------------------------
Balance at June 30, 2002                                      $1,803
--------------------------------------------------------------------

Management believes that the allowance for loan losses is appropriate at June 30, 2002. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgements about information available to them at the time of their examination.

At June 30, 2002 and 2001, there were no loans that are considered to be impaired under SFAS 114. The average recorded investment in impaired loans during the fiscal years ended June 30, 2001 and 2000 was approximately $57 and $85, respectively. For the fiscal year ended June 30, 2000, the Company recognized interest income on impaired loans of $3 which was recognized using the cash basis of income recognition.

Non-accrual loans at June 30, 2002, 2001 and 2000 were approximately $287, $523 and $560, respectively. The foregone interest on these loans for the fiscal years ended June 30, 2002, 2001 and 2000 was approximately $25, $42 and $64, respectively. The amount of interest income on such loans actually included in income in fiscal 2002, 2001 and 2000 was $15, $20 and $11, respectively. There were no commitments to lend additional funds to borrowers whose loans were in non-accrual status.

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

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(7) OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment are summarized by major classifications as follows:

                                                                     June 30,
                                                                 2002            2001
-------------------------------------------------------------------------------------
Land and land improvements                                    $   412         $   412
Office buildings and improvements                               2,166           2,129
Furniture, fixtures and equipment                               1,058             991
-------------------------------------------------------------------------------------
  Total, at cost                                                3,636           3,532
Less accumulated depreciation                                  (2,452)         (2,261)
-------------------------------------------------------------------------------------
                                                              $ 1,184         $ 1,271
-------------------------------------------------------------------------------------

Depreciation expense for the periods ended June 30, 2002, 2001 and 2000 was $190, $195 and $206, respectively.

(8) SAVINGS DEPOSITS

Savings deposit balances and interest rates are summarized as follows:

                                                     Weighted Average
                               Interest Rate           Interest Rate
                                     at                 at June 30,                June 30,
                               June 30, 2002          2002       2001           2002       2001
-------------------------------------------------------------------------------------------------
Demand and club accounts                0.75%           0.75%      2.13%      $ 32,534   $ 30,401
Money market deposit
  accounts                         0 to 1.26            1.07       2.25         17,200     15,756
NOW deposits                       0 to 0.25            0.16       0.98         33,159     30,177
-------------------------------------------------------------------------------------------------
                                                                                82,893     76,334
-------------------------------------------------------------------------------------------------
Time deposits:                  1.01 to 2.00                                     6,048          0
                                2.01 to 3.00                                    20,288          0
                                3.01 to 4.00                                    16,644      2,211
                                4.01 to 5.00                                    34,551     24,967
                                5.01 to 6.00                                    28,409     38,432
                                6.01 to 7.00                                    34,020     60,481
                                7.01 to 8.00                                     2,566      3,211
-------------------------------------------------------------------------------------------------
                                                        4.72       5.80        142,526    129,302
-------------------------------------------------------------------------------------------------
                                                        3.20%      4.28%      $225,419   $205,636
-------------------------------------------------------------------------------------------------

At June 30, 2002 and 2001, time deposits with balances in excess of $100,000 amounted to $5.0 million and $4.1 million, respectively.

The contractual maturity of time deposits is as follows:

                                                                      June 30,
                                                                  2002             2001
---------------------------------------------------------------------------------------
Under 12 months                                               $ 77,822         $ 64,031
12 months to 24 months                                          37,964           39,569
24 months to 36 months                                           8,164           13,766
36 months to 48 months                                           2,704            2,290
48 months to 60 months                                           4,082            2,429
Over 60 months                                                  11,790            7,217
---------------------------------------------------------------------------------------
                                                              $142,526         $129,302
---------------------------------------------------------------------------------------

Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

Interest expense by deposit category is as follows:

                                                               Years ended June 30,
                                                      2002             2001             2000
---------------------------------------------------------------------------------------------
Passbook and club accounts                           $  423           $  629           $  651
Money market deposit accounts                           279              350              354
NOW accounts                                            173              282              276
Time deposits                                         6,665            7,021            6,010
---------------------------------------------------------------------------------------------
                                                     $7,540           $8,282           $7,291
---------------------------------------------------------------------------------------------

(9) FEDERAL HOME LOAN BANK ADVANCES

FHLB advances are summarized as follows:

                                                     Interest              June 30,
Due date                                               Rate           2002         2001
-----------------------------------------------------------------------------------------
February 20, 2008                                         5.48%      $ 3,000      $ 3,000
December 18,2008                                          5.15         3,000        3,000
June 30, 2010                                             6.18        10,500       10,500
December 1, 2010                                          5.64         5,000        5,000
November 13, 2015                                         6.51           120          126
-----------------------------------------------------------------------------------------
                                                                     $21,620      $21,626
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

The Bank has an available line of credit with the FHLB of Pittsburgh equal to its maximum borrowing capacity less any outstanding advances. As of June 30, 2002 this was approximately $113 million. There are no commitment fees associated with this line of credit. When used, interest is charged at the FHLB's posted rates, which change daily, and the loan can be repaid at any time. The Bank has yet to use this credit line and has no plans to do so in the immediate future.

(10) INCOME TAXES

Total income tax expense for the years ended June 30, 2002, 2001 and 2000 consisted of:

                                                           2002        2001        2000
----------------------------------------------------------------------------------------
Current:
  Federal                                                 $1,219      $1,434      $1,358
  State                                                      260         275         226
----------------------------------------------------------------------------------------
                                                           1,479       1,709       1,584
----------------------------------------------------------------------------------------
Deferred:
  Federal                                                    (52)        (46)        (60)
----------------------------------------------------------------------------------------
                                                          $1,427      $1,663      $1,524
----------------------------------------------------------------------------------------

Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

Total income tax provision for the years ended June 30, 2002, 2001 and 2000 was allocated as follows:

                                                           2002        2001        2000
----------------------------------------------------------------------------------------
Income                                                    $1,427      $1,663      $1,524
Stockholders' equity:
  Accumulated other comprehensive income (loss)              153         690        (420)
----------------------------------------------------------------------------------------
                                                          $1,580      $2,353      $1,104
----------------------------------------------------------------------------------------

A reconciliation from the expected statutory income tax rate to the actual effective tax rate expressed as a percentage of pre-tax income for the years ended June 30, 2002, 2001 and 2000 is as follows:

                                                             2002      2001      2000
-------------------------------------------------------------------------------------
Expected federal tax rate                                    34.0%     34.0%     34.0%
State taxes, net of federal tax benefit                       3.8       3.4       3.0
Other, net                                                    0.5      (0.4)
Tax exempt income, net                                       (6.6)     (5.6)     (5.9)
-------------------------------------------------------------------------------------
                                                             31.7%     31.4%     30.9%
-------------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities and the related valuation allowances as of June 30, 2002 and 2001 are as follows:

                                                              2002        2001
-------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
  Deferred loan fees                                          $  60      $   80
  Loan loss reserve                                             595         531
  Other                                                         215         186
-------------------------------------------------------------------------------
  Gross deferred tax assets                                     870         797
  Valuation allowance                                            --          --
-------------------------------------------------------------------------------
  Net deferred tax asset                                        870         797
DEFERRED TAX LIABILITIES:
  Property, plant and equipment                                (102)        (97)
  Prepaid expense                                               (38)        (22)
  Investment securities                                        (325)       (172)
-------------------------------------------------------------------------------
Gross deferred tax liability                                   (465)       (291)
-------------------------------------------------------------------------------
Net deferred tax asset                                        $ 405      $  506
-------------------------------------------------------------------------------

The Company has determined that no valuation reserve is necessary for any deferred tax asset since it is more likely than not that the deferred tax assets will be realized through carryback to taxable income in prior years, future reversals of existing differences and to a lesser extent, through future taxable income. SFAS 109 treats tax basis bad debt reserves established after 1987 as temporary differences on which deferred income taxes have been provided. Deferred taxes are not required to be provided on tax bad debt reserves recorded in 1987 and prior years (base year bad debt reserves). Approximately $2,217 of the balances in retained earnings at June 30, 2002 represent base year bad debt deductions for tax purposes only. No provision for federal income tax has been made for such amount. Should amounts previously claimed as bad debt deduction be used for any purpose other than to absorb bad debts (which is not anticipated), tax liabilities will be incurred at the rate then in effect.

(11) STOCKHOLDERS' EQUITY

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly
Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

additional discretionary - actions by regulators, that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of June 30, 2002, the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2002, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

The following table sets forth certain information concerning the Bank's regulatory capital at June 30, 2002 and 2001.

                                             JUNE 30, 2002                   JUNE 30, 2001
                                                Tier I    Tier II               Tier I    Tier II
                                      Tier I     Risk-     Risk-      Tier I     Risk-     Risk-
                                       Core      Based     Based       Core      Based     Based
                                      Capital   Capital   Capital     Capital   Capital   Capital
--------------------------------------------------------------------------------------------------
Equity capital (1)                    $25,499   $25,499   $27,372     $24,626   $24,626   $24,626
Plus general valuation allowances (2)                       1,774                           1,735
Plus allowable unrealized gains                                99                             126
--------------------------------------------------------------------------------------------------
    Total regulatory capital           25,499    25,499    27,372      24,626    24,626    26,487
Minimum required capital               10,749     5,678    11,356      10,230     5,552    11,104
--------------------------------------------------------------------------------------------------
    Excess regulatory capital         $14,750   $19,821   $16,016     $14,396   $19,074   $15,383
--------------------------------------------------------------------------------------------------
Minimum required capital to be well
  capitalized under Prompt
  Corrective Action Provisions        $13,437   $ 8,515   $14,192     $12,788   $ 8,327   $13,878
--------------------------------------------------------------------------------------------------
Regulatory capital as a percentage (3)   9.49%    17.97%    19.29%       9.63%    17.74%    19.09%
Minimum required capital percentage      4.00      4.00      8.00        4.00      4.00      8.00
--------------------------------------------------------------------------------------------------
    Excess regulatory capital
       percentage                        5.49%    13.97%    11.29%       5.63%    13.74%    11.09%
--------------------------------------------------------------------------------------------------
Minimum required capital percentage
  to be well capitalized under
  Prompt Corrective Action
  Provisions                             5.00%     6.00%    10.00%       5.00%     6.00%    10.00%
--------------------------------------------------------------------------------------------------

(1) Represents equity capital of the Bank as reported to the Federal Financial Institutions Examination Council on Form 041 for the quarters ended June 30, 2002 and 2001.

(2) Limited to 1.25% of risk-weighted assets.

(3) Tier I capital is calculated as a percentage of adjusted total average assets of $268,734 and $255,754 at June 30, 2002 and 2001, respectively. Tier I and Tier II risk-based capital are calculated as a percentage of adjusted risk-weighted assets of $141,922 and $138,782 at June 30, 2002 and 2001, respectively.

(12) EMPLOYEE BENEFIT PLANS

The Company sponsors a defined contribution plan in which substantially all employees participate. The plan requires employer contributions of five percent of total compensation of each participant. Employees are also permitted to make contributions. Total plan expense was $75, $75 and $73 during fiscal 2002, 2001, and 2000, respectively.
Note continued

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

In fiscal 1994, the Company adopted the 1993 Key Employee Stock Compensation Program ("1993 Employee Program") and the 1993 Directors' Stock Option Plan ("1993 Directors Plan"). Under the 1993 Employee Program, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the options. At June 30, 2002, there were 10,825 remaining shares available to be granted as determined by the Program Administrators. Under the 1993 Directors' Plan, each person who served as a non-employee Director of the Company immediately following the adjournment of the 1994 annual meeting was granted as of such date an option to purchase 1,405 shares of common stock exercisable at a price equal to the fair market value on the date of the grant. There are no remaining shares available to be granted under the terms of the 1993 Directors' Plan.

In fiscal 1997, the Company adopted the 1996 Key Employee Stock Compensation Program ("1996 Employee Program") and the 1996 Directors' Stock Option Plan ("1996 Directors' Plan"). Under the 1996 Employee Program, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the options. During fiscal 1999, options to purchase 52,500 shares of common stock were granted to key employees at a price equal to the fair market value on the date of the grant. Such stock options will be vested and exercisable over four years at the rate of 25% per year. At June 30, 2002, there were 35,511 remaining shares available to be granted as determined by the Program Administrators. Under the 1996 Directors' Plan, each person who served as a non-employee director of the Company immediately following the adjournment of the 1996 annual meeting was granted as of such date an option to purchase 4,722 shares of common stock exercisable at a price equal to the fair market value on the date of the grant. All of the 28,332 options granted under the 1996 Directors' Plan have vested and are exercisable. There are no remaining shares available to be granted under the terms of the 1996 Directors' Plan.

In fiscal 2001, the Company adopted the 2000 Stock Compensation Program ("2000 Plan"). Under the 2000 Plan, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the options. During fiscal 2001, each person who served as a non-employee director of the Company immediately following the adjournment of the 2000 annual meeting was granted as of such date an option to purchase 3,953 shares of common stock exercisable at a price equal to the fair market value on the date of the grant. At June 30, 2002 there were 71,161 remaining shares available to be granted as determined by the Program Administrators.
Note continued

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

                                      Average       1993       Average       1993       Average    1996     Average    1996
                           1988       Exercise    Employee     Exercise    Director     Exercise Employee   Exercise Director
                         Program       Price      Program       Price        Plan        Price   Program     Price     Plan
-----------------------------------------------------------------------------------------------------------------------------
June 30, 1999                56,679   $6.54           98,967   $9.53           43,855   $12.97   52,500     $15.75   28,332
Granted                          --      --               --      --            4,236   14.69        --        --        --
Exercised                    (4,532)   5.15             (142)   8.44             (300)   7.91        --        --        --
Forfeited                    (5,935)     --               --      --               --      --    (1,000)       --        --
-----------------------------------------------------------------------------------------------------------------------------
June 30, 2000                46,212   $6.63           98,825   $9.53           47,791   $13.15   51,500     $15.75   28,332
Granted                          --      --               --      --               --      --        --        --        --
Exercised                   (17,824)   4.60             (562)   8.44           (1,205)   9.30        --        --        --
Forfeited                      (843)     --               --      --               --      --        --        --        --
-----------------------------------------------------------------------------------------------------------------------------
June 30, 2001                27,545   $7.91           98,263   $9.54           46,586   $13.25   51,500     $15.75   28,332
Granted                          --      --               --      --               --      --        --        --        --
Exercised                    (5,126)   7.64           (1,062)   8.44             (350)  10.67    (1,000)    15.75        --
Forfeited                    (2,437)     --             (420)     --               --      --    (2,000)       --        --
-----------------------------------------------------------------------------------------------------------------------------
June 30, 2002                19,982   $7.96           96,781   $9.55           46,236   $13.27   48,500     $15.75   28,332
-----------------------------------------------------------------------------------------------------------------------------
Actual contractual
 life remaining in
 years                          1.6                      2.4                      4.5               6.9                 4.4
Option price per
 share                 $7.38-$11.00             $8.44-$10.92             $7.38-$18.00                       $15.75   $10.59
Options available to
 be granted at June
 30, 2002                        --                   10,825                       --            35,511                  --
-----------------------------------------------------------------------------------------------------------------------------

                       Average         Average
                       Exercise 2000   Exercise
                        Price   Plan    Price
June 30, 1999          $10.59    --       --
Granted                   --     --       --
Exercised                 --     --       --
Forfeited                 --     --       --
--------------------------------------------------
June 30, 2000          $10.59    --       --
Granted                   --    23,718 $14.00
Exercised                 --     --       --
Forfeited                 --     --       --
--------------------------------------------------
June 30, 2001          $10.59   23,718 $14.00
Granted                   --     --       --
Exercised                 --     --       --
Forfeited                 --     --       --
--------------------------------------------------
June 30, 2002          $10.59   23,718 $14.00
--------------------------------------------------
Actual contractual
 life remaining in
 years                          8.3
Option price per
 share                          $14.00
Options available to
 be granted at June
 30, 2002                       71,161
--------------------------------------------------

There were no options granted during fiscal 2002. Options granted during fiscal 2001 under the 2000 Plan had a weighted-average fair value of $2.25 using a Black-Scholes option valuation model. The fair value of options granted during fiscal 2000 under the 1993 Directors' Plan was $2.71.

At June 30, 2002, 2001 and 2000, 256,964, 247,006 and 242,759 shares were immediately exercisable at average prices of $11.68, $11.29 and $10.37, respectively.

In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS 123 establishes a fair value based method of accounting for stock-based compensation plans. Effective for fiscal years beginning after December 15, 1995, SFAS 123 allows companies to expense an estimated fair value of stock options or to continue to measure compensation expense for stock option plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities that elect to continue to measure compensation expense based on APB No. 25 must provide pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company has elected to continue to measure compensation cost using the intrinsic value method prescribed by APB No. 25. Had the Company used
Note continued

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

the fair value method, net income and earnings per share would have been as follows (In thousands, except per share data):

                                                                     June 30,
                                                           2002        2001        2000
----------------------------------------------------------------------------------------
Net income
  As reported                                             $3,075      $3,639      $3,408
  Pro forma                                               $3,020      $3,589      $3,351
----------------------------------------------------------------------------------------
Basic earnings per share
  As reported                                             $ 1.59      $ 1.85      $ 1.62
  Pro forma                                               $ 1.56      $ 1.83      $ 1.59
----------------------------------------------------------------------------------------
Diluted earnings per share
  As reported                                             $ 1.51      $ 1.79      $ 1.56
  Pro forma                                               $ 1.48      $ 1.76      $ 1.53

The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation Model with the following weighted-average assumptions for 2001 and 2000, respectively: risk-free interest rates of 5.54% and 6.12%; dividend yields of 4.9% and 4.8%; volatility factors of the expected market price of the Company's common stock of 20.8% and 22.9%; and a weighted-average expected life of the options of 7 years.

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

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(14) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                  Three Month Periods Ended
2001/2002:                           September 30    December 31    March 31    June 30
----------------------------------------------------------------------------------------
Interest income                             $4,359         $4,096      $3,988     $4,007
Interest expense                             2,429          2,271       2,049      2,066
----------------------------------------------------------------------------------------
Net interest income before
  provision for loan losses                  1,930          1,825       1,939      1,941
Provision for loan losses                        5              4           5          4
Other income                                   240            298         212        216
Operating expenses                             992          1,010       1,045      1,034
----------------------------------------------------------------------------------------
Income before income taxes                   1,173          1,109       1,101      1,119
Provision for income taxes                     369            350         351        357
----------------------------------------------------------------------------------------
Net income                                   $ 804          $ 759       $ 750      $ 762
----------------------------------------------------------------------------------------
Earnings per share:
  Basic                                     $ 0.41         $ 0.39      $ 0.39     $ 0.40
  Diluted                                   $ 0.39         $ 0.37      $ 0.37     $ 0.38
----------------------------------------------------------------------------------------
Dividends per share                         $ 0.18         $ 0.18      $ 0.18     $ 0.18
----------------------------------------------------------------------------------------
2000/2001:
----------------------------------------------------------------------------------------
Interest income                             $4,590         $4,674      $4,612     $4,504
Interest expense                             2,553          2,679       2,549      2,475
----------------------------------------------------------------------------------------
Net interest income before
  provision for loan losses                  2,037          1,995       2,063      2,029
Provision for loan losses                        5              4           4          5
Other income                                   206            599         195        231
Operating expenses                           1,023          1,023       1,021        968
----------------------------------------------------------------------------------------
Income before income taxes                   1,215          1,567       1,233      1,287
Provision for income taxes                     372            511         374        406
----------------------------------------------------------------------------------------
Net income                                   $ 843         $1,056       $ 859      $ 881
----------------------------------------------------------------------------------------
Earnings per share:
  Basic                                     $ 0.43         $ 0.54      $ 0.44     $ 0.45
  Diluted                                   $ 0.41         $ 0.52      $ 0.42     $ 0.43
----------------------------------------------------------------------------------------
Dividends per share                         $ 0.17         $ 0.17      $ 0.17     $ 0.17
----------------------------------------------------------------------------------------

As a result of rounding, the sum of quarterly amounts may not equal the annual amounts.

(15) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the Consolidated Statement of Financial Condition. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The carrying amounts reported in the Consolidated Statement of Financial Condition approximate fair value for the following financial instruments; cash, money market investments, interest-earning deposits with other institutions, investment securities and mortgage-backed securities available for sale, FHLB stock, loans held for sale and all deposits except time deposits.

At June 30, 2002 and 2001, the estimated fair value of investment securities held to maturity exceeded the net carrying value by approximately $218 and $192, respectively. At June 30, 2002 and 2001 the estimated fair value of mortgage-backed securities held to maturity exceeded the net carrying value by approximately $1 and $2, respectively. Estimated fair values are based on quoted market prices, dealer

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

quotes, and prices obtained from independent pricing services. Refer to Notes 2 and 3 herein for the detail on breakdowns by type of investment and mortgage-backed securities.

The fair value of loans exceeded the carrying value by approximately $5,775 and $3,602 at June 30, 2002 and 2001, respectively. Loans with comparable characteristics including collateral and repricing structures were segregated for valuation purposes. Each loan pool was separately valued utilizing a discounted cash flow analysis. Projected monthly cash flows were discounted to present value using a market rate for comparable loans. Characteristics of comparable loans included remaining term, coupon interest and estimated prepayment speeds.

The carrying amounts and estimated fair values of deposits are as follows:

                                          At June 30, 2002                    At June 30, 2001
                                      Carrying       Estimated            Carrying       Estimated
                                       Amount        Fair Value            Amount        Fair Value
-----------------------------------------------------------------------------------------------------
Non-interest-bearing:
  Demand accounts                       $ 11,520         $ 11,520           $ 10,022         $ 10,022
Interest-bearing:
  Now and MMDA accounts                   38,839           38,839             35,911           35,911
  Passbook accounts                       32,534           32,534             30,401           30,401
  Time deposits                          142,526          144,590            129,302          130,490
-----------------------------------------------------------------------------------------------------
Total Deposits                          $225,419         $227,483           $205,636         $206,824
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

The carrying amounts and estimated fair values of borrowed funds are as follows:

                                          At June 30, 2002                    At June 30, 2001
                                      Carrying       Estimated            Carrying       Estimated
                                       Amount        Fair Value            Amount        Fair Value
-----------------------------------------------------------------------------------------------------
Borrowed funds:
  FHLB advances                         $ 21,620         $ 23,588           $ 21,626         $ 22,429
-----------------------------------------------------------------------------------------------------

The fair value of borrowed funds is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for advances of similar remaining maturities.

There is no material difference between the carrying value and the estimated fair value of the Company's off-balance sheet items which totaled $8.0 million and $7.3 million at June 30, 2002 and 2001, respectively, and are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.

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

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(16) LAUREL CAPITAL GROUP, INC.
       (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                                              June 30,     June 30,
STATEMENT OF FINANCIAL CONDITION                                2002         2001
------------------------------------------------------------------------------------
ASSETS
Cash                                                           $   378      $ 1,179
Other assets                                                       114           --
Investment in Laurel Savings Bank                               26,132       24,957
------------------------------------------------------------------------------------
     Total assets                                              $26,624      $26,136
------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Other accrued expenses                                         $    71      $    (2)
------------------------------------------------------------------------------------
                                                                    71           (2)
------------------------------------------------------------------------------------
Stockholders' equity                                            26,553       26,138
------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                $26,624      $26,136
------------------------------------------------------------------------------------

                                                              For the year ended
                                                       ---------------------------------
                                                       June 30,    June 30,    June 30,
STATEMENT OF OPERATIONS                                  2002        2001        2000
----------------------------------------------------------------------------------------
Dividends from subsidiary                                $2,270      $2,833      $3,860
Other income                                                 --          --          --
Equity in undistributed income of Laurel Savings Bank       900         903        (377)
----------------------------------------------------------------------------------------
                                                          3,170       3,736       3,483
----------------------------------------------------------------------------------------
Operating expenses                                          138         141         113
----------------------------------------------------------------------------------------
Income before income taxes                                3,032       3,595       3,370
Provision (credit) for income taxes                         (43)        (44)        (38)
----------------------------------------------------------------------------------------
Net income                                               $3,075      $3,639      $3,408
----------------------------------------------------------------------------------------

                                                   June 30,    June 30,    June 30,
STATEMENT OF CASH FLOWS                              2002        2001        2000
------------------------------------------------------------------------------------
Net income                                             3,075       3,639       3,408
Undistributed income of Laurel Savings Bank             (900)       (903)        377
  Adjustments to reconcile net income to net cash
     provided by operating activities:
       Other -- net                                      (41)        (72)         75
------------------------------------------------------------------------------------
  Net cash provided by operating activities            2,134       2,664       3,860
------------------------------------------------------------------------------------
Financing activities:
  Acquisition of treasury stock                       (1,604)       (842)     (2,441)
  Stock options exercised                                 68          98          27
  Dividends paid                                      (1,399)     (1,332)     (1,358)
------------------------------------------------------------------------------------
  Net cash used by financing activities               (2,935)     (2,076)     (3,772)
------------------------------------------------------------------------------------
Net change in cash and cash equivalents                 (801)        588          88
Cash and cash equivalents at the beginning of the
  period                                             $ 1,179     $   591     $   503
------------------------------------------------------------------------------------
Cash and cash equivalents at the end of the
  period                                             $   378     $ 1,179     $   591
------------------------------------------------------------------------------------

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

(18) EVENT SUBSEQUENT TO THE DATE OF INDEPENDENT AUDITORS' REPORT (UNAUDITED)

On September 12, 2002, the Company announced it had entered into a definitive agreement to acquire SFSB Holding Company and Stanton Federal Savings Bank. As of June 30, 2002, SFSB Holding Company had total assets of $53.5 million, deposits of $42.7 million and stockholders' equity of $7.1 million. Pending approval of by SFSB Holding Company's stockholders and applicable regulatory authorities, the transaction is expected to be completed in the first quarter of calendar year 2003.

                       LOGO    LAUREL CAPITAL GROUP, INC.

SELECTED FIVE YEAR FINANCIAL DATA
--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

FINANCIAL CONDITION DATA:

                                                         June 30,
                                   2002        2001        2000        1999        1998
-----------------------------------------------------------------------------------------
Total assets                     $278,061    $258,012    $254,073    $231,474    $220,986
Loans, net                        178,322     176,908     169,521     151,390     151,124
Loans held for sale                 1,371       1,701       1,514       1,562       1,633
Mortgage-backed securities held
  to maturity                          40         150         397       1,072       1,051
Mortgage-backed securities
  available for sale                7,998       9,998      10,947      11,868      11,554
Investment securities held to
  maturity                         11,909      13,937      21,931      12,439      14,003
Investment securities available
  for sale                         39,156      39,762      38,665      35,549      25,539
Money market investments               --          --          --       3,711       3,532
Deposits                          225,419     205,636     192,663     182,118     175,390
FHLB advances                      21,620      21,626      33,424      20,029      17,033
Stockholders' equity               26,553      26,138      23,246      24,530      23,506

OPERATING DATA:

                                                For the year ended June 30,
                                   2002        2001        2000        1999        1998
-----------------------------------------------------------------------------------------
Interest income                   $16,450     $18,380     $16,610     $15,652     $15,765
Interest expense                    8,815      10,256       8,581       8,067       8,069
-----------------------------------------------------------------------------------------
Net interest income before
  provision for loan losses         7,635       8,124       8,029       7,585       7,696
Provision for loan losses              18          18          18          18          18
-----------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses         7,617       8,106       8,011       7,567       7,678
Net gain on investments, loans
  and mortgage-backed
  securities available for
  sale                                 76          96          12         313         218
Other income                          890       1,135         828         707         764
Operating expenses                  4,081       4,035       3,919       3,743       3,897
-----------------------------------------------------------------------------------------
Income before income taxes          4,502       5,302       4,932       4,844       4,763
Income tax expense                  1,427       1,663       1,524       1,661       1,712
-----------------------------------------------------------------------------------------
Net income                        $ 3,075     $ 3,639     $ 3,408     $ 3,183     $ 3,051
-----------------------------------------------------------------------------------------
Diluted earnings per share        $  1.51     $  1.79     $  1.56     $  1.39     $  1.32
-----------------------------------------------------------------------------------------

STATISTICAL PROFILE:

                                                          June 30,
                                    2002        2001        2000        1999        1998
-----------------------------------------------------------------------------------------
Return on average assets             1.18%       1.42%       1.43%       1.41%       1.43%
Return on average equity            11.50%      14.73%      14.27%      13.04%      13.58%
Average equity to average assets
  ratio                             10.24%       9.63%      10.03%      10.84%      10.49%
Dividend payout ratio               47.68%      37.99%      41.03%      43.17%      33.33%
-----------------------------------------------------------------------------------------

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

OVERVIEW

During fiscal 2002, the unprecedented interest rate cuts by the Federal Reserve Board resulted in compression of net interest rate spreads and decreased net interest income for the Company as well as for most financial institutions. Despite these negative influences, the Company continued its goal of long-term profitable growth with an increase in assets of $20.0 million or 7.8%. Earnings remained strong, despite the interest rate environment, with net income of $3.1 million or $1.51 per share on a diluted basis compared to $3.6 million or $1.79 per share on a diluted basis for fiscal 2001 and $3.4 million or $1.56 per share for fiscal 2000.

The Company continued to report returns on average assets (ROA) and average equity (ROE) that exceeded industry averages. The ROA for fiscal 2002, 2001 and 2000 was 1.18%, 1.42% and 1.43%, respectively. The ROE for fiscal 2002, 2001 and 2000 was 11.50%, 14.73% and 14.27%, respectively.

The Company's ongoing emphasis on controlling its non-interest expenses has resulted in a low ratio of such expenses to total average assets and a low efficiency ratio. Based on review of various economic and industry publications, these ratios for the Company continue to exceed the industry averages of similarly sized institutions.

Total loan origination during fiscal 2002 amounted to a record $66.2 million or a 59.3% increase compared to fiscal 2001. Mortgage lending activity increased during fiscal 2002 as compared to the prior year and was concentrated more on the origination of fixed-rate mortgages due to the interest rate environment. In addition, consumer lending activity increased by 58.9% during the same time period.

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

The Company has established various parameters regarding its net interest margin and portfolio equity assuming a 200 basis point ("bp") parallel increase or decrease in interest rates. Net interest margin represents net interest income as a percentage of average interest-earning assets while portfolio equity is the net present value of the Company's existing assets and liabilities at a certain date. Assuming a 200 bp increase in rates, the estimated net interest margin may not change by more than 15% for a one-year

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

period and portfolio equity may not decrease by more than 45% of total stockholder's equity. Conversely, if interest rates drop 200 bp, the estimated net interest margin may not change by more than 10% for a one-year period and portfolio equity may not decrease by more than 20% of total stockholders' equity.

The following table illustrates the simulated impact of a 100 basis point or 200 basis point upward or downward movement in interest rates on net interest income, return on average equity and diluted earnings per share. This analysis was calculated assuming that interest-earning asset levels at June 30, 2002 remained constant. The impact of the rate movements was developed by simulating the effect of rates changing over a twelve-month period from the June 30, 2002 levels.

                                                   Increase                    Decrease
Simulated impact in the next 12 months      -----------------------   ---------------------------
  Compared with June 30, 2002:              +100 bp      +200 bp        -100 bp        -200 bp
                                            --------   ------------   ------------   ------------
  Net interest income increase/(decrease)       4.30%          3.50%        (7.50)%       (15.00)%
  Return on average equity
     increase/(decrease)                          54bp          107bp        (230)bp        (461)bp
  Diluted earnings per share
     increase/(decrease)                       $0.07          $0.14        $(0.30)        $(0.61)
                                            --------     ----------     ----------     ----------

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or re-price within that time period. The interest rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or re-pricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. The following table presents a summary of the Company's gap position at June 30, 2002. In preparing the table below, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. In addition, the assumptions used by the Office of Thrift Supervision for regulatory purposes have been made with respect to loan prepayments and contractual amortization rates and passbook and NOW account withdrawal rates. The above assumptions may not be indicative of the actual prepayments and withdrawals which may be experienced by the Company.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

                                       3
                                    Months        4-12        1-5      Over 5
Interest Sensitivity Period         or Less      Months      Years      Years      Total
------------------------------------------------------------------------------------------
Rate sensitive assets:
  Loans and mortgage-backed
     securities                      $21,591    $ 41,315    $84,887    $41,741    $189,534
  Investment securities               36,321      19,248      2,720     24,238      82,527
------------------------------------------------------------------------------------------
Total rate sensitive assets          $57,912    $ 60,563    $87,607    $65,979    $272,061
------------------------------------------------------------------------------------------
Rate sensitive liabilities:
Deposits:
  Certificates of deposit            $22,865    $ 54,958    $52,914    $11,789    $142,526
  NOW and money funds                  8,351      14,309     12,302      3,877      38,839
  Passbooks                            1,424       3,887     13,291     13,932      32,534
------------------------------------------------------------------------------------------
     Total deposits                  $32,640    $ 73,154    $78,507    $29,598    $213,899
Borrowings                            10,500       8,000      3,000        120      21,620
------------------------------------------------------------------------------------------
Total rate sensitive liabilities     $43,140    $ 81,154    $81,507    $29,718    $235,519
------------------------------------------------------------------------------------------
Interest sensitivity gap:
  Interval                            14,772     (20,591)     6,100     36,261      36,542
  Cumulative                         $14,772    $ (5,819)   $   281    $36,542    $     --
------------------------------------------------------------------------------------------
Ratio of cumulative gap to total
  assets                                5.31%      (2.09)%     0.10%     13.14%
------------------------------------------------------------------------------------------

The Company targets its one year gap to be in the range of 10.0% to (10.0)%. At June 30, 2002 and 2001, the Company's one year gap was (2.09)% and .21%, respectively. As part of its effort to minimize the impact changes in interest rates have on operating results, the Company continues to emphasize the origination of interest-earning assets with adjustable rates and shorter maturities and to extend the terms of its interest-bearing liabilities. The Company also maintains a high level of liquid assets, which includes assets available for sale, that could be reinvested at higher yields if interest rates were to rise. Management believes its asset and liability strategies reduce the Company's vulnerability to fluctuations in interest rates.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

FINANCIAL CONDITION

The Company's consolidated assets totaled approximately $278.1 million at June 30, 2002, an increase of $20.0 million or 7.8% from June 30, 2001. The growth in assets was primarily the result of an increase in interest-earning deposits with other institutions. The growth was funded primarily from increases in savings deposits and income generated from current earnings. The Company continually seeks to increase its level of profitability while maintaining its asset quality. This emphasis on earnings and asset quality has resulted in a .12% ratio of non-performing assets to total assets at June 30, 2002.

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

                           At                                           Year Ended June 30,
                        June 30,               2002                            2001                            2000
                          2002     ---------------------------------------------------------------------------------------------
                        Average                          Average                         Average                         Average
                         Yield/    Average                Yield    Average                Yield    Average                Yield
                          Rate     Balance    Interest    Rate     Balance    Interest    Rate     Balance    Interest    Rate
--------------------------------------------------------------------------------------------------------------------------------
Interest-earning
 assets:
 Mortgage loans (1)         7.14%  $140,737   $10,365       7.36%  $138,503   $10,662       7.70%  $121,733   $ 9,169       7.53%
 Consumer and other
   loans (1)                7.43     35,902     2,702       7.53     36,964     2,980       8.06     35,348     2,798       7.92
--------------------------------------------------------------------------------------------------------------------------------
Total loans                 7.19    176,639    13,066       7.40    175,467    13,642       7.77    157,081    11,967       7.62
 Mortgage-backed
   securities               6.36      8,606       518       6.02     10,963       769       7.01     12,275       836       6.81
 Investment
   securities               4.42     52,201     2,554       4.89     60,243     3,820       6.34     60,544     3,721       6.15
 Interest-bearing
   deposits                 1.56     15,936       312       1.96      3,056       149       4.88      1,607        86       5.35
--------------------------------------------------------------------------------------------------------------------------------
Total
 interest-earning
 assets                     5.99%   253,382    16,450       6.49%   249,729    18,380       7.36%   231,507    16,610       7.17%
Non-interest-earning
 assets                               7,702                           6,748                           6,610
--------------------------------------------------------------------------------------------------------------------------------
Total assets                       $261,084                        $256,477                        $238,117
--------------------------------------------------------------------------------------------------------------------------------
Interest-bearing
 liabilities:
 Savings deposits           3.37   $195,666   $ 7,540       3.85%  $184,656   $ 8,282       4.49%  $177,201   $ 7,291       4.11%
 Borrowings                 5.82     21,623     1,275       5.90     31,927     1,974       6.18     22,736     1,290       5.67
--------------------------------------------------------------------------------------------------------------------------------
Total
 interest-bearing
 liabilities                3.60%   217,289   $ 8,815       4.06%   216,583   $10,256       4.74%   199,937   $ 8,581       4.29%
Non-interest-bearing
 liabilities                         17,063                          15,193                          14,302
--------------------------------------------------------------------------------------------------------------------------------
Total liabilities                   234,352                         231,776                         214,239
Stockholders' equity                 26,732                          24,701                          23,878
--------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
 stockholders' equity              $261,084                        $256,477                        $238,117
--------------------------------------------------------------------------------------------------------------------------------
Net earning assets                 $ 36,093                        $ 33,146                        $ 31,570
Net interest
 income/average
 interest rate spread       2.40%             $ 7,635       2.43%             $ 8,124       2.62%             $ 8,029       2.88%
Net yield on
 interest-earning
 assets                                                     3.01%                           3.25%                           3.47%
Average
 interest-earning
 assets as a percent
 of average interest-
 bearing liabilities                 116.61%                          115.3%                          115.8%
--------------------------------------------------------------------------------------------------------------------------------

(1)Includes loans on which the Company has discontinued accruing interest.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

INVESTMENT SECURITIES HELD TO MATURITY AND INVESTMENT SECURITIES AVAILABLE FOR SALE

The Company's investment securities held to maturity totaled $11.9 million at June 30, 2002 which was a decrease of $2.0 million or 14.6% compared to the level at June 30, 2001. The decrease was primarily due to higher yielding investments being called during fiscal 2002 as a result of the decline in interest rates during the period. The Company primarily invests in government agency and corporate notes and municipal bonds. Investment securities available for sale totaled $39.2 million at June 30, 2002 or a decrease of $600,000 compared to June 30, 2001. The decrease was primarily due to the calling of various municipal bonds during the year.

MORTGAGE-BACKED SECURITIES HELD TO MATURITY AND MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

The total of all mortgage-backed securities was $8.0 million at June 30, 2002, a decrease of $2.1 million or 20.79% compared to the level at June 30, 2001. This decrease was primarily due to principal repayments on all mortgage-backed securities during the year.

LOAN PORTFOLIO

Loans receivable increased $1.4 million or 0.8% to $178.3 million during the fiscal year ended June 30, 2002 as compared to an increase of $7.4 million or 4.4% for the fiscal year ended June 30, 2001. Mortgage loan origination in fiscal years 2002 and 2001 amounted to $44.4 million and $27.9 million, respectively. The Company originated primarily fixed-rate loans in fiscal 2002 due to the interest rate environment in the Company's market area. Of the total amount of mortgage and construction loans originated in fiscal 2002, $29.5 million or 66.5% were fixed-rate mortgages as compared to $16.2 million or 58.3% in fiscal 2001. Adjustable-rate mortgage and construction loan origination totaled $14.9 million or 33.5% of total mortgage and construction loans originated in fiscal 2002 as compared to $11.6 million or 41.7% of total mortgage and construction loans originated in fiscal 2001.

Consumer loan origination, including home equity and other installment loans, totaled $21.8 million in fiscal 2002, $13.7 million in fiscal 2001 and $16.4 million in fiscal 2000. The Company has recently placed a greater emphasis on other installment lending including home equity loans, personal loans, auto loans and other secured lines of credit due to the shorter term and generally higher yield associated with such loans.

DEPOSIT PORTFOLIO

Savings deposits increased $19.8 million to $225.4 million during fiscal 2002. This increase was due to the combined result of $13.3 million of net deposit growth and interest credited of approximately $6.5 million. Deposit increases occurred primarily in certificate of deposit accounts and NOW/checking accounts.

For the years ended June 30, 2002, 2001 and 2000, the Company had certificates of deposit with remaining terms to maturity of three (3) to ten (10) years aggregating $18.6 million, $11.9 million and $10.1 million, respectively. As part of its asset and liability planning, the Company attempts to attract longer-term deposits, thereby reducing the interest rate sensitivity of its interest-bearing liabilities.

BORROWINGS

Borrowings, consisting of FHLB advances, remained consistent at $21.6 million from June 30, 2001 to June 30, 2002. The Company was able to maintain its current borrowings without the need to borrow additional funds from the FHLB due to the large amount of deposit growth during the same period.

STOCKHOLDERS' EQUITY

Stockholders' equity increased $500,000 or 1.6% to $26.6 million at June 30, 2002 compared to $26.1 million at June 30, 2001. This increase primarily resulted from an increase in other comprehensive income of $300,000 and net income of $3.1 million. These increases were partially offset by the

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

repurchase of $1.6 million of the Company's common stock and the payment of cash dividends of $1.4 million. Under regulations adopted by the Federal Deposit Insurance Corporation ("FDIC"), the Company is required to maintain Tier I
(Core) capital equal to at least 4% of the Company's adjusted total assets and Tier II (Supplementary) risk-based capital equal to at least 8% of the risk-weighted assets. At June 30, 2002, the Company exceeded all of its regulatory capital requirements. See "Liquidity and Capital Resources."

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

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

                                                               Fiscal 2002
                                                         Compared to Fiscal 2001
                                                        Increase (Decrease) due to
----------------------------------------------------------------------------------------------
                                                                         Rate/
                                             Rate       Volume          Volume          Total
----------------------------------------------------------------------------------------------
Interest income on interest-earning assets:
  Mortgage loans                            $  (463)      $  172           $  (7)      $  (298)
  Consumer loans                               (198)         (86)              6          (278)
  Mortgage-backed securities                   (109)        (165)             23          (251)
  Investment securities                        (872)        (510)            116        (1,266)
  Interest-earning deposits                     (89)         628            (376)          163
----------------------------------------------------------------------------------------------
     Total                                   (1,731)          39            (238)       (1,930)
----------------------------------------------------------------------------------------------
Interest expense on interest-bearing
  liabilities:
  Deposits                                   (1,166)         494             (70)         (742)
  Borrowings                                    (91)        (638)             30          (699)
----------------------------------------------------------------------------------------------
     Total                                   (1,257)        (144)            (40)       (1,441)
----------------------------------------------------------------------------------------------
Net change in net interest income           $  (474)       $ 183           $(198)      $  (489)
----------------------------------------------------------------------------------------------

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
                                             Rate       Volume          Volume          Total
----------------------------------------------------------------------------------------------
Interest income on interest-earning assets:
  Mortgage loans                            $   202       $1,263           $  28       $ 1,493
  Consumer loans                                 52          128               2           182
  Mortgage-backed securities                     25          (89)             (3)          (67)
  Investment securities                         118          (18)             (1)           99
  Interest-earning deposits                      (8)          78              (7)           63
----------------------------------------------------------------------------------------------
     Total                                      389        1,362              19         1,770
----------------------------------------------------------------------------------------------
Interest expense on interest-bearing
  liabilities:
  Deposits                                      656          307              28           991
  Borrowings                                    116          521              47           684
----------------------------------------------------------------------------------------------
     Total                                      772          828              75         1,675
----------------------------------------------------------------------------------------------
Net change in net interest income           $  (383)       $ 534           $ (56)      $    95
----------------------------------------------------------------------------------------------

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

INTEREST INCOME ON LOANS AND LOANS HELD FOR SALE

Interest on loans and loans held for sale decreased by $576,000 or 4.2% in fiscal 2002 primarily due to a decrease in the average yield earned on the portfolio from 7.77% during fiscal 2001 to 7.40% during fiscal 2002. The decrease in the average yield was partially offset by a $1.2 million increase in the average balance of the portfolio during the same period. The average balance of the mortgage loan portfolio increased by $2.2 million or 1.6% and the average balance of the consumer loan portfolio decreased by $1.0 million or 2.9% during fiscal 2002. The decrease in the average yield during fiscal 2002 was primarily due to increased origination of mortgage loans that had lower rates of interest due to the competitive interest rates in the Company's market area. Interest on loans and loans held for sale increased by $1.7 million or 14.0% in fiscal 2001 primarily due to an $18.4 million increase in the average balance of the portfolio, particularly the mortgage loan portfolio. Additionally, the average yield earned on the portfolio increased from 7.62% during fiscal 2000 to 7.77% during fiscal 2001. The average balance of the mortgage loan portfolio increased by $16.8 million or 13.8% and the average balance of the consumer loan portfolio increased by $1.6 million or 4.6% during fiscal 2001. The increase in the average yield during fiscal 2001 was primarily due to increased origination of fixed rate mortgage loans that had higher rates of interest due to the interest rates in the Company's market area.

INTEREST INCOME ON MORTGAGE-BACKED SECURITIES HELD TO MATURITY AND MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

Interest income on all mortgage-backed securities decreased by $251,000 or 32.6% during fiscal 2002 primarily due to a $2.4 million or 21.5% decrease in the average outstanding balance of the portfolio. Also contributing to this decrease was a decrease in the average yield from 7.01% in fiscal 2001 to 6.02% in fiscal 2002. During fiscal 2001, interest income on all mortgage-backed securities decreased by $67,000 or 8.0% primarily due to a $1.3 million or 10.7% decrease in the average outstanding balance of the portfolio. This decrease was partially offset by an increase in the average yield from 6.81% in fiscal 2000 to 7.01% in fiscal 2001.

INTEREST INCOME ON INVESTMENTS HELD TO MATURITY AND INVESTMENTS AVAILABLE FOR
SALE

Interest on investments held to maturity and investments available for sale decreased by $1.3 million or 33.1% during fiscal 2002 primarily due to a decrease in the average yield on these investments from 6.34% in fiscal 2001 to 4.89% in fiscal 2002. Also contributing to the decrease was an $8.0 million or 13.3% decrease in the average outstanding balance of such securities during the same period. The decrease in the average yield in fiscal 2002 was primarily due to increased repayment on higher yielding investment securities as well as decreases in market interest rates. During fiscal 2001, interest on investments held to maturity and investments available for sale increased by $99,000 or 2.7% primarily due to an increase in the average yield from 6.15% in fiscal 2000 to 6.34% in fiscal 2001. This increase was partially offset by a $301,000 or .5% decrease in the average outstanding balance of such securities. The increase in the average yield in fiscal 2001 resulted primarily from the purchase of investments late in fiscal 2000 when market interest rates were on the rise.

INTEREST INCOME ON INTEREST-EARNING DEPOSITS

Interest on deposits, consisting of interest-earning deposits maintained with the FHLB of Pittsburgh, increased $163,000 or 109.4% during fiscal 2002 compared to fiscal 2001 and increased $63,000 or 73.3% during fiscal 2001 compared to fiscal 2000. The increase in fiscal 2002 was primarily due to a $12.9 million or 421.5% increase in the average outstanding balance. This increase was slightly offset by a decrease in the average yield from 4.88% in fiscal 2001 to 1.96% in fiscal 2002. The increase in the average outstanding balance during fiscal 2002 was primarily due to excess liquidity as a result of increased deposits. The increase in fiscal 2001 was primarily due to a $1.4 million or 90.2% increase in the average outstanding balance. This increase was partially offset by a decrease in the average yield from 5.35% in fiscal year 2000 to 4.88% in fiscal year 2001. The increase in the average outstanding balance during fiscal 2001 was primarily due to excess liquidity as a result of increased deposits and decreased loan origination.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

INTEREST EXPENSE ON SAVINGS DEPOSITS

Interest expense on savings deposits decreased by $742,000 or 9.0% in fiscal 2002 primarily due to a decrease in the average yield from 4.49% in fiscal 2001 to 3.85% in fiscal 2002. This decrease was partially offset by an $11.0 million or 6.0% increase in the average outstanding balance during the same period. During fiscal 2001, interest expense on savings deposits increased by $991,000 or 13.6% primarily due to a $7.5 million or 4.2% increase in the average outstanding balance. Additionally, the average rate paid on deposits increased from 4.11% in fiscal year 2000 to 4.49% in fiscal year 2001 primarily due to an increase in certificates of deposit which typically have a higher rate of interest. The increase in the average balance of deposits during both fiscal 2002 and 2001 was predominantly a result of current market conditions.

INTEREST EXPENSE ON BORROWINGS

Interest on borrowings decreased $699,000 or 35.4% in fiscal 2002 primarily due to a $10.3 million or 32.3% decrease in the average outstanding balance of FHLB advances. In addition, the average rate paid on borrowings decreased from 6.18% in fiscal 2001 to 5.90% in fiscal 2002. The decrease in the average outstanding balance during fiscal 2002 was due to the repayment of short-term borrowings. During fiscal 2001, interest on borrowings increased $684,000 or 53.0% primarily due to a $9.2 million or 40.4% increase in the average outstanding balance of FHLB advances. Additionally, the average rate paid on borrowings increased from 5.67% in fiscal 2000 to 6.18% in fiscal 2001. The Company used the funds borrowed during fiscal 2001 primarily to originate loans and purchase investment securities.

NET INTEREST INCOME

Net interest income decreased by $489,000 or 6.0% in fiscal 2002 as compared to fiscal 2001 and increased by $95,000 or 1.2% in fiscal 2001 as compared to the prior fiscal year. The decrease in fiscal 2002 was primarily due to the decrease in the average yield on interest-earning assets from 7.36% in fiscal 2001 to 6.49% in fiscal 2002. This decrease was partially offset by a decrease in the average yield on interest-bearing liabilities from 4.74% in fiscal 2001 to 4.06% in fiscal 2002. The increase in fiscal 2001 was primarily due to the increase in the average outstanding balances of the loan portfolio and interest-earning deposits with other institutions. This increase was partially offset by the decrease in the average outstanding balances of the mortgage-backed security and investment security portfolios and the increase in the average outstanding balances of savings deposits and borrowings.

Interest-earning assets as a percent of interest-bearing liabilities amounted to 116.6%, 115.3% and 115.8% at June 30, 2002, 2001 and 2000, respectively, and the average interest rate spread was 2.43%, 2.62% and 2.88% for fiscal 2002, 2001 and 2000, respectively. The Company's average interest rate spread has decreased from 2.88% in fiscal 2000 to 2.43% in fiscal 2002 primarily due to decreases in the average rates paid on the Company's interest-earning assets. The Company's net interest income continued to exceed its total other expenses in fiscal 2002 and 2001, and the Company intends to continue to manage its assets and liabilities in order to maintain its net interest income at levels in excess of total other expenses.

PROVISION FOR LOAN LOSSES

Financial institutions are subject to the risk of loan losses as one of the costs of lending. While the Company recognizes as losses all loans which are determined to be uncollectible, experience dictates that at any point in time, losses may exist in the portfolio which cannot be specifically identified. As a result, a provision for such unidentifiable losses is established and charged against current earnings to represent management's best estimate of such probable losses. The provision for loan losses amounted to $18,000 for each of fiscal 2002, 2001 and 2000. Such provisions were the result of an analysis of the allowance for loan losses performed in connection with a review of the Company's loan portfolio.

At June 30, 2002, 2001 and 2000, the allowance for loan losses was approximately $1.8 million. This amount represented 1.0%, 1.0% and 1.1%, respectively, of the total loan portfolio at such dates.

Management conducts a review, at least quarterly, to determine that the allowance for loan losses is appropriate to absorb estimated loan losses. In determining the appropriate level of the allowance for loan

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

losses, consideration is given to general economic conditions, diversification of loan portfolios, historic loss experience, identified credit problems, delinquency levels and adequacy of collateral. In consideration of the above, management has assessed the risks in the loan portfolio and has determined that no significant changes have occurred during the fiscal year ended June 30, 2002. Thus, the level of the allowance for loan losses is substantially unchanged from June 30, 2001. Although management believes that the current allowance for loan losses is appropriate, future additions to the reserve may be necessary due to changes in economic conditions and other factors. In addition, as an integral part of their periodic examination, certain regulatory agencies review the adequacy of the Bank's allowance for loan losses and may direct the Bank to make additions to the allowance based on their judgement. No such additions were required to be made during the Bank's most recent examination.

OTHER INCOME

Fees and service charges increased by $82,000 or 11.1% to $822,000 in fiscal 2002 and decreased by $25,000 or 3.3% to $740,000 in fiscal 2001. The increase in fiscal 2002 was primarily due to the higher fees realized from various products and services offered by the Company combined with increased loan origination during the year. The decrease in fiscal 2001 was primarily due to decreased loan underwriting fees as a result of decreased loan origination during the current period and a decrease in late charge fee income.

During fiscal 2002, the Company realized net gains of $76,000 on the sale of investments, mortgage-backed securities and loans in its available for sale portfolio. Gains of $55,000 were recorded on the sale of investment securities available for sale and gains of $21,000 were recorded on the sale of loans held for sale. During fiscal 2001, the Company realized net gains of $96,000 on the sale of investments, mortgage-backed securities and loans in its available for sale portfolio. Gains of $82,000 were recorded on the sale of investment securities available for sale and gains of $14,000 were recorded on the sale of loans held for sale.

Other operating income, which primarily consists of miscellaneous income and rents, was $68,000, $70,000 and $63,000 in fiscal 2002, 2001 and 2000, respectively. The decrease in fiscal 2002 was primarily the result of a decrease in rental income during the current year partially offset by an increase in miscellaneous income.

Other non-operating income decreased $325,000 or 100.0% in fiscal 2002 compared to an increase of $325,000 or 100.0% in fiscal 2001. This fluctuation was the result of the settlement of litigation and an insurance claim during fiscal year 2001.

OPERATING EXPENSES

Compensation and employee benefits, which is the largest component of total operating expenses, increased by $20,000 or 1.0% in fiscal 2002 and increased by $142,000 or 7.6% in fiscal 2001. The increase in fiscal 2002 was primarily due to normal salary and benefit increases which was partially offset due to changes in staffing during the year and increased deferred costs associated with increased loan origination. The increase in fiscal 2001 was primarily due to normal salary and benefit increases.

Premises and occupancy expense increased $6,000 or 1.1% in fiscal 2002 and decreased by $19,000 or 3.3% in fiscal 2001. The increase in fiscal 2002 was primarily due to an increase in office building repairs and maintenance and insurance partially offset by a decrease in furniture, fixtures and equipment expenses, light, heat and utilities expense and depreciation expense. The decrease in fiscal 2001 was primarily due to a decrease in furniture, fixtures and equipment expenses, office building repairs and maintenance and depreciation expense partially offset by an increase in light, heat and utilities expense and office building taxes.

Federal insurance premiums decreased by $1,000 or 2.6% in fiscal 2002 and $34,000 or 47.2% in fiscal 2001. The decrease in both fiscal 2002 and fiscal 2001 was due to the lowering of the rate paid by SAIF insured institutions to support the interest payments on the Financing Corporation ("FICO") Bonds. The amount of the premium is based upon the average amount of deposits outstanding.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

For fiscal 2002, the Company had net losses of $34,000 from its real estate owned ("REO"). There were no such losses during fiscal 2001.

Data processing expenses increased by $19,000 or 8.7% in fiscal 2002 and increased $12,000 or 5.8% in fiscal 2001. The increases in both fiscal 2002 and 2001 were the result of increased pricing.

Professional fees decreased by $25,000 or 16.1% in fiscal 2002 and decreased by $59,000 or 27.6% in fiscal 2001. The decrease in both fiscal 2002 and 2001 was primarily due to reduced legal fees incurred with regard to litigation brought by the Company against another financial institution.

INCOME TAXES

Income taxes decreased $236,000 or 14.2% in fiscal 2002 and increased $139,000 or 9.1% in fiscal 2001. The decrease in fiscal 2002 was predominately a result of the decrease in income before taxes. The increase in fiscal 2001 was primarily due to an increase in pre-tax income for fiscal 2001 as compared to fiscal 2000.

NET INCOME

Net income decreased $564,000 or 15.5% in fiscal 2002 and increased $231,000 or 6.8% in fiscal 2001. The decrease in fiscal 2002 was due to a $489,000 decrease in net interest income, a $265,000 decrease in other income and a $46,000 increase in operating expenses partially offset by a $236,000 decrease in income tax expense. The increase in fiscal 2001 was due to a $95,000 increase in net interest income and a $391,000 increase in other income partially offset by a $116,000 increase in operating expenses and a $139,000 increase in income tax expense.

LIQUIDITY AND CAPITAL RESOURCES

The Company's assets increased from $254.1 million at June 30, 2000 to $258.0 million at June 30, 2001 and to $278.1 million at June 30, 2002. Stockholders' equity increased from $23.2 million at June 30, 2000 to $26.1 million at June 30, 2001 and increased to $26.6 million at June 30, 2002. At June 30, 2002, stockholders' equity amounted to 9.55% of the Company's total assets under generally accepted accounting principles ("GAAP").

The Company is currently required to maintain Tier I (Core) capital equal to at least 4.0% of its adjusted total assets and Tier II (Supplementary) risk-based capital equal to at least 8.0% of its risk-weighted assets. At June 30, 2002, the Company substantially exceeded all of these requirements with Tier I and Tier II ratios of 9.49% and 19.29%, respectively.

During the fiscal years ended June 30, 2002, 2001 and 2000, the Company had positive cash flows from operating activities. Cash and cash equivalents increased $24.1 million, increased $4.8 million and decreased by $7.2 million for the fiscal years ended June 30, 2002, 2001 and 2000, respectively. See Consolidated Statements of Cash Flows.

Cash flows from operating activities for the periods covered by the Consolidated Statements of Cash Flows have been primarily related to net income and operations. Operating activities provided $3.6 million in cash in fiscal 2002, $3.5 million of cash in fiscal 2001 and $3.2 million in fiscal 2000.

Investing activities provided cash on a net basis of $4.0 million in fiscal 2002 and $2.5 million in fiscal 2001 and used cash on a net basis of $30.6 million in fiscal 2000. For fiscal 2002 cash was provided primarily due to $25.4 million of investments maturing or being called which was partially offset by $20.4 million of investment purchases during the same period. For fiscal 2001 cash was provided primarily due to $8.0 million of investments held to maturity being called during the period which was greater than cash used to originate loans and purchase investment securities and mortgage-backed securities. For fiscal 2000 cash was used primarily due to the amount of loans originated and the purchase of investment securities and mortgage-backed securities which were greater than cash provided by the sales, maturities and periodic principal payments received on investments and loans.

Cash flows from financing activities for the periods covered by the Consolidated Statements of Cash Flows have been primarily related to changes in deposits and borrowings. Financing activities provided

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

$16.5 million of cash in fiscal 2002 due to a net increase of $19.8 million in deposit accounts which was partially offset by dividends paid of $1.4 million and $1.6 million of treasury stock acquired. Financing activities used $1.1 million of cash in fiscal 2001 due to a net decrease in FHLB advances of $11.8 million, $1.3 million of cash dividends paid and $842,000 of treasury stock acquired. These decreases were partially offset by a $12.8 million increase in deposit accounts. Financing activities generated $20.2 million of cash in fiscal 2000 due to a net increase of $13.4 million in FHLB advances, $10.5 million in deposits, $72,000 in advance deposits by borrowers for taxes and insurance and $27,000 from stock options exercised. These increases were partially offset by $2.4 million of treasury stock acquired and $1.4 million of cash dividends paid.

The Company's primary source of funds consists of deposits bearing market rates of interest, loan repayments and current earnings. Also, advances from the FHLB of Pittsburgh may be used on short-term basis to compensate for savings outflows or on a long-term basis to support lending and investment activities.

The Company uses its capital resources principally to meet its on going commitments to fund maturing certificates of deposit and deposit withdrawals, fund existing and continuing loan commitments, maintain its liquidity and meet operating expenses. At June 30, 2002, the Company had commitments to originate loans totaling $8.0 million. Scheduled maturities of certificates of deposit during fiscal 2003 totaled $78.0 million at June 30, 2002. Management believes that by evaluating competitive instruments and pricing in its market area, the Company can generally retain a substantial portion of its maturing certificates of deposit.

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

RECENT ACCOUNTING DEVELOPMENTS

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of; however, it retains many of the fundamental provisions of that statement.

SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. However, it retains the requirement in APB No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. By broadening the presentation of discontinued operations to include more disposal transactions, the FASB has enhanced management's ability to provide information that helps financial statement users to assess the effects of a disposal transaction on the ongoing operations of an entity.

SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. Early application is encouraged. The provisions of SFAS No. 144 generally are to be applied prospectively. The adoption of SFAS No. 144 is not expected to have a material effect on the financial position, results of operations or liquidity of the Company.