Form 10-K, Exhibit 13
period 2003-06-30
LAUREL CAPITAL GROUP INC
filed 2003-09-29
CIK 892158

                                                                      Exhibit 13

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

KPMG Letterhead

One Mellon Center                                            Telephone 412 391 9710
Pittsburgh, PA 15219                                         Fax 412 391 8963

THE BOARD OF DIRECTORS AND STOCKHOLDERS
LAUREL CAPITAL GROUP, INC.:

We have audited the accompanying consolidated statements of financial condition of Laurel Capital Group, Inc. and subsidiary as of June 30, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Laurel Capital Group, Inc. and subsidiary at June 30, 2003 and 2002 and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

                                         /s/ KPMG LLP

Pittsburgh, Pennsylvania
August 28, 2003

[FOOTNOTE GRAPHIC]
KPMG LLP. KPMG LLP, a U.S. limited liability partnership, is a member of KPMG International, a Swiss association.

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------
At June 30, 2003 and 2002

(in thousands, except for per share data)                       2003        2002
----------------------------------------------------------------------------------
ASSETS
Cash                                                          $    322    $  1,051
Money market investments                                         1,868          --
Interest-earning deposits with other institutions               51,235      32,812
Investment securities available for sale (note 2)               46,603      39,156
Investment securities held to maturity (market value of
  $9,304 and $12,127) (note 2)                                   9,207      11,909
Mortgage-backed securities available for sale (note 3)          13,478       7,998
Mortgage-backed securities held to maturity (market value of
  $28 and $41) (note 3)                                             27          40
Loans receivable, held for sale (note 4)                         1,439       1,371
Loans receivable                                               183,208     180,125
Allowance for loan losses                                       (2,006)     (1,803)
----------------------------------------------------------------------------------
  Loans receivable, net (notes 4 and 5)                        181,202     178,322
Federal Home Loan Bank stock (note 6)                            2,171       1,637
Real estate owned                                                   --         131
Accrued interest receivable:
     Loans                                                         842         915
     Interest-earning deposits and investments                     442         537
     Mortgage-backed securities                                     61          40
Office properties and equipment, net of accumulated
  depreciation (note 7)                                          2,366       1,184
Goodwill (note 19)                                               2,158          --
Other intangible assets (note 19)                                1,905          --
Prepaid expenses and sundry assets (note 12)                     7,408         958
----------------------------------------------------------------------------------
     Total Assets                                             $322,734    $278,061
----------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Savings deposits (note 8)                                    265,580     225,419
  FHLB advances (note 9)                                        24,672      21,620
  Advance deposits by borrowers for taxes and insurance          2,386       2,506
  Accrued interest payable on savings deposits                     543         522
  Accrued income taxes (note 10)                                   (49)        289
Other accrued expenses and sundry liabilities                    1,918       1,152
----------------------------------------------------------------------------------
  Total Liabilities                                            295,050     251,508
----------------------------------------------------------------------------------
Stockholders' Equity (note 11)
  Common stock, $.01 par value; 5,000,000 shares authorized;
     2,373,906 and 2,356,401 shares issued, respectively            24          24
  Additional paid-in capital                                     5,565       5,389
  Treasury stock, at cost (491,675 and 473,675 shares,
     respectively)                                              (7,552)     (7,157)
  Retained earnings                                             29,208      28,103
  Accumulated other comprehensive income, net of tax of $441
     and $325, respectively                                        856         632
  Stock held in deferred compensation trust                       (417)       (438)
----------------------------------------------------------------------------------
       Total Stockholders' Equity                               27,684      26,553
----------------------------------------------------------------------------------
       Total Liabilities and Stockholders' Equity             $322,734    $278,061
----------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
For the years ended June 30, 2003, 2002, and 2001

(in thousands, except for per share data)         2003          2002          2001
-------------------------------------------------------------------------------------
Interest income:
  Loans receivable                             $   11,988    $   13,066    $   13,642
  Mortgage-backed securities                          558           518           769
  Investment securities:
    Taxable                                         1,131         1,054         1,405
    Tax-exempt                                      1,149         1,500         2,415
  Interest-earning deposits                           371           312           149
-------------------------------------------------------------------------------------
    Total interest income                          15,197        16,450        18,380
Interest expense:
  Savings deposits (note 8)                         6,358         7,540         8,282
  FHLB advances (note 9)                            1,293         1,275         1,974
-------------------------------------------------------------------------------------
    Total interest expense                          7,651         8,815        10,256
-------------------------------------------------------------------------------------
Net interest income before provision for loan
  losses                                            7,546         7,635         8,124
Provision for loan losses                              12            18            18
-------------------------------------------------------------------------------------
Net interest income after provision for loan
  losses                                            7,534         7,617         8,106
-------------------------------------------------------------------------------------
Other income:
  Service charges                                     823           822           740
  Gain on the sale of securities available
    for sale                                            4            55            82
  Gain on the sale of loans held for sale              11            21            14
  Other operating income                               86            68            70
  Other non-operating income                           --            --           325
-------------------------------------------------------------------------------------
    Total other income                                924           966         1,231
-------------------------------------------------------------------------------------
Operating expenses:
  Compensation and employee benefits (note
    12)                                             2,246         2,042         2,022
  Premises and occupancy costs                        628           556           550
  Federal insurance premiums                           37            37            38
  Net loss on real estate owned                        22            34            --
  Data processing expense                             347           238           219
  Professional fees                                   158           135           155
  Other operating expenses                          1,361         1,039         1,051
-------------------------------------------------------------------------------------
    Total operating expenses                        4,799         4,081         4,035
-------------------------------------------------------------------------------------
Income before income taxes                          3,659         4,502         5,302
-------------------------------------------------------------------------------------
Provision for income taxes (note 10):
  Federal                                             921         1,167         1,388
  State                                               204           260           275
-------------------------------------------------------------------------------------
    Total income taxes                              1,125         1,427         1,663
-------------------------------------------------------------------------------------
  Net income                                   $    2,534    $    3,075    $    3,639
-------------------------------------------------------------------------------------
Earnings per share (note 1):
  Basic
    Net income                                 $     1.35    $     1.59    $     1.85
    Average number of shares outstanding        1,880,815     1,937,545     1,963,365
-------------------------------------------------------------------------------------
  Diluted
    Net income                                 $     1.28    $     1.51    $     1.79
    Average number of shares outstanding        1,981,934     2,037,607     2,036,609
-------------------------------------------------------------------------------------
Dividends paid per share                       $     0.76    $     0.72    $     0.68
-------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
For the years ended June 30, 2003, 2002, and 2001

                                                                    Accumulated
                                                                       Other
                                                                   Comprehensive    Stock Held
                               Additional                             Income       in Deferred        Total
                       Common   Paid-in     Treasury    Retained      (Loss)       Compensation   Stockholders'
   (in thousands)      Stock    Capital       Stock     Earnings    Net of Tax        Trust           Equity
----------------------------------------------------------------------------------------------------------------
Balance, June 30,
  2000                    $23      $5,224     $(4,711)   $24,120         $(1,007)         $(403)         $23,246
Comprehensive income:
  Net income               --          --          --      3,639              --             --            3,639
  Other comprehensive
    income, net of
    tax of $690            --          --          --         --           1,338             --            1,338
----------------------------------------------------------------------------------------------------------------
Total comprehensive
  income                   --          --          --      3,639           1,338             --            4,977
Stock options
  exercised (19,591
  shares)                  --          98          --         --              --             --               98
Dividends paid             --          --          --     (1,332)             --             --           (1,332)
Treasury stock
  purchased (61,225
  shares)                  --          --        (842)        --              --             --             (842)
Stock purchased by
  deferred
  compensation trust       --          --          --         --              --             (9)              (9)
----------------------------------------------------------------------------------------------------------------
Balance, June 30,
  2001                    $23      $5,322     $(5,553)   $26,427            $331          $(412)         $26,138
Comprehensive income:
  Net income               --          --          --      3,075              --             --            3,075
  Other comprehensive
    income, net of
    tax of $152            --          --          --         --             298             --              298
  Reclassification
    adjustment, net
    of tax of $1           --          --          --         --               3             --                3
----------------------------------------------------------------------------------------------------------------
Total comprehensive
  income                   --          --          --      3,075             301             --            3,376
Stock options
  exercised (7,538
  shares)                   1          67          --         --              --             --               68
Dividends paid             --          --          --     (1,399)             --             --           (1,399)
Treasury stock
  purchased (83,780
  shares)                  --          --      (1,604)        --              --             --           (1,604)
Stock purchased by
  deferred
  compensation trust       --          --          --         --              --            (26)             (26)
----------------------------------------------------------------------------------------------------------------
Balance, June 30,
  2002                    $24      $5,389     $(7,157)   $28,103            $632          $(438)         $26,553
Comprehensive income:
  Net income               --          --          --      2,534              --             --            2,534
  Other comprehensive
    income, net of
    tax of $116            --          --          --         --             224             --              224
----------------------------------------------------------------------------------------------------------------
Total comprehensive
  income                   --          --          --      2,534             224             --            2,758
Stock options
  exercised (17,505
  shares)                  --         176          --         --              --             --              176
Dividends paid             --          --          --     (1,429)             --             --           (1,429)
Treasury stock
  purchased (18,000
  shares)                  --          --        (395)        --              --             --             (395)
Stock sold by
  deferred
  compensation trust       --          --          --         --              --             21               21
----------------------------------------------------------------------------------------------------------------
Balance, June 30,
  2003                    $24      $5,565     $(7,552)   $29,208            $856          $(417)         $27,684
----------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------
For the years ended June 30, 2003, 2002, and 2001

(in thousands)                                     2003        2002        2001
-------------------------------------------------------------------------------
Net income:                                    $  2,534    $  3,075    $  3,639
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation                                    258         190         195
    Provision for loan losses                        12          18          18
    Net loss on the sale of real estate owned         5          22           1
    Net gain on the sale of securities
      available for sale                             (4)        (55)        (82)
    Gain on the sale of loans held for sale         (11)        (21)        (14)
    Net amortization (accretion) of deferred
      loan fees/costs                                76          11        (113)
    Origination of loans held for sale             (669)       (747)       (860)
    Proceeds from the sale of loans held for
      sale                                          612       1,098         687
    Decrease in accrued interest receivable         297         211          28
    (Decrease) increase in accrued interest
      payable                                       (11)        (41)        159
    Other--net                                     (218)       (123)       (191)
-------------------------------------------------------------------------------
      Net cash provided by operating
         activities                               2,881       3,638       3,467
-------------------------------------------------------------------------------
Investing activities:
  Purchase of investment securities held to
    maturity                                    (19,950)    (16,409)         --
  Purchase of investment securities available
    for sale                                     (5,365)     (1,910)     (1,691)
  Purchase of mortgage-backed securities
    available for sale                           (5,487)     (2,038)         --
  (Purchase) sale of FHLB stock                    (196)         69         (35)
  Principal repayments and maturities of
    investment securities held to maturity       22,700      18,445       8,000
  Principal repayments and maturities of
    investment securities available for sale      5,180       2,664       1,260
  Proceeds from the sale of securities
    available for sale                              963         358       1,097
  Principal repayments and maturities of
    mortgage-backed securities available for
    sale                                          6,574       4,133       1,230
  Principal repayments and maturities of
    mortgage-backed securities held to
    maturity                                         13         110         247
  Decrease (increase) in loans                   21,343      (1,644)     (7,801)
  Proceeds from the sale of real estate owned       152         338         218
  Acquisition -- net of cash and cash
    equivalents received                           (247)         --          --
  Purchase of Bank Owned Life Insurance          (5,500)         --          --
  Net additions to office properties and
    equipment                                      (635)       (103)        (53)
-------------------------------------------------------------------------------
      Net cash provided by investing
         activities                              19,545       4,013       2,472
-------------------------------------------------------------------------------
Financing activities:
  Net increase in demand and club accounts        4,041       6,559         216
  Net (decrease) increase in time deposit
    accounts                                     (5,033)     13,224      12,757
  Net decrease in FHLB advances                      (5)         (6)    (11,798)
  Decrease in advance deposits by borrowers
    for taxes and Insurance                        (219)       (344)       (242)
  Stock options exercised                           176          68          98
  Acquisition of treasury stock                    (395)     (1,604)       (842)
  Dividends paid                                 (1,429)     (1,399)     (1,332)
-------------------------------------------------------------------------------
      Net cash (used) provided by financing
         activities                              (2,864)     16,498      (1,143)
-------------------------------------------------------------------------------
Net change in cash and cash equivalents          19,562      24,149       4,796
Cash and cash equivalents at beginning of
  period                                         33,863       9,714       4,918
-------------------------------------------------------------------------------
Cash and cash equivalents at end of period     $ 53,425    $ 33,863    $  9,714
-------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
-------------------------------------------------------------------------------
Cash paid during the period for:
  Interest on savings deposits                 $  6,337    $  7,581    $  8,123
  Interest on FHLB advances                       1,293       1,275       1,904
  Income taxes                                    1,383       1,454       1,836
Transfer of loans to real estate owned               26         201         493
Cash paid during the period for interest includes interest credited on deposits of $5,268, $6,507, and $7,052 for the years ended June 30, 2003, 2002, and
2001, respectively.
Assets acquired and liabilities assumed in conjunction with the acquisition of
SFSB Holding Company and Stanton Federal Savings Bank:
  Fair value of assets acquired                  54,709
  Fair value of liabilities assumed             (45,379)
                                               --------
  Excess of assets acquired over liabilities
    assumed                                       9,330
-------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share data)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATION AND USE OF ESTIMATES
     Laurel Capital is a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. Laurel Capital's only significant asset is the stock of its wholly-owned subsidiary, Laurel Savings Bank, a Pennsylvania-chartered state savings bank. The Bank conducts business through its eight offices located in Allegheny and Butler counties.

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

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

GOODWILL AND OTHER INTANGIBLES
     As prescribed by SFAS 142, Goodwill and Other Intangibles (SFAS 142), goodwill is not amortized to expense, but rather is tested for impairment periodically. At least annually, management reviews goodwill and evaluates events or changes in circumstances that may indicate impairment in the carrying amount of goodwill. If the sum of the expected undiscounted future cash flows of is less than the carrying amount of the net assets, an impairment loss will be recognized. Impairment, if any, is measured on a discounted future cash flow basis.

CORE DEPOSIT INTANGIBLE
     Upon acquiring another financial institution, the Company engages an independent third party of experts to analyze and prepare a core deposit study. This study reflects the cumulative present value benefit of acquiring deposits versus an alternative source of funding. Based upon this analysis, the amount of the premium related to the core deposits of the business purchased is calculated along with the estimated life of the acquired deposits. The core deposit intangible is then amortized to expense on an accelerated basis over its estimated useful life.

OFFICE PROPERTIES AND EQUIPMENT
     Depreciation is computed on the straight-line method over the estimated useful lives of the related assets.

INTEREST ON SAVINGS
     Interest on savings deposits is accrued and charged to expense daily and is paid or credited in accordance with the terms of the respective accounts.

CASH AND CASH EQUIVALENTS
     For purposes of reporting cash flows, the Company has defined cash and cash equivalents as cash, money market investments and interest-earning deposits with other institutions.

LOANS
     Loans receivable are stated at unpaid principal balances net of the allowance for loan losses and net of deferred loan fees and discounts. In accordance with SFAS Nos. 114 and 118, the Bank considers all one-to-four family residential mortgage loans and all consumer loans (as presented in Note 4) to be smaller homogeneous loans. As such, these loans are collectively evaluated for impairment. Loans within the scope of these statements are considered impaired when, based on current information and events, it is probable that all principal and interest will not be collected in accordance with the contractual terms of the loans. Management determines the impairment of loans based on knowledge of the borrower's ability to repay the loan according to the contractual agreement, the borrower's repayment history and the fair value of collateral for certain collateral dependent loans. Pursuant to SFAS 114, management does not consider an insignificant delay or insignificant shortfall to impair a loan. Management has determined that a delay less than 90 days will be considered an insignificant delay and that an amount less than $5 will be considered an insignificant shortfall. The Bank does not apply SFAS 114 using major risk calculations but on a loan by loan basis. All loans are charged off when management determines that principal and interest are not collectible.

     Any excess of the Bank's recorded investment in the loans over the measured value of the loans in accordance with SFAS 114 is provided for in the allowance for loan losses. The Bank reviews its loans for impairment on a quarterly basis.

     The recognition of interest income on all loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due or when the loan becomes 90 days past due, whichever occurs first. All unpaid accrued interest on such loans is reserved. Such interest ultimately collected is credited to income in the period of recovery or applied to reduce principal if

Note continued

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

there is sufficient doubt about the collectibility of principal. Consumer loans more than 120 days or 180 days delinquent (depending on the nature of the loan)
     are generally required to be written off.

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

     The following table sets forth the computation of basic and diluted earnings per share:

                                                              June 30,
                                             2003               2002               2001
------------------------------------------------------------------------------------------
Basic earnings per share:
  Net income                              $    2,534         $    3,075         $    3,639
  Weighted average shares outstanding      1,880,815          1,937,545          1,963,365
  Earnings per share                      $     1.35         $     1.59         $     1.85
Diluted earnings per share:
  Net income                              $    2,534         $    3,075         $    3,639
  Weighted average shares outstanding      1,880,815          1,937,545          1,963,365
  Dilutive effect of employee stock
     options                                 101,119            100,062             73,244
------------------------------------------------------------------------------------------
Diluted weighted average shares
  outstanding                              1,981,934          2,037,607          2,036,609
  Earnings per share                      $     1.28         $     1.51         $     1.79
------------------------------------------------------------------------------------------

STOCK COMPENSATION
     SFAS 123, "Accounting for Stock-Based Compensation", allows companies to expense an estimated fair value of stock options or to continue to measure compensation expense for stock option plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities that elect to continue to measure compensation expense based on APB No. 25

Note continued

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

     must provide pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company has elected to continue to measure compensation cost using the intrinsic value method prescribed by APB No. 25. Had the Company used the fair value method, net income and earnings per share would have been as follows (In thousands, except per share data):

                                                                     June 30,
                                                           2003        2002        2001
----------------------------------------------------------------------------------------
Net income
  As reported                                             $2,534      $3,075      $3,639
  Deduct total stock-based compensation expense
     determined under fair-value based method for all
     awards, net of tax                                      (51)        (55)        (50)
  Pro forma                                               $2,483      $3,020      $3,589
----------------------------------------------------------------------------------------
Basic earnings per share
  As reported                                             $ 1.35      $ 1.59      $ 1.85
  Pro forma                                               $ 1.32      $ 1.56      $ 1.83
----------------------------------------------------------------------------------------
Diluted earnings per share
  As reported                                             $ 1.28      $ 1.51      $ 1.79
  Pro forma                                               $ 1.25      $ 1.48      $ 1.76

     There was no stock-based employee compensation expense included in reported net income for the years ended June 30, 2003, 2002 and 2001.

     The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation Model with the following weighted-average assumptions for 2001: risk-free interest rate of 5.54%; dividend yield of 4.9%; volatility factors of the expected market price of the Company's common stock of 20.8%; and a weighted-average expected life of the options of 7 years.

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

COMPREHENSIVE INCOME
     The Company reports comprehensive income in accordance with SFAS No. 130 which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. For the fiscal years ended June 30, 2003, 2002 and 2001, the Company's total comprehensive income was $2,758, $3,376 and $4,977, respectively. Total comprehensive income is comprised of net income of $2,534, $3,075 and $3,639, respectively, and other comprehensive income of $224, $301 and $1,338, net of tax, respectively. Other comprehensive income consists of unrealized gains and losses on investment securities and mortgage-backed securities available for sale.

RECLASSIFICATION
     Certain items previously reported have been reclassified to conform with the current year's reporting presentation.

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(2) INVESTMENT SECURITIES

Investment securities held to maturity are comprised of the following:

                                                        Gross              Gross
                                       Amortized      Unrealized         Unrealized         Market
                            Face/Par     Cost        Appreciation       Depreciation        Value
-----------------------------------------------------------------------------------------------------
AT JUNE 30, 2003:
  Corporate notes and
     commercial paper       $  9,150   $   9,207   $            156   $             59   $      9,304
-----------------------------------------------------------------------------------------------------
AT JUNE 30, 2002:
  Corporate notes and
     commercial paper       $ 11,900   $  11,909   $            218   $             --   $     12,127
-----------------------------------------------------------------------------------------------------

                                                                       Amortized         Market
                                                       Face/Par          Cost            Value
---------------------------------------------------------------------------------------------------
At June 30, 2003, the contractual maturities
 of the debt securities held to maturity are:
  Due in 12 months or less                                  $2,000            $1,998         $1,999
  Due after one year through five years                        500               500            520
  Due after five years through ten years                     3,650             3,709          3,659
  Due after ten years                                        3,000             3,000          3,126
---------------------------------------------------------------------------------------------------
                                                            $9,150            $9,207         $9,304
---------------------------------------------------------------------------------------------------

Note continued

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

Investment securities available for sale are comprised of the following:

                                                                          Gross             Gross
                                                    Amortized        Unrealized        Unrealized       Market
                                      Face/Par           Cost      Appreciation      Depreciation        Value
--------------------------------------------------------------------------------------------------------------
AT JUNE 30, 2003:
  Municipal obligations                $16,175        $15,373            $1,035              $  1      $16,407
  Federal Home Loan Mortgage
    Corporation preferred stock            750            750                44                --          794
  Federal National Mortgage
    Association stock                      965            965                91                45        1,011
  Federal Home Loan Mortgage
    Corporation stock                      999            999                55                89          965
  Corporate Notes                        3,077          3,135                64                --        3,199
  CRA Qualified Investment Fund          1,000          1,000                15                --        1,015
  Other                                    452            460                 8                --          468
  Shay Financial Services ARM
    Fund                                22,785         22,785                --                41       22,744
--------------------------------------------------------------------------------------------------------------
                                       $46,203        $45,467            $1,312              $176      $46,603
--------------------------------------------------------------------------------------------------------------
AT JUNE 30, 2002:
 Municipal obligations                 $19,100        $18,232              $534               $40      $18,726
  Federal National Mortgage
     Association preferred
     stock                                 250            250                 3                --          253
  Federal Home Loan Mortgage
     Corporation preferred
     stock                                 750            750                28                --          778
  Federal National Mortgage
     Association stock                     631            631               120                14          737
  Federal Home Loan Mortgage
     Corporation stock                     514            514               107                 9          612
  SLM Student Loan Trust                   220            207                13                --          220
  Shay Financial Services ARM
     Fund                               17,845         17,845                --                15       17,830
--------------------------------------------------------------------------------------------------------------
                                       $39,310        $38,429              $805               $78      $39,156
--------------------------------------------------------------------------------------------------------------

                                                                       Amortized         Market
                                                       Face/Par          Cost            Value
---------------------------------------------------------------------------------------------------
At June 30, 2003, the contractual maturities of the debt securities available for sale are:
  Due in 12 months or less                                 $    55           $    57        $    56
  Due after one year through five years                      1,000             1,000          1,002
  Due after five years through ten years                     1,940             2,001          2,041
  Due after ten years                                       16,489            15,690         16,757
---------------------------------------------------------------------------------------------------
                                                           $19,484           $18,748        $19,856
---------------------------------------------------------------------------------------------------

The Federal National Mortgage Association preferred and common stock, Federal Home Loan Mortgage Corporation preferred and common stock, Community Reinvestment Act (CRA) Qualified Investment Fund and Shay Financial Services ARM Fund have no stated maturity.

Proceeds from the sale of investment securities available for sale during 2003, 2002 and 2001 were $0, $358 and $1,097, respectively.

Gross gains of $0, $55 and $82 were realized on these sales in 2003, 2002 and 2001, respectively.

There were no realized losses in 2003, 2002 and 2001.

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(3) MORTGAGE-BACKED SECURITIES

Mortgage-backed securities held to maturity are comprised of the following:

                                                   Gross                  Gross
                             Amortized          Unrealized             Unrealized           Market
     At June 30, 2003           Cost           Appreciation           Depreciation           Value
-----------------------------------------------------------------------------------------------------
Federal National Mortgage
  Association REMIC                  $27                     $1                    $--            $28
-----------------------------------------------------------------------------------------------------
At June 30, 2002
-----------------------------------------------------------------------------------------------------
Federal National Mortgage
 Association REMIC                   $40                     $1                    $--            $41
-----------------------------------------------------------------------------------------------------

Mortgage-backed securities available for sale are comprised of the following:

                                                   Gross                  Gross
                             Amortized          Unrealized             Unrealized           Market
     At June 30, 2003           Cost           Appreciation           Depreciation           Value
-----------------------------------------------------------------------------------------------------
Government National
  Mortgage Association           $ 3,283                   $ 60                    $ 9        $ 3,334
Federal National Mortgage
  Association                      4,521                     78                     28          4,571
Federal Home Loan Mortgage
  Corporation                      1,710                     41                      2          1,749
Federal Home Loan Mortgage
  Corporation REMIC                3,139                     38                     20          3,157
Federal National Mortgage
  Association REMIC                  432                     16                     --            448
Other -- REMIC                       232                     --                     13            219
-----------------------------------------------------------------------------------------------------
                                 $13,317                   $233                    $72        $13,478
-----------------------------------------------------------------------------------------------------
At June 30, 2002
-----------------------------------------------------------------------------------------------------
Government National
 Mortgage Association             $2,034                   $ 79                   $ --         $2,113
Federal National Mortgage
  Association                      2,597                     94                     --          2,691
Federal Home Loan Mortgage
  Corporation                      1,523                     25                     --          1,548
Federal Home Loan Mortgage
  Corporation REMIC                  824                     16                     --            840
Federal National Mortgage
  Association REMIC                  789                     17                     --            806
-----------------------------------------------------------------------------------------------------
                                  $7,767                   $231                   $ --         $7,998
-----------------------------------------------------------------------------------------------------

Prepayments may shorten the lives of these mortgage-backed securities.

Proceeds from the sale of mortgage-backed securities available for sale during 2003 were $963. There were no sales of mortgage-backed securities available for sale during 2002 and 2001.

Gross gains of $4 were realized on these sales in 2003.

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(4) LOANS RECEIVABLE

Loans receivable is comprised of the following:

                                                                       June 30,
                                                                  2003             2002
---------------------------------------------------------------------------------------
First mortgage loans:
  Conventional:
     1 to 4 family dwellings                                  $118,962         $131,336
     Multi-family dwellings                                      2,640            3,202
     Commercial                                                  5,337            4,496
---------------------------------------------------------------------------------------
                                                               126,939          139,034
     Guaranteed or insured                                          --               23
---------------------------------------------------------------------------------------
Total long term with monthly amortization                      126,939          139,057
  Construction and development loans                            14,728            9,687
---------------------------------------------------------------------------------------
                                                               141,667          148,744
Less: Loans in process                                          (7,314)          (4,719)
    Deferred loan costs(fees)                                      380               79
---------------------------------------------------------------------------------------
                                                               134,733          144,104
---------------------------------------------------------------------------------------
Commercial and other loans                                       3,012            1,560
Consumer loans:
  Loans secured by savings accounts                                350              227
  Installment loans                                             45,113           34,234
---------------------------------------------------------------------------------------
                                                                48,475           36,021
---------------------------------------------------------------------------------------
                                                               183,208          180,125
Less: Allowance for loan losses                                 (2,006)          (1,803)
---------------------------------------------------------------------------------------
                                                              $181,202         $178,322
---------------------------------------------------------------------------------------

At June 30, 2003 and 2002, the Company had a commitment to sell its guaranteed student loan portfolio totaling $1,439 and $1,371, respectively. Outstanding commitments to originate loans:

                                                                       June 30,
                                                                  2003             2002
---------------------------------------------------------------------------------------
First mortgage loans:
  Fixed rates (5.25% to 7.00% and 6.50% to 8.25%)             $  1,845         $  1,498
  Variable rates                                                    --              239
---------------------------------------------------------------------------------------
                                                                 1,845            1,737
Other loans - fixed rates                                          857            1,051
Unused lines of credit                                           4,575            5,253
---------------------------------------------------------------------------------------
                                                              $  7,277         $  8,041
---------------------------------------------------------------------------------------

The Company's customers have unused lines of credit as follows: secured (home equity), builder lines of credit and all other lines of credit. The amount available at June 30, 2003 for each type was $3,349, $287 and $939, respectively. The amount available at June 30, 2002 for each type was $3,925, $485 and $843, respectively. The interest rate for each loan is based on the prevailing market conditions at the time of funding.

The Company issues standby letters of credit in the normal course of business. Letters of credit are issued for a one-year period. The Company would be required to perform under the standby letters of credit when drawn upon by the guaranteed, in the case of nonperformance by the Company's customer. The maximum potential amount of future payments the Company could be required to make under these guarantees is $215 of which 100% is fully collateralized. Currently, no liability has been recognized by the Company for these obligations. There are no recourse provisions that would enable the Company to recover any amounts from third parties.

Note continued

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

The Company serviced loans for others of $183, $307 and $456 at June 30, 2003, 2002 and 2001, respectively. These loans serviced for others are not assets of the Company and are appropriately excluded from the Company's financial statements. Fidelity bond and errors and omission insurance coverage is maintained with respect to these loans.

At June 30, 2003, 99.9% of the Company's net mortgage loan portfolio was secured by properties located in Pennsylvania. The Company does not believe it has significant concentrations of credit risk to any one group of borrowers given its underwriting and collateral requirements.

(5) ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:

--------------------------------------------------------------------
Balance at June 30, 2000                                      $1,798
Provision for losses                                              18
Charge-offs                                                      (75)
Recoveries                                                        18
--------------------------------------------------------------------
Balance at June 30, 2001                                      $1,759
Provision for losses                                              18
Charge-offs                                                      (20)
Recoveries                                                        46
--------------------------------------------------------------------
Balance at June 30, 2002                                      $1,803
Provision for losses                                              12
Charge-offs                                                      (30)
Recoveries                                                        12
Allowance on loans acquired from Stanton Federal Savings
  Bank                                                           209
--------------------------------------------------------------------
Balance at June 30, 2003                                      $2,006
--------------------------------------------------------------------

Management believes that the allowance for loan losses is appropriate at June 30, 2003. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgements about information available to them at the time of their examination.

At June 30, 2003 and 2002, there were no loans that are considered to be impaired under SFAS 114. The average recorded investment in impaired loans during the fiscal year ended June 30, 2001 was approximately $57.

Non-accrual loans at June 30, 2003, 2002 and 2001 were approximately $956, $287 and $523, respectively. The foregone interest on these loans for the fiscal years ended June 30, 2003, 2002 and 2001 was approximately $33, $25 and $42, respectively. The amount of interest income on such loans actually included in income in fiscal 2003, 2002 and 2001 was $39, $15 and $20, respectively. There were no commitments to lend additional funds to borrowers whose loans were in non-accrual status.

(6) FEDERAL HOME LOAN BANK STOCK

The Company is a member of the Federal Home Loan Bank ("FHLB") System. As a member, the Company maintains an investment in the capital stock of the FHLB of Pittsburgh, at cost, in an amount equal to 5% of its outstanding advances, if any, and 0.7% of its unused borrowing capacity with the FHLB. The calculation of the required stock investment may be performed or changed at anytime by the FHLB.

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(7) OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment are summarized by major classifications as follows:

                                                                     June 30,
                                                                 2003            2002
-------------------------------------------------------------------------------------
Land and land improvements                                    $   592         $   412
Office buildings and improvements                               3,050           2,166
Furniture, fixtures and equipment                               2,129           1,058
-------------------------------------------------------------------------------------
  Total, at cost                                                5,771           3,636
Less accumulated depreciation                                  (3,405)         (2,452)
-------------------------------------------------------------------------------------
                                                              $ 2,366         $ 1,184
-------------------------------------------------------------------------------------

Depreciation expense for the periods ended June 30, 2003, 2002 and 2001 was $258, $190 and $195, respectively.

(8) SAVINGS DEPOSITS

Savings deposit balances and interest rates are summarized as follows:

                                                     Weighted Average
                               Interest Rate           Interest Rate
                                     at                 at June 30,                June 30,
                               June 30, 2003          2003       2002           2003       2002
-------------------------------------------------------------------------------------------------
Demand and club accounts           0 to 0.50%           0.31%      0.75%      $ 47,532   $ 32,534
Money market deposit
  accounts                         0 to 0.85            0.74       1.07         19,106     17,200
NOW deposits                       0 to 0.10            0.06       0.16         42,390     33,159
-------------------------------------------------------------------------------------------------
                                                                               109,028     82,893
-------------------------------------------------------------------------------------------------
Time deposits:                  0.90 to 0.99                                       821         --
                                1.00 to 1.99                                    21,410      6,048
                                2.00 to 2.99                                    35,359     19,109
                                3.00 to 3.99                                    25,013     15,375
                                4.00 to 4.99                                    35,737     32,725
                                5.00 to 5.99                                    26,794     31,196
                                6.00 to 6.99                                    10,424     34,872
                                7.00 to 7.99                                       994      3,201
-------------------------------------------------------------------------------------------------
                                                        3.64       4.72        156,552    142,526
-------------------------------------------------------------------------------------------------
                                                        2.27%      3.20%      $265,580   $225,419
-------------------------------------------------------------------------------------------------

At June 30, 2003 and 2002, time deposits with balances in excess of $100,000 amounted to $15.4 million and $14.2 million, respectively.

The contractual maturity of time deposits is as follows:

                                                                      June 30,
                                                                  2003             2002
---------------------------------------------------------------------------------------
Under 12 months                                               $ 87,093         $ 77,822
12 months to 24 months                                          30,830           37,964
24 months to 36 months                                          10,929            8,164
36 months to 48 months                                          12,178            2,704
48 months to 60 months                                           4,087            4,082
Over 60 months                                                  11,435           11,790
---------------------------------------------------------------------------------------
                                                              $156,552         $142,526
---------------------------------------------------------------------------------------

Note continued

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

Interest expense by deposit category is as follows:

                                                               Years ended June 30,
                                                      2003             2002             2001
---------------------------------------------------------------------------------------------
Passbook and club accounts                           $  135           $  423           $  629
Money market deposit accounts                           188              279              350
NOW accounts                                             44              173              282
Time deposits                                         5,991            6,665            7,021
---------------------------------------------------------------------------------------------
                                                     $6,358           $7,540           $8,282
---------------------------------------------------------------------------------------------

(9) FEDERAL HOME LOAN BANK ADVANCES

FHLB advances are summarized as follows:

                                                 Interest                     June 30,
Due date                                           Rate                  2003         2002
--------------------------------------------------------------------------------------------
November 10, 2003                                            1.32%      $ 3,057      $    --
February 20, 2008                                            5.48         3,000        3,000
December 18, 2008                                            5.15         3,000        3,000
June 30, 2010                                                6.18        10,500       10,500
December 1, 2010                                             5.64         5,000        5,000
November 13, 2015                                            6.51           115          120
--------------------------------------------------------------------------------------------
                                                                        $24,672      $21,620
--------------------------------------------------------------------------------------------

Under a blanket collateral pledge agreement, the Bank has pledged as collateral for advances from the FHLB of Pittsburgh certain qualifying collateral, such as mortgage-backed securities and loans, with weighted collateral values determined by the FHLB of Pittsburgh equal to at least the unpaid amount of outstanding advances.

The Bank has an available line of credit with the FHLB of Pittsburgh equal to its maximum borrowing capacity less any outstanding advances. As of June 30, 2003 this was approximately $132 million. There are no commitment fees associated with this line of credit. When used, interest is charged at the FHLB's posted rates, which change daily, and the loan can be repaid at any time. The Bank has yet to use this credit line and has no plans to do so in the immediate future.

(10) INCOME TAXES

Total income tax expense for the years ended June 30, 2003, 2002 and 2001 consisted of:

                                                           2003        2002        2001
----------------------------------------------------------------------------------------
Current:
  Federal                                                 $  885      $1,219      $1,434
  State                                                      204         260         275
----------------------------------------------------------------------------------------
                                                           1,089       1,479       1,709
----------------------------------------------------------------------------------------
Deferred:
  Federal                                                     36         (52)        (46)
----------------------------------------------------------------------------------------
                                                          $1,125      $1,427      $1,663
----------------------------------------------------------------------------------------

Note continued

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

Total income tax provision for the years ended June 30, 2003, 2002 and 2001 was allocated as follows:

                                                           2003        2002        2001
----------------------------------------------------------------------------------------
Income                                                    $1,125      $1,427      $1,663
Stockholders' equity:
  Accumulated other comprehensive income (loss)              116         153         690
----------------------------------------------------------------------------------------
                                                          $1,241      $1,580      $2,353
----------------------------------------------------------------------------------------

A reconciliation from the expected statutory income tax rate to the actual effective tax rate expressed as a percentage of pre-tax income for the years ended June 30, 2003, 2002 and 2001 is as follows:

                                                             2003      2002      2001
-------------------------------------------------------------------------------------
Expected federal tax rate                                    34.0%     34.0%     34.0%
State taxes, net of federal tax benefit                       3.7       3.8       3.4
Other, net                                                   (0.1)      0.5      (0.4)
Tax exempt income, net                                       (6.9)     (6.6)     (5.6)
-------------------------------------------------------------------------------------
                                                             30.7%     31.7%     31.4%
-------------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities and the related valuation allowances as of June 30, 2003 and 2002 are as follows:

                                                               2003        2002
--------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
  Deferred loan fees                                          $    44      $  60
  Loan loss reserve                                               670        595
  Net operating loss carryforward                                 450         --
  Other                                                           178        215
--------------------------------------------------------------------------------
  Gross deferred tax assets                                     1,342        870
  Valuation allowance                                              --         --
--------------------------------------------------------------------------------
  Net deferred tax asset                                        1,342        870
DEFERRED TAX LIABILITIES:
  Property, plant and equipment                                  (106)      (102)
  Prepaid expense                                                 (62)       (38)
  Investment securities                                          (441)      (325)
  Purchase accounting                                            (589)        --
--------------------------------------------------------------------------------
Gross deferred tax liability                                   (1,198)      (465)
--------------------------------------------------------------------------------
Net deferred tax asset                                        $   144      $ 405
--------------------------------------------------------------------------------

The Company has determined that no valuation reserve is necessary for any deferred tax asset since it is more likely than not that the deferred tax assets will be realized through carryback to taxable income in prior years, future reversals of existing differences and to a lesser extent, through future taxable income. SFAS 109 treats tax basis bad debt reserves established after 1987 as temporary differences on which deferred income taxes have been provided. Deferred taxes are not required to be provided on tax bad debt reserves recorded in 1987 and prior years (base year bad debt reserves). Approximately $2,217 of the balances in retained earnings at June 30, 2003 represent base year bad debt deductions for tax purposes only. No provision for federal income tax has been made for such amount. Should amounts previously claimed as bad debt deduction be used for any purpose other than to absorb bad debts (which is not anticipated), tax liabilities will be incurred at the rate then in effect.

The net operating loss carryforward of $1,324 expires in 2022. This net operating loss was generated by Stanton Federal Savings Bank in its final tax return. The deferred tax asset relating to the net operating loss carryforward was recorded as part of the purchase price allocation of the acquisition of SFSB Holding Company and Stanton Federal Savings Bank.

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of June 30, 2003, the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2003, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

The following table sets forth certain information concerning the Bank's regulatory capital at June 30, 2003 and 2002.

                                             JUNE 30, 2003                   JUNE 30, 2002
                                                Tier I    Tier II               Tier I    Tier II
                                      Tier I     Risk-     Risk-      Tier I     Risk-     Risk-
                                       Core      Based     Based       Core      Based     Based
                                      Capital   Capital   Capital     Capital   Capital   Capital
--------------------------------------------------------------------------------------------------
Equity capital (1)                    $22,846   $22,846   $22,846     $25,499   $25,499   $27,372
Plus general valuation allowances
  (2)                                                       2,006                           1,774
Plus allowable unrealized gains                                12                              99
--------------------------------------------------------------------------------------------------
    Total regulatory capital           22,846    22,846    24,864      25,499    25,499    27,372
Minimum required capital               12,176     6,620    13,240      10,749     5,678    11,356
--------------------------------------------------------------------------------------------------
    Excess regulatory capital         $10,670   $16,226   $11,624     $14,750   $19,821   $16,016
--------------------------------------------------------------------------------------------------
Minimum required capital to be well
  capitalized under Prompt
  Corrective Action Provisions        $15,220   $ 9,930   $16,550     $13,437   $ 8,515   $14,192
--------------------------------------------------------------------------------------------------
Regulatory capital as a percentage
  (3)                                    7.51%    13.80%    15.02%       9.49%    17.97%    19.29%
Minimum required capital percentage      4.00      4.00      8.00        4.00      4.00      8.00
--------------------------------------------------------------------------------------------------
    Excess regulatory capital
       percentage                        3.51%     9.80%     7.02%       5.49%    13.97%    11.29%
--------------------------------------------------------------------------------------------------
Minimum required capital percentage
  to be well capitalized under
  Prompt Corrective Action
  Provisions                             5.00%     6.00%    10.00%       5.00%     6.00%    10.00%
--------------------------------------------------------------------------------------------------

(1) Represents equity capital of the Bank as reported to the Federal Financial Institutions Examination Council on Form 041 for the quarters ended June 30, 2003 and 2002.

(2) Limited to 1.25% of risk-weighted assets.

(3) Tier I capital is calculated as a percentage of adjusted total average assets of $304,409 and $268,734 at June 30, 2003 and 2002, respectively. Tier I and Tier II risk-based capital are calculated as a percentage of adjusted risk-weighted assets of $165,503 and $141,922 at June 30, 2003 and 2002, respectively.

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

[12] EMPLOYEE BENEFIT PLANS

The Company sponsors a defined contribution plan in which substantially all employees participate. The plan requires employer contributions of five percent of total compensation of each participant. Employees are also permitted to make contributions. Total plan expense was $78, $75 and $75 during fiscal 2003, 2002, and 2001, respectively.

The Bank sponsors a nonqualified deferred compensation plan for key officers of the Bank. This plan is structured as a "rabbi trust." The amount of compensation to be deferred under the plan is determined each year by the officers.

During the current fiscal year, the Board of Trustees of the Bank approved the implementation of a Supplemental Executive Retirement Plan ("SERP") and a Trustee Deferred Compensation/Retirement Plan ("TDCRP") to provide certain additional retirement benefits to participating executive officers and trustees. At June 30, 2003, the Company had $5.5 million deposited with various insurance companies to fund the SERP and the TDCRP, however, neither plan had been implemented and no expenses had been incurred.

[13] STOCK COMPENSATION PROGRAMS

In fiscal 1988, the Company adopted an Employee Stock Compensation Program under which shares of Company common stock could be issued. Under the 1988 Program, each eligible participant may be granted options to purchase Company common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the option. There are no remaining shares available to be granted under the terms of the 1998 Program.

In fiscal 1994, the Company adopted the 1993 Key Employee Stock Compensation Program ("1993 Employee Program") and the 1993 Directors' Stock Option Plan ("1993 Directors Plan"). Under the 1993 Employee Program, each eligible participant may be granted options to purchase Company common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the options. At June 30, 2003, there were 10,825 remaining shares available to be granted as determined by the Program Administrators. Under the 1993 Directors' Plan, each person who served as a non-employee Director of the Company immediately following the adjournment of the 1994 annual meeting was granted as of such date an option to purchase 1,405 shares of Company common stock exercisable at a price equal to the fair market value on the date of the grant. There are no remaining shares available to be granted under the terms of the 1993 Directors' Plan.

In fiscal 1997, the Company adopted the 1996 Key Employee Stock Compensation Program ("1996 Employee Program") and the 1996 Directors' Stock Option Plan ("1996 Directors' Plan"). Under the 1996 Employee Program, each eligible participant may be granted options to purchase Company common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the options. During fiscal 1999, options to purchase 52,500 shares of Company common stock were granted to key employees at a price equal to the fair market value on the date of the grant. Such stock options will be vested and exercisable over four years at the rate of 25% per year. At June 30, 2003, there were 35,511 remaining shares available to be granted as determined by the Program Administrators. Under the 1996 Directors' Plan, each person who served as a non-employee director of the Company immediately following the adjournment of the 1996 annual meeting was granted as of such date an option to purchase 4,722 shares of Company common stock exercisable at a price equal to the fair market value on the date of the grant. All of the 28,332 options granted under the 1996 Directors' Plan have vested and are exercisable. There are no remaining shares available to be granted under the terms of the 1996 Directors' Plan.

In fiscal 2001, the Company adopted the 2000 Stock Compensation Program ("2000 Plan"). Under the 2000 Plan, each eligible participant may be granted options to purchase Company common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the options.

Note continued

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

During fiscal 2001, each person who served as a non-employee director of the Company immediately following the adjournment of the 2000 annual meeting was granted as of such date an option to purchase 3,953 shares of Company common stock exercisable at a price equal to the fair market value on the date of the grant. At June 30, 2003, there were 71,161 remaining shares available to be granted as determined by the Program Administrators.

Each option granted under all six stock option plans will expire no later than 10 years from the date on which the option was or is granted. For the periods presented, options granted for all plans were granted at the fair market value at the date of the grant.

                                      Average       1993       Average       1993       Average    1996     Average    1996
                           1988       Exercise    Employee     Exercise    Director     Exercise Employee   Exercise Director
                         Program       Price      Program       Price        Plan        Price   Program     Price     Plan
-----------------------------------------------------------------------------------------------------------------------------
June 30, 2000                46,212   $6.63           98,825   $9.53           47,791   $13.15   51,500     $15.75   28,332
Granted                          --      --               --      --               --      --        --        --        --
Exercised                   (17,824)   4.60             (562)   8.44           (1,205)   9.30        --        --        --
Forfeited                      (843)     --               --      --               --      --        --        --        --
-----------------------------------------------------------------------------------------------------------------------------
June 30, 2001                27,545   $7.91           98,263   $9.54           46,586   $13.25   51,500     $15.75   28,332
Granted                          --      --               --      --               --      --        --        --        --
Exercised                    (5,126)   7.64           (1,062)   8.44             (350)  10.67    (1,000)    15.75        --
Forfeited                    (2,437)     --             (420)     --               --      --    (2,000)       --        --
-----------------------------------------------------------------------------------------------------------------------------
June 30, 2002                19,982   $7.96           96,781   $9.55           46,236   $13.27   48,500     $15.75   28,332
Granted                          --      --               --      --               --      --        --        --        --
Exercised                    (3,130)   7.62           (2,500)   8.44           (6,875)   7.66    (5,000)    15.75        --
Forfeited                        --      --               --      --               --      --        --        --        --
-----------------------------------------------------------------------------------------------------------------------------
June 30, 2003                16,852   $8.02           94,281   $9.58           39,361   $14.25   43,500     $15.75   28,332
-----------------------------------------------------------------------------------------------------------------------------
Actual contractual
 life remaining in
 years                          0.6                      1.4                      4.0               5.9                 3.4
Option price per
 share                 $7.64-$11.00             $8.44-$10.92             $7.91-$18.00                       $15.75   $10.59
Options available to
 be granted at June
 30, 2003                        --                   10,825                       --            35,511                  --
-----------------------------------------------------------------------------------------------------------------------------

                       Average         Average
                       Exercise 2000   Exercise
                        Price   Plan    Price
June 30, 2000          $10.59    --       --
Granted                   --    23,718 $14.00
Exercised                 --     --       --
Forfeited                 --     --       --
--------------------------------------------------------
June 30, 2001          $10.59   23,718 $14.00
Granted                   --     --       --
Exercised                 --     --       --
Forfeited                 --     --       --
------------------------------------------------------------------
June 30, 2002          $10.59   23,718 $14.00
Granted                   --     --       --
Exercised                 --     --       --
Forfeited                 --     --       --
----------------------------------------------------------------------------
June 30, 2003          $10.59   23,718 $14.00
--------------------------------------------------------------------------------------
Actual contractual
 life remaining in
 years                          7.3
Option price per
 share                          $14.00
Options available to
 be granted at June
 30, 2003                       71,161
------------------------------------------------------------------------------------------------

There were no options granted during fiscal 2003 or fiscal 2002. Options granted during fiscal 2001 under the 2000 Plan had a weighted-average fair value of $2.25 using a Black-Scholes option valuation model.

At June 30, 2003, 2002 and 2001, 246,044, 256,964 and 247,006 shares were immediately exercisable at average prices of $11.86, $11.68 and $11.29, respectively.

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(14) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                  Three Month Periods Ended
2002/2003:                           September 30    December 31    March 31    June 30
----------------------------------------------------------------------------------------
Interest income                             $3,962         $3,787      $3,564     $3,884
Interest expense                             2,101          1,956       1,776      1,818
----------------------------------------------------------------------------------------
Net interest income before
  provision for loan losses                  1,861          1,831       1,788      2,066
Provision for loan losses                        3              3           3          3
Other income                                   211            239         203        271
Operating expenses                           1,045          1,029       1,183      1,541
----------------------------------------------------------------------------------------
Income before income taxes                   1,024          1,038         805        793
Provision for income taxes                     322            328         238        237
----------------------------------------------------------------------------------------
Net income                                   $ 702          $ 710       $ 567      $ 556
----------------------------------------------------------------------------------------
Earnings per share:
  Basic                                     $ 0.37         $ 0.38      $ 0.30     $ 0.30
  Diluted                                   $ 0.35         $ 0.36      $ 0.29     $ 0.28
----------------------------------------------------------------------------------------
Dividends per share                         $ 0.19         $ 0.19      $ 0.19     $ 0.19
----------------------------------------------------------------------------------------
2001/2002:
----------------------------------------------------------------------------------------
Interest income                             $4,359         $4,096      $3,988     $4,007
Interest expense                             2,429          2,271       2,049      2,066
----------------------------------------------------------------------------------------
Net interest income before
  provision for loan losses                  1,930          1,825       1,939      1,941
Provision for loan losses                        5              4           5          4
Other income                                   240            298         212        216
Operating expenses                             992          1,010       1,045      1,034
----------------------------------------------------------------------------------------
Income before income taxes                   1,173          1,109       1,101      1,119
Provision for income taxes                     369            350         351        357
----------------------------------------------------------------------------------------
Net income                                   $ 804          $ 759       $ 750      $ 762
----------------------------------------------------------------------------------------
Earnings per share:
  Basic                                     $ 0.41         $ 0.39      $ 0.39     $ 0.40
  Diluted                                   $ 0.39         $ 0.37      $ 0.37     $ 0.38
----------------------------------------------------------------------------------------
Dividends per share                         $ 0.18         $ 0.18      $ 0.18     $ 0.18
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

At June 30, 2003 and 2002, the estimated fair value of investment securities held to maturity exceeded the net carrying value by approximately $97 and $218, respectively. At June 30, 2003 and 2002, the estimated fair value of mortgage-backed securities held to maturity exceeded the net carrying value by approximately $1. Estimated fair values are based on quoted market prices, dealer quotes, and prices

Note continued

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

obtained from independent pricing services. Refer to Notes 2 and 3 herein for the detail on breakdowns by type of investment and mortgage-backed securities.

The fair value of loans and loans held for sale exceeded the carrying value by approximately $7,513 and $5,775 at June 30, 2003 and 2002, respectively. Loans with comparable characteristics including collateral and repricing structures were segregated for valuation purposes. Each loan pool was separately valued utilizing a discounted cash flow analysis. Projected monthly cash flows were discounted to present value using a market rate for comparable loans. Characteristics of comparable loans included remaining term, coupon interest and estimated prepayment speeds.

The carrying amounts and estimated fair values of deposits are as follows:

                                          At June 30, 2003                    At June 30, 2002
                                      Carrying       Estimated            Carrying       Estimated
                                       Amount        Fair Value            Amount        Fair Value
-----------------------------------------------------------------------------------------------------
Non-interest-bearing:
  Demand accounts                       $ 16,339         $ 16,339           $ 11,520         $ 11,520
Interest-bearing:
  Now and MMDA accounts                   45,157           45,157             38,839           38,839
  Passbook accounts                       47,532           47,532             32,534           32,534
  Time deposits                          156,552          160,229            142,526          144,590
-----------------------------------------------------------------------------------------------------
Total Deposits                          $265,580         $269,257           $225,419         $227,483
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

The carrying amounts and estimated fair values of borrowed funds are as follows:

                                          At June 30, 2003                    At June 30, 2002
                                      Carrying       Estimated            Carrying       Estimated
                                       Amount        Fair Value            Amount        Fair Value
-----------------------------------------------------------------------------------------------------
Borrowed funds:
  FHLB advances                         $ 24,672         $ 28,540           $ 21,620         $ 23,588
-----------------------------------------------------------------------------------------------------

The fair value of borrowed funds is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for advances of similar remaining maturities.

There is no material difference between the carrying value and the estimated fair value of the Company's off-balance sheet items which totaled $7.3 million and $8.0 million at June 30, 2003 and 2002, respectively, and are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.

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

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(16) LAUREL CAPITAL GROUP, INC.
       (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                                              June 30,     June 30,
STATEMENT OF FINANCIAL CONDITION                                2003         2002
------------------------------------------------------------------------------------
ASSETS
Cash                                                           $   630      $   378
Money market investments                                             8           --
Other assets                                                        53          114
Investment in Laurel Savings Bank                               27,168       26,132
------------------------------------------------------------------------------------
     Total assets                                              $27,859      $26,624
------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accrued income taxes                                           $     7      $    --
Other accrued expenses                                             168           71
------------------------------------------------------------------------------------
                                                                   175           71
------------------------------------------------------------------------------------
Stockholders' equity                                            27,684       26,553
------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                $27,859      $26,624
------------------------------------------------------------------------------------

                                                              For the year ended
                                                       ---------------------------------
                                                       June 30,    June 30,    June 30,
STATEMENT OF OPERATIONS                                  2003        2002        2001
----------------------------------------------------------------------------------------
Dividends from subsidiary                                $1,716      $2,270      $2,833
Equity in undistributed income of Laurel Savings Bank       910         900         903
----------------------------------------------------------------------------------------
                                                          2,626       3,170       3,736
----------------------------------------------------------------------------------------
Operating expenses                                          133         138         141
----------------------------------------------------------------------------------------
Income before income taxes                                2,493       3,032       3,595
Credit for income taxes                                     (41)        (43)        (44)
----------------------------------------------------------------------------------------
Net income                                               $2,534      $3,075      $3,639
----------------------------------------------------------------------------------------

                                                          For the year ended
                                                   ---------------------------------
                                                   June 30,    June 30,    June 30,
STATEMENT OF CASH FLOWS                              2003        2002        2001
------------------------------------------------------------------------------------
Net income                                           $ 2,534     $ 3,075     $ 3,639
Undistributed income of Laurel Savings Bank             (910)       (900)       (903)
  Adjustments to reconcile net income to net cash
     provided by operating activities:
       Other -- net                                      284         (41)        (72)
------------------------------------------------------------------------------------
  Net cash provided by operating activities            1,908       2,134       2,664
------------------------------------------------------------------------------------
Financing activities:
  Acquisition of treasury stock                         (395)     (1,604)       (842)
  Stock options exercised                                176          68          98
  Dividends paid                                      (1,429)     (1,399)     (1,332)
------------------------------------------------------------------------------------
  Net cash used by financing activities               (1,648)     (2,935)     (2,076)
------------------------------------------------------------------------------------
Net change in cash and cash equivalents                  260        (801)        588
Cash and cash equivalents at the beginning of the
  period                                             $   378     $ 1,179     $   591
------------------------------------------------------------------------------------
Cash and cash equivalents at the end of the
  period                                             $   638     $   378     $ 1,179
------------------------------------------------------------------------------------

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

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

(18) ACQUISITION

On March 28, 2003, the Company completed the acquisition of SFSB Holding Company and Stanton Federal Savings Bank. The results of operations for the acquired entities have included in the consolidated financial statements since that date. SFSB Holding Company was the holding company for Stanton Federal Savings Bank, a federal savings bank founded in 1890. As a result of the acquisition, the Company is expected to have an increased market share in its market area. Additionally, the Company expects to reduce and eliminate certain costs identified through the acquisition process.

Under the terms of the agreement, shareholders received $19.05 in cash for each share of SFSB Holding Company common stock, or approximately $9.2 million.

The acquisition was accounted for under the purchase method of accounting in accordance with Financial Accounting Standards Board issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets." With regard to the transaction, the Company acquired loans with a fair value of approximately $24.6 million, investment and mortgage-backed securities with a fair value of approximately $14.5 million, deposits with a fair value of approximately $41.2 million and a Federal Home Loan Bank advance with a fair value of approximately $3.1 million. Goodwill and core deposit intangibles arising from the transaction were approximately $2.2 million and $2.0 million, respectively. The estimated useful life for the amortization of the core deposit intangible is expected to be 10 years.

The following summarizes the estimated fair value of the assets acquired and the liabilities assumed at the date of acquisition.

---------------------------------------------------------------------
March 31, 2003
  Cash and cash equivalents                                   $ 9,083
  Interest earning assets                                      39,081
  Property and equipment                                          805
  Other intangible assets                                       2,006
  Goodwill                                                      2,158
  Other assets                                                  1,576
---------------------------------------------------------------------
    Total assets acquired                                      54,709
---------------------------------------------------------------------
  Interest bearing deposits                                    37,707
  Non-interest bearing deposits                                 3,505
  Short-term debt                                               3,097
  Other non-interest bearing liabilities                        1,070
---------------------------------------------------------------------
    Total liabilities assumed                                  45,379
---------------------------------------------------------------------
  Net assets acquired                                         $ 9,330
---------------------------------------------------------------------

Note continued

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

     The following table summarizes unaudited pro forma financial information for the current year and the prior year assuming the acquisition occurred at the beginning of the years presented. This pro forma financial information is for informational purposes only and is not necessarily indicative of actual results that would have existed had the acquisition occurred at the beginning of each year and it is not necessarily indicative of future results. In addition, the following unaudited pro forma financial information has not been adjusted to reflect any operating efficiencies that may have been realized as a result of the acquisition.

                                                                  Fiscal Year
                                                               2003         2002
----------------------------------------------------------------------------------
Net Interest Income                                           $ 8,571      $ 9,418
Net Income                                                      1,682        1,751
Earnings Per Share--Basic                                        0.89          .90
Earnings Per Share--Diluted                                      0.85          .86

(19) GOODWILL AND OTHER INTANGIBLE ASSETS

The following table provides information for intangible assets subject to amortization for the periods indicated:

                                                                           June 30,
                                                                2003           2002
-----------------------------------------------------------------------------------
Amortized intangible assets:
  Core deposit intangible -- gross                             2,006             --
  Less: accumulated amortization                                (101)            --
-----------------------------------------------------------------------------------
  Core deposit intangible -- net                               1,905             --
-----------------------------------------------------------------------------------

The following information shows the actual amortization expense for the current year and the estimated amortization expense for each of the five succeeding fiscal years:

-------------------------------------------------------------------------
For the fiscal year ended 6/30/03                                    $101
-------------------------------------------------------------------------
For the fiscal year ended 6/30/04                                     394
-------------------------------------------------------------------------
For the fiscal year ended 6/30/05                                     340
-------------------------------------------------------------------------
For the fiscal year ended 6/30/06                                     290
-------------------------------------------------------------------------
For the fiscal year ended 6/30/07                                     243
-------------------------------------------------------------------------
For the fiscal year ended 6/30/08                                     199
-------------------------------------------------------------------------

The amount of goodwill acquired during the fiscal year ended June 30, 2003 was $2.2 million.

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

SELECTED FIVE YEAR FINANCIAL DATA
--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

FINANCIAL CONDITION DATA:

                                                         June 30,
                                   2003        2002        2001        2000        1999
-----------------------------------------------------------------------------------------
Total assets                     $322,734    $278,061    $258,012    $254,073    $231,474
Loans, net                        181,202     178,322     176,908     169,521     151,390
Loans held for sale                 1,439       1,371       1,701       1,514       1,562
Mortgage-backed securities held
  to maturity                          27          40         150         397       1,072
Mortgage-backed securities
  available for sale               13,478       7,998       9,998      10,947      11,868
Investment securities held to
  maturity                          9,207      11,909      13,937      21,931      12,439
Investment securities available
  for sale                         46,603      39,156      39,762      38,665      35,549
Money market investments            1,868          --          --          --       3,711
Deposits                          265,580     225,419     205,636     192,663     182,118
FHLB advances                      24,672      21,620      21,626      33,424      20,029
Stockholders' equity               27,684      26,553      26,138      23,246      24,530

OPERATING DATA:

                                                For the year ended June 30,
                                   2003        2002        2001        2000        1999
-----------------------------------------------------------------------------------------
Interest income                   $15,197     $16,450     $18,380     $16,610     $15,652
Interest expense                    7,651       8,815      10,256       8,581       8,067
-----------------------------------------------------------------------------------------
Net interest income before
  provision for loan losses         7,546       7,635       8,124       8,029       7,585
Provision for loan losses              12          18          18          18          18
-----------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses         7,534       7,617       8,106       8,011       7,567
Net gain on investments, loans
  and mortgage-backed
  securities available for
  sale                                 15          76          96          12         313
Other income                          909         890       1,135         828         707
Operating expenses                  4,799       4,081       4,035       3,919       3,743
-----------------------------------------------------------------------------------------
Income before income taxes          3,659       4,502       5,302       4,932       4,844
Income tax expense                  1,125       1,427       1,663       1,524       1,661
-----------------------------------------------------------------------------------------
Net income                        $ 2,534     $ 3,075     $ 3,639     $ 3,408     $ 3,183
-----------------------------------------------------------------------------------------
Diluted earnings per share        $  1.28     $  1.51     $  1.79     $  1.56     $  1.39
-----------------------------------------------------------------------------------------

STATISTICAL PROFILE:

                                                          June 30,
                                    2003        2002        2001        2000        1999
-----------------------------------------------------------------------------------------
Return on average assets             0.89%       1.18%       1.42%       1.43%       1.41%
Return on average equity             9.32%      11.50%      14.73%      14.27%      13.04%
Average equity to average assets
  ratio                              9.52%      10.24%       9.63%      10.03%      10.84%
Dividend payout ratio               59.38%      47.68%      37.99%      41.03%      43.17%
-----------------------------------------------------------------------------------------

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

OVERVIEW

During fiscal 2003, the Company aggressively pursued its goal of long-term profitable growth through the acquisition of SFSB Holding Company and its' subsidiary Stanton Federal Savings Bank. In total, assets increased $44.7 million or 16.1% during fiscal 2003. However, the Company continued to experience the implications of unprecedented interest rate cuts by the Federal Reserve Board. These cuts resulted in further compression of net interest rate spreads and decreased net interest income for the Company. Despite these negative influences, the Company continued to report strong earnings, controlled operating expenses and solid asset quality while at the same time maintaining shareholder value. Earnings remained strong, despite the interest rate environment, with net income of $2.5 million or $1.28 per share on a diluted basis compared to $3.1 million or $1.51 per share on a diluted basis for fiscal 2002 and $3.6 million or $1.79 per share on a diluted basis for fiscal 2001.

The Company continued to report returns on average assets (ROA) and average equity (ROE) that exceeded industry averages. The ROA for fiscal 2003, 2002 and 2001 was 0.89%, 1.18% and 1.42%, respectively. The ROE for fiscal 2003, 2002 and 2001 was 9.32%, 11.50% and 14.73%, respectively.

The Company's ongoing emphasis on controlling its non-interest expenses has resulted in a low ratio of such expenses to total average assets and a low efficiency ratio. These ratios increased during the current fiscal year primarily as a result of increased expenses in the fourth quarter related to the acquisition, two data processing conversions and the updating of data processing equipment.

Fiscal 2003 was another record year for loan originations. Consistent with fiscal 2002, this activity was concentrated more on the origination of fixed-rate mortgages due to the interest rate environment. However, the Company experienced a tremendous volume of mortgage pre-payment activity.

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

The Company uses financial modeling to measure the impact of changes in interest rates on the net interest margin, portfolio equity, ROE, net interest income and diluted earnings per share. Assumptions used by the Office of Thrift Supervision are made regarding loan prepayments and amortization rates of passbook and NOW account withdrawal rates. In addition, certain financial instruments may provide customers with a degree of "optionality," whereby a shift in interest rates may result in customers changing to an alternative financial instrument, such as from a variable to fixed rate loan product. Thus, the effects of changes in future interest rates on these assumptions may cause actual results to differ from simulated results.

The Company has established various parameters regarding its net interest margin and portfolio equity assuming a 200 basis point ("bp") parallel increase or decrease in interest rates. Net interest margin

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

represents net interest income as a percentage of average interest-earning assets while portfolio equity is the net present value of the Company's existing assets and liabilities at a certain date. Assuming a 200 bp increase in rates, the estimated net interest margin may not change by more than 15% for a one-year period and portfolio equity may not decrease by more than 45% of total stockholder's equity. Conversely, if interest rates drop 200 bp, the estimated net interest margin may not change by more than 10% for a one-year period and portfolio equity may not decrease by more than 20% of total stockholders' equity.

The following table illustrates the simulated impact of a 100 basis point or 200 basis point upward or downward movement in interest rates on net interest income, return on average equity and diluted earnings per share. This analysis was calculated assuming that interest-earning asset levels at June 30, 2003 remained constant. The impact of the rate movements was developed by simulating the effect of rates changing over a twelve-month period from the June 30, 2003 levels.

                                                   Increase                    Decrease
Simulated impact in the next 12 months      -----------------------   ---------------------------
  Compared with June 30, 2003:              +100 bp      +200 bp        -100 bp        -200 bp
                                            --------   ------------   ------------   ------------
  Net interest income increase/(decrease)       6.50%          4.60%        (6.60)%       (12.30)%
  Return on average equity
     increase/(decrease)                         193bp          137bp        (195)bp        (367)bp
  Diluted earnings per share
     increase/(decrease)                       $0.26          $0.19        $(0.27)        $(0.50)
                                            --------     ----------     ----------     ----------

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or re-price within that time period. The interest rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or re-pricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. The following table presents a summary of the Company's gap position at June 30, 2003. In preparing the table below, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. In addition, the assumptions used by the Office of Thrift Supervision for regulatory purposes have been made with respect to loan prepayments and contractual amortization rates and passbook and NOW account withdrawal rates. The above assumptions may not be indicative of the actual prepayments and withdrawals which may be experienced by the Company.

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

                                      3
                                   Months       4-12        1-5        Over 5
   Interest Sensitivity Period     or Less     Months      Years       Years       Total
------------------------------------------------------------------------------------------
Rate sensitive assets:
  Loans and mortgage-backed
     securities                     $27,346    $57,914    $ 93,658    $ 19,234    $198,152
  Investment securities              49,288     19,230       6,710      33,685     108,913
------------------------------------------------------------------------------------------
Total rate sensitive assets         $76,634    $77,144    $100,368    $ 52,919    $307,065
------------------------------------------------------------------------------------------
Rate sensitive liabilities:
Deposits:
  Certificates of deposit           $33,158    $54,006    $ 48,728    $ 20,660    $156,552
  NOW and money funds                 9,013     15,718      14,288       6,138      45,157
  Passbooks                           2,172      5,930      20,275      19,155      47,532
------------------------------------------------------------------------------------------
     Total deposits                 $44,343    $75,654    $ 83,291    $ 45,953    $249,241
Borrowings                               57      3,000          --      21,615      24,672
------------------------------------------------------------------------------------------
Total rate sensitive liabilities    $44,400    $78,654    $ 83,291    $ 67,568    $273,913
------------------------------------------------------------------------------------------
Interest sensitivity gap:
  Interval                           32,234     (1,510)     17,077     (14,649)     28,683
  Cumulative                        $32,234    $30,724    $ 47,801    $ 33,152    $     --
------------------------------------------------------------------------------------------
Ratio of cumulative gap to total
  assets                               9.99%      9.52%      14.81%      10.27%
------------------------------------------------------------------------------------------

The Company targets its one year gap to be in the range of 10.0% to (10.0)%. At June 30, 2003 and 2002, the Company's one year gap was 9.36% and (2.09)%, respectively. As part of its effort to minimize the impact changes in interest rates have on operating results, the Company continues to emphasize the origination of interest-earning assets with adjustable rates and shorter maturities and to extend the terms of its interest-bearing liabilities. The Company also maintains a high level of liquid assets, which includes assets available for sale, that could be reinvested at higher yields if interest rates were to rise. Management believes its asset and liability strategies reduce the Company's vulnerability to fluctuations in interest rates.

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

FINANCIAL CONDITION

The Company's consolidated assets totaled approximately $322.7 million at June 30, 2003, an increase of $44.6 million or 16.1% from June 30, 2002. The growth in assets was primarily attributable to the acquisition of SFSB Holding Company during the year. Increases in savings deposits and income generated from current earnings also contributed to the increase. The Company continually seeks to increase its level of profitability while maintaining its asset quality. This emphasis on earnings and asset quality has resulted in a .30% ratio of non-performing assets to total assets at June 30, 2003.

The following table presents an analysis of the Company's average balance sheet, net interest income and average yields earned on its interest-earning assets and average rates paid on its interest-bearing liabilities for the periods and as of the date indicated. There is no tax equivalent adjustment presented. Information is based on average daily balances during the periods presented which management believes is representative of the operations of the Company.

                           At                                           Year Ended June 30,
                        June 30,               2003                            2002                            2001
                          2003     ---------------------------------------------------------------------------------------------
                        Average                          Average                         Average                         Average
                         Yield/    Average                Yield    Average                Yield    Average                Yield
                          Rate     Balance    Interest    Rate     Balance    Interest    Rate     Balance    Interest    Rate
--------------------------------------------------------------------------------------------------------------------------------
Interest-earning
 assets:
 Mortgage loans (1)         6.58%  $135,988   $ 9,333       6.86%  $140,737   $10,365       7.36%  $138,503   $10,662       7.70%
 Consumer and other
   loans (1)                6.57     39,320     2,655       6.75     35,902     2,702       7.53     36,964     2,980       8.06
--------------------------------------------------------------------------------------------------------------------------------
Total loans                 6.57    175,308    11,988       6.84    176,639    13,066       7.40    175,467    13,642       7.77
 Mortgage-backed
   securities               5.52     10,562       558       5.28      8,606       518       6.02     10,963       769       7.01
 Investment
   securities               3.83     60,139     2,280       3.79     52,201     2,554       4.89     60,243     3,820       6.34
 Interest-bearing
   deposits                 1.35     29,802       371       1.24     15,936       312       1.96      3,056       149       4.88
--------------------------------------------------------------------------------------------------------------------------------
Total
 interest-earning
 assets                     5.11%   275,811    15,197       5.51%   253,382    16,450       6.49%   249,729    18,380       7.36%
Non-interest-earning
 assets                               9,847                           7,702                           6,748
--------------------------------------------------------------------------------------------------------------------------------
Total assets                       $285,658                        $261,084                        $256,477
--------------------------------------------------------------------------------------------------------------------------------
Interest-bearing
 liabilities:
 Savings deposits           2.42   $217,953   $ 6,358       2.92%  $195,666   $ 7,540       3.85%  $184,656   $ 8,282       4.49%
 Borrowings                 5.27     22,372     1,293       5.78     21,623     1,275       5.81     31,927     1,974       6.18
--------------------------------------------------------------------------------------------------------------------------------
Total
 interest-bearing
 liabilities                2.66%   240,325   $ 7,651       3.18%   217,289   $ 8,815       4.06%   216,583   $10,256       4.74%
Non-interest-bearing
 liabilities                         18,140                          17,063                          15,193
--------------------------------------------------------------------------------------------------------------------------------
Total liabilities                   258,465                         234,352                         231,776
Stockholders' equity                 27,193                          26,732                          24,701
--------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
 stockholders' equity              $285,658                        $261,084                        $256,477
--------------------------------------------------------------------------------------------------------------------------------
Net earning assets                 $ 35,486                        $ 36,093                        $ 33,146
Net interest
 income/average
 interest rate spread       2.44%             $ 7,546       2.33%             $ 7,635       2.43%             $ 8,124       2.62%
Net yield on
 interest-earning
 assets                                                     2.74%                           3.01%                           3.25%
Average
 interest-earning
 assets as a percent
 of average interest-
 bearing liabilities                 114.77%                         116.61%                          115.3%
--------------------------------------------------------------------------------------------------------------------------------

(1)Includes loans on which the Company has discontinued accruing interest.

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

INVESTMENT SECURITIES HELD TO MATURITY AND INVESTMENT SECURITIES AVAILABLE FOR SALE

The Company's investment securities held to maturity totaled $9.2 million at June 30, 2003 which represents a decrease of $2.7 million or 22.7% compared to the level at June 30, 2002. The decrease was primarily due to higher yielding investments being called during fiscal 2003 as a result of the decline in interest rates during the period. The Company primarily invests in government agency and corporate notes and municipal bonds. Investment securities available for sale totaled $46.6 million at June 30, 2003, an increase of $7.4 million compared to June 30, 2002. The increase was primarily due to securities received as a result of the acquisition of SFSB Holding Company.

MORTGAGE-BACKED SECURITIES HELD TO MATURITY AND MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

Mortgage-backed securities amounted to $13.5 million at June 30, 2003, an increase of $5.5 million or 68.0% compared to the level at June 30, 2002. This increase was primarily due to securities received as a result of the acquisition of SFSB Holding Company.

LOAN PORTFOLIO

Loans receivable increased $2.9 million or 1.6% to $181.2 million during the fiscal year ended June 30, 2003 as compared to an increase of $1.4 million or 0.8% for the fiscal year ended June 30, 2002. The loan portfolio decreased $21.3 million primarily due to loan repayments of $90.9 million as a result of the vast amount of refinancing activity offset by loans in the amount of $24.6 million acquired from SFSB Holding Company and the originations discussed below.

Mortgage loan originations in fiscal years 2003 and 2002 amounted to $44.7 million and $44.4 million, respectively. The Company originated primarily fixed-rate loans in fiscal 2003 due to the interest rate environment in the Company's market area. Of the total amount of mortgage and construction loans originated in fiscal 2003, $35.0 million or 78.3% were fixed-rate mortgages as compared to $29.5 million or 66.5% in fiscal 2002. Adjustable-rate mortgage and construction loan origination totaled $9.7 million or 21.7% of total mortgage and construction loans originated in fiscal 2003 as compared to $14.9 million or 33.5% of total mortgage and construction loans originated in fiscal 2002.

Consumer loan originations, including home equity and other installment loans, totaled $25.0 million in fiscal 2003, $21.8 million in fiscal 2002 and $13.7 million in fiscal 2001. The Company has continued to place a greater emphasis on other installment lending including home equity loans, personal loans, auto loans and other secured lines of credit due to the shorter term and generally higher yield associated with such loans.

DEPOSIT PORTFOLIO

Savings deposits increased $40.2 million to $265.6 million during fiscal 2003. This increase was primarily due to the deposits obtained through the acquisition of SFSB Holding Company. Deposit increases occurred primarily in certificate of deposit accounts and NOW/checking accounts.

For the years ended June 30, 2003, 2002 and 2001, the Company had certificates of deposit with remaining terms to maturity of three (3) to ten (10) years aggregating $27.7 million, $18.6 million and $11.9 million, respectively. As part of its asset and liability planning, the Company attempts to attract longer-term deposits, thereby reducing the interest rate sensitivity of its interest-bearing liabilities.

BORROWINGS

Borrowings, consisting of FHLB advances, increased $3.1 million or 14.1% from June 30, 2002 to June 30, 2003. This increase was a direct result of the acquisition of SFSB Holding Company. The Company was able to maintain its current borrowings without the need to borrow additional funds from the FHLB in 2003.

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY

Stockholders' equity increased $1.1 million or 4.3% to $27.7 million at June 30, 2003 compared to $26.6 million at June 30, 2002. This increase primarily resulted from an increase in other comprehensive income of $224,000 and net income of $2.5 million. These increases were partially offset by the repurchase of $395,000 of the Company's common stock and the payment of cash dividends of $1.4 million.

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

                                                               Fiscal 2003
                                                         Compared to Fiscal 2002
                                                        Increase (Decrease) due to
----------------------------------------------------------------------------------------------
                                                                         Rate/
                                             Rate       Volume          Volume          Total
----------------------------------------------------------------------------------------------
Interest income on interest-earning assets:
  Mortgage loans                            $  (705)       $(350)          $  24       $(1,031)
  Consumer loans                               (278)         257             (26)          (47)
  Mortgage-backed securities                    (63)         117             (14)           40
  Investment securities                        (576)         388             (86)         (274)
  Interest-earning deposits                    (113)         271             (99)           59
----------------------------------------------------------------------------------------------
     Total                                   (1,735)         683            (201)       (1,253)
----------------------------------------------------------------------------------------------
Interest expense on interest-bearing
  liabilities:
  Deposits                                   (1,832)         859            (209)       (1,182)
  Borrowings                                    (25)          44              (1)           18
----------------------------------------------------------------------------------------------
     Total                                   (1,857)         903            (210)       (1,164)
----------------------------------------------------------------------------------------------
Net change in net interest income           $   122        $(220)          $   9       $   (89)
----------------------------------------------------------------------------------------------

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

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

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

INTEREST INCOME ON LOANS AND LOANS HELD FOR SALE

Interest on loans and loans held for sale decreased by $1.1 million or 8.3% in fiscal 2003 compared to fiscal 2002 primarily due to a decrease in the average yield earned on the portfolio from 7.40% during fiscal 2002 to 6.84% during fiscal 2003. Additionally, the average balance of the portfolio decreased $1.3 million or 0.8% during the same period. The average balance of the mortgage loan portfolio decreased by $4.7 million or 3.4% and the average balance of the consumer loan portfolio increased by $3.4 million or 9.5% during fiscal 2003. Interest on loans and loans held for sale decreased by $576,000 or 4.2% in fiscal 2002 compared to fiscal 2001 primarily due to a decrease in the average yield earned on the portfolio from 7.77% during fiscal 2001 to 7.40% during fiscal 2002. The decrease in the average yield was partially offset by a $1.2 million increase in the average balance of the portfolio during that same period. The average balance of the mortgage loan portfolio increased by $2.2 million or 1.6% and the average balance of the consumer loan portfolio decreased by $1.0 million or 2.9% during fiscal 2002. The decrease in the average yield during fiscal 2003 and fiscal 2002 was primarily due to the lower interest rate environment which resulted in prepayment of higher rate loans and the origination of loans at current market interest rates which are below the Company's weighted average yield on its loan portfolio.

INTEREST INCOME ON MORTGAGE-BACKED SECURITIES HELD TO MATURITY AND MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

Interest income on mortgage-backed securities increased by $40,000 or 7.7% during fiscal 2003 compared to fiscal 2002. The increase in interest income was primarily due to a $2.0 million or 22.7% increase in the average outstanding balance of the portfolio. Partially offsetting the increase resulting from the higher average balance was a decrease in the average yield from 6.02% in fiscal 2002 to 5.28% in fiscal 2003. Interest income on mortgage-backed securities decreased by $251,000 or 32.6% during fiscal 2002 compared to fiscal 2001 primarily due to a $2.4 million or 21.5% decrease in the average outstanding balance of the portfolio. Also contributing to this decrease was a decrease in the average yield from 7.01% in fiscal 2001 to 6.02% in fiscal 2002.

INTEREST INCOME ON INVESTMENTS HELD TO MATURITY AND INVESTMENTS AVAILABLE FOR
SALE

Interest on investments held to maturity and investments available for sale decreased by $274,000 or 10.7% during fiscal 2003 compared to fiscal 2002 primarily due to a decrease in the average yield on these investments from 4.89% in fiscal 2002 to 3.79% in fiscal 2003. This decrease was partially offset by a $7.9 million or 15.2% increase in the average outstanding balance of such securities during the same period. However, the increase in the average outstanding balance was largely a result of the securities received in connection with the acquisition of SFSB Holding Company and therefore only impacted interest income in the fourth quarter. Interest on investments held to maturity and investments available for sale decreased by $1.3 million or 33.1% during fiscal 2002 compared to fiscal 2001 primarily due to a decrease in the average yield on these investments from 6.34% in fiscal 2001 to 4.89% in fiscal 2002. Also contributing to the decrease was an $8.0 million or 13.3% decrease in the average outstanding balance of such securities during the same period. The decrease in the average yield in fiscal 2003 and fiscal 2003 was primarily due to increased repayment on higher yielding investment securities and the reinvestment of funds at lower rates, both as a result of decreases in market interest rates.

INTEREST INCOME ON INTEREST-EARNING DEPOSITS

Interest on deposits, consisting of interest-earning deposits maintained with the FHLB of Pittsburgh and certificates of deposit, increased $59,000 or 18.9% during fiscal 2003 compared to fiscal 2002 and increased $163,000 or 109.4% during fiscal 2002 compared to fiscal 2001. The increase in fiscal 2003 was primarily due to a $13.9 million or 87.0% increase in the average outstanding balance. This increase was for the most part offset by a decrease in the average yield from 1.96% in fiscal 2002 to 1.24% in fiscal 2003. The increase in fiscal 2002 was primarily due to a $12.9 million or 421.5% increase in the average outstanding balance. This increase was largely offset by a decrease in the average yield from 4.88% in fiscal 2001 to 1.96% in fiscal 2002. The increase in the average outstanding balance during fiscal 2003

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

and fiscal 2002 was primarily due to excess liquidity as a result of increased deposits and loan and security repayments.

INTEREST EXPENSE ON SAVINGS DEPOSITS

Interest expense on savings deposits decreased by $1.2 million or 15.7% in fiscal 2003 compared to fiscal 2002 primarily due to a decrease in the average rate from 3.85% in fiscal 2002 to 2.92% in fiscal 2003. This decrease was partially offset by a $22.3 million or 11.4% increase in the average outstanding balance during the same period. Interest expense on savings deposits decreased by $742,000 or 9.0% in fiscal 2002 compared to fiscal 2001 primarily due to a decrease in the average rate from 4.49% in fiscal 2001 to 3.85% in fiscal 2002. This decrease was partially offset by an $11.0 million or 6.0% increase in the average outstanding balance during the same period. The increase in the average balance of deposits during both fiscal 2003 and 2002 was predominantly a result of increased demand for such products.

INTEREST EXPENSE ON BORROWINGS

Interest on borrowings increased $18,000 or 1.4% in fiscal 2003 compared to fiscal 2002 primarily due to a $749,000 or 3.5% increase in the average outstanding balance of FHLB advances. Partially offsetting the increase in interest expense resulting from the higher average balance was a decrease in the average rate from 5.81% in fiscal 2002 to 5.78% in fiscal 2003. The increase in the average balance was a direct result of the advance obtained through the acquisition of SFSB Holding Company. However, such acquisition only impacted interest expense on borrowings in the fourth quarter. Interest on borrowings decreased $699,000 or 35.4% in fiscal 2002 compared to fiscal 2001 primarily due to a $10.3 million or 32.3% decrease in the average outstanding balance of FHLB advances. In addition, the average rate paid on borrowings decreased from 6.18% in fiscal 2001 to 5.90% in fiscal 2002. The decrease in the average outstanding balance during fiscal 2002 was due to the repayment of short-term borrowings.

NET INTEREST INCOME

Net interest income decreased by $89,000 or 1.2% in fiscal 2003 as compared to fiscal 2002 and decreased by $489,000 or 6.0% in fiscal 2002 as compared to the prior fiscal year. The decrease in fiscal 2003 was primarily due to an increase in the average outstanding balances of savings deposits and borrowings and a decrease in the average outstanding balance of loans partially offset by an increase in the average outstanding balances of the mortgage-backed security and investment security portfolios and interest-earning deposits. Additionally, the average yield on interest-earning assets decreased from 6.49% in fiscal 2002 to 5.51% in fiscal 2003. This decrease was partially offset by a decrease in the average yield on interest-bearing liabilities from 4.06% in fiscal 2002 to 3.18% in fiscal 2003. The decrease in fiscal 2002 was primarily due to the decrease in the average yield on interest-earning assets from 7.36% in fiscal 2001 to 6.49% in fiscal 2002. This decrease was partially offset by a decrease in the average yield on interest-bearing liabilities from 4.74% in fiscal 2001 to 4.06% in fiscal 2002.

     Interest-earning assets as a percent of interest-bearing liabilities amounted to 114.8%, 116.6% and 115.3% at June 30, 2003, 2002 and 2001,
respectively, and the average interest rate spread was 2.33%, 2.43% and 2.62% for fiscal 2003, 2002 and 2001, respectively. The Company's average interest rate spread has decreased from 2.62% in fiscal 2001 to 2.33% in fiscal 2003 primarily due to the more rapid decreases in the average yields earned on the Company's interest-earning assets than the average rate paid on its interest-bearing liabilities. The Company's net interest income continued to exceed its total other expenses in fiscal 2003 and 2002, and the Company intends to continue to manage its assets and liabilities in order to maintain its net interest income at levels in excess of total other expenses.

PROVISION FOR LOAN LOSSES

Financial institutions are subject to the risk of loan losses as one of the costs of lending. While the Company recognizes as losses all loans which are determined to be uncollectible, experience dictates that at any point in time, losses may exist in the portfolio which cannot be specifically identified. As a result, a provision for such unidentifiable losses is established and charged against current earnings to represent management's best estimate of such probable losses. The provision for loan losses amounted to $12,000 for

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

fiscal 2003 and $18,000 a year for fiscal 2002 and 2001. Such provisions were the result of an analysis of the allowance for loan losses performed in connection with a review of the Company's loan portfolio.

     At June 30, 2003, the allowance for loan losses was approximately $2.0 million or 1.1% of the total loan portfolio. At each of June 30, 2002 and 2001, the allowance for loan losses was approximately $1.8 million. This amount represented 1.0% of the total loan portfolio at such dates. The increase in the allowance for loan losses from June 30, 2002 to June 30, 2003 was primarily the result of the allowance obtained in connection with the acquisition of SFSB Holding Company.

     Management conducts a review, at least quarterly, to determine that the allowance for loan losses is appropriate to absorb estimated loan losses. In determining the appropriate level of the allowance for loan losses, consideration is given to general economic conditions, diversification of loan portfolios, historic loss experience, identified credit problems, delinquency levels and adequacy of collateral. In consideration of the above, management has assessed the risks in the loan portfolio and has determined that no significant changes have occurred during the fiscal year ended June 30, 2003. Thus, the ratio of allowance for loan losses to total loans is substantially unchanged from June 30, 2002. Although management believes that the current allowance for loan losses is appropriate, future additions to the reserve may be necessary due to changes in economic conditions and other factors. In addition, as an integral part of their periodic examination, certain regulatory agencies review the adequacy of the Bank's allowance for loan losses and may direct the Bank to make additions to the allowance based on their judgement. No such additions were required to be made during the Bank's most recent examination.

OTHER INCOME

Service charges increased by $1,000 or 0.1% to $823,000 in fiscal 2003 and increased by $82,000 or 11.1% to $822,000 in fiscal 2002. The increase in fiscal 2002 was primarily due to the higher fees realized from various products and services offered by the Company combined with increased loan origination activity during the year.

During fiscal 2003, the Company realized gains of $15,000 on the sale of investment securities, mortgage-backed securities and loans in its available for sale portfolio. Gains of $4,000 were recorded on the sale of securities available for sale and gains of $11,000 were recorded on the sale of loans held for sale. During fiscal 2002, the Company realized net gains of $76,000 on the sale of investment securities, mortgage-backed securities and loans in its available for sale portfolio. Gains of $55,000 were recorded on the sale of investment securities available for sale and gains of $21,000 were recorded on the sale of loans held for sale.

Other operating income, which primarily consists of miscellaneous income and rents, amounted to $86,000, $68,000 and $70,000 in fiscal 2003, 2002 and 2001, respectively. The increase in fiscal 2003 was primarily the result of an increase in miscellaneous income partially offset by a slight decrease in rental income during the current year.

There was no other non-operating income during fiscal 2003. During fiscal 2002, other non-operating income decreased $325,000 or 100.0% compared to an increase of $325,000 or 100.0% in fiscal 2001. This fluctuation was the result of the settlement of litigation and an insurance claim during fiscal year 2001.

OPERATING EXPENSES

Compensation and employee benefits, which is the largest component of total operating expenses, increased by $204,000 or 10.0% in fiscal 2003 and increased by $20,000 or 1.0% in fiscal 2002. The increase in fiscal 2003 was mainly the result of additional staffing obtained through the acquisition of SFSB Holding Company along with normal salary and benefit increases. The increase in fiscal 2002 was primarily due to normal salary and benefit increases which was partially offset due to changes in staffing during the year and increased deferred costs associated with increased loan origination.

Premises and occupancy expense increased $72,000 or 13.0% in fiscal 2003 and increased by $6,000 or 1.1% in fiscal 2002. The increase in 2003 was primarily the result of one-time expenses related to the recent change in data processors as well as an increase in insurance expense. These increases were partially offset by a decrease in furniture, fixtures and equipment expenses. The increase in fiscal 2002 was

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

primarily due to an increase in office building repairs and maintenance and insurance partially offset by a decrease in furniture, fixtures and equipment expenses, light, heat and utilities expense and depreciation expense.

Federal insurance premiums remained constant from fiscal 2002 to 2003 and decreased by $1,000 or 2.6% in fiscal 2002. The decrease in fiscal 2002 was due to the lowering of the rate paid by SAIF insured institutions to support the interest payments on the Financing Corporation Bonds. The amount of the premium is based upon the average amount of deposits outstanding.

The Company had net losses of $22,000 and $34,000 related to its real estate owned ("REO") in fiscal 2003 and fiscal 2002, respectively, resulting primarily from holding costs.

Data processing expenses increased by $109,000 or 45.8% in fiscal 2003 compared to fiscal 2002. This increase was largely the result of the change in data processors which occurred late in the third quarter and the data conversion costs associated with the acquisition of SFSB Holding Company. In fiscal 2002, data processing expense increased $19,000 or 8.7%. The increase in fiscal 2002 was the result of increased pricing.

Professional fees increased by $28,000 or 21.5% in fiscal 2003 and decreased by $25,000 or 16.1% in fiscal 2002. The increase in fiscal 2003 was primarily due to the additional services provided with regard to the acquisition of SFSB Holding Company and fee increases. The decrease in fiscal 2002 was primarily due to reduced legal fees incurred with regard to litigation brought by the Company against another financial institution.

INCOME TAXES

Income taxes decreased $302,000 or 21.1% and $236,000 or 14.2% in fiscal 2003 and 2002, respectively. The decrease in both fiscal 2003 and fiscal 2002 was predominately a result of the decrease in income before taxes.

NET INCOME

Net income decreased $541,000 or 17.6% in fiscal 2003 and decreased $564,000 or 15.5% in fiscal 2002. The decrease in fiscal 2003 was due to a $718,000 increase in other operating expense, an $89,000 decrease in net interest income and a $42,000 decrease in other income partially offset by a $302,000 decrease in income tax expense. The decrease in fiscal 2002 was due to a $489,000 decrease in net interest income, a $265,000 decrease in other income and a $46,000 increase in operating expenses partially offset by a $236,000 decrease in income tax expense.

LIQUIDITY AND CAPITAL RESOURCES

The Company's assets increased from $258.0 million at June 30, 2001 to $278.1 million at June 30, 2002 and to $322.8 million at June 30, 2003. Stockholders' equity increased from $26.1 million at June 30, 2001 to $26.6 million at June 30, 2002 and increased to $27.7 million at June 30, 2003. At June 30, 2003, stockholders' equity amounted to 8.58% of the Company's total assets under generally accepted accounting principles ("GAAP").

The Bank is currently required to maintain Tier I (Core) capital equal to at least 4.0% of its adjusted total assets and Tier II (Supplementary) risk-based capital equal to at least 8.0% of its risk-weighted assets. At June 30, 2003, the Bank substantially exceeded all of these requirements with Tier I and Tier II ratios of 7.51% and 15.02%, respectively.

During the fiscal years ended June 30, 2003, 2002 and 2001, the Company had positive cash flows from operating activities. Cash and cash equivalents increased $19.6 million, increased $24.1 million and increased $4.8 million for the fiscal years ended June 30, 2003, 2002 and 2001, respectively. See Consolidated Statements of Cash Flows.

Cash flows from operating activities for the periods covered by the Consolidated Statements of Cash Flows have been primarily related to net income and operations. Operating activities provided $2.9 million in cash in fiscal 2003, $3.6 million of cash in fiscal 2002 and $3.5 million in fiscal 2001.

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

Investing activities provided cash on a net basis of $19.5 million in fiscal 2003, $4.0 million in fiscal 2002 and $2.5 million in fiscal 2001. For fiscal 2003, cash was provided due to a decrease in the loan portfolio of $21.3 million and principal repayments and maturities of securities of $34.5 million. These decreases were partially offset by purchases of securities during fiscal 2003 of $30.8 and deposits of $5.5 million with various insurance companies. For fiscal 2002 cash was provided primarily due to $25.4 million of investments maturing or being called which was partially offset by $20.4 million of investment purchases during the same period. For fiscal 2001 cash was provided primarily due to $8.0 million of investments held to maturity being called during the period which was greater than cash used to originate loans and purchase investment securities and mortgage-backed securities.

Cash flows from financing activities for the periods covered by the Consolidated Statements of Cash Flows have been primarily related to changes in deposits and borrowings. Financing activities used $2.9 million of cash in fiscal 2003 due to a decrease in time deposits of $5.0 million and dividends paid of $1.4 million. These decreases were partially offset by an increase in demand and club accounts of $4.0 million. Financing activities provided $16.5 million of cash in fiscal 2002 due to a net increase of $19.8 million in deposit accounts which was partially offset by dividends paid of $1.4 million and $1.6 million of treasury stock acquired. Financing activities used $1.1 million of cash in fiscal 2001 due to a net decrease in FHLB advances of $11.8 million, $1.3 million of cash dividends paid and $842,000 of treasury stock acquired. These decreases were partially offset by a $12.8 million increase in deposit accounts.

The Company's primary source of funds consists of deposits bearing market rates of interest, loan repayments and current earnings. Also, advances from the FHLB of Pittsburgh may be used on short-term basis to compensate for savings outflows or on a long-term basis to support lending and investment activities.

The Company uses its capital resources principally to meet its on going commitments to fund maturing certificates of deposit and deposit withdrawals, fund existing and continuing loan commitments, maintain its liquidity and meet operating expenses. At June 30, 2003, the Company had commitments to originate loans totaling $7.3 million. Scheduled maturities of certificates of deposit during fiscal 2004 totaled $87.1 million at June 30, 2003. Management believes that by evaluating competitive instruments and pricing in its market area, the Company can generally retain a substantial portion of its maturing certificates of deposit.

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

RECENT ACCOUNTING DEVELOPMENTS

In October 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 147 "Acquisitions of Certain Financial Institutions -- an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9." This statement addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for transactions between two or more mutual enterprises. This statement removes the acquisitions of financial institutions from the scope of FASB Statement No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions" and FASB Interpretation No. 9, "Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution is Acquired in a Business Combination Accounted for by the Purchase Method." The acquisition of all or part of a financial institution that meets the definition of a business combination shall now be accounted for by the purchase method in accordance with FASB Statement No. 141, "Business Combinations." The new guidance was effective immediately but had no effect on the Company's results of operation or financial condition.

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

In November 2002, FASB issued FASB Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the existing disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued ("disclosure requirements"). This interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee ("recognition and measurement provisions"). The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The recognition and measurement provisions did not have a material effect on the Company. The disclosure requirements are effective for interim and annual periods ending after December 15, 2002. The Company's disclosure of guarantees is included in Note 4 of the Notes to Consolidated Financial Statements.

In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation -- Transition and Disclosure -- An Amendment of FASB Statement No. 123." This statement amends FASB Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The new guidance was effective for interim periods beginning after December 15, 2002. The pro forma disclosure requirements are included in the Notes to Consolidated Financial Statements.