Form 10-K, Exhibit 13
period 2004-06-30
LAUREL CAPITAL GROUP INC
filed 2004-09-28
CIK 892158

                                                                      Exhibit 13

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
--------------------------------------------------------------------------------

KPMG Letterhead

One Mellon Center                                            Telephone 412 391 9710
Pittsburgh, PA 15219                                         Fax 412 391 8963

THE BOARD OF DIRECTORS AND STOCKHOLDERS
LAUREL CAPITAL GROUP, INC.:

We have audited the accompanying consolidated statements of financial condition of Laurel Capital Group, Inc. and subsidiary as of June 30, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Laurel Capital Group, Inc. and subsidiary at June 30, 2004 and 2003 and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2004 in conformity with accounting principles generally accepted in the United States of America.

                                         /s/ KPMG LLP

Pittsburgh, Pennsylvania
August 30, 2004

[FOOTNOTE GRAPHIC]
KPMG LLP. KPMG LLP, a U.S. limited liability partnership, is a member of KPMG International, a Swiss association.

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------
At June 30, 2004 and 2003

(in thousands, except for per share data)                       2004        2003
----------------------------------------------------------------------------------
ASSETS
Cash                                                          $  1,991    $    322
Money market investments                                           283         137
Interest-earning deposits with other institutions               25,401      52,966
Investment securities available for sale (note 2)               47,669      46,603
Investment securities held to maturity (market value of
  $12,183 and $9,304) (note 2)                                  12,210       9,207
Mortgage-backed securities available for sale (note 3)          21,024      13,478
Mortgage-backed securities held to maturity (market value of
  $- and $28) (note 3)                                              --          27
Loans receivable, held for sale (note 4)                         1,130       1,439
Loans receivable                                               175,323     183,208
Allowance for loan losses                                       (2,032)     (2,006)
----------------------------------------------------------------------------------
  Loans receivable, net (notes 4 and 5)                        173,291     181,202
Federal Home Loan Bank stock (note 6)                            1,879       2,171
Real estate owned                                                   --          --
Accrued interest receivable:
     Loans                                                         659         842
     Interest-earning deposits and investments                     384         442
     Mortgage-backed securities                                     80          61
Office properties and equipment, net of accumulated
  depreciation (note 7)                                          2,243       2,366
Goodwill (note 19)                                               2,158       2,158
Other intangible assets (note 19)                                1,511       1,905
Prepaid income tax (note 10)                                       129          49
Prepaid expenses and sundry assets (note 12)                     7,333       7,408
----------------------------------------------------------------------------------
     Total Assets                                             $299,375    $322,783
----------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Savings deposits (note 8)                                    246,179     265,580
  FHLB advances (note 9)                                        21,609      24,672
  Advance deposits by borrowers for taxes and insurance          2,142       2,386
  Accrued interest payable on savings deposits                     619         543
Other accrued expenses and sundry liabilities                    1,701       1,918
----------------------------------------------------------------------------------
  Total Liabilities                                            272,250     295,099
----------------------------------------------------------------------------------
Stockholders' Equity (note 11)
  Common stock, $.01 par value; 5,000,000 shares authorized;
     2,453,274 and 2,373,906 shares issued, respectively            24          24
  Additional paid-in capital                                     6,243       5,565
  Treasury stock, at cost (524,670 and 491,675 shares,
     respectively)                                              (8,238)     (7,552)
  Retained earnings                                             29,380      29,208
  Accumulated other comprehensive income, net of tax of $112
     and $441, respectively                                        218         856
  Stock held in deferred compensation trust                       (502)       (417)
----------------------------------------------------------------------------------
       Total Stockholders' Equity                               27,125      27,684
----------------------------------------------------------------------------------
       Total Liabilities and Stockholders' Equity             $299,375    $322,783
----------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
For the years ended June 30, 2004, 2003, and 2002

(in thousands, except for per share data)         2004          2003          2002
-------------------------------------------------------------------------------------
Interest income:
  Loans receivable                             $   10,093    $   11,956    $   13,066
  Mortgage-backed securities                          479           558           518
  Investment securities:
    Taxable                                           864         1,011         1,054
    Tax-exempt                                      1,057         1,149         1,500
  Interest-earning deposits                           573           523           312
-------------------------------------------------------------------------------------
    Total interest income                          13,066        15,197        16,450
Interest expense:
  Savings deposits (note 8)                         4,844         6,358         7,540
  FHLB advances (note 9)                            1,286         1,293         1,275
-------------------------------------------------------------------------------------
    Total interest expense                          6,130         7,651         8,815
-------------------------------------------------------------------------------------
Net interest income before provision for loan
  losses                                            6,936         7,546         7,635
Provision for loan losses                              12            12            18
-------------------------------------------------------------------------------------
Net interest income after provision for loan
  losses                                            6,924         7,534         7,617
-------------------------------------------------------------------------------------
Other income:
  Service charges                                   1,088           823           822
  Gain on the sale of investment and
    mortgage-backed securities available for
    sale                                               35             4            55
  Gain on the sale of loans held for sale              14            11            21
  Income from bank owned life insurance               284            --            --
  Other income                                         88            86            68
-------------------------------------------------------------------------------------
    Total other income                              1,509           924           966
-------------------------------------------------------------------------------------
Operating expenses:
  Compensation and employee benefits (note
    12)                                             2,933         2,246         2,042
  Premises and occupancy costs                        798           628           556
  Federal insurance premiums                           39            37            37
  Net (gain) loss on real estate owned                (22)           22            34
  Data processing expense                             420           347           238
  Professional fees                                   296           158           135
  Amortization of core deposit intangible             394           101            --
  Other operating expenses                          1,292         1,260         1,039
-------------------------------------------------------------------------------------
    Total operating expenses                        6,150         4,799         4,081
-------------------------------------------------------------------------------------
Income before income taxes                          2,283         3,659         4,502
-------------------------------------------------------------------------------------
Provision for income taxes (note 10):
  Federal                                             488           921         1,167
  State                                               108           204           260
-------------------------------------------------------------------------------------
    Total income taxes                                596         1,125         1,427
-------------------------------------------------------------------------------------
Net income                                     $    1,687    $    2,534    $    3,075
-------------------------------------------------------------------------------------
Earnings per share (note 1):
  Basic
    Net income                                 $     0.89    $     1.35    $     1.59
    Average number of shares outstanding        1,897,091     1,880,815     1,937,545
-------------------------------------------------------------------------------------
  Diluted
    Net income                                 $     0.85    $     1.28    $     1.51
    Average number of shares outstanding        1,985,116     1,981,934     2,037,607
-------------------------------------------------------------------------------------
Dividends paid per share                       $     0.80    $     0.76    $     0.72
-------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
For the years ended June 30, 2004, 2003, and 2002

                                                                    Accumulated
                                                                       Other
                                                                   Comprehensive    Stock Held
                               Additional                             Income       in Deferred        Total
                       Common   Paid-in     Treasury    Retained      (Loss)       Compensation   Stockholders'
   (in thousands)      Stock    Capital       Stock     Earnings    Net of Tax        Trust           Equity
----------------------------------------------------------------------------------------------------------------
Balance, June 30,
  2001                    $23      $5,322     $(5,553)   $26,427            $331          $(412)         $26,138
Comprehensive income:
  Net income               --          --          --      3,075              --             --            3,075
  Other comprehensive
    income, net of
    tax of $152            --          --          --         --             298             --              298
  Reclassification
    adjustment, net
    of tax of $1           --          --          --         --               3             --                3
----------------------------------------------------------------------------------------------------------------
Total comprehensive
  income                   --          --          --      3,075             301             --            3,376
Stock options
  exercised (7,538
  shares)                   1          67          --         --              --             --               68
Dividends paid             --          --          --     (1,399)             --             --           (1,399)
Treasury stock
  purchased (83,780
  shares)                  --          --      (1,604)        --              --             --           (1,604)
Stock purchased by
  deferred
  compensation trust       --          --          --         --              --            (26)             (26)
----------------------------------------------------------------------------------------------------------------
Balance, June 30,
  2002                    $24      $5,389     $(7,157)   $28,103            $632          $(438)         $26,553
Comprehensive income:
  Net income               --          --          --      2,534              --             --            2,534
  Other comprehensive
    income, net of
    tax of $116            --          --          --         --             224             --              224
----------------------------------------------------------------------------------------------------------------
Total comprehensive
  income                   --          --          --      2,534             224             --            2,758
Stock options
  exercised (17,505
  shares)                  --         176          --         --              --             --              176
Dividends paid             --          --          --     (1,429)             --             --           (1,429)
Treasury stock
  purchased (18,000
  shares)                  --          --        (395)        --              --             --             (395)
Stock sold by
  deferred
  compensation trust       --          --          --         --              --             21               21
----------------------------------------------------------------------------------------------------------------
Balance, June 30,
  2003                    $24      $5,565     $(7,552)   $29,208            $856          $(417)         $27,684
Comprehensive income:
  Net income               --          --          --      1,687              --             --            1,687
  Other comprehensive
    loss, net of tax
    of $(329)              --          --          --         --            (638)            --             (638)
----------------------------------------------------------------------------------------------------------------
Total comprehensive
  income                   --          --          --      1,687            (638)            --            1,049
Stock options
  exercised (90,197
  shares)                  --         678          --         --              --             --              678
Dividends paid             --          --          --     (1,515)             --             --           (1,515)
Treasury stock
  purchased (32,995
  shares)                  --          --        (686)        --              --             --             (686)
Stock purchased by
  deferred
  compensation trust       --          --          --         --              --            (85)             (85)
----------------------------------------------------------------------------------------------------------------
Balance, June 30,
  2004                    $24      $6,243     $(8,238)   $29,380            $218          $(502)         $27,125
----------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------
For the years ended June 30, 2004, 2003, and 2002

(in thousands)                                     2004        2003        2002
-------------------------------------------------------------------------------
Net income:                                    $  1,687    $  2,534    $  3,075
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation                                    275         258         190
    Provision for loan losses                        12          12          18
    Net (gain) loss on the sale of real
      estate owned                                  (32)          5          22
    Net gain on the sale of investment
      securities available for sale                 (63)         --         (55)
    Net loss (gain) on the sale of
      mortgage-backed securities available
      for sale                                       28          (4)         --
    Gain on the sale of loans held for sale         (14)        (11)        (21)
    Net accretion of deferred loan costs            124          76          11
    Origination of loans held for sale             (526)       (669)       (747)
    Proceeds from the sale of loans held for
      sale                                          849         612       1,098
    Decrease in accrued interest receivable         222         297         211
    Increase (decrease) in accrued interest
      payable                                        76         (11)        (41)
    Amortization of the core deposit
      intangible                                    394         101          --
    Increase in cash surrender value               (253)         --          --
    Increase (decrease) in taxes payable            132        (344)        159
    Other--net                                      351          25        (282)
-------------------------------------------------------------------------------
      Net cash provided by operating
         activities                               3,262       2,881       3,638
-------------------------------------------------------------------------------
Investing activities:
  Purchase of investment securities held to
    maturity                                    (18,899)    (19,950)    (16,409)
  Purchase of investment securities available
    for sale                                    (10,748)     (5,365)     (1,910)
  Purchase of mortgage-backed securities
    available for sale                          (16,907)     (5,487)     (2,038)
  Proceeds from the sale of investment
    securities available for sale                 2,272          --         358
  Proceeds from the sale of mortgage-backed
    securities available for sale                 1,457         963          --
  Principal repayments and maturities of
    investment securities held to maturity       15,835      22,700      18,445
  Principal repayments and maturities of
    investment securities available for sale      6,697       5,180       2,664
  Principal repayments and maturities of
    mortgage-backed securities available for
    sale                                          7,576       6,574       4,133
  Principal repayments and maturities of
    mortgage-backed securities held to
    maturity                                          4          13         110
  Sale (purchase) of FHLB stock                     292        (196)         69
  Decrease (increase) in loans                    7,710      21,343      (1,644)
  Proceeds from the sale of real estate owned        82         152         338
  Acquisition -- net of cash and cash
    equivalents                                      --        (247)         --
  Purchase of bank owned life insurance              --      (5,500)         --
  Net additions to office properties and
    equipment                                      (152)       (635)       (103)
-------------------------------------------------------------------------------
      Net cash (used) provided by investing
         activities                              (4,781)     19,545       4,013
-------------------------------------------------------------------------------
Financing activities:
  Net (decrease) increase in demand and club
    accounts                                     (4,161)      4,041       6,559
  Net (decrease) increase in time deposit
    accounts                                    (15,240)     (5,033)     13,224
  Net decrease in FHLB advances                  (3,063)         (5)         (6)
  Net decrease in advance deposits by
    borrowers for taxes and insurance              (244)       (219)       (344)
  Stock options exercised                           678         176          68
  Acquisition of treasury stock                    (686)       (395)     (1,604)
  Dividends paid                                 (1,515)     (1,429)     (1,399)
-------------------------------------------------------------------------------
      Net cash (used) provided by financing
         activities                             (24,231)     (2,864)     16,498
-------------------------------------------------------------------------------
Net change in cash and cash equivalents         (25,750)     19,562      24,149
Cash and cash equivalents at beginning of
  period                                         53,425      33,863       9,714
-------------------------------------------------------------------------------
Cash and cash equivalents at end of period     $ 27,675    $ 53,425    $ 33,863
-------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
-------------------------------------------------------------------------------
Cash paid during the period for:
  Interest on savings deposits                 $  4,768    $  6,337    $  7,581
  Interest on FHLB advances                       1,344       1,293       1,275
  Income taxes                                      581       1,383       1,454
Transfer of loans to real estate owned               50          26         201
Cash paid during the period for interest includes interest credited on deposits of $3,943, $5,268, and $6,507 for the years ended June 30, 2004, 2003, and
  2002, respectively
-------------------------------------------------------------------------------

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

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of related revenue and expense during the reporting period. Actual results could differ from those estimates.

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

Note continued

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

GOODWILL AND OTHER INTANGIBLES
     As prescribed by SFAS 142, Goodwill and Other Intangibles (SFAS 142), goodwill is not amortized to expense, but rather is tested for impairment periodically. At least annually, management reviews goodwill and evaluates events or changes in circumstances that may indicate impairment in the carrying amount of goodwill. If the sum of the expected undiscounted future cash flows is less than the carrying amount of the net assets, an impairment loss will be recognized. Impairment, if any, is measured on a discounted future cash flow basis. During the current fiscal year the Company hired an independent third party to perform an impairment analysis of goodwill and other intangible assets. Based on their analysis, it was determined that the estimated fair value of the goodwill and other intangible assets exceeded the carrying amount.

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

BANK-OWNED LIFE INSURANCE
     The Company owns insurance on the lives of certain key employees. The policies were purchased to help offset the cost of increases in various fringe benefit plans including healthcare. The cash surrender value of these policies is included in prepaid expenses and sundry assets on the consolidated statements of financial condition and any increases in the cash surrender value are recorded as other operating income on the consolidated statements of operations. In the event of the death of an insured individual under these policies, the Company would receive a death benefit which would be recorded as other income.

OFFICE PROPERTIES AND EQUIPMENT
     Office properties and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Estimated useful lives range from three to thirty years.

INTEREST ON SAVINGS
     Interest on savings deposits is accrued and charged to expense daily and is paid or credited in accordance with the terms of the respective accounts.

CASH AND CASH EQUIVALENTS
     For purposes of reporting cash flows, the Company has defined cash and cash equivalents as cash, money market investments and interest-earning deposits with other institutions.

LOANS
     Loans receivable are stated at unpaid principal balances net of the allowance for loan losses and net of deferred loan fees and discounts. In accordance with SFAS Nos. 114 and 118, the Company considers all one-to-four family residential mortgage loans and all consumer loans (as presented in Note 4) to be smaller homogeneous loans. As such, these loans are collectively evaluated for impairment. Loans within the scope of these statements are considered impaired when, based on current information and events, it is probable that all principal and interest will not be collected in accordance with the contractual terms of the loans. Management determines the impairment of loans based on knowledge of the borrower's ability to repay the loan according to the contractual agreement, the borrower's repayment history and the fair value of collateral for certain collateral dependent loans. Pursuant to SFAS 114, management does not consider an insignificant delay or

Note continued

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

     insignificant shortfall to impair a loan. Management has determined that a delay less than 90 days will be considered an insignificant delay and that an amount less than $5 will be considered an insignificant shortfall. The Company does not apply SFAS 114 using major risk calculations but on a loan by loan basis. All loans are charged off when management determines that principal and interest are not collectible.

     Any excess of the Company's recorded investment in the loans over the measured value of the loans in accordance with SFAS 114 is provided for in the allowance for loan losses. The Company reviews its loans for impairment on a quarterly basis.

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

Note continued

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

     The following table sets forth the computation of basic and diluted earnings per share:

                                                              June 30,
                                             2004               2003               2002
------------------------------------------------------------------------------------------
Basic earnings per share:
  Net income                              $    1,687         $    2,534         $    3,075
  Weighted average shares outstanding      1,897,091          1,880,815          1,937,545
  Earnings per share                      $     0.89         $     1.35         $     1.59
Diluted earnings per share:
  Net income                              $    1,687         $    2,534         $    3,075
  Weighted average shares outstanding      1,897,091          1,880,815          1,937,545
  Dilutive effect of employee stock
     options                                  88,025            101,119            100,062
------------------------------------------------------------------------------------------
Diluted weighted average shares
  outstanding                              1,985,116          1,981,934          2,037,607
  Earnings per share                      $     0.85         $     1.28         $     1.51
------------------------------------------------------------------------------------------

STOCK COMPENSATION
     SFAS 123, Accounting for Stock-Based Compensation, allows companies to expense an estimated fair value of stock options or to continue to measure compensation expense for stock option plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities that elect to continue to measure compensation expense based on APB No. 25 must provide pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company has elected to continue to measure compensation cost using the intrinsic value method prescribed by APB No. 25. Had the Company used the fair value method, net income and earnings per share would have been as follows:

                                                                     June 30,
                                                           2004        2003        2002
----------------------------------------------------------------------------------------
Net income
  As reported                                             $1,687      $2,534      $3,075
  Deduct total stock-based compensation expense
     determined under fair-value based method for all
     awards, net of tax                                       (4)        (51)        (55)
  Pro forma                                               $1,683      $2,483      $3,020
----------------------------------------------------------------------------------------
Basic earnings per share
  As reported                                             $ 0.89      $ 1.35      $ 1.59
  Pro forma                                               $ 0.89      $ 1.32      $ 1.56
----------------------------------------------------------------------------------------
Diluted earnings per share
  As reported                                             $ 0.85      $ 1.28      $ 1.51
  Pro forma                                               $ 0.85      $ 1.25      $ 1.48

     There was no stock-based employee compensation expense included in reported net income for the years ended June 30, 2004, 2003, and 2002.

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

Note continued

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

COMPREHENSIVE INCOME
     The Company reports comprehensive income in accordance with SFAS No. 130 which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. For the fiscal years ended June 30, 2004, 2003 and 2002, the Company's total comprehensive income was $1,049, $2,758 and $3,376, respectively. Total comprehensive income is comprised of net income of $1,687, $2,534 and $3,075, respectively, and other comprehensive (loss) income of $(638), $224 and $301, net of tax, respectively. Other comprehensive income consists of unrealized gains and losses on investment securities and mortgage-backed securities available for sale.

RECLASSIFICATION
     Certain items previously reported have been reclassified to conform with the current year's reporting presentation.

(2) INVESTMENT SECURITIES

Investment securities held to maturity are comprised of the following:

                                                        Gross              Gross
                                       Amortized      Unrealized         Unrealized         Market
                            Face/Par     Cost        Appreciation       Depreciation        Value
-----------------------------------------------------------------------------------------------------
AT JUNE 30, 2004:
  Corporate notes and
     commercial paper       $ 12,215   $  12,210   $             40   $             67   $     12,183
-----------------------------------------------------------------------------------------------------
AT JUNE 30, 2003:
  Corporate notes and
     commercial paper       $  9,150   $   9,207   $            156   $             59   $      9,304
-----------------------------------------------------------------------------------------------------

                                                                       Amortized         Market
                                                       Face/Par          Cost            Value
---------------------------------------------------------------------------------------------------
At June 30, 2004, the contractual maturities of
 the debt securities held to maturity are:
  Due in 12 months or less                                 $ 2,500           $ 2,495        $ 2,496
  Due after one year through five years                      7,900             7,900          7,835
  Due after five years through ten years                        --                --             --
  Due after ten years                                        1,815             1,815          1,852
---------------------------------------------------------------------------------------------------
                                                           $12,215           $12,210        $12,183
---------------------------------------------------------------------------------------------------

Note continued

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

Investment securities available for sale are comprised of the following:

                                                                        Gross             Gross
                                                  Amortized        Unrealized        Unrealized       Market
                                    Face/Par           Cost      Appreciation      Depreciation        Value
------------------------------------------------------------------------------------------------------------
AT JUNE 30, 2004:
  Municipal obligations              $11,055        $10,308              $433              $ 80      $10,661
  Federal Home Loan Mortgage
     Corporation preferred
     stock                               750            750                17                 2          765
  Federal National Mortgage
     Association stock                   583            583               131                --          714
  Federal Home Loan Mortgage
     Corporation stock                   684            684               202                --          886
  Corporate and U.S.
     Government Agency Notes          10,500         10,517                21                55       10,483
  CRA Qualified Investment
     Fund                              1,000          1,000                --                36          964
  Other                                  220            220                --                 8          212
  Shay Financial Services ARM
     Fund                             23,274         23,274                --               290       22,984
------------------------------------------------------------------------------------------------------------
                                     $48,066        $47,336              $804              $465      $47,669
------------------------------------------------------------------------------------------------------------
AT JUNE 30, 2003:
  Municipal obligations              $16,175        $15,373            $1,035              $  1      $16,407
  Federal Home Loan Mortgage
     Corporation preferred
     stock                               750            750                44                --          794
  Federal National Mortgage
     Association stock                   965            965                91                45        1,011
  Federal Home Loan Mortgage
     Corporation stock                   999            999                55                89          965
  Corporate Notes                      3,077          3,135                64                --        3,199
  CRA Qualified Investment
     Fund                              1,000          1,000                15                --        1,015
  Other                                  452            460                 8                --          468
  Shay Financial Services ARM
     Fund                             22,785         22,785                --                41       22,744
------------------------------------------------------------------------------------------------------------
                                     $46,203        $45,467            $1,312              $176      $46,603
------------------------------------------------------------------------------------------------------------

                                                                       Amortized         Market
                                                       Face/Par          Cost            Value
---------------------------------------------------------------------------------------------------
At June 30, 2004, the contractual maturities of the debt securities available for sale are:
  Due after one year through five years                    $ 2,500           $ 2,496        $ 2,489
  Due after five years through ten years                     6,420             5,731          5,792
  Due after ten years                                       12,635            12,598         12,863
---------------------------------------------------------------------------------------------------
                                                           $21,555           $20,825        $21,144
---------------------------------------------------------------------------------------------------

The Federal National Mortgage Association common stock, Federal Home Loan Mortgage Corporation preferred and common stock, Community Reinvestment Act
(CRA) Qualified Investment Fund and Shay Financial Services ARM Fund have no stated maturity.

Proceeds from the sale of investment securities available for sale during 2004, 2003 and 2002 were $2,272, $0 and $358, respectively.

Gross gains of $63, $0 and $55 were realized on these sales in 2004, 2003 and 2002, respectively.

There were no realized losses in 2004, 2003 or 2002.
Note continued

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

The following table shows the fair value and gross unrealized losses on investment securities, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position at June 30, 2004:

                            Less than 12 months               12 months or more                      Total
                          Fair         Unrealized          Fair         Unrealized          Fair         Unrealized
                         value           losses           value           losses           value           losses
-----------------------------------------------------------------------------------------------------------------------
Municipal Obligations   $ 1,674           $ 80           $    --           $ --           $ 1,674           $ 80
U.S. Government
  Agencies               13,250            103                --             --            13,250            103
Corporate Notes           2,286             14                --             --             2,286             14
Equity Securities           248              2            24,160            333            24,408            335
-----------------------------------------------------------------------------------------------------------------------
  Total temporarily
     impaired
     securities         $17,458           $199           $24,160           $333           $41,618           $532
-----------------------------------------------------------------------------------------------------------------------

The decline in the fair value of securities primarily resulted from interest rate fluctuations. The Company has the ability and intent to hold these securities until the market value recovers or maturity and the Company believes the collection of the contractual principal and interest is probable. Based on this, the Company considers all of the unrealized losses to be temporary impairment losses. There are 19 positions that are temporarily impaired at June 30, 2004. The aggregate carrying amount of those investments at June 30, 2004 was $42,150.

(3) MORTGAGE-BACKED SECURITIES

Mortgage-backed securities held to maturity are comprised of the following:

                                                   Gross                  Gross
                             Amortized          Unrealized             Unrealized           Market
    At June 30, 2003:           Cost           Appreciation           Depreciation           Value
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

Note continued

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

Mortgage-backed securities available for sale are comprised of the following:

                                                   Gross                  Gross
                             Amortized          Unrealized             Unrealized           Market
    At June 30, 2004:           Cost           Appreciation           Depreciation           Value
-----------------------------------------------------------------------------------------------------
Government National
  Mortgage Association           $ 1,390                   $ 25                   $ 21        $ 1,394
Federal National Mortgage
  Association                     10,288                     53                     86         10,255
Federal Home Loan Mortgage
  Corporation                      2,673                     15                     16          2,672
Federal Home Loan Mortgage
  Corporation REMIC                2,308                     12                     11          2,309
Federal National Mortgage
  Association REMIC                4,373                     35                     14          4,394
-----------------------------------------------------------------------------------------------------
                                 $21,032                   $140                   $148        $21,024
-----------------------------------------------------------------------------------------------------
At June 30, 2003:
-----------------------------------------------------------------------------------------------------
Government National
 Mortgage Association            $ 3,283                   $ 60                    $ 9        $ 3,334
Federal National Mortgage
  Association                      4,521                     78                     28          4,571
Federal Home Loan Mortgage
  Corporation                      1,710                     41                      2          1,749
Federal Home Loan Mortgage
  Corporation REMIC                3,139                     38                     20          3,157
Federal National Mortgage
  Association REMIC                  432                     16                      0            448
Other -- REMIC                       232                     --                     13            219
-----------------------------------------------------------------------------------------------------
                                 $13,317                   $233                    $72        $13,478
-----------------------------------------------------------------------------------------------------

Prepayments may shorten the lives of these mortgage-backed securities.

Proceeds from the sale of mortgage-backed securities available for sale during 2004, 2003 and 2002 were $1,457, $963 and $0, respectively.

Gross gains of $7, $4 and $0 were realized on these sales in 2004, 2003 and 2002.

Gross losses of $35 were realized on these sales in 2004. There were no realized losses in 2003 or 2002.

The following table shows the fair value and gross unrealized losses on mortgage-backed securities and the length of time that the securities have been in a continuous unrealized loss position at June 30, 2004:

                            Less than 12 months               12 months or more                      Total
                          Fair         Unrealized          Fair         Unrealized          Fair         Unrealized
                         value           losses           value           losses           value           losses
-----------------------------------------------------------------------------------------------------------------------
Mortgage-backed
  securities             $8,796            $78            $1,854            $70           $10,650           $148
-----------------------------------------------------------------------------------------------------------------------

The decline in the fair value of securities primarily resulted from interest rate fluctuations. The Company has the ability and intent to hold these securities until the market value recovers or maturity and the Company believes the collection of the contractual principal and interest is probable. Based on this, the Company considers all of the unrealized losses to be temporary impairment losses. There are 24 positions that are temporarily impaired at June 30, 2004. The aggregate carrying amount of those investments at June 30, 2004 was $10,798.

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(4) LOANS RECEIVABLE

Loans receivable is comprised of the following:

                                                                               June 30,
                                                                  2004             2003
---------------------------------------------------------------------------------------
First mortgage loans:
  Conventional:
     1 to 4 family dwellings                                  $125,304         $118,962
     Multi-family dwellings                                      1,616            2,640
     Commercial                                                  6,322            5,337
---------------------------------------------------------------------------------------
                                                               133,242          126,939
  Construction and development loans                             5,247           14,728
---------------------------------------------------------------------------------------
                                                               138,489          141,667
Less: Loans in process                                          (3,459)          (7,314)
    Deferred loan costs                                            317              190
---------------------------------------------------------------------------------------
                                                               135,347          134,543
---------------------------------------------------------------------------------------
Commercial and other loans                                       1,475            3,012
Consumer loans:
  Loans secured by savings accounts                                285              350
  Installment loans                                             38,010           45,113
---------------------------------------------------------------------------------------
Less: Deferred loan costs                                          206              190
---------------------------------------------------------------------------------------
                                                                39,976           48,665
---------------------------------------------------------------------------------------
                                                               175,323          183,208
Less: Allowance for loan losses                                 (2,032)          (2,006)
---------------------------------------------------------------------------------------
                                                              $173,291         $181,202
---------------------------------------------------------------------------------------

Outstanding commitments to originate loans:

                                                                      June 30,
                                                                  2004             2003
---------------------------------------------------------------------------------------
First mortgage loans:
  Fixed rates (5.25% to 6.50% and 5.25% to 7.00%)             $  1,740         $  1,845
  Variable rates (3.75% to 5.00%)                                6,741               --
---------------------------------------------------------------------------------------
                                                                 8,481            1,845
Other loans -- fixed rates                                         905              857
Unused lines of credit                                           4,424            4,575
---------------------------------------------------------------------------------------
                                                              $ 13,810         $  7,277
---------------------------------------------------------------------------------------

The Company's customers have unused lines of credit as follows: secured (home equity), builder lines of credit and all other lines of credit. The amount available at June 30, 2004 for each type was $3,606, $153 and $665, respectively. The amount available at June 30, 2003 for each type was $3,349, $287 and $939, respectively. The interest rate for each loan is based on the prevailing market conditions at the time of funding.

At June 30, 2004 and 2003, the Company's guaranteed student loan portfolio held for sale under the SallieMae ExportSS program totaled $1,130 and $1,439, respectively.

The Company issues standby letters of credit in the normal course of business. Letters of credit are issued for a one-year period. The Company would be required to perform under the standby letters of credit when drawn upon by the guaranteed, in the case of nonperformance by the Company's customer. The maximum potential amount of future payments the Company could be required to make under these guarantees is $386,000 of which 100% is fully collateralized. Currently, the Company has not recognized
Note continued

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

a liability for the outstanding obligations, as the amount of the liability is insignificant. There are no recourse provisions that would enable the Company to recover any amounts from third parties.

The Company serviced loans for others of $148, $183 and $307 at June 30, 2004, 2003 and 2002, respectively. These loans serviced for others are not assets of the Company and are appropriately excluded from the Company's financial statements. Fidelity bond and errors and omission insurance coverage is maintained with respect to these loans.

At June 30, 2004, 87.5% of the Company's net mortgage loan portfolio was secured by properties located in Pennsylvania. The Company does not believe it has significant concentrations of credit risk to any one group of borrowers given its underwriting and collateral requirements.

(5) ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:

--------------------------------------------------------------------
Balance at June 30, 2001                                      $1,759
Provision for losses                                              18
Charge-offs                                                      (20)
Recoveries                                                        46
--------------------------------------------------------------------
Balance at June 30, 2002                                      $1,803
Provision for losses                                              12
Charge-offs                                                      (30)
Recoveries                                                        12
Allowance on loans acquired from Stanton Federal Savings
  Bank                                                           209
--------------------------------------------------------------------
Balance at June 30, 2003                                      $2,006
Provision for losses                                              12
Charge-offs                                                      (30)
Recoveries                                                        44
--------------------------------------------------------------------
Balance at June 30, 2004                                      $2,032
--------------------------------------------------------------------

Management believes that the allowance for loan losses is appropriate at June 30, 2004. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgements about information available to them at the time of their examination.

At June 30, 2004, 2003 and 2002, there were no loans that are considered to be impaired under SFAS 114.

Non-accrual loans at June 30, 2004, 2003 and 2002 were approximately $2,156, $956 and $287, respectively. The foregone interest on these loans for the fiscal years ended June 30, 2004, 2003 and 2002 was approximately $105, $33 and $25, respectively. The amount of interest income on such loans actually included in income in fiscal 2004, 2003 and 2002 was $63, $39 and $15, respectively. There were no commitments to lend additional funds to borrowers whose loans were in non-accrual status.

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

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(7) OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment are summarized by major classifications as follows:

                                                                     June 30,
                                                                 2004            2003
-------------------------------------------------------------------------------------
Land and land improvements                                    $   592         $   592
Office buildings and improvements                               3,069           3,050
Furniture, fixtures and equipment                               2,262           2,129
-------------------------------------------------------------------------------------
  Total, at cost                                                5,923           5,771
Less accumulated depreciation                                  (3,680)         (3,405)
-------------------------------------------------------------------------------------
                                                              $ 2,243         $ 2,366
-------------------------------------------------------------------------------------

Depreciation expense for the periods ended June 30, 2004, 2003 and 2002 was $275, $258 and $190, respectively.

(8) SAVINGS DEPOSITS

Savings deposit balances and interest rates are summarized as follows:

                                                   Weighted Average
                             Interest Rate           Interest Rate
                                   At                 At June 30,                 June 30,
                             June 30, 2004          2004       2003           2004        2003
-------------------------------------------------------------------------------------------------
Demand and savings
  accounts:
  Passbook and club
     accounts                    0 to 0.20%           0.20%      0.31%      $  46,790   $  47,532
  Money market deposit
     accounts                    0 to 0.65            0.55       0.74          19,527      19,106
  Interest-bearing
     checking accounts           0 to 0.10            0.10       0.10          23,390      26,051
  Noninterest-bearing
     checking accounts                                                         15,272      16,339
-------------------------------------------------------------------------------------------------
                                                                              104,979     109,028
-------------------------------------------------------------------------------------------------
Time deposits:                0.75 to 0.99                                      1,161         821
                              1.00 to 1.99                                     42,490      21,410
                              2.00 to 2.99                                     25,717      35,359
                              3.00 to 3.99                                     29,881      25,013
                              4.00 to 4.99                                     18,890      35,737
                              5.00 to 5.99                                     16,114      26,794
                              6.00 to 6.99                                      6,158      10,424
                              7.00 to 7.99                                        789         994
-------------------------------------------------------------------------------------------------
                                                      3.10       3.64         141,200     156,552
-------------------------------------------------------------------------------------------------
                                                      1.87%      2.27%      $ 246,179   $ 265,580
-------------------------------------------------------------------------------------------------

At June 30, 2004 and 2003, time deposits with balances in excess of $100,000 amounted to $15,300 and $15,400, respectively.
Note continued

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

The contractual maturity of time deposits is as follows:

                                                                      June 30,
                                                                  2004             2003
---------------------------------------------------------------------------------------
Under 12 months                                               $ 62,710         $ 87,093
12 months to 24 months                                          23,939           30,830
24 months to 36 months                                          23,074           10,929
36 months to 48 months                                           4,504           12,178
48 months to 60 months                                           4,741            4,087
Over 60 months                                                  22,232           11,435
---------------------------------------------------------------------------------------
                                                              $141,200         $156,552
---------------------------------------------------------------------------------------

Interest expense by deposit category is as follows:

                                                               Years ended June 30,
                                                      2004             2003             2002
---------------------------------------------------------------------------------------------
Passbook and club accounts                           $  119           $  135           $  423
Money market deposit accounts                           127              182              279
Interest-bearing checking accounts                       24               44              173
Time deposits                                         4,574            5,997            6,665
---------------------------------------------------------------------------------------------
                                                     $4,844           $6,358           $7,540
---------------------------------------------------------------------------------------------

(9) FEDERAL HOME LOAN BANK ADVANCES

FHLB advances are summarized as follows:

                                                 Interest                     June 30,
Due date                                           Rate                  2004         2003
--------------------------------------------------------------------------------------------
November 10, 2003                                            1.32%      $    --      $ 3,057
February 20, 2008                                            5.48         3,000        3,000
December 18,2008                                             5.15         3,000        3,000
June 30, 2010                                                6.18        10,500       10,500
December 1, 2010                                             5.64         5,000        5,000
November 13, 2015                                            6.51           109          115
--------------------------------------------------------------------------------------------
                                                                        $21,609      $24,672
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

The Bank has an available line of credit with the FHLB of Pittsburgh equal to its maximum borrowing capacity less any outstanding advances. As of June 30, 2004 this was approximately $129,000. There are no commitment fees associated with this line of credit. When used, interest is charged at the FHLB's posted rates, which change daily, and the loan can be repaid at any time. The Bank has yet to use this credit line and has no plans to do so in the immediate future.

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(10) INCOME TAXES

Total income tax expense for the years ended June 30, 2004, 2003 and 2002 consisted of:

                                                           2004       2003        2002
---------------------------------------------------------------------------------------
Current:
  Federal                                                  $433      $  885      $1,219
  State                                                     108         204         260
---------------------------------------------------------------------------------------
                                                            541       1,089       1,479
---------------------------------------------------------------------------------------
Deferred:
  Federal                                                    55          36         (52)
---------------------------------------------------------------------------------------
                                                           $596      $1,125      $1,427
---------------------------------------------------------------------------------------

Total income tax provision for the years ended June 30, 2004, 2003 and 2002 was allocated as follows:

                                                          2004        2003        2002
---------------------------------------------------------------------------------------
Income                                                    $ 596      $1,125      $1,427
Stockholders' equity:
  Accumulated other comprehensive (loss) income            (329)        116         153
---------------------------------------------------------------------------------------
                                                          $ 267      $1,241      $1,580
---------------------------------------------------------------------------------------

A reconciliation from the expected statutory income tax rate to the actual effective tax rate expressed as a percentage of pre-tax income for the years ended June 30, 2004, 2003 and 2002 is as follows:

                                                             2004      2003      2002
-------------------------------------------------------------------------------------
Expected federal tax rate                                    34.0%     34.0%     34.0%
State taxes, net of federal tax benefit                       3.1       3.7       3.8
Cash Surrender Value of Life Insurance                       (3.8)       --        --
Other, net                                                   (0.9)     (.01)      0.5
Tax exempt income, net                                       (6.3)     (6.9)     (6.6)
-------------------------------------------------------------------------------------
                                                             26.1%     30.7%     31.7%
-------------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities and the related valuation allowances as of June 30, 2004 and 2003 are as follows:

                                                               2004        2003
---------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
  Deferred loan fees                                          $   --      $    44
  Loan loss reserve                                              691          670
  Net operating loss carryforward                                306          450
  Other                                                          142          178
---------------------------------------------------------------------------------
  Gross deferred tax assets                                    1,139        1,342
  Valuation allowance                                             --           --
---------------------------------------------------------------------------------
  Net deferred tax asset                                       1,139        1,342
DEFERRED TAX LIABILITIES:
  Property, plant and equipment                                  (69)        (106)
  Prepaid expense                                                (74)         (62)
  Investment securities                                         (112)        (441)
  Purchase Accounting                                           (466)        (589)
---------------------------------------------------------------------------------
Gross deferred tax liability                                    (721)      (1,198)
---------------------------------------------------------------------------------
Net deferred tax asset                                        $  418      $   144
---------------------------------------------------------------------------------

Note continued

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

The Company has determined that no valuation reserve is necessary for any deferred tax asset since it is more likely than not that the deferred tax assets will be realized through carryback to taxable income in prior years, future reversals of existing differences and to a lesser extent, through future taxable income. SFAS 109 treats tax basis bad debt reserves established after 1987 as temporary differences on which deferred income taxes have been provided. Deferred taxes are not required to be provided on tax bad debt reserves recorded in 1987 and prior years (base year bad debt reserves). Approximately $3,193 of the balances in retained earnings at June 30, 2004 represent base year bad debt deductions for tax purposes only. No provision for federal income tax has been made for such amount. Should amounts previously claimed as bad debt deduction be used for any purpose other than to absorb bad debts (which is not anticipated), tax liabilities will be incurred at the rate then in effect.

The net operating loss carryforward of $899 expires in 2022. This net operating loss was generated by Stanton Federal Savings Bank in its final tax return. The deferred tax asset relating to the net operating loss carryforward was recorded as part of the purchase price allocation of the acquisition of SFSB Holding Company and Stanton Federal Savings Bank during the prior fiscal year.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of June 30, 2004, the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2004, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.
Note continued

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

The following table sets forth certain information concerning the Bank's regulatory capital at June 30, 2004 and 2003.

                                             JUNE 30, 2004                   JUNE 30, 2003
                                                Tier I    Tier II               Tier I    Tier II
                                      Tier I     Risk-     Risk-      Tier I     Risk-     Risk-
                                       Core      Based     Based       Core      Based     Based
                                      Capital   Capital   Capital     Capital   Capital   Capital
--------------------------------------------------------------------------------------------------
Equity capital (1)                    $23,170   $23,170   $23,170     $22,846   $22,846   $22,846
Plus general valuation allowances
  (2)                                                       1,853                           2,006
Plus allowable unrealized gains                                 6                              12
--------------------------------------------------------------------------------------------------
    Total regulatory capital           23,170    23,170    25,029      22,846    22,846    24,864
Minimum required capital               11,938     5,930    11,861      12,176     6,620    13,240
--------------------------------------------------------------------------------------------------
    Excess regulatory capital         $11,232   $17,240   $13,169     $10,670   $16,226   $11,624
--------------------------------------------------------------------------------------------------
Minimum required capital to be well
  capitalized under Prompt
  Corrective Action Provisions        $14,922   $ 8,885   $14,808     $15,220   $ 9,930   $16,550
--------------------------------------------------------------------------------------------------
Regulatory capital as a percentage
  (3)                                    7.76%    15.65%    16.90%       7.51%    13.80%    15.02%
Minimum required capital percentage      4.00      4.00      8.00        4.00      4.00      8.00
--------------------------------------------------------------------------------------------------
    Excess regulatory capital
       percentage                        3.76%    11.65%     8.90%       3.51%     9.80%     7.02%
--------------------------------------------------------------------------------------------------
Minimum required capital percentage
  to be well capitalized under
  Prompt Corrective Action
  Provisions                             5.00%     6.00%    10.00%       5.00%     6.00%    10.00%
--------------------------------------------------------------------------------------------------

(1) Represents equity capital of the Bank as reported to the Federal Financial Institutions Examination Council on Form 041 for the quarters ended June 30, 2004 and 2003.

(2) Limited to 1.25% of risk-weighted assets.

(3) Tier I capital is calculated as a percentage of adjusted total average assets of $298,438 and $304,409 at June 30, 2004 and 2003, respectively. Tier I and Tier II risk-based capital are calculated as a percentage of adjusted risk-weighted assets of $148,079 and $165,503 at June 30, 2004 and 2003, respectively.

(12) EMPLOYEE BENEFIT PLANS

The Bank sponsors a defined contribution plan in which substantially all employees participate. The plan requires employer contributions of five percent of total compensation of each participant. Employees are also permitted to make contributions. Total plan expense was $82, $78 and $75 during fiscal 2004, 2003, and 2002, respectively.

The Bank sponsors a nonqualified deferred compensation plan for key officers of the Bank. This plan is structured as a "rabbi trust." The amount of compensation to be deferred under the plan is determined each year by the officers.

The Bank owns insurance on the lives of certain key employees. The cash surrender value of these policies amounted to $5,753 at June 30, 2004. At June 30, 2003, the Bank had $5,500 deposited with various insurance companies, however, the underlying policies had not been finalized.

During the current fiscal year, the Bank implemented a Supplemental Executive Retirement Plan ("SERP") and a Trustee Deferred Compensation/Retirement Plan ("TDCRP") to provide certain additional retirement benefits to participating executive officers and trustees. These plans did not include any provisions for previous service provided by the participating executive officers and trustees.

For fiscal 2004, the Bank had service costs and interest costs related to the SERP and TDCP of $88 and $1, respectively.

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

In fiscal 1994, the Company adopted the 1993 Key Employee Stock Compensation Program ("1993 Employee Program") and the 1993 Directors' Stock Option Plan ("1993 Directors Plan"). Under the 1993 Employee Program, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the options. At June 30, 2004, there were no remaining shares available to be granted under the terms of the 1993 Employee Program. Under the 1993 Directors' Plan, each person who served as a non-employee director of the Company immediately following the adjournment of the 1994 annual meeting was granted as of such date an option to purchase 1,405 shares of common stock exercisable at a price equal to the fair market value on the date of the grant. There are no remaining shares available to be granted under the terms of the 1993 Directors' Plan.

In fiscal 1997, the Company adopted the 1996 Key Employee Stock Compensation Program ("1996 Employee Program") and the 1996 Directors' Stock Option Plan ("1996 Directors' Plan"). Under the 1996 Employee Program, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the options. During fiscal 1999, options to purchase 52,500 shares of common stock were granted to key employees at a price equal to the fair market value on the date of the grant. Such stock options will be vested and exercisable over four years at the rate of 25% per year. At June 30, 2004, there were 35,511 remaining shares available to be granted as determined by the Program Administrators. Under the 1996 Directors' Plan, each person who served as a non-employee director of the Company immediately following the adjournment of the 1996 annual meeting was granted as of such date an option to purchase 4,722 shares of common stock exercisable at a price equal to the fair market value on the date of the grant. All of the 28,332 options granted under the 1996 Directors' Plan have vested and are exercisable. There are no remaining shares available to be granted under the terms of the 1996 Directors' Plan.

In fiscal 2001, the Company adopted the 2000 Stock Compensation Program ("2000 Plan"). Under the 2000 Plan, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the options. During fiscal 2001, each person who served as a non-employee director of the Company immediately following the adjournment of the 2000 annual meeting was granted as of such date an option to purchase 3,953 shares of common stock exercisable at a price equal to the fair market value on the date of the grant. At June 30, 2004, there were 71,161 remaining shares available to be granted as determined by the Program Administrators.
Note continued

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

                                 Average       1993        Average       1993       Average    1996     Average
                        1988     Exercise    Employee      Exercise    Director     Exercise Employee   Exercise
                       Program    Price       Program       Price        Plan        Price   Program     Price
-----------------------------------------------------------------------------------------------------------------
June 30, 2001          27,545    $7.91            98,263   $9.54           46,586   $13.25   51,500     $15.75
Granted                   --        --                --      --               --      --        --        --
Exercised              (5,126)    7.64            (1,062)   8.44             (350)  10.67    (1,000)    15.75
Forfeited              (2,437)      --              (420)     --               --      --    (2,000)       --
-----------------------------------------------------------------------------------------------------------------
June 30, 2002          19,982    $7.96            96,781   $9.55           46,236   $13.27   48,500     $15.75
Granted                   --        --                --      --               --      --        --        --
Exercised              (3,130)    7.62            (2,500)   8.44           (6,875)   7.66    (5,000)    15.75
Forfeited                 --        --                --      --               --      --        --        --
-----------------------------------------------------------------------------------------------------------------
June 30, 2003          16,852    $8.02            94,281   $9.58           39,361   $14.25   43,500     $15.75
Granted                   --        --                --      --               --      --        --        --
Exercised              (15,072)   7.84           (54,069)   8.78           (7,381)  13.58    (5,000)    15.75
Forfeited               (768)       --                --      --               --      --        --        --
-----------------------------------------------------------------------------------------------------------------
June 30, 2004          1,012     $11.00           40,212   $10.66          31,980   $14.41   38,500     $15.75
-----------------------------------------------------------------------------------------------------------------
Actual contractual
 life remaining in
 years                   1.2                         1.1                      3.1               4.9
Option price per
 share                 $11.00               $10.0-$10.92             $7.91-$19.50            $15.75
Options available to
 be granted at June
 30, 2004                 --                          --                       --            35,511
-----------------------------------------------------------------------------------------------------------------


                                  1996    Average         Average
                                 Director Exercise 2000   Exercise
                                  Plan     Price   Plan    Price
June 30, 2001                   28,332    $10.59   23,718 $14.00
Granted                             --       --     --       --
Exercised                           --       --     --       --
Forfeited                           --       --     --       --
--------------------------------------------------------------------
June 30, 2002                   28,332    $10.59   23,718 $14.00
Granted                             --       --     --       --
Exercised                           --       --     --       --
Forfeited                           --       --     --       --
--------------------------------------------------------------------------
June 30, 2003                   28,332    $10.59   23,718 $14.00
Granted                             --       --     --       --
Exercised                       (4,722)   10.59    (3,953) 14.00
Forfeited                           --       --     --       --
------------------------------------------------------------------------------
June 30, 2004                   23,610    $10.59   19,765 $14.00
-------------------------------------------------------------------------------
Actual contractual
 life remaining in
 years                             2.4             6.3
Option price per
 share                          $10.59             $14.00
Options available to
 be granted at June
 30, 2004                           --             71,161
--------------------------------------------------------------------------------

There were no options granted during fiscal 2004, 2003 or 2002.

At June 30, 2004, 2003 and 2002, 155,079, 246,044 and 256,964 shares were immediately exercisable at average prices of $13.11, $11.86 and $11.68, respectively.

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(14) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                          Three Month Periods Ended
2003/2004:                   September 30    December 31    March 31    June 30
--------------------------------------------------------------------------------
Interest income                     $3,467         $3,168      $3,316     $3,115
Interest expense                     1,700          1,532       1,471      1,427
--------------------------------------------------------------------------------
Net interest income before
  provision for loan losses          1,767          1,636       1,845      1,688
Provision for loan losses                3              3           3          3
Other income                           420            358         361        370
Operating expenses                   1,510          1,583       1,577      1,480
--------------------------------------------------------------------------------
Income before income taxes             674            408         626        575
Provision for income taxes             204             55         193        144
--------------------------------------------------------------------------------
Net income                           $ 470          $ 353       $ 433      $ 431
--------------------------------------------------------------------------------
Earnings per share:
  Basic                             $ 0.25         $ 0.19      $ 0.23     $ 0.22
  Diluted                           $ 0.24         $ 0.18      $ 0.22     $ 0.22
--------------------------------------------------------------------------------
Dividends per share                 $ 0.20         $ 0.20      $ 0.20     $ 0.20
--------------------------------------------------------------------------------
2002/2003
--------------------------------------------------------------------------------
Interest income                     $3,962         $3,787      $3,564     $3,884
Interest expense                     2,101          1,956       1,776      1,818
--------------------------------------------------------------------------------
Net interest income before
  provision for loan losses          1,861          1,831       1,788      2,066
Provision for loan losses                3              3           3          3
Other income                           211            239         203        271
Operating expenses                   1,045          1,029       1,183      1,541
--------------------------------------------------------------------------------
Income before income taxes           1,024          1,038         805        793
Provision for income taxes             322            328         238        237
--------------------------------------------------------------------------------
Net income                           $ 702          $ 710       $ 567      $ 556
--------------------------------------------------------------------------------
Earnings per share:
  Basic                             $ 0.37         $ 0.38      $ 0.30     $ 0.30
  Diluted                           $ 0.35         $ 0.36      $ 0.29     $ 0.28
--------------------------------------------------------------------------------
Dividends per share                 $ 0.19         $ 0.19      $ 0.19     $ 0.19
--------------------------------------------------------------------------------

As a result of rounding, the sum of quarterly amounts may not equal the annual amounts.

(15) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosure about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the Consolidated Statements of Financial Condition. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The carrying amounts reported in the Consolidated Statements of Financial Condition approximate fair value for the following financial instruments; cash, money market investments, interest-earning deposits with other institutions, investment securities and mortgage-backed securities available for sale, FHLB stock and all deposits except time deposits.

At June 30, 2004, the carrying value of investment securities exceeded the fair value by approximately $27. At June 30, 2003, the estimated fair value of investment and mortgage-backed securities held to maturity exceeded the net carrying value by approximately $98. Estimated fair values are based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. Refer to Notes 2 and 3 herein for the detail on breakdowns by type of investment securities.
Note continued

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

The fair value of loans and loans held for sale exceeded the carrying value by approximately $2,659 and $7,513 at June 30, 2004 and 2003, respectively. Loans with comparable characteristics including collateral and repricing structures were segregated for valuation purposes. Each loan pool was separately valued utilizing a discounted cash flow analysis. Projected monthly cash flows were discounted to present value using a market rate for comparable loans. Characteristics of comparable loans included remaining term, coupon interest and estimated prepayment speeds.

The carrying amounts and estimated fair values of deposits are as follows:

                                          At June 30, 2004                    At June 30, 2003
                                      Carrying       Estimated            Carrying       Estimated
                                       Amount        Fair Value            Amount        Fair Value
-----------------------------------------------------------------------------------------------------
Non-interest-bearing:
  Demand accounts                        $15,272          $15,272            $16,339          $16,339
Interest-bearing:
  Now and MMDA accounts                   42,917           42,917             45,157           45,157
  Passbook accounts                       46,790           46,790             47,532           47,532
  Time deposits                          141,200          140,434            156,552          160,229
-----------------------------------------------------------------------------------------------------
Total Deposits                          $246,179         $245,413           $265,580         $269,257
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

The carrying amounts and estimated fair values of borrowed funds are as follows:

                                          At June 30, 2004                    At June 30, 2003
                                      Carrying       Estimated            Carrying       Estimated
                                       Amount        Fair Value            Amount        Fair Value
-----------------------------------------------------------------------------------------------------
Borrowed funds:
  FHLB advances                         $ 21,609         $ 23,495           $ 24,672         $ 28,540
-----------------------------------------------------------------------------------------------------

The fair value of borrowed funds is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for advances of similar remaining maturities.

There is no material difference between the carrying value and the estimated fair value of the Company's off-balance sheet items which totaled $13,800 and $7,300 at June 30, 2004 and 2003, respectively, and are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.

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

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

(16) LAUREL CAPITAL GROUP, INC.
       (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                                              June 30,     June 30,
STATEMENT OF FINANCIAL CONDITION                                2004         2003
------------------------------------------------------------------------------------
ASSETS
Cash                                                           $   556      $   630
Money market investments                                             8            8
Other assets                                                         8           53
Investment in Laurel Savings Bank                               26,564       27,168
------------------------------------------------------------------------------------
     Total assets                                              $27,136      $27,859
------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accrued income taxes                                           $    --       $    7
Other accrued expenses                                              11          168
------------------------------------------------------------------------------------
                                                                    11          175
------------------------------------------------------------------------------------
Stockholders' equity                                            27,125       27,684
------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                $27,136      $27,859
------------------------------------------------------------------------------------

                                                              For the year ended
                                                       ---------------------------------
                                                       June 30,    June 30,    June 30,
STATEMENT OF OPERATIONS                                  2004        2003        2002
----------------------------------------------------------------------------------------
Dividends from subsidiary                                $1,800      $1,716      $2,270
Equity in undistributed income of Laurel Savings Bank        (1)        910         900
----------------------------------------------------------------------------------------
                                                          1,799       2,626       3,170
----------------------------------------------------------------------------------------
Operating expenses                                          162         133         138
----------------------------------------------------------------------------------------
Income before income taxes                                1,637       2,493       3,032
Credit for income taxes                                     (50)        (41)        (43)
----------------------------------------------------------------------------------------
Net income                                               $1,687      $2,534      $3,075
----------------------------------------------------------------------------------------

                                                          For the year ended
                                                   ---------------------------------
                                                   June 30,    June 30,    June 30,
STATEMENT OF CASH FLOWS                              2004        2003        2002
------------------------------------------------------------------------------------
Net income                                           $ 1,687     $ 2,534     $ 3,075
Undistributed income of Laurel Savings Bank                1        (910)       (900)
  Adjustments to reconcile net income to net cash
     provided by operating activities:
       Other -- net                                     (239)        284         (41)
------------------------------------------------------------------------------------
  Net cash provided by operating activities            1,449       1,908       2,134
------------------------------------------------------------------------------------
Financing activities:
  Acquisition of treasury stock                         (686)       (395)     (1,604)
  Stock options exercised                                678         176          68
  Dividends paid                                      (1,515)     (1,429)     (1,399)
------------------------------------------------------------------------------------
  Net cash used by financing activities               (1,523)     (1,648)     (2,935)
------------------------------------------------------------------------------------
Net change in cash and cash equivalents                  (74)        260        (801)
Cash and cash equivalents at the beginning of the
  year                                               $   638     $   378     $ 1,179
------------------------------------------------------------------------------------
Cash and cash equivalents at the end of the year     $   564     $   638     $   378
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

(18) ACQUISITION

On March 28, 2003, the Company completed the acquisition of SFSB Holding Company and Stanton Federal Savings Bank. The results of operations for the acquired entities have been included in the consolidated financial statements since that date. SFSB Holding Company was the holding company for Stanton Federal Savings Bank, a federal savings bank founded in 1890. As a result of the acquisition, the Company is expected to have an increased market share in their market area. Additionally, the Company expects to reduce and eliminate certain costs identified through the acquisition process.

Under the terms of the agreement, shareholders received $19.05 in cash for each share of SFSB Holding Company common stock, or approximately $9,200.

The acquisition was accounted for under the purchase method of accounting in accordance with Financial Accounting Standards Board issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets." With regard to the transaction, the Company acquired loans with a fair value of approximately $24,600, investment and mortgage-backed securities with a fair value of approximately $14,500, deposits with a fair value of approximately $41,200 and a Federal Home Loan Bank advance with a fair value of approximately $3,100. Goodwill and core deposit intangibles arising from the transaction were approximately $2,200 and $2,000, respectively. The estimated useful life for the amortization of the core deposit intangible is expected to be 10 years.

The following summarizes the estimated fair value of the assets acquired and the liabilities assumed at the date of acquisition.

---------------------------------------------------------------------
March 31, 2003
  Cash and cash equivalents                                   $ 9,083
  Interest earning assets                                      39,081
  Property and equipment                                          805
  Intangible assets                                             2,006
  Goodwill                                                      2,158
  Other assets                                                  1,576
---------------------------------------------------------------------
    Total assets acquired                                      54,709
---------------------------------------------------------------------
  Interest bearing deposits                                    37,707
  Non-interest bearing deposits                                 3,505
  Short-term debt                                               3,097
  Other non-interest bearing liabilities                        1,070
---------------------------------------------------------------------
    Total liabilities assumed                                  45,379
---------------------------------------------------------------------
  Net assets acquired                                         $ 9,330
---------------------------------------------------------------------

Note continued

                      [LOGO]    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

The following table summarizes unaudited pro forma financial information for fiscal years 2003 and 2002 assuming the acquisition occurred at the beginning of the years presented. This pro forma financial information is for informational purposes only and is not necessarily indicative of actual results that would have existed had the acquisition occurred at the beginning of each year and it is not necessarily indicative of future results. In addition, the following unaudited pro forma financial information has not been adjusted to reflect any operating efficiencies that may have been realized as a result of the acquisition.

                                                                  Fiscal Year
                                                               2003         2002
----------------------------------------------------------------------------------
Net Interest Income                                           $ 8,571      $ 9,418
Net Income                                                      1,682        1,751
Earnings Per Share--Basic                                        0.89         0.90
Earnings Per Share--Diluted                                      0.85         0.86

(19) GOODWILL AND OTHER INTANGIBLE ASSETS

The following table provides information for intangible assets subject to amortization for the periods indicated:

                                                                            June 30
                                                                2004           2003
-----------------------------------------------------------------------------------
Amortized intangible assets:
  Core deposit intangible -- gross                            $2,006         $2,006
  Less: accumulated amortization                                (495)          (101)
-----------------------------------------------------------------------------------
  Core deposit intangible -- net                              $1,511         $1,905
-----------------------------------------------------------------------------------

The following information shows the actual amortization expense for the current year and the estimated amortization expense for each of the five succeeding fiscal years:

-------------------------------------------------------------------------
For the fiscal year ended 6/30/04                                    $394
-------------------------------------------------------------------------
For the fiscal year ended 6/30/05                                     340
-------------------------------------------------------------------------
For the fiscal year ended 6/30/06                                     290
-------------------------------------------------------------------------
For the fiscal year ended 6/30/07                                     243
-------------------------------------------------------------------------
For the fiscal year ended 6/30/08                                     199
-------------------------------------------------------------------------
For the fiscal year ended 6/30/09                                     158
-------------------------------------------------------------------------

There was no goodwill acquired during fiscal year 2004.

                       LOGO    LAUREL CAPITAL GROUP, INC.

SELECTED FIVE YEAR FINANCIAL DATA
--------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share amounts)

FINANCIAL CONDITION DATA:

                                                         June 30,
                                   2004        2003        2002        2001        2000
-----------------------------------------------------------------------------------------
Total assets                     $299,375    $322,783    $278,061    $258,012    $254,073
Loans, net                        173,291     181,202     178,322     176,908     169,521
Loans held for sale                 1,130       1,439       1,371       1,701       1,514
Mortgage-backed securities held
  to maturity                          --          27          40         150         397
Mortgage-backed securities
  available for sale               21,024      13,478       7,998       9,998      10,947
Investment securities held to
  maturity                         12,210       9,207      11,909      13,937      21,931
Investment securities available
  for sale                         47,669      46,603      39,156      39,762      38,665
Money market investments              283         137          --          --          --
Deposits                          246,179     265,580     225,419     205,636     192,663
FHLB advances                      21,609      24,672      21,620      21,626      33,424
Stockholders' equity               27,125      27,684      26,553      26,138      23,246

OPERATING DATA:

                                                For the year ended June 30,
                                   2004        2003        2002        2001        2000
-----------------------------------------------------------------------------------------
Interest income                   $13,066     $15,197     $16,450     $18,380     $16,610
Interest expense                    6,130       7,651       8,815      10,256       8,581
-----------------------------------------------------------------------------------------
Net interest income before
  provision for loan losses         6,936       7,546       7,635       8,124       8,029
Provision for loan losses              12          12          18          18          18
-----------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses         6,924       7,534       7,617       8,106       8,011
Net gain on investments, loans
  and mortgage-backed
  securities available for
  sale                                 49          15          76          96          12
Other income                        1,460         909         890       1,135         828
Operating expenses                  6,150       4,799       4,081       4,035       3,919
-----------------------------------------------------------------------------------------
Income before income taxes          2,283       3,659       4,502       5,302       4,932
Income tax expense                    596       1,125       1,427       1,663       1,524
-----------------------------------------------------------------------------------------
Net income                        $ 1,687     $ 2,534     $ 3,075     $ 3,639     $ 3,408
-----------------------------------------------------------------------------------------
Diluted earnings per share        $  0.85     $  1.28     $  1.51     $  1.79     $  1.56
-----------------------------------------------------------------------------------------

STATISTICAL PROFILE:

                                                          June 30,
                                    2004        2003        2002        2001        2000
-----------------------------------------------------------------------------------------
Return on average assets             0.55%       0.89%       1.18%       1.42%       1.43%
Return on average equity             6.19%       9.32%      11.50%      14.73%      14.27%
Average equity to average assets
  ratio                              8.89%       9.52%      10.24%       9.63%      10.03%
Dividend payout ratio               94.13%      59.38%      47.68%      37.99%      41.03%
-----------------------------------------------------------------------------------------

                       LOGO    LAUREL CAPITAL GROUP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

OVERVIEW

During fiscal 2004, the Company's operations and ability to generate earnings growth in a conservative manner continued to be inhibited due to the challenging interest rate and economic environment. In total, assets decreased $23.4 million or 7.3% during fiscal 2004. Earnings continued to reflect the further compression of net interest spread with net income of $1.7 million or $0.85 per share on a diluted basis compared to $2.5 million or $1.28 per share on a diluted basis for fiscal 2003 and $3.1 million or $1.51 per share on a diluted basis for fiscal 2002.

The Company reported returns on average assets (ROA) for fiscal 2004, 2003 and 2002 of 0.55%, 0.89% and 1.18%, respectively. The return on average equity
(ROE)for fiscal 2004, 2003 and 2002 was 6.19%, 9.32% and 11.50%, respectively.

The current fiscal year reflected increased expenses related primarily to the operation of two additional branch offices and the amortization of the core deposit intangible. The ratio of non-interest expenses to total average assets and the efficiency ratio increased as a result of the aforementioned increases in non-interest expenses. Additionally, the increase in the efficiency ratio was impacted by the decrease in net income during the current fiscal year.

Fiscal 2004 resulted in another year of record loan originations, including loan purchases, with an emphasis on the origination of adjustable-rate mortgages. However, consistent with fiscal 2003, the Company experienced a tremendous volume of mortgage pre-payment activity that resulted in a net decrease in the loan portfolio of 4.4% to $173.3 million.

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

The Company has established various parameters regarding its net interest margin and portfolio equity assuming a 200 basis point ("bp") parallel increase or decrease in interest rates. Net interest margin represents net interest income as a percentage of average interest-earning assets while portfolio equity is the net present value of the Company's existing assets and liabilities at a certain date. Assuming a 200 bp increase in rates, the estimated net interest margin may not change by more than 15% for a one-year

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

period and portfolio equity may not decrease by more than 45% of total stockholders' equity. Conversely, if interest rates drop 200 bp, the estimated net interest margin may not change by more than 10% for a one-year period and portfolio equity may not decrease by more than 20% of total stockholders' equity.

The following table illustrates the simulated impact of a 100 basis point or 200 basis point upward or downward movement in interest rates on net interest income, return on average equity and diluted earnings per share. This analysis was calculated assuming that interest-earning asset levels at June 30, 2004 remained constant. The impact of the rate movements was developed by simulating the effect of rates changing over a twelve-month period from the June 30, 2004 levels.

                                                   Increase                    Decrease
Simulated impact in the next 12 months      -----------------------   ---------------------------
  Compared with June 30, 2004:              +100 bp      +200 bp        -100 bp        -200 bp
                                            --------   ------------   ------------   ------------
  Net interest income increase/(decrease)        1.2%         (4.7)%         (5.2)%        (10.4)%
  Return on average equity
     increase/(decrease)                          34bp        (129)bp        (143)bp        (286)bp
  Diluted earnings per share
     increase/(decrease)                       $0.05        $(0.18)        $(0.20)        $(0.39)
                                            --------     ----------     ----------     ----------

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or re-price within that time period. The interest rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or re-pricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. The following table presents a summary of the Company's gap position at June 30, 2004. In preparing the table below, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. In addition, the assumptions used by the Office of Thrift Supervision for regulatory purposes have been made with respect to loan prepayments and contractual amortization rates and passbook and NOW account withdrawal rates. The above assumptions may not be indicative of the actual prepayments and withdrawals which may be experienced by the Company.

                                      3
                                   Months       4-12        1-5        Over 5
   Interest Sensitivity Period     Or Less     Months      Years       Years       Total
------------------------------------------------------------------------------------------
                                                                             (In Thousands
Rate sensitive assets:
  Loans and mortgage-backed
     securities                     $23,893    $44,883    $ 91,069    $ 40,789    $200,634
  Investment securities              19,556     33,088      14,602      20,476      87,722
------------------------------------------------------------------------------------------
Total rate sensitive assets         $43,449    $77,971    $105,671    $ 61,265    $288,356
------------------------------------------------------------------------------------------
Rate sensitive liabilities:
Deposits:
  Certificates of deposit           $21,960    $40,699    $ 56,242    $ 22,233    $141,134
  NOW and money funds                 8,463     14,526      13,573       5,862      42,424
  Passbooks                           2,253      6,149      21,024      19,864      49,290
------------------------------------------------------------------------------------------
     Total deposits                 $32,676    $61,374    $ 90,839    $ 47,959    $232,848
Borrowings                               --        109       6,000      15,500      21,609
------------------------------------------------------------------------------------------
Total rate sensitive liabilities    $32,676    $61,483    $ 96,839    $ 63,459    $254,457
------------------------------------------------------------------------------------------
Interest sensitivity gap:
  Interval                           10,773     16,488       8,832      (2,194)     33,899
  Cumulative                        $10,773    $27,261    $ 36,093    $ 33,899
------------------------------------------------------------------------------------------
Ratio of cumulative gap to total
  assets                               3.60%      9.11%      12.06%      11.32%
------------------------------------------------------------------------------------------

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

The Company targets its one year gap to be in the range of 10.0% to (10.0)%. At June 30, 2004 and 2003, the Company's one year gap was 9.12% and 9.36%, respectively. As part of its effort to minimize the impact changes in interest rates have on operating results, the Company continues to emphasize the origination of interest-earning assets with adjustable rates and shorter maturities and to extend the terms of its interest-bearing liabilities. The Company also maintains a high level of liquid assets, which includes assets available for sale, that could be reinvested at higher yields if interest rates were to rise. Management believes its asset and liability strategies reduce the Company's vulnerability to fluctuations in interest rates.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

FINANCIAL CONDITION

The Company's consolidated assets totaled approximately $299.4 million at June 30, 2004, a decrease of $23.4 million or 7.3% from June 30, 2003. The decrease in assets was primarily attributable to a reduction in cash and cash equivalents resulting from the net outflows of deposits during the current fiscal year. Additionally, the maturity and repayment of a $3.1 million FHLB advance during the year also contributed to the decline.

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

                           At                                           Year Ended June 30,
                        June 30,               2004                            2003                            2002
                          2004     ---------------------------------------------------------------------------------------------
                        Average                          Average                         Average                         Average
                         Yield/    Average                Yield    Average                Yield    Average                Yield
                          Rate     Balance    Interest    Rate     Balance    Interest    Rate     Balance    Interest    Rate
--------------------------------------------------------------------------------------------------------------------------------
                                                                 (Dollars in Thousands)
Interest-earning
 assets:
 Mortgage loans (1)         5.78%  $125,186   $ 7,668       6.13%  $135,988   $ 9,333       6.86%  $140,737   $10,365       7.36%
 Consumer and other
   loans (1)                5.66     42,072     2,425       5.75     39,320     2,623       6.67     35,902     2,702       7.53
--------------------------------------------------------------------------------------------------------------------------------
Total loans                 5.73    167,258    10,093       6.03    175,308    11,956       6.82    176,639    13,066       7.40
 Mortgage-backed
   securities               3.07     12,555       479       3.82     10,562       558       5.28      8,606       518       6.02
 Investment
   securities               3.57     58,496     1,921       3.28     55,183     2,160       3.91     52,201     2,554       4.89
 Interest-earning
   deposits                 1.14     51,092       573       1.12     34,758       523       1.52     15,936       312       1.96
--------------------------------------------------------------------------------------------------------------------------------
Total
 interest-earning
 assets                     4.47%   289,401    13,066       4.51%   275,811    15,197       5.51%   253,382    16,450       6.49%
Non-interest-earning
 assets                              17,121                           9,847                           7,702
--------------------------------------------------------------------------------------------------------------------------------
Total assets                       $306,522                        $285,658                        $261,084
--------------------------------------------------------------------------------------------------------------------------------
Interest-bearing
 liabilities:
 Savings deposits           1.94   $236,427   $ 4,844       2.05%  $217,953   $ 6,358       2.92%  $195,666   $ 7,540       3.85%
 Borrowings                 5.82     22,716     1,286       5.57     22,372     1,293       5.78     21,623     1,275       5.81
--------------------------------------------------------------------------------------------------------------------------------
Total
 interest-bearing
 liabilities                2.28%   259,143   $ 6,130       2.36%   240,325   $ 7,651       3.18%   217,289   $ 8,815       4.06%
Non-interest-bearing
 liabilities                         20,118                          18,140                          17,063
--------------------------------------------------------------------------------------------------------------------------------
Total liabilities                   279,261                         258,465                         234,352
Stockholders' equity                 27,261                          27,193                          26,732
--------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
 stockholders' equity              $306,522                        $285,658                        $261,084
--------------------------------------------------------------------------------------------------------------------------------
Net earning assets                 $ 30,258                        $ 35,486                        $ 36,093
Net interest
 income/average
 interest rate spread       2.19%             $ 6,936       2.15%             $ 7,546       2.33%             $ 7,635       2.43%
Net yield on
 interest-earning
 assets                                                     2.39%                           2.74%                           3.01%
Average
 interest-earning
 assets as a percent
 of average interest-
 bearing liabilities                 111.68%                         114.77%                         116.61%
--------------------------------------------------------------------------------------------------------------------------------

(1) Includes loans on which the Company has discontinued accruing interest.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

INVESTMENT SECURITIES HELD TO MATURITY AND INVESTMENT SECURITIES AVAILABLE FOR SALE

The Company's investment securities held to maturity totaled $12.2 million at June 30, 2004 which was an increase of $3.0 million or 32.6% compared to the level at June 30, 2003. Investment securities available for sale totaled $47.7 million at June 30, 2004, an increase of $1.1 million or 2.3% compared to June 30, 2003. The increase in both portfolios was primarily due to purchases made during the year. The Company primarily invests in government agency and corporate notes, municipal bonds and mutual funds.

MORTGAGE-BACKED SECURITIES HELD TO MATURITY AND MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

Mortgage-backed securities available for sale amounted to $21.0 million at June 30, 2004, an increase of $7.5 million or 56.0% compared to the level at June 30, 2003. This increase was primarily due to securities purchased during the year. There were no mortgage-backed securities held to maturity at June 30, 2004.

LOAN PORTFOLIO

Loans receivable decreased $7.9 million or 4.4% to $173.3 million during the fiscal year ended June 30, 2004 as compared to an increase of $2.9 million or 1.6% for the fiscal year ended June 30, 2003. The decrease in the loan portfolio was primarily due to loan repayments of $82 million as a result of the vast amount of refinancing activity.

Mortgage loan originations in fiscal years 2004 and 2003 amounted to $51.9 million and $44.6 million, respectively. The Company originated primarily adjustable-rate loans in fiscal 2004 due to the interest rate environment in the Company's market area. Of the total amount of mortgage loans originated in fiscal 2004, $11.1 million or 21.3% were fixed-rate mortgages as compared to $35.0 million or 78.3% in fiscal 2003. Adjustable-rate mortgage loan origination totaled $40.8 million or 78.7% of total mortgage loans originated in fiscal 2004 as compared to $9.7 million or 21.7% of total mortgage loans originated in fiscal 2003. Of the $51.9 million of mortgage loans originated in fiscal 2004, $20.8 million were whole loans purchased on the secondary market.

Consumer loan originations, including home equity and other installment loans, totaled $17.8 million in fiscal 2004, $25.0 million in fiscal 2003 and $21.8 million in fiscal 2002. The Company continues to place an emphasis on other installment lending including home equity loans, personal loans, auto loans and other secured lines of credit due to the shorter term and generally higher yield associated with such loans.

DEPOSIT PORTFOLIO

Savings deposits decreased $19.4 million to $246.2 million during fiscal 2004. This decrease was primarily the result of outflows related to the maturity of certificates of deposits.

For the years ended June 30, 2004, 2003 and 2002, the Company had certificates of deposit with remaining terms to maturity of three (3) to ten (10) years aggregating $31.5 million, $27.7 million and $18.6 million, respectively. As part of its asset and liability planning, the Company attempts to attract longer-term deposits, thereby reducing the interest rate sensitivity of its interest-bearing liabilities.

BORROWINGS

Borrowings, consisting of FHLB advances, decreased $3.1 million or 12.4% from June 30, 2003 to June 30, 2004. This decrease was a direct result of the maturity and repayment of a $3.1 million advance on November 10, 2003. The Company was able to maintain its operations without borrowing additional funds from the FHLB in 2004.

STOCKHOLDERS' EQUITY

Stockholders' equity decreased $600,000 or 2.0% to $27.1 million at June 30, 2004 compared to $27.7 million at June 30, 2003. This decrease primarily resulted from a $638,000 decrease in other comprehensive income, the repurchase of $686,000 of the Company's common stock and the payment of

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

cash dividends of $1.5 million. These decreases were to a large extent offset by net income of $1.7 million and $678,000 related to the issuance of common stock in connection with employees exercising their stock options. Under regulations adopted by the Federal Deposit Insurance Corporation ("FDIC"), the Company is required to maintain Tier I (Core) capital equal to at least 4% of the Company's adjusted total assets and Tier II (Supplementary) risk-based capital equal to at least 8% of the risk-weighted assets. At June 30, 2004, the Company exceeded all of its regulatory capital requirements. See "Liquidity and Capital Resources."

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

                                                               Fiscal 2004
                                                         Compared to Fiscal 2003
                                                       Increase (Decrease) due to
--------------------------------------------------------------------------------------------
                                                                        Rate/
                                              Rate       Volume         Volume        Total
--------------------------------------------------------------------------------------------
                                                             (In Thousands)
Interest income on interest-earning assets:
  Mortgage loans                             $(1,004)       $(741)      $   80       $(1,665)
  Consumer loans                                (357)         184          (25)         (198)
  Mortgage-backed securities                    (155)         105          (29)          (79)
  Investment securities                         (348)         130          (21)         (239)
  Interest-earning deposits                     (135)         251          (66)           50
--------------------------------------------------------------------------------------------
     Total                                    (1,999)         (71)         (61)       (2,131)
--------------------------------------------------------------------------------------------
Interest expense on interest-bearing
  liabilities:
  Deposits                                    (1,893)         539         (160)       (1,514)
  Borrowings                                     (27)          20           --            (7)
--------------------------------------------------------------------------------------------
     Total                                    (1,920)         559         (160)       (1,521)
--------------------------------------------------------------------------------------------
Net change in net interest income            $   (79)       $(630)      $   99       $  (610)
--------------------------------------------------------------------------------------------

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

                                                               Fiscal 2003
                                                         compared to Fiscal 2002
                                                        Increase (Decrease) due to
----------------------------------------------------------------------------------------------
                                                                         Rate/
                                             Rate       Volume          Volume          Total
----------------------------------------------------------------------------------------------
                                                              (In Thousands)
Interest income on interest-earning assets:
  Mortgage loans                            $  (705)   $    (350)      $      24       $(1,031)
  Consumer loans                               (307)         257             (29)          (79)
  Mortgage-backed securities                    (63)         117             (14)           40
  Investment securities                        (511)         146             (29)         (394)
  Interest-earning deposits                     (71)         364             (82)          211
----------------------------------------------------------------------------------------------
     Total                                   (1,657)         534            (130)       (1,253)
----------------------------------------------------------------------------------------------
Interest expense on interest-bearing
  liabilities:
  Deposits                                   (1,832)         859            (209)       (1,182)
  Borrowings                                    (25)          44              (1)           18
----------------------------------------------------------------------------------------------
     Total                                   (1,857)         903            (210)       (1,164)
----------------------------------------------------------------------------------------------
Net change in net interest income           $   200    $    (369)      $      80       $   (89)
----------------------------------------------------------------------------------------------

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

INTEREST INCOME ON LOANS AND LOANS HELD FOR SALE

Interest on loans and loans held for sale decreased by $1.9 million or 15.6% in fiscal 2004 primarily due to a decrease in the average yield earned on the portfolio from 6.82% during fiscal 2003 to 6.03% during fiscal 2004. Additionally, the average balance of the portfolio decreased $8.0 million or 4.6% during the same period. The average balance of the mortgage loan portfolio decreased by $10.8 million or 7.9% and the average balance of the consumer loan portfolio increased by $2.8 million or 7.0% during fiscal 2004. Interest on loans and loans held for sale decreased by $1.1 million or 8.5% in fiscal 2003 compared to fiscal 2002 primarily due to a decrease in the average yield earned on the portfolio from 7.40% during fiscal 2002 to 6.82% during fiscal 2003. Additionally, the average balance of the portfolio decreased $1.3 million or 0.8% during the same period. The average balance of the mortgage loan portfolio decreased by $4.7 million or 3.4% and the average balance of the consumer loan portfolio increased by $3.4 million or 9.5% during fiscal 2003. The decrease in the average yield during fiscal 2004 and fiscal 2003 was primarily due to increased origination of mortgage loans that had lower rates of interest, due to competitive interest rates in the Company's market area, and the repayment of loans with higher yields. The decrease in the average balance of the portfolio during fiscal 2004 and 2003 was primarily the result of the repayment of loans exceeding the loan originations during the respective periods.

INTEREST INCOME ON MORTGAGE-BACKED SECURITIES HELD TO MATURITY AND MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

Interest income on all mortgage-backed securities decreased by $79,000 or 14.2% during fiscal 2004. The decrease in interest income was primarily due to a decrease in the average yield from 5.28% in fiscal 2003 to 3.82% in fiscal 2004. Partially offsetting the decrease resulting from the lower average yield was a $2.0 million or 18.9% increase in the average outstanding balance of the portfolio which resulted from purchases made during the year. Interest income on all mortgage-backed securities increased by $40,000 or 7.7% during fiscal 2003. The increase in the interest income was primarily due to a $2.0 million or 22.7% increase in the average outstanding balance of the portfolio. However, the increase in the average outstanding balance in fiscal 2003 was largely a result of the securities received through the acquisition of SFSB Holding Company and therefore only impacted interest income in the fourth quarter. Partially offsetting the increase resulting from the higher average balance was a decrease in the average yield from 6.02% in fiscal 2002 to 5.28% in fiscal 2003. The decrease in the average yield in fiscal 2004 and fiscal 2003 was primarily due to increased repayment on higher yielding mortgage-backed securities and the reinvestment of funds at lower rates of interest.

INTEREST INCOME ON INVESTMENTS HELD TO MATURITY AND INVESTMENTS AVAILABLE FOR
SALE

Interest on investments held to maturity and investments available for sale decreased by $239,000 or 11.1% during fiscal 2004 primarily due to a decrease in the average yield on these investments from 3.91% in fiscal 2003 to 3.28% in fiscal 2004. This decrease was partially offset by a $3.3 million or 6.0% increase in the average outstanding balance of such securities during the same period. During fiscal 2003, interest on investments held to maturity and investments available for sale decreased by $394,000 or 15.4% primarily due to a decrease in the average yield on these investments from 4.89% in fiscal 2002 to 3.91% in fiscal 2003. This decrease was partially offset by a $3.0 million or 5.7% increase in the average outstanding balance of such securities during the same period. However, the increase in the average outstanding balance in fiscal 2003 was largely a result of the securities received through the acquisition of SFSB Holding Company and therefore only impacted interest income in the fourth quarter. The decrease in the average yield in fiscal 2004 and fiscal 2003 was primarily due to increased repayment on higher yielding investment securities as well as decreases in market interest rates.

INTEREST INCOME ON INTEREST-EARNING DEPOSITS

Interest on deposits, consisting of interest-earning deposits maintained with the FHLB of Pittsburgh and certificates of deposit, increased $50,000 or 9.6% during fiscal 2004 compared to fiscal 2003 and increased $211,000 or 67.6% during fiscal 2003 compared to fiscal 2002. The increase in fiscal 2004 was primarily due to a $16.3 million or 47.0% increase in the average outstanding balance which was largely

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

offset by a decrease in the average yield from 1.52% in fiscal 2003 to 1.12% in fiscal 2004. The increase in fiscal 2003 was primarily due to a $18.8 million or 118.1% increase in the average outstanding balance. This increase was for the most part offset by a decrease in the average yield from 1.96% in fiscal 2002 to 1.52% in fiscal 2003. The increase in the average outstanding balance during fiscal 2004 and fiscal 2003 was primarily due to excess liquidity as a result of loan repayments and increased deposits.

INTEREST EXPENSE ON SAVINGS DEPOSITS

Interest expense on savings deposits decreased $1.5 million or 23.8% in fiscal 2004 primarily due to a decrease in the average rate paid from 2.92% in fiscal 2003 to 2.05% in fiscal 2004. This decrease was partially offset by a $18.5 million or 8.5% increase in the average outstanding balance during the same period. Interest expense on savings deposits decreased by $1.2 million or 15.7% in fiscal 2003 primarily due to a decrease in the average rate paid from 3.85% in fiscal 2002 to 2.92% in fiscal 2003. This decrease was partially offset by a $22.3 million or 11.4% increase in the average outstanding balance during the same period. The increase in the average balance of deposits during fiscal 2004 was reflective of the deposits obtained through the acquisition of SFSB Holding Company late in the third quarter of fiscal 2003. While the acquisition had some impact on the average outstanding balance of deposits in fiscal 2003, the majority of the increase resulted from current market conditions during that time period. The decrease in the average rate paid during fiscal 2004 and 2003 primarily reflects lower market rates of interest.

INTEREST EXPENSE ON BORROWINGS

Interest on borrowings decreased $7,000 or 0.5% in fiscal 2004 primarily due to a decrease in the average yield from 5.78% in fiscal 2003 to 5.67% in fiscal 2004. The decrease in interest resulting from the lower average rate was, for the most part, offset by an increase of $344,000 or 1.5% in the average outstanding balance. Interest on borrowings increased $18,000 or 1.4% in fiscal 2003 primarily due to a $749,000 or 3.5% increase in the average outstanding balance of FHLB advances. Partially offsetting the increase in interest expense resulting from the higher average balance was a decrease in the average rate from 5.81% in fiscal 2002 to 5.78% in fiscal 2003. The increase in the average balance for both fiscal 2004 and 2003 was a direct result of the advance obtained through the acquisition of SFSB Holding Company. That advance matured in November of 2003 and therefore impacted interest expense on borrowings primarily in the fourth quarter of fiscal 2003 and the first quarter of fiscal 2004.

NET INTEREST INCOME

Net interest income decreased by $610,000 or 8.1% in fiscal 2004 as compared to fiscal 2003 and decreased by $89,000 or 1.2% in fiscal 2003 as compared to fiscal 2002. The decrease in fiscal 2004 was, to a large extent, due to a decrease in the average yield on interest-earning assets from 5.51% in fiscal 2003 to 4.51% in fiscal 2004. However, the average outstanding balance of interest-earning assets increased $13.8 million due primarily to an increase in interest-earning deposits and investment and mortgage-backed securities. The decrease in interest income was partially offset by a decrease interest expense. The average yield on interest-bearing liabilities decreased from 3.18% in fiscal 2003 to 2.36% in fiscal 2004. The decrease in interest expense related to the decrease in the yield was to some extent offset by an $18.8 million increase in interest-bearing liabilities. The decrease in fiscal 2003 was primarily due to an increase in the average outstanding balances of savings deposits and borrowings and a decrease in the average outstanding balance of loans partially offset by an increase in the average outstanding balances of the mortgage-backed security and investment security portfolios and interest-earning deposits. Additionally, the average yield on interest-earning assets decreased from 6.49% in fiscal 2002 to 5.51% in fiscal 2003. This decrease was partially offset by a decrease in the average yield on interest-bearing liabilities from 4.06% in fiscal 2002 to 3.18% in fiscal 2003.

     Interest-earning assets as a percent of interest-bearing liabilities amounted to 111.7%, 114.8% and 116.6% at June 30, 2004, 2003 and 2002,
respectively, and the average interest rate spread was 2.15%, 2.33% and 2.43% for fiscal 2004, 2003 and 2002, respectively. The Company's average interest rate spread has decreased from 2.43% in fiscal 2002 to 2.15% in fiscal 2004 primarily due to decreases in the average rates earned on the Company's interest-earning assets. The Company's net interest income

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

continued to exceed its total other expenses in fiscal 2004 and 2003, and the Company intends to continue to manage its assets and liabilities in order to maintain its net interest income at levels in excess of total other expenses.

PROVISION FOR LOAN LOSSES

Financial institutions are subject to the risk of loan losses as one of the costs of lending. While the Company recognizes as losses all loans that are determined to be uncollectible, experience dictates that at any point in time, losses may exist in the portfolio which cannot be specifically identified. As a result, a provision for such unidentifiable losses is established and charged against current earnings to represent management's best estimate of such probable losses. The provision for loan losses amounted to $12,000 for each fiscal 2004 and 2003 and $18,000 for fiscal 2002. Such provisions were the result of an analysis of the allowance for loan losses performed in connection with a review of the Company's loan portfolio.

     At June 30, 2004, 2003 and 2002 the allowance for loan losses was approximately $2.0 million, $2.0 million and $1.8 million, respectively. This amount represented 1.2%, 1.1% and 1.0% of the total loan portfolio at such dates. The increase in the allowance for loan losses from June 30, 2002 to June 30, 2003 was primarily a result of the allowance obtained through the acquisition of SFSB Holding Company on March 28, 2003.

     Management conducts a review, at least quarterly, to determine that the allowance for loan losses is appropriate to absorb estimated loan losses. In determining the appropriate level of the allowance for loan losses, consideration is given to general economic conditions, diversification of loan portfolios, historic loss experience, identified credit problems, delinquency levels and adequacy of collateral. In consideration of the above, management has assessed the risks in the loan portfolio and has determined that no significant changes have occurred during the fiscal year ended June 30, 2004. Thus, the ratio of allowance for loan losses to total loans is substantially unchanged from June 30, 2003. Although management believes that the current allowance for loan losses is appropriate, future additions to the reserve may be necessary due to changes in economic conditions and other factors. In addition, as an integral part of their periodic examination, certain regulatory agencies review the adequacy of the Bank's allowance for loan losses and may direct the Bank to make additions to the allowance based on their judgement. No such additions were required to be made during the Bank's most recent examination.

OTHER INCOME

Fees and service charges increased by $265,000 or 32.2% to $1.1 million in fiscal 2004 and increased by $1,000 or 0.1% to $823,000 in fiscal 2003. The increase in fiscal 2004 was primarily the result of fees and service charges on accounts that were obtained in connection with the acquisition of SFSB Holding Company on March 28, 2003.

During fiscal 2004, the Company realized gains of $49,000 on the sale of investment and mortgage-backed securities and loans in its available for sale portfolio. Gains of $35,000 were recorded on the sale of investment and mortgage-backed securities and gains of $14,000 were recorded on the sale of loans held for sale. During fiscal 2003, the Company realized gains of $15,000 on the sale of investment securities, mortgage-backed securities and loans in its available for sale portfolio. Gains of $4,000 were recorded on the sale of securities available for sale and gains of $11,000 were recorded on the sale of loans held for sale.

Other income, which primarily consists of miscellaneous income and rents, amounted to $372,000, $86,000 and $68,000 in fiscal 2004, 2003 and 2002, respectively. The increase in fiscal 2004 was predominantly the result of an increase in the cash surrender value of bank owned life insurance. The increase in fiscal 2003 resulted from an increase in miscellaneous income partially offset by a slight decrease rental income during the current year.

OPERATING EXPENSES

Compensation and employee benefits, which is the largest component of total operating expenses, increased by $687,000 or 30.6% in fiscal 2004 and $204,000 or 10.0% in fiscal 2003. The increase in fiscal 2004 was largely attributable to increased staffing resulting from the acquisition of SFSB Holding

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

Company on March 28, 2003 and the hiring of new employees during the current fiscal year. Additionally, there were expenses related to the SERP and the TDCRP which were implemented during the current fiscal year. The increase in fiscal 2003 was mainly the result of additional staffing obtained through the acquisition of SFSB Holding Company along with normal salary and benefit increases.

Premises and occupancy expense increased $170,000 or 27.1% in fiscal 2004 and increased $72,000 or 13.0% in fiscal 2003. The increase in fiscal 2004 resulted from maintaining and operating two additional branches for an entire fiscal year. The largest contributors to the increase were furniture, fixtures and equipment expense and office building taxes. The increase in 2003 was primarily the result of one-time expenses related to the recent change in data processors as well as an increase in insurance expense. These increases were partially offset by a decrease in furniture, fixtures and equipment expenses.

Federal insurance premiums increased $2,000 in fiscal 2004. There was no increase in fiscal 2003 compared to the prior fiscal year. The increase in fiscal 2004 was primarily due to an increase in the average amount of deposits outstanding. Average deposits outstanding are multiplied by a quarterly rate to determine the assessment amount. The quarterly rate represents the rate paid by SAIF insured institutions to support the interest payments on the Financing Corporation ("FICO") Bonds.

The Company had a net gain of $22,000 in fiscal 2004 related to real estate owned and a net loss of $22,000 in fiscal 2003.

Data processing expenses increased by $73,000 or 21.0% in fiscal 2004 compared to fiscal 2003. This increase was largely the result of operating for a full year on a new data processor. Also contributing to the increase were costs associated with an increase in the number of accounts maintained by the data processor resulting from the acquisition of SFSB Holding Company. In fiscal 2003, data processing expense increased $109,000 or 45.8%. The increase in fiscal 2003 was largely the result of the change in data processors which occurred late in the third quarter and the data conversion costs associated with the acquisition of SFSB Holding Company.

Professional fees increased by $138,000 or 87.3% in fiscal 2004 and $28,000 or 21.5% in fiscal 2003. The increase in fiscal 2004 primarily related to increases in legal and auditing services provided in connection with the acquisition of SFSB Holding Company. Additionally, legal services were provided throughout the year with regard to benefit, employee and other corporate matters. The increase in fiscal 2003 was due to the additional services provided with regard to the acquisition and normal fee increases.

Other operating expenses increased $325,000 or 23.9% during fiscal 2004 primarily due to the amortization of the core deposit intangible associated with the acquisition of SFSB Holding Company. In fiscal 2003, other operating expenses increased $317,000 or 30.1%. The increase in fiscal 2003 was related to the amortization of the core deposit intangible during the last quarter of the fiscal year as well as other costs related to the acquisition of SFSB Holding Company.

INCOME TAXES

Income taxes decreased $529,000 or 47.0% and $302,000 or 21.1% in fiscal 2004 and 2003, respectively. The decrease in fiscal 2004 was the result of the combined effect of a decrease in income before taxes and a decrease in the effective tax rate. The decrease in fiscal 2003 was predominately a result of the decrease in income before taxes.

NET INCOME

Net income decreased $847,000 or 33.4% in fiscal 2004 and decreased $541,000 or 17.6% in fiscal 2003. The decrease in fiscal 2004 was due to a $1.4 million increase in other operating expense and a $610,000 decrease in net interest income partially offset by a $585,000 increase in other income and a $529,000 decrease in income tax expense. The decrease in fiscal 2003 was due to a $718,000 increase in other operating expense, an $89,000 decrease in net interest income and a $42,000 decrease in other income partially offset by a $302,000 decrease in income tax expense.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

OFF-BALANCE SHEET ARRANGEMENTS

The Company, in the normal course of business, makes commitments to buy or sell assets or to incur or fund liabilities. Commitments include, but are not limited to:

     - the origination, purchase or sale of loans;
     - the purchase of investment securities;
     - the fulfillment of commitments under letters-of-credit on home equity lines of credit, construction loans, and predetermined overdraft protection limits; and
     - the commitment to fund withdrawals of certificates of deposit at maturity.

At June 30, 2004, the Bank's off-balance sheet arrangements principally included lending commitments, which are described below. At June 30, 2004, the Company had no interests in non-consolidated special purpose entities.

At June 30, 2004, commitments included:

     - total approved loan origination commitments outstanding amounting to $9.4 million;
     - rate lock agreements with customers of $6.9 million;
     - unadvanced portion of construction loans of $3.5 million;
     - unused lines of credit of $4.4 million which included those designated for overdraft protection;
     - outstanding standby letters of credit of $386,000; and
     - certificates of deposit scheduled to mature in one year or less totaling $62.7 million.

Based on historical experience, management believes that a significant portion of maturing deposits will remain with the Bank. We anticipate that we will continue to have sufficient funds, through repayments, deposits and borrowings, to meet our current commitments.

CONTRACTUAL OBLIGATIONS

We are contractually obligated to make future minimum payments as follows:

                               Less Than       1-3       3-5       More Than
                                1 Year        Years     Years       5 Years       Total
-----------------------------------------------------------------------------------------
                                                    (In Thousands)
Certificates of deposit
  maturities                    $62,710      $47,013    $9,245      $22,232      $141,200
FHLB advances maturities        $    --      $    --    $3,000      $18,609      $ 21,609

LIQUIDITY AND CAPITAL RESOURCES

The Company's assets increased from $278.1 million at June 30, 2002 to $322.8 million at June 30, 2003 and decreased to $299.4 million at June 30, 2004. Stockholders' equity increased from $26.6 million at June 30, 2002 to $27.7 million at June 30, 2003 and decreased to $27.1 million at June 30, 2004. At June 30, 2004, stockholders' equity amounted to 9.1% of the Company's total assets under generally accepted accounting principles ("GAAP").

The Company is currently required to maintain Tier I (Core) capital equal to at least 4.0% of its adjusted total assets and Tier II (Supplementary) risk-based capital equal to at least 8.0% of its risk-weighted assets. At June 30, 2004, the Company substantially exceeded all of these requirements with Tier I and Tier II ratios of 7.76% and 16.90%, respectively.

During the fiscal years ended June 30, 2004, 2003 and 2002, the Company had positive cash flows from operating activities. Cash and cash equivalents decreased $25.8 million, increased $19.6 million and increased $24.1 million for the fiscal years ended June 30, 2004, 2003 and 2002, respectively. See Consolidated Statements of Cash Flows.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

Cash flows from operating activities for the periods covered by the Consolidated Statements of Cash Flows have been primarily related to net income and operations. Operating activities provided $3.3 million in cash in fiscal 2004, $2.9 million of cash in fiscal 2003 and $3.6 million in fiscal 2002.

Investing activities used cash on a net basis of $4.8 million in fiscal 2004 and provided cash on a net basis of $19.5 million in fiscal 2003 and $4.0 million in fiscal 2002. For fiscal 2004, cash was used primarily to purchase securities. This use of cash was partially offset by principal repayments and maturities of securities and a decrease in the loan portfolio. For fiscal 2003, cash was provided due to a decrease in the loan portfolio of $21.3 million and principal repayments and maturities of securities of $34.5 million. These decreases were partially offset by purchases of securities during fiscal 2003 of $30.8 and deposits of $5.5 million with various insurance companies. For fiscal 2002 cash was provided primarily due to $25.4 million of investments maturing or being called which was partially offset by $20.4 million of investment purchases during the same period.

Cash flows from financing activities for the periods covered by the Consolidated Statements of Cash Flows have been primarily related to changes in deposits and borrowings. Financing activities used $24.2 million of cash in fiscal 2004 due to a decrease in time deposits of $15.2 million and a $4.2 million decrease in demand and club accounts. Additionally, FHLB advances decreased $3.1 million and dividends paid amounted to $1.5 million. Financing activities used $2.9 million of cash in fiscal 2003 due to a decrease in time deposits of $5.0 million and dividends paid of $1.4 million. These decreases were partially offset by an increase in demand and club accounts of $4.0 million. Financing activities provided $16.5 million of cash in fiscal 2002 due to a net increase of $19.8 million in deposit accounts which was partially offset by dividends paid of $1.4 million and $1.6 million of treasury stock acquired.

The Company's primary source of funds consists of deposits bearing market rates of interest, loan repayments and current earnings. Also, advances from the FHLB of Pittsburgh may be used on short-term basis to compensate for savings outflows or on a long-term basis to support lending and investment activities.

The Company uses its capital resources principally to meet its on going commitments to fund maturing certificates of deposit and deposit withdrawals, fund existing and continuing loan commitments, maintain its liquidity and meet operating expenses. At June 30, 2004, the Company had commitments to originate loans totaling $13.8 million. Scheduled maturities of certificates of deposit during fiscal 2005 totaled $62.7 million at June 30, 2004. Management believes that by evaluating competitive instruments and pricing in its market area, the Company can generally retain a substantial portion of its maturing certificates of deposit.

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

RECENT ACCOUNTING DEVELOPMENTS

In December 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Post-retirement Benefits, an amendment of FASB Statements No. 87, 88 and 106" ("SFAS No. 132(R)"). SFAS No. 132(R) retains the disclosure requirements contained in SFAS No. 132 "Employers Disclosures about Pensions and Other Post-retirement Benefits" but requires additional disclosures to those in the original SFAS No. 132 about plan assets, benefit obligations, cash flows and net periodic cost of defined benefit plans and other postretirement plans. There were no additional disclosures required by the Company with regard to the adoption of this SFAS.

                       LOGO    LAUREL CAPITAL GROUP, INC.

--------------------------------------------------------------------------------

In January 2003, the FASB issued Financial Interpretation No. 46, "Consolidation of Variable Interest Entities" revised December 2003 ("FIN 46(R)"). FIN 46(R) requires that companies consolidate a variable interest entity if it is subject to a majority of the risk of loss from the variable interest entity's activities, or is entitled to receive a majority of the entity's residual returns, or both. The provisions of FIN 46(R) currently are required to be applied no later than the first reporting period ending after March 15, 2004 for variable interest entities in which the Company holds a variable interest that it acquired on or before January 31, 2003. Companies that acquired a variable interest after January 31, 2003, continue to apply the provisions of FIN 46 or apply FIN 46(R) beginning December 31, 2003. Companies that hold a variable interest in a special purpose entity, as defined, are required to apply either FIN 46 or FIN 46(R) no later than the end of the first reporting period that ends after December 15, 2003. There was no impact on the Company's financial position, results of operations or cash flows related to FIN 46 or FIN 46(R).