Form 10-K, Exhibit 13
period 2005-06-30
LAUREL CAPITAL GROUP INC
filed 2005-09-26
CIK 892158

Exhibit 13
     Laurel Capital Group, Inc.
Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Laurel Capital Group, Inc.
We have audited the accompanying consolidated statements of financial condition of Laurel Capital Group, Inc. and subsidiary as of June 30, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The accompanying consolidated financial statements of Laurel Capital Group, Inc. and subsidiary as of June 30, 2004, and for each of the years in the two-year period ended June 30, 2004, were audited by other auditors whose report thereon dated August 30, 2004, expressed an unqualified opinion on those statements.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the 2005 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Laurel Capital Group, Inc. and subsidiary as of June 30, 2005, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.
Wexford, Pennsylvania
August 19, 2005

     Laurel Capital Group, Inc.
Consolidated Statements of Financial Condition

At June 30, 2005 and 2004

(in thousands)	2005	2004

Assets
Cash	$2,146	$1,991
Money market investments	—	283
Interest-earning deposits with other institutions	10,825	25,401

Total Cash and Cash Equivalents	12,971	27,675
Investment securities available for sale (note 2)	45,539	47,669
Investment securities held to maturity (market value of $10,845 and $12,183) (note 2)	10,918	12,210
Mortgage-backed securities available for sale (note 3)	13,002	21,024
Loans receivable, held for sale (note 4)	947	1,130
Loans receivable	211,738	175,323
Allowance for loan losses	(1,989)	(2,032)

Loans receivable, net (notes 4 and 5)	209,749	173,291
Federal Home Loan Bank stock (note 6)	1,878	1,879
Real estate owned	37	—
Accrued interest receivable:
Loans	733	659
Interest-earning deposits and investments	287	384
Mortgage-backed securities	66	80
Office properties and equipment, net of accumulated depreciation (note 7)	2,277	2,243
Goodwill (note 19)	2,158	2,158
Other intangible assets (note 19)	1,170	1,511
Prepaid income tax (note 10)	—	129
Prepaid expenses and sundry assets (note 12)	8,069	7,333

Total Assets	$309,801	$299,375

Liabilities and Stockholders’ Equity
Liabilities:
Savings deposits (note 8)	$254,891	$246,179
FHLB advances (note 9)	21,602	21,609
Advance deposits by borrowers for taxes and insurance	2,713	2,142
Accrued interest payable on savings deposits	765	619
Accrued income tax (note 10)	90	—
Other accrued expenses and sundry liabilities	1,936	1,701

Total Liabilities	281,997	272,250

Stockholders’ Equity (note 11)
Common stock, $.01 par value; 5,000,000 shares authorized; 2,467,670 and 2,453,274 shares issued, respectively	25	24
Additional paid-in capital	6,465	6,243
Treasury stock, at cost (524,670 shares)	(8,238)	(8,238)
Retained earnings	29,878	29,380
Accumulated other comprehensive income, net of tax of $91 and $112, respectively	176	218
Stock held in deferred compensation trust (31,452 shares)	(502)	(502)

Total Stockholders’ Equity	27,804	27,125

Total Liabilities and Stockholders’ Equity	$309,801	$299,375

See accompanying notes to consolidated financial statements.

     Laurel Capital Group, Inc.
Consolidated Statements of Operations

For the years ended June 30, 2005, 2004, and 2003

(in thousands, except for per share data)	2005	2004	2003

Interest income:
Loans receivable	$10,705	$10,093	$11,956
Mortgage-backed securities	649	479	558
Investment securities:
Taxable	1,255	864	1,011
Tax-exempt	814	1,057	1,149
Interest-earning deposits	339	573	523

Total interest income	13,762	13,066	15,197
Interest expense:
Savings deposits (note 8)	5,020	4,844	6,358
FHLB advances (note 9)	1,274	1,286	1,293

Total interest expense	6,294	6,130	7,651

Net interest income before provision for loan losses	7,468	6,936	7,546
Provision for loan losses	9	12	12

Net interest income after provision for loan losses	7,459	6,924	7,534

Other income:
Service charges	1,068	1,088	823
Gain on the sale of investment and mortgage-backed securities available for sale	15	35	4
Gain on the sale of loans held for sale	9	14	11
Income from bank owned life insurance	254	284	—
Other income	95	88	86

Total other income	1,441	1,509	924

Operating expenses:
Compensation and employee benefits (note 12)	2,968	2,933	2,246
Premises and occupancy costs	841	798	628
Federal insurance premiums	36	39	37
Net (gain) loss on real estate owned	(12)	(22)	22
Data processing expense	425	420	347
Professional fees	272	296	158
Amortization of core deposit intangible	340	394	102
Other operating expenses	1,244	1,292	1,259

Total operating expenses	6,114	6,150	4,799

Income before income taxes	2,786	2,283	3,659

Provision for income taxes (note 10):
Federal	554	488	921
State	183	108	204

Total income taxes	737	596	1,125

Net income	$2,049	$1,687	$2,534

Earnings per share (note 1):
Basic
Net income	$1.06	$0.89	$1.35
Average number of shares outstanding	1,937,086	1,897,091	1,880,815

Diluted
Net income	$1.03	$0.85	$1.28
Average number of shares outstanding	1,987,843	1,985,116	1,981,934

Dividends paid per share	$0.80	$0.80	$0.76

See accompanying notes to consolidated financial statements.

     Laurel Capital Group, Inc.
Consolidated Statements of Stockholders’ Equity

For the years ended June 30, 2005, 2004, and 2003

					Accumulated
					Other
					Comprehensive	Stock Held
		Additional			Income	in Deferred	Total
	Common	Paid-in	Treasury	Retained	(Loss)	Compensation	Stockholders’
(in thousands)	Stock	Capital	Stock	Earnings	Net of Tax	Trust	Equity

Balance, June 30, 2002	$24	$5,389	$(7,157)	$28,103	$632	$(438)	$26,553
Comprehensive income:
Net income	—	—	—	2,534	—	—	2,534
Other comprehensive income, net of tax of $116	—	—	—	—	221	—	221
Reclassification adjustment, net of tax of $1	—	—	—	—	3	—	3

Total comprehensive income	—	—	—	2,534	224	—	2,758
Stock options exercised (17,505 shares)	—	176	—	—	—	—	176
Dividends paid	—	—	—	(1,429)	—	—	(1,429)
Treasury stock purchased (18,000 shares)	—	—	(395)	—	—	—	(395)
Stock sold by deferred compensation trust	—	—	—	—	—	21	21

Balance, June 30, 2003	24	5,565	(7,552)	29,208	856	(417)	27,684
Comprehensive income:
Net income	—	—	—	1,687	—	—	1,687
Other comprehensive loss, net of tax of $(329)	—	—	—	—	(661)	—	(661)
Reclassification adjustment, net of tax of $12	—	—	—	—	23	—	23

Total comprehensive income	—	—	—	1,687	(638)	—	1,049
Stock options exercised (90,197 shares)	—	678	—	—	—	—	678
Dividends paid	—	—	—	(1,515)	—	—	(1,515)
Treasury stock purchased (32,995 shares)	—	—	(686)	—	—	—	(686)
Stock purchased by deferred compensation trust	—	—	—	—	—	(85)	(85)

Balance, June 30, 2004	24	6,243	(8,238)	29,380	218	(502)	27,125
Comprehensive income:
Net income	—	—	—	2,049	—	—	2,049
Other comprehensive loss, net of tax of $(22)	—	—	—	—	(52)	—	(52)
Reclassification adjustment, net of tax of $5	—	—	—	—	10	—	10

Total comprehensive income	—	—	—	2,049	(42)	—	2,007
Stock options exercised (14,396 shares)	1	222	—	—	—	—	223
Dividends paid	—	—	—	(1,551)	—	—	(1,551)

Balance, June 30, 2005	$25	$6,465	$(8,238)	$29,878	$176	$(502)	$27,804

See accompanying notes to consolidated financial statements.

     Laurel Capital Group, Inc.
Consolidated Statement of Cash Flows

For the years ended June 30, 2005, 2004, and 2003

(in thousands)	2005	2004	2003

Net income:	$2,049	$1,687	$2,534
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	281	275	258
Provision for loan losses	9	12	12
Net (gain) loss on the sale of real estate owned	(11)	(32)	5
Net gain on the sale of investment securities available for sale	(15)	(63)	—
Net loss (gain) on the sale of mortgage-backed securities available for sale	—	28	(4)
Gain on the sale of loans held for sale	(9)	(14)	(11)
Net accretion of deferred loan costs	230	124	76
Origination of loans held for sale	(371)	(526)	(669)
Proceeds from the sale of loans held for sale	563	849	612
Decrease in accrued interest receivable	37	222	297
Increase (decrease) in accrued interest payable	146	76	(11)
Amortization of the core deposit intangible	340	394	101
Increase in cash surrender value	(207)	(253)	—
Increase (decrease) in taxes payable	219	132	(344)
Other—net	(113)	351	25

Net cash provided by operating activities	3,148	3,262	2,881

Investing activities:
Purchase of investment securities held to maturity	(12,020)	(18,899)	(19,950)
Purchase of investment securities available for sale	(3,157)	(10,748)	(5,365)
Purchase of mortgage-backed securities available for sale	—	(16,907)	(5,487)
Proceeds from the sale of investment securities available for sale	582	2,272	—
Proceeds from the sale of mortgage-backed securities available for sale	—	1,457	963
Principal repayments and maturities of investment securities held to maturity	13,315	15,835	22,700
Principal repayments and maturities of investment securities available for sale	4,740	6,697	5,180
Principal repayments and maturities of mortgage-backed securities available for sale	7,958	7,576	6,574
Principal repayments and maturities of mortgage-backed securities held to maturity	—	4	13
Purchase of FHLB stock	(239)	(110)	(248)
Sale of FHLB stock	240	402	52
Net (increase) decrease in loans	(31,190)	28,542	21,343
Loans purchased	(5,910)	(20,832)	—
Proceeds from the sale of real estate owned	389	82	152
Acquisition — net of cash and cash equivalents	—	—	(247)
Purchase of bank owned life insurance	(193)	—	(5,500)
Purchase of office properties and equipment	(315)	(152)	(635)

Net cash (used) provided by investing activities	(25,800)	(4,781)	19,545

Financing activities:
Net (decrease) increase in demand and club accounts	(2,612)	(4,161)	4,041
Net increase (decrease) in time deposit accounts	11,324	(15,240)	(5,033)
Repayments of FHLB advances	(7)	(3,063)	(5)
Net increase (decrease) in advance deposits by borrowers for taxes and insurance	571	(244)	(219)
Stock options exercised	223	678	176
Acquisition of treasury stock	—	(686)	(395)
Dividends paid	(1,551)	(1,515)	(1,429)

Net cash provided (used) by financing activities	7,948	(24,231)	(2,864)

Net change in cash and cash equivalents	(14,704)	(25,750)	19,562
Cash and cash equivalents at beginning of period	27,675	53,425	33,863

Cash and cash equivalents at end of period	$12,971	$27,675	$53,425

Supplemental Disclosure of Cash Flow Information

Cash paid during the period for:
Interest on savings deposits	$4,874	$4,768	$6,337
Interest on FHLB advances	1,274	1,344	1,293
Income taxes	460	581	1,383
Transfer of loans to real estate owned	403	50	26
Cash paid during the period for interest includes interest credited on deposits of $4,046, $3,943, and $5,268 for the years ended June 30, 2005, 2004, and 2003, respectively

See accompanying notes to consolidated financial statements.

     Laurel Capital Group, Inc.
Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except per share data)
(1) Summary of Significant Accounting Policies
Nature of Operation and Use of Estimates

Laurel Capital is a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. Laurel Capital’s only significant asset is the stock of its wholly-owned subsidiary, Laurel Savings Bank, a Pennsylvania-chartered state savings bank. The Bank conducts business through its eight offices located in Allegheny and Butler counties. Additionally, the Bank has one active subsidiary, Laurel Financial Group, Inc., headquartered in Wilmington, Delaware.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of related revenue and expense during the reporting period. Actual results could differ from those estimates.
Consolidation

The consolidated financial statements include the accounts of Laurel Capital Group, Inc. and its wholly-owned subsidiary, Laurel Savings Bank, after elimination of inter-company accounts and transactions.
Investment and Mortgage-backed Securities

Statement of Financial Accounting Standards (“SFAS”) No. 115 requires that investments be classified as either: (1) Securities Held to Maturity — debt securities that the Company has the positive intent and ability to hold to maturity and reported at amortized cost; (2) Trading Securities — debt and equity securities bought and held principally for the purpose of selling them in the near term and reported at fair value, with unrealized gains and losses included in the current period earnings; or (3) Securities Available for Sale — debt and equity securities not classified as either Securities Held to Maturity or Trading Securities and reported at fair value, with unrealized gains and losses included in accumulated other comprehensive income. The cost of securities sold is determined on a specific identification basis.
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
Provisions for Loan Losses

Provisions for loan losses are charged to operations in amounts that result in an allowance appropriate, in management’s judgment, to cover probable losses inherent in the loan portfolio. Management’s judgment takes into consideration general economic conditions, diversification of loan portfolios, historic loss experience, identified credit problems, delinquency levels and adequacy of collateral. Although management believes it has used the best information available to it in making such determinations, and that the present allowance for loan losses is adequate, future adjustments to the allowance may be necessary, and net income may be adversely affected if circumstances differ substantially from the assumptions used in determining the level of the allowance. In addition, as an integral part of their periodic examination, certain regulatory agencies review the adequacy of the Bank’s allowance for loan losses and may direct the Bank to make additions to the allowance based on their judgments about information available to them at the time of their examination.
Note continued

     Laurel Capital Group, Inc.
Notes to Consolidated Financial Statements (continued)

(Dollar amounts in thousands, except per share data)
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
Loans

Loans receivable are stated at unpaid principal balances net of the allowance for loan losses and net of deferred loan fees and discounts. In accordance with SFAS Nos. 114 and 118, the Bank considers all one-to-four family residential mortgage loans and all consumer loans (as presented in Note 4) to be smaller homogeneous loans. As such, these loans are collectively evaluated for impairment. Loans within the scope of these statements are considered impaired when, based on current information and events, it is probable that all principal and interest will not be collected in accordance with the contractual terms of the loans. Management determines the impairment of loans based on knowledge of the borrower’s ability to repay the loan according to the contractual agreement, the borrower’s repayment history and the fair value of collateral for certain collateral dependent loans. Pursuant to SFAS 114, management does not consider an insignificant delay or insignificant shortfall to impair a
Note continued

     Laurel Capital Group, Inc.
Notes to Consolidated Financial Statements (continued)

(Dollar amounts in thousands, except per share data)

loan. Management has determined that a delay less than 90 days will be considered an insignificant delay and that an amount less than $5 will be considered an insignificant shortfall. The Bank does not apply SFAS 114 using major risk classifications but on a loan by loan basis. All loans are charged off when management determines that principal and interest are not collectible.

Any excess of the Bank’s recorded investment in the loans over the measured value of the loans in accordance with SFAS 114 is provided for in the allowance for loan losses. The Bank reviews its loans for impairment on a quarterly basis.

The recognition of interest income on all loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due or when the loan becomes 90 days past due, whichever occurs first. All unpaid accrued interest on such loans is reserved. Such interest ultimately collected is credited to income in the period of recovery or applied to reduce principal if there is sufficient doubt about the collectibility of principal. Consumer loans more than 120 days or 180 days delinquent (depending on the nature of the loan) are generally required to be written off.

The Company is a party to financial instruments with off-balance sheet risk (commitments to extend credit) in the normal course of business to meet the financing needs of its customers. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis using the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counter-party.

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
Earnings Per Share (“EPS”)

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
Note continued

     Laurel Capital Group, Inc.
Notes to Consolidated Financial Statements (continued)

(Dollar amounts in thousands, except per share data)

The following table sets forth the computation of basic and diluted earnings per share:

	June 30,
	2005	2004	2003

Basic earnings per share:
Net income	$2,049	$1,687	$2,534
Weighted average shares outstanding	1,937,086	1,897,091	1,880,815
Earnings per share	$1.06	$0.89	$1.35
Diluted earnings per share:
Net income	$2,049	$1,687	$2,534
Weighted average shares outstanding	1,937,086	1,897,091	1,880,815
Dilutive effect of employee stock options	50,757	88,025	101,119

Diluted weighted average shares outstanding	1,987,843	1,985,116	1,981,934
Earnings per share	$1.03	$0.85	$1.28

Stock Compensation

SFAS 123, Accounting for Stock-Based Compensation, allows companies to expense an estimated fair value of stock options or to continue to measure compensation expense for stock option plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 (“APB No. 25”). Entities that elect to continue to measure compensation expense based on APB No. 25 must provide pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company has elected to continue to measure compensation cost using the intrinsic value method prescribed by APB No. 25. Had the Company used the fair value method, net income and earnings per share would have been as follows:

	June 30,
	2005	2004	2003

Net income As reported	$2,049	$1,687	$2,534
Deduct total stock-based compensation expense determined under fair-value based method for all awards, net of tax	—	(4)	(51)
Pro forma	$2,049	$1,683	$2,483

Basic earnings per share As reported	$1.06	$0.89	$1.35
Pro forma	$1.06	$0.89	$1.32

Diluted earnings per share As reported	$1.03	$0.85	$1.28
Pro forma	$1.03	$0.85	$1.25
Comprehensive Income

The Company reports comprehensive income in accordance with SFAS No. 130 which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. For the fiscal years ended June 30, 2005, 2004 and 2003, the Company’s total comprehensive income was $2,007, $1,049 and 2,758, respectively. Total comprehensive income is comprised of net income of $2,049, $1,687 and $2,534, respectively, and other comprehensive (loss) income of $(42), $(638) and $224, net of tax,
Note continued

     Laurel Capital Group, Inc.
Notes to Consolidated Financial Statements (continued)

(Dollar amounts in thousands, except per share data)

respectively. Other comprehensive income consists of unrealized gains and losses on investment securities and mortgage-backed securities available for sale.
Recent Accounting Developments

In March 2004, the Financial Accounting Standards Board (“FASB”) reached consensus on the guidance provided by Emerging Issues Task Force Issue 03-1 (“EITF 03-1”), The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The guidance is applicable to debt and equity securities that are within the scope of FASB Statement of Financial Accounting Standard (“SFAS”) No. 115, Accounting for Certain Investments In Debt and Equity Securities and certain other investments. EITF 03-1 specifies that an impairment would be considered other than temporary unless: (a) the investor has the ability and intent to hold an investment for a reasonable period of time sufficient for the recovery of the fair value up to (or beyond) the cost of the investment, and (b) evidence indicating the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. EITF 03-1 cost method investment and disclosure provisions were effective for reporting periods ending after June 15, 2004. The measurement and recognition provisions relating to debt and equity securities have been delayed until the FASB issues additional guidance. The Company adopted cost method investment and disclosure provisions of EITF 03-1 on June 30, 2004. The adoption did not have a material impact on the consolidated financial statements, results of operations or liquidity of the Company.

In October 2003, the American Institute of Certified Public Accountants issued Statement of Position (“SOP”) 03-3, Accounting for Loans or Certain Debt Securities Acquired in a Transfer. SOP 03-3 applies to a loan that is acquired where it is probable, at acquisition, that a transferee will be unable to collect all contractually required payments receivable. SOP 03-3 requires the recognition, as accretable yield, of the excess of all cash flows expected at acquisition over the investor’s initial investment in the loan as interest income on a level-yield basis over the life of the loan. The amount by which the loan’s contractually required payments exceed the amount of its expected cash flows at acquisition may not be recognized as an adjustment to yield, a loss accrual, or a valuation allowance for credit risk. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 31, 2004. Early adoption is permitted. The adoption of SOP 03-3 is not expected to have a material impact on the consolidated financial statements.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS No. 123R). FAS No. 123R revised FAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. FAS No. 123R will require compensation costs related to share-based payment transactions to be recognized in the financial statement (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award.

In April, the Securities and Exchange Commission adopted a new rule that amends the compliance dates for FAS No. 123R. The Statement requires that compensation cost relating to share-based payment transactions be recognized in financial statements and that this cost be measured based on the fair value of the equity or liability instruments issued. FAS No. 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The Company will adopt FAS No. 123R on July 1, 2005. Management has determined that unless additional options are granted, there will be no impact on future earnings as a result of the adoption.

In March 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107 (“SAB No. 107”), Share-Based Payment, providing guidance on option valuation methods, the accounting for income tax effects of share-based payment arrangements upon adoption of FAS
Note continued

     Laurel Capital Group, Inc.
Notes to Consolidated Financial Statements (continued)

(Dollar amounts in thousands, except per share data)

No. 123R, and the disclosures in MD&A subsequent to the adoption. The Company will provide SAB No. 107 required disclosures upon adoption of FAS No. 123R on July 1, 2005. Management has determined that unless additional options are granted, there will be no impact on the Company’s financial statements as a result of the adoption.

In December 2004, FASB issued FAS No. 153, Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. FAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of FAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted, and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In June 2005, the FASB issued FAS No. 154, Accounting Changes and Errors Corrections, a replacement of APB Opinion No. 20 and FAS No. 3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. FAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impractical. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. FAS No. 154 improves the financial reporting because its requirements enhance the consistency of financial reporting between periods.
Reclassification

Certain items previously reported have been reclassified to conform with the current year’s reporting presentation.
(2) Investment Securities
Investment securities held to maturity are comprised of the following:

			Gross	Gross
		Amortized	Unrealized	Unrealized	Market
	Face/Par	Cost	Gains	Losses	Value

At June 30, 2005:
U.S. Government Agency Notes	$10,920	$10,918	$7	$80	$10,845

At June 30, 2004:
Corporate notes and commercial paper	$12,215	$12,210	$40	$67	$12,183

Note continued

     Laurel Capital Group, Inc.
Notes to Consolidated Financial Statements (continued)

(Dollar amounts in thousands, except per share data)

		Amortized	Market
	Face/Par	Cost	Value

At June 30, 2005, the contractual maturities of the debt securities held to maturity are:
Due in 12 months or less	$ 2,900	$ 2,900	$ 2,886
Due after one year through five years	7,020	7,020	6,962
Due after five years through ten years	—	—	—
Due after ten years	1,000	998	997

	$10,920	$10,918	$10,845

Investment securities available for sale are comprised of the following:

			Gross	Gross
		Amortized	Unrealized	Unrealized	Market
	Face/Par	Cost	Gains	Losses	Value

At June 30, 2005:

Municipal obligations	$8,315	$7,628	$575	$—	$8,203
Freddie Mac preferred stock	750	750	18	—	768
Fannie Mae stock	583	583	43	42	584
Freddie Mac stock	684	684	229	—	913
Corporate and U.S. Government Agency Notes	10,450	10,459	—	68	10,391
CRA Qualified Investment Fund	1,000	1,000	—	10	990
Other	220	220	—	5	215
Shay Financial Services ARM Fund	23,931	23,931	—	456	23,475

	$45,933	$45,255	$865	$581	$45,539

At June 30, 2004:

Municipal obligations	$11,055	$10,308	$433	$80	$10,661
Freddie Mac preferred stock	750	750	17	2	765
Fannie Mae stock	583	583	131	—	714
Freddie Mac stock	684	684	202	—	886
Corporate Notes and U.S. Government Agency Notes	10,500	10,517	21	55	10,483
CRA Qualified Investment Fund	1,000	1,000	—	36	964
Other	220	220	—	8	212
Shay Financial Services ARM Fund	23,274	23,274	—	290	22,984

	$48,066	$47,336	$804	$465	$47,669

		Amortized	Market
	Face/Par	Cost	Value

At June 30, 2005, the contractual maturities of the debt securities available for sale are:
Due in 12 months or less	$ 1,000	$ 1,000	$ 998
Due after one year through five years	5,000	5,000	4,969
Due after five years through ten years	4,000	3,336	3,570
Due after ten years	8,765	8,751	9,057

	$18,765	$18,087	$18,594

The Fannie Mae common stock, Freddie Mac preferred and common stock, Community Reinvestment Act (CRA) Qualified Investment Fund and Shay Financial Services ARM Fund have no stated maturity.
Note continued

     Laurel Capital Group, Inc.
Notes to Consolidated Financial Statements (continued)

(Dollar amounts in thousands, except per share data)
Proceeds from the sale of investment securities available for sale during 2005, 2004 and 2003 were $582, $2,272 and $0, respectively.
Gross gains of $15, $63 and $0 were realized on these sales in 2005, 2004 and 2003, respectively.
There were no realized losses in 2005, 2004 or 2003.
The following table shows the market value and gross unrealized losses on investment securities, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position at June 30, 2005:

	Less than 12 months		12 months or more		Total
		Gross		Gross		Gross
	Market	unrealized	Market	unrealized	Market	unrealized
	value	losses	value	losses	value	losses

U.S. Government Agencies	$15,787	$80	$2,959	$41	$18,746	$121
Corporate Notes	483	27	—	—	483	27
Equity Securities	292	42	24,679	471	24,971	513

Total temporarily impaired securities	$16,562	$149	$27,638	$512	$44,200	$661

The decline in the market value of securities primarily resulted from interest rate fluctuations. The Company has the ability and intent to hold these securities until the market value recovers or maturity and the Company believes the collection of the contractual principal and interest is probable. Based on this, the Company considers all of the unrealized losses to be temporary impairment losses. There are 18 positions that are temporarily impaired at June 30, 2005. The aggregate carrying amount of those investments at June 30, 2005 was $44,861.
(3) Mortgage-Backed Securities
Mortgage-backed securities available for sale are comprised of the following:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value

At June 30, 2005:

Government National Mortgage Association (GNMA)	$ 823	$13	$ 13	$ 823
Fannie Mae	7,462	24	65	7,421
Freddie Mac	2,074	9	23	2,060
Freddie Mac REMIC	721	2	5	718
Fannie Mae REMIC	1,939	41	—	1,980

	$13,019	$89	$106	$13,002

At June 30, 2004:

GNMA	$ 1,390	$ 25	$ 21	$ 1,394
Fannie Mae	10,288	53	86	10,255
Freddie Mac	2,673	15	16	2,672
Freddie Mac REMIC	2,308	12	11	2,309
Fannie Mae REMIC	4,373	35	14	4,394

	$21,032	$140	$148	$21,024

Prepayments may shorten the lives of these mortgage-backed securities.
Proceeds from the sale of mortgage-backed securities available for sale during 2005, 2004 and 2003 were $0, $1,457 and $963, respectively.
Gross gains of $0, $7 and $4 were realized on these sales in 2005, 2004 and 2003.
Note continued

     Laurel Capital Group, Inc.
Notes to Consolidated Financial Statements (continued)

(Dollar amounts in thousands, except per share data)
Gross losses of $0, $35 and $0 were realized on these sales in 2005, 2004 and 2003.
The following table shows the market value and gross unrealized losses on mortgage-backed securities and the length of time that the securities have been in a continuous unrealized loss position at June 30, 2005:

	Less than 12 months		12 months or more		Total
		Gross		Gross		Gross
	Market	unrealized	Market	unrealized	Market	unrealized
	value	losses	value	losses	value	losses

GNMA	$—	$—	$496	$13	$496	$13
Fannie Mae	44	1	4,443	64	4,487	65
Freddie Mac	—	—	1,529	23	1,529	23
Freddie Mac REMIC	—	—	416	5	416	5

Total temporarily impaired securities	$44	$1	$6,884	$105	$6,928	$106

The decline in the fair value of securities primarily resulted from interest rate fluctuations. The Company has the ability and intent to hold these securities until the market value recovers or maturity and the Company believes the collection of the contractual principal and interest is probable. Based on this, the Company considers all of the unrealized losses to be temporary impairment losses. There are 22 positions that are temporarily impaired at June 30, 2005. The aggregate carrying amount of those investments at June 30, 2005 was $7,034.
(4) Loans Receivable
Loans receivable is comprised of the following:

	June 30,
	2005	2004

First mortgage loans:
Conventional:
1 to 4 family dwellings	$165,844	$125,304
Multi-family dwellings	1,462	1,616
Commercial	4,437	6,322

	171,743	133,242
Construction and development loans	5,095	5,247

	176,838	138,489
Less: Loans in process	(3,290)	(3,459)
Deferred loan costs	684	317

	174,232	135,347

Commercial and other loans	665	1,475
Consumer loans:
Loans secured by savings accounts	155	285
Installment loans	36,483	38,010

	37,303	39,770
Less: Deferred loan costs	203	206

	37,506	39,976

	211,738	175,323
Less: Allowance for loan losses	(1,989)	(2,032)

	$209,749	$173,291

Note continued

     Laurel Capital Group, Inc.
Notes to Consolidated Financial Statements (continued)

(Dollar amounts in thousands, except per share data)
Outstanding commitments to originate loans:

	June 30,
	2005	2004

First mortgage loans:
Fixed rates (5.25% to 6.88% and 5.25% to 6.50%)	$1,258	$1,740
Variable rates (4.75% to 6.25% and 3.75% to 5.00%)	641	6,741

	1,899	8,481
Other loans — fixed rates	601	905
Unused lines of credit	4,088	4,424

	$6,588	$13,810

The Company’s customers have unused lines of credit as follows: secured (home equity), builder lines of credit and all other lines of credit. The amount available at June 30, 2005 for each type was $3,364, $0 and $724, respectively. The amount available at June 30, 2004 for each type was $3,606, $153 and $665, respectively. The interest rate for each loan is based on the prevailing market conditions at the time of funding.
The Company issues standby letters of credit in the normal course of business. Letters of credit are issued for a one-year period. The Company would be required to perform under the standby letters of credit when drawn upon by the guaranteed, in the case of nonperformance by the Company’s customer. The maximum potential amount of future payments the Company could be required to make under these guarantees is $30 of which 100% is fully collateralized. Currently, the Company has not recognized a liability for the outstanding obligations, as the amount of the liability is insignificant. There are no recourse provisions that would enable the Company to recover any amounts from third parties.
The Company serviced loans for others of $36, $148 and $183 at June 30, 2005, 2004 and 2003, respectively. These loans serviced for others are not assets of the Company and are appropriately excluded from the Company’s financial statements. Fidelity bond and errors and omission insurance coverage is maintained with respect to these loans.
At June 30, 2005, 89.4% of the Company’s net mortgage loan portfolio was secured by properties located in Pennsylvania. The Company does not believe it has significant concentrations of credit risk to any one group of borrowers given its underwriting and collateral requirements.
(5) Allowance For Loan Losses
Changes in the allowance for loan losses are as follows:

Balance at June 30, 2002	$1,803
Provision for losses	12
Charge-offs	(30)
Recoveries	12
Allowance on loans acquired from Stanton Federal Savings Bank	209

Balance at June 30, 2003	2,006
Provision for losses	12
Charge-offs	(30)
Recoveries	44

Balance at June 30, 2004	2,032
Provision for losses	9
Charge-offs	(67)
Recoveries	15

Balance at June 30, 2005	$1,989

Note continued

     Laurel Capital Group, Inc.
Notes to Consolidated Financial Statements (continued)

(Dollar amounts in thousands, except per share data)
Management believes that the allowance for loan losses is appropriate at June 30, 2005. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgements about information available to them at the time of their examination.
At June 30, 2005, 2004 and 2003, there were no loans that are considered to be impaired under SFAS 114.
Non-accrual loans at June 30, 2005, 2004 and 2003 were approximately $970, $2,156 and $956, respectively. The foregone interest on these loans for the fiscal years ended June 30, 2005, 2004 and 2003 was approximately $54, $105 and $33, respectively. The amount of interest income on such loans actually included in income in fiscal 2005, 2004 and 2003 was $13, $63 and $39, respectively. There were no commitments to lend additional funds to borrowers whose loans were in non-accrual status.
(6) Federal Home Loan Bank Stock
The Company is a member of the Federal Home Loan Bank (“FHLB”) System. As a member, the Company maintains an investment in the capital stock of the FHLB of Pittsburgh, at cost, in an amount equal to 5% of its outstanding advances, if any, and 0.5% of its unused borrowing capacity with the FHLB. The calculation of the required stock investment may be performed or changed at anytime by the FHLB.
(7) Office Properties And Equipment
Office properties and equipment are summarized by major classifications as follows:

	June 30,
	2005	2004

Land and land improvements	$592	$592
Office buildings and improvements	3,206	3,069
Furniture, fixtures and equipment	2,440	2,262

Total, at cost	6,238	5,923
Less accumulated depreciation	(3,961)	(3,680)

	$2,277	$2,243

Depreciation expense for the periods ended June 30, 2005, 2004 and 2003 was $281, $275 and $258, respectively.

     Laurel Capital Group, Inc.
Notes to Consolidated Financial Statements (continued)

(Dollar amounts in thousands, except per share data)
(8) Savings Deposits
Savings deposit balances and interest rates are summarized as follows:

		Weighted Average
	Interest Rate	Interest Rate
	At	At June 30,		June 30,
	June 30, 2005	2005	2004	2005	2004

Demand and savings accounts:
Passbook and club accounts	0 to 0.20%	0.20%	0.20%	$44,749	$46,790
Money market deposit accounts	0 to 0.65	0.55	0.55	18,406	19,527
Interest-bearing checking accounts	0 to 0.10	0.10	0.10	22,198	23,390
Noninterest-bearing checking accounts				17,065	15,272

				102,418	104,979

Time deposits:	0.75 to 0.99			—	1,161
	1.00 to 1.99			13,378	42,490
	2.00 to 2.99			43,522	25,717
	3.00 to 3.99			50,679	29,881
	4.00 to 4.99			21,066	18,890
	5.00 to 5.99			18,395	16,114
	6.00 to 6.99			4,614	6,158
	7.00 to 7.99			819	789

		3.46	3.10	152,473	141,200

		2.15%	1.87%	$254,891	$246,179

At June 30, 2005 and 2004, time deposits with balances in excess of $100 amounted to $18.2 million and $15.3 million, respectively.
The contractual maturity of time deposits is as follows:

	June 30,
	2005	2004

Under 12 months	$65,944	$62,710
12 months to 24 months	40,605	23,939
24 months to 36 months	12,232	23,074
36 months to 48 months	4,703	4,504
48 months to 60 months	6,506	4,741
Over 60 months	22,483	22,232

	$152,473	$141,200

Interest expense by deposit category is as follows:

	Years ended June 30,
	2005	2004	2003

Passbook and club accounts	$89	$119	$135
Money market deposit accounts	104	127	182
Interest-bearing checking accounts	23	24	44
Time deposits	4,804	4,574	5,997

	$5,020	$4,844	$6,358

     Laurel Capital Group, Inc.
Notes to Consolidated Financial Statements (continued)

(Dollar amounts in thousands, except per share data)
(9) Federal Home Loan Bank Advances
FHLB advances are summarized as follows:

	Interest	June 30,
Due date	Rate	2005	2004

February 20, 2008	5.48%	$3,000	$3,000
December 18, 2008	5.15	3,000	3,000
June 30, 2010	6.18	10,500	10,500
December 1, 2010	5.64	5,000	5,000
November 13, 2015	6.51	102	109

		$21,602	$21,609

Under a blanket collateral pledge agreement, the Bank has pledged as collateral for advances from the FHLB of Pittsburgh certain qualifying collateral, such as mortgage-backed securities and loans, with weighted collateral values determined by the FHLB of Pittsburgh equal to at least the unpaid amount of outstanding advances.
The Bank has an available line of credit with the FHLB of Pittsburgh equal to its maximum borrowing capacity less any outstanding advances. As of June 30, 2005 this was approximately $164 million. There are no commitment fees associated with this line of credit. When used, interest is charged at the FHLB’s posted rates, which change daily, and the loan can be repaid at any time. The Bank has yet to use this credit line and has no plans to do so in the immediate future.
(10) Income Taxes
Total income tax expense for the years ended June 30, 2005, 2004 and 2003 consisted of:

	2005	2004	2003

Current:
Federal	$612	$433	$885
State	183	108	204

	795	541	1,089

Deferred:
Federal	(58)	55	36

	$737	$596	$1,125

Total income tax provision for the years ended June 30, 2005, 2004 and 2003 was allocated as follows:

	2005	2004	2003

Income	$737	$596	$1,125
Stockholders’ equity:
Accumulated other comprehensive (loss) income	(22)	(329)	116

	$715	$267	$1,241

Note continued

     Laurel Capital Group, Inc.
Notes to Consolidated Financial Statements (continued)

(Dollar amounts in thousands, except per share data)
A reconciliation from the expected statutory income tax rate to the actual effective tax rate expressed as a percentage of pre-tax income for the years ended June 30, 2005, 2004 and 2003 is as follows:

	2005	2004	2003

Expected federal tax rate	34.0%	34.0%	34.0%
State taxes, net of federal tax benefit	4.3	3.1	3.7
Cash Surrender Value of Life Insurance	(2.5)	(3.8)	—
Other, net	(4.7)	(0.9)	(.01)
Tax exempt income, net	(3.4)	(6.3)	(6.9)

	26.5%	26.1%	30.7%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities and the related valuation allowances as of June 30, 2005 and 2004 are as follows:

	2005	2004

Deferred Tax Assets:
Loan loss reserve	$676	$691
Net operating loss carryforward	162	306
Deferred Compensation	264	211
Other	36	6

Gross deferred tax assets	1,138	1,214
Valuation allowance	—	—

Net deferred tax asset	1,138	1,214
Deferred Tax Liabilities:
Property, plant and equipment	(70)	(69)
Prepaid expense	(63)	(74)
Investment securities	(90)	(112)
Purchase Accounting	(326)	(466)
Other	(91)	(75)

Gross deferred tax liability	(640)	(796)

Net deferred tax asset	$498	$418

The Company has determined that no valuation reserve is necessary for any deferred tax asset since it is more likely than not that the deferred tax assets will be realized through carryback to taxable income in prior years, future reversals of existing differences and to a lesser extent, through future taxable income. SFAS 109 treats tax basis bad debt reserves established after 1987 as temporary differences on which deferred income taxes have been provided. Deferred taxes are not required to be provided on tax bad debt reserves recorded in 1987 and prior years (base year bad debt reserves). Approximately $3,193 of the balances in retained earnings at June 30, 2005 represent base year bad debt deductions for tax purposes only. No provision for federal income tax has been made for such amount. Should amounts previously claimed as bad debt deduction be used for any purpose other than to absorb bad debts (which is not anticipated), tax liabilities will be incurred at the rate then in effect.
The net operating loss carryforward of $475 expires in 2022. This net operating loss was generated by Stanton Federal Savings Bank in its final tax return. The deferred tax asset relating to the net operating loss carryforward was recorded as part of the purchase price allocation of the acquisition of SFSB Holding Company and Stanton Federal Savings Bank during fiscal 2003.
(11) Stockholders’ Equity
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly
Note continued

     Laurel Capital Group, Inc.
Notes to Consolidated Financial Statements (continued)

(Dollar amounts in thousands, except per share data)
additional discretionary – actions by regulators, that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of June 30, 2005, the Bank met all capital adequacy requirements to which it is subject.
As of June 30, 2005, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.
The following table sets forth certain information concerning the Bank’s regulatory capital at June 30, 2005 and 2004.

	June 30, 2005			June 30, 2004
		Tier I	Tier II		Tier I	Tier II
	Tier I	Risk-	Risk-	Tier I	Risk-	Risk-
	Core	Based	Based	Core	Based	Based
	Capital	Capital	Capital	Capital	Capital	Capital

Equity capital (1)	$24,159	$24,159	$24,159	$23,170	$23,170	$23,170
Plus general valuation allowances (2)			1,970			1,853
Plus allowable unrealized gains			—			6

Total regulatory capital	24,159	24,159	26,129	23,170	23,170	25,029
Minimum required capital	12,215	6,302	12,605	11,938	5,930	11,861

Excess regulatory capital	$11,944	$17,857	$13,524	$11,232	$17,240	$13,169

Minimum required capital to be well capitalized under Prompt Corrective Action Provisions	$15,269	$9,452	$15,754	$14,922	$8,885	$14,808

Regulatory capital as a percentage (3)	7.91%	15.34%	16.59%	7.76%	15.65%	16.90%
Minimum required capital percentage	4.00	4.00	8.00	4.00	4.00	8.00

Excess regulatory capital percentage	3.91%	11.34%	8.59%	3.76%	11.65%	8.90%

Minimum required capital percentage to be well capitalized under Prompt Corrective Action Provisions	5.00%	6.00%	10.00%	5.00%	6.00%	10.00%

(1)	Represents equity capital of the Bank as reported to the Federal Financial Institutions Examination Council on Form 041 for the quarters ended June 30, 2005 and 2004.

(2)	Limited to 1.25% of risk-weighted assets.

(3)	Tier I capital is calculated as a percentage of adjusted total average assets of $305,382 and $298,438 at June 30, 2005 and 2004, respectively. Tier I and Tier II risk-based capital are calculated as a percentage of adjusted risk-weighted assets of $157,542 and $148,079 at June 30, 2005 and 2004, respectively.
(12) Employee Benefit Plans
The Bank sponsors a defined contribution plan in which substantially all employees participate. The plan requires employer contributions of five percent of total compensation of each participant. Employees are also permitted to make contributions. Total plan expense was $98, $82 and $78 during fiscal 2005, 2004, and 2003, respectively.
Note continued

     Laurel Capital Group, Inc.
Notes to Consolidated Financial Statements (continued)

(Dollar amounts in thousands, except per share data)
The Bank sponsors a nonqualified deferred compensation plan for key officers of the Bank. This plan is structured as a “rabbi trust.” The amount of compensation to be deferred under the plan is determined each year by the officers.
The Bank sponsors a Supplemental Executive Retirement Plan (“SERP”) and a Trustee Deferred Compensation/ Retirement Plan (“TDCRP”) to provide certain additional retirement benefits to participating executive officers and trustees. These plans did not include any provisions for previous service provided by the participating executive officers and trustees.
During fiscal 2005 and 2004, the Company had service costs and interest costs related to the SERP and TDCP of $114 and $5 and $88 and $1, respectively.
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
In fiscal 1994, the Company adopted the 1993 Key Employee Stock Compensation Program (“1993 Employee Program”) and the 1993 Directors’ Stock Option Plan (“1993 Directors Plan”). Under the 1993 Employee Program, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the options. At June 30, 2005, there were no remaining shares available to be granted under the terms of the 1993 Employee Program. Under the 1993 Directors’ Plan, each person who served as a non-employee director of the Company was granted from 1993 through 1999 the option to purchase 9,136 shares of common stock exercisable at a price equal to the fair market value on the date of the grant. There are no remaining shares available to be granted under the terms of the 1993 Directors’ Plan.
In fiscal 1997, the Company adopted the 1996 Key Employee Stock Compensation Program (“1996 Employee Program”) and the 1996 Directors’ Stock Option Plan (“1996 Directors’ Plan”). Under the 1996 Employee Program, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the options. During fiscal 1999, options to purchase 52,500 shares of common stock were granted to key employees at a price equal to the fair market value on the date of the grant. Such stock options will be vested and exercisable over four years at the rate of 25% per year. At June 30, 2005, there were 35,511 remaining shares available to be granted as determined by the Program Administrators. Under the 1996 Directors’ Plan, each person who served as a non-employee director of the Company immediately following the adjournment of the 1996 annual meeting was granted as of such date an option to purchase 4,722 shares of common stock exercisable at a price equal to the fair market value on the date of the grant. All of the 28,332 options granted under the 1996 Directors’ Plan have vested and are exercisable. There are no remaining shares available to be granted under the terms of the 1996 Directors’ Plan.
In fiscal 2001, the Company adopted the 2000 Stock Compensation Program (“2000 Plan”). Under the 2000 Plan, each eligible participant may be granted options to purchase common stock at an amount equal to or less than the fair market value of the shares at the time of the grant of the options. During fiscal 2001, each person who served as a non-employee director of the Company immediately following the adjournment of the 2000 annual meeting was granted as of such date an option to purchase 3,953 shares of common stock exercisable at a price equal to the fair market value on the date of the grant. At June 30, 2005, there were 71,161 remaining shares available to be granted as determined by the Program Administrators.
Note continued

     Laurel Capital Group, Inc.
Notes to Consolidated Financial Statements (continued)

(Dollar amounts in thousands, except per share data)
Each option granted under all six stock option plans will expire no later than 10 years from the date on which the option was or is granted. For the periods presented, options granted for all plans were granted at the fair market value at the date of the grant.

		Average	1993	Average	1993	Average	1996	Average	1996	Average		Average
	1988	Exercise	Employee	Exercise	Director	Exercise	Employee	Exercise	Director	Exercise	2000	Exercise
	Program	Price	Program	Price	Plan	Price	Program	Price	Plan	Price	Plan	Price

June 30, 2002	19,982	$7.96	96,781	$9.55	46,236	$13.27	48,500	$15.75	28,332	$10.59	23,718	$14.00
Granted	—	—	—	—	—	—	—	—	—	—	—	—
Exercised	(3,130)	7.62	(2,500)	8.44	(6,875)	7.66	(5,000)	15.75	—	—	—	—
Forfeited	—	—	—	—	—	—	—	—	—	—	—	—

June 30, 2003	16,852	$8.02	94,281	$9.58	39,361	$14.25	43,500	$15.75	28,332	$10.59	23,718	$14.00
Granted	—	—	—	—	—	—	—	—	—	—	—	—
Exercised	(15,072)	7.84	(54,069)	8.78	(7,381)	13.58	(5,000)	15.75	(4,722)	10.59	(3,953)	14.00
Forfeited	(768)	—	—	—	—	—	—	—	—	—	—	—

June 30, 2004	1,012	$11.00	40,212	$10.66	31,980	$14.41	38,500	$15.75	23,610	$10.59	19,765	$14.00
Granted	—	—	—	—	—	—	—	—	—	—	—	—
Exercised	(450)	11.00	(275)	10.92	(7,375)	9.60	—	—	(6,296)	10.59	—	—
Forfeited	—	—	—	—	—	—	—	—	—	—	—	—

June 30, 2005	562	$11.00	39,937	$10.66	24,605	$15.85	38,500	$15.75	17,314	$10.59	19,765	$14.00

Actual contractual life remaining in years	0.2		0.1		2.6		3.9		1.4		5.3
Option price per share	$11.00		$10.00-$10.92		$10.59-$19.50		$15.75		$10.59		$14.00
Options available to be granted at June 30, 2004	—		—		—		35,511		—		71,161

There were no options granted during fiscal 2005, 2004 or 2003.
At June 30, 2005, 2004 and 2003, 140,683, 155,079 and 246,044 shares were immediately exercisable at average prices of $13.42, $13.11 and $11.86, respectively.

     Laurel Capital Group, Inc.
Notes to Consolidated Financial Statements (continued)

(Dollar amounts in thousands, except per share data)
(14) Selected Quarterly Financial Data (Unaudited)

	Three Month Periods Ended
2004/2005	September 30	December 31	March 31	June 30

Interest income	$3,324	$3,424	$3,525	$3,489
Interest expense	1,516	1,563	1,578	1,637

Net interest income before provision for loan losses	1,808	1,861	1,947	1,852
Provision for loan losses	3	3	3	—
Other income	369	359	353	360
Operating expenses	1,472	1,549	1,533	1,560

Income before income taxes	702	668	764	652
Provision for income taxes	214	207	242	74

Net income	$ 488	$ 461	$ 522	$ 578

Earnings per share:
Basic	$ 0.25	$ 0.24	$ 0.27	$ 0.30
Diluted	$ 0.25	$ 0.23	$ 0.26	$ 0.29

Dividends per share	$ 0.20	$ 0.20	$ 0.20	$ 0.20

2003/2004

Interest income	$3,467	$3,168	$3,316	$3,115
Interest expense	1,700	1,532	1,471	1,427

Net interest income before provision for loan losses	1,767	1,636	1,845	1,688
Provision for loan losses	3	3	3	3
Other income	420	358	361	370
Operating expenses	1,510	1,583	1,577	1,480

Income before income taxes	674	408	626	575
Provision for income taxes	204	55	193	144

Net income	$ 470	$ 353	$ 433	$ 431

Earnings per share:
Basic	$ 0.25	$ 0.19	$ 0.23	$ 0.22
Diluted	$ 0.24	$ 0.18	$ 0.22	$ 0.22

Dividends per share	$ 0.20	$ 0.20	$ 0.20	$ 0.20

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
At June 30, 2005, the carrying value of investment securities exceeded the fair value by approximately $73. At June 30, 2004, the carrying value of investment securities exceeded the fair value by approximately $27. Estimated fair values are based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. Refer to Notes 2 and 3 herein for the detail on breakdowns by type of investment securities.
Note continued

     Laurel Capital Group, Inc.
Notes to Consolidated Financial Statements (continued)

(Dollar amounts in thousands, except per share data)
The fair value of loans and loans held for sale exceeded the carrying value by approximately $2,383 and $2,659 at June 30, 2005 and 2004, respectively. Loans with comparable characteristics including collateral and repricing structures were segregated for valuation purposes. Each loan pool was separately valued utilizing a discounted cash flow analysis. Projected monthly cash flows were discounted to present value using a market rate for comparable loans. Characteristics of comparable loans included remaining term, coupon interest and estimated prepayment speeds.
The carrying amounts and estimated fair values of deposits are as follows:

	At June 30, 2005		At June 30, 2004
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

Non-interest-bearing:
Demand accounts	$17,065	$17,065	$15,272	$15,272
Interest-bearing:
Now and MMDA accounts	40,604	40,604	42,917	42,917
Passbook accounts	44,749	44,749	46,790	46,790
Time deposits	152,473	152,129	141,200	140,434

Total Deposits	$254,891	$254,547	$246,179	$245,413

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
The carrying amounts and estimated fair values of borrowed funds are as follows:

	At June 30, 2005		At June 30, 2004
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

Borrowed funds:
FHLB advances	$ 21,602	$ 23,225	$ 21,609	$ 23,495

The fair value of borrowed funds is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for advances of similar remaining maturities.
There is no material difference between the carrying value and the estimated fair value of the Company’s off-balance sheet items which totaled $6.6 million and $13.8 million at June 30, 2005 and 2004, respectively, and are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.
Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Laurel Capital Group, Inc.
Notes to Consolidated Financial Statements (continued)

(Dollar amounts in thousands, except per share data)

(16)	Laurel Capital Group, Inc. (Parent Company Only) Financial Information

	June 30,

Statement Of Financial Condition	2005	2004

Assets
Cash	$ 277	$ 556
Money market investments	—	8
Prepaid Income Tax	122	—
Other assets	9	8
Investment in Laurel Savings Bank	27,428	26,564

Total assets	$27,836	$27,136

Liabilities And Stockholder’s Equity
Liabilities	$ 32	$ 11
Stockholders’ equity	27,804	27,125

Total liabilities and stockholders’ equity	$27,836	$27,136

	For the year ended June 30,

Statement Of Operations	2005	2004	2003

Dividends from subsidiary	$1,300	$1,800	$1,716
Equity in undistributed income of Laurel Savings Bank	907	(1)	910

	2,207	1,799	2,626

Operating expenses	164	162	133

Income before income tax benefit	2,043	1,637	2,493
Income tax benefit	(6)	(50)	(41)

Net income	$2,049	$1,687	$2,534

	For the year ended June 30,

Statement Of Cash Flows	2005	2004	2003

Net income	$ 2,049	$ 1,687	$ 2,534
Undistributed income of Laurel Savings Bank	(907)	1	(910)
Adjustments to reconcile net income to net cash provided by operating activities:
Other — net	(101)	(239)	284

Net cash provided by operating activities	1,041	1,449	1,908

Financing activities:
Acquisition of treasury stock	—	(686)	(395)
Stock options exercised	223	678	176
Dividends paid	(1,551)	(1,515)	(1,429)

Net cash used by financing activities	(1,328)	(1,523)	(1,648)

Net change in cash and cash equivalents	(287)	(74)	260
Cash and cash equivalents at the beginning of the year	564	638	378

Cash and cash equivalents at the end of the year	$ 277	$ 564	$ 638

     Laurel Capital Group, Inc.
Notes to Consolidated Financial Statements (continued)

(Dollar amounts in thousands, except per share data)
(17) Contingent Liabilities
The Company is subject to a number of asserted and unasserted potential claims in the normal course of business. In the opinion of management, after consultation with legal counsel, the resolution of these claims will not have a material adverse effect on the Company’s financial position, liquidity or results of operation.
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
The acquisition was accounted for under the purchase method of accounting in accordance with Financial Accounting Standards Board issued Statement No. 141, “Business Combinations,” and Statement No. 142, “Goodwill and Other Intangible Assets.” With regard to the transaction, the Company acquired loans with a fair value of approximately $24.6 million, investment and mortgage-backed securities with a fair value of approximately $14.5 million, deposits with a fair value of approximately $41.2 million and a Federal Home Loan Bank advance with a fair value of approximately $3.1 million. Goodwill and core deposit intangibles arising from the transaction were approximately $2.2 million and $2.0 million, respectively. The estimated useful life for the amortization of the core deposit intangible is expected to be 10 years.
The following summarizes the estimated fair value of the assets acquired and the liabilities assumed at the date of acquisition.

March 31, 2003
Cash and cash equivalents	$9,083
Interest earning assets	39,081
Property and equipment	805
Intangible assets	2,006
Goodwill	2,158
Other assets	1,576

Total assets acquired	54,709

Interest bearing deposits	37,707
Non-interest bearing deposits	3,505
Short-term debt	3,097
Other non-interest bearing liabilities	1,070

Total liabilities assumed	45,379

Net assets acquired	$9,330

Note continued

     Laurel Capital Group, Inc.
Notes to Consolidated Financial Statements (continued)

(Dollar amounts in thousands, except per share data)
The following table summarizes unaudited pro forma financial information for fiscal year 2003 assuming the acquisition occurred at the beginning of the year presented. This pro forma financial information is for informational purposes only and is not necessarily indicative of actual results that would have existed had the acquisition occurred at the beginning of the year and it is not necessarily indicative of future results. In addition, the following unaudited pro forma financial information has not been adjusted to reflect any operating efficiencies that may have been realized as a result of the acquisition.

Fiscal
Year
2003

Net Interest Income	$8,571
Net Income	1,682
Earnings Per Share—Basic	0.89
Earnings Per Share—Diluted	0.85
(19) Goodwill and Other Intangible Assets
The following table provides information for intangible assets subject to amortization for the periods indicated:

	June 30
	2005	2004

Amortized intangible assets:
Core deposit intangible — gross	$2,006	$2,006
Less: accumulated amortization	(836)	(495)

Core deposit intangible — net	$1,170	$1,511

The following information shows the actual amortization expense for the current year and the estimated amortization expense for each of the five succeeding fiscal years:

For the fiscal year ended 6/30/05	$340

For the fiscal year ended 6/30/06	$290

For the fiscal year ended 6/30/07	$243

For the fiscal year ended 6/30/08	$199

For the fiscal year ended 6/30/09	$158

For the fiscal year ended 6/30/10	$120

There was no goodwill acquired during fiscal year 2005 or fiscal year 2004.

     Laurel Capital Group, Inc.
Selected Five Year Financial Data

(Dollar amounts in thousands, except per share amounts)
Financial Condition Data:

	June 30,
	2005	2004	2003	2002	2001

Total assets	$309,801	$299,375	$322,783	$278,061	$258,012
Loans, net	209,749	173,291	181,202	178,322	176,908
Loans held for sale	947	1,130	1,439	1,371	1,701
Mortgage-backed securities held to maturity	—	—	27	40	150
Mortgage-backed securities available for sale	13,002	21,024	13,478	7,998	9,998
Investment securities held to maturity	10,918	12,210	9,207	11,909	13,937
Investment securities available for sale	45,539	47,669	46,603	39,156	39,762
Money market investments	—	283	137	—	—
Deposits	254,891	246,179	265,580	225,419	205,636
FHLB advances	21,602	21,609	24,672	21,620	21,626
Stockholders’ equity	27,804	27,125	27,684	26,553	26,138
Operating Data:

	For the year ended June 30,
	2005	2004	2003	2002	2001

Interest income	$13,762	$13,066	$15,197	$16,450	$18,380
Interest expense	6,294	6,130	7,651	8,815	10,256

Net interest income before provision for loan losses	7,468	6,936	7,546	7,635	8,124
Provision for loan losses	9	12	12	18	18

Net interest income after provision for loan losses	7,459	6,924	7,534	7,617	8,106
Net gain on investments, loans and mortgage-backed securities available for sale	24	49	15	76	96
Other income	1,417	1,460	909	890	1,135
Operating expenses	6,114	6,150	4,799	4,081	4,035

Income before income taxes	2,786	2,283	3,659	4,502	5,302
Income tax expense	737	596	1,125	1,427	1,663

Net income	$2,049	$1,687	$2,534	$3,075	$3,639

Diluted earnings per share	$1.03	$0.85	$1.28	$1.51	$1.79

Statistical Profile:

	June 30,
	2005	2004	2003	2002	2001

Return on average assets	0.67%	0.55%	0.89%	1.18%	1.42%
Return on average equity	7.45%	6.19%	9.32%	11.50%	14.73%
Average equity to average assets ratio	8.96%	8.89%	9.52%	10.24%	9.63%
Dividend payout ratio	77.59%	94.13%	59.38%	47.68%	37.99%

     Laurel Capital Group, Inc.
Management’s Discussion and Analysis

Overview
During fiscal 2005, the Company’s operations and ability to generate significant earnings growth in a conservative manner continued to be challenged by the interest rate and economic environment. In total, assets increased $10.4 million or 3.48% during fiscal 2005. Earnings continued to reflect a compressed net interest spread resulting in net income of $2.0 million or $1.03 per share on a diluted basis compared to $1.7 million or $0.85 per share on a diluted basis for fiscal 2004 and $2.5 million or $1.28 per share on a diluted basis for fiscal 2003.
The Company reported returns on average assets (ROA) for fiscal 2005, 2004 and 2003 of 0.67%, 0.55% and 0.89%, respectively. The return on average equity (ROE) for fiscal 2005, 2004 and 2003 was 7.45%, 6.19% and 9.32%, respectively.
The current fiscal year reflected increased income related primarily to growth in the loan portfolio. Fiscal 2005 resulted in another year of record loan originations, including loan purchases, with an emphasis on the origination of adjustable-rate mortgages. Additionally, during fiscal 2005, the Company experienced a significant decrease in the amount of mortgage pre-payment activity. Overall, there was a net increase in the loan portfolio of 21.0% to $209.7 million.
The Company continues its efforts to further diversify its assets by emphasizing loans and investments having relatively shorter terms and/or adjustable rates such as secured home equity line-of-credit loans and consumer installment loans. All known trends, events, uncertainties and current recommendations by the regulatory authorities that would have a material effect on the Company’s liquidity, capital resources and results of operations have been considered in the following discussion and analysis.
Asset and Liability Management
The principal determinant of the exposure of the Company’s earnings to interest rate risk is the timing difference between the re-pricing or maturity of the Company’s interest-earning assets and the re-pricing or maturity of its interest-bearing liabilities. The Company’s vulnerability to interest rate risk exists to the extent that its interest-bearing liabilities, consisting of customer deposits and borrowings, mature or re-price more rapidly or on a different basis than its interest-earning assets, which consist primarily of intermediate or long-term real estate loans and investment and mortgage-backed securities. The objective of interest rate risk management is to control the effects that interest rate fluctuations have on net interest income and on the net present value of the Company’s interest-earning assets and interest-bearing liabilities. Management and the Board are responsible for managing interest rate risk and employing risk management policies that monitor and limit exposure to interest rate risk. Interest rate risk is measured using net interest income simulation and asset/liability net present value sensitivity analyses. These analyses provide a range of potential impacts on net interest income and portfolio equity caused by interest rate movements.
The Company uses financial modeling to measure the impact of changes in interest rates on the net interest income, portfolio equity and ROE. Assumptions used by the Office of Thrift Supervision are made regarding loan prepayments. The Company’s assumptions are utilized for contractual amortization rates and passbook and NOW account withdrawal rates. In addition, certain financial instruments may provide customers with a degree of “optionality,” whereby a shift in interest rates may result in customers changing to an alternative financial instrument, such as from a variable to fixed rate loan product. Thus, the effects of changes in future interest rates on these assumptions may cause actual results to differ from simulated results.
The Company has established various parameters regarding its net interest income and portfolio equity assuming a 200 basis point (“bp”) parallel increase or decrease in interest rates. Net interest income represents the average interest rate spread between the Bank’s interest-earning assets and interest-bearing liabilities and the relative amounts of such assets and liabilities while portfolio equity is the net present value of the Company’s existing assets and liabilities at a certain date. Assuming a 200 bp increase in rates, the estimated net interest income may not change by more than 15% for a one-year period and portfolio equity may not decrease by more than 45% of total stockholders’ equity. Conversely, if interest rates drop 200 bp, the estimated net interest income may not change by more than 10% for a one-year period and portfolio equity may not decrease by more than 20% of total stockholders’ equity.

     Laurel Capital Group, Inc.
Management’s Discussion and Analysis (continued)

The following table illustrates the simulated impact of a 100 basis point or 200 basis point upward or downward movement in interest rates on net interest income, return on average equity and diluted earnings per share. This analysis was calculated assuming that interest-earning asset levels at June 30, 2005 remained constant. The impact of the rate movements was developed by simulating the effect of rates changing over a twelve-month period from the June 30, 2005 levels.

	Increase				Decrease

Simulated impact in the next 12 months	+100 bp		+200 bp		-100 bp		-200 bp
Compared with June 30, 2005:
Net interest income increase/ (decrease)	(1.10)%		(3.80)%		(5.60)%		(13.30)%
Return on average equity increase/(decrease)	(33)	bp	(113)	bp	(163)	bp	(388)	bp
Diluted earnings per share increase/(decrease)	$(0.05)		$(0.16)		$(0.23)		$(0.54)

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring an institution’s interest rate sensitivity “gap.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or re-price within that time period. The interest rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or re-pricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. The following table presents a summary of the Company’s gap position at June 30, 2005. In preparing the table below, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. In addition, the assumptions used by the Office of Thrift Supervision for regulatory purposes have been made with respect to loan prepayments. The Company’s assumptions are utilized for contractual amortization rates and passbook and NOW account withdrawal rates. The above assumptions may not be indicative of the actual prepayments and withdrawals which may be experienced by the Company.

	3
	Months	4-12	1-5	Over 5
Interest Sensitivity Period	Or Less	Months	Years	Years	Total

	(In Thousands)
Rate sensitive assets:
Loans and mortgage-backed securities	$21,409	$47,563	$107,921	$48,793	$225,686
Investment securities	10,685	31,744	13,765	14,395	70,589

Total rate sensitive assets	$32,094	$79,307	$121,686	$63,188	$296,275

Rate sensitive liabilities:
Deposits:
Certificates of deposit	$16,788	$49,146	$64,041	$22,483	$152,458
NOW and money funds	1,079	2,933	10,488	26,202	40,702
Passbooks	1,287	3,492	12,542	30,185	47,506

Total deposits	$19,154	$55,571	$87,071	$78,870	$240,666
Borrowings	—	—	16,500	5,102	21,602

Total rate sensitive liabilities	$19,154	$55,571	$103,571	$83,972	$262,268

Interest sensitivity gap:
Interval	12,940	23,736	18,115	(20,784)	34,007
Cumulative	$12,940	$36,676	$54,791	$34,007

Ratio of cumulative gap to total assets	4.18%	11.84%	17.69%	10.98%

     Laurel Capital Group, Inc.
Management’s Discussion and Analysis (continued)

The Company targets its one year gap to be in the range of 10.0% to (10.0)%. At June 30, 2005 and 2004, the Company’s one year gap was 11.84% and 9.12%, respectively. As part of its effort to minimize the impact changes in interest rates have on operating results, the Company continues to emphasize the origination of interest-earning assets with adjustable rates and shorter maturities and to extend the terms of its interest-bearing liabilities. The Company also maintains a high level of liquid assets, which includes assets available for sale, that could be reinvested at higher yields if interest rates were to rise. Management believes its asset and liability strategies reduce the Company’s vulnerability to fluctuations in interest rates.

     Laurel Capital Group, Inc.
Management’s Discussion and Analysis (continued)

Financial Condition
The Company’s consolidated assets totaled approximately $309.8 million at June 30, 2005, an increase of $10.4 million or 3.5% from June 30, 2004. The increase in assets was primarily attributable to an increase in loans receivable, net which was funded by decreases in cash and cash equivalents, decreases in the investment and mortgage-backed security portfolios and inflows of deposits during the year.
The following table presents an analysis of the Company’s average balance sheet, net interest income and average yields earned on its interest-earning assets and average rates paid on its interest-bearing liabilities for the periods and as of the date indicated. Information is based on average daily balances during the periods presented which management believes is representative of the operations of the Company.

		Year ended June 30,
	At	2005			2004			2003
	June 30,
	2005
	Average			Average			Average			Average
	Yield	Average		Yield	Average		Yield	Average		Yield
	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

	(Dollars in Thousands)
Interest-earning assets:
Mortgage loans (1)	5.21%	$158,982	$8,559	5.38%	$125,186	$7,668	6.13%	$135,988	$9,333	6.86%
Consumer and other loans (1)	5.44	38,987	2,146	5.50	42,072	2,425	5.75	39,320	2,623	6.67

Total loans	5.24	197,969	10,705	5.41	167,258	10,093	6.03	175,308	11,956	6.82
Mortgage-backed securities	4.11	17,167	649	3.78	12,555	479	3.82	10,562	558	5.28
Investment securities	3.94	59,496	2,069	3.48	58,496	1,921	3.28	55,183	2,160	3.91
Interest-earning deposits	2.42	17,459	339	1.94	51,092	573	1.12	34,758	523	1.52

Total interest-earning assets	4.81%	292,091	13,762	4.71%	289,401	13,066	4.51%	275,811	15,197	5.51%
Non-interest-earning assets		14,905			17,121			9,847

Total assets		$306,996			$306,522			$285,658

Interest-bearing liabilities:
Savings deposits	2.26	$235,823	$5,020	2.13%	$236,427	$4,844	2.05%	$217,953	$6,358	2.92%
Borrowings	5.82	21,605	1,274	5.90	22,716	1,286	5.67	22,372	1,293	5.78

Total interest-bearing liabilities	2.57%	257,428	$6,294	2.44%	259,143	$6,130	2.36%	240,325	$7,651	3.18%
Non-interest-bearing liabilities		22,061			20,118			18,140

Total liabilities		279,489			279,261			258,465
Stockholders’ equity		27,507			27,261			27,193

Total liabilities and stockholders’ equity		$306,996			$306,522			$285,658

Net earning assets		$34,663			$30,258			$35,486
Net interest income/average interest rate spread	2.24%		$7,468	2.27%		$6,936	2.15%		$7,546	2.33%
Net yield on interest-earning assets				2.56%			2.39%			2.74%
Average interest-earning assets as a percent of average interest-bearing liabilities		113.47%			111.68%			114.77%

(1) Includes loans on which the Company has discontinued accruing interest.
Cash and Cash Equivalents
Cash and cash equivalents totaled $13.0 million at June 30, 2005 which was a decrease of $14.7 million or 53.1% compared to the balance at June 30, 2004. The decrease was primarily the result of utilizing cash to fund loan origination during the year. Additional discussion of the fluctuation is contained in “Liquidity and Capital Resources.”

     Laurel Capital Group, Inc.
Management’s Discussion and Analysis (continued)

Investment Securities Held to Maturity and Investment Securities Available for Sale
The Company’s investment securities held to maturity totaled $10.9 million at June 30, 2005 which was a decrease of $1.3 million or 10.6% compared to the level at June 30, 2004. Investment securities available for sale totaled $45.5 million at June 30, 2005, a decrease of $2.1 million or 4.5% compared to June 30, 2004. The decrease in both portfolios was primarily due to calls and maturities occurring during the year. The Company primarily invests in government agency and corporate notes, municipal bonds and mutual funds.
Mortgage-Backed Securities Held to Maturity and Mortgage-Backed Securities Available for Sale
Mortgage-backed securities available for sale amounted to $13.0 million at June 30, 2005, a decrease of $8.0 million or 38.2% compared to the level at June 30, 2004. This decrease was primarily due to principal repayments received during the year. There were no mortgage-backed securities held to maturity at June 30, 2005.
Loan Portfolio
Loans receivable increased $36.5 million or 21.0% to $209.7 million during the fiscal year ended June 30, 2005 as compared to a decrease of $7.9 million or 4.4% for the fiscal year ended June 30, 2004. The increase in the loan portfolio was primarily due to loan originations exceeding the loan repayments during the year.
Mortgage loan originations in fiscal years 2005 and 2004 amounted to $70.3 million and $51.9 million, respectively. The Company originated primarily adjustable-rate loans in fiscal 2005 due to the interest rate environment in the Company’s market area. Of the total amount of mortgage loans originated in fiscal 2005, $9.5 million or 13.5% were fixed-rate mortgages as compared to $11.1 million or 21.3% in fiscal 2004. Adjustable-rate mortgage loan originations totaled $60.8 million or 86.5% of total mortgage loans originated in fiscal 2005 as compared to $40.8 million or 78.7% of total mortgage loans originated in fiscal 2004. Of the $70.3 million of mortgage loans originated in fiscal 2005, $5.9 million were whole loans purchased on the secondary market.
Consumer loan originations, including home equity and other installment loans, totaled $14.5 million in fiscal 2005, $17.8 million in fiscal 2004 and $25.0 million in fiscal 2003. The Company continues to place an emphasis on other installment lending including home equity loans, personal loans, auto loans and other secured lines of credit due to the shorter term and generally higher yield associated with such loans.
Deposit Portfolio
Savings deposits increased $8.7 million to $254.9 million during fiscal 2005. This increase was primarily the result of inflows of deposits during the year.
For the years ended June 30, 2005, 2004 and 2003, the Company had certificates of deposit with remaining terms to maturity of three (3) to ten (10) years aggregating $33.7 million, $31.5 million and $27.7 million, respectively. As part of its asset and liability planning, the Company attempts to attract longer-term deposits, thereby reducing the interest rate sensitivity of its interest-bearing liabilities.
Borrowings
Borrowings, consisting of FHLB advances, remained stable at June 30, 2005 compared to June 30, 2004. The slight decrease reflects the scheduled pay-down of the outstanding advances. The Company was able to maintain its operations without borrowing additional funds from the FHLB in 2005.
Stockholders’ Equity
Stockholders’ equity increased $700,000 or 2.5% to $27.8 million at June 30, 2005 compared to $27.1 million at June 30, 2004. This increase primarily resulted from net income of $2.0 million and $222,000 related to the issuance of common stock in connection with employees exercising their stock

     Laurel Capital Group, Inc.
Management’s Discussion and Analysis (continued)

options. These increases were to a large extent offset by the payment of cash dividends of $1.5 million. Under regulations adopted by the Federal Deposit Insurance Corporation (“FDIC”), the Company is required to maintain Tier I (Core) capital equal to at least 4% of the Company’s adjusted total assets and Tier II (Supplementary) risk-based capital equal to at least 8% of the risk-weighted assets. At June 30, 2005, the Company exceeded all of its regulatory capital requirements. See “Liquidity and Capital Resources.”
Results of Operations
The results of operations of the Company depend substantially on its net interest income, which is determined by the interest rate spread between the Company’s interest-earning assets and interest-bearing liabilities and the relative amounts of such assets and liabilities.
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

	Fiscal 2005
	Compared to Fiscal 2004
	Increase (Decrease) due to

			Rate/
	Rate	Volume	Volume	Total

	(In Thousands)
Interest income on interest-earning assets:
Mortgage loans	$(928)	$2,070	$(251)	$891
Consumer loans	(109)	(178)	8	(279)
Mortgage-backed securities	(4)	176	(2)	170
Investment securities	113	33	2	148
Interest-earning deposits	419	(377)	(276)	(234)

Total	(509)	1,724	(519)	696

Interest expense on interest-bearing liabilities:
Deposits	188	(12)	—	176
Borrowings	54	(63)	(3)	(12)

Total	242	(75)	(3)	164

Net change in net interest income	$(751)	$1,799	$(516)	$532

     Laurel Capital Group, Inc.
Management’s Discussion and Analysis (continued)

	Fiscal 2004
	Compared to Fiscal 2003
	Increase (Decrease) due to

			Rate/
	Rate	Volume	Volume	Total

	(In Thousands)
Interest income on interest-earning assets:
Mortgage loans	$(1,004)	$(741)	$80	$(1,665)
Consumer loans	(389)	186	(27)	(230)
Mortgage-backed securities	(155)	105	(29)	(79)
Investment securities	(305)	(62)	8	(359)
Interest-earning deposits	(37)	266	(27)	202

Total	(1,890)	(246)	5	(2,131)

Interest expense on interest-bearing liabilities:
Deposits	(1,893)	539	(160)	(1,514)
Borrowings	(27)	20	—	(7)

Total	(1,920)	559	(160)	(1,521)

Net change in net interest income	$30	$(805)	$165	$(610)

Interest Income on Loans and Loans Held for Sale
Interest income on loans and loans held for sale increased $612,000 in fiscal 2005 primarily due to a $30.7 million or 18.36% increase in the average balance of the loan portfolio. The average balance of the mortgage loan portfolio increased by $33.8 million or 27.0% while the average balance of the consumer loan portfolio decreased $3.1 million or 7.3%. Offsetting a portion of the additional income generated from the larger portfolio was a decrease in the average yield earned on the portfolio from 6.03% in fiscal 2004 to 5.41% in fiscal 2005. Interest on loans and loans held for sale decreased by $1.9 million or 15.6% in fiscal 2004 primarily due to a decrease in the average yield earned on the portfolio from 6.82% during fiscal 2003 to 6.03% during fiscal 2004. Additionally, the average balance of the portfolio decreased $8.0 million or 4.6% during the same period. The average balance of the mortgage loan portfolio decreased by $10.8 million or 7.9% and the average balance of the consumer loan portfolio increased by $2.8 million or 7.0% during fiscal 2004. The decrease in the average yield during fiscal 2005 and fiscal 2004 was primarily due to increased origination of mortgage loans that had lower rates of interest compared to the yield on loans in the Company’s loan portfolio, due to competitive interest rates in the Company’s market area, and the repayment of loans with higher yields. The increase in the average balance of the portfolio during fiscal 2005 resulted from another record year of loan originations combined with a decrease in the amount of loan repayments during the year. The decrease in the average balance of the portfolio during fiscal 2004 was primarily the result of the repayment of loans exceeding the loan originations during the period.

     Laurel Capital Group, Inc.
Management’s Discussion and Analysis (continued)

Interest Income on Mortgage-Backed Securities Available for Sale
Interest income on mortgage-backed securities available for sale increased by $170,000 or 35.5% during fiscal 2005. The increase in interest income was primarily the result of a $4.6 million or 36.73% increase in the average outstanding balance of the portfolio which resulted from purchases made at the end of the prior fiscal year. The average yield on the portfolio decreased minimally from 3.82% in fiscal 2004 to 3.78% in fiscal 2005. Interest income on mortgage-backed securities decreased by $79,000 or 14.2% during fiscal 2004. The decrease in interest income was primarily due to a decrease in the average yield from 5.28% in fiscal 2003 to 3.82% in fiscal 2004. Partially offsetting the decrease resulting from the lower average yield was a $2.0 million or 18.9% increase in the average outstanding balance of the portfolio which resulted from purchases made during the year. The decrease in the average yield in fiscal 2005 and fiscal 2004 was primarily due to increased repayment on higher yielding mortgage-backed securities and the reinvestment of funds at lower rates of interest.
Interest Income on Investments Held to Maturity and Investments Available for Sale
Interest income on investments held to maturity and investments available for sale increased by $148,000 or 7.7% during fiscal 2005. This increase was primarily due to an increase in the average yield on such investments from 3.28% in fiscal 2004 to 3.48% in fiscal 2005. Additionally, the average outstanding balance of the portfolio increased $1.0 million or 1.71% during the year. Interest on investments held to maturity and investments available for sale decreased by $239,000 or 11.1% during fiscal 2004 primarily due to a decrease in the average yield on these investments from 3.91% in fiscal 2003 to 3.28% in fiscal 2004. This decrease was partially offset by a $3.3 million or 6.0% increase in the average outstanding balance of such securities during the same period. The increase in the average yield in fiscal 2005 was the result of securities purchased during the year at higher rates of interest than the securities that were called or matured. The decrease in the average yield in fiscal 2004 was primarily due to increased repayment on higher yielding investment securities as well as decreases in market interest rates.
Interest Income on Interest-Earning Deposits
Interest income on deposits, consisting of interest-earning deposits maintained with the FHLB of Pittsburgh and certificates of deposit, decreased $234,000 or 40.8% during fiscal 2005 compared to fiscal 2004 and increased $50,000 or 9.6% during fiscal 2004 compared to fiscal 2003. The decrease in fiscal 2005 was primarily the result of a $33.6 million or 65.8% decrease in the average outstanding balance which was to some extent offset by an increase in the average yield from 1.12% in fiscal 2004 to 1.94% in fiscal 2005. The increase in fiscal 2004 was primarily due to a $16.6 million or 48.0% increase in the average outstanding balance which was largely offset by a decrease in the average yield from 1.52% in fiscal 2003 to 1.12% in fiscal 2004. The decrease in the average outstanding balance during fiscal 2005 was primarily due to the re-deployment of deposits to fund the increase in the loan portfolio during the year. The increase in the average outstanding balance during fiscal 2004 was primarily due to excess liquidity as a result of loan repayments and increased deposits.

     Laurel Capital Group, Inc.
Management’s Discussion and Analysis (continued)

Interest Expense on Savings Deposits
Interest expense on savings deposits increased $176,000 or 3.6% in fiscal year 2005 primarily due to an increase in the average rate paid from 2.05% in fiscal 2004 to 2.13% in fiscal 2005. The increase in interest expense resulting from the increase in the average rate paid was slightly offset by a $604,000 decrease in the average outstanding balance during the same period. In fiscal 2004, interest expense on savings deposits decreased $1.5 million or 23.8% primarily due to a decrease in the average rate paid from 2.92% in fiscal 2003 to 2.05% in fiscal 2004. This decrease was partially offset by an $18.5 million or 8.5% increase in the average outstanding balance during the same period. The increase in the average rate paid during fiscal 2005 is reflective of increases in market interest rates during the period. The decrease in the average rate paid during fiscal 2004 reflects lower market rates of interest.
Interest Expense on Borrowings
Interest expense on borrowings decreased $12,000 or 0.93% in fiscal 2005 due to a $1.1 million or 4.89% decrease in the average balance substantially offset by an increase in the average rate from 5.67% in fiscal 2004 to 5.90% in fiscal 2005. Interest expense on borrowings decreased $7,000 or 0.5% in fiscal 2004 primarily due to a decrease in the average yield from 5.78% in fiscal 2003 to 5.67% in fiscal 2004. The decrease in interest resulting from the lower average rate was, for the most part, offset by an increase of $344,000 or 1.5% in the average outstanding balance. The decrease in the average balance for fiscal 2005 was due to repayments during fiscal 2004. The increase in the average balance for fiscal 2004 was a direct result of the advance obtained through the acquisition of SFSB Holding Company that matured in November of 2003.
Net Interest Income
Net interest income increased $532,000 or 7.7% in fiscal 2005 as compared to fiscal 2004 and decreased by $610,000 or 8.1% in fiscal 2004 as compared to fiscal 2003. The increase in fiscal 2005 was largely the result of an increase in interest income resulting from an increase in the average outstanding balance of the loan portfolio as well as increases in the average outstanding balances of both mortgaged-backed and investment securities. Partially offsetting the increase in income resulting from the changes in the average balances were decreases in the average yields earned on such assets. However, due to the redeployment of lower yielding interest-earning deposits into higher yielding assets, primarily loans, the average yield on interest-earning assets increased from 4.51% for fiscal 2004 to 4.71% for fiscal 2005. The increase in interest income was partially offset by an increase in interest expense. The average rate paid on interest-bearing liabilities increased from 2.37% for fiscal 2004 to 2.44% for fiscal 2005. The increase in interest expense resulting from the increase in the average rate paid was to some extent offset by a $1.7 million decrease in the average outstanding balance of such interest-bearing liabilities. The decrease in fiscal 2004 was, to a large extent, due to a decrease in the average yield on interest-earning assets from 5.51% in fiscal 2003 to 4.51% in fiscal 2004. However, the average outstanding balance of interest-earning assets increased $13.6 million due primarily to an increase in interest-earning deposits and investment and mortgage-backed securities. The decrease in interest income was partially offset by a decrease interest expense. The average rate paid on interest-bearing liabilities decreased from 3.18% in fiscal 2003 to 2.36% in fiscal 2004. The decrease in interest expense related to the decrease in the rate paid was to some extent offset by an $18.8 million increase in interest-bearing liabilities.
Interest-earning assets as a percent of interest-bearing liabilities amounted to 113.5%, 111.7% and 114.8% at June 30, 2005, 2004 and 2003, respectively, and the average interest rate spread was 2.27%, 2.15% and 2.33% for fiscal 2005, 2004 and 2003, respectively. The Company’s average interest rate spread increased in fiscal year 2005 primarily due to increases in the average yield earned on the Company’s interest-earning assets. In fiscal 2004 the Company’s average interest rate spread decreased primarily due to decreases in the average yield earned on the Company’s interest-earning assets. The Company’s net interest income continued to exceed its total other expenses in fiscal 2005 and 2004, and the Company intends to continue to manage its assets and liabilities in order to maintain its net interest income at levels in excess of total other expenses.

     Laurel Capital Group, Inc.
Management’s Discussion and Analysis (continued)

Provision for Loan Losses
Financial institutions are subject to the risk of loan losses as one of the costs of lending. While the Company recognizes as losses all loans that are determined to be uncollectible, experience dictates that at any point in time, losses may exist in the portfolio which cannot be specifically identified. As a result, a provision for such unidentifiable losses is established and charged against current earnings to represent management’s best estimate of such probable losses. The provision for loan losses amounted to $9,000 for fiscal 2005 and $12,000 for each fiscal 2004 and 2003. Such provisions were the result of an analysis of the allowance for loan losses performed in connection with a review of the Company’s loan portfolio.
At each June 30, 2005, 2004 and 2003 the allowance for loan losses was approximately $2.0 million. This amount represented 1.0%, 1.2% and 1.1% of the total loan portfolio at such dates.
Management conducts a review, at least quarterly, to determine that the allowance for loan losses is appropriate to absorb estimated loan losses. In determining the appropriate level of the allowance for loan losses, consideration is given to general economic conditions, diversification of loan portfolios, historic loss experience, identified credit problems, delinquency levels and adequacy of collateral. In consideration of the above, management has assessed the risks in the loan portfolio and has determined that no significant changes have occurred during the fiscal year ended June 30, 2005. However, the allowance for loan losses as a percentage of the loan portfolio has fluctuated due to the increase in total loans receivable from $173.3 million at June 30, 2004 to $209.7 million at June 30, 2005. This increase consisted primarily of one-to-four family loans that traditionally carry lower risk of loss. Non-performing loans decreased from $2.2 million at June 30, 2004 to $1.0 million at June 30, 2005 primarily due to the payoff of three loans totaling $933,000 during the fiscal year. Based on the above factors, management believes that the Company’s allowance for loan losses at June 30, 2005 is appropriate. Future additions to the reserve may be necessary due to changes in economic conditions and other factors. In addition, as an integral part of their periodic examination, certain regulatory agencies review the adequacy of the Bank’s allowance for loan losses and may direct the Bank to make additions to the allowance based on their judgement.
Other Income
Fees and service charges decreased by $20,000 or 1.84% in fiscal 2005 and increased by $265,000 or 32.2% in fiscal 2004. The decrease in fiscal 2005 reflects the net of a number of increases and decreases in various fees and services charges. Most notable was a $43,000 decrease in fees associated with nonsufficient funds which were partially offset by increases in loan fees as a result of increased loan origination during the year. The increase in fiscal 2004 was primarily the result of fees and service charges on accounts that were obtained in connection with the acquisition of SFSB Holding Company on March 28, 2003.
During fiscal 2005, the Company realized gains of $24,000 on the sale of investment securities and loans in its available for sale portfolio. Gains of $15,000 were recorded on the sale of investment securities and gains of $9,000 were recorded on the sale of loans held for sale. During fiscal 2004, the Company realized gains of $49,000 on the sale of investment and mortgage-backed securities and loans in its available for sale portfolio. Gains of $35,000 were recorded on the sale of investment and mortgage-backed securities and gains of $14,000 were recorded on the sale of loans held for sale.
Other income, including income from bank owned life insurance and other miscellaneous income and rents, amounted to $349,000, $372,000 and $86,000 in fiscal 2005, 2004 and 2003, respectively. The decrease in fiscal 2005 was primarily the result of a decrease in the income earned on bank owned life insurance of $30,000 which was partially offset by a $7,000 increase in other income. The increase in fiscal 2004 was predominantly the result of income earned on bank owned life insurance.

     Laurel Capital Group, Inc.
Management’s Discussion and Analysis (continued)

Operating Expenses
Compensation and employee benefits, which is the largest component of total operating expenses, increased by $35,000 or 1.2% in fiscal 2005 and $687,000 or 30.6% in fiscal 2004. The increase in fiscal 2005 was primarily due to normal salary and benefit increases. The increase in fiscal 2004 was largely attributable to increased staffing resulting from the acquisition of SFSB Holding Company on March 28, 2003 and the hiring of new employees during the fiscal year. Additionally, there were expenses related to the Supplemental Executive Retirement Plan and the Trustee Deferred Compensation/Retirement Plan which were implemented during fiscal year 2004.
Premises and occupancy expense increased $43,000 or 5.39% in fiscal 2005 and increased $170,000 or 27.1% in fiscal 2004. The increase in fiscal 2005 reflected increases in both furniture, fixtures and equipment expense and depreciation. The increase in fiscal 2004 resulted from maintaining and operating two additional branches as a result of the acquisition of SFSB Holding Company for an entire fiscal year. The largest contributors to the increase were furniture, fixtures and equipment expense and office building taxes.
Federal insurance premiums decreased $3,000 in fiscal 2005 and increased $2,000 in fiscal 2004. The fluctuations were due to changes in the average amount of deposits outstanding during the fiscal years. Average deposits outstanding are multiplied by a quarterly rate to determine the assessment amount. The quarterly rate represents the rate paid by SAIF insured institutions to support the interest payments on the Financing Corporation (“FICO”) Bonds.
The Company had net gains of $12,000 and $22,000 in fiscal 2005 and fiscal 2004, respectfully, related to real estate owned.
Data processing expenses increased by $5,000 or 1.2% in fiscal 2005 and increased $73,000 or 21.0% in fiscal 2004 compared to fiscal 2003. The increase in fiscal year 2004 was largely the result of operating for a full year on a new data processor. Also contributing to the increase in fiscal 2004 were costs associated with an increase in the number of accounts maintained by the data processor resulting from the acquisition of SFSB Holding Company.
Professional fees decreased by $24,000 or 8.11% in fiscal 2005 and increased by $138,000 or 87.3% in fiscal 2004. The decrease in fiscal 2005 was the result of a decrease in audit expenses which was to some extent offset by increases in legal expenses and professional and advisory fees. The increase in fiscal 2004 primarily related to increases in legal and auditing services provided in connection with the acquisition of SFSB Holding Company. Additionally, legal services were provided throughout the year with regard to benefit, employee and other corporate matters.
Other operating expenses, including the amortization of core deposit intangible, decreased $102,000 during fiscal 2005. The decrease consisted of a decrease in the amortization of the core deposit intangible of $54,000 and decreases in other operating expenses of $48,000. The most significant fluctuation in other operating expenses was a decrease in FHLB charges of $26,000 during the fiscal year. Other operating expenses increased $325,000 or 23.9% during fiscal 2004 primarily due to the amortization of the core deposit intangible associated with the acquisition of SFSB Holding Company.
Income Taxes
Income taxes increased $141,000 or 23.7% in fiscal 2005 and decreased $529,000 or 47.0% in fiscal 2004. The increase in fiscal 2005 was primarily the result of an increase in income before taxes. The decrease in fiscal 2004 was the result of the combined effect of a decrease in income before taxes and a decrease in the effective tax rate.
Net Income
Net income increased $362,000 or 21.5% in fiscal 2005 and decreased $847,000 or 33.4% in fiscal 2004. The increase in fiscal 2005 was due to a $532,000 increase in net interest income and a $36,000 decrease in other operating expenses partially offset by an increase in income tax expense of $141,000 and a decrease in other income of $68,000. The decrease in fiscal 2004 was due to a $1.4 million increase in

     Laurel Capital Group, Inc.
Management’s Discussion and Analysis (continued)

other operating expense and a $610,000 decrease in net interest income partially offset by a $585,000 increase in other income and a $529,000 decrease in income tax expense.
Off-Balance Sheet Arrangements
The Company, in the normal course of business, makes commitments to buy or sell assets or to incur or fund liabilities. Commitments include, but are not limited to:

•	the origination, purchase or sale of loans;
•	the purchase of investment securities;
•	the fulfillment of commitments under letters-of-credit on home equity lines of credit, construction loans, and predetermined overdraft protection limits; and
•	the commitment to fund withdrawals of certificates of deposit at maturity.
At June 30, 2005, the Bank’s off-balance sheet arrangements principally included lending commitments, which are described below. At June 30, 2005, the Company had no interests in non-consolidated special purpose entities.
At June 30, 2005, commitments included:

•	total approved loan origination commitments outstanding amounting to $2.5 million;
•	rate lock agreements with customers of $2.7 million;
•	unadvanced portion of construction loans of $3.3 million;
•	unused lines of credit of $4.1 million which included those designated for overdraft protection;
•	outstanding standby letters of credit of $30,000; and
•	certificates of deposit scheduled to mature in one year or less totaling $65.9 million.
Based on historical experience, management believes that a significant portion of maturing deposits will remain with the Bank. The Company anticipates that it will continue to have sufficient funds, through repayments, deposits and borrowings, to meet its current commitments.
Contractual Obligations
The Company is contractually obligated to make future minimum payments as follows:

	Less Than	1-3	3-5	More than
	1 year	years	years	5 years	Total

	(In Thousands)
Certificates of deposit maturities	$65,944	$52,837	$11,209	$22,483	$152,473
FHLB advances maturities	—	$3,000	$13,500	$5,102	$21,602
Liquidity And Capital Resources
The Company’s assets increased from $299.4 million at June 30, 2004 to $309.8 million at June 30, 2005 and decreased from $322.8 million at June 30, 2003 to $299.4 million at June 30, 2004. Stockholders’ equity increased from $27.1 million at June 30, 2004 to $27.8 million at June 30, 2005 and decreased from $27.7 million at June 30, 2003 to $27.1 million at June 30, 2004. At June 30, 2005, stockholders’ equity amounted to 9.0% of the Company’s total assets under generally accepted accounting principles (“GAAP”).
The Company is currently required to maintain Tier I (Core) capital equal to at least 4.0% of its adjusted total assets and Tier II (Supplementary) risk-based capital equal to at least 8.0% of its risk-weighted assets. At June 30, 2005, the Company substantially exceeded all of these requirements with Tier I and Tier II ratios of 7.91% and 16.59%, respectively.
During the fiscal years ended June 30, 2005, 2004 and 2003, the Company had positive cash flows from operating activities. Cash and cash equivalents decreased $14.7 million, decreased $25.8 million and increased $19.6 million for the fiscal years ended June 30, 2005, 2004 and 2003, respectively. See Consolidated Statements of Cash Flows.

     Laurel Capital Group, Inc.
Management’s Discussion and Analysis (continued)

Cash flows from operating activities for the periods covered by the Consolidated Statements of Cash Flows have been primarily related to net income and operations. Operating activities provided $3.1 million in cash in fiscal 2005, $3.3 million in cash in fiscal 2004 and $2.9 million of cash in fiscal 2003.
Investing activities used cash on a net basis of $25.8 million in fiscal 2005 and $4.8 million in fiscal 2004 and provided cash on a net basis of $19.5 million in fiscal 2003. For fiscal 2005, cash was used primarily to fund loan origination. This use of cash was offset to some extent by principal repayments and maturities of securities during the fiscal year. For fiscal 2004, cash was used primarily to purchase securities. This use of cash was partially offset by principal repayments and maturities of securities and a decrease in the loan portfolio. For fiscal 2003, cash was provided due to a decrease in the loan portfolio of $21.3 million and principal repayments and maturities of securities of $34.5 million. These decreases were partially offset by purchases of securities during fiscal 2003 of $30.8 million and deposits of $5.5 million with various insurance companies.
Cash flows from financing activities for the periods covered by the Consolidated Statements of Cash Flows have been primarily related to changes in deposits and borrowings. Financing activities provided $7.9 million of cash in fiscal 2005 primarily due to an increase in time deposits of $11.3 million. That increase was somewhat offset by a decrease of $2.6 million in demand and club accounts. Additionally, the Company paid dividends during the fiscal year amounting to $1.6 million. Financing activities used $24.2 million of cash in fiscal 2004 due to a decrease in time deposits of $15.2 million and a $4.2 million decrease in demand and club accounts. Additionally, FHLB advances decreased $3.1 million and dividends paid amounted to $1.5 million. Financing activities used $2.9 million of cash in fiscal 2003 due to a decrease in time deposits of $5.0 million and dividends paid of $1.4 million. These decreases were partially offset by an increase in demand and club accounts of $4.0 million.
The Company’s primary source of funds consists of deposits bearing market rates of interest, loan repayments and current earnings. Also, advances from the FHLB of Pittsburgh may be used on short-term basis to compensate for savings outflows or on a long-term basis to support lending and investment activities.
The Company uses its capital resources principally to meet its ongoing commitments to fund maturing certificates of deposit and deposit withdrawals, fund existing and continuing loan commitments, maintain its liquidity and meet operating expenses. At June 30, 2005, the Company had commitments to originate loans totaling $6.6 million. Scheduled maturities of certificates of deposit during fiscal 2006 totaled $65.9 million at June 30, 2005. Management believes that by evaluating competitive instruments and pricing in its market area, the Company can generally retain a substantial portion of its maturing certificates of deposit.
Impact Of Inflation And Changing Prices
The financial statements and related data presented herein have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company’s performance than the effect of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.
Critical Accounting Policies
Various elements of the Company’s accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. The estimates made with respect to the methodologies used to determine the allowance for loan losses is the Company’s most critical accounting estimate. Additionally, the Company considers the determination of other than temporary declines in market value and deferred tax assets to be critical in nature. Critical accounting estimates are significantly affected by management judgment and uncertainties and there is a likelihood

     Laurel Capital Group, Inc.
Management’s Discussion and Analysis (continued)

that materially different amounts would be reported under different, but reasonably plausible, conditions or assumptions.
The following is a description of the Company’s critical accounting estimates and an explanation of the methods and assumptions underlying their application.
Allowance for Loan Losses. The allowance for loan losses reflects the estimated losses resulting from the inability of the Company’s borrowers to make required loan payments. The allowance for loan losses is established through a provision for loan losses that is charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Subsequent recoveries are added to the allowance.
At least quarterly, management reviews the Company’s loan portfolio to determine if the allowance for loan losses is appropriate to absorb the estimated losses. In determining the appropriate level of the allowance for loan losses, consideration is given to general economic conditions, diversification of loan portfolios, historic loss experience, identified credit problems, delinquency levels and adequacy of collateral. In consideration of the above, management has assessed the risks in the loan portfolio and has determined that no significant changes have occurred during the fiscal year ended June 30, 2005. The level of the allowance for loan losses as a percentage of the loan portfolio has decreased from 1.17% at June 30, 2004 to 0.95% at June 30, 2005 primarily due to the increase in total loans receivable during the fiscal year. Although management believes that the current allowance for loan losses is appropriate, future additions to the reserve may be necessary due to changes in economic conditions and other factors. Historically, the Company’s estimates of the allowance for loan losses have not required significant adjustments from management’s initial estimates. Additionally, as an integral part of their periodic examination, certain regulatory agencies review the adequacy of the Bank’s allowance for loan losses and may direct the Bank to make additions to the allowance based on their judgment.
For additional information on the Company’s allowance for loan losses see Note 5 “Allowance for Loan Losses” on page 20 and the discussion on “Provision for Loan Losses” on page 43 herein.
Other Than Temporary Decline. Available for sale securities are reported at market value. At least quarterly, management reviews the available for sale portfolio and identifies all securities where the market value is less than the amortized cost. Each individual security is then reviewed taking into consideration criteria such as the magnitude and duration of the decline and the reasons underlying the decline to determine if such decline in market value is other than temporary. If the security is deemed other than temporarily impaired it is written down to the current market value and a corresponding charge to earnings is recognized. The Company did not recognize any other than temporary impairment losses on available for sale securities during the fiscal years ended June 30, 2005 or 2004.
Deferred Income Taxes. The Company uses the asset and liability method of accounting for income taxes as prescribed in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Using this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt about the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company exercises significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require the Company to make projections of future taxable income. The judgments and estimates the Company makes in determining its deterred tax assets, which are inherently subjective, are reviewed on an ongoing basis as regulatory and business factors change. A reduction in estimated future taxable income could require the Company to record a valuation allowance. Changes in the level of valuation allowances could result in increased income tax expense, and could negatively affect earnings.